Exhibit 4.8

Execution Version

BORROWER NAME:  FERROGLOBE PLC - SYNDICATED LNS

DEAL CUSIP: G3385UAA3

FACILITY CUSIP: G3385UAB1

$250,000,000 REVOLVING CREDIT FACILITY

CREDIT AGREEMENT

by and among

FERROGLOBE PLC,

as the Borrower

THE GUARANTORS PARTY HERETO

and

THE LENDERS PARTY HERETO

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

PNC BANK, NATIONAL ASSOCIATION, as Issuing Lender and Swing Loan Lender

PNC CAPITAL MARKETS LLC, CITIZENS BANK, NATIONAL ASSOCIATION and BMO

CAPITAL MARKETS CORP.,

as Joint Lead Arrangers and Bookrunners

CITIZENS BANK, NATIONAL ASSOCIATION, as Syndication Agent

BMO CAPITAL MARKETS CORP., as Documentation Agent

Dated as of February 27, 2018

TABLE OF CONTENTS

Page

1. CERTAIN DEFINITIONS	1
1.1 Certain Definitions.	1
1.2 Construction.	42
1.3 Accounting Principles; Changes in IFRS	42
1.4 Currency Calculations	43
1.5 Pro Forma Computations	43

2. REVOLVING CREDIT AND SWING LOAN FACILITIES	44
2.1 Revolving Credit Commitments.	44
2.1.1 Revolving Credit Loans; Optional Currency Loans.	44
2.1.2 Swing Loan Commitment.	44
2.2 Nature of Lenders’ Obligations with Respect to Revolving Credit Loans.	44
2.3 Commitment Fees.	44
2.4 Termination or Reduction of Revolving Credit Commitments.	45
2.5 Revolving Credit Loan Requests; Swing Loan Requests.	45
2.5.1 Revolving Credit Loan Requests.	45
2.5.2 Swing Loan Requests.	46
2.6 Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans.	46
2.6.1 Making Revolving Credit Loans.	46
2.6.2 Presumptions by the Administrative Agent	46
2.6.3 Making Swing Loans.	47
2.6.4 Repayment of Revolving Credit Loans	47
2.6.5 Borrowings to Repay Swing Loans.	47
2.6.6 Swing Loans Under Cash Management Agreements.	48
2.7 Notes.	48
2.8 Use of Proceeds	48
2.9 Letter of Credit Subfacility	48
2.9.1 Issuance of Letters of Credit	48
2.9.2 Letter of Credit Fees.	50
2.9.3 Disbursements, Reimbursement	50
2.9.4 Repayment of Participation Advances.	52
2.9.5 Documentation.	52
2.9.6 Determinations to Honor Drawing Requests.	52
2.9.7 Nature of Participation and Reimbursement Obligations.	53
2.9.8 Indemnity	54
2.9.9 Liability for Acts and Omissions.	54
2.9.10 Issuing Lender Reporting Requirements.	56
2.10 Defaulting Lenders	56
2.11 Utilization of Commitments in Optional Currencies.	58

(i)

2.11.1 Periodic Computations of Dollar Equivalent Amounts of Revolving Credit Loans that are Optional Currency Loans and Letters of Credit Outstanding; Repayment in Same Currency	58
2.11.2 European Monetary Union.	58
2.12 Extensions of the Expiration Date.	59
2.12.1 First Request; Approval by All Lenders.	59
2.12.2 Second Request; Approval by All Lenders.	59
2.12.3 Approval by Required Lenders.	60

3. Increase in Revolving Credit Commitments	60
3.1 Increasing Lenders and New Lenders.	60
3.2 Treatment of Outstanding Loans and Letters of Credit	61

4. INTEREST RATES	62
4.1 Interest Rate Options	62
4.1.1 Revolving Credit Interest Rate Options.	62
4.1.2 Swing Loan Interest	62
4.1.3 Rate Calculations; Rate Quotations.	62
4.2 Interest Periods	63
4.2.1 Amount of Borrowing Tranche	63
4.2.2 Renewals.	63
4.2.3 No Conversion of Optional Currency Loans.	63
4.3 Interest After Default	63
4.3.1 Letter of Credit Fees, Interest Rate	63
4.3.2 Other Obligations.	63
4.3.3 Acknowledgment	63
4.4 Rates Unascertainable; Illegality; Increased Costs; Deposits Not Available; Optional Currency Not Available	64
4.4.1 Unascertainable	64
4.4.2 Illegality; Increased Costs.	64
4.4.3 Optional Currency Not Available	64
4.4.4 Administrative Agent’s and Lender’s Rights.	64
4.5 Termination of LIBOR	65
4.6 Selection of Interest Rate Options	66

5. PAYMENTS	66
5.1 Payments.	66
5.2 Pro Rata Treatment of Lenders.	67
5.3 Sharing of Payments by Lenders.	67
5.4 Presumptions by Administrative Agent	68
5.5 Interest Payment Dates.	68
5.6 Voluntary Prepayments.	69
5.6.1 Right to Prepay	69
5.6.2 Reserved.	70
5.6.3 Designation of a Different Lending Office	70
5.7 Mandatory Prepayment for Currency Fluctuations	70
5.8 Increased Costs.	70

(ii)

5.8.1 Increased Costs Generally	70
5.8.2 Capital Requirements.	71
5.8.3 Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans.	71
5.8.4 Delay in Requests.	71
5.8.5 Additional Reserve Requirements.	71
5.9 Taxes.	72
5.9.1 Issuing Lender	72
5.9.2 Payments Free of Taxes.	72
5.9.3 Payment of Other Taxes by the Loan Parties.	73
5.9.4 Indemnification by the Loan Parties.	73
5.9.5 Indemnification by the Lenders.	74
5.9.6 VAT Reimbursement	74
5.9.7 VAT Indemnification.	74
5.9.8 Evidence of Payments.	74
5.9.9 Status of Lenders.	75
5.9.10 Treatment of Certain Refunds	75
5.9.11 Survival.	76
5.10 Indemnity	76
5.11 Settlement Date Procedures.	76
5.12 Currency Conversion Procedures for Judgments.	77
5.13 Indemnity in Certain Events	77

6. REPRESENTATIONS AND WARRANTIES	77
6.1 Representations and Warranties.	77
6.1.1 Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default	77
6.1.2 Subsidiaries and Owners; Investment Companies	78
6.1.3 Validity and Binding Effect	78
6.1.4 No Conflict; Material Agreements; Consents.	78
6.1.5 Litigation.	79
6.1.6 Financial Statements	79
6.1.7 Margin Stock.	80
6.1.8 Senior Debt Status.	80
6.1.9 Labor Matters.	80
6.1.10 Non-US Loan Parties.	80
6.1.11 Brokers, etc	81
6.1.12 Full Disclosure	82
6.1.13 Taxes.	82
6.1.14 Patents, Trademarks, Copyrights, Licenses, Etc	82
6.1.15 Liens in the Collateral	83
6.1.16 Insurance	83
6.1.17 Pension Compliance	83
6.1.18 Environmental Matters.	84
6.1.19 Solvency	84
6.1.20 Anti-Terrorism Laws.	85
6.1.21 Centre of Main Interests and Establishments.	85

(iii)

6.1.22 Anti-Corruption Law	85
6.2 Updates to Schedules.	85

7. CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT	85
7.1 First Loans and Letters of Credit	85
7.1.1 Deliveries.	85
7.1.2 No Material Adverse Change	87
7.1.3 Payment of Fees	87
7.2 Each Loan or Letter of Credit	88

8. COVENANTS	88
8.1 Affirmative Covenants.	89
8.1.1 Preservation of Existence, Etc	89
8.1.2 Payment of Liabilities, Including Taxes, Etc	89
8.1.3 Maintenance of Insurance	89
8.1.4 Maintenance of Properties.	89
8.1.5 Visitation Rights.	90
8.1.6 Keeping of Records and Books of Account	90
8.1.7 Compliance with Laws; Use of Proceeds.	90
8.1.8 Further Assurances.	90
8.1.9 Anti-Terrorism Laws; International Trade Law Compliance	90
8.1.10 Keepwell	91
8.1.11 Post-Closing Covenant	91
8.2 Negative Covenants.	91
8.2.1 Indebtedness.	91
8.2.2 Liens; Lien Covenants	94
8.2.3 [Reserved]	94
8.2.4 Loans, Guaranties and Investments.	94
8.2.5 Restricted Payments.	96
8.2.6 Liquidations, Mergers, Consolidations.	98
8.2.7 Dispositions of Assets or Subsidiaries.	99
8.2.8 Affiliate Transactions.	101
8.2.9 Subsidiaries, Partnerships and Joint Ventures.	101
8.2.10 Continuation of or Change in Business	104
8.2.11 Fiscal Year	104
8.2.12 [Reserved]	104
8.2.13 Changes in Organizational Documents	104
8.2.14 Capital Expenditures and Leases.	105
8.2.15 Sale and Leaseback Transactions	105
8.2.16 Maximum Net Total Leverage Ratio.	105
8.2.17 Minimum Interest Coverage Ratio.	105
8.2.18 UK Pensions.	105
8.2.19 Limitation on Negative Pledges.	105
8.3 Reporting Requirements.	106
8.3.1 Quarterly Financial Statements.	106
8.3.2 Annual Financial Statements.	106
8.3.3 Certificates of the Borrower	106

(iv)

8.3.4 Notices.	107

9. DEFAULT	108
9.1 Events of Default	108
9.1.1 Failure to Pay	108
9.1.2 Breach of Warranty	108
9.1.3 Reserved.	108
9.1.4 Breach of Negative Covenants, Visitation Rights or Anti-Terrorism Laws	108
9.1.5 Breach of Other Covenants.	109
9.1.6 Defaults under 2022 Notes or Other Agreements or Indebtedness	109
9.1.7 Final Judgments or Orders.	109
9.1.8 Loan Document Unenforceable	109
9.1.9 Uninsured Losses; Proceedings Against Assets.	109
9.1.10 Events Relating to Pension Plans and Multiemployer Plans.	109
9.1.11 Change of Control	110
9.1.12 Insolvency Proceedings.	110
9.2 Consequences of Event of Default	110
9.2.1 Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.	110
9.2.2 Bankruptcy, Insolvency or Reorganization Proceedings.	110
9.2.3 Set-off	110
9.2.4 Application of Proceeds	111

10. THE ADMINISTRATIVE AGENT	112
10.1 Appointment and Authority	112
10.2 Rights as a Lender	112
10.3 Exculpatory Provisions.	113
10.4 Reliance by Administrative Agent	113
10.5 Delegation of Duties.	114
10.6 Resignation of Administrative Agent	114
10.7 Non-Reliance on Administrative Agent and Other Lenders.	115
10.8 No Other Duties, etc	116
10.9 Administrative Agent’s Fee	116
10.10 Authorization to Release Collateral and Guarantors.	116
10.11 No Reliance on Administrative Agent’s Customer Identification Program	116
10.12 Agent for French Collateral Documents and Related Matters.	116

11. MISCELLANEOUS	117
11.1 Modifications, Amendments or Waivers.	117
11.1.1 Increase of Commitment	117
11.1.2 Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment	117
11.1.3 Release of Collateral or Guarantor	117
11.1.4 Miscellaneous.	117
11.2 No Implied Waivers; Cumulative Remedies.	118
11.3 Expenses; Indemnity; Damage Waiver	118
11.3.1 Costs and Expenses.	118

(v)

11.3.2 Indemnification by the Borrower	119
11.3.3 Reimbursement by Lenders.	120
11.3.4 Waiver of Consequential Damages, Etc	120
11.3.5 Payments.	120
11.4 Holidays.	120
11.5 Notices; Effectiveness; Electronic Communication.	121
11.5.1 Notices Generally	121
11.5.2 Electronic Communications.	121
11.5.3 Change of Address, Etc	121
11.6 Severability	121
11.7 Duration; Survival	122
11.8 Successors and Assigns	122
11.8.1 Successors and Assigns Generally	122
11.8.2 Assignments by Lenders.	122
11.8.3 Register	124
11.8.4 Participations.	124
11.8.5 Certain Pledges; Successors and Assigns Generally	125
11.9 Confidentiality	126
11.9.1 General	126
11.9.2 Sharing Information With Affiliates of the Lenders.	126
11.10 Counterparts; Integration; Effectiveness	127
11.10.1 Counterparts; Integration; Effectiveness	127
11.11 CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL	127
11.11.1 Governing Law	127
11.11.2 SUBMISSION TO JURISDICTION	127
11.11.3 WAIVER OF VENUE.	128
11.11.4 SERVICE OF PROCESS	128
11.11.5 WAIVER OF JURY TRIAL	128
11.12 USA PATRIOT Act Notice	129
11.13 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.	129
11.14 Replacement of a Lender	129

12. THE UK SECURITY TRUSTEE	130
12.1 UK Security Trustee as Trustee	130
12.2 Enforcement through UK Security Trustee only	131
12.3 Instructions	131
12.4 Duties of the UK Security Trustee	132
12.5 No Fiduciary Duties to the Borrower	132
12.6 No Duty to Account	133
12.7 Business with the Borrower and its Subsidiaries.	133
12.8 Rights and Discretions.	133
12.9 Responsibility for Documentation.	134
12.10 No Duty to Monitor	135
12.11 Exclusion of Liability	135
12.12 Secured Parties' indemnity to the UK Security Trustee	136
12.13 Resignation of the UK Security Trustee	137

(vi)

12.14 Confidentiality	137
12.15 Information from the Secured Parties.	137
12.16 Credit Appraisal by the Lenders.	138
12.17 No responsibility to perfect UK Collateral	138
12.18 Insurance by UK Security Trustee	139
12.19 Custodians and nominees.	139
12.20 Delegation by the UK Security Trustee	139
12.21 Additional UK Security Trustees	139
12.22 Acceptance of title	140
12.23 Winding up of trust	140
12.24 Releases	140
12.25 Powers supplemental to Trustee Acts.	140
12.26 Disapplication of Trustee Acts	140
12.27 Section 12 Governing Law	141

13. THE SPANISH SECURITY AGENT	141
13.1 Appointment of the Spanish Security Agent	141
13.2 Power of Attorney	141
13.3 Duties of the Spanish Security Agent	141
13.4 No fiduciary duties.	142
13.5 Instructions to Spanish Security Agent and Exercise of Discretion.	142
13.6 No Responsibility to perfect security	142
13.7 Spanish Security Agent's Actions.	143
13.8 Spanish Security Agent's Discretions	143
13.9 Spanish Security Agent's Obligations.	143
13.10 Excluded Obligations.	143
13.11 Exclusion of Liability	144
13.12 Own Responsibility	144
13.13 Acceptance of Title	145
13.14 Release of rights	145

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(A)	-	PRICING GRID
SCHEDULE 1.1(B)	-	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(D)	-	INITIAL DOMESTIC GUARANTORS
SCHEDULE 1.1(E)	-	EXISTING LETTERS OF CREDIT
SCHEDULE 1.1(F)	-	INITIAL FOREIGN GUARANTORS
SCHEDULE 1.1(H)	-	PERMITTED HOLDERS
SCHEDULE 1.1(P)	-	EXISTING LIENS
SCHEDULE 6.1.2	-	SUBSIDIARIES

(vii)

SCHEDULE 7.1.1	-	OPINION OF COUNSEL
SCHEDULE 8.1.3	-	INSURANCE REQUIREMENTS RELATING TO COLLATERAL
SCHEDULE 8.1.11	-	POST-CLOSING MATTERS
SCHEDULE 8.2.1	-	EXISTING INDEBTEDNESS
SCHEDULE 8.2.4	-	EXISTING INVESTMENT COMMITMENTS
SCHEDULE 8.2.8	-	AFFILIATE TRANSACTIONS

EXHIBITS

EXHIBIT 1.1(A)	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(G)(1)	-	GUARANTOR JOINDER
EXHIBIT 1.1(G)(2)	-	GUARANTY AGREEMENT
EXHIBIT 1.1(I)(2)	-	INTERCOMPANY SUBORDINATION AGREEMENT
EXHIBIT 1.1(N)(1)	-	REVOLVING CREDIT NOTE
EXHIBIT 1.1(N)(2)	-	SWING LOAN NOTE
EXHIBIT 1.1(IP)	-	PATENT, TRADEMARK AND COPYRIGHT SECURITY AGREEMENT
EXHIBIT 1.1(P)(1)	-	UK PLEDGE AGREEMENT
EXHIBIT 1.1(P)(2)	-	SPANISH PLEDGE AGREEMENT
EXHIBIT 1.1(P)(3)	-	FRENCH PLEDGE AGREEMENT
EXHIBIT 1.1(S)(1)	-	US SECURITY AGREEMENT
EXHIBIT 1.1(S)(2)	-	UK SECURITY AGREEMENT
EXHIBIT 1.1(S)(3)	-	SPANISH SECURITY AGREEMENT
EXHIBIT 2.5.1	-	LOAN REQUEST
EXHIBIT 2.5.2	-	SWING LOAN REQUEST
EXHIBIT 3.1	-	NEW LENDER JOINDER
EXHIBIT 8.3.3	-	QUARTERLY COMPLIANCE CERTIFICATE

(viii)

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (as hereafter amended, this “Agreement”) is dated as of February 27, 2018 and is made by and among:

(i)    FERROGLOBE PLC, a public limited company organized under the laws of England and Wales with a registered address at 5 Fleet Place, London EC4M 7RD, United Kingdom and registered number 09425113 (the “Borrower”);

(ii)    each of the GUARANTORS (as hereinafter defined) party hereto from time to time;

(iii)   each of the LENDERS (as hereinafter defined) party hereto from time to time;

(iv)  PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders under this Agreement (in such capacity as the “Administrative Agent”);

(v)   PNC BANK, NATIONAL ASSOCIATION, in its capacity as an Issuing Lender (hereinafter defined); and

(vi)  PNC BANK, NATIONAL ASSOCIATION, in its capacity as Swing Loan Lender (hereinafter defined).

The Borrower has requested the Lenders to provide a revolving credit facility to the Borrower in an aggregate principal amount not to exceed $250,000,000 (subject to increase as set forth herein). In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1.          CERTAIN DEFINITIONS

1.1       Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

2022 Indenture shall mean the Indenture dated February 15, 2017 among the Borrower and Globe, as issuers thereunder, certain guarantors party thereto and Wilmington Trust, National Association, as trustee, registrar, transfer agent and paying agent (as amended, replaced or otherwise modified pursuant to this Agreement).

2022 Notes shall mean the 9.375% promissory notes due March 1, 2022 issued by the Borrower and Globe pursuant to, and governed by, the 2022 Indenture.

Administrative Agent shall mean PNC Bank, National Association, and its successors and assigns, in its capacity as administrative agent hereunder.

Administrative Agent’s Fee shall have the meaning specified in Section 10.9 [Administrative Agent’s Fee].

Administrative Agent’s Letter shall have the meaning specified in Section 10.9 [Administrative Agent’s Fee].

Affiliate as to any Person shall mean any other Person (a) which directly or indirectly controls, is controlled by, or is under common control with such Person, (b) which beneficially owns or holds 20% or more of any class of the voting or other equity interests of such Person, or (c) 20% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

Aggregate Asset Percentage shall mean the percentage obtained by dividing (a) the sum of the assets of the Loan Parties, less (i) goodwill; (ii) intercompany accounts receivable from Guarantors; (iii) investments in Guarantors; (iv) receivables from Related Parties; (v) the portion of assets attributable to minority equity holders in a Guarantor; and (vi) assets attributable to the hydropower operations of FerroAtlantica, by (b) consolidated total assets of the Borrower and its Subsidiaries, less (i) goodwill; (ii) the assets attributable to the Alloy, West Virginia and Becancour, Canada facilities, which are jointly held with Dow Corning; and (iii) assets attributable to the hydropower operations of FerroAtlantica and Hidro Nitro Española, S.A.

Aggregate EBITDA Percentage shall mean the percentage obtained by dividing (a) the sum of the unconsolidated EBITDA of the Loan Parties, less (i) the portion of unconsolidated EBITDA attributable to minority equity holders in a Guarantor and (ii) unconsolidated EBITDA attributable to the hydropower operations of FerroAtlantica, by (b) Consolidated EBITDA, less the portion thereof attributable to (i) the Alloy, West Virginia and Becancour, Canada facilities, which are jointly held with Dow Corning; (ii) minority equity holders in a Guarantor; and (iii) the hydropower operations of FerroAtlantica and Hidro Nitro Española, S.A. The computation of “unconsolidated EBITDA” under clause (a) hereof, shall be made, to the extent applicable, in a manner consistent with the definition of Consolidated EBITDA, as if the Loan Party in question were the Borrower thereunder but, as to each such Loan Party, not on a consolidated basis.

Aggregate Sales Percentage shall mean the percentage obtained by dividing (a) the sum of the unconsolidated external sales of the Loan Parties, less (i) the portion of sales attributable to minority equity holders in a Guarantor and (ii) sales attributable to the hydropower operations of FerroAtlantica, by (b) consolidated sales of the Borrower and its Subsidiaries, less (i) sales from the Alloy, West Virginia and Becancour, Canada facilities, which are jointly held with Dow Corning; (ii) the portion of sales attributable to minority equity holders in a Guarantor; and (iii) sales attributable to the hydropower operations of FerroAtlantica and Hidro Nitro Española, S.A.

Agreed Guaranty Principles shall mean:

(a)     other than with respect to US Subsidiaries, all upstream and cross-stream guaranties must be limited by corporate benefit restrictions if so applicable and required;

(b)     other than with respect to US Subsidiaries, all guaranties must be limited by financial assistance restrictions if so applicable and required;

(c)     all guaranties must be limited to the extent necessary in order to avoid any personal civil or criminal liability of any director or officer arising as a result of providing such guaranty or such guaranty being enforced by the holders of the Notes;

(d)     all guaranties must be limited to the extent necessary to avoid any breach of fraudulent conveyance or preference, thin capitalization rules or any other general statutory laws or regulations (or analogous restrictions) of any applicable jurisdiction; and

(e)     no guaranty shall be given to the extent it would result in costs that are disproportionate to the benefit obtained by the beneficiaries of such guaranty (as reasonably determined by the Administrative Agent).

For the avoidance of doubt, for the purposes of this definition, “cost” includes, but is not limited to, income tax cost, registration taxes payable on the granting or enforcement of any guarantee, stamp duties, out-of-pocket expenses, and other fees and expenses directly incurred by the relevant guarantor or any of its direct or indirect owners, subsidiaries or Affiliates.

Agreed Security Principles shall mean that no Lien shall be created or perfected to the extent that it would:

(a)     other than with respect to US Subsidiaries, result in any breach of corporate benefit, financial assistance, fraudulent preference or thin capitalization laws or regulations (or analogous restrictions) of any applicable jurisdiction;

(b)     result in a significant risk to the officers of the relevant grantor of the Lien of contravention of their fiduciary duties and/or of civil or criminal liability; or

(c)     result in costs that are disproportionate to the benefit obtained by the beneficiaries of such Lien (as reasonably determined by the Administrative Agent).

For the avoidance of doubt, for the purposes of this definition, “cost” includes, but is not limited to, income tax cost, registration taxes payable on the creation or enforcement or for the continuance of any Lien, stamp duties, out-of-pocket expenses, and other fees and expenses directly incurred by the relevant grantor of Liens or any of its direct or indirect owners, subsidiaries or Affiliates.

Anti-Terrorism Laws shall mean, as to any Person, any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, in each case, applicable to such Person, all as amended, supplemented or replaced from time to time, including but not limited to any law or regulation or other restrictive measure and administered or enforced from time to time by the United Nations Security Council, the European Union or any of its member states’ governments, (following it ceasing to be a member state of the European Union) the United Kingdom and the Office of Foreign Assets Control.

Applicable Commitment Fee Rate shall mean one-half percent (0.50%) per annum.

Applicable Letter of Credit Fee Rate shall mean the percentage rate per annum based on the Net Total Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Letter of Credit Fee.”

Applicable Margin shall mean, as applicable:

(a)     the percentage spread to be added to the Base Rate applicable to Revolving Credit Loans under the Base Rate Option based on the Net Total Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit Base Rate Spread”, or

(b)     the percentage spread to be added to the Euro-Rate applicable to Revolving Credit Loans under the Euro-Rate Option based on the Net Total Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit Euro-Rate Spread”.

Approved Fund shall mean any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Arranger shall mean each of PNC Capital Markets LLC, Citizens Bank, National Association and BMO Capital Markets Corp. in its capacities as joint lead arranger and bookrunner in connection with this Agreement and the credit and loan facilities contemplated hereby and its respective successors and assigns in such capacities.

Asset Sale shall mean any direct or indirect sale, lease, transfer, conveyance and other disposition (or series of related sales, leases, transfers, conveyances or other dispositions) by the Borrower or any of its Subsidiaries to any Person (other than a Loan Party or by a Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party) of (a) any of the Equity Interests of any of the Borrower’s Subsidiaries, (b) all or substantially all of the assets of any division or line of business of the Borrower or any of its Subsidiaries or (c) any other assets (whether tangible or intangible) of the Borrower or any of its Subsidiaries, other than (i) assets sold in the ordinary course of business, (ii) Permitted Investments in the ordinary course of business, (iii) sales, assignments, discounts, transfers or dispositions of accounts or notes (including for less than the face value thereof) in the ordinary course of business for purposes of compromise or collection and (iv) any such other assets to the extent that the aggregate fair market value of such assets sold in any single transaction or related series of transactions is equal to

$35,000,000 or less.

Assignment and Assumption Agreement shall mean an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 11.8 [Successors and Assigns], in substantially the form of Exhibit 1.1(A).

Authorized Officer shall mean, with respect to any Loan Party, the Chief Executive Officer, President, Chief Financial Officer, Treasurer or Assistant Treasurer of such Loan Party, any manager or the members (as applicable) in the case of any Loan Party which is a limited liability company, or such other individuals, designated by written notice to the Administrative

Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of such Loan Party required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

Bail-In Action shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Bail-In Legislation shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

Base Rate shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Fed Overnight Bank Funding Rate, plus fifty basis points (0.50%), (b) the Prime Rate, and (c) the Daily LIBOR Rate, plus 100 basis points (1.00%). Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. Notwithstanding the foregoing, if the Base Rate as determined in the manner provided for above would be less than zero percent (0.00%) per annum, such rate shall be deemed to be zero percent (0.00%) per annum for purposes of this Agreement.

Base Rate Option shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 4.1.1(a) [Revolving Credit Base Rate Options].

Borrower shall mean Ferroglobe PLC, a public limited company organized under the laws of England and Wales with a registered address at 5 Fleet Place, London EC4M 7RD, United Kingdom and registered number 09425113, and its permitted successors and assigns.

Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

Borrowing Tranche shall mean specified portions of Loans outstanding as follows:

(a) any Loans to which a Euro-Rate Option applies which are in Dollars or in the same Optional Currency advanced under the same Loan Request by the Borrower and which have the same Interest Period shall constitute one Borrowing Tranche, and (b) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.

Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania and if the applicable Business Day relates to any Loan to which the Euro-Rate Option applies, such day must also be a day on which dealings are carried on in the Relevant Interbank Market.

Capital Expenditures shall mean for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under IFRS on a consolidated balance sheet of such

Person, excluding (i) any such expenditures made to restore, replace or rebuild assets to the condition of such assets immediately prior to any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, such assets to the extent such expenditures are made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such casualty, damage, taking, condemnation or similar proceeding and (ii) any such expenditures constituting Permitted Acquisitions or any other acquisition of all the Equity Interests in, or all or substantially all the assets of (or the assets constituting a business unit, division, product line or line of business of) any Person. Capital Expenditures for any such period shall include the principal portion of Capital Lease Obligations or Synthetic Lease Obligations paid by any such Person in any such period.

Capital Lease Obligations shall mean the obligations of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal, immovable or movable, property, or a combination thereof, which obligations are required to be accounted for as capital leases on a balance sheet of such Person in accordance with IFRS, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with IFRS.

Cash shall mean money, currency or a credit balance in a Deposit Account.

Cash Collateralize shall mean to pledge and deposit with or deliver to Administrative Agent, for the benefit of the Issuing Lender and the Lenders having Revolving Credit Commitments, as collateral for the Letter of Credit Obligations, Cash pursuant to documentation reasonably satisfactory to Administrative Agent and the Issuing Lender (which documents are hereby consented to by such Lenders) in an amount equal to one hundred three percent (103%) of such Letter of Credit Obligations. Such Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts of the Borrower or a Loan Party at PNC (or the bank that is the successor Administrative Agent). “Cash Collateral” shall have the correlative meaning.

Cash Management Agreements shall have the meaning specified in Section 2.6.6 [Swing Loans Under Cash Management Agreements].

CEA shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

CFTC shall mean the Commodity Futures Trading Commission.

Change in Law shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (ii) all requests, rules, regulations, guidelines, interpretations or directives  promulgated  by the  Bank  for  International  Settlements, the Basel

Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

Change of Control shall mean (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Permitted Holders, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than thirty-five percent (35%) of the issued and outstanding Equity Interests of the Borrower, which Equity Interests, at such time, amount to more of the issued and outstanding Equity Interests of the Borrower than those held by the Permitted Holders, (b) the Borrower shall cease to own, directly or indirectly through Wholly Owned Subsidiaries, one hundred percent (100%) of the issued and outstanding Equity Interests of Globe, or (c) the Borrower shall cease to own, directly or indirectly through Wholly Owned Subsidiaries, one hundred percent (100%) of the issued and outstanding Equity Interests of each of Grupo, FerroAtlántica and FerroPem.

CIP Regulations shall have the meaning specified in Section 10.11 [No Reliance on Administrative Agent’s Customer Identification Program].

Closing Date shall mean the Business Day on which the first Loan shall be made, which, subject to the provisions of Section 7 [Conditions of Lending and Issuance of Letters of Credit], shall be February 27, 2018.

Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

Collateral shall mean (a) the collateral under (i) a Security Agreement, (ii) a Pledge Agreement, (iii) a Patent, Trademark and Copyright Security Agreement or (iv) any other Collateral Document or (b) any Cash collateral referred to in the definition of Cash Collateralize.

Collateral Document shall mean (a) each of each Patent, Trademark and Copyright Security Agreement, each Pledge Agreement, and each Security Agreement, including the UK Collateral Documents and the Spanish Collateral Documents, and (b) each other agreement, instrument or document delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Administrative Agent, the UK Security Trustee or the Spanish Security Agent, on behalf of the Lenders, a Lien on any property of such Loan Party as security for the Obligations, each of which under this clause (b) shall be in form and substance reasonably satisfactory to Administrative Agent.

Commitment shall mean as to any Lender its Revolving Credit Commitment and, in the case of the Swing Loan Lender, its Swing Loan Commitment, and Commitments shall mean the aggregate of the Revolving Credit Commitments and Swing Loan Commitment of all of the Lenders.

Commitment Fee shall have the meaning specified in Section 2.3 [Commitment Fees].

Compliance Certificate shall have the meaning specified in Section 8.3.3 [Certificate of the Borrower].

Computation Date shall have the meaning specified in Section 2.11.1 [Periodic Computations of Dollar Equivalent amounts of Revolving Credit Loans and Letters of Credit Outstanding, Etc.].

Connection Income Taxes shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

Consolidated Cash Interest Expense shall mean, for any period, Consolidated Interest Expense for such period, less the sum for such period of (a) interest on any Indebtedness paid by the increase in the principal amount of such Indebtedness including by issuance of additional Indebtedness of such kind or the accretion or capitalization of interest as principal and

(b)   items described in clause (c) of the definition of “Consolidated Interest Expense”. For purposes of calculating Consolidated Cash Interest Expense for any period, if during such period, the Borrower or any of its Subsidiaries shall have consummated a Material Acquisition or a Material Disposition, Consolidated Cash Interest Expense for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.5 [Pro Forma Computations].

Consolidated EBITDA for any period of determination shall mean Consolidated Net Income for such period, (a) plus, without duplication, and in each case only to the extent (and in the same proportion) deducted or not included in determining such Consolidated Net Income:

(i)    Consolidated Interest Expense,

(ii)   the amortization expense of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with IFRS,

(iii)  the depreciation expense of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with IFRS,

(iv)  the income and franchise tax expense, including other similar taxes measured on income or revenues, of the Borrower and its Subsidiaries, for such period, determined on a consolidated basis in accordance with IFRS,

(v)   non-cash employee or director compensation expense in the form of Equity Interests of the Borrower;

(vi)  fees and out-of-pocket expenses incurred in connection with any proposed or actual issuance of any Equity Interests or Indebtedness or any proposed or actual acquisitions, Investments, and Asset Sales permitted under the Loan Documents;

(vii) proceeds of business interruption insurance to the extent not included in Consolidated Net Income;

(viii) customary and reasonable fees, commissions and other out-of-pocket expenses in connection with the preparation and negotiation of the Loan Documents and the consummation of the transactions contemplated thereby and in connection with any other Indebtedness permitted under this Agreement;

(ix)  commissions, discounts, yield and other fees and expenses (including interest expense) related to any Permitted Securitization Arrangements; and

(x)   any other non-cash charges (excluding the amortization of a prepaid cash item that was paid in a prior period or any write-down or write off of, or reserve for, inventory for such period), provided that if any non-cash charge represents an accrual of a reserve for cash charges in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in the period so made;

(b) minus, the aggregate amount of all non-cash gains increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period.

For purposes of calculating Consolidated EBITDA for any period, if during such period, the Borrower or any of its Subsidiaries shall have consummated a Material Acquisition or a Material Disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.5 [Pro Forma Computations].

Consolidated Interest Expense shall mean, for any period, the total consolidated interest expense of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with IFRS, plus, without duplication:

(a)    imputed interest on Capital Lease Obligations and Synthetic Lease Obligations of the Borrower and its Subsidiaries for such period;

(b)    commissions, discounts and other fees and charges owed by the Borrower or any of its Subsidiaries with respect to the Letters of Credit and other letters of credit securing financial obligations, bankers’ acceptance financing, receivables financings and similar credit transactions for such period;

(c)    amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by the Borrower or any of its Subsidiaries for such period;

(d)    cash contributions to any employee stock ownership plan or similar trust made by the Borrower or any of its Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Borrower or any of its Wholly Owned Subsidiaries) in connection with Indebtedness incurred by such plan or trust for such period;

(e)    all interest paid or payable with respect to discontinued operations of the Borrower or any of its Subsidiaries for such period;

(f)    the interest portion of any payment obligations of the Borrower or any of its Subsidiaries for such period deferred for payment at any future time, whether or not such future payment is subject to the occurrence of any contingency, and includes the interest portion of any and all payments representing the purchase price and any assumptions of Indebtedness and/or contingent obligations and any so-called earn-out obligations; and

(g)    all fees payable under the Loan Documents, including without limitation the Letter of Credit Fee, the Commitment Fee and the Administrative Agent’s Fee.

Consolidated Net Income shall mean, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with IFRS; provided that there shall be excluded from computation of such net income (to the extent otherwise included therein), without duplication:

(a)    the net income (or loss) of any Person (other than a Loan Party) that is not a consolidated Subsidiary of the Borrower, except to the extent that cash in an amount equal to any such income has actually been received by the Borrower or any of its consolidated Subsidiaries during such period;

(b)    the proportionate portion of the net income (or loss) of any consolidated Subsidiary that is not a Wholly Owned Subsidiary (including, but without duplication, sums described in clause (a) above received by such consolidated Subsidiary) that is attributable to the Equity Interests of such consolidated Subsidiary that are not owned by the Borrower or a Subsidiary of the Borrower;

(c)    earnings or losses resulting from any reappraisal, revaluation, write-up or write-down of assets; and

(d)    non-cash gains or losses attributable to (1) the mark-to-market valuation of Interest Rate Hedges, Foreign Currency Hedges or other hedges or derivative instruments that would otherwise be included in the computation of net income or loss under IFRS or (2) currency translations between different currencies applicable thereto, in each case, to the extent the cash impact resulting from any such gain or loss has not been realized).

Consolidated Secured Indebtedness shall mean as of any date of determination the aggregate, without duplication, of the principal amount of Indebtedness of the Borrower and its Subsidiaries that is secured by a Lien on any asset of the Borrower or any of its Subsidiaries.

Covered Entity shall mean (a) the Borrower, all Guarantors and each of the Borrower’s other Subsidiaries and all pledgors of Collateral, and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

Daily LIBOR Rate shall mean, for any day, the rate per annum determined by the Administrative Agent as the Published Rate, as adjusted for any additional costs pursuant to Section 5.8.5(ii) [Additional Reserve Requirements]. Notwithstanding the foregoing, if the Daily LIBOR Rate as determined in the manner provided for above would be less than zero percent (0.00%) per annum, such rate shall be deemed to be zero percent (0.00%) per annum for purposes of this Agreement.

Defaulting Lender shall mean, subject to the last paragraph of Section 2.10, any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Loans or (iii) pay over to the Administrative Agent, the Issuing Lender, PNC (as the Swing Loan Lender) or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) or clause (ii) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c)   has failed, within two Business Days after request by the Administrative Agent or the Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s or the Borrower’s receipt of such certification in form and substance satisfactory to the Administrative Agent or the Borrower, as the case may be, (d) has become the subject of a Bankruptcy Event, (e) has, or has a direct or indirect parent company that has, become the subject of a Bail-in Action or (f) has failed at any time to comply with the provisions of Section 5.3 [Sharing of Payments by Lenders] with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share of such payments due and payable to all of the Lenders.

As used in this definition and in Section 2.10 [Defaulting Lenders], the term “Bankruptcy Event” means, with respect to any Person, such Person or such Person’s direct or indirect parent company becoming the subject of a bankruptcy or insolvency proceeding, or having had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by an Official Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Official Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

Deposit Account shall mean a “deposit account” as defined in Article 9 of the UCC. Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.

Dollar Equivalent shall mean, with respect to any amount of any currency, as of any Computation Date, the Equivalent Amount of such currency expressed in Dollars.

Drawing Date shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].

EEA Financial Institution shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

EEA Member Country shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Effective Date shall mean the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

Eligible Contract Participant shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

Eligibility Date shall mean, with respect to each Loan Party and each Swap, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any other Loan Document is then in effect with respect to such Loan Party, and otherwise it shall be the Effective Date of this Agreement and/or such other Loan Document(s) to which such Loan Party is a party).

Environmental Laws shall mean all applicable federal, state, local, tribal, territorial and foreign Laws pertaining or relating to: (a) pollution or pollution control; (b) protection of human health from exposure to toxic or hazardous substances; (c) protection of the environment and/or natural resources; (d) employee safety in the workplace; (e) the use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of toxic or hazardous substances; (f) the presence of contamination; (g) the protection of endangered or threatened species; and (h) the protection of environmentally sensitive areas.

Equity Interests shall mean (a) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person or (b) any warrants, options or other rights to acquire any such shares or interests described in clause (a).

Equivalent Amount shall mean, at any time, as determined by Administrative Agent (which determination shall be conclusive absent manifest error), with respect to an amount of any currency (the “Reference Currency”) which is to be computed as an equivalent amount of another currency (the “Equivalent Currency”), the amount of such Equivalent Currency converted from such Reference Currency at Administrative Agent’s rate (based on the market rates then prevailing and available to Administrative Agent) for such Equivalent Currency for such Reference Currency at a time determined by Administrative Agent on the second Business Day immediately preceding the event for which such calculation is made.

Equivalent Currency shall have the meaning specified in the definition of “Equivalent Amount”.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

ERISA Event shall mean (a) with respect to a Pension Plan, a reportable event under Section 4043 of ERISA as to which event (after taking into account notice waivers provided for in the regulations) there is a duty to give notice to the PBGC; (b) a withdrawal by Globe or any member of the ERISA Group from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Globe or any member of the ERISA Group from a Multiemployer Plan, notification that a Multiemployer Plan is in reorganization, or occurrence of an event described in Section 4041A(a) of ERISA that results in the termination of a Multiemployer Plan; (d) the filing of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan amendment as a termination under Section 4041(e) of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Globe or any member of the ERISA Group.

ERISA Group shall mean, at any time, Globe and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with Globe, are treated as a  single  employer  under  Section 414 of the Code or Section 4001(b)(1) of ERISA.

EU Bail-In Legislation Schedule shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

EU Plan Event  shall mean, with respect to a Loan Party that is a French Person or a Spanish Person, (a) receipt from an Official Body of a claim of violation of, as applicable, the French Pension Laws or the Spanish Pension Laws or (b) the imposition of any liability for violation of or failure to comply with, as applicable, the French Pension Laws or the Spanish Pension Laws.

Euro shall refer to the lawful currency of the Participating Member States.

Euro-Rate shall mean the following:

(a)   with respect to the U.S. Dollar Loans comprising any Borrowing Tranche to which the Euro-Rate Option applies for any Interest Period, the interest rate per annum determined by the Administrative Agent as the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. Dollar deposits are offered by leading banks in the London interbank deposit market), rounded upwards, if necessary, to the nearest 1/100th of 1% per annum (with .005% being rounded up), or the rate which is quoted by another source selected by the Administrative Agent as an authorized information vendor for the purpose of displaying rates at which U.S. Dollar deposits are offered by leading banks in the London interbank deposit market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the Relevant Interbank Market offered rate for U.S. Dollars for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period, in each case which determination shall be conclusive absent manifest error;

(b)   with respect to Optional Currency Loans in Euros or British Pounds Sterling comprising any Borrowing Tranche for any Interest Period, the interest rate per annum determined by the Administrative Agent as the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which deposits of the relevant Optional Currency is offered by leading banks in the London interbank deposit market), rounded upwards, if necessary, to the nearest 1/100th of 1% (with .005% being rounded up) per annum, or the rate which is quoted by another source selected by the Administrative Agent as an authorized information vendor for the purpose of displaying rates at which such applicable Optional Currencies are offered by leading banks in the London interbank deposit market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the Relevant Interbank Market offered rate for deposits in Euros or British Pounds Sterling for an amount comparable to the principal amount of such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period. The Administrative Agent shall give prompt notice to the Borrower of the Euro-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error;

(c)   with respect to Optional Currency Loans in any other Optional Currency, the rate per annum designated with respect to such Optional Currency at the time such Optional

Currency is approved by the Administrative Agent and Lenders pursuant to Section 2.11.2(c) [Requests for Additional Optional Currencies]; or

(d)   With respect to any Loans available at a Euro-Rate, if at any time, for any reason, the source(s) for the Euro-Rate described above for the applicable currency or currencies is no longer available, then, subject to the provisions of Section 4.5 [Termination of LIBOR], the Administrative Agent may determine a comparable replacement rate (or a replacement rate, plus a spread or margin, in order to attain such comparability) at such time (which determination shall be conclusive absent manifest error).

(e)   Notwithstanding the foregoing, if the Euro-Rate as determined in the manner provided for above would be less than zero percent (0.00%) per annum, such rate shall be deemed to be zero percent (0.00%) per annum for purposes of this Agreement.

Euro-Rate Option shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 4.1.1(b) [Revolving Credit Euro-Rate Option].

Event of Default shall mean any of the events described in Section 9.1 [Events of Default] and referred to therein as an “Event of Default.”

Excluded Hedge Liability or Liabilities shall mean, with respect to each Guarantor, each of its Swap Obligations if, and only to the extent that, all or any portion of the Guaranty by such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Guarantor’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for the Swap under which such Swap Obligations arise. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such Guaranty or Lien is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap, (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a Lien would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the Guaranty but not for purposes of the grant of the Lien, and (c) if there is more than one Guarantor executing this Agreement or the other Loan Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to

(i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

Excluded Taxes shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any United Kingdom withholding tax (except to the extent resulting from a Change in Law) that would have been compensated for by an increased payment under Section 5.9.2 but was not so compensated because of one of the exclusions in Section 5.9.2(a) applied, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.9.9 [Status of Lenders], and (d) any U.S. federal withholding Taxes imposed under FATCA (except to the extent imposed due to the failure of the Borrower to provide documentation or information to the IRS).

Existing Credit Agreement shall mean the credit agreement dated August 20, 2013 (as amended, restated, supplemented and otherwise modified) among the Borrower and Globe, as borrowers, Citizens Bank of Pennsylvania, as administrative agent, the lenders thereunder and certain other parties.

Existing Letters of Credit shall mean those letters of credit that were issued by Citizens Bank of Pennsylvania for the account of the Borrower or its Subsidiaries under and pursuant to the Existing Credit Agreement, a list of which is set forth on Schedule 1.1(E) hereto.

Expiration Date shall mean February 27, 2021, as such date may be extended pursuant to Section 2.12 [Extensions of the Expiration Date].

FATCA shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements entered into to implement such Sections of the Code, and any laws, rules and practices adopted by a non-U.S. jurisdiction to effect any such intergovernmental agreement.

Fed Overnight Bank Funding Rate shall mean, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York (“NYFRB”), as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Fed Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided,  further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the Fed Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Fed Overnight Bank Funding Rate without notice to the Borrower.

Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%, with

.005% being rounded up) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

FerroAtlántica shall mean FerroAtlántica S.A.U., a company organized under the laws of Spain, with registered office at Pasco de la Castellana, 259-D, Pl. 49, 28046, Madrid, Spain, and its permitted successors and assigns.

FerroPem shall mean FerroPem, S.A.S., a société par actions simplifiée organized under the laws of France, with registered office at 517 Avenue de la Boisse, 73000 Chambéry, France, and registered with number 642 005 177 R.C.S. Chambery.

Finance Lease shall mean the Finance Lease, dated as of May 25, 2012, between NGC Banco, S.A. and FerroAtlántica, as amended from time to time.

Finance Lease Energy Assets shall mean the assets owned by NGC Banco, S.A. and leased back to FerroAtlántica pursuant to the Finance Lease, which assets may be re-acquired by FerroAtlántica in accordance with the terms thereof.

Financial Officer shall mean, with respect to the Borrower, the Chief Executive Officer, President, Chief Financial Officer or Treasurer of the Borrower.

Foreign Currency Hedge shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency.

Foreign Currency Hedge Liabilities shall have the meaning assigned in the definition of Lender Provided Foreign Currency Hedge.

Free Cash shall mean, as of any date, the aggregate amount of unrestricted Cash and Permitted Investments of the Borrower and its Subsidiaries on a consolidated basis and free of Liens, other than (a) Liens pursuant to a Security Agreement, (b) Liens of the type described in clause (c)(ii) of the definition of Permitted Liens and (c) Liens securing any other Indebtedness permitted under this Agreement.

French Pension Laws shall have the meaning specified in Section 6.1.17(f) [Pension Compliance].

French Person shall mean any Person, including FerroPem, which is incorporated in France or which has its “centre of main interest” (as that term is used in article 3(1) of the Insolvency Regulation) in France.

Fronting Exposure shall mean, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Ratable Share of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Lender other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Loan Lender, such Defaulting Lender’s Ratable Share of outstanding Swing Loans made by such Swing Loan Lender other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

Funds Transfer and Deposit Account Liability shall mean the liability of any Loan Party or any of its Subsidiaries owing to any of the Lenders, or any Affiliates of such Lenders, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from the deposit accounts of any Loan Party or any of its respective Subsidiaries or now or hereafter maintained with any of the Lenders or their Affiliates and (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts.

Globe shall mean Globe Specialty Metals, Inc., a Delaware corporation, and its permitted successors and assigns.

Grupo shall mean Grupo FerroAtlántica S.A.U., a company organized under the laws of Spain, with registered office at Pasco de la Castellana, 259-D, Pl. 49, 28046, Madrid, Spain, and its permitted successors and assigns.

Guarantor shall mean, as of the Closing Date, each of Globe, Grupo, FerroAtlántica, FerroPem and the other parties to this Agreement which is designated as a “Guarantor” on the signature page hereof and each other Person which joins this Agreement as a Guarantor after the date hereof.

Guarantor Joinder shall mean a joinder by a Person as a Guarantor under the Loan Documents in the form of Exhibit 1.1(G)(1).

Guaranty of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

Guaranty Agreement shall mean the Continuing Agreement of Guaranty and Suretyship in substantially the form of Exhibit 1.1(G)(2) executed and delivered by each of the Guarantors to the Administrative Agent for the benefit of the Lenders.

Hedge Liabilities shall mean, collectively, the Foreign Currency Hedge Liabilities and the Interest Rate Hedge Liabilities.

HM Revenue & Customs shall mean Her Majesty’s Revenue & Customs or any successor authority.

ICC shall have the meaning specified in Section 11.11.1 [Governing Law].

IFRS  shall mean, subject to the limitations on the application thereof set forth in Section 1.3 [Accounting Principles; Changes in IFRS], International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto, as in effect from time to time.

Indebtedness shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) borrowed money, (b) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (c) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, (d) obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (e) any other transaction (including Capital Lease Obligations, Synthetic Lease Obligations and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note and which are not more than sixty (60) days past due), or (f) any Guaranty of Indebtedness for borrowed money.

Indemnified Taxes shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (b) to the extent not otherwise described in the preceding clause (a), Other Taxes.

Indemnitee shall have the meaning specified in Section 11.3.2 [Indemnification by the Borrower].

Information shall  mean  all information received  from the  Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries, provided that, in the case of information received from the Loan Parties or any of their Subsidiaries after the date of this Agreement, such information is clearly identified at the time of delivery as confidential.

Insolvency Proceeding shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, administrator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of such Person or otherwise relating to the liquidation, administration, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar voluntary or involuntary arrangement in court or out of court in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law; provided that, without limiting the generality of the foregoing:

(1)       with respect to the Borrower and any other UK Person, “Insolvency Proceeding” shall include any other applicable insolvency proceedings that are commenced against such UK Person including where any corporate action, legal proceedings or other procedure or step is taken in relation to:

(A)  the suspension of payments, a moratorium of any indebtedness, winding- up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of such UK Person;

(B)  a composition, compromise, assignment or arrangement with any creditor of such UK Person;

(C)  the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of such UK Person or any of its assets; or

(D)  enforcement of any Lien over any assets of such UK Person,

other than any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement;

(2)       with respect to a French Person, “Insolvency Proceeding” shall include any other applicable insolvency proceedings that are commenced against such French Person, including (as appropriate) “mandat ad hoc”,  “procédure de conciliation”,  “procédure de sauvegarde”,  “procédure de sauvegarde accelérée”,  “procédure de sauvegarde financière accelérée”,  “procédure de redressement judiciaire”,  “procédure de liquidation judiciaire” as set out under “LIVRE VI” of the French Commercial Code and

(3)       with respect to a Spanish Person, “Insolvency Proceeding” shall include any other applicable insolvency proceedings that are commenced against such Spanish Person, including:

(A)  any solicitud de inicio de procedimento de concurso and/or auto de declaracion de concurso or a debt reorganization (by way or voluntary arrangement or scheme of arrangement) or the filing of the notice foreseen in Article 5 bis of the Spanish Insolvency Act of such Spanish Person or its Subsidiaries by reason of actual or anticipated financial difficulties with a view to a general rescheduling of its debts with creditors; and

(B)  the appointment of a liquidator (liquidador), receiver (administrador judicial), administrative receiver, administrator, compulsory manager or other similar officer in respect of such Spanish Person or any of its assets, or of its Subsidiaries.

Insolvency Regulation shall mean Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings.

Intercompany Subordination Agreement shall mean a Subordination Agreement among the Loan Parties in the form attached hereto as Exhibit 1.1(I)(2).

Interest Coverage Ratio shall mean, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Expense, in each case for the four fiscal quarter period then ending (or if such date is not a fiscal quarter-end, most recently ended for which financial statements are available).

Interest Period shall mean the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Credit Loans bear interest under the Euro-Rate Option. Subject to the last sentence of this definition, such period shall be one, two, three or six Months. Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (a) the Borrowing Date if the Borrower is requesting new Loans, or (b) the date of renewal of or conversion to the Euro-Rate Option if the Borrower is renewing or converting to the Euro-Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (i) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date.

Interest Rate Hedge shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Loan Party in order to provide protection to, or minimize the impact upon, such Loan Party or its Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

Interest Rate Hedge Liabilities shall have the meaning assigned in the definition of Lender Provided Interest Rate Hedge.

Interest Rate Option shall mean the Base Rate Option or the Euro-Rate Option.

Investment shall have the meaning specified in Section 8.2.4 [Loans, Guaranties and Investments].

IRS shall mean the United States Internal Revenue Service.

ISP98 shall have the meaning specified in Section 11.11.1 [Governing Law]. Issuing Lender shall mean PNC, in its individual capacity as issuer of Letters of Credit hereunder, and Citizens Bank of Pennsylvania, in its individual capacity as issuer of the Existing Letters of Credit, and any other Lender that the Borrower, the Administrative Agent and such other Lender may agree may from time to time issue Letters of Credit hereunder.

Joint Venture shall mean a corporation, partnership, limited liability company or other entity in which any Person other than the Loan Parties and their Subsidiaries holds, directly or indirectly, an equity interest.

Law shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of, or any settlement arrangement, by agreement, consent or otherwise, with, any Official Body, foreign or domestic.

Lender Provided Foreign Currency Hedge shall mean a Foreign Currency Hedge which is provided by any Lender or its Affiliate and for which such Lender confirms to the Administrative Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swaps and Derivatives Association Master Agreement or another reasonable and customary manner, (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender Provided Foreign Currency Hedge (the “Foreign Currency Hedge Liabilities”) by any Loan Party that is party to such Lender Provided Foreign Currency Hedge shall, for purposes of this Agreement and all other Loan Documents be “Obligations” of such Loan Party and of each other Loan Party, be guaranteed obligations under the Guaranty Agreement and secured obligations under any other Loan Document, as applicable, and otherwise treated as Obligations for purposes of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of any such other Loan Party. The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 9.2.4 [Application of Proceeds].

Lender Provided Interest Rate Hedge shall mean an Interest Rate Hedge which is provided by any Lender or its Affiliate and with respect to which such Lender confirms to Administrative Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swaps and Derivatives Association Master Agreement, or another reasonable and customary manner, (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender Provided Interest Rate Hedge (the “Interest Rate Hedge Liabilities”) by any Loan Party that is party to such Lender Provided Interest Rate Hedge shall, for purposes of this Agreement and all other Loan Documents be “Obligations” of such Loan Party and of each other Loan Party, be guaranteed obligations under any Guaranty Agreement and secured obligations under any other Loan Document, as applicable, and otherwise treated as Obligations for purposes of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of any such other Loan Party. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 9.2.4 [Application of Proceeds].

Lenders shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender. For the purpose of any Loan Document which provides for the granting of a security interest or other Lien to the Lenders or to the Administrative Agent for the benefit of the Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation is owed.

Letter of Credit shall have the meaning specified in Section 2.9.1 [Issuance of Letters of Credit] and shall include each of the Existing Letters of Credit.

Letter of Credit Borrowing shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].

Letter of Credit  Fee shall  have the meaning specified  in  Section 2.9.2 [Letter of Credit Fees].

Letter  of  Credit  Obligation  shall  mean,  as  of  any  date  of  determination, the aggregate Dollar Equivalent amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate Dollar Equivalent amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Dollar Equivalent amount of Reimbursement Obligations and Letter of Credit Borrowings on such date.

Letter of Credit Sublimit shall have the meaning specified in Section 2.9.1 [Issuance of Letters of Credit].

Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

Liquidity shall mean, at any time, (a) the amount of Free Cash of the Loan Parties plus (b) an amount equal to (i) the Revolving Credit Available Amount at such time, minus (ii) the Revolving Facility Usage at such time.

Loan Documents shall mean this Agreement, the Administrative Agent’s Letter, the Guaranty Agreement, the Intercompany Subordination Agreement, the Notes, the Collateral Documents, and any other instruments, certificates or documents delivered in connection herewith or therewith.

Loan Parties shall mean, collectively, the Borrower and the Guarantors.

Loan Request shall have the meaning specified in Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests].

Loans shall mean collectively and Loan shall mean separately all Revolving Credit Loans and Swing Loans or any Revolving Credit Loan or Swing Loan.

Material Acquisition means any acquisition, or a series of related acquisitions, of (a) Equity Interests in any Person if, after giving effect thereto, such Person will become a Subsidiary of the Borrower or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed in connection therewith, all obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $35,000,000.

Material Adverse Change shall mean any set of circumstances or events which has or could reasonably be expected to have any material adverse effect (a) on the validity or enforceability of this Agreement or any other Loan Document, (b) on the business, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole, (c) on the ability of the Loan Parties taken as a whole to duly and punctually pay or perform any of the Obligations, or (d) on the ability of the Administrative Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

Material Disposition means any sale, transfer or other disposition, or a series of related sales, transfers or other dispositions, of (a) all or substantially all the issued and outstanding Equity Interests in any Person that are owned by the Borrower or any of its Subsidiaries or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed by the transferee in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $35,000,000.

Material Event shall mean (a)(i) the incurrence of any Indebtedness pursuant to subsection 8.2.1(o) in excess of $50,000,000 for any individual incurrence (or series of related incurrences) of Indebtedness or (ii) the making of any Investment pursuant to Section 8.2.4(j) or Section 8.2.4(v) in excess of $20,000,000 for any individual Investment (or series of related Investments) or (b) the making of any Asset Sale in excess of $35,000,000 during any four fiscal quarter period pursuant to subsection 8.2.7(h); provided that the payment of the Borrower’s quarterly dividend payment in compliance with Section 8.2.5 [Restricted Payments].

Material Subsidiary shall mean each Subsidiary of the Borrower now existing or hereafter acquired or formed by the Borrower or one of its Subsidiaries which, on a consolidated basis for such Subsidiary and its Subsidiaries, for the most recent fiscal year (a) generated more than one percent (1%) of the Consolidated EBITDA of the Borrower and its Subsidiaries or (b) had total assets (including equity interests in other Subsidiaries and excluding investments that are eliminated in consolidation) of greater than one percent (1%) of the consolidated total assets of the Borrower and its Subsidiaries, in each case on a pro forma basis (if applicable); provided that the Borrower shall designate additional Material Subsidiaries (or may reclassify existing Material Subsidiaries from being such) as provided in Section 8.2.9 [Subsidiaries, Partnerships and Joint Ventures].

Minimum Collateral Amount shall mean, at any time, (a) with respect to Cash Collateral consisting of Cash, an amount equal to one hundred three percent (103%) of the Fronting Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the Issuing Lender in their sole discretion.

Month, with respect to an Interest Period shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period.

If any Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

Multiemployer Plan shall mean any employee pension benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which Globe or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five plan years, has made or had an obligation to make such contributions.

Net Secured Leverage Ratio shall mean, as of any date of determination, the ratio of (a) an amount equal to (i) Consolidated Secured Indebtedness on such date (but excluding obligations of the type described in clause (d) of the definition of Indebtedness, unless such obligations are due and payable on such date), minus (ii) Free Cash on such date to (b) Consolidated EBITDA for the four fiscal quarter period then ending (or if such date is not a fiscal quarter-end, most recently ended for which financial statements are available).

Net Total Leverage Ratio shall mean, as of any date of determination, the ratio of (a) an amount equal to (i) consolidated Indebtedness of the Borrower and its Subsidiaries on such date (but excluding obligations of the type described in clause (d) of the definition of Indebtedness, unless such obligations are due and payable on such date), plus (ii) the Securitization Amount on such date, and minus (iii) Free Cash on such date to (b) Consolidated EBITDA for the four fiscal quarter period then ending (or if such date is not a fiscal quarter-end, most recently ended for which financial statements are available).

Non-Consenting Lender shall have the meaning specified in Section 11.1 [Modifications, Amendments or Waivers].

Non-Qualifying Party shall mean any Loan Party that fails for any reason to qualify as an Eligible Contract Participant on the Effective Date of the applicable Swap.

Non-US Guarantor shall mean each of the Non-US Subsidiaries listed on Schedule 1.1(F) and each other Non-US Subsidiary that joins this Agreement as a Guarantor after the date hereof.

Non-US Subsidiary shall mean a Subsidiary that is not a US Subsidiary.

Notes shall mean collectively, and Note shall mean separately, the promissory notes in the form of Exhibit 1.1(N)(1) evidencing the Revolving Credit Loans and in the form of Exhibit 1.1(N)(2) evidencing the Swing Loans.

Obligation shall mean any obligation or liability of any of the Loan Parties, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (a) this Agreement, the Notes, the Letters of Credit, the Administrative Agent’s Letter or any other Loan Document whether to the Administrative Agent, the UK Security Trustee, or the Spanish Security Agent, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents, (b) any Lender Provided Interest Rate Hedge, (c) any Lender Provided Foreign Currency Hedge, and (d)  any  Other  Lender  Provided  Financial Service Product. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

Official Body shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, the IFRS Foundation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

Optional Currency shall mean the following lawful currencies: the Euro and the British Pound Sterling and any other currency approved by Administrative Agent and all of the Lenders pursuant to Section 2.11.2(c) [European Monetary Union; Requests for Additional Optional Currencies]. Subject to Section 2.11.2 [European Monetary Union], each Optional Currency must be the lawful currency of the specified country.

Optional Currency Loans shall mean Revolving Credit Loans made in an Optional Currency.

Order shall have the meaning specified in Section 2.9.9 [Liability for Acts and Omissions].

Original Currency shall have the meaning specified in Section 5.12 [Currency Conversion Procedures for Judgments].

Other Agreed Rate shall have the meaning specified in Section 4.1.2 [Swing Loan Interest].

Other Connection Taxes shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient (or an agent or affiliate thereof) and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Currency shall have the meaning specified in Section 5.12 [Currency Conversion Procedures for Judgments].

Other Lender Provided Financial Service Product shall mean agreements or other arrangements under which any Lender or Affiliate of a Lender provides any of the following products or services to any of the Loan Parties: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, or (f) cash management, including controlled disbursement, accounts or services.

Other Taxes shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 11.14 [Replacement of a Lender]).

Overnight Rate shall mean for any day with respect to any Loans in an Optional Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight deposits in such currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day in the Relevant Interbank Market.

Participant has the meaning specified in Section 11.8.4 [Participations].

Participant Register shall have the meaning specified in Section 11.8.4 [Participations].

Participating Member State shall mean any member State of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

Participation Advance shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].

Patent, Trademark and Copyright Security Agreement shall mean the Patent, Trademark and Copyright Security Agreement in substantially the form of Exhibit 1.1(IP) executed and delivered to the Administrative Agent for the benefit of the Lenders.

Payment Date shall mean the first day of each calendar quarter after the date hereof and, if it occurs earlier than any such day, the Expiration Date or the date of acceleration of the Notes and other Obligations pursuant to Section 9 [Default].

Payment In Full and Paid in Full shall mean the indefeasible payment in full in cash of the Loans and other Obligations hereunder, termination of the Commitments and expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to the Issuing Lender shall have been made).

PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

Pension Plan shall mean at any time (a) an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (including a “multiple employer plan” as described in Sections 4063 and 4064 of ERISA, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 or Section 430 of the Code and either (i) is sponsored, maintained or contributed to by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been sponsored, maintained or contributed to by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group, or in the case of a “multiple employer” or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years or (b)   a pension plan, retirement plan, or other employee retirement benefit plan governed by, as applicable, the French Pension Laws or the Spanish Pension Laws.

Permitted Acquisition shall mean any acquisition by the Borrower or a Subsidiary of Equity Interests in a Person or assets constituting a business or a division or line of business of a Person, if (a) the business or businesses engaged in by such Person, or such business, division or line of business, as applicable, is permitted by Section 8.2.10 [Continuation of or Change in Business], (b) no Event of Default has occurred and is continuing or would result therefrom, (c) all transactions related thereto are consummated in accordance with applicable Laws, (d) in the case of an acquisition of Equity Interests in a Person, after giving effect to such acquisition, at least a majority of the Equity Interests, both economic and voting power, in such Person, and any other Subsidiary resulting from such acquisition, shall be owned directly or indirectly by the Borrower or such Subsidiary, (e) all actions required to be taken, if any, with respect to each Subsidiary or asset resulting from such acquisition under Section 8.2.9 [Subsidiaries, Partnerships and Joint Ventures] shall be taken as and when required by Section 8.2.9, (f) on the date of the consummation of such acquisition, and after giving effect thereto and the payment of consideration thereunder and costs and expenses in connection therewith by any one or more of the Borrower and its Subsidiaries, Liquidity shall not be less than $150,000,000, (g) after giving pro forma effect to such acquisition, the Transaction Leverage Requirement is met as of the end of the fiscal quarter most recently ended for which financial statements are available, and (h) the Borrower has delivered to the Administrative Agent a certificate signed by a Financial Officer to the effect set forth in clauses (a) through (g) above, together with reasonably detailed calculations demonstrating compliance with clauses (f) and (g) (including financial information relating to the business or Person being acquired reasonably necessary to complete such calculations).

Permitted Additional Indebtedness shall mean unsecured senior, senior subordinated or Subordinated Indebtedness issued by a Loan Party (a) in respect of which no Subsidiary of the Borrower that is not an obligor under the Loan Documents is an obligor, (b) before and after giving effect to the incurrence of which, and the application of the proceeds therefrom, no Event of Default shall have occurred and be continuing and (c) after giving pro forma effect to the incurrence thereof and the application of the proceeds therefrom, the Transaction Leverage Requirement is met as of the end of the fiscal quarter most recently ended for which financial statements are available.

Permitted Holders shall mean, collectively, (a) Grupo Villar Mir, S.A.U., (b) those members of the senior management of the Borrower identified on Schedule 1.1(H), (c) Alan Kestenbaum and (d) the spouse, lineal descendants or trusts for their benefit of any Persons specified in clause (b) or clause (c) of this definition.

Permitted Investments shall mean:

(a)   direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

(b)   direct obligations of any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing in twelve (12) months or less from the date of acquisition;

(c)   investments in commercial paper maturing in twelve (12) months or less rated not lower than A-1, by Standard & Poor’s or P-1 by Moody’s Investors Service, Inc. on the date of acquisition;

(d)   demand deposits, time deposits or certificates of deposit maturing within twelve (12) months from the date of acquisition in commercial banks organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) are at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) have Tier 1 capital (as defined in such regulations) of not less than $100,000,000;

(e)   money market or mutual funds that have at least 95% of its assets continuously invested in those types of investments described in clauses (a)-(c) above;

(f)    investments in repurchase obligations with a term of not more than 30 days for underlying securities of the type described in clause (a) above entered into with a financial institution satisfying the criteria described in clause (d) above;

(g)   investments made under the Cash Management Agreements or under cash management agreements with any other Lenders; and

(h)   in the case of the Borrower or any Non-US Subsidiary, investments made in a country outside the United States that are (i) investments of the type and maturity described in clauses (a) through (g) above of foreign obligors and that have, as applicable, capitalization described in such clauses or ratings not lower than A-2, by Standard & Poor’s, or P-2 by Moody’s Investors Service, Inc. (or similar ratings from comparable foreign rating agencies) or (ii) other short term investments utilized by the Borrower or its Non-US Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments described in clauses (a) through (g) of this definition.

Permitted Liens shall mean:

(a)   Liens for Taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not, at the time, required to be paid by Section 8.1.2 [Payment of Liabilities, Including Taxes, Etc.]; provided that if such Lien (i) is with respect to Taxes that are required by applicable Law to be paid at the time and (ii) has attached to any Collateral having a value, in the aggregate, in excess of $5,000,000, such Lien, within thirty (30) days following such attachment, shall have been bonded off or such Collateral shall otherwise have been made exempt from such Lien;

(b)   Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(c)   (i) statutory or common Law Liens of mechanics, materialmen, warehousemen, carriers, or other like or statutory non-consensual Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable (or that are due and payable but, within five (5) days of being overdue, are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by IFRS shall have been made for any such contested amount) and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default (or that are due and payable but, within five (5) days of being overdue, are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by IFRS shall have been made for any such contested amount) and (ii) so-called banker’s liens, rights of set-off or similar rights in favor of a depository institution imposed by statutory or common Law with respect to deposit accounts maintained with such depository institution in the ordinary course of business and, with respect to deposit accounts of a Loan Party, securing only obligations with respect to the maintenance of such accounts;

(d)   Good-faith pledges or deposits made in the ordinary course of business (i) to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, (ii) to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business, (iii) to secure liability to insurance carriers under insurance or self-insurance arrangements, (iv) in connection with the payment of the exercise price and withholding taxes in respect of the exercise by employees of stock options, and other similar obligations or (v) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any of its Subsidiaries in the ordinary course of business supporting obligations of the type set forth in clauses (i), (ii) and (iii) above;

(e)   Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property;

(f)    Liens in favor of the Administrative Agent for the benefit of the Lenders and their Affiliates securing the Obligations;

(g)   Any Lien existing on the date of this Agreement and described on Schedule 1.1(P) and any renewals or extensions thereof, provided that the principal amount secured thereby is not hereafter increased, and no additional assets, other than proceeds thereof, become subject to such Lien (other than in connection with a Permitted Refinancing); provided, further, that any assets that are not Collateral that are subject to any such Lien may be used as cross-collateral for any financing provided by the same lender;

(h)   Liens to secure Capital Lease Obligations or Synthetic Lease Obligations and other Purchase Money Security Interests permitted in Section 8.2.14 [Capital Expenditures and Leases]; provided that (i) the aggregate amount of loans and deferred payments secured by such Liens and other Purchase Money Security Interests shall not exceed $25,000,000 in the aggregate (excluding for the purpose of this computation any loans or deferred payments secured by Liens described on Schedule 1.1(P)), and (ii) such Liens and Purchase Money Security Interests shall be limited to the assets acquired with such purchase money financing or leased pursuant to such Capital Lease Obligations or Synthetic Lease Obligations and any proceeds thereof, provided, however, that any assets that are not Collateral that are subject to such Liens may be used as cross- collateral for any financing or lease provided by the same lender or counterparty;

(i)       The following, (i) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (ii) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in either case they do not, in the aggregate, materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents:

(A)  claims, Liens or encumbrances upon, and defects of title to, real or personal property other than the Collateral, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits; and

(B)  Liens resulting from final judgments or orders described in  Section 9.1.7 [Final Judgments or Orders];

(j)    licenses (with respect to Intellectual Property and other property), leases or subleases granted to third parties and not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries and licenses permitted under Section 8.2.7 [Dispositions of Assets or Subsidiaries];

(k)   any (i) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (ii) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (ii), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

(l)    Liens arising from filing Uniform Commercial Code financing statements relating solely to leases or other similar precautionary filings not prohibited by this Agreement;

(m)  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(n)   Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and its Subsidiaries;

(o)   any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of, or assets owned by, any Joint Venture as set forth in the joint venture (or similar) agreement of such Joint Venture;

(p)   Liens on accounts receivable sold pursuant to Permitted Securitization

Arrangements;

(q)   Liens assumed in connection with a Permitted Acquisition (or any other acquisition of property permitted under this Agreement) and Liens on assets of a Person that becomes a direct or indirect Subsidiary of the Borrower after the date of this Agreement in a

Permitted Acquisition and, in each case, any Permitted Refinancing thereof; provided,  however, that such Liens exist at the time, as applicable, such Permitted Acquisition (or other acquisition of property) is closed or such Person becomes a Subsidiary and are not created in anticipation of such acquisition and, in any event, do not extend to any other property or assets of such Person (other than any proceeds thereof); provided,  further,  however, that any property or assets subject to any such Liens that are not Collateral may be used as cross-collateral for any financing provided by the same lender;

(r)    Liens on assets of (i) Subsidiaries securing Indebtedness of any Subsidiary permitted pursuant to Section 8.2.1(b) [Indebtedness], (ii) Joint Ventures securing Indebtedness of any Joint Venture permitted pursuant to Section 8.2.1 [Indebtedness] and (iii) Non-US Subsidiaries that are not Guarantors securing obligations of any Non-US Subsidiary that is not a Guarantor;

(s)   Liens on any cash deposits (including, without limitation, earnest money) in connection with any letter of intent or other agreement in connection with a transaction otherwise permitted by this Agreement;

(t)    Liens on any Cash Collateral provided pursuant to this Agreement;

(u)   Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(v)   Liens arising out of Sales and Leaseback Transactions permitted by Section

8.2.15 [Sale and Leaseback Transactions];

(w)  Liens in favor of the Borrower or any Loan Party;

(x)   Liens deemed to exist by reason of any encumbrance or restriction imposed under any contract for the sale by the Borrower or any of its Subsidiaries of any assets (including any Equity Interests) permitted under this Agreement; provided,  however, that such Liens extend only to the assets (or Equity Interests) being sold or held for sale;

(y)   any judgment Lien not constituting an Event of Default under Section 9.1.6 [Final Judgments or Orders];

(z)   Liens securing Indebtedness with respect to Foreign Currency Hedges and Interest Rate Hedges of any Subsidiary that is not a Loan Party, which Indebtedness, in the aggregate, does not exceed $10,000,000 at any time outstanding;

(aa) Liens on the Finance Lease Energy Assets; and

(bb) Other Liens securing Indebtedness in an aggregate amount not to exceed $5,000,000 at any time outstanding.

Permitted Refinancing shall mean the issuance of any Indebtedness (“Permitted Refinancing Indebtedness” ) in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced; provided that (a) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon and discounts, fees, commissions and expenses in connection therewith and plus an amount equal to any existing commitments unutilized thereunder), (b) the weighted average life to maturity of the portion of the Permitted Refinancing Indebtedness scheduled to be repaid prior to the Expiration Date is greater than or equal to that of the portion of the Indebtedness being Refinanced scheduled to be repaid prior to the Expiration Date, (c) unless otherwise permitted by this Agreement, no Permitted Refinancing Indebtedness (i) with respect to any Loan Party, shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced and (ii) with respect to any Subsidiary that is not a Loan Party, shall have an obligor that is a Loan Party that is not an obligor as of immediately prior to the Refinancing under, or greater security from a Loan Party than, the Indebtedness being Refinanced, and (d) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, Administrative Agent on behalf of the Lenders or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral (including in respect of working capital facilities of Non-US Subsidiaries otherwise permitted under this Agreement only, any collateral pursuant to after-acquired property clauses to the extent any such collateral secured the Indebtedness being Refinanced) on terms no less favorable, taken as whole, to Administrative Agent on behalf of the Lenders than those contained in the documentation governing the Indebtedness being Refinanced; and provided,  further, that with respect to a Refinancing of Permitted Additional Indebtedness, such Permitted Refinancing Indebtedness shall meet the requirements of clauses (a), (b) and (c) of the definition of Permitted Additional Indebtedness.

Permitted Securitization Arrangement shall mean any accounts receivable purchase or factoring arrangement, including a receivables financing facility, of the Loan Parties and their Subsidiaries to the extent that the accounts receivable sold pursuant to each such purchase or factoring arrangement are sold by the Loan Parties and their Subsidiaries on customary terms, including with respect to the non-recourse nature to the Loan Parties of such sale; provided, that the Securitization Amount at any time shall not exceed $300,000,000.

Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

Pledge Agreement shall mean, as applicable, (a) the Share Charge substantially in the form of Exhibit 1.1(P)(1), (b) the Shares Pledge Agreement substantially in the form of Exhibit 1.1(P)(2), and (c) the Pledges over Financial Instruments Account (Nantissement de Compte Titres Financiers) substantially in the form of Exhibit 1.1(P)(3), in each case executed and delivered to the Administrative Agent for the benefit of the Lenders.

PNC shall mean PNC Bank, National Association, its successors and assigns.

Potential Default shall mean any event or condition which with notice or passage of time, or both, would constitute an Event of Default.

Prime Rate shall mean the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the

Administrative Agent. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

Principal Office shall mean the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.

Prior Security Interest shall mean a valid and enforceable perfected first-priority security interest under, as appropriate, the Uniform Commercial Code, applicable English Law, applicable French Law, applicable Spanish Law, or other Law in the Collateral which is subject only to statutory Liens for taxes not yet due and payable or Purchase Money Security Interests.

Published Rate shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by the Administrative Agent).

Purchase Money Security Interest shall mean Liens upon tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property, including under Capital Lease Obligations and Synthetic Lease Obligations.

Qualified ECP Loan Party shall mean each Loan Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000, or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

Ratable Share shall mean:

(a)   with respect to a Lender’s obligation to make Revolving Credit Loans, participate in Letters of Credit and other Letter of Credit Obligations, and receive payments, interest, and fees related thereto, the proportion that such Lender’s Revolving Credit Commitment bears to the Revolving Credit Commitments of all of the Lenders, provided however that if the Revolving Credit Commitments have terminated or expired, the Ratable Shares for purposes of this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.

(b)   with respect to all other matters as to a particular Lender, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment, by (ii) the sum of the aggregate amount of the Revolving Credit Commitments of all Lenders; provided however that if the Revolving Credit Commitments have terminated or expired, the computation in this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments, and not on the current amount of the Revolving Credit Commitments and provided further in the case of Section 2.10 [Defaulting Lenders] when a Defaulting Lender shall exist, “Ratable Share” shall mean the percentage of the aggregate Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.

Recipient shall mean (a) the Administrative Agent, (b) any Lender and (c) the Issuing Lender, as applicable.

Reference Currency shall have the meaning specified in the definition of “Equivalent Amount.”

Reimbursement Obligation shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].

Related Parties shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

Relevant Interbank Market shall mean in relation to Euros, British Pounds Sterling, Japanese Yen, Swiss Francs or (with regards to Loans in Dollars under the Euro-Rate Option) U.S. Dollars the London Interbank Market, and in relation to any other currencies, the applicable offshore interbank market. Notwithstanding the foregoing, the references to the currencies listed in this definition shall only apply if such currencies are or become available as Optional Currencies in accordance with the terms hereof.

Required Lenders shall mean

(a)    If there exists fewer than three (3) Lenders, all Lenders (other than any Defaulting Lender), and

(b)    If there exist three (3) or more Lenders, Lenders (other than any Defaulting Lender) having more than fifty percent (50%) of the aggregate amount of the Revolving Credit Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Revolving Credit Commitments, the outstanding Revolving Credit Loans and Ratable Share of Letter of Credit Obligations of the Lenders (excluding any Defaulting Lender).

Required Share shall have the meaning assigned to such term in Section 5.11 [Settlement Date Procedures].

Restricted Payment shall mean, with respect to any Person, (a) any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of any class of such Person’s Equity Interests or on account of the purchase, redemption, retirement or acquisition of such Person’s Equity Interests or (b) any payment of principal of, or any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of, any unsecured Indebtedness prior to the scheduled maturity, scheduled repayment or scheduled sinking fund payment of such principal, other than (i) prepayment of the 2022 Notes or other unsecured Indebtedness pursuant to a Permitted Refinancing thereof, (ii) payment or prepayment of Indebtedness owed to the Spanish Ministry of Industry and Energy related to the Borrower’s upgraded metallurgical grade solar silicon project to the extent required by the agreements evidencing or governing such Indebtedness or by the Spanish Ministry of Industry and

Energy, and (iii) any such payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement mandated to be made on the date of payment pursuant to the 2022 Notes (or any Permitted Refinancing thereof) or the 2022 Indenture or any other agreement evidencing or governing other (A) unsecured Indebtedness existing on the Closing Date as they provide on the date of this Agreement (or provide pursuant to a Permitted Refinancing) or (B) other unsecured Indebtedness permitted to be incurred hereunder.

Revolving Credit Available Amount shall mean, as of any date, the lesser of (a) the aggregate amount of the Revolving Credit Commitments and (b) the greater of (i) $200,000,000 and (ii) the amount derived by the computation under Section 4.01(b)(i)(B) of the 2022 Indenture. Notwithstanding the foregoing, if at any time the restriction contained in Section 4.01(b)(i)(B) of the 2022 Indenture is no longer in effect thereunder or in a refinancing thereof, the Revolving Credit Available Amount shall be the aggregate amount of the Revolving Credit Commitments.

Revolving Credit Commitment shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Revolving Credit Loans,” as such Commitment is thereafter assigned or modified and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Lenders.

Revolving Credit Loans shall mean collectively and Revolving Credit Loan  shall mean separately all Revolving Credit Loans or any Revolving Credit Loan made by the Lenders or one of the Lenders to the Borrower pursuant to Section 2.1 [Revolving Credit Commitments] or Section 2.9.3 [Disbursements, Reimbursement].

Revolving Facility Usage shall mean at any time the sum of the outstanding Revolving Credit Loans, the outstanding Swing Loans, and the Letter of Credit Obligations.

Sale and Leaseback Transaction shall have the meaning assigned to such term in Section 8.2.15 [Sale and Leaseback Transactions].

Sanctioned Country shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law, including but not limited to Syria, North Korea and Iran.

Sanctioned Person shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

SEC shall mean the United States Securities and Exchange Commission.

Secured Parties shall have, for the purposes of Section 12 [The UK Security Trustee] and Section 13 [The Spanish Security Agent], the meaning assigned to such term in Section 12.1 [UK Security Trustee as Trustee].

Securitization Amount shall mean, as of any date, the aggregate amount of cash consideration paid by any purchasers of receivables under all Permitted Securitization Arrangements, as may be reduced from time to time by collections with respect to such receivables, but excluding therefrom the aggregate amount of intercompany obligations owed by a special purpose Subsidiary to the Borrower or any of its other Subsidiaries in connection therewith.

Security Agreement shall mean, as applicable, (a) the Security Agreement substantially in the form of Exhibit 1.1(S)(1), (b) the UK Debenture substantially in the form of Exhibit 1.1(S)(2), and (c) each Quotas Pledge Agreement, Credit Rights Over Loan Agreements Pledge Agreement, Bank Accounts Pledge Agreement, and Irrevocable Undertaking to Grant First- Priority Security Interests substantially in the forms of those comprising Exhibit 1.1(S)(3), in each case executed and delivered to the Administrative Agent, the UK Security Trustee or the Spanish Security Agent (as applicable) for the benefit of the Lenders.

Settlement Date shall mean the Business Day on which the Administrative Agent elects to effect settlement pursuant to Section 5.11 [Settlement Date Procedures].

Solvent shall mean, with respect to any Person on any date of determination, taking into account any right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Spanish Collateral Documents means collectively all agreements, instruments or documents delivered by the Spanish Guarantors or any of its Subsidiaries pursuant to this Agreement or any of the other Loan Documents in order to grant to the Secured Parties, or to the Administrative Agent or the Spanish Security Agent (as applicable) acting on behalf and for the benefit of the Lenders, a lien on certain assets of the Spanish Guarantors or of their Subsidiaries.

Spanish Commercial Code means the Spanish Royal Legistlative Decree dated 22 August 1885, approving the Spanish Commercial Code (Código de Comercio), as amended from time to time.

Spanish Companies Law shall mean Spanish Royal Legislative Decree 1/2010, of 2 July, approving the Spanish Capital Companies Law (Ley de Sociedades de Capital), as amended from time to time.

Spanish Insolvency Act shall mean Spanish Law 22/2003, of 9 July, as amended from time to time.

Spanish Pension Laws shall have the meaning specified in Section 6.1.17(e) [Pension Compliance].

Spanish Person shall mean any Person which is subject to the Spanish Companies Act.

Spanish Security Agent shall mean PNC Bank, National Association, in its capacity as security trustee for itself, the Administrative Agent, the Issuing Bank and the Lenders. Standard & Poor’s shall mean Standard & Poor’s Financial Services LLC.

Statements shall have the meaning specified in Section 6.1.6(a) [Historical Statements].

Subordinated Indebtedness shall mean Indebtedness of the Borrower or any Guarantor that has been subordinated in writing to the Loans and other Obligations of such Loan Party under the Loan Documents in right and time of payment upon customary terms that are reasonably satisfactory to the Administrative Agent.

Subsidiary of any Person at any time shall mean any corporation, trust, partnership, limited liability company or other business entity (a) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or (b) which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries; provided that, with respect to (i) a French Person, a “Subsidiary” of a Person shall mean a business entity over which such Person has from time to time direct or indirect control, as defined in article L.233-3 I and II of the French Commercial Code (Code de commerce) and (ii) a Spanish Person, a “Subsidiary” of a Person shall mean a business entity over which such Spanish Person has from time to time control in accordance with the provisions of article 42 of the Spanish Commercial Code.

Subsidiary Equity Interests shall have the meaning specified in Section 6.1.2 [Subsidiaries and Owners; Investment Companies].

Swap shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

Swap Obligation shall mean any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender Provided Interest Rate Hedge, or a Lender Provided Foreign Currency Hedge.

Swing Loan Commitment shall mean PNC’s commitment to make Swing Loans to the Borrower pursuant to Section 2.1.2 [Swing Loan Commitment] hereof in an aggregate principal amount up to $25,000,000.

Swing Loan Lender shall mean PNC, in its capacity as a lender of Swing Loans.

Swing Loan Note shall mean the Swing Loan Note of the Borrower in the form of Exhibit 1.1(N)(2) evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

Swing Loan Request shall mean a request for Swing Loans made in accordance with Section 2.5.2 [Swing Loan Requests] hereof.

Swing Loans shall mean collectively and Swing Loan shall mean separately all Swing Loans or any Swing Loan made by PNC to the Borrower pursuant to Section 2.1.2 [Swing Loan Commitment] hereof.

Synthetic Lease shall mean, as to any Person, (a) any lease (including leases that may be terminated by the lessee at any time) of any property (i) that is accounted for as an operating lease under IFRS and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. or foreign federal income tax purposes, other than any such lease under which such Person is the lessor or (b) (i) a synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property (including a Sale and Leaseback Transaction), in each case under this clause (b), creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Insolvency Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

Synthetic Lease Obligations shall mean, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such Person in accordance with IFRS if such obligations were accounted for as Capital Lease Obligations.

Taxes shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

Transaction Leverage Requirement shall mean that, as of any date of determination, the Net Total Leverage Ratio does not exceed 2.75 to 1.00.

UCP shall have the meaning specified in Section 11.11.1 [Governing Law].

UK Collateral shall mean all Collateral under any UK Collateral Document from time to time.

UK Collateral Document shall mean the UK Debenture and each other debenture, deed, pledge, security agreement or other similar document governed by the laws of England and Wales entered into by any Loan Party or any other Loan Document for the purpose of creating a Lien on the property of such Loan Party that is (a) organized in the United Kingdom or (b) has property located in the United Kingdom, in each case as the same may be amended, restated, supplemented, or otherwise modified from time to time.

UK Companies Act shall mean the United Kingdom Companies Act 2006, as amended from time to time.

UK CTA shall mean the United Kingdom Corporation Tax Act 2009.

UK Debenture shall mean the English law debenture substantially in the form of Exhibit 1.1(S)(2) executed and delivered to the UK Security Trustee for the benefit of the Lenders.

UK DTTP Filing shall mean an HM Revenue & Customs’ Form DTTP2 duly completed and filed with HM Revenue & Customs by the Borrower which contains the scheme reference number and jurisdiction of tax residence of the relevant UK Treaty Lender as notified in writing to the Borrower in accordance with Section 5.9 [Taxes].

UK ITA shall mean the United Kingdom Income Tax Act 2007.

UK Pensions Act shall mean the United Kingdom Pensions Act 2004, as amended from time to time.

UK Qualifying Lender shall mean a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:

(a)    a Lender: (i) which is a bank (as defined for the purpose of section 879 of the UK ITA) making an advance under this Agreement and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the UK CTA; or (ii) in respect of an advance made under this Agreement by a person that was a bank (as defined for the purpose of section 879 of the UK ITA) at the time that advance was made and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(b)    a Lender which is: (i) a company resident in the United Kingdom for United Kingdom tax purposes; (ii) a partnership each member of which is a company so resident in the United Kingdom or a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA; or (iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA) of that company; or

(c)    a UK Treaty Lender.

UK Security Trustee shall mean PNC Bank, National Association, in its capacity as security trustee for itself, the Administrative Agent, the Issuing Bank and the Lenders.

UK Tax Confirmation shall mean a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under this

Agreement is either: (a) a company resident in the United Kingdom for United Kingdom tax purposes; (b) a partnership each member of which is a company so resident in the United Kingdom or a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA; or (c)   a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA) of that company.

UK Treaty Lender shall mean a Lender that:

(a)    is treated as a resident of a UK Treaty State for the purposes of the Relevant Treaty (as defined in the definition of UK Treaty State below);

(b)    does not carry on a business in the United Kingdom through a permanent establishment through which that Lender’s participation in the Loans is effectively connected; and

(c)    fulfils any conditions (other than any procedural requirements) which must be fulfilled under the double taxation agreement for residents of that Treaty State to obtain full exemption from United Kingdom taxation on interest payable to that Lender in respect of an advance under this Agreement.

UK Treaty State shall mean a jurisdiction having a double taxation agreement (a “Relevant Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

USA PATRIOT Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

US Guarantor shall mean each of the US Subsidiaries listed on Schedule 1.1(D) and each other US Subsidiary that joins this Agreement as a Guarantor after the date hereof.

US Person shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

US Subsidiary shall mean any Subsidiary of the Borrower that is incorporated or organized under the laws of the United States of America, any state thereof or in the District of Columbia.

VAT shall mean (a) any tax imposed in compliance with the system of value added tax (EC Directive of 28 November 2006/112) and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) above, or imposed elsewhere.

Wholly Owned Subsidiary shall mean, as to any Person, any Subsidiary of such Person one hundred percent (100%) of the Equity Interests of which (other than directors’

qualifying Equity Interests and nominal Equity Interests issued to foreign nationals, in each case to the extent required under applicable Law) are at the time owned by such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Withholding Agent shall mean any Loan Party and the Administrative Agent.

Write-Down and Conversion Powers shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2   Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person’s successors and assigns and, in the case of the UK Security Trustee and the Spanish Security Agent, any person for the time being appointed as, respectively, UK Security Trustee or UK Security Trustees or the Spanish Security Agent in accordance with the Loan Documents; (v) reference to any agreement, including this Agreement and any other Loan Document, together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated; (vi) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”;  (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (viii) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (ix) unless otherwise specified, all references herein to times of day shall constitute references to Eastern Time.

1.3   Accounting Principles; Changes in IFRS. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with IFRS (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by IFRS; provided, however, that all accounting terms used in Section 8.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 8.2) shall have the meaning given to such terms (and defined terms) under IFRS as in effect on the date hereof applied on a basis consistent with those used in preparing Statements referred to in Section 6.1.6(a) [Historical Statements]. Notwithstanding the foregoing, if the Borrower notifies the Administrative Agent in writing that the Borrower wishes to amend any financial covenant in Section 8.2 of this Agreement, any related definition and/or the definitions of the terms Net Total Leverage Ratio, Net Secured Leverage Ratio or Material Event for purposes of interest, Letter of Credit Fee and Commitment

Fee, determinations to eliminate the effect of any change in IFRS occurring after the Closing Date on the operation of such financial covenants and/or interest, Letter of Credit Fee or Commitment Fee determinations (or if the Administrative Agent notifies the Borrower in writing that the Required Lenders wish to amend any financial covenant in Section 8.2, any related definition and/or the definitions of the terms Net Total Leverage Ratio, Net Secured Leverage Ratio or Material Event for purposes of interest, Letter of Credit Fee and Commitment Fee, determinations to eliminate the effect of any such change in IFRS), then the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratios or requirements to preserve the original intent thereof in light of such change in IFRS (subject to the approval of the Required Lenders); provided that, until so amended, the Loan Parties’ compliance with such covenants and/or the definitions of the terms Net Total Leverage Ratio, Net Secured Leverage Ratio and Material Event, for purposes of interest, Letter of Credit Fee and Commitment Fee, determinations shall be determined on the basis of IFRS in effect immediately before the relevant change in IFRS became effective, until either such notice is withdrawn or such covenants or definitions are amended in a manner satisfactory to the Borrower and the Required Lenders, and the Borrower shall provide to the Administrative Agent, when it delivers its financial statements pursuant to Section 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements] of this Agreement, such reconciliation statements as shall be reasonably requested by the Administrative Agent.

1.4   Currency Calculations. All financial statements and Compliance Certificates shall be set forth in Dollars. For purposes of preparing the financial statements, calculating financial covenants and determining compliance with covenants expressed in Dollars, Optional Currencies shall be converted to Dollars in accordance with IFRS.

1.5   Pro Forma Computations. All computations required to be made hereunder (including with respect to the Interest Coverage Ratio, Net Secured Leverage Ratio and Net Total Leverage Ratio) shall be calculated after giving pro forma effect to all Material Acquisitions, Material Dispositions, Permitted Acquisitions or other transactions (and, in the case of any pro forma computations made hereunder to determine whether any such Material Acquisition, Material Disposition, Permitted Acquisition or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 8.3 (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the interim financial statements referred to in Section 6.1.6(a)) and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the United States Securities Act of 1933. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any hedging agreement applicable to such Indebtedness if such hedging agreement has a remaining term in excess of 12 months).

2.          REVOLVING CREDIT AND SWING LOAN FACILITIES

2.1   Revolving Credit Commitments.

2.1.1            Revolving Credit Loans; Optional Currency Loans. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Revolving Credit Loans in either Dollars or one or more Optional Currencies to the Borrower at any time or from time to time on or after the date hereof to the Expiration Date; provided that after giving effect to each such Loan (i) the aggregate Dollar Equivalent amount of Revolving Credit Loans from such Lender shall not exceed such Lender’s Revolving Credit Commitment, minus such Lender’s Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations, (ii) the Revolving Facility Usage shall not exceed the Revolving Credit Commitments, and (iii) no Revolving Credit Loan to which the Base Rate Option applies shall be made in an Optional Currency. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.

2.1.2            Swing Loan Commitment. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, the Swing Loan Lender may, at its option, cancelable at any time for any reason whatsoever, make swing loans in Dollars (the “Swing Loans”) to the Borrower at any time or from time to time after the date hereof to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of the Swing Loan Commitment, provided that after giving effect to such Loan, the Revolving Facility Usage shall not exceed the aggregate Revolving Credit Commitments of the Lenders. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.2.

2.2   Nature of Lenders’ Obligations with Respect to Revolving Credit Loans. Each Lender shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests] in accordance with its Ratable Share. The aggregate Dollar Equivalent of each Lender’s Revolving Credit Loans outstanding hereunder to the Borrower at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.

2.3   Commitment Fees. Accruing from the date hereof until the Expiration Date, the Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Ratable Share, a nonrefundable commitment fee (the “Commitment Fee”) equal to the Applicable Commitment Fee Rate (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) multiplied by the average daily difference between (i) the amount of the Revolving Credit Commitments and (ii) an amount equal to the Dollar Equivalent amount of the Revolving Facility Usage on each such day, minus the unpaid principal balance of the Swing Loans on each such day; provided that any Commitment Fee accrued with respect to the Revolving

Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no Commitment Fee shall accrue with respect to the Revolving Credit Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Subject to the provisos in the directly preceding sentence, all Commitment Fees shall be payable in arrears on each Payment Date and in U.S. Dollars.

2.4   Termination or Reduction of Revolving Credit Commitments. The Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments (ratably among the Lenders in proportion to their Ratable Shares); provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Revolving Facility Usage would exceed the aggregate Revolving Credit Commitments of the Lenders. Any such reduction shall be in an amount equal to $5,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect. Any such reduction or termination shall be accompanied by prepayment of the Notes, together with outstanding Commitment Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 5.10 [Indemnity] hereof) to the extent necessary to cause the aggregate Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Credit Commitments as so reduced or terminated. Any notice to reduce the Revolving Credit Commitments under this Section 2.4 shall be irrevocable; provided that any such notice may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

2.5       Revolving Credit Loan Requests; Swing Loan Requests.

2.5.1            Revolving Credit Loan Requests. Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 4.2 [Interest Periods], by delivering to the Administrative Agent, not later than 10:00 a.m., (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans in Dollars to which the Euro-Rate Option applies or the conversion to or the renewal of the Euro-Rate Option for any Loans in Dollars; (ii) not later than 10:00 a.m., (a) four (4) Business Days prior to the proposed Borrowing Date with respect to the making of Optional Currency Loans or the date of conversion to or renewal of the Euro-Rate Option for any Optional Currency Loan, and (b) the same Business Day of the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.5.1 or a request by telephone promptly (and in any event by 2:00 p.m. on such day) confirmed in writing by letter, facsimile or telex in such form (each, a “Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify (A) the aggregate amount of the proposed Loans comprising each Borrowing Tranche, which amount shall be in the minimum amount of $5,000,000 (or the Dollar Equivalent thereof), and in integral multiples of $1,000,000 (or the Dollar Equivalent thereof) in excess thereof, for each Borrowing Tranche, (B) which Interest Rate Option shall apply to the proposed Dollar denominated Loans comprising the applicable Borrowing Tranche, (C) the currency in which each Borrowing Tranche shall be funded if the Borrower elects an Optional Currency, (D) an appropriate Interest Period, if applicable, and (E) the proposed Borrowing Date.

2.5.2            Swing Loan Requests. Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Swing Loan Lender to make Swing Loans by delivery to the Swing Loan Lender not later than 12:00 noon on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.5.2 hereto or a request by telephone promptly (and in any event by 2:00 p.m. on such day) confirmed in writing by letter, facsimile or telex (each, a “Swing Loan Request”), it being understood that the Administrative Agent may rely in good faith on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be not less than $100,000.

2.6       Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans.

2.6.1            Making Revolving Credit Loans. The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests], notify the Lenders of its receipt of such Loan Request specifying the information provided by the Borrower, including the currency in which the Revolving Credit Loan is requested, and the apportionment among the Lenders of the requested Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2 [Nature of Lenders’ Obligations with Respect to Revolving Credit Loans]. Each Lender shall remit the principal amount of each Revolving Credit Loan in the requested currency (in the case of Optional Currency Loans, in Dollars if so requested by the Administrative Agent) to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 7.2 [Each Loan or Letter of Credit], fund such Revolving Credit Loans to the Borrower in U.S. Dollars or the requested Optional Currency (as applicable) in immediately available funds at the Principal Office prior to 2:00 p.m., on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds, including funds in the requested Optional Currency, the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 2.6.2 [Presumptions by the Administrative Agent].

2.6.2            Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Base Rate Loan, or, for Loans other than Base Rate Loans, prior to the close of business the day before the

Borrowing Date, that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.6.1 [Making Revolving Credit Loans] and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in the appropriate currency with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate (or, for payments in an Optional Currency, the Overnight Rate), and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Loans under the Base Rate Option. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

2.6.3            Making Swing Loans. So long as the Swing Loan Lender elects to make Swing Loans, the Swing Loan Lender shall, after receipt by it of a Swing Loan Request pursuant to Section 2.5.2, [Swing Loan Requests] fund such Swing Loan to the Borrower in U.S. Dollars only and in immediately available funds at the Principal Office prior to 4:00 p.m. on the Borrowing Date.

2.6.4            Repayment of Revolving Credit Loans. The Borrower shall repay the Revolving Credit Loans together with all outstanding interest thereon on the Expiration Date.

2.6.5            Borrowings to Repay Swing Loans. The Swing Loan Lender may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Lender shall make a Revolving Credit Loan in an amount equal to such Lender’s Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if the Swing Loan Lender so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment minus its Ratable Share of Letter of Credit Obligations. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.5.1 [Revolving Credit Loan Requests] without regard to any of the requirements of that provision. The Swing Loan Lender shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Credit Loans are to be made under this Section 2.6.5 and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.5.1 [Revolving Credit Loan Requests] are then satisfied) by the time the Swing Loan Lender so requests, which shall not be earlier than 3:00 p.m. on the Business Day next after the date the Lenders receive such notice from the Swing Loan Lender.

2.6.6            Swing Loans Under Cash Management Agreements. In addition to making Swing Loans pursuant to the foregoing provisions of Section 2.6.3 [Making Swing Loans], without the requirement for a specific request from the Borrower pursuant to Section 2.5.2 [Swing Loan Requests], the Swing Loan Lender may make Swing Loans to the Borrower in accordance with the provisions of the agreements between the Borrower and the Swing Loan Lender relating to the Borrower’s deposit, sweep and other accounts at such Swing Loan Lender and related arrangements and agreements regarding the management and investment of the Borrower’s cash assets as in effect from time to time (the “Cash Management Agreements”) to the extent of the daily aggregate net negative balance in the Borrower’s accounts which are subject to the provisions of the Cash Management Agreements. Swing Loans made pursuant to this Section 2.6.6 in accordance with the provisions of the Cash Management Agreements shall (i) be subject to the limitations as to aggregate amount set forth in Section 2.1.2 [Swing Loan Commitment], (ii) not be subject to the limitations as to individual amount set forth in Section 2.5.2 [Swing Loan Requests], (iii) be payable by the Borrower, both as to principal and interest, at the rates and times set forth in the Cash Management Agreements (but in no event later than the Expiration Date), (iv) not be made at any time after such Swing Loan Lender has received written notice of the occurrence of an Event of Default and so long as such shall continue to exist, or, unless consented to by the Required Lenders, a Potential Default and so long as such shall continue to exist, (v) if not repaid by the Borrower in accordance with the provisions of the Cash Management Agreements, be subject to each Lender’s obligation pursuant to Section 2.6.5 [Borrowings to Repay Swing Loans], and (vi) except as provided in the foregoing subsections (i) through (v), be subject to all of the terms and conditions of this Section 2.

2.7       Notes. The Obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Credit Loans and Swing Loans made to the Borrower by each Lender, together with interest thereon, shall be evidenced by a revolving credit Note and a swing Note, dated the Closing Date payable to the order of such Lender in a face amount equal to the Revolving Credit Commitment and Swing Loan Commitment, as applicable, of such Lender.

2.8       Use of Proceeds. The proceeds of the Loans shall be used (i) for the payment of fees, costs and expenses relating to the Loan Documents and the transactions contemplated thereby, (ii) to refinance the Indebtedness of the Borrower and Globe under the Existing Credit Agreement, and (iii) for working capital, capital expenditures, Permitted Acquisitions, Permitted Investments and other general company purposes, in each case to the extent permitted hereunder.

2.9       Letter of Credit Subfacility.

2.9.1            Issuance of Letters of Credit. Upon the effectiveness of this Agreement, each Existing Letter of Credit shall constitute a “Letter of Credit” for all purposes of this Agreement, issued, for purposes of this Section 2.9, on the Closing Date (provided that any and all issuance fees and letter of credit risk participation fees accrued to the Closing Date in respect thereof pursuant to the Existing Credit Agreement shall have been paid in full on or before the Closing Date; provided further that fees may, pursuant to agreement between the applicable Loan Party and Citizens Bank of Pennsylvania, be due upon presentment of drafts); all of the risk participation exposures in respect of the Existing Letters of Credit shall be deemed to be assumed by the Lenders ratably according to their respective Revolving Credit Commitments; and the Loan Parties, the Administrative Agent and each Issuing Lender hereby agree that, from and after the

Closing Date, the terms of this Agreement shall apply to the Existing Letters of Credit, superseding any other agreement theretofore applicable to them to the extent inconsistent with the terms hereof. The Parent hereby unconditionally and irrevocably (subject to the provisions of this Section 2.9) assumes all Letter of Credit Obligations in respect of each Existing Letter of Credit.

The Borrower or any other Loan Party may at any time prior to the Expiration Date request the issuance of a standby or trade letter of credit (each a “Letter of Credit”), which may be denominated in either Dollars or an Optional Currency, for its own account or the account of another Loan Party or any Subsidiary, or the amendment or extension of an existing Letter of Credit, by delivering or transmitting electronically, or having such other Loan Party deliver or transmit electronically, to the Issuing Lender (with a copy to the Administrative Agent) a completed application for letter of credit, or request for such amendment or extension, as applicable, in such form as the Issuing Lender may specify from time to time by no later than 10:00 a.m. at least five (5) Business Days, or such shorter period as may be agreed to by the Issuing Lender, in advance of the proposed date of issuance. The Borrower or other Loan Party shall authorize and direct the Issuing Lender to name the Borrower or Loan Party or other Subsidiary as the “Applicant” or “Account Party” of each Letter of Credit. Promptly after receipt of any letter of credit application, the Issuing Lender shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, such Issuing Lender will provide the Administrative Agent with a copy thereof.

2.9.1.1     Unless the Issuing Lender has received notice from any Lender, the Administrative Agent or any Loan Party, at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Section 7 [Conditions of Lending and Issuance of Letters of Credit] is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.9, the Issuing Lender or any of the Issuing Lender’s Affiliates will issue the proposed Letter of Credit or agree to such amendment or extension, provided that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance, and (B) in no event expire later than five (5) Business Days prior to the Expiration Date and provided further that in no event shall (i) the Letter of Credit Obligations exceed, at any one time, Twenty-five Million Dollars ($25,000,000) (the “Letter of Credit Sublimit”) or (ii) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments. Each request by the Borrower or other Loan Party for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrower that the Borrower shall be in compliance with the preceding sentence and with Section 7.2 [Each Loan or Letter of Credit] after giving effect to the requested issuance, amendment or extension of such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

2.9.1.2     Notwithstanding Section 2.9.1.1, the Issuing Lender shall not be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Official Body or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing the Letter of Credit, or any Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Official Body with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally.

2.9.2            Letter  of Credit Fees. The Borrower shall pay in Dollars, or at the Administrative Agent’s option, the Optional Currency in which each Letter of Credit is issued (i)    to the Administrative Agent for the ratable account of the Lenders a fee (the “Letter of Credit Fee”) equal to the Applicable Letter of Credit Fee Rate on the daily amount available to be drawn under each Letter of Credit, and (ii) to the Issuing Lender for its own account a fronting fee equal to one-eighth percent (0.125%) per annum on the daily amount available to be drawn under each Letter of Credit. All Letter of Credit Fees and fronting fees shall be computed on the basis of a year of 360 days and actual days elapsed and shall be payable quarterly in arrears on each Payment Date following issuance of each Letter of Credit. The Borrower shall also pay (in Dollars) to the Issuing Lender for the Issuing Lender’s sole account the Issuing Lender’s then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

2.9.3       Disbursements, Reimbursement. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively, in each case in the currency in which each Letter of Credit is issued.

2.9.3.1     In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Lender will promptly notify the Borrower and the Administrative Agent thereof. Provided that the Borrower shall have received such notice, the Borrower shall reimburse (such obligation to reimburse the Issuing Lender shall sometimes be referred to as a “Reimbursement Obligation”) the Issuing Lender prior to 12:00 noon on each date that an amount is paid by the Issuing Lender under any Letter of Credit (each such date, a “Drawing Date”) by paying to the Administrative Agent for the account of the Issuing Lender an amount equal to the amount so paid by the Issuing Lender in the same currency as paid, unless otherwise required by the Administrative Agent or the Issuing Lender. In the event the Borrower fails to reimburse the Issuing Lender (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by 12:00 noon on the Drawing Date, the Administrative Agent will promptly notify each Lender thereof, and the Borrower shall be deemed to have requested that Revolving Credit Loans in U.S. Dollars (and, if the Letter of Credit was denominated in another currency, in the Dollar Equivalent amount to the amount paid by the Issuing Lender in such other currency on the Drawing Date thereof) be made by the Lenders under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitments and subject to the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements. Any notice given by the Administrative Agent or Issuing Lender pursuant to this Section 2.9.3.1 may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. Notwithstanding anything herein to the contrary, in the event that Revolving Credit Loans cannot be advanced to reimburse the Issuing Lender as aforesaid (whether due to an insufficient amount of unutilized portion of the Revolving Credit Commitments or the inability to satisfy the conditions set forth in Section 7.2 [Each Loan or Letter of Credit]), the Administrative Agent shall so notify the Borrower, and the Borrower shall pay to the Issuing Lender, no later than three (3) Business Days after such notice from the Administrative Agent, (a) the applicable Reimbursement Obligation and (b) interest on the amount of such Reimbursement Obligation from the Drawing Date to, but not including, the date of payment at the rate then applicable under the Base Rate Option; provided that unless and until, if ever, the Borrower fails to pay the amounts under clauses (a) and (b) on or before such third Business Day, the Borrower’s failure to so reimburse the Issuing Lender on the Drawing Date shall not constitute a Potential Default or an Event of Default.

2.9.3.2     Each Lender shall  upon  any  notice  pursuant  to  Section 2.9.3.1 make available to the Administrative Agent for the account of the Issuing Lender an amount in Dollars in immediately available funds equal to its Ratable Share of the amount of the drawing (and, if the Letter of Credit was denominated in another currency, in the Dollar Equivalent amount to the amount paid by the Issuing Lender in such other currency on the Drawing Date thereof), whereupon the participating Lenders shall (subject to Section 2.9.3 [Disbursements; Reimbursement]) each be deemed to have made a Revolving Credit Loan under the Base Rate Option to the Borrower in that amount. If any Lender so notified fails to make available in Dollars to the Administrative Agent for the account of the Issuing Lender the amount of such Lender’s Ratable Share of such amount by no later than 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Credit Loans under the Base Rate Option on and after the fourth day following the Drawing Date. The Administrative Agent and the Issuing Lender will promptly give notice (as described in Section 2.9.3.1 above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or the Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.9.3.2.

2.9.3.3     With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans in Dollars under the Base Rate Option to the Borrower in whole or in part as contemplated by Section 2.9.3.1, because of the Borrower’s failure to satisfy the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements, or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Lender a borrowing (each a “Letter of Credit Borrowing”) in Dollars in the amount of such drawing (and, if the Letter of Credit was denominated in another currency, in the Dollar Equivalent amount to the amount paid by the Issuing Lender in such other currency on the Drawing Date thereof). Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.9.3 [Disbursements, Reimbursement] shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each a “Participation Advance”) from such Lender in satisfaction of its participation obligation under this Section 2.9.3.

2.9.4        Repayment of Participation Advances.

2.9.4.1     Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Lender of immediately available funds from the Borrower (i) in reimbursement of any payment made by the Issuing Lender under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (ii) in payment of interest on such a payment made by the Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of the Issuing Lender will pay to each Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender’s Ratable Share of such funds, except the Administrative Agent shall retain for the account of the Issuing Lender the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by the Issuing Lender.

2.9.4.2     If the Administrative Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, administrator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of the Issuing Lender pursuant to this Section in reimbursement of a payment made under any Letter of Credit or interest or fees thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of the Issuing Lender the amount of its Ratable Share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent, at a rate per annum equal to the Federal Funds Effective Rate (or, for any payment in an Optional Currency, the Overnight Rate) in effect from time to time.

2.9.5        Documentation. Each Loan Party agrees to be bound by the terms of the Issuing Lender’s application and agreement for letters of credit and the Issuing Lender’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Issuing Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.9.6        Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

2.9.7        Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.9.3 [Disbursements, Reimbursement], as a result of a drawing under a Letter of Credit, and the Obligations of the Borrower to reimburse the Issuing Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.9 under all circumstances, including the following circumstances:

(a)            any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender or any of its Affiliates, the Borrower or any other Person for any reason whatsoever, or which any Loan Party may have against the Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;

(b)           the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Sections 2.1 [Revolving Credit Commitments], 2.5 [Revolving Credit Loan Requests; Swing Loan Requests], 2.6 [Making Revolving Credit Loans and Swing Loans; Etc.] or 7.2 [Each Loan or Letter of Credit] or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.9.3 [Disbursements, Reimbursement];

(c)            any lack of validity or enforceability of any Letter of Credit;

(d)           any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);

(e)            the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the Issuing Lender or any of its Affiliates has been notified thereof;

(f)            payment by the Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(g)           the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(h)           any failure by the Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless the Issuing Lender has received written notice from such Loan Party of such failure within three Business Days after the Issuing Lender shall have furnished such Loan Party and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(i)            any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;

(j)            any breach of this Agreement or any other Loan Document by any party thereto;

(k)           the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;

(l)            the fact that an Event of Default or a Potential Default shall have occurred and be continuing;

(m)          the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

(n)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.9.8        Indemnity. The Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Lender and any of its Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Issuing Lender or any of its Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of the gross negligence or willful misconduct of the Issuing Lender as determined by a final non-appealable judgment of a court of competent jurisdiction.

2.9.9        Liability for Acts and Omissions. As between any Loan Party and the Issuing Lender, or the Issuing Lender’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Lender or its Affiliates, as applicable, including any act or omission of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender’s or its Affiliates’ rights or powers hereunder. Nothing in the preceding sentence shall relieve the Issuing Lender from liability for the Issuing Lender’s gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall the Issuing Lender or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Issuing Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Issuing Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Lender or its Affiliates under any resulting liability to the Borrower or any Lender.

2.9.10          Issuing Lender Reporting Requirements. Each Issuing Lender shall, on the first Business Day of each month, provide to the Administrative Agent and the Borrower a schedule of the Letters of Credit issued by it, in form and substance satisfactory to the Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), and the expiration date of any Letter of Credit outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Administrative Agent may request.

2.10     Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)       fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.3 [Commitment Fees];

(b)       the Commitments and outstanding Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.1 [Modifications, Amendments or Waivers]); provided, that this clause (b)   shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(c)       if any Swing Loans are outstanding or any Letter of Credit Obligations exist at the time such Lender becomes a Defaulting Lender, then:

(i)            all or any part of the outstanding Swing Loans and Letter of Credit Obligations of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Ratable Shares but only to the extent that (A) the Revolving Facility Usage does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments, and (B) no Potential Default or Event of Default has occurred and is continuing at such time;

(ii)            if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within two (2) Business Days following notice by the Administrative Agent (A) first, prepay such outstanding Swing Loans, and (B) second, Cash Collateralize in an amount not less than the Minimum Collateral Amount for the benefit of the Issuing Lender the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in a deposit account held at the Administrative Agent for so long as such Letter of Credit Obligations are outstanding;

(iii)           if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s Letter of Credit Obligations pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.9.2 [Letter of

Credit Fees] with respect to such Defaulting Lender’s Letter of Credit Obligations during the period such Defaulting Lender’s Letter of Credit Obligations are Cash Collateralized;

(iv)           if the Letter of Credit Obligations of the non-Defaulting Lenders are reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.9.2 [Letter of Credit Fees] shall be adjusted in accordance with such non-Defaulting Lenders’ Ratable Share; and

(v)            if all or any portion of such Defaulting Lender’s Letter of Credit Obligations are neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii)   above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all Letter of Credit Fees payable under Section 2.9.2 [Letter of Credit Fees] with respect to such Defaulting Lender’s Letter of Credit Obligations shall be payable to the Issuing Lender (and not to such Defaulting Lender) until and to the extent that such Letter of Credit Obligations are reallocated and/or Cash Collateralized; and

(d)           so long as such Lender is a Defaulting Lender, the Swing Loan Lender shall not be required to fund any Swing Loans and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless such Issuing Lender is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Obligations will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or Cash Collateral will be provided by the Borrower in accordance with Section 2.10(c), and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.10(c)(i) (and such Defaulting Lender shall not participate therein).

The Borrower hereby grants, and to the extent provided by any Defaulting Lender, such Defaulting Lender hereby grants, to the Administrative Agent, the UK Security Trustee or the Spanish Security Agent (as applicable), for the benefit of the Issuing Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to this Agreement. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, the UK Security Trustee, the Spanish Security Agent and the Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

If (i) a Bankruptcy Event with respect to a parent company of any Lender shall occur following the date hereof and for so long as such event shall continue, or (ii) the Swing Loan Lender or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swing Loan Lender shall not be required to fund any Swing Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Swing Loan Lender or the Issuing Lender, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swing Loan Lender or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swing Loan Lender and the Issuing Lender agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, and the Ratable Share of the Swing Loans and Letter of Credit Obligations of the non- Defaulting Lenders shall be readjusted to reflect the inclusion of such Lender’s (that is, former Defaulting Lender’s) Commitment, and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Ratable Share, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.11     Utilization of Commitments in Optional Currencies.

2.11.1          Periodic Computations of Dollar Equivalent Amounts of Revolving Credit Loans that are Optional Currency Loans and Letters of Credit Outstanding; Repayment in Same Currency. For purposes of determining utilization of the Revolving Credit Commitments, the Administrative Agent will determine the Dollar Equivalent amount of (i) the outstanding and proposed Revolving Credit Loans that are Optional Currency Loans and Letters of Credit to be denominated in an Optional Currency as of the requested Borrowing Date or date of issuance, as the case may be, (ii) the outstanding Letter of Credit Obligations denominated in an Optional Currency as of the last Business Day of each month, and (iii) the outstanding Revolving Credit Loans denominated in an Optional Currency as of the end of each Interest Period (each such date under clauses (i) through (iii), and any other date on which the Administrative Agent determines it is necessary or advisable to make such computation, in its sole discretion, is referred to as a “Computation Date”). Unless otherwise provided in this Agreement or agreed to by the Administrative Agent and the Borrower, each Loan and Reimbursement Obligation shall be repaid or prepaid in the same currency in which the Loan or Reimbursement Obligation was made.

2.11.2      European Monetary Union.

(a)            Payments In Euros Under Certain Circumstances. If (i) any Optional Currency ceases to be lawful currency of the nation issuing the same and is replaced by the Euro or (ii) any Optional Currency and the Euro are at the same time recognized by any Official Body of the nation issuing such currency as lawful currency of such nation and the Administrative Agent or the Required Lenders shall so request in a notice delivered to the Borrower, then any amount payable hereunder by any party hereto in such Optional Currency shall instead be payable in the Euro and the amount so payable shall be determined by translating the amount payable in such Optional Currency to the Euro at the exchange rate established by that nation for the purpose of implementing the replacement of the relevant Optional Currency by the Euro (and the provisions governing payments in Optional Currencies in this Agreement shall apply to such payment in the

Euro as if such payment in the Euro were a payment in an Optional Currency). Prior to the occurrence of the event or events described in clause (i) or (ii) of the preceding sentence, each amount payable hereunder in any Optional Currency will, except as otherwise provided herein, continue to be payable only in that currency.

(b)           Additional Compensation Under Certain Circumstances. The Borrower agrees, at the request of any Lender, to compensate such Lender for any loss, cost, expense or reduction in return that such Lender shall reasonably determine shall be incurred or sustained by such Lender as a result of the replacement of any Optional Currency by the Euro and that would not have been incurred or sustained but for the transactions provided for herein. A certificate of any Lender setting forth such Lender’s determination of the amount or amounts necessary to compensate such Lender shall be delivered to the Borrower and shall be conclusive absent manifest error so long as such determination is made on a reasonable basis. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof. .

(c)            Requests for Additional Optional Currencies. The Borrower may deliver to the Administrative Agent a written request that Revolving Credit Loans hereunder also be permitted to be made in any other lawful currency (other than Dollars), in addition to the currencies specified in the definition of “Optional Currency” herein, provided that such currency must be freely traded in the offshore interbank foreign exchange markets, freely transferable, freely convertible into Dollars and available to the Lenders in the Relevant Interbank Market. The Administrative Agent will promptly notify the Lenders of any such request promptly after the Administrative Agent receives such request. The Administrative Agent will promptly notify the Borrower of the acceptance or rejection by the Administrative Agent and each of the Lenders of the Borrower’s request. The requested currency shall be approved as an Optional Currency hereunder only if the Administrative Agent and all of the Lenders approve of the Borrower’s request.

2.12     Extensions of the Expiration Date.

2.12.1   First Request; Approval by All Lenders. Upon or promptly after delivery by the Borrower of the annual financial statements to be provided hereunder for the fiscal year ending December 31, 2019 or any subsequent fiscal year, the Borrower may request a one-year extension of the Expiration Date (that is, to February 27, 2022) by written notice to the Lenders, and the Lenders agree to respond to the Borrower’s request for an extension within of sixty (60) days following receipt of the request; provided,  however, that the failure of any Lender to respond within such time period shall not in any manner constitute an agreement by such Lender to extend the Expiration Date. If all Lenders elect so to extend, the Expiration Date shall be extended for a period of one year to February 27, 2022. If one or more Lenders decline to extend or do not respond to the Borrower’s request, the provisions of Section 2.12.3 [Approval by Required Lenders] shall apply.

2.12.2   Second Request; Approval by All Lenders. If the Expiration Date has been extended to February 27, 2022 upon and subject to the provisions of Section 2.12.1 [First Request; Approval by All Lenders], upon or promptly after delivery by the Borrower of the annual financial statements to be provided hereunder for the fiscal year ending December 31, 2020 or any subsequent fiscal year, the Borrower may request a one-year extension of the Expiration Date (that is, to

February 27, 2023) by written notice to the Lenders, and the Lenders agree to respond to the Borrower’s request for an extension within sixty (60) days following receipt of the request; provided,  however, that the failure of any Lender to respond within such time period shall not in any manner constitute an agreement by such Lender to extend the Expiration Date. If all Lenders elect so to extend, the Expiration Date shall be extended for a period of one year. If one or more Lenders decline to extend or do not respond to the Borrower’s request, the provisions of Section 2.12.3 [Approval by Required Lenders] shall apply.

2.12.3   Approval by Required Lenders. In the event that one or more Lenders do not agree to extend the then current Expiration Date (herein, the “Current Expiration Date”) or do not respond to Borrower’s request for an extension within the time required under, as applicable, Section 2.12.1 [First Request; Approval by All Lenders] or Section 2.12.2 [Second Request; Approval by All Lenders] (each a “Lender to be Terminated”), but the Required Lenders agree to such extension within such 60-day period, then, at the option of the Borrower:

(a)   the Borrower may replace the Lender (or Lenders) to be Terminated pursuant to Section 11.14 [Replacement of Lenders]; or

(b)   the Expiration Date shall so be extended as to all Lenders, other than the Lender (or Lenders) to be Terminated (the “Extending Lenders”); and on the Current Expiration Date (i) the Borrower shall pay all Loan principal, interest, Commitment Fees and other Obligations then owing to each Lender to be Terminated, (ii) the Commitment(s) of each Lender to be Terminated shall terminate, and (iii) the Commitments shall consist only of the Commitments of the Extending Lenders.

Each Extending Lender hereby waives the pro rata sharing provisions of this Agreement, including Sections 5.2 [Pro Rata Treatment of Lenders] and 5.3 [Sharing of Payments by Lenders], with respect to the payments to, and terminations of Commitments of, each Lender to be Terminated contemplated by paragraph (b) this Section 2.12.3.

3.         INCREASE IN REVOLVING CREDIT COMMITMENTS

3.1       Increasing Lenders and New Lenders. The Borrower may, at any time prior to the Expiration Date, but not more than twice, request that (1) the current Lenders increase their Revolving Credit Commitments (any current Lender which elects to increase its Revolving Credit Commitment shall be referred to as an “Increasing Lender”) or (2) one or more new lenders (each a “New Lender”) join this Agreement and provide a Revolving Credit Commitment hereunder, subject to the following terms and conditions:

(a)   No Obligation to Increase. No current Lender shall be obligated to increase its Revolving Credit Commitment, and any increase in the Revolving Credit Commitment of any current Lender shall be in the sole discretion of such current Lender.

(b)   Defaults. There shall exist no Events of Default or Potential Default on the effective date of such increase after giving effect to such increase.

(c)   Aggregate Revolving Credit Commitments. The amount of such increase, when added to the aggregate amount of all previous increases in the Revolving Credit Commitments theretofore effective pursuant to this Section 3.1, shall not exceed $100,000,000.

(d)   Minimum Revolving Credit Commitments. After giving effect to such increase, the amount of the Revolving Credit Commitments provided by each of the New Lenders and each of the Increasing Lenders shall be at least $25,000,000.

(e)   Resolutions; Opinion. The Loan Parties shall deliver to the Administrative Agent on or before the effective date of such increase the following documents in a form reasonably acceptable to the Administrative Agent: (1) certifications of their corporate secretaries with attached resolutions certifying that the increase in the Revolving Credit Commitment has been approved by such Loan Parties, and (2) an opinion of counsel addressed to the Administrative Agent and the Lenders addressing the authorization and execution of the Loan Documents by, and enforceability of the Loan Documents against, the Loan Parties.

(f)    Notes. The Borrower shall execute and deliver (1) to each Increasing Lender a replacement revolving credit Note reflecting the new amount of such Increasing Lender’s Revolving Credit Commitment after giving effect to the increase (and the prior Note issued to such Increasing Lender shall be deemed to be terminated) and (2) to each New Lender a revolving credit Note reflecting the amount of such New Lender’s Revolving Credit Commitment.

(g)   Approval of New Lenders. Any New Lender shall be subject to the approval of the Administrative Agent, the Issuing Lender and the Swing Loan Lender (such approvals not to be unreasonably withheld, conditioned or delayed).

(h)   Increasing Lenders. Each Increasing Lender shall confirm its agreement to increase its Revolving Credit Commitment pursuant to an acknowledgement in a form acceptable to the Administrative Agent, signed by it and the Borrower and delivered to the Administrative Agent at least five (5) days before the effective date of such increase.

(i)    New Lenders--Joinder. Each New Lender shall execute a lender joinder in substantially the form of Exhibit 3.1 pursuant to which such New Lender shall join and become a party to this Agreement and the other Loan Documents with a Revolving Credit Commitment in the amount set forth in such lender joinder.

3.2       Treatment of Outstanding Loans and Letters of Credit.

(a)   Repayment of Outstanding Loans; Borrowing of New Loans. On the effective date of any increase in the Revolving Credit Commitments pursuant to Section 3.1 [Increasing Lenders and New Lenders], the Borrower shall repay all Loans then outstanding, subject to the Borrower’s indemnity obligations under Section 5.10 [Indemnity]; provided that it may borrow new Loans with a Borrowing Date on such date. Each of the Lenders shall participate in any new Loans made on or after such date in accordance with their respective Ratable Shares after giving effect to the increase in Revolving Credit Commitments contemplated by this Section 3.2.

(b)   Outstanding Letters of Credit. Repayment of Outstanding Loans; Borrowing of New Loans. On the effective date of any increase in the Revolving Credit Commitments pursuant to Section 3.1 [Increasing Lenders and New Lenders], each Increasing Lender and each New Lender (i) will be deemed to have purchased a participation in each then outstanding Letter of Credit equal to its Ratable Share of such Letter of Credit and the participation of each other Lender in such Letter of Credit shall be adjusted accordingly and (ii) will acquire, (and will pay to the Administrative Agent, for the account of each Lender, in immediately available funds, an amount equal to) its Ratable Share of all outstanding Participation Advances.

4.          INTEREST RATES

4.1       Interest Rate Options. The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or Euro-Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than six (6) Borrowing Tranches in the aggregate among all of the Loans and provided further that if an Event of Default or Potential Default exists and is continuing, the Borrower may not request, convert to, or renew the Euro-Rate Option for any Loans, and the Required Lenders may demand that all existing Borrowing Tranches bearing interest under the Euro-Rate Option shall be converted at the end of the applicable Interest Period to the Base Rate Option. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate. Interest on the principal amount of each Optional Currency Loan shall be paid by the Borrower in such Optional Currency.

4.1.1       Revolving Credit Interest Rate Options. The Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:

(a)         Revolving Credit Base Rate Option: A fluctuating rate per annum equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(b)         Revolving Credit Euro-Rate Option: A rate per annum equal to the Euro-Rate as determined for each applicable Interest Period plus the Applicable Margin.

4.1.2        Swing Loan Interest. The Swing Loans shall bear interest at a rate per annum (computed on the basis of a year of 360 days and actual days elapsed) as is agreed upon by the Borrower and the Swing Loan Lender for each such Loan (the “Other Agreed Rate”), or, in the absence of such agreement, at the rate applicable under the Base Rate Option for Revolving Credit Loans.

4.1.3        Rate Calculations; Rate Quotations. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Daily LIBOR Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed or, in the case of interest in respect of Loans denominated in Optional Currencies as to which market practice differs from the foregoing, in accordance with such market practice. The Borrower may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.

4.2       Interest Periods. At any time when the Borrower shall select, convert to or renew a Euro-Rate Option, the Borrower shall notify the Administrative Agent thereof by delivering a Loan Request to the Administrative Agent (i) at least three (3) Business Days prior to the effective date of such Euro-Rate Option with respect to a Loan denominated in Dollars, and (ii) at least four (4)   Business Days prior to the effective date of such Euro-Rate Option with respect to an Optional Currency Loan. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a Euro-Rate Option:

4.2.1            Amount of Borrowing Tranche. Each Borrowing Tranche of Loans under the Euro-Rate Option shall be in integral multiples of, and not less than, the respective amounts set forth in Section 2.5.1 [Revolving Credit Loan Requests];

4.2.2            Renewals. In the case of the renewal of a Euro-Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day; and

4.2.3            No Conversion of Optional Currency Loans. No Optional Currency Loan may be converted into a Loan with a different Interest Rate Option, or a Loan denominated in a different Optional Currency.

4.3       Interest After Default. To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, at the discretion of the Administrative Agent or upon written demand by the Required Lenders to the Administrative Agent:

4.3.1            Letter of Credit Fees, Interest Rate. The Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.9.2 [Letter of Credit Fees] and Section 4.1 [Interest Rate Options], respectively, shall be increased by two percent (2.00%) per annum;

4.3.2            Other Obligations. Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable to Revolving Credit Loans under the Base Rate Option plus an additional two percent (2.00%) per annum from the time such Obligation becomes due and payable and until it is Paid In Full; and

4.3.3            Acknowledgment. The Borrower acknowledges that the increase in rates referred to in this Section 4.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given its default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by the Borrower upon demand by the Administrative Agent.

4.4       Rates Unascertainable; Illegality; Increased Costs; Deposits Not Available; Optional Currency Not Available.

4.4.1            Unascertainable. Subject to Section 4.5 [Termination of LIBOR], if on any date on which a Euro-Rate would otherwise be determined, the Administrative Agent shall have determined that:

(a)        adequate and reasonable means do not exist for ascertaining such Euro-Rate, or

(b)       a contingency has occurred which materially and adversely affects the Relevant Interbank Market relating to the Euro-Rate, then the Administrative Agent shall have the rights specified in Section 4.4.4 [Administrative Agent’s and Lender’s Rights].

4.4.2        Illegality; Increased Costs. Subject to Section 4.5 [Termination of LIBOR], if at any time any Lender shall have determined that:

(a)            the making, maintenance or funding of any Loan to which a Euro- Rate Option applies has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

(b)           such Euro-Rate Option will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan, then the Administrative Agent shall have the rights specified in Section 4.4.4 [Administrative Agent’s and Lender’s Rights].

4.4.3            Optional Currency Not Available. If at any time the Administrative Agent shall have determined that a fundamental change has occurred in the foreign exchange or interbank markets with respect to any Optional Currency (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), then (i) the Administrative Agent shall notify the Borrower of any such determination, and (ii) the Administrative Agent shall have the rights specified in Section 4.4.4 [Administrative Agent’s and Lender’s Rights].

4.4.4            Administrative Agent’s and Lender’s Rights. Subject to Section 4.5 [Termination of LIBOR], in the case of any event specified in Section 4.4.1 [Unascertainable] or Section 4.4.3 [Optional Currency Not Available] above, the Administrative Agent shall promptly so notify the Lenders and the Borrower thereof, and in the case of  an  event  specified  in Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available] above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Lenders, in the case of such notice given by the Administrative Agent, or (B) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to or renew a Euro-Rate Option or select an Optional Currency, as applicable, shall be suspended until the Administrative Agent shall have later notified the Borrower, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Administrative Agent makes a determination under Section 4.4.1 [Unascertainable] and the Borrower has previously notified the Administrative Agent of its selection of, conversion to, or renewal of a Euro-Rate Option, and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If any Lender notifies the Administrative Agent of a determination under Section 4.4.2 [Illegality; Increased Costs], the Borrower shall, subject to the Borrower’s indemnification Obligations under Section 5.10 [Indemnity], as to any Loan of the Lender to which a Euro-Rate Option applies, on the date specified in such notice either (i) as applicable, convert such Loan to the Base Rate Option otherwise available with respect to such Loan or select a different Optional Currency or Dollars, or (ii) prepay such Loan in accordance with Section 5.6 [Voluntary Prepayments]. Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date. If the Administrative Agent makes a determination under Section 4.4.3 [Optional Currency Not Available] then, until the Administrative Agent notifies the Borrower that the circumstances giving rise to such determination no longer exist, (i) the availability of Loans in the affected Optional Currency shall be suspended, (ii) the outstanding Loans in such affected Optional Currency shall be converted into Dollar Loans (in an amount equal to the Dollar Equivalent of such outstanding Optional Currency Loans) (x) on the last day of the then current Interest Period if the Lenders may lawfully continue to maintain Loans in such Optional Currency to such day, or (y) immediately if the Lenders may not lawfully continue to maintain Loans in such Optional Currency, and interest thereon shall thereafter accrue at the Base Rate Option.

4.5       Termination of LIBOR.

(a)            If the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that either (a) (i) the circumstances set forth in Section 4.4.1 [Unascertainable] have arisen and are unlikely to be temporary, or (ii) the circumstances set forth in Section 4.4.1 have not arisen but the applicable supervisor or administrator (if any) of the Euro-Rate or an Official Body having jurisdiction over the Administrative Agent has made a public statement identifying the specific date after which the Euro-Rate shall no longer be used for determining interest rates for loans (either such date, a “LIBOR Termination Date”), or (b) a rate other than the Euro-Rate has become a widely recognized benchmark rate for newly originated loans in Dollars or an Optional Currency in the U.S. market, then the Administrative Agent may (in consultation with the Borrower) choose a replacement index for the Euro-Rate and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in interest rate based on the replacement index will be substantially equivalent to the all-in Euro-Rate -based interest rate in effect prior to its replacement.

(b)           The Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the discretion of the Administrative Agent, for the implementation and administration of the replacement index-based rate. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 11.1 [Modifications, Amendments or Waivers]), such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. on the fifth (5th) Business Day after the date a draft of the amendment is provided to the Lenders, unless the Administrative Agent receives, on or before such fifth (5th) Business Day, a written notice from the Required Lenders stating that such Lenders object to such amendment.

(c)            Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from a Euro-Rate-based rate to a replacement index-based rate, and (ii) may also reflect adjustments to account for (A) the effects of the transition from the Euro-Rate to the replacement index and (B) yield- or risk-based differences between the Euro-Rate and the replacement index.

(d)           Until an amendment reflecting a new replacement index in accordance with this Section 4.5 is effective, each advance, conversion and renewal of a Loan under the Euro-Rate Option will continue to bear interest with reference to the Euro-Rate; provided however, that if the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, all Loans as to which the Euro-Rate Option would otherwise apply shall automatically be converted to the Base Rate Option until such time as an amendment reflecting a replacement index and related matters as described above is implemented.

(e)            Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.

4.6       Selection of Interest Rate Options. If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans under the Euro-Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2 [Interest Periods], the Borrower shall be deemed to have selected the Euro-Rate Option for an additional Interest Period of one month, commencing upon the last day of the existing Interest Period, unless less than one month remains until the Expiration Date, in which event the Borrower shall be deemed to have converted such Borrowing Tranche to the Base Rate Option, commencing upon the last day of the existing Interest Period, and such currency conversion to U.S. Dollars shall be determined by the Administrative Agent at the time of such conversion.

5.          PAYMENTS

5.1       Payments.  All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Administrative Agent’s Fee or other fees or amounts due from the Borrower hereunder shall be payable prior to 11:00 a.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of the Swing Loan Lender with respect to the Swing Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans in U.S. Dollars (except as otherwise expressly provided in this Agreement) and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds; provided that in the event payments are received by 11:00 a.m. by the Administrative Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders interest at the Federal Funds Effective Rate in the case of Loans or other amounts due in Dollars, or the Overnight Rate in the case of Loans or other amounts due in an Optional Currency, with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders. The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement (including the Equivalent Amounts of the applicable currencies where such computations are required) and shall be deemed an “account stated”. All payments of principal and interest made in respect of the Loans must be repaid in the same currency (whether Dollars or the applicable Optional Currency) in which such Loan was made and all Unpaid Drawings with respect to each Letter of Credit shall be made in the same currency (whether Dollars or the applicable Optional Currency) in which such Letter of Credit was issued. The Administrative Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Borrower with the financial institution that then serves as the Administrative Agent.

5.2       Pro Rata Treatment of Lenders. Each borrowing of Revolving Credit Loans shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest, Commitment Fees and Letter of Credit Fees (but excluding the Administrative Agent’s Fee and the Issuing Lender’s fronting fee) shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Sections 4.4.4 [Administrative Agent’s and Lender’s Rights] in the case of an event specified in Section 4.4 [Rate Unascertainable; Etc.], 5.8 [Increased Costs] or 11.14 [Replacement of a Lender]) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, Commitment Fees and Letter of Credit Fees, as set forth in this Agreement. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrower of principal, interest, fees or other amounts from the Borrower with respect to Swing Loans shall be made by or to the Swing Loan Lender according to Section 2.6.5 [Borrowings to Repay Swing Loans].

5.3       Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(a)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and

(b)           the provisions of this Section 5.3 shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 5.3 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

5.4       Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate (or, for payments in an Optional Currency, the Overnight Rate) and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

5.5       Interest Payment Dates. Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on each Payment Date. Interest on Loans to which the Euro- Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the 90th day of such Interest Period. Interest on mandatory prepayments of principal under Section 5.7 [Mandatory Prepayments] shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Expiration Date, upon acceleration or otherwise).

5.6       Voluntary Prepayments.

5.6.1            Right to Prepay. The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.8[Increased Costs], Section 5.10 [Indemnity] and Section 11.14 [Replacement of a Lender] below). Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Administrative Agent by 1:00 p.m. at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans denominated in Dollars, and at least four (4)   Business Days prior to the date of prepayment of any Optional Currency Loans, or no later than 1:00 p.m. on the date of prepayment of Swing Loans, setting forth the following information:

(a)   the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(b)   a statement indicating the application of the prepayment between the Revolving Credit Loans and Swing Loans;

(c)   a statement indicating the application of the prepayment between Loans to which the Base Rate Option applies and Loans and Optional Currencies to which the Euro-Rate Option applies; and

(d)   the total principal amount of such prepayment, which shall not be less than the lesser of (i) the Revolving Facility Usage or (ii) $50,000 for any Swing Loan or $1,000,000 (or the Dollar Equivalent thereof) for any Revolving Credit Loan.

All prepayment notices shall be irrevocable; provided that (A) if a notice of voluntary prepayment is given in connection with a conditional notice of termination of the Revolving Credit Commitments as contemplated by Section 2.4 [Termination or Reduction of Revolving Credit Commitments], then such notice of prepayment may be revoked if such notice of termination is revoked and (B) a notice of voluntary prepayment may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as provided in Section 4.4.4 [Administrative Agent’s and Lender’s Rights], if the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied first to the Revolving Credit Loans to which the Base Rate Option applies, then to Revolving Credit Loans which are not Optional Currency Loans to which the Euro-Rate Option applies, then to Optional Currency Loans, then to Swing Loans to which the Base Rate Option applies, then to Swing Loans to which the Other Agreed Rate applies. Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 5.10 [Indemnity]. Prepayments shall be made in the currency in which such Loan was made unless otherwise directed by the Administrative Agent.

5.6.2            Reserved.

5.6.3            Designation of a Different Lending Office. If any Lender requests compensation under Section 5.8 [Increased Costs], or the Borrower is or will be required to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 [Taxes], then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.8 [Increased Costs] or Section 5.9 [Taxes], as the case may be, in the future, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

5.7       Mandatory Prepayment for Currency Fluctuations. If on any Computation Date the Revolving Facility Usage is equal to or greater than the Revolving Credit Commitments as a result of a change in exchange rates between one (1) or more Optional Currencies and Dollars, then the Administrative Agent shall notify the Borrower of the same. The Borrower shall pay or prepay the Loans (subject to Borrower's indemnity obligations under Sections 5.8 [Increased Costs] and 5.10 [Indemnity]) within five (5) Business Days after receiving such notice such that the Revolving Facility Usage shall not exceed the aggregate Revolving Credit Commitments after giving effect to such payments or prepayments.

5.8       Increased Costs.

5.8.1        Increased Costs Generally. If any Change in Law shall:

(a)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement, which is addressed separately in this Section 5.8) or the Issuing Lender;

(b)           subject any Recipient to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (iii) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c)            impose on any Lender, the Issuing Lender or the Relevant Interbank Market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Issuing Lender or other Recipient, the Borrower will pay to such Lender, the Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

5.8.2            Capital Requirements. If any Lender or an Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

5.8.3            Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans. A certificate of a Lender or an Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in Sections 5.8.1 [Increased Costs Generally] or 5.8.2 [Capital Requirements] and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

5.8.4            Delay in Requests. Failure or delay on the part of any Lender or an Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).

5.8.5            Additional Reserve Requirements. The Borrower shall pay to each Lender (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Loan under the Euro-Rate Option equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement under Regulation D or under any similar, successor or analogous requirement of the Board of Governors of the Federal Reserve System (or any successor) or any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans under the Euro-Rate Option, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which in each case shall be due and payable on each date on which interest is payable on such Loan; provided that in each case the Borrower shall have received at least ten days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice ten days prior to the relevant Payment Date, such additional interest or costs shall be due and payable ten days from receipt of such notice.

5.9       Taxes.

5.9.1            Issuing Lender. For purposes of this Section 5.9, the term “Lender” includes the Issuing Lender and the term “applicable Law” includes FATCA.

5.9.2            Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.9 [Taxes]) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made; provided,  however, that:

(a)   A payment shall not be increased under this Section 5.9.2 [Payments Free of Taxes] by reason of a deduction or withholding on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due: (1) the payment could have been made to the relevant Lender without such deduction or withholding if that Lender had been a UK Qualifying Lender, but on that date that Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any Change in Law; or (2) the relevant Lender is a UK Qualifying Lender solely by virtue of clause (b) of the definition of UK Qualifying Lender and an officer of HM Revenue & Customs has given (and not revoked) a direction under section 931 of the UK ITA which relates to the payment, that Lender has received from the Borrower a certified copy of that direction and the payment could not have been made to that Lender without such deduction or withholding had that direction not been given; or (3) the relevant Lender is a UK Qualifying Lender solely by virtue of clause (b) of the definition of UK Qualifying Lender, the relevant Lender has not given a UK Tax Confirmation to the Borrower, or has not notified the Borrower of any material change in position from that set out in the UK Tax Confirmation, and the payment could have been made to that Lender without such deduction or withholding had that Lender given a UK Tax Confirmation to the Borrower on the basis that the UK Tax Confirmation would have enabled the Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the UK ITA; or (4) the relevant Lender is a UK Treaty Lender and the Borrower is able to demonstrate that the payment could have been made to that Lender without such deduction or withholding had that Lender complied with its obligations under subsections (b) and (c) below.

(b)   Subject to subsection (c) below, a UK Treaty Lender and the Borrower shall cooperate in completing any procedural formalities necessary for the Borrower to obtain authorization to make any payment to which that Lender is entitled without any deduction or withholding on account of Tax imposed by the United Kingdom; and if a UK Treaty Lender (including a Person that becomes a Lender party hereto after the date of this Agreement) confirms its scheme reference number and its jurisdiction of Tax residence in writing to the Borrower under subsection (c) below, and such information is valid, the UK Treaty Lender shall be treated as having complied with its obligations under this subsection (b).

(c)   (i) A UK Treaty Lender which becomes a party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in writing to the Borrower upon entering into this Agreement; and (ii) a Lender which becomes a party after the date of this Agreement that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in writing to the Borrower upon becoming a party to this Agreement.

(d)   If a Lender has confirmed its scheme reference number and jurisdiction of tax residence in accordance with subsection (c) above and: (i) the Borrower has not made a UK DTTP Filing in respect of that Lender; or (ii) the Borrower has made a UK DTTP Filing in respect of that Lender, but: (A) that UK DTTP Filing has been rejected by HM Revenue & Customs; (B) HM Revenue & Customs has not given the Borrower authority to make payments to that Lender without deduction or withholding within 30 Business Days of the date of the UK DTTP Filing; or (C) HM Revenue & Customs gave but subsequently withdrew authority for the Borrower to make payments to that Lender without deduction or withholding or such authority has otherwise terminated or expired or is due to otherwise terminate or expire within the next three months, and in each case, the Borrower has notified that Lender in writing, that Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for the Borrower to obtain authorization to make payments to that Lender without deduction or withholding on account of Tax imposed by the United Kingdom.

5.9.3            Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Official Body in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

5.9.4            Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.9 [Taxes]) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

5.9.5            Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.8.4 [Participations] relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.9.5 [Indemnification by the Lenders].

5.9.6            VAT Reimbursement. All amounts set out or expressed to be payable by any party to the Administrative Agent or any Lender shall be deemed to be exclusive of any VAT payable thereon. If VAT is chargeable on any supply made by the Administrative Agent or any Lender to any party, that party shall pay to the Administrative Agent or the Lender as the case may be (in addition to and at the same time as paying the consideration), an amount equal to the amount of the VAT.

5.9.7            VAT Indemnification. Where any party is required to reimburse the Administrative Agent or any Lender as the case may be for any costs or expenses, that party shall at the same time pay and indemnify the Administrative Agent or the Lender as the case may be against all VAT incurred by the Administrative Agent or the Lender as the case may be in respect of the costs or expenses to the extent that the Administrative Agent or the Lender as the case may be reasonably determines that it is not entitled to credit or repayment for the VAT.

5.9.8            Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to an Official Body pursuant to this Section 5.9 [Taxes], such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

5.9.9        Status of Lenders.

(a)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(b)           If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (b), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Lender agrees that if any form or certification it previously delivered becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

5.9.10          Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.9 [Taxes] (including by the payment of additional amounts pursuant to this Section 5.9 [Taxes]), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.9 [Taxes] with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party incurred in connection with obtaining such refund, shall repay to such indemnified party the amount paid over pursuant to this Section 5.9.10 [Treatment of Certain Refunds] (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this Section 5.9.10 [Treatment of Certain Refunds]), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.9.10 [Treatment of Certain Refunds] the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

5.9.11          Survival. Each party’s obligations under this Section 5.9 [Taxes] shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.

5.10    Indemnity. In addition to the compensation or payments required by Section 5.8 [Increased Costs] or Section 5.9 [Taxes], the Borrower shall indemnify each Lender against all reasonable and invoiced liabilities, losses or expenses (including any foreign exchange losses in connection with a Loan or requested Loan and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract in connection with a Loan or requested Loan, but excluding loss of anticipated profits) which such Lender sustains or incurs as a consequence of any:

(a)            payment, prepayment, conversion or renewal of any Loan to which a Euro-Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due), or any voluntary prepayment without the required notice, or

(b)           attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests] or Section 4.2 [Interest Periods] or notice relating to prepayments under Section 5.6 [Voluntary Prepayments].

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.

5.11    Settlement Date Procedures. In order to minimize the transfer of funds between the Lenders and the Administrative Agent, the Borrower may borrow, repay and reborrow Swing Loans and the Swing Loan Lender may make Swing Loans as provided in Section 2.1.2 [Swing Loan Commitments] hereof during the period between Settlement Dates. The Administrative Agent shall notify each Lender of its Ratable Share of the total of the Revolving Credit Loans and the Swing Loans (each a “Required Share”). On such Settlement Date, each Lender shall pay to the Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Administrative Agent shall pay to each Lender its Ratable Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Loans. The Administrative Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and on any mandatory prepayment date as provided for herein and may at its option effect settlement on any other Business Day. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 5.11 shall relieve the Lenders of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1.2 [Swing Loan Commitment]. The Administrative Agent may at any time at its option for any reason whatsoever require each Lender to pay immediately to the Administrative Agent such Lender’s Ratable Share of the outstanding Revolving Credit Loans and each Lender may at any time require the Administrative Agent to pay immediately to such Lender its Ratable Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Loans.

5.12    Currency Conversion Procedures for Judgments. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereby agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which in accordance with normal lending procedures the Administrative Agent could purchase the Original Currency with the Other Currency after any premium and costs of exchange on the Business Day preceding that on which final judgment is given.

5.13    Indemnity in Certain Events. The obligation of the Borrower in respect of any sum due from the Borrower to any Lender hereunder shall, notwithstanding any judgment in an Other Currency, whether pursuant to a judgment or otherwise, be discharged only to the extent that, on the Business Day following receipt by any Lender of any sum adjudged to be so due in such Other Currency, such Lender may in accordance with normal lending procedures purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to such Lender in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment or payment, to indemnify such Lender against such loss. If the amount of the Original Currency so purchased is greater than the sum originally due to such Lender in the Original Currency, such Lender shall, upon request of the Borrower, return the amount of any excess to the Borrower.

6.          REPRESENTATIONS AND WARRANTIES

6.1    Representations and Warranties. The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders as follows:

6.1.1            Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default. Each Loan Party and each Subsidiary of each Loan Party (i) is a public limited company, corporation, limited partnership, limited liability company or other entity duly organized, validly existing and in good standing (if applicable) under the laws of its jurisdiction of organization, (ii) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, (iii) is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, except in jurisdictions where the failure to be so licensed, qualified or in good standing would not reasonably be expected to cause a Material Adverse Change, (iv) has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part, (v) is in compliance in all material respects with all applicable Laws (other  than  Environmental  Laws  which  are  specifically  addressed  in Section 6.1.18 [Environmental Matters]) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or will be doing business except where the failure to do so would not constitute a Material Adverse Change, and (vi) has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens. No Event of Default or Potential Default exists or is continuing.

6.1.2            Subsidiaries and Owners; Investment Companies. Schedule 6.1.2 states (i)    the name of each of the Borrower’s Subsidiaries, its jurisdiction of organization and the amount, percentage and type of Equity Interests in such Subsidiary (the “Subsidiary Equity Interests”), and (ii)   whether such Subsidiary is a Material Subsidiary. The Borrower and each Subsidiary of the Borrower has good and marketable title to all of the Subsidiary Equity Interests it purports to own, free and clear in each case of any Lien, and all such Subsidiary Equity Interests have been validly issued and, in the case of the Equity Interests of the Borrower, Subsidiaries organized under the Laws of any jurisdiction in the United Kingdom and US Subsidiaries, are fully paid and nonassessable. None of the Loan Parties or Subsidiaries of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.”

6.1.3            Validity and Binding Effect. This Agreement and each of the other Loan Documents (i) has been duly and validly executed and delivered by each Loan Party that is party thereto, and (ii) constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto, enforceable against such Loan Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws relating to or affecting creditors’ rights generally or by equitable principles relating to enforceability (whether considered in a proceeding in equity or at law).

6.1.4            No Conflict; Material Agreements; Consents. Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement, articles of association or other organizational documents of any Loan Party or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents). There is no default under any such material agreement (referred to above) and none of the Loan Parties or their Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which could reasonably be expected to result in a Material Adverse Change. No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents, other than other than (i) registration of particulars of Collateral Documents executed by the Borrower at Companies House in England and Wales under section 859A of the UK Companies Act and payment of associated fees, (ii) any filing, recording or enrolling or any tax or fee payable in relation to the Collateral Documents which is referred to in any opinion or counsel delivered in connection with this Agreement and which will in each case be made or paid promptly after the date of the relevant Loan Document, (iii) those that have been obtained or made and are in full force and effect and (iv) those the failure of which to obtain could not reasonably be expected to result in a Material Adverse Change.

6.1.5            Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Subsidiary of such Loan Party at law or in equity before any Official Body which individually or in the aggregate reasonably could be expected to result in any Material Adverse Change. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which reasonably could be expected to result in any Material Adverse Change.

6.1.6            Financial Statements.

(a)            Historical Statements. The Borrower has delivered to the Administrative Agent copies of its audited consolidated year-end financial statements for and as of the end of each of the three fiscal years ended, respectively, December 31, 2014, December 31, 2015 and December 31, 2016. In addition, the Borrower has delivered to the Administrative Agent copies of its unaudited consolidated interim financial statements for the fiscal year to date and as of the end of the fiscal quarter ended September 30, 2017 (all such annual and interim statements being collectively referred to as the “Statements”). The Statements were compiled from the books and records maintained by the management of the Borrower and its Subsidiaries, are complete and fairly represent, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as of the respective dates thereof and the results of operations for the fiscal periods then ended and have been prepared in accordance with IFRS consistently applied, subject (in the case of the interim statements) to normal year-end audit adjustments and the absence of footnotes.

(b)           Accuracy of Financial Statements. Neither the Borrower nor any Subsidiary of the Borrower has any material liabilities, contingent or otherwise, or forward or long- term commitments that are not disclosed in the Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the

Borrower or any Subsidiary of the Borrower which may cause a Material Adverse Change. Since December 31, 2016, no Material Adverse Change has occurred.

6.1.7            Margin Stock. None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System.

6.1.8            Senior Debt Status. (a) The Commitments and Loans advanced and Letters of Credit issued thereunder constitute the “Secured Credit Facility” (as defined in the Indenture), and (b) the Obligations constitute “Senior Indebtedness”,  “Designated Senior Indebtedness” or any similar designation under and as defined in any agreement governing any subordinated indebtedness and the subordination provisions set forth in each such agreement are legally valid and enforceable against the parties thereto.

6.1.9            Labor Matters. There is (a) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries, or to the best knowledge of the Borrower, threatened against any of them before an ombudsman, works council or other tribunal in any applicable jurisdiction, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Borrower or any of its Subsidiaries or to the best knowledge of the Borrower, threatened against any of them, (b) no strike or work stoppage in existence, or to the best knowledge of the Borrower, threatened involving the Borrower or any of its Subsidiaries, and (c) to the best knowledge of the Borrower, no union representation question existing with respect to the employees of the Borrower or any of its Subsidiaries and, to the best knowledge of the Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to cause a Material Adverse Change.

6.1.10          Non-US Loan Parties. (a) The Borrower and each Non-US Guarantor (each a “Non-US Loan Party”) is subject to civil and commercial laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Non-US Loan Party, the “Subject Loan Documents”), and the execution, delivery and performance by such Non-US Loan Party of the Subject Loan Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Non-US Loan Party nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Non-US Loan Party is organized and existing in respect of its obligations under the Subject Loan Documents.

(b)   The Subject Loan Documents are in proper legal form under the laws of the jurisdiction in which such Non-US Loan Party is organized and existing for the enforcement thereof against such Non-US Loan Party under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Subject Loan Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Subject Loan Documents that the Subject Loan Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Non-US Loan Party is organized and existing or that any registration charge or stamp or similar tax or duty be paid on or in respect of the Subject Loan Documents or any other document, except for (x) any such filing, registration, recording, execution or notarization as has been made or will be made in accordance with this Agreement or is not required to be made until the Subject Loan Document or any other document is sought to be enforced and

(y) any charge, duty or tax as has been timely paid.

(c)   (i) There are no Other Taxes imposed by any Official Body in or of the United Kingdom, on or by virtue of (A) the execution or delivery of the Subject Loan Documents or (B) the transfer of title, ownership or the enforcement of any Lien under, or in respect of any asset encumbered pursuant to, the Collateral Documents.

(ii) There is no Tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Official Body in or of the jurisdiction in which such Non-US Loan Party (other than the Borrower) is organized and existing, on or by virtue of (A) the execution or delivery of the Subject Loan Documents, or (B) the transfer of title, ownership or the enforcement of any Lien under, or in respect of any asset encumbered pursuant to, the Collateral Documents.

(d)   In the case of the Borrower, there is no requirement to make any deduction or withholding for any Taxes from any payment to be made pursuant to the Subject Loan Documents to a Lender which is (i) a UK Qualifying Lender falling within paragraph (a) of the definition of UK Qualifying Lender, (ii) except where a direction has been given under section 931 of the UK ITA in relation to the payment concerned, a UK Qualifying Lender falling within paragraph (b) of the definition of UK Qualifying Lender, or (iii) a UK Treaty Lender and the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488) that has not expired or otherwise become ineffective.

(e)   For the purposes of the Council Regulation (EC) N° 1346/2000 of 29 May 2000 on insolvency proceedings (the “EU Regulation”) or, for insolvency proceedings opened after 26 June 2017, Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) (the “Regulation (recast)”)), in relation to any Non-US Loan Party which is incorporated in a member state of the European Union, such Non- US Loan Party’s center of main interest (as that term is used in Article 3(1) of the EU Regulation or, for insolvency proceedings opened after 26 June 2017, the Regulation (recast)) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the EU Regulation or, for insolvency proceedings opened after 26 June 2017, in article 2, point (10) of the Regulation (recast)) in any jurisdiction other than its jurisdiction of incorporation.

6.1.11          Brokers, etc. No broker’s or finder’s fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and each Borrower hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

6.1.12          Full Disclosure. No written information that has been furnished by the Loan Parties or on behalf of the Loan Parties to the Arrangers, the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby, other than information of a general economic or industry specific nature (such written information being referred to herein collectively as the “Information”), including Information provided under any Anti-Terrorism Law or ‘know your customer’ requirements, contains, as of the date of delivery thereof and when taken as a whole, any material misstatement of fact or omits to state any material fact necessary to make the statements therein not misleading in any material respect, in the light of the circumstances under which they are made; provided,  however,  that, with respect to Information consisting of projections, forecasts, pro forma data, budgets, estimates and other forward-looking statements (herein collectively, the “Projections”), no representation or warranty is made other than that the Projections have been (or, in the case of Projections furnished after the date hereof, will be) prepared in good faith based on assumptions believed by the Borrower to be reasonable at the time of preparation thereof (it being understood that such Projections are as to future events and are not to be viewed as facts, such Projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, no assurance can be given that any particular Projections will be realized, and actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material). There is no fact known to the Borrower that, individually or in the aggregate, could reasonably be expected to cause a Material Adverse Change which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the Lenders prior to or at the date hereof in connection with the transactions contemplated hereby.

6.1.13          Taxes. All federal, state, local and other tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all Taxes which have or may become due pursuant to said returns or to assessments received, except (a) to the extent that such Taxes are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by IFRS shall have been made or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Change.

6.1.14          Patents, Trademarks, Copyrights, Licenses, Etc. Each Loan Party and each Subsidiary of each Loan Party owns, possesses or has the right to use all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without known possible, alleged or actual conflict with the rights of others, except where the failure to so own, possess or have such right to use, in the aggregate, could not reasonably be expected to cause a Material Adverse Change.

6.1.15          Liens in the Collateral. The Collateral Documents, upon execution and delivery thereof by the parties thereto, will create in favor of, as applicable, the Administrative Agent, the UK Security Trustee or the Spanish Security Agent, for the benefit of the Lenders, a valid and enforceable Lien in the Collateral covered thereby. (i) When the Equity Interests of US Subsidiaries that are Collateral and constitute certificated securities (as defined in the Uniform Commercial Code) are delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Collateral Documents will constitute a Prior Security Interest in all right, title and interest of the Loan Parties in such Collateral; and (ii) when Uniform Commercial Code financing statements (or, as applicable, equivalent filings or registrations in France, Spain and the United Kingdom) in appropriate form are filed in the applicable filing offices promptly following the Closing Date and in any event within any applicable time periods required by Law, the security interests created under the Collateral Documents will constitute Prior Security Interests in all right, title and interest of the Loan Parties in the remaining Collateral to the extent perfection can be obtained by filing Uniform Commercial Code financing statements (or, as applicable, such equivalent filings or registrations in France, Spain and the United Kingdom), except for rights secured by Liens permitted under Section 8.2.2. All filing fees, related Taxes and other expenses in connection with the perfection of such Liens have been or will be paid by the Borrower.

6.1.16          Insurance. The properties of each Loan Party and each of its Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide coverages from financially sound insurers that comply with the provisions of Section 8.1.3 [Maintenance of Insurance].

6.1.17      Pension Compliance.

(a)            Each Pension Plan subject to ERISA is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each such Pension Plan that is intended to qualify under Section 401(a) of the Code has received from the IRS a favorable determination or opinion letter, which has not by its terms expired, that such Pension Plan is so qualified, or such Pension Plan is entitled to rely on an IRS advisory or opinion letter with respect to an IRS-approved master and prototype or volume submitter plan, or a timely application for such a determination or opinion letter is currently being processed by the IRS with respect thereto; and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Globe and each member of the ERISA Group have made all required contributions to each such Pension Plan subject to Sections 412 or 430 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Sections 412 or 430 of the Code has been made with respect to any Pension Plan.

(b)           No ERISA Event has occurred or is reasonably expected to occur; (a) no Pension Plan subject to ERISA has any unfunded pension liability (i.e., excess of benefit liabilities over the current value of that Pension Plan’s assets, determined pursuant to the assumptions used for funding such Pension Plan for the applicable plan year in accordance with Section 430 of the Code); (b) neither Globe nor any member of the ERISA Group has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any such Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (c) neither

Globe nor any member of the ERISA Group has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA, with respect to a Multiemployer Plan; (d)   neither Globe nor any member of the ERISA Group has received notice pursuant to Section 4242(a)(1)(B) of ERISA that a Multiemployer Plan is in reorganization and that additional contributions are due to the Multiemployer Plan pursuant to Section 4243 of ERISA; and (e) neither Globe nor any member of the ERISA Group has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

(c)            Neither the Borrower nor any of its Subsidiaries is or has at any time been an employer (for the purposes of sections 38 to 51 of the UK Pensions Act) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993).

(d)           Neither the Borrower nor any of its Subsidiaries is or has at any time been "connected" with or an "associate" of (as those terms are used in sections 38 and 43 of the UK Pensions Act) such an employer.

(e)            Each Pension Plan of a Spanish Person that is a Loan Party is in compliance in all material respects with the Spanish applicable provisions in connection with the Social Security and Pension Schemes and Funds Regulations (in particular but not limited to the General Social Security Act, approved by Royal Decree-Law 8/2015, of 30 October, applicable Collective Bargaining Agreement, Royal Legislative Decree 1/2002 approving the consolidated text of the Law governing pension schemes and funds, Royal Decree 304/2004 approving the pension schemes and funds Regulations and the Royal Decree 1588/1999 of 15 October 1999 adopting the Regulation on implementing the pension liabilities of enterprises to workers and beneficiaries) (collectively, the “Spanish Pension Laws”).

(f)            Each Pension Plan of a French Person that is a Loan Party is in compliance in all material respects with the French applicable provisions in connection with the Social Security and Pension Schemes and Funds Regulations (in particular but not limited to Ordinance of 4 October 1945, the Universal Declaration of Human Rights of 10 December 1948, the Accord national interprofessionnel instituant le régime Agirc-Arrco de retraite complémentaire of 17 November 2017, the Convention Collective nationale de retraite et de prévoyance des cadres of 14 March 1947 and the Accord national interprofessionnel de retraite complémentaire of 8 December 1961, each as amended, supplemented, novated or otherwise modified from time to time, together with any and all regulations, further agreements, laws, decrees or other applicable rules in connection thereto) (collectively, the “French Pension Laws”).

6.1.18          Environmental Matters. Each Loan Party is in compliance with applicable Environmental Laws and, to the knowledge of such Loan Party, is not subject to liability under Environmental Laws, except for such non-compliance, matters and liabilities as could not in the aggregate reasonably be expected to result in a Material Adverse Change.

6.1.19          Solvency. On the Closing Date and after giving effect to the initial Loans hereunder, the Loan Parties, taken as a whole, are Solvent.

6.1.20          Anti-Terrorism Laws. No Covered Entity is a Sanctioned Person.

6.1.21          Centre of Main Interests and Establishments. For the purposes of the Insolvency Regulation each Loan Party that is organized under the Law of a member state of the European Union has its centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) situated in its jurisdiction of organization and it has no “establishment” (as that term is used in Article 2(10) of the Insolvency Regulation) in any other jurisdiction.

6.1.22          Anti-Corruption Law. The Borrower and each of its Subsidiaries has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

6.2   Updates to Schedules. Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, the Borrower shall, upon the reasonable request of the Administrative Agent, provide the Administrative Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same. No Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Required Lenders, in their sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule; provided however, that the Borrower may update Schedules 6.1.1 and 6.1.2 without any Lender approval in connection with a Permitted Acquisition or any transaction permitted under Sections 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions], 8.2.7 [Dispositions of Assets or Subsidiaries] and 8.2.9 [Subsidiaries, Partnerships and Joint Ventures].

7.          CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

The obligation of each Lender to make Loans and of the Issuing Lender to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

7.1       First Loans and Letters of Credit.

7.1.1        Deliveries. On the Closing Date, the Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(a)            A certificate of the Borrower signed by an Authorized Officer, dated the Closing Date stating that (i) all representations and warranties of the Loan Parties set forth in this Agreement are true and correct in all material respects, (ii) the Loan Parties are in compliance with each of the covenants and conditions hereunder, and (iii) no Event of Default or Potential Default exists;

(b)           A certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary (or, in each case, equivalent officer otherwise named) of each of the Loan Parties, certifying as appropriate as to: (i) all action taken by such Loan Party in connection with this Agreement and the other Loan Documents (including copies of signed resolutions to the extent customary under local Law); (ii) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (iii) copies of its organizational documents as in effect on the Closing Date certified by the appropriate public official of the jurisdiction where such Loan Party is organized, together with certificates from the appropriate public officials as to the continued existence and good standing (or equivalent term otherwise named) of each Loan Party in each jurisdiction where such Loan Party is organized or qualified to do business; provided that, in respect of Guarantors that are Spanish Persons, an online excerpt (“nota simple online”) issued by the relevant commercial registry, copies of their online bylaws and copies of their constitutional documents shall be sufficient;

(c)            This Agreement and each of the other Loan Documents signed by an Authorized Officer (and where reasonably deemed necessary or appropriate by the Administrative Agent, notarized in accordance with Laws applicable to the Loan Parties and agreements entered into by them) and all appropriate financing statements and appropriate stock powers and certificates evidencing the pledged Collateral;

(d)           A written opinion of counsel for the Loan Parties or, as applicable, counsel for the Administrative Agent, covering customary subjects, dated the Closing Date and reasonably satisfactory to the Administrative Agent in form and substance, as to the matters set forth in Schedule 7.1.1;

(e)            Evidence that adequate insurance required to be maintained under this Agreement is in full force and effect, with additional insured, mortgagee and lender loss payable special endorsements attached thereto in form and substance satisfactory to the Administrative Agent and its counsel naming the Administrative Agent as additional insured, mortgagee and lender loss payee;

(f)            A duly completed Compliance Certificate, and information relating to the Aggregate Sales Percentage, the Aggregate Asset Percentage, and the Aggregate EBITDA Percentage described in clause (ii) of Section 8.3.3 [Certificates of the Borrower], in each case as of the last day of the fiscal quarter of the Borrower most recently ended prior to the Closing Date, signed by an Authorized Officer of the Borrower;

(g)           Evidence that other consents, if any, required to consummate the transactions contemplated hereby as of the Closing Date have been obtained;

(h)           Evidence that the Existing Credit Agreement has been terminated, and all outstanding Indebtedness and other obligations thereunder have been paid and satisfied in full (other than reimbursement obligations in respect of the Existing Letters of Credit; provided that letter of credit issuance and risk participation fees thereunder, other than fees due upon presentation of drafts, shall have been paid in full), and all Liens securing such obligations have been released;

(i)            [Reserved];

(j)            At least five (5) Business Days prior to the Closing Date, interim consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year-to-date period ending September 30, 2017, including comparable periods in the fiscal year ending December 31, 2016;

(k)           A perfection certificate from each Loan Party that is a US Subsidiary (and from each Loan Party that is not a US Person such similar information regarding such Loan Party and its assets as the Administrative Agent may reasonably request) and evidence that all Liens in the Collateral pursuant to the Security Agreements, the Pledge Agreements, the Patent, Trademark and Copyright Security Agreement, and other Loan Documents upon, as applicable, the taking of possession of Collateral or the making of appropriate filings will be perfected and have the priority required under the Loan Documents, including Lien searches in acceptable scope and with acceptable results;

(l)            [Reserved];

(m)          Pro forma projections (including a pro forma closing balance sheet, pro forma statements of operations and cash flow) for the fiscal years 2018 through 2022, (including assumptions used in preparing the forecast financial statements) that are reasonably satisfactory to the Administrative Agent in form and content;

(n)           [Reserved];

(o)           [Reserved];

(p)           At least five (5) Business Days prior to the Closing Date, information required by each Lender to comply with the USA PATRIOT Act, other Anti- Terrorism Laws, and other ‘know your customer’ requirements, in each case requested in writing prior to the seventh (7th) Business Day prior to the Closing Date; and

(q)           Such other documents in connection with such transactions as the Administrative Agent or its counsel may reasonably request.

7.1.2            No Material Adverse Change. (a) No Material Adverse Change shall have occurred since December 31, 2016; and (b) no litigation or governmental or regulatory investigation or proceeding shall be pending or, to the knowledge of the Borrower, threatened against or involving the Borrower or any of its Subsidiaries that could reasonably be expected to cause a Material Adverse Change.

7.1.3            Payment of Fees. The Borrower shall have (a) paid all fees payable on or before the Closing Date as required by the Administrative Agent’s Letter or the Loan Documents and any fees owing under any other fee letter (or equivalent agreement otherwise named) with an Arranger and (b) reimbursed the Administrative Agent for all invoiced costs related to the transactions contemplated hereby, including all filing and legal fees, that are required to be reimbursed by the Administrative Agent’s Letter, the Engagement Letter dated January 19, 2018 or the Loan Documents and any fees owing under any other fee letter (or equivalent agreement otherwise named) with an Arranger.

7.2       Each Loan or Letter of Credit. At the time of making any Loans or issuing, extending or increasing any Letters of Credit and after giving effect to the proposed extensions of credit:

(a)   the representations, warranties of the Loan Parties shall be true and correct in all material respects, as though made at and as of such time, unless expressly made as of a prior date (in which case such representations and warranties shall have been true and correct in all material respects as of such prior date); provided that any representation and warranty that is qualified as to materiality, “Material Adverse Change” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects as of such respective dates;

(b)   no Event of Default or Potential Default shall have occurred and be continuing;

(c)   the making of the Loans or issuance, extension or increase of such Letter of Credit shall not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Lenders;

(d)   the Borrower shall have delivered to the Administrative Agent a duly executed and completed Loan Request or to the Issuing Lender an application for a Letter of Credit, as the case may be;

(e)   with respect to the making of any Loans or the issuance of any Letter of Credit when the Revolving Facility Usage is in excess of $200,000,000, or with respect to the making of any Loans or the issuance of any Letter of Credit that, after giving effect thereto, would cause the Revolving Facility Usage to exceed $200,000,000, the Borrower shall have certified that (i)    the condition under Section 4.01(b)(i)(B) of the 2022 Indenture (or equivalent provision in any refinancing thereof) is met with respect to the Revolving Facility Usage, as it would be increased by such proposed Loans or Letter of Credit or (ii) that such condition contained in the 2022 Indenture, or any refinancing thereof, is no longer in effect; and

(f)    in the case of any Loan or Letter of Credit to be denominated in an Optional Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent and the Required Lenders (in the case of any Loans to be denominated in an Optional Currency) or the Administrative Agent and the Issuing Lender (in the case of any Letter of Credit to be denominated in an Optional Currency) would make it impracticable for such Loan or Letter of Credit to be denominated in the relevant Optional Currency.

8.         COVENANTS

The Loan Parties, jointly and severally, covenant and agree that until Payment In Full, the Loan Parties shall comply at all times with the following covenants:

8.1         Affirmative Covenants.

8.1.1            Preservation of Existence, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain (a) its legal existence as a public limited company, corporation, limited partnership, limited liability company or other entity under the Laws of the jurisdiction of its organization, except as otherwise expressly permitted in Section 8.2.6 [Liquidations, Mergers, Etc.], and (b) its license or qualification in each jurisdiction in which its ownership or lease of property or its conduct of business makes such license or qualification necessary, except where the failure to maintain such license or qualification could not reasonably be expected to result in a Material Adverse Effect.

8.1.2            Payment of Liabilities, Including Taxes, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all Taxes upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that (a) such liabilities, including Taxes, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by IFRS shall have been made or (b) the failure to pay and discharge any such liabilities would not reasonably be expected to result in a Material Adverse Change.

8.1.3            Maintenance of Insurance. Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by such insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by companies generally in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary. The Loan Parties shall comply with the covenants and provide the endorsement set forth on Schedule 8.1.3 relating to property and related insurance policies covering the Collateral.

8.1.4            Maintenance of Properties. Each Loan Party shall, and shall cause each of its Subsidiaries to, (a) maintain, preserve and protect all of its rights to enjoy and use material trademarks, trade names, service marks, patents, copyrights, permits, licenses, leases, and franchises and (b) maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all material tangible properties that are useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof as in the judgment of such Loan Party may be necessary; provided, that nothing in this Section 8.1.4 shall prevent the Loan Parties or any of their Subsidiaries from (i) discontinuing the maintenance, preservation or protection of any such rights or the operation or maintenance of any such tangible properties if the Loan Parties or such Subsidiaries determine that such discontinuance is desirable in the conduct of their business and would not, in the aggregate, be expected to cause a Material Adverse Change or (ii) consummating any transaction otherwise permitted by this Agreement.

8.1.5            Visitation Rights. Subject to requirements of applicable Law and to the rights of tenants or licensees of such properties, each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Lenders to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Lenders may reasonably request upon reasonable advance written notice to the Borrower; provided, however, that unless there shall have occurred an Event of Default which is continuing, (a) only the Administrative Agent, acting individually or on behalf of the Lenders, shall be permitted to exercise any of the foregoing rights (provided that if the Administrative Agent exercises such rights, any Lender may conduct an examination contemporaneously with the examination performed by the Administrative Agent) and (b) such rights may not be exercised more than one time during any twelve (12) month period.

8.1.6            Keeping of Records and Books of Account. The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain and keep proper books of record and account which enable the Borrower and its Subsidiaries to issue financial statements in accordance with IFRS and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrower or any Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

8.1.7            Compliance with Laws; Use of Proceeds. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects; provided that it shall not be deemed to be a violation of this Section 8.1.7 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Change. The Loan Parties will use the Letters of Credit and the proceeds of the Loans only in accordance with Section 2.8 [Use of Proceeds] and as permitted by applicable Law.

8.1.8            Further Assurances. Each Loan Party shall, from time to time, at its expense, faithfully preserve and protect the Administrative Agent’s, the UK Security Trustee’s  or the Spanish Security Agent’s (as applicable) Lien on and Prior Security Interest in the Collateral and all other real and personal property of the Loan Parties whether now owned or hereafter acquired as a continuing first priority perfected Lien, subject only to Permitted Liens, and shall do such other acts and things as the Administrative Agent may reasonably deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral.

8.1.9            Anti-Terrorism Laws; International Trade Law Compliance. (a) No Covered Entity will become a Sanctioned Person; (b) no Covered Entity, either in its own right or (to the best of such Covered Entity’s knowledge after due inquiry) through any third party, will use the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law or in any other manner that would result in a violation of Anti-Terrorism Laws by any Person (including any Person participating in any transaction contemplated hereby or by any other Loan

Document, whether as a Loan Party, Lender, Arranger, Administrative Agent, or Issuing Lender); (c)   the funds used to repay the Obligations will not be derived from any activity in violation of any Anti-Terrorism Law; and (d) each Covered Entity shall comply with all Anti-Terrorism Laws in all material respects.

8.1.10          Keepwell. Each Qualified ECP Loan Party jointly and severally (together with each other Qualified ECP Loan Party) hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non- Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any other Loan Document in respect of Swap Obligations (provided,  however, that each Qualified ECP Loan Party shall only be liable under this Section 8.1.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.1.10, or otherwise under this Agreement or any other Loan Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 8.1.10 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the other Loan Documents. Each Qualified ECP Loan Party intends that this Section 8.1.10 constitute, and this Section 8.1.10 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18(A)(v)(II) of the CEA.

8.1.11          Post-Closing Covenant. Notwithstanding the provisions of Section 7.1.1, the documents and tasks expressly identified on Schedule 8.1.11 shall not constitute conditions that are required to be performed prior to the effectiveness of this Agreement; provided that the Loan Parties shall execute and deliver the documents and complete the tasks set forth on Schedule 8.1.11, in each case within the time limits specified on such schedule and subject to extensions permitted by such schedule.

8.2         Negative Covenants.

8.2.1            Indebtedness. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(a)         Indebtedness under the Loan Documents;

(b)         Indebtedness outstanding on the Closing Date as set forth on Schedule 8.2.1 and any Permitted Refinancings thereof;

(c)         Indebtedness incurred with respect to Capital Lease Obligations, Synthetic Lease Obligations and other Purchase Money Security Interests as and to the extent permitted under Section 8.2.14 [Capital Expenditures and Leases] so long as the aggregate principal amount of all of the foregoing does not in the aggregate exceed the amount permitted pursuant to clause

(h) of the definition of Permitted Liens;

(d)         intercompany Indebtedness of (i) Grupo owing to the Borrower, (ii) FerroPem and FerroAtlántica owing to Grupo; provided that (A) such intercompany Indebtedness shall not, at any time outstanding, exceed the amounts indicated on Schedule 8.2.1 and (B) such intercompany Indebtedness is subject to the Intercompany Subordination Agreement and (iii) any Loan Party (other than as set forth in clauses (i) and (ii) above) owing to any other Loan Party, so long as such intercompany Indebtedness is subject to the Intercompany Subordination Agreement;

(e)         Any (i) Lender Provided Interest Rate Hedge, (ii) Lender Provided Foreign Currency Hedge, (ii) other Interest Rate Hedge or Foreign Currency Hedge approved by the Administrative Agent or (iii) Indebtedness under any Other Lender Provided Financial Services Product; provided,  however, the Loan Parties shall enter into an Interest Rate Hedge or Foreign Currency Hedge only for hedging (rather than speculative) purposes;

(f)         Indebtedness consisting of liabilities in connection with Other Lender Provided Financial Service Products and other Funds Transfer and Deposit Account Liability in the ordinary course of business;

(g)        endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(h)        Indebtedness owing to employees in connection with a non-qualified benefit plan;

(i)         Indebtedness consisting of the financing of insurance premiums;

(j)         Indebtedness of any Subsidiary of the Borrower owing to a Loan Party incurred to achieve cash repatriation strategies so long as the net cash Investment by such Loan Party in connection therewith is permitted by Section 8.2.4(p) [Loans, Guaranties and Investments];

(k)        Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing (including in respect of letters of credit issued in support of any of the foregoing), so long as, with respect to all Indebtedness described in this clause (k), such Indebtedness is not more than sixty (60) days past due;

(l)         Indebtedness arising under the 2022 Notes, and Guaranties in respect thereof (and a Permitted Refinancing thereof), in an aggregate principal amount not to exceed $350,000,000 at any time outstanding; provided that no Subsidiary of the Borrower shall be a guarantor thereunder unless it is a Guarantor party hereto;

(m)       prior to the sale of the Finance Lease Energy Assets, (i) to the extent constituting Indebtedness, the obligations in respect of any Sale and Leaseback Transaction with respect to the Finance Lease Energy Assets and (ii) any other Indebtedness secured solely by such Finance Lease Energy Assets;

(n)         Indebtedness in an aggregate outstanding principal amount which, when taken together with any Permitted Refinancing in respect thereof and the principal amount of all other Indebtedness incurred pursuant to this clause (n) and then outstanding, will not exceed $30,000,000; provided that all such Indebtedness incurred pursuant to this clause (n) is (i) incurred by a Joint Venture; (ii) is not guaranteed, in whole or in part, by the Borrower or any Subsidiary of the Borrower other than the Joint Venture; (iii) is without recourse to, and does not obligate, the Borrower or any Subsidiary of the Borrower (other than the Joint Venture) in any way; and (iv) does not subject any property or asset of the Borrower or any Subsidiary of the Borrower (other than the Joint Venture) to the satisfaction thereof, directly or indirectly, contingently or otherwise, except, with respect to the foregoing clause (iii) and clause (iv), in connection with and for (A) Liens on the Equity Interests of the Joint Venture or (B) the ability to be converted into or exchanged for Equity Interests of the Joint Venture;

(o)         Indebtedness consisting of Permitted Additional Indebtedness and any Permitted Refinancing thereof; provided that (i) no Event of Default shall have occurred and be continuing at the time of the incurrence thereof or immediately after giving effect thereto and (ii) if any such Permitted Additional Indebtedness constitutes a Material Event, the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower (which shall be in form and substance reasonably satisfactory to the Administrative Agent and shall include detailed calculations) that confirms the condition in clause (i) above and demonstrates that after giving pro forma effect to the incurrence thereof and the application of the proceeds therefrom, the Transaction Leverage Requirement is met as of the end of the fiscal quarter most recently ended for which financial statements are available

(p)         (i) Indebtedness of the Borrower to any Subsidiary of the Borrower or (ii) Indebtedness of any Subsidiary of the Borrower to the Borrower or any other Subsidiary; provided that (A) a security interest in all such intercompany Indebtedness owing to any Loan Party shall have been granted to the Administrative Agent for the benefit of the Lenders, (B) if such intercompany Indebtedness described in clause (A) is evidenced by a promissory note or other instrument, such promissory note or instrument shall have been pledged to the Administrative Agent in accordance with a Security Agreement, and (C) Indebtedness under clause (i) shall be subject to the Intercompany Subordination Agreement; provided further that (1) the aggregate outstanding amount of Indebtedness under this clause (p) of Subsidiaries of the Borrower that are not Loan Parties that is owing to Loan Parties shall not exceed at any one time $50,000,000 and (2) upon the occurrence and during the continuance of an Event of Default, Subsidiaries of the Borrower that are not Loan Parties shall not be permitted to incur additional Indebtedness owing to any Loan Party pursuant to this clause (p);

(q)         Indebtedness of any Person assumed or acquired in connection with a Permitted Acquisition (or any other acquisition of property constituting a business or a division or line of business or of a Subsidiary permitted under this Agreement) that existed on the date of such Permitted Acquisition (and Permitted Refinancings thereof); provided that such Indebtedness is not created in anticipation of such Permitted Acquisition (or other acquisition);

(r)         additional Indebtedness of Non-US Subsidiaries in an aggregate outstanding principal amount which, when taken together with any Permitted Refinancing in respect thereof and the principal amount of all other Indebtedness incurred pursuant to this clause (r) and then outstanding, will not exceed $15,000,000;

(s)         Indebtedness incurred pursuant to an Investment permitted by Section 8.2.4 [Loans, Guarantees and Investments], excluding Indebtedness described in clause (q) above;

(t)         Indebtedness incurred pursuant to any Cash Collateral arrangement; and

(u)        Indebtedness related to the Permitted Securitization Arrangements.

8.2.2          Liens; Lien Covenants. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

8.2.3          [Reserved].

8.2.4          Loans, Guaranties and Investments. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, Guaranty or pledge collateral to secure any Indebtedness or other obligation of; or purchase, acquire or own any Equity Interests, bonds, notes or securities of, or any other investment or interest in, a Person, or make any capital contribution to, any other Person; or acquire assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) a Person (for the purposes of this Section 8.2.4, each and all of the foregoing being an “Investment”), except the following:

(a)         deposits, prepayments and extensions of trade credit on usual and customary terms in the ordinary course of business;

(b)         advances to employees, officers and directors to meet expenses incurred by such employees in the ordinary course of business and other advances in respect of customary indemnification obligations owed to employees, officers and directors;

(c)         Permitted Investments;

(d)         Investments in Cash;

(e)         Investments owned by the Borrower and its Subsidiaries as of the Closing Date in the Borrower and in any Subsidiaries of the Borrower (and the Borrower and its Subsidiaries may convert any such Investments in the form of Indebtedness into Investments in the form of Equity Interests);

(f)         additional Investments after the Closing Date in any Loan Party;

(g)         Capital Expenditures to the extent permitted under this Agreement;

(h)         Investments of the Borrower and its Subsidiaries existing on the Closing Date;

(i)         additional Investments after the Closing Date in respect of which a binding agreement has been entered into as of the Closing Date to the extent described in Schedule 8.2.4 hereto and incremental Investments contemplated in connection therewith and any extension or renewal thereof; provided that any additional Investments made with respect thereto shall be permitted only to the extent such Investments are described on Schedule 8.2.4 or made in accordance with the other provisions of this Section 8.2.4;

(j)         Permitted Acquisitions;

(k)        Investments in the form of agreements for Foreign Currency Hedges or Interest Rate Hedges entered into in the ordinary course of business and not for speculative purposes;

(l)         [Reserved];

(m)       Investments consisting of promissory notes and other non-cash consideration received in connection with any Asset Sale permitted by Section 8.2.7 [Liquidations, Mergers, Consolidations];

(n)        customary Investments in special purpose entities in connection with Permitted Securitization Arrangements;

(o)        Investments in connection with the full or partial satisfaction, settlement or enforcement of Indebtedness or claims or other obligations due or owing to the Borrower or any of its Subsidiaries or as security for any such Indebtedness or claim;

(p)        Investments by any Loan Party in any of its Subsidiaries (i) consisting of Equity Interests and/or intercompany notes made to achieve cash repatriation strategies or (ii) the consideration for which is the cancellation or other settlement of any corresponding intercompany Indebtedness incurred in connection with Investments permitted pursuant to the foregoing clause (i), in each case so long as the net cash Investment by such Loan Party in connection therewith does not exceed zero after the tenth (10th) day following the making of such cash Investment;

(q)        Investments by Subsidiaries that are not Loan Parties in the Borrower and in other Subsidiaries;

(r)         Investments in Joint Ventures so long as the aggregate amount of all Investments at any time outstanding under this clause (r) does not exceed $10,000,000, plus any returns on such Investments;

(s)         the acquisition of all or any portion of the Finance Lease Energy Assets upon termination of, and in accordance with the terms of, the Finance Lease (or any lease replacing the Finance Lease);

(t)         Investments owned by a Person at the time such Person is acquired pursuant to a Permitted Acquisition and not acquired by such Person in contemplation of such Permitted Acquisition;

(u)         loans or advances made by any Loan Party or any Subsidiary of a Loan Party to such Loan Party’s or such Subsidiary’s employees on an arms-length basis in the ordinary course of business, up to a maximum of $50,000 to any employee at any one time outstanding and up to a maximum of $250,000 in the aggregate as to all loans and advances under this clause (u) at any one time outstanding;

(v)         any Investment (other than the acquisition of any business, division, line or assets by the Borrower or any Subsidiary) not otherwise permitted by clauses (a) through (u)   above; provided that (i) no Event of Default shall have occurred and be continuing at the time such Investment is made or immediately after giving effect thereto, (ii) after giving pro forma effect to such Investment (A) the Transaction Leverage Requirement is met as of the end of the fiscal quarter most recently ended for which financial statements are available, and (B) Liquidity shall not be less than $150,000,000; provided that with respect to any Material Event, the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower (which shall be in form and substance satisfactory to the Administrative Agent and shall include detailed calculations) that confirms the condition in clause (i) above and demonstrates compliance with clauses (A), and (B) above;

(w)        any transaction permitted by Section 8.2.5 [Restricted Payments], 8.2.6 [Liquidation, Mergers, Consolidations] or 8.2.7 [Dispositions of Assets or Subsidiaries];

(x)         the making and incurrence of intercompany loans to the extent permitted under Section 8.2.1 [Indebtedness]; and

(y)         the acquisition of the obligations of one or more officers or other employees of the Borrower or its Subsidiaries in connection with such officers’ or employees’ acquisition of shares of the Borrower’s Equity Interests, so long as (i) no cash is actually advanced by the Borrower or any of its Subsidiaries to such officers or employees in connection with the acquisition of any such obligations, and (ii) such acquisition does not lead to any breach of section 678 of the UK Companies Act.

By way of clarification and not limitation, this Section’s use of the words “pledge collateral to secure” is intended to address only any such pledge given secure Indebtedness or other obligations of another Person and is not intended to impair the availability to the Loan Parties and their Subsidiaries of Liens otherwise permitted under Section 8.2.2 [Liens; Lien Covenants].

8.2.5            Restricted Payments. Each of the Loan Parties shall not, and shall not permit any of its Material Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any Restricted Payment, except:

(a)         Restricted Payments (subject to the Intercompany Subordination Agreement) payable to the Borrower or a Subsidiary of the Borrower or payable ratably to the other holders of such Subsidiary’s Equity Interests;

(b)         dividends payable solely in shares of any class of Equity Interests (or of common stock) to the holders of such class of Equity Interests;

(c)         so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower may purchase the Borrower’s common stock or common stock equity awards from present or former officers, directors or employees (or their respective spouses, successors, executors, estates, administrators or heirs) of the Borrower or any Subsidiary of the Borrower upon the death, disability, retirement or termination of employment of such officer, director or employee;

(d)         Restricted Payments with respect to (i) employee or directors stock options, stock incentive plans or restricted stock plans of the Borrower which are compensatory in nature and approved by the compensation committee of the Borrower’s board of directors and (ii) the purchase from time to time by the Borrower of its common stock (for not more than market price) with the proceeds of the exercise by grantees under any equity-based incentive plan;

(e)         Restricted Payments with respect to its Equity Interests in exchange for, or out of the net cash proceeds of, a substantially concurrent sale of, such Equity Interests;

(f)         any Restricted Payment deemed to occur upon the exercise of any options or warrants to the extent that such Restricted Payment represents all or a portion of the exercise price;

(g)         Restricted Payments to minority shareholders of any Person that is acquired pursuant to a Permitted Acquisition or similar Investment permitted by Section 8.2.4 [Loans, Guaranties and Investments] pursuant to appraisal or dissenters’ rights or applicable Law with respect to shares of such Person held by such shareholders;

(h)         Restricted Payments made by the Borrower, so long as, on the date on which each such Restricted Payment is made:

(i)         no Event of Default or Potential Default then exists or would exist after giving pro forma effect to such Restricted Payment,

(ii)         the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments theretofore made by the Borrower pursuant to this clause (h) during the fiscal year in which such Restricted Payment is made, does not exceed an amount equal to (A) the lesser of $60,000,000 and the Borrower’s consolidated net income for such fiscal year, plus (B) fifty percent (50%) of the portion of the Borrower’s consolidated net income for such fiscal year that exceeds $60,000,000,

(iii)        after giving pro forma effect to such Restricted Payment, the Net Secured Leverage Ratio is not less than 2.00 to 1.00, and

(iv)        after giving pro forma effect to such Restricted Payment, Liquidity is not less than $150,000,000.

The Borrower and its Subsidiaries shall not amend, or enter into a Permitted Refinancing of, the 2022 Notes or the 2022 Indenture or any agreement evidencing or governing its other unsecured

Indebtedness outstanding on the Closing Date if the effect of such amendment is to change, to earlier date, any date upon which a payment of principal is due thereon or amend any provision thereof if the effect of such amendment is to require any such principal to be redeemed, prepaid or defeased, or permit the maturity of such principal to be accelerated, on an earlier date or by reason of the occurrence or existence of any event or condition not theretofore specified.

8.2.6            Liquidations, Mergers, Consolidations. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, except that:

(a)         any Person may merge or consolidate with the Borrower in connection with a Permitted Acquisition in which the Borrower shall be the continuing or surviving Person and:

(i)          immediately after giving effect to the consummation of such merger or consolidation the representations, warranties of the Loan Parties under Section 6 [Representations and Warranties] shall be true and correct in all material respects, as though made at and as of such time, unless expressly made as of a prior date (in which case such representations and warranties shall have been true and correct in all material respects as of such prior date); provided that any representation and warranty that is qualified as to materiality, “Material Adverse Change” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects as of such respective dates;

(ii)         the holders of the Borrower’s issued and outstanding Equity Interests (both economic and voting) immediately before the consummation of such merger or consolidation shall own not less than sixty-five percent (65%) of the Borrower’s issued and outstanding Equity Interests (both economic and voting) immediately after the consummation of such merger or consolidation;

(iii)        the Borrower shall have delivered to the Administrative Agent true and complete copies of all material documents relating to such merger or consolidation at least five (5) Business Days prior to the consummation thereof;

(iv)        the Borrower shall have delivered to the Administrative Agent a certificate signed by an Authorized Officer dated as of the date on which the such merger or consolidation is consummated confirming that the requirements of clauses (i), (ii) and (iii) above, are satisfied; and

(v)         the Borrower shall, within sixty (60) days (or such longer period as agreed to by the Administrative Agent in writing in its sole discretion) after the consummation of such merger or consolidation, execute and deliver to the Administrative Agent such Collateral Documents, and cause to be made such filings and taken such other actions, as the Administrative Agent may reasonably request to create and perfect Prior Security Interests in favor of the Administrative Agent (or, if applicable, a security trustee) for the benefit of the Lenders in the applicable property acquired by the Borrower in such merger or consolidation;

provided that (A) the Agreed Security Principles shall apply to the provisions of this clause (v); (B) the acquired property so encumbered shall be limited to the kind and type of property pledged as Collateral by the Borrower on the Closing Date, and (C) if such property is Equity Interests of a Subsidiary, the provisions of Section 8.2.9 [Subsidiaries, Partnerships and Joint Ventures] shall apply;

(b)         any Person (other than the Borrower) may merge or consolidate with any Subsidiary of the Borrower in a transaction in which the surviving entity is a Subsidiary of the Borrower (and, if any party to such merger or consolidation is a Loan Party, is a Loan Party);

(c)         any Subsidiary of the Borrower may merge or consolidate with any Person (other than the Borrower) in a transaction permitted under Section 8.2.7 [Dispositions of Assets or Subsidiaries] in which, after giving effect to such transaction, the surviving entity is not a Subsidiary of the Borrower; and

(d)         any Subsidiary of the Borrower (other than a Material Subsidiary) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;

in each case, provided that (i) no Event of Default shall exist immediately prior to, and after giving effect to, any such dissolution, liquidation, winding-up, merger or consolidation and (ii) any such merger or consolidation involving a Person that is not a Wholly-Owned Subsidiary of the Borrower immediately prior thereto shall not be permitted unless it is also permitted under Section 8.2.4 [Loans, Guaranties and Investments].

8.2.7            Dispositions of Assets or Subsidiaries. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to cause or permit an Asset Sale or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of any Equity Interests of a Subsidiary of such Loan Party), except:

(a)         transactions involving the sale of inventory in the ordinary course of business;

(b)         any sale, transfer or lease of used, obsolete, worn out or surplus assets in the ordinary course of business;

(c)         any sale, transfer or lease of assets to a Loan Party or any Subsidiary of a Loan Party; provided that any such sales, transfers or leases involving a Subsidiary of the Borrower that is not a Loan Party shall be made in compliance with Section 8.2.8 [Affiliate Transactions];

(d)         any sale, transfer or lease of assets in the ordinary course of business;

(e)         the Loan Parties and their Subsidiaries may sell their accounts receivable in connection with Permitted Securitization Arrangements; provided that the Securitization Amount at any time shall not exceed $300,000,000;

(f)         assignments and licenses of intellectual property of the Borrower or any Subsidiary between or among the Borrower and its Subsidiaries, and licenses (i) to Joint Ventures or (ii) in the ordinary course of business;

(g)         leases of owned real property and subleases of leased real property, in each case, not interfering in any material respect with the operations of the Borrower and its Subsidiaries taken as a whole;

(h)         the Borrower and its Subsidiaries may make Asset Sales of assets having a net book value on the Borrower’s books and records not in excess of the greater of (i) $35,000,000 in any fiscal year and (ii) if, after giving pro forma effect to such Asset Sale, the Transaction Leverage Requirement is met as of the end of the fiscal quarter most recently ended for which financial statements are available, $100,000,000 in any fiscal year; provided that, as to all Asset Sales under this clause (h), (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (as determined in good faith by the Borrower); (2) at least 75% of the consideration received shall be Cash or Permitted Investments (provided that, for the purposes of the foregoing requirement, (A) any Indebtedness assumed by the transferee of such assets and (B) any securities received from the transferee that are convertible to Cash or Permitted Investments within 180 days following the closing of the relevant Asset Sale shall be deemed to be Cash or Permitted Investments); (3) no Event of Default shall have occurred or be continuing after giving effect thereto, and (4) with respect to any Material Event, the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower (which shall be in form and substance satisfactory to the Administrative Agent and shall include detailed calculations) that confirms the conditions in clauses (1), (2) and (3) above and demonstrates compliance with clause (ii) above.

(i)          in order to resolve disputes that occur in the ordinary course of business, the sale, transfer, disposition, discount or compromise for less than the face value thereof, notes or accounts receivable;

(j)          the sale or disposition of Equity Interests of any Subsidiary of the Borrower in order to qualify members of the board of directors (or equivalent body otherwise named) of such Subsidiary if required by applicable Law;

(k)         the sale or other disposition of Permitted Investments for fair value;

(l)          the sale or other disposition of specific items of equipment, so long as the purpose of such sale or disposition is to acquire replacement items of like-kind equipment or other equipment used or useful in the conduct of the business of the Borrower or any of its Subsidiaries;

(m)        leases, assignments and licenses of personal property in the ordinary course of business;

(n)         dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any of its Subsidiaries;

(o)         dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the Joint Venture parties set forth in Joint Venture arrangements and similar binding arrangements;

(p)         the disposition or sale of any assets acquired in connection with any Permitted Acquisition in contemplation that such assets would be sold to a third party; provided, that, (i) such assets are sold for consideration not less than the value attributed to such assets in the calculation of the aggregate consideration for such Permitted Acquisition and (ii) such disposition or sale occurs within one (1) year of the consummation of such Permitted Acquisition;

(q)         any merger, consolidation, winding up, liquidation or dissolution permitted pursuant to Section 8.2.6 [Liquidations, Mergers, Consolidations], or any transaction permitted pursuant to Section 8.2.4 [Loans, Guaranties and Investments] or Section 8.2.15 [Sale and Leaseback Transactions];

(r)         any sale, transfer or lease of assets in transactions that do not constitute Asset Sales; provided that the consideration received for such assets (other than assets described in clause (c)(iii) or (iv) of the definition of Asset Sale) shall be in an amount at least equal to the fair market value thereof (as determined in good faith by the Borrower); and

(s)         any sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (a) through (r) above, which is approved by the Required Lenders.

8.2.8            Affiliate Transactions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction with any Affiliate of any Loan Party (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person) unless such transaction is not otherwise prohibited by this Agreement, is entered into in the ordinary course of business upon arm’s-length terms; provided that the foregoing restrictions shall not apply to (i) any transaction between or among the Loan Parties, (ii) any transaction between or among any of the Borrower’s Subsidiaries that are not Loan Parties, (iii) reasonable and customary fees and expenses paid to members of the Board of Directors of the Borrower, (iv) Restricted Payments permitted by Section 8.2.5 [Restricted Payments], (v) service agreements, reimbursement of expenses or compensation arrangements with employees, officers and directors of the Borrower and its Subsidiaries entered into in the ordinary course of business, (vi) transactions pursuant to the agreements set forth on Schedule 8.2.8, and (vii) transactions otherwise expressly permitted by this Agreement.

8.2.9            Subsidiaries, Partnerships and Joint Ventures. (a) Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to own or create directly or indirectly any Subsidiaries other than as permitted under Section 8.2.4 [Investments]. In addition to the Material Subsidiaries which have joined this Agreement as Guarantors on the Closing Date, each

US Subsidiary that is a Material Subsidiary formed or acquired by a Loan Party after the Closing Date (or designated by the Borrower to be a Guarantor pursuant to paragraph (d) of this Section 8.2.9) shall, no later than sixty (60) days (or such longer period as agreed to by the Administrative Agent in writing in its sole discretion) after its becoming a Material Subsidiary (or being designated to be a Guarantor by the Borrower pursuant to paragraph (d) of this Section 8.2.9), join this Agreement as a Guarantor by delivering to the Administrative Agent (i) a signed Guarantor Joinder; (ii) documents in the forms described in Section 7.1 [First Loans and Letters of Credit] modified as appropriate; and (iii) Collateral Documents necessary to grant and perfect Prior Security Interests to the Administrative Agent, the UK Security Trustee or the Spanish Security Agent (as applicable) for the benefit of the Lenders in the applicable property of such Subsidiary (which, for the avoidance of doubt, shall be limited to the kind and type of property pledged as Collateral on the Closing Date, taking into account the jurisdiction of organization of such Subsidiary); provided that whether a Subsidiary shall be obligated to become a Guarantor and execute and deliver the Loan Documents described in clauses (i), (ii) and (iii) above (and the respective forms thereof) shall be subject to the Agreed Guaranty Principles and the Agreed Security Principles. Subject to the Agreed Security Principles, each Loan Party creating or acquiring a Subsidiary shall grant and perfect a Prior Security Interest to the Administrative Agent, the UK Security Trustee or the Spanish Security Agent (as applicable) for the benefit of the Lenders in the Equity Interests of such Subsidiary. If, at any time, any Subsidiary of the Borrower is a borrower or guarantor under the 2022 Notes or any refinancing thereof, but is not a Guarantor hereunder, such Subsidiary shall join this Agreement as a Guarantor in the manner prescribed in this Section 8.2.9; provided that, in such case, the Agreed Guaranty Principles shall apply only if and to the extent that they apply under the 2022 Notes or such refinancing.

(b)         Each of the Loan Parties shall not become or agree to become a party to a Joint Venture, except as permitted under Section 8.2.4 [Loans, Guaranties and Investments].

(c)         Guaranties and security documents required under paragraph (a) of this Section 8.2.9 shall be subject to the following limitations with respect to a Guarantor that is a French Person (a “French Guarantor”):

(i)         Its obligations hereunder and under its Guaranty Agreement and any other Loan Document shall apply only insofar as may be required to:

(A)       guarantee the payment obligations under the Loan Documents of its direct or indirect Subsidiaries which are or become a Loan Party from time to time under this Agreement and which are incurred by those Subsidiaries as borrowers (if they are not French Persons) and/or as borrowers or Guarantors (if they are French Persons); and

(B)       guarantee the payment obligations of the Borrower or other Guarantors which are not direct or indirect Subsidiaries of such French Guarantor, provided that in such case such guarantee shall (1) be limited to the payment obligations of all such other Guarantors under the Loan Documents and (2) not exceed an amount equal to the aggregate of all amounts borrowed by such other Guarantors under this Agreement (either directly or indirectly by way of intercompany loan(s) made to such other Guarantors directly or indirectly by the Borrower or by other

Guarantors) and (without double counting) on-lent to such French Guarantor by way of intercompany loan(s), directly or indirectly from the Borrower or other Guarantors and outstanding from time to time (such amount being the “Maximum Guaranteed Amount”).

(ii)         Any payment made by a French Guarantor under paragraph (c)(i)(B) above shall reduce pro tanto the outstanding amount of the intercompany loans due by such French Guarantor to the Borrower or other Guarantor under the intercompany loans referred to in that paragraph.

(iii)        For the avoidance of doubt, any payment made by a French Guarantor in respect of the payment obligations of the Borrower or a Guarantor referred to in paragraph (c)(i)(B) above shall reduce the relevant Maximum Guaranteed Amount. Notwithstanding any other provision of this Section 8.2.9(c), the Guaranty Agreement of any French Guarantor or any other Loan Documents, no French Guarantor shall guarantee liabilities under any Loan Document which would result in such French Guarantor not complying with the French financial assistance rules as set out in article L.225-216 of the French Commercial Code (Code de Commerce) and/or would constitute a misuse of corporate assets within the meaning of article L.241-3, L.242-6 or L.244-1 of the French Commercial Code (Code de commerce) or any other applicable laws or regulations having the same effect, as interpreted by French courts.

(iv)        It is acknowledged that such French Guarantor is not acting jointly and severally with any other Loan Party as to its obligations pursuant to the guarantee given in accordance with this Section 8.2.9 and any guaranty agreement.

(v)         The representations and warranties made in Section 6 hereof and any covenants made by any French Guarantor shall be strictly limited to matters related to such French Guarantor and its Subsidiaries and shall not be joint and several with other Loan Parties.

(d)         The obligations and liabilities of any Guarantor that is a Spanish Person (a “Spanish Guarantor”) hereunder, under its Guaranty Agreement and under any other Loan Document, to the extent applicable on to any Spanish Guarantor, shall be deemed not to be assumed by such Spanish Guarantor to the extent that they constitute or may constitute unlawful financial assistance within the meaning of article 150 of the Spanish Companies Law (where the company is a Spanish public company (Sociedad Anónima)) or article 143 of the Spanish Companies Law (where the company is a Spanish limited liability company (Sociedad de Responsabilidad Limitada)). Accordingly, the obligations and liabilities of any Spanish Guarantor hereunder or under such other Loan Document, to the extent applicable on to any Spanish Guarantor, shall not include and shall not be extended to any repayment obligations in respect of financing used in or towards the payment of or refinancing of the purchase price or subscription for the shares or quotas in the Spanish Guarantor and/or the acquisition of or subscription for the shares or quotas in its controlling corporation directly or indirectly (or, where the company is a Spanish limited liability company (Sociedad de Responsabilidad Limitada), of any company of its group). The guarantee, indemnity and other obligations of any Spanish Guarantor incorporated as a Spanish limited liability company (Sociedad de Responsabilidad Limitada) expressed to be assumed by it under the guarantee of any Spanish Guarantor shall not include and shall not extend to any obligations which could reasonably be expected to result in a breach of article 401 of the Spanish Capital Companies Act, to the extent the restrictions under article 401 of the Spanish Capital Companies Act may be applicable to such Spanish Guarantor.

(e) In no event shall (i) the Aggregate Sales Percentage be less than 85% at any time, (ii) the Aggregate Asset Percentage be less than 85% at any time, or (iii) the Aggregate EBITDA Percentage be less than 85% at any time, it being understood and agreed that, the Borrower shall cause additional Subsidiaries (other than any Subsidiary that is a Joint Venture that is restricted from becoming a Guarantor pursuant to the terms of the applicable joint venture agreement) to become Guarantors and pledge certain assets as Collateral as provided in paragraph (a)   of this Section 8.2.9 to the extent necessary to comply with this Section 8.2.9(d) within sixty (60) days (or such longer period as agreed to by the Administrative Agent in writing in its sole discretion) after such percentages are not satisfied.

(f) The Administrative Agent promptly shall cause a Guarantor to be released from its obligations hereunder, under its Guaranty Agreement and the other Loan Documents to which it is a party and any pledge of the Equity Interests of such Guarantor’s Subsidiaries to be released (to the fullest extent permitted by law), upon (a) certification by a Financial Officer on behalf of the Borrower to the Administrative Agent that such Guarantor is no longer (i) a Material Subsidiary and (ii) after giving effect to the release of such Subsidiary as a Guarantor, the Loan Parties shall be in compliance with the Aggregate Sales Percentage, Aggregate Asset Percentage and Aggregate EBITDA Percentage requirements set forth in paragraph (e) of this Section 8.2.9 or (b) the consummation of any transaction permitted by this Agreement as a result of which such Guarantor ceases to be a Subsidiary. In connection with any termination or release pursuant to this Section 8.2.9(f), the Administrative Agent, on behalf of the Lenders, shall execute and deliver (and is hereby authorized by each Lender) to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release.

8.2.10          Continuation of or Change in Business. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, engage in any businesses other than the respective current businesses thereof and any similar, ancillary or related businesses.

8.2.11          Fiscal Year. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, change its fiscal year from the twelve-month period beginning January 1 and ending December 31.

8.2.12          [Reserved].

8.2.13          Changes in Organizational Documents. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, amend its certificate of incorporation (including any provisions or resolutions relating to Equity Interests), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement, articles of association or other organizational documents in any respect materially adverse to the interest of the Lenders without the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld, conditioned or delayed).

8.2.14          Capital Expenditures and Leases. The Loan Parties shall not permit aggregate payments on account of Capital Expenditures by the Borrower and its Subsidiaries on a consolidated basis to exceed (a) $150,000,000 in the fiscal year ending December 31, 2018 and (b)   135,000,000 in any fiscal year ending thereafter; provided that, (i) unused permitted Capital Expenditure amounts for a fiscal year may be rolled-over only into the immediately following fiscal year and (ii) each fiscal year’s permitted amount set forth in, as applicable clause (a) or clause (b) shall be used first before any roll-over amount is used, such that a roll-over amount shall not be used to increase the roll-over amount in any future year; and provided,  further, that Capital Expenditures that do not exceed $50,000,000 in the aggregate during the term of this Agreement made for the [describe solar project] shall be excluded from the limitations in this Section 8.2.14.

8.2.15          Sale and Leaseback Transactions Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property used or useful in its business (other than the Finance Lease Energy Assets), whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”), unless (a) the sale or transfer of the property thereunder is permitted under Section 8.2.7 [Dispositions of Assets or Subsidiaries], (b) any Indebtedness with respect to Capital Lease Obligations or Synthetic Lease Obligations arising in connection therewith is permitted under Section 8.2.1 [Indebtedness] and (c) any Liens arising in connection therewith are permitted under Section 8.2.2 [ Liens; Lien Covenants].

8.2.16          Maximum Net Total Leverage Ratio. The Loan Parties shall not permit the Net Total Leverage Ratio to exceed (a) as of the end of any fiscal quarter ending on or after December 31, 2017 through and including the fiscal quarter ending December 31, 2019, 3.50 to 1.00 and (b) as of the end of any fiscal quarter ending on or after March 31, 2020, 3.00 to 1.00.

8.2.17          Minimum Interest Coverage Ratio. The Loan Parties shall not permit the Interest Coverage Ratio to be less than 2.25 to 1.00 as of the end of any fiscal quarter ending after the Closing Date.

8.2.18          UK Pensions Borrower shall ensure that neither it nor any of its Subsidiaries has been at any time an employer (for the purposes of sections 38 to 51 of the UK Pensions Act) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or "connected" with or an "associate" of (as those terms are used in sections 38 or 43 of the UK Pensions Act 2004) such an employer.

8.2.19          Limitation on Negative Pledges. Each of the Loan Parties shall not, and shall not permit any Subsidiary, to enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of such Loan Party or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure the Obligations, other than (a) this Agreement and the other Loan Documents (b) with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with a disposition of assets permitted under this Agreement of all or substantially all of the equity interests or assets of such Subsidiary, (c) any agreements governing any Capital Lease Obligations, Synthetic Lease Obligations or other Purchase Money Security

Interests otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (d) any agreements governing any Indebtedness permitted under this Agreement and existing on the Closing Date, as such agreements provide on the Closing Date, (e) customary provisions restricting assignment of any licensing agreement (in which a Loan Party or its Subsidiaries are the licensee) with respect to a contract entered into by a Loan Party or its Subsidiaries in the ordinary course of business and (f) customary provisions restricting subletting, sublicensing or assignment of any intellectual property license or any lease governing any leasehold interests of a Loan Party and its Subsidiaries.

8.3         Reporting Requirements. The Borrower will furnish or cause to be furnished to the Administrative Agent, for the benefit of each Lender and the Administrative Agent:

8.3.1            Quarterly Financial Statements. As soon as available and in any event no later than forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year of the Borrower, financial statements of the Borrower, consisting of a condensed consolidated balance sheet as of the end of such fiscal quarter and related condensed consolidated statements of income and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by a Financial Officer of the Borrower as having been prepared in accordance with IFRS, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.

8.3.2            Annual Financial Statements. As soon as available and in any event no later than the earlier of (a) the 120th day after the end of each fiscal year of the Borrower and (b) the Business Day following the filing of the Borrower’s Form 20-F for such fiscal year with the SEC (or other equivalent form with other equivalent governmental authority), financial statements of the Borrower consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and audited by independent certified public accountants of nationally recognized standing selected by the Borrower. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur or any going concern or scope of the audit qualification with respect to, or that may result from, an upcoming maturity date or a potential inability to satisfy any future covenant on a future date or for a future period). The Borrower shall be deemed to have furnished any such information required to be delivered pursuant to this Section 8.3.2 if and when it posts such information on the publicly available website maintained by or on behalf of the Securities and Exchange Commission for access to documents filed in the EDGAR database (the “EDGAR Website”).

8.3.3            Certificates of the Borrower. (a) Concurrently with the financial statements of the Borrower furnished to the Administrative Agent and to the Lenders pursuant to Sections 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements], (i) a certificate (each a “Compliance Certificate”) of the Borrower signed by a Financial Officer of the Borrower, in the form of Exhibit 8.3.3 and (ii) information reasonably satisfactory to the Administrative Agent demonstrating in reasonable detail that the Aggregate Sales Percentage as of the end of the applicable period was not less than 85%, the Aggregate Asset Percentage as of the end of the applicable period was not less than 85%, and the Aggregate EBITDA Percentage as of the end of the applicable period was not less than 85%; and (b) concurrently with the financial statements of the Borrower furnished to the Administrative Agent and to the Lenders pursuant to Section 8.3.2 [Annual Financial Statements] an updated perfection certificate (or, as appropriate, certificate confirming the absence of any change from the prior perfection certificate) for each Loan Party (in form and content consistent with the perfection certificates delivered to the Administrative Agent on the Closing Date) as of a date not earlier than ten (10) Business Days prior to the date of such Compliance Certificate.

8.3.4         Notices.

8.3.4.1     Default.  Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by an Authorized Officer setting forth the details of such Event of Default or Potential Default and the action which such Loan Party proposes to take with respect thereto.

8.3.4.2     Litigation. Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party which relate to the Collateral, involve a claim or series of claims in excess of $10,000,000 or which if adversely determined would constitute a Material Adverse Change.

8.3.4.3     Organizational Documents. Promptly following the effectiveness thereof (unless the prior written consent of the Required Lenders is required in accordance with Section 8.2.13 [Changes in Organizational Documents]), any amendment to the organizational documents of any Loan Party.

8.3.4.4     Erroneous Financial Information. In the event that the Borrower or its accountants conclude or advise that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance, promptly (and in any event within three (3) Business Days) following such conclusion or advice, notice in writing setting forth the details thereof and the action which the Borrower proposes to take with respect thereto.

8.3.4.5     Pension Plan Event. Promptly (and in any event within five (5) Business Days) after (a) a Financial Officer of Globe has learned of the occurrence of any ERISA Event, notice in writing setting forth the details thereof and the action which Globe proposes to take with respect thereto and (b) a Financial Officer of the Borrower or a Non-US Guarantor has learned of the occurrence of any EU Plan Event, notice in writing setting forth the details thereof and the action which such Loan Party proposes to take with respect thereto.

8.3.4.6     UK Significant Control Regime. Promptly (and in any event, within the relevant timeframe) comply with any notice it receives pursuant to Part 21A of the UK Companies Act from any company incorporated in the United Kingdom whose shares form a part of the Collateral, and provide the UK Security Trustee a copy of that notice.

8.3.4.7     Other Reports. Promptly upon their becoming available to the Borrower:

(a)            Annual Budget. The annual budget and any forecasts or projections of the Borrower and its Subsidiaries for each fiscal year shall be supplied not later than sixty (60) days after the commencement of such fiscal year,

(b)           Management Letters. Any reports including management letters submitted to the Borrower by independent accountants in connection with any annual, interim or special audit,

(c)            SEC Reports; Shareholder Communications. Reports, including Forms 20-F and 6-K, registration statements and prospectuses and other shareholder communications, filed by the Borrower with the Securities and Exchange Commission of the United States; provided that posting of such information on the EDGAR Website shall constitute delivery for purposes of this Section 8.3.4.7(c), and

(d)           Other Information. Such other reports and information (including financial and other information in respect of the Person or business that is the subject of a Permitted Acquisition, unless such information is not reasonably available or would impose an unreasonable expense on a Loan Party or its Subsidiary) as any of the Lenders may from time to time reasonably request.

9.          DEFAULT

9.1         Events of Default. An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

9.1.1            Failure to Pay. The Borrower shall fail to pay (i) any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit Obligation when due in accordance with the terms hereof or (ii) any interest on any Loan, Reimbursement Obligation or Letter of Credit Obligation, any Commitment Fee, Letter of Credit Fee or any other amount owing hereunder within three (3) Business Days of the date on which such interest or other amount becomes due in accordance with the terms hereof;

9.1.2            Breach of Warranty. Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made (or deemed made) or furnished;

9.1.3            Reserved.

9.1.4            Breach of Negative Covenants, Visitation Rights or Anti-Terrorism Laws. Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.1.5 [Visitation Rights], Section 8.1.9 [Anti-Terrorism Laws; International Trade Law Compliance] or Section 8.2 [Negative Covenants];

9.1.5            Breach of Other Covenants. Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue for a period of thirty (30) days after the earlier of (a) notice of such default to the Borrower from the Administrative Agent or any Lender and (b) actual knowledge of such default by an officer of such Loan Party;

9.1.6            Defaults under 2022 Notes or Other Agreements or Indebtedness. (a) An “Event of Default” (as defined in the 2022 Indenture, including an equivalent event so named or otherwise named under any document evidencing or governing a refinancing thereof) shall occur, or (b) a default or event of default shall occur at any time under the terms of one or more other agreements involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor in excess of $25,000,000 in the aggregate, and such default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto) any Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such default or event of default permits or causes the acceleration of any Indebtedness or the termination of any commitment to lend;

9.1.7            Final Judgments or Orders. Any final judgment or judgments or order or orders for the payment of money in excess of $25,000,000 in the aggregate, in each case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage in writing, shall be entered against any Loan Party by a court having jurisdiction in the premises, which judgment is, or judgments are, not discharged, vacated, bonded or stayed pending appeal within a period of sixty (60) days from the date of entry;

9.1.8            Loan Document Unenforceable. Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested by a party to a Loan Document or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

9.1.9            Uninsured Losses; Proceedings Against Assets. There shall occur any material uninsured damage to or loss, theft or destruction of any of the Collateral in each case having an aggregate value in excess of $25,000,000, or the Collateral or any other of the Loan Parties’ or any of their Subsidiaries’ assets, in each case having an aggregate value in excess of $25,000,000, are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter;

9.1.10          Events Relating to Pension Plans and Multiemployer Plans. (a) An ERISA Event occurs with respect to a Pension Plan which has resulted or could reasonably be expected to result in liability of Globe or any member of the ERISA Group under Title IV of ERISA to the Pension Plan or the PBGC in an aggregate amount in excess of $10,000,000, or Globe or any member of the ERISA Group fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under

Section 4201 of ERISA under a Multiemployer Plan, where the aggregate amount of unamortized withdrawal liability is in excess of $10,000,000, or (b) an EU Plan Event occurs with respect to a Pension Plan which has resulted or could reasonably be expected to result in liability of the Borrower or a Non-US Guarantor in an aggregate amount in excess of $10,000,000.

9.1.11          Change of Control. A Change of Control shall occur.

9.1.12          Insolvency Proceedings. (i) An Insolvency Proceeding shall have been instituted against any Loan Party or Subsidiary of a Loan Party and (other than with respect to Insolvency Proceedings against a UK Person or under UK Law) such Insolvency Proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Insolvency Proceeding,

(ii)   any Loan Party or Subsidiary of a Loan Party institutes, or takes any action in furtherance of, an Insolvency Proceeding, or (iii) any Loan Party or any Subsidiary of a Loan Party ceases to be Solvent or admits in writing its inability to pay its debts as they mature.

9.2       Consequences of Event of Default.

9.2.1            Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Sections 9.1.1 through 9.1.11 shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and the Issuing Lender shall be under no obligation to issue Letters of Credit and the Administrative Agent may, and upon the request of the Required Lenders, shall (i) by written notice to the Borrower, declare the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent, as Cash Collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Administrative Agent, the UK Security Trustee, the Spanish Security Agent and the Lenders, and grants to the Administrative Agent, the UK Security Trustee, or the Spanish Security Agent and the Lenders a security interest in, all such cash as security for such Obligations; and

9.2.2            Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Section 9.1.12 [Insolvency Proceedings] shall occur, the Lenders shall be under no further obligations to make Loans hereunder and the Issuing Lender shall be under no obligation to issue Letters of Credit and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

9.2.3            Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, the Swing Loan Lender and each of their respective Affiliates and any participant of such Lender or Affiliate which has agreed in writing to be bound by the provisions of Section 5.3 [Sharing of Payments by Lenders] is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender, the Swing Loan Lender or any such Affiliate or participant to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender, the Swing Loan Lender, Affiliate or participant, irrespective of whether or not such Lender, Issuing Lender, the Swing Loan Lender, Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender, the Issuing Lender or the Swing Loan Lender different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.10 [Defaulting Lenders] and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, and the Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Lender and their respective Affiliates and participants under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender, the Swing Loan Lender or their respective Affiliates and participants may have. Each Lender, the Issuing Lender and the Swing Loan Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and

9.2.4          Application of Proceeds. From and after the date on which the Administrative Agent has taken any action pursuant to this Section 9.2 and until Payment in Full, any and all proceeds received by the Administrative Agent from any sale or other disposition of the Collateral, or any part thereof, or the exercise of any other remedy by the Administrative Agent, shall be applied as follows:

(a)            First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the UK Security Trustee in its capacity as such, the Spanish Security Agent in its capacity as such, the Issuing Lender in its capacity as such and the Swing Loan Lender in its capacity as such, ratably among the Administrative Agent, the UK Security Trustee, the Spanish Security Agent, the Issuing Lender and Swing Loan Lender in proportion to the respective amounts described in this clause First payable to them;

(b)           Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

(c)            Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

(d)           Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and payment obligations then owing under Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges, and Other Lender Provided Financial Service Products, ratably among the Lenders, the Issuing Lender, and the Lenders or Affiliates of Lenders which provide Lender Provided Interest Rate Hedges Lender Provided Foreign Currency Hedges, and Other Lender Provided Financial Service Products, in proportion to the respective amounts described in this clause Fourth held by them;

(e)            Fifth, to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize any undrawn amounts under outstanding Letters of Credit; and

(f)            Last, the balance, if any, to the Loan Parties or as required by Law.

Notwithstanding anything to the contrary in this Section 9.2.4, no Swap Obligations of any Non- Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty Agreement (including sums received as a result of the exercise of remedies with respect to such Guaranty Agreement) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities; provided,  however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Loan Parties that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 9.2.4.

10.       THE ADMINISTRATIVE AGENT

10.1       Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints PNC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

10.2       Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3       Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(i)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;

(ii)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(iii)          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1 [Modifications, Amendments or Waivers] and 9.2 [Consequences of Event of Default]) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 7 [Conditions of Lending and Issuance of Letters of Credit] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4       Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5       Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.6       Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender, the Swing Loan Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”),, then the retiring Administrative Agent may on behalf of the Lenders, the Issuing Lender and the Swing Loan Lender appoint a successor Administrative Agent; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice.

(b)         If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)         With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders, the Issuing Lender or the Swing Loan Lender under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender, the Issuing Lender and the Swing Loan Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in  this Section 10.6. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 10 and Section 11.3 [Expenses; Indemnity; Damage Waiver] shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d)         If PNC resigns or is removed as Administrative Agent under this Section 10.6, PNC shall also resign or be removed as the UK Security Trustee, the Spanish Security Agent and an Issuing Lender and the Swing Loan Lender. Upon the appointment of a successor Administrative Agent hereunder, such successor shall (i) succeed to all of the rights, powers, privileges and duties of PNC as the retiring or removed Issuing Lender, PNC as the retiring or removed Swing Loan Lender and PNC as the retiring or removed Administrative Agent and PNC shall be discharged from all of its respective duties and obligations as Issuing Lender, Swing Loan Lender and Administrative Agent under the Loan Documents, and (ii) issue letters of credit in substitution for the Letters of Credit issued by PNC, if any, outstanding at the time of such succession or make other arrangement satisfactory to PNC to effectively assume the obligations of PNC with respect to such Letters of Credit and (iii) advance a Swing Loan in the aggregate principal amount of all Swing Loans advanced by the Swing Loan Lender and not repaid, if any, outstanding at the time of such succession.

10.7       Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.8         No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Arrangers or syndication or documentation agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

10.9         Administrative Agent’s Fee. The Borrower shall pay to the Administrative Agent a nonrefundable fee (the “Administrative Agent’s Fee”) under the terms of a letter (the “Administrative Agent’s Letter”) between the Borrower and Administrative Agent, as amended from time to time.

10.10       Authorization to Release Collateral and Guarantors. The Lenders and Issuing Lenders authorize the Administrative Agent to release (a) any Collateral consisting of assets or equity interests sold or otherwise disposed of in a sale or other disposition or transfer permitted under Section 8.2.7 [Dispositions of Assets or Subsidiaries] or Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions], and (b) any Guarantor from its obligations under the Guaranty Agreement and the Collateral Documents (i) if the ownership interests in such Guarantor are sold or otherwise disposed of or transferred to persons other than Loan Parties or Subsidiaries of the Loan Parties in a transaction permitted under Section 8.2.7 [Dispositions of Assets or Subsidiaries] or Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions] or (ii) such Guarantor is otherwise entitled to such release pursuant to Section 8.2.9(f) [Subsidiaries, Partnerships and Joint Ventures].

10.11       No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws. Regulations or such other Laws.

10.12       Agent for French Collateral Documents and Related Matters.

(a)       Appointment.   (i) For the avoidance of doubt, each  Lender has appointed the Administrative Agent as its agent (mandataire within the meaning of Article 1984 of the French Code Civil), to act in its name and on its behalf under and in connection with the Loan Documents; and (ii) each Lender (acting in any capacity hereunder and thereunder) authorizes the Administrative Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Administrative Agent under or in connection with any Loan Document together with any other incidental rights, powers, authorities and discretions.

(b)        Instructions. (i) The Administrative Agent shall:

(A)       unless a contrary indication appears herein or therein, exercise or refrain from exercising any right, power, authority or discretion vested in it as Administrative Agent in accordance with any instructions given to it by the Lenders, acting in any capacity; and

(B)       not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with clause (A) above (and then only in the case of gross negligence or wilful misconduct of the Administrative Agent);

(ii) in the absence of instructions, the Administrative Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders; and (iii) the Administrative Agent is not authorized to act on behalf of a Lender, acting in any capacity hereunder or thereunder (without first obtaining that Lender’s consent) in any legal or arbitration proceedings in France relating to the Loan Documents.

11.       MISCELLANEOUS

11.1       Modifications, Amendments or Waivers. With the written consent of the Required Lenders, the Administrative Agent, acting on behalf of all the Lenders, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that no such agreement, waiver or consent may be made which will:

11.1.1          Increase of Commitment. Increase the amount of the Revolving Credit Commitment of any Lender hereunder without the consent of such Lender;

11.1.2          Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment. Whether or not any Loans are outstanding, extend the Expiration Date or the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), the Commitment Fee or any other fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Commitment Fee or any other fee payable to any Lender, without the consent of each Lender directly affected thereby;

11.1.3          Release of Collateral or Guarantor. Except for releases authorized under Section 10.10 [Authorization to Release Collateral and Guarantors], release all or substantially all of the Collateral or any Guarantor from its Obligations under the Guaranty Agreement without the consent of all Lenders (other than Defaulting Lenders); or

11.1.4          Miscellaneous. Amend the definition of “Optional Currency” or Section 2.11.2(c) [Requests for Additional Optional Currencies], Section 2.12 [Extensions of the Expiration Date], Section 5.2 [Pro Rata Treatment of Lenders], Section 10.3 [Exculpatory Provisions] or Section 5.3 [Sharing of Payments by Lenders] or this Section 11.1, alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of Required Lenders, in each case without the consent of all of the Lenders (other than Defaulting Lenders);

provided that no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent, the UK Security Trustee, the Spanish Security Agent, the Issuing Lender, or the Swing Loan Lender may be made without the written consent of the Administrative Agent, the UK Security Trustee, the Spanish Security Agent, the Issuing Lender or the Swing Loan Lender, as applicable, and provided,  further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 11.1.1 through 11.1.4 above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 11.14 [Replacement of a Lender]. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

In addition, notwithstanding anything in this Section 11.1 to the contrary, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within five (5) Business Days following receipt of notice thereof.

11.2       No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.

11.3       Expenses; Indemnity; Damage Waiver.

11.3.1          Costs and Expenses. The Borrower shall pay (i) all reasonable and invoiced out-of-pocket expenses incurred by the Administrative Agent (which, for the purposes of this Section 11.3, shall be deemed to include, if applicable, the Spanish Security Agent and the UK Security Trustee) and its Affiliates and the Arrangers (including the reasonable and invoiced fees, charges and disbursements of one firm of lead counsel and one firm of local counsel in each applicable jurisdiction for the Administrative Agent and the Arrangers), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including any notarial, registration and administrative fees and any stamp duties arising from the registration or other filings in connection with the foregoing, (ii) all reasonable and invoiced out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable and invoiced out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and invoiced out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

11.3.2          Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and invoiced fees, charges and disbursements of one firm of lead counsel for all Indemnitees taken as a whole, and one local counsel in each applicable jurisdiction for all Indemnitees taken as a whole and, in the event of any conflict of interest, one additional counsel of each type to each group of similarly affected Indemnitees) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) breach of representations, warranties or covenants of the Borrower or any other Loan Party under the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (a) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (i) the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties or (ii) a breach in bad faith of such Indemnitee’s obligations (or those of its Related Parties) hereunder or under any other Loan Document or (b) have not resulted from any act or omission of the Borrower or any of its Subsidiaries and are being sought by an Indemnitee against another Indemnitee (other than any claims against the Administrative Agent in such capacity or in fulfilling its role as Administrative

Agent hereunder). This Section 11.3.2 [Indemnification by the Borrower] shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

11.3.3          Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Sections 11.3.1 [Costs and Expenses] or 11.3.2 [Indemnification by the Borrower] to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity.

11.3.4          Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no party hereto shall assert, and the parties hereto hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that the provisions of this sentence (a) shall not be construed to limit the effect of Section 5.10 [Indemnity] or any other payment expressly provided for under the terms of this Agreement and (b) shall not limit the Borrower’s indemnity and reimbursement obligations to the extent that such special, indirect, consequential or punitive damages are included in any claim by a third party unaffiliated with any party hereto with respect to which the applicable Indemnitee is entitled to indemnification under this Section 11.3. No Indemnitee referred to in Section 11.3.2 [Indemnification by Borrower] shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such liability or damages are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

11.3.5          Payments. All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.

11.4       Holidays. Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.2 [Interest Periods]) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following

Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

11.5       Notices; Effectiveness; Electronic Communication.

11.5.1          Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.5.2 [Electronic Communications]), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (i) if to a Lender, to it at its address set forth in its administrative questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 1.1(B).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 11.5.2 [Electronic Communications], shall be effective as provided in such Section.

11.5.2          Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

11.5.3          Change of Address, Etc. Any party hereto may change its address, e-mail address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

11.6       Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

11.7       Duration; Survival. All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement and the completion of the transactions hereunder and shall continue in full force and effect until Payment In Full. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 5 [Payments] and Section 11.3 [Expenses; Indemnity; Damage Waiver], shall survive Payment In Full. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof and until Payment In Full.

11.8       Successors and Assigns.

11.8.1      Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.8.2 [Assignments by Lenders], (ii) by way of participation in accordance with the provisions of Section 11.8.4 [Participations], or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.8.5 [Certain Pledges; Successors and Assigns Generally] (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.8.4 [Participations] and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

11.8.2      Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(a)       Minimum Amounts.

(i)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(ii)   in any case not described in clause (a)(i) of this Section 11.8.2, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Commitment of the assigning Lender, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(b)       Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(c)       Required Consents. No consent shall be required for any assignment except to the extent required by Section 11.8.2(a)(ii) and except for the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) and, in addition:

(i)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (A) an Event of Default has occurred and is continuing at the time of such assignment or (B) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(ii)   the consent of each of the Issuing Lender and the Swing Loan Lender (each such consent not to be unreasonably withheld or delayed) shall be required for any assignment that commences or increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(d)       Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire provided by the Administrative Agent.

(e)       No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates, Subsidiaries or agents.

(f)       No Assignment to Defaulting Lender. No such assignment shall be made to a Defaulting Lender.

(g)       No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.8.3 [Register], from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4 [Rate Unascertainable; Etc.], 5.8 [Increased Costs], and 11.3 [Expenses, Indemnity; Damage Waiver] with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.8.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.8.4 [Participations].

If a Lender assigns or transfers any of its rights or obligations under this Agreement or changes its Lending Office, and as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to an assignee or transferee Lender or Lender acting through its new Lending Office under Section 5.9 [Taxes], then such Lender shall only be entitled to receive payment under those subsections to the same extent as the assignor or transferor Lender or Lender acting through its previous Lending Office would have been if the assignment, transfer or change had not occurred; provided, this paragraph shall not apply: (i) in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Loans; or (ii) in relation to Section 5.9 [Taxes], to a UK Treaty Lender that has provided the Borrower in writing a confirmation of its scheme reference number and jurisdiction of tax residence in accordance with Section 5.9 [Taxes] if the Borrower has not made a UK DTTP Filing in respect of that Lender.

11.8.3      Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a record of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time. Such register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is in such register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

11.8.4      Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates, Subsidiaries or any agent of any of the foregoing or a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders, the Issuing Lender and the Swing Loan Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree (other than as is already provided for herein) to any amendment, modification or waiver with respect to Sections 11.1.1 [Increase of Commitment], 11.1.2 [Extension of Payment, Etc.], or 11.1.3 [Release of Collateral or Guarantor]) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.4 [Rate Unascertainable, Etc.], 5.8 [Increased Costs], 5.10 [Indemnity] and 5.9 [Taxes] (subject to the requirements and limitations therein, including the requirements under Section 5.9.9 [Status of Lenders] (it being understood that the documentation required under Section 5.9.9 [Status of Lenders] shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.8.2 [Assignments by Lenders]; provided that such Participant (A) agrees to be subject to the provisions of Section 5.6.3 [Designation of a Different Lending Office] and Section 11.14 [Replacement of a Lender] and as if it were an assignee under Section 11.8.2 [Assignments by Lenders]; and (B) shall not be entitled to receive any greater payment under Sections 5.8 [Increased Costs] or 5.9 [Taxes], with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.6.3 [Designation of Different Lending Office] and Section 11.14 [Replacement of a Lender] with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.2.3 [Set-off] as though it were a Lender; provided that such Participant agrees to be subject to Section 5.3 [Sharing of Payments by Lenders] as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

11.8.5 Certain Pledges; Successors and Assigns Generally. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.9       Confidentiality.

11.9.1      General. Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or the other Loan Parties that is not, to the actual knowledge of the Person making disclosure (and with no such Person having any obligation to make any investigation in connection therewith), subject to contractual or fiduciary confidentiality obligations owing to the Borrower, its Subsidiaries or their respective representatives with respect to such information. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, (A) none of the Administrative Agent, any Lender, an Issuing Lender, the Swing Loan Lender or any Related Party shall have any liability under this Section 11.9 [Confidentiality] unless its breach hereunder is determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from its gross negligence or willful misconduct, and (B) on and after the Closing Date, each Lender and the Arrangers shall be entitled to place (at their own expense) a so-called ‘tombstone’ advertisement in various publications and report the effectiveness of this Agreement and the credit facility contemplated hereby to league tables and similar services.

11.9.2      Sharing Information With Affiliates of the Lenders. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of Section 11.9.1 [General].

11.10     Counterparts; Integration; Effectiveness.

11.10.1 Counterparts; Integration; Effectiveness. This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract; provided that such execution in counterparts shall not be used for any Loan Document (or any certificate delivered hereunder or thereunder) if the effectiveness or validity thereof would be impaired, limited or otherwise adversely affected under the Law that governs or is otherwise applicable to such Loan Document or certificate or the party executing same (the provisions of this proviso being the “Counterpart Exception”). This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments. Except as provided in Section 7 [Conditions of Lending and Issuance of Letters of Credit], this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement or, subject to the Counterpart Exception, any other Loan Document, or any certificate delivered hereunder or thereunder, by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement or, subject to the Counterpart Exception, such other Loan Document or certificate.

11.11     CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

11.11.1      Governing Law. Except as provided in Section 12.27 [Section 12 Governing Law] below, this Agreement shall be deemed to be a contract under the Laws of the State of New York without regard to its conflict of laws principles. Each standby Letter of Credit issued under this Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590) (“ISP98”), as determined by the Issuing Lender, and each trade Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the State of New York without regard to its conflict of laws principles.

11.11.2      SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE

FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

11.11.3      WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 11.11. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.

11.11.4      SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION]. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Without limiting the terms or effectiveness of any of the preceding provisions of this Section 11.11.4, each of the Borrower, Grupo, FerroAtlántica and FerroPem hereby irrevocably designates, appoints and empowers Globe, at its address from time to time in effect under Section 11.5 [Notices; Effectiveness; Electronic Communication], as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summon, notices and documents which may be served in any such action or proceeding. If for any reason such designee, appointee and agent shall cease to be available to act as such, each of the Borrower, Grupo, FerroAtlántica and FerroPem agrees to designate a new designee, appointee and agent in the United States of America on the terms and for the purposes of this provision reasonably satisfactory to the Administrative Agent.

11.11.5      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS

REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.12     USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA PATRIOT Act.

11.13     Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)   the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)   the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)   a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)  the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

11.14     Replacement of a Lender. In the event any Lender (i) is a Lender to be Terminated under Section 2.12.3 [Approval by Required Lenders], (ii) requests compensation under Section 5.8 [Increased Costs], or requires the Borrower to pay any additional amount to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 [Taxes], (iii) is a Defaulting Lender, (iv) becomes subject to the control of an Official Body (other than normal and customary supervision), (v) is a Non-Consenting Lender referred to in Section 11.1 [Modifications, Amendments or Waivers], or (vi) rejects a request from the Borrower, accepted by the Administrative Agent and the Required Lenders, to permit a Revolving Credit Loan to be made in an additional optional currency pursuant to Section 2.11.2(c) [Requests for Additional Optional

Currencies], then in any such event the Borrower may, at the sole expense of the Borrower, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.8 [Successors and Assigns]), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)   the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.8 [Successors and Assigns];

(b)   such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Participation Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.10 [Indemnity]) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)   in the case of any such assignment resulting from a claim for compensation under Section 5.8.1 [Increased Costs Generally] or payments required to be made pursuant to Section 5.9 [Taxes], such assignment will result in a reduction in such compensation or payments thereafter;

(d)   such assignment does not conflict with applicable Law; and

(e)   in the case of an assignment resulting from a Lender becoming a Non- Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

12.        THE UK SECURITY TRUSTEE

12.1   UK Security Trustee as Trustee

(a)     Each of the Lenders and the Issuing Lender hereby irrevocably appoints PNC to act on its behalf as the UK Security Trustee under the Loan Documents.

(b)     The UK Security Trustee declares that it holds the UK Collateral on trust for itself, the Administrative Agent, the Issuing Bank and the Lenders (collectively, and together with the Spanish Security Agent, the “Secured Parties”) on the terms contained in this Agreement.

(c)     Each of the Secured Parties authorizes the UK Security Trustee to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the UK Security Trustee under or in connection with the Loan Documents together with any other incidental rights, powers, authorities and discretions.

(d)     To the extent only that the security trust established by this Section 12 is not effective to confer the benefit of the UK Collateral upon any Secured Party, the UK Security Trustee shall act as security agent, and not as security trustee, for the relevant Secured Party in respect of the UK Collateral.

12.2   Enforcement through UK Security Trustee only. The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the UK Collateral or to exercise any right, power, authority or discretion arising under the UK Collateral Documents except through the UK Security Trustee.

12.3   Instructions

(a)     The UK Security Trustee shall:

(i)    subject to paragraphs (c) and (d) below, exercise or refrain from exercising any right, power, authority or discretion vested in it as UK Security Trustee in accordance with any instructions given to it by the Administrative Agent; and

(ii)   not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with sub-paragraph (i) above.

(b)     The UK Security Trustee shall be entitled to request instructions, or clarification of any instruction, from the Administrative Agent as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the UK Security Trustee may refrain from acting unless and until it receives those instructions or that clarification.

(c)     Paragraph (a) above shall not apply:

(i)    where a contrary indication appears in this Agreement;

(ii)   where this Agreement requires the UK Security Trustee to act in a specified manner or to take a specified action; or

(iii)  in respect of any provision which protects the UK Security Trustee's own position in its personal capacity as opposed to its role of UK Security Trustee for the Secured Parties including, without limitation, Section 12.6 to Section 12.11, Section 12.14 to Section 12.19 and Section 12.22 to Section 12.26;

(d)     In exercising any discretion to exercise a right, power or authority under the Loan Documents where either:

(i)         it has not received any instructions as to the exercise of that discretion; or

(ii)        the exercise of that discretion is subject to sub-paragraph (c)(iii) above,

the UK Security Trustee shall do so having regard to the interests of all the Secured Parties.

(e)     The UK Security Trustee may refrain from acting in accordance with any instructions of the Administrative Agent or any group of Secured Parties until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Loan Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable value added tax) which it may incur in complying with those instructions.

(f)     Without prejudice to the provisions of the remainder of this Section 12.3, in the absence of instructions, the UK Security Trustee may act (or refrain from acting) as it considers in its discretion to be appropriate.

(g)     At any time after receipt by the UK Security Trustee of notice from the Administrative Agent directing the UK Security Trustee to exercise all or any of its rights, remedies, powers or discretions under any of the Loan Documents, the UK Security Trustee may, and shall if so directed by the Administrative Agent, take any action as in its sole discretion it thinks fit to enforce the UK Collateral.

(h)     The Secured Parties shall not have any independent power to enforce or have recourse to, any of the UK Collateral or to exercise any right, power, authority or discretion arising under the UK Collateral Documents except through the UK Security Trustee.

12.4   Duties of the UK Security Trustee

(a)     The UK Security Trustee's duties under the Loan Documents are solely mechanical and administrative in nature.

(b)     The UK Security Trustee shall promptly forward to the Administrative Agent a copy of any document received by the UK Security Trustee from the Borrower under any Loan Document.

(c)     The UK Security Trustee is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another party.

(d)     If the UK Security Trustee receives notice from a party referring to any Loan Document, describing a Potential Default or Event of Default and stating that the circumstance described is a Potential Default or Event of Default, it shall promptly notify the Administrative Agent.

(e)     The UK Security Trustee shall have only those duties, obligations and responsibilities expressly specified in the Loan Documents to which it is expressed to be a party (and no others shall be implied).

(f)     The UK Security Trustee shall be under no obligation to enquire, object, investigate, monitor, supervise or assess the value or title of the UK Collateral.

12.5  No Fiduciary Duties to the Borrower. Nothing in this Agreement constitutes the UK Security Trustee as an agent, trustee or fiduciary of the Borrower or any of its Subsidiaries.

12.6     No Duty to Account. The UK Security Trustee shall not be bound to account to any other Lender for any sum or the profit element of any sum received by it for its own account.

12.7     Business with the Borrower and its Subsidiaries. The UK Security Trustee may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower and its Subsidiaries.

12.8     Rights and Discretions.

(a)       The UK Security Trustee may:

(i)     rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorized;

(ii)    assume that:

(A)     any instructions received by it from the Administrative Agent, any Secured Parties or any group of Secured Parties are duly given in accordance with the terms of the Loan Documents;

(B)     unless it has received notice of revocation, that those instructions have not been revoked; and

(C)     if it receives any instructions to act in relation to the UK Collateral, that all applicable conditions under the Loan Documents for so acting have been satisfied; and

(iii)     rely on a certificate from any person:

(A)     as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)     to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)       The UK Security Trustee shall be entitled to carry out all dealings with the Secured Parties through the Administrative Agent and may give to the Administrative Agent any notice or other communication required to be given by the UK Security Trustee to the Secured Parties.

(c)       The UK Security Trustee may assume (unless it has received notice to the contrary in its capacity as security trustee for the Secured Parties) that:

(i)     no Potential Default or Event of Default has occurred; and

(ii)     any right, power, authority or discretion vested in any party, any Secured Parties or any group of Secured Parties has not been exercised.

(d)       The UK Security Trustee may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(e)       Without prejudice to the generality of paragraph (d) above or paragraph (f) below, the UK Security Trustee may at any time engage and pay for the services of any lawyers to act as independent counsel to the UK Security Trustee (and so separate from any lawyers instructed by any other Lender) if the UK Security Trustee in its reasonable opinion deems this to be desirable.

(f)       The UK Security Trustee may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the UK Security Trustee or by any other party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(g)       The UK Security Trustee, any receiver and any delegate may act in relation to the Loan Documents and the UK Collateral through its officers, employees and agents and shall not:

(i)    be liable for any error of judgment made by any such person; or

(ii)   be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the UK Security Trustee's, receiver's or delegate's gross negligence or willful misconduct.

(h)       Unless this Agreement expressly specifies otherwise, the UK Security Trustee may disclose to any other party any information it reasonably believes it has received as security trustee under this Agreement.

(i)       Notwithstanding any other provision of any Loan Document to the contrary, the UK Security Trustee is not obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of any fiduciary duty or duty of confidentiality.

(j)       Notwithstanding any provision of any Loan Document to the contrary, the UK Security Trustee is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

12.9   Responsibility for Documentation. None of the UK Security Trustee, any receiver nor any delegate is responsible or liable for:

(a) the adequacy, accuracy or completeness of any information (whether  oral  or written) supplied by the UK Security Trustee, the Borrower or any other person in or in connection with any Loan Document or the transactions contemplated in the Loan Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(b)       the legality, validity, effectiveness, adequacy or enforceability of any Loan Document, the UK Collateral or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document or the UK Collateral; or

(c)       any determination as to whether any information provided or to be provided to any Lender is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

12.10   No Duty to Monitor. The UK Security Trustee shall not be bound to enquire:

(a)       whether or not any Potential Default or Event of Default has occurred;

(b)       as to the performance, default or any breach by any party of its obligations under any Loan Document; or

(c)       whether any other event specified in any Loan Document has occurred.

12.11   Exclusion of Liability

(a)       Without limiting paragraph (b) below (and without prejudice to any other provision of any Loan Document excluding or limiting the liability of the UK Security Trustee, any receiver or delegate), none of the UK Security Trustee, any receiver nor any delegate will be liable for:

(i)       any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Loan Document or the UK Collateral unless directly caused by its gross negligence or wilful misconduct;

(ii)      exercising or not exercising any right, power, authority or discretion given to it by or in connection with any Loan Document, the UK Collateral or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Loan Document or the UK Collateral;

(iii)     any shortfall which arises on the enforcement or realization of the UK

Collateral; or

(iv)     without prejudice to the generality of sub-paragraphs (i) to (ii) above, any damages, costs, losses, any diminution in value or any liability whatsoever arising as a result of (A) any act, event or circumstance not reasonably within its control or (B) the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalization, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets; breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)       No Party (other than the UK Security Trustee, that receiver or that delegate (as applicable)) may take any proceedings against any officer, employee or agent of the UK Security Trustee, a receiver or a delegate in respect of any claim it might have against the UK Security Trustee, a receiver or a delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Loan Document or any UK Collateral.

(c)       Nothing in this Agreement shall oblige the UK Security Trustee to carry out (i) any "know your customer" or other checks in relation to any person or (ii) any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender (other than the UK Security Trustee), on behalf of any Lender (other than the UK Security Trustee) and each Lender (other than the UK Security Trustee) confirms to the UK Security Trustee that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the UK Security Trustee.

(d)       Without prejudice to any provision of any Loan Document excluding or limiting the liability of the UK Security Trustee, any receiver or delegate, any liability of the UK Security Trustee, any receiver or delegate arising under or in connection with any Loan Document or the UK Collateral shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the UK Security Trustee, receiver or delegate (as the case may be) or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the UK Security Trustee, receiver or delegate (as the case may be) at any time which increase the amount of that loss. In no event shall the UK Security Trustee, any receiver or delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the UK Security Trustee, receiver or delegate (as the case may be) has been advised of the possibility of such loss or damages.

12.12  Secured Parties' indemnity to the UK Security Trustee

(a)       Each Lender shall in proportion to its Ratable Share, indemnify the UK Security Trustee and every receiver and every delegate, within three Business Days of demand, against any cost, loss or liability incurred by any of them (otherwise than by reason of the relevant UK Security Trustee's, receiver's or delegate's gross negligence or wilful misconduct) in acting as UK Security Trustee, receiver or delegate under, or exercising any authority conferred under, the Loan Documents (unless the relevant UK Security Trustee, receiver or delegate has been reimbursed by the Borrower pursuant to a Loan Document).

(b)      Subject to paragraph (c) below, the Borrower shall, within three (3) Business Days following demand, reimburse any Lender for any payment that Lender makes to the UK Security Trustee pursuant to paragraph (a) above.

(c) Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the UK Security Trustee to the Borrower.

12.13   Resignation of the UK Security Trustee

(a)       The UK Security Trustee may resign and be replaced in accordance with the terms of Section 10.6 as if that Section referred to the UK Security Trustee instead of the Administrative Agent and appoint one of its Affiliates as successor by giving notice to the other Parties (or to the Administrative Agent on their behalf).

(b)       The retiring UK Security Trustee shall, at its own cost, make available to the successor UK Security Trustee such documents and records and provide such assistance as the successor UK Security Trustee may reasonably request for the purposes of performing its functions as UK Security Trustee under the Loan Documents. The Borrower shall, within three Business Days of demand, reimburse the retiring UK Security Trustee for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(c)       The UK Security Trustee's resignation notice shall only take effect upon (i) the appointment of a successor and (ii) the transfer of all the UK Collateral to that successor.

(d)       Upon the appointment of a successor, the retiring UK Security Trustee shall be discharged from any further obligation in respect of the Loan Documents (other than its obligations under paragraph (b) of Section 12.23 and paragraph (b) above) but shall remain entitled to the benefit of this Section 12. Any successor and each of the other parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original party.

12.14   Confidentiality.

(a)       In acting as trustee for the Secured Parties, the UK Security Trustee shall be regarded as acting through its trustee division which shall be treated as a separate entity from any of its other divisions or departments.

(b)       If information is received by another division or department of the UK Security Trustee, it may be treated as confidential to that division or department and the UK Security Trustee shall not be deemed to have notice of it.

(c)       Notwithstanding any other provision of any Loan Document to the contrary, the UK Security Trustee is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of any fiduciary duty.

12.15   Information from the Secured Parties. Each Lender shall supply the UK Security Trustee with any information that the UK Security Trustee may reasonably specify as being necessary or desirable to enable the UK Security Trustee to perform its functions as UK Security Trustee.

12.16   Credit Appraisal by the Lenders. Without affecting the responsibility of the Borrower or any Subsidiary for information supplied by it or on its behalf in connection with any Loan Document, each Lender confirms to the UK Security Trustee that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Loan Document including but not limited to:

(a)       the financial condition, status and nature of the Borrower and its Subsidiaries;

(b)       the legality, validity, effectiveness, adequacy or enforceability of any Loan Document, the UK Collateral and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document or the UK Collateral;

(c)       whether that Lender has recourse, and the nature and extent of that recourse, against any party or any of its respective assets under or in connection with any Loan Document, the UK Collateral, the transactions contemplated by the Loan Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document or the UK Collateral;

(d)       the adequacy, accuracy or completeness of any information provided by the UK Security Trustee, any party or by any other person under or in connection with any Loan Document, the transactions contemplated by any Loan Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document; and

(e)       the right or title of any person in or to, or the value or sufficiency of any part of the UK Collateral, the priority of any of the UK Collateral or the existence of any Lien affecting the UK Collateral.

12.17  No responsibility to perfect UK Collateral. The UK Security Trustee shall not be liable for any failure to:

(a)       require the deposit with it of any deed or document certifying, representing or constituting the title of the Borrower or any Subsidiary to any of the UK Collateral;

(b)      obtain any license, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Loan Document or the UK Collateral;

(c)       register, file or record or otherwise protect any of the UK Collateral (or the priority of any of the UK Collateral) under any law or regulation or to give notice to any person of the execution of any Loan Document or of the UK Collateral;

(d)       take, or to require the Borrower or any Subsidiary to take, any step to perfect its title to any of the UK Collateral or to render the UK Collateral effective or to secure the creation of any ancillary Liens under any law or regulation; or

(e)       require any further assurance in relation to any UK Collateral Document.

12.18   Insurance by UK Security Trustee

(a)       The UK Security Trustee shall not be obliged (i) to insure any of the UK Collateral, (ii) to require any other person to maintain any insurance, or (iii) to verify any obligation to arrange or maintain insurance contained in any Loan Document, and the UK Security Trustee shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

(b)       Where the UK Security Trustee is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Administrative Agent requests it to do so in writing and the UK Security Trustee fails to do so within fourteen days after receipt of that request.

12.19   Custodians and nominees.The UK Security Trustee may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the UK Security Trustee may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the UK Security Trustee shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

12.20   Delegation by the UK Security Trustee

(a)       Each of the UK Security Trustee, any receiver and any delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

(b)       That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the UK Security Trustee, that receiver or that delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties.

(c)       No UK Security Trustee, receiver or delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate.

12.21   Additional UK Security Trustees

(a)       The UK Security Trustee may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it (i) if it considers that appointment to be in the interests of the Secured Parties, (ii) for the purposes of conforming to any legal requirement, restriction or condition which the UK Security Trustee deems to be relevant, or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the UK Security Trustee shall give prior notice to the Borrower and the Secured Parties of that appointment.

(b)       Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the UK Security Trustee under or in connection with the Loan

Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

(c)  The remuneration that the UK Security Trustee may pay to that person, and any   costs and expenses (together with any applicable value added tax) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the UK Security Trustee.

12.22   Acceptance of title. The UK Security Trustee shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that the Borrower or any Subsidiary may have to any of the UK Collateral and shall not be liable for, or bound to require the Borrower or any Subsidiary to remedy, any defect in its right or title.

12.23   Winding up of trust

If the UK Security Trustee, with the approval of the Required Lenders, determines that:

(a)       all of the Obligations and all other obligations secured by the UK Collateral

Documents have been fully and finally discharged; and

(b)       no Lender or Issuing Bank is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to the Borrower pursuant to the Loan Documents, then:

(i)       the trusts set out in this Agreement shall be wound up and the UK Security Trustee shall release, without recourse or warranty, all of the UK Collateral and the rights of the UK Security Trustee under each of the UK Collateral Documents; and

(ii)      any UK Security Trustee which has resigned pursuant to Section 12.13 shall release, without recourse or warranty, all of its rights under each UK Collateral Document.

12.24  Releases. The UK Security Trustee shall (at the cost of the Borrower) release any UK Collateral on the instructions of the Administrative Agent.

12.25  Powers supplemental to Trustee Acts. The rights, powers, authorities and discretions given to the UK Security Trustee under or in connection with the Loan Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the UK Security Trustee by law or regulation or otherwise.

12.26  Disapplication of Trustee Acts. Section 1 of the Trustee Act 2000 shall not apply to the duties of the UK Security Trustee in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

12.27  Section 12 Governing Law. This Section 12 shall be governed by English law.

13.       THE SPANISH SECURITY AGENT

13.1    Appointment of the Spanish Security Agent. Each of the Lenders authorizes the Spanish Security Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Spanish Security Agent under or in connection with any of the Spanish Collateral Documents, together with any other incidental rights, powers, authorities and discretions.

13.2    Power of Attorney. Each Lender, at the request of the Spanish Security Agent, undertakes to grant notarized and apostilled powers of attorney for the benefit of the Spanish Security Agent, which might be necessary or convenient for the Spanish Security Agent to exercise any right, power, authority or discretion given to the Spanish Security Agent under this Agreement (including for the enforcement of the Spanish Collateral Documents) or under any Loan Documents (including in to the extent necessary or convenient in an enforcement proceeding) and undertakes to execute any documents, power of attorney or instrument including any Spanish public document required to be executed in the exercise by the Spanish Security Agent of such rights, power, authority or discretions.

13.3    Duties of the Spanish Security Agent

(a)      The Spanish Security Agent shall act as the agent and attorney (apoderado) of each Lender in connection with the notarization and ratification of any Loan Document into a Spanish public document. Accordingly, the Spanish Security Agent is hereby expressly and irrevocably authorised by and on behalf of each Lender to enter into, enforce the rights of each Lender under and represent each Lender in respect of the granting of a Spanish public document in accordance with the terms of this Agreement.

(b)      Each Secured Party (other than the Spanish Security Agent) hereby irrevocably authorises and empowers the Spanish Security Agent (with the express power to self-contract (autocontratar)) to act on its behalf and if required under applicable Law, or if otherwise appropriate, in its name and on its behalf in connection with (i) the notarization into Spanish public document of this Agreement and any of the Loan Documents and (ii) the acceptance, taking, notarization, execution, enforcement and delivery of any Spanish Collateral Documents on behalf of the Lenders, including but not limited to, any share pledge, pledge of credit rights or bank accounts, mortgage, non-possessory pledge or assignment or transfer of title for security purposes.

(c)      The Spanish Security Agent is authorised and empowered to take all actions necessary or appropriate in connection with the foregoing duties and collect all amounts or assets payable or deliverable to any Secured Party under the Spanish Collateral Documents, in respect of any enforcement thereof, and the Spanish Security Agent shall thereafter distribute any such amounts or assets due or delivered to the Lenders in accordance with the provisions of the Loan Documents. Each Lender authorizes and irrevocably empowers the Spanish Security Agent with the express authorization to self-contract (autocontratar) to exercise the rights, powers, authorities and discretions specifically given to the Spanish Security Agent under or in connection with the Loan Documents together with any other incidental rights, powers, authorities and discretions as each Lenders' irrevocable special agent (mandatario especial irrevocable) and attorney (apoderado).

(d)     In relation to the Spanish Collateral Documents, the Spanish Security Agent shall  be authorised and entitled to accept, administer, enforce or realise any such Spanish Collateral Documents (i) in its own name as security agent for the benefit of the Lenders, as secured parties under the Spanish Collateral Documents or (ii) on behalf of the Lenders.

13.4   No fiduciary duties. Nothing in this Agreement constitutes the Spanish Security Agent as a trustee or fiduciary of any other person.

13.5   Instructions to Spanish Security Agent and Exercise of Discretion.

(a)     The Spanish Security Agent shall act in accordance with any instructions given to it by the Lenders or, if so instructed by the Lenders, refrain from exercising any right, power, authority or discretion vested in it as Spanish Security Agent and shall be entitled to assume that (i) any instructions received by it from the Lenders or a group of Lenders are duly given in accordance with the terms of the relevant Loan Documents and (ii) unless it has received actual notice of revocation, that those instructions or directions have not been revoked.

(b)     The Spanish Security Agent shall be entitled to request instructions, or clarification of any direction, from the Lenders as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers, authorities and discretions and the Spanish Security Agent may refrain from acting unless and until those instructions or clarification are satisfactorily received by it. .

13.6   No Responsibility to perfect security. The Spanish Security Agent shall not be liable for any failure to:

(a)    require the deposit with it of any deed or document certifying, representing or constituting the title of the Borrower or the Loan Parties to the Spanish Collateral Documents;

(b)     obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Spanish Collateral Documents;

(c)     register, file or record or otherwise protect any of the Spanish Collateral Documents (or the priority of any of the Spanish Collateral Documents) under any applicable Laws in any jurisdiction or to give notice to any person of the execution of any of the Loan Documents or of the Spanish Collateral Documents;

(d)     take, or to require the Borrower or any of the Loan Parties and any grantor of Spanish Collateral Documents to take any steps to perfect its title to any of the Spanish Collateral Documents; or

(e)     require any further assurances in relation to any of the Spanish Collateral Documents.

13.7   Spanish Security Agent's Actions. The Spanish Security Agent may (but shall not be obliged to), in the absence of any instructions to the contrary, take such action in the exercise of any of its powers and duties under this Agreement or the Spanish Collateral Documents as it considers in its discretion to be appropriate.

13.8   Spanish Security Agent's Discretions. The Spanish Security Agent may:

(a)     assume (unless it has received actual notice to the contrary from the Administrative Agent) that (i) no Event of Default has occurred or that any Loan Party is in breach of or default under its obligations under this Agreement or any of the Loan Documents and (ii) any right, power, authority or discretion vested by any Loan Document in any person has not been exercised;

(b)     engage, pay for and rely on the advice or services of any legal advisers, accountants, tax advisers, surveyors or other experts (whether obtained by the Spanish Security Agent or by any other Secured Party) whose advice or services may at any time seem necessary, expedient or desirable in connection with its role as Spanish Security Agent, at no cost for the Spanish Security Agent;

(c)     rely upon any communication or document believed by it to be genuine and, as to any matters of fact which might reasonably be expected to be within the knowledge of a Secured Party; and

(d)     refrain from acting in accordance with the instructions of any Secured Party (including bringing any legal action or proceeding arising out of or in connection with this Agreement or any Spanish Collateral Documents) until it has received any indemnification and/or security that it may in its discretion require (whether by way of payment in advance or otherwise) for all costs, losses and liabilities which it may incur in so acting.

13.9   Spanish Security Agent's Obligations. The Spanish Security Agent shall promptly:

(a)     copy to the Administrative Agent the contents of any notice or document received by it from any of the Loan Parties;

(b)     inform the Administrative Agent of the occurrence of any Event of Default or any default by any of the Loan Parties in the due performance of or compliance with its obligations under this Agreement or any Spanish Collateral Documents of which the Spanish Security Agent has received notice.

13.10 Excluded Obligations. Notwithstanding anything to the contrary expressed or implied in the Loan Documents, the Spanish Security Agent shall not:

(a)      be bound to enquire as to (i) whether or not any Event of Default has occurred or (ii)   the performance, default or any breach by any of the Loan Parties of its obligations under any of the Loan Documents;

(b)      be bound to disclose to any other person (including but not limited to any Secured Party) (i) any confidential information or (ii) any other information if disclosure would, or might in its reasonable opinion, constitute a breach of any applicable law or be a breach of fiduciary duty; or

(c)      have or be deemed to have any relationship of trust or agency with any of the Loan Parties.

13.11 Exclusion of Liability. The Spanish Security Agent shall not accept responsibility or be liable for:

(a)      the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Spanish Security Agent or any other person in or in connection with this Agreement or any of the Spanish Collateral Documents or the transactions contemplated in the Loan Documents, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(b)      the legality, validity, effectiveness, adequacy or enforceability of this Agreement or any of the Spanish Collateral Documents, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(c)      any losses to any person or any liability arising as a result of taking or refraining from taking any action in relation to this Agreement or any of the Spanish Collateral Documents, whether in accordance with an instruction or otherwise unless directly caused by its gross negligence or willful misconduct;

(d)      the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with this Agreement or any of the Spanish Collateral Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, this Agreement or any of the Spanish Collateral Documents; or

(e)      any shortfall which arises on the enforcement or realisation of the Spanish Collateral Documents.

13.12 Own Responsibility. Each Secured Party confirms to the Spanish Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Loan Document including but not limited to:

(a)      the financial condition, status and nature of the Borrower or any Loan Party;

(b)      the legality, validity, effectiveness, adequacy and enforceability of any Loan Document, the Spanish Collateral Documents and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(c)      the adequacy, accuracy and/or completeness of any information provided by the Spanish Security Agent or by any other person under or in connection with any Loan Document, the Spanish Collateral Documents or the transactions contemplated by any or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(d)      the right or title of any person in or to, or the value or sufficiency of any part of the Spanish Collateral Documents; and

(e)      and each Secured Party warrants to the Spanish Security Agent that it has not relied on and will not at any time rely on the Spanish Security Agent in respect of any of these matters.

13.13 Acceptance of Title. The Spanish Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any of the Loan Parties may have to on the collateral constituted by the Spanish Collateral Documents and shall not be liable for or bound to require any Loan Party to remedy any defect in its right or title.

13.14 Release of rights. If the Spanish Security Agent determines that (a) it is authorized pursuant to the provisions of Section 10.10 [Authorization to Release Collateral and Guarantors], or (b)(i) all of the Obligations and all other obligations secured by the Spanish Collateral Documents have been fully and finally discharged and (ii) none of the Secured Parties is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to the Borrower pursuant to the Loan Documents, then the Spanish Security Agent shall release, without recourse or warranty, all of the Spanish Collateral Documents and the rights of the Spanish Security Agent under each of the Spanish Collateral Documents.

[No additional provisions are on this page; the page next following is a signature page.]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

FERROGLOBE PLC, a public limited company
organized under the laws of England and Wales

By:	/s/ Pedro Larrea
Name:	Pedro Larrea
Title:	CEO

GLOBE SPECIALTY METALS,
INC a Delaware corporation

By:	/s/ Brian D’Amico
Name:	Brian D’Amico
Title:	Vice President and Secretary

[Signature Page to Credit Agreement]

ALABAMA SAND AND GRAVEL, INC.,
a Delaware corporation

ALDEN RESOURCES LLC, a Delaware
limited liability company

ALDEN SALES CORP, LLC, a Delaware
limited liability company

ARL RESOURCES, LLC, a Delaware
limited liability company

ARL SERVICES, LLC, a Delaware
limited liability company

CORE METALS GROUP LLC, a
Delaware limited liability company

CORE METALS GROUP HOLDINGS
LLC, a Delaware limited liability company

GATLIFF SERVICES, LLC, a Delaware
limited liability company

GLOBE METALLURGICAL, INC., a
Delaware corporation

GSM SALES, INC., a Delaware
corporation

METALLURGICAL PROCESS
MATERIALS, LLC, a Delaware limited
liability company

NORCHEM, INC., a Florida corporation

TENNESSEE ALLOYS COMPANY,
LLC. a Delaware limited liability company

By:	/s/ Joseph Ragan
Name:	Joseph Ragan
Title:	Vice President and Treasurer

[Signature Page to Credit Agreement]

GRUPO FERROATLÁNTICA, S.A.U., a
company incorporated under the laws of
Spain

By:	/s/ Oscar Robles Alvarez
Name:	Oscar Robles Alvarez
Title:	Deputy Chief Financial Officer

FERROATLÁNTICA, S.A.U., a company
incorporated under the laws of Spain

By:	/s/ Oscar Robles Alvarez
Name:	Oscar Robles Alvarez
Title:	Deputy Chief Financial Officer

FERROPEM, S.A.S., a French Société par
actions simplifiée

By:	/s/ Oscar Robles Alvarez
Name:	Oscar Robles Alvarez
Title:	Deputy Chief Financial Officer

[Signature Page to Credit Agreement]

ADMINISTRATIVE AGENT, ISSUING LENDER AND LENDERS

PNC BANK, NATIONAL ASSOCIATION, as
Administrative Agent, Spanish Security Agent, UK
Security Trustee, Issuing Lender, Swing Loan Lender and a
Lender

By:	/s/ Mahir J. Desai

Name: Mahir J. Desai

Title: Vice President

UK treaty scheme reference number: l 3/P/63904/DTTP
Tax residency: United States of America

CITIZENS BANK OF PENNSYLVANIA, as Issuing
Lender for Existing Letters of Credit and a Lender

By:

Name

Title:

UK treaty scheme reference number: MEIUS1L021669/DTTP
Tax residency: United States of America

ADMINISTRATIVE AGENT, ISSUING LENDERS AND LENDERS

PNC BANK, NATIONAL ASSOCIATION, as
Administrative Agent, Spanish Security Agent, UK
Security Trustee, Issuing Lender, Swing Loan Lender and a
Lender

By:

Name:

Title:

UK treaty scheme reference number: l3/P/63904/DTTP
Tax residency: United States of America

CITIZENS BANK OF PENNSYLVANIA, as Issuing
Lender for Existing Letters of Credit and a Lender

By:	/s/Allen Paul Dawley, Jr.

Name:	Allen Paul Dawley, Jr.

Title:	Vice President

UK treaty scheme reference number: 13/C/357538/DTTP
Tax residency: United States of America

BMO HARRIS BANK N.A., as a Lender

By:	/s/ Patrick Hartweger
Name:	Patrick Hartweger
Title:	Managing Director
UK treaty scheme reference number: 13/B/359708/DTTP
Tax residency: United States of America

CAPITAL ONE, NATIONAL ASSOCIATION, as a
Lender

By:
Name:
Title:

UK treaty scheme reference number: 13/C/365299/DTTP
Tax residency: United States of America

CAIXABANK, S.A, as a Lender

By:
Name:
Title:

BMO HARRIS BANK N.A., as a Lender
By:
Name:
Title:

UK treaty scheme reference number: 13/B/359708/DTTP
Tax residency: United States of America

CAPITAL ONE, NATIONAL ASSOCIATION, as a
Lender
By:	/s/Michael J Sullivan
Name:	Michael J Sullivan
Title:	Duty Authorized Signatory

UK treaty scheme reference number: l 3/C/365299/DTTP
Tax residency: United States of America

CAIXABANK, S.A., as a Lender

By:
Name:
Title:

BMO HARRIS BANK N.A., as a Lender

By:
Name:
Title:
UK treaty scheme reference number: 13/B/359708/DTTP
Tax residency: United States of America

CAPITAL ONE, NATIONAL ASSOCIATION, as a
Lender

By:
Name:
Title:

UK treaty scheme reference number: 13/C/365299/DTTP
Tax residency: United States of America

CAIXABANK, S.A., as a Lender

By:	/s/Lucia Fondo /s/ Ignacio Bereciartua
Name:	Lucia Fondo Ignacio Bereciartua
Title:	Syndicated Loands / Corporate Banking

Title:UK. treaty scheme reference number:
9/C/363422/DTTP Tax residency: Spain

SCHEDULE 1.1(A)

PRICING GRID—

VARIABLE PRICING AND FEES BASED ON RATIO

Level	Net Total Leverage Ratio	Letter of Credit Fee	Revolving Credit Base Rate Spread	Revolving Credit Euro-Rate Spread
I	Less than 1.00 to 1.00	2.50%	1.50%	2.50%
II	Greater than or equal to 1.00 to 1.00 but less than 2.00 to 1.00	3.00%	2.00%	3.00%
III	Greater than or equal to 2.00 to 1.00 but less than 3.00 to 1.00	3.25%	2.25%	3.25%
IV	Greater than or equal to 3.00 to 1.00	3.50%	2.50%	3.50%

For purposes of determining the Applicable Margin and the Applicable Letter of Credit Fee Rate:

(a)            The Applicable Margin and the Applicable Letter of Credit Fee Rate under Level III shall apply on and after the Closing Date until adjustment pursuant paragraph (b) below by reference to the Borrower’s audited financial statements as of December 31, 2017 and related Compliance Certificate.

(b)            The Applicable Margin and the Applicable Letter of Credit Fee Rate shall be recomputed as of the end of each fiscal quarter ending after the Closing Date based on the Net Total Leverage Ratio as of such quarter end. Any increase or decrease in the Applicable Margin or the Applicable Letter of Credit Fee Rate computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 8.3.3 [Certificates of Borrower]. If the Borrower fails to deliver a Compliance Certificate as and when due in accordance with such Section 8.3.3, then, without limiting any other right or remedy available by reason of such failure, the rates in Level IV shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

(c)            If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Net Total Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Net Total Leverage Ratio would have resulted in higher pricing

Schedule 1.1(A)	1

for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Lender, as the case may be, under Section 2.9 [Letter of Credit Subfacility] or Section 4.3 [Interest After Default] or Section 9 [Default]. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

Schedule 1.1(A)	2

SCHEDULE 1.1(B)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 1 - Commitments of Lenders and Addresses for Notices to Lenders

	Amount of Commitment
	for Revolving Credit
Lender	Loans	Ratable Share
Name: PNC Bank, National Association
Address: 300 Fifth Avenue, 10th Floor
Pittsburgh, PA 15222
Attention: Mahir J. Desai
Telephone: (412)762-4866
Telecopy: (412) 705-3232	$75,000,000.00	30.000%

Name: Citizens Bank of Pennsylvania
Address:525 William Penn Place, PW 2625
Pittsburgh, PA 15219
Attention: A. Paul Dawley
Telephone: (412) 867-4519
Telecopy: ( )_____ - _____	$65,000,000.00	26.000%

Name: BMO Harris Bank N.A.
Address: 115 South LaSalle Street, 25th Floor
Chicago, IL 60603
Attention: Patrick Hartweger
Telephone: (312) 461-8379
Telecopy: (312) 293-4327	$65,000,000.00	26.000%

Schedule 1.1(B)	1

Name: Capital One, National Association
Address: 299 Park Avenue, 23rd Floor
New York, NY 10171
Attention: Michael Sullivan
Telephone: (646) 836-5456
Telecopy: ( ) - ________________	$25,000,000.00	10.000%

Name: CaixaBank, S.A.
Address: Av. Diagonal 615, pl. 5
08028 Barcelona, Spain
Attention: Syndicated Loans Department
Telephone: 34- 93-404-41-39
Telecopy: 34-93-404-64-66	$20,000,000.00	8.000%

Total	$250,000,000.00	100.000%

Schedule 1.1(B)	2

SCHEDULE 1.1(B)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 2 - Addresses for Notices to Borrower and Guarantors:

ADMINISTRATIVE AGENT

Name: PNC Bank, National Association, As Administrative Agent

Address: 300 Fifth Avenue, 10th Floor

Pittsburgh, PA 15222

Attention: Mahir J. Desai

Telephone: (412)762-4866

Telecopy: (412) 705-3232

With a Copy To:

Agency Services, PNC Bank, National Association

Mail Stop: P7-PFSC-04-I

Address: 500 First Avenue

Pittsburgh, PA 15219

Attention: Agency Services

Telephone: 412 762 6442

Telecopy: 412 762 8672

BORROWER:

Name: Ferroglobe PLC

Address: 2nd Floor West Wing, Lansdowne House

57 Berkeley Square

London W1J 5ER, United Kingdom

Attention: Joe Ragan

Telephone: 44 203 129 2420

Telecopy: (   ) -_____________

Schedule 1.1(B)	3

ANY US GUARANTOR:

Name: c/o Globe Specialty Metals, Inc.

Address: 1595 Sparling Road

Waterford, Ohio 45786

Attention: General Counsel

Telephone: (786) 509-6942

Telecopy: (   ) -________________

ANY OTHER GUARANTOR:

Name: c/o Grupo FerroAtlantica, S.A.U.

Address: Paseo de la Castellana 259-D, planta 49

edificio Torre Espacio

Madrid, Spain

Attention: Joe Ragan

Telephone: 44 203 129 2420

Telecopy: ( ) -_________________

Schedule 1.1(B)	4

SCHEDULE 1.1(D)

INITIAL DOMESTIC GUARANTORS

1.    Alabama Sand and Gravel, Inc.

2.    Alden Resources LLC

3.    Alden Sales Corp, LLC

4.    ARL Resources, LLC

5.    ARL Services, LLC

6.    Core Metals Group Holdings LLC

7.    Core Metals Group LLC

8.    Gatliff Services, LLC

9.    Globe Metallurgical Inc.

10. Globe Specialty Metals, Inc.

11. GSM Sales, Inc.

12. Metallurgical Process Materials, LLC

13. Norchem, Inc.

14. Tennessee Alloys Company, LLC

SCHEDULE 1.1(E) EXISTING LETTERS OF CREDIT

Account Party	Issuing Lender	Expiry Date	LOC Amount	Beneficiary
Globe Specialty Metals, Inc.	Citizens Bank	10/10/2018	$ 300,000.00	THE COUNTY OF NIAGARA
Globe Specialty Metals, Inc.	Citizens Bank	11/3/2018	$ 82,436.82	BRICKELL HOLDINGS, LLC

SCHEDULE 1.1(F) INITIAL FOREIGN GUARANTORS

1.    Grupo FerroAtlántica S.A.U.

2.    FerroAtlántica S.A.U.

3.    FerroPem, S.A.S.

SCHEDULE 1.1(H)

PERMITTED HOLDERS

Javier Lopez Madrid

Pedro Larrea Paguaga

Joe Ragan

Jose Maria Alapont

Donald Barger Jr.

Bruce L. Crockett

Stuart Eizenstat

Manuel Garrido y Ruano

Greger Hamilton

Javier Monzon

Pierre Vareille

Juan Villar-Mir De Fuentes

SCHEDULE 1.1(P)

EXISTING LIENS

1.         Liens on specified equipment of Alabama Sand and Gravel, Inc. pursuant to various existing agreements, by and between Alabama Sand and Gravel, Inc. and Thompson Tractor Co., Inc. and VFS Leasing Co.

2.         Liens on specified equipment of Alden Resources LLC pursuant to various existing agreements, by and between Alden Resources LLC and Caterpillar Financial Services Corporation and Fifth Third Equipment Finance Company.

3.         Liens on specified equipment of Globe Metallurgical Inc. pursuant to various existing agreements, by and between Globe Metallurgical Inc. and Caterpillar Financial Services Corporation and BNP Paribas.

4.         Liens pursuant to existing working capital financing for Globe Metales, S.R.L., listed in Items 4 and 5 in Schedule 8.2.1.

5.         Common law and/or statutory rights of offset and liens that may arise in connection with the performance/surety bonds listed in Item 6 of Schedule 8.2.1.

6.         Liens pursuant to that certain bank guarantee amounting up to EUR 14,183.33 between Banco Santander, S.A. and Grupo FerroAtlántica, S.A.U. dated as of May 18, 2017.

7.         Liens pursuant to that certain bank guarantee amounting to EUR 4,500,000.00 between CaixaBank S.A. and FerroAtlántica, S.A.U. dated as of May 26, 2016.

8.         Liens pursuant to that certain bank guarantee amounting to EUR 3,375,000.00 between CaixaBank S.A. and FerroAtlántica, S.A.U. dated as of May 26, 2016.

9.         Liens pursuant to that certain bank guarantee amounting to EUR 1,926,000.00 between Bankinter, S.A. and Hidro Nitro Española, S.A. dated as of January 28, 2011.

10.       Liens pursuant to that certain bank guarantee amounting to EUR 90,000.00 between Bankia, S.A. and Hidro Nitro Española, S.A. dated as of October 22, 2010.

11.       Liens pursuant to that certain bank guarantee amounting to EUR 236,584.25 between Banco Santander, S.A. and Hidro Nitro Española, S.A. dated as of October 21, 2003.

12.       Liens pursuant to that certain bank guarantee amounting to EUR 29,393.64 between Banco Santander, S.A. and Hidro Nitro Española, S.A. dated as of April 17, 2013.

13.       Liens pursuant to that certain bank guarantee amounting to EUR 29,792.84 between Banco Santander, S.A. and Hidro Nitro Española, S.A. dated as of April 17, 2013.

14.       Liens pursuant to that certain bank guarantee amounting to EUR 4,230.84 between Banco Santander, S.A. and Hidro Nitro Española, S.A. dated as of April 17, 2013.

15.       Liens pursuant to that certain bank guarantee amounting to EUR 26,579.05 between Banco Santander, S.A. and Hidro Nitro Española, S.A. dated as of April 17, 2013.

16.       Liens pursuant to that certain bank guarantee amounting to EUR 10,053.60 between Banco Santander, S.A. and Hidro Nitro Española, S.A. dated as of April 17, 2013.

17.       Liens pursuant to that certain bank guarantee amounting to EUR 158.19 between Banco Santander, S.A. and Hidro Nitro Española, S.A. dated as of April 17, 2013.

18.       Liens pursuant to that certain bank guarantee amounting to EUR 3,572.02 between Banco Santander, S.A. and Hidro Nitro Española, S.A. dated as of April 17, 2013.

19.       Liens pursuant to that certain bank guarantee amounting to EUR 4,555.61 between Banco Santander, S.A. and Hidro Nitro Española, S.A. dated as of April 17, 2013.

20.       Liens pursuant to that certain bank guarantee amounting to EUR 645.65 between Banco Santander, S.A. and Hidro Nitro Española, S.A. dated as of April 17, 2013.

21.       Liens pursuant to that certain bank guarantee amounting to EUR 3,723.18 between Banco Santander, S.A. and Hidro Nitro Española, S.A. dated as of April 17, 2013.

22.       Liens pursuant to that certain bank guarantee amounting to EUR 8,933.46 between Banco Santander, S.A. and Hidro Nitro Española, S.A. dated as of April 17, 2013.

23.       Liens pursuant to that certain bank guarantee amounting to EUR 1,594.55 between Banco Santander, S.A. and Hidro Nitro Española, S.A. dated as of May 4, 2013.

24.       Liens pursuant to that certain bank guarantee amounting to EUR 1,594.55 between Banco Santander, S.A. and Hidro Nitro Española, S.A. dated as of May 4, 2013.

2

25.       Liens pursuant to that certain bank guarantee amounting to EUR 1,594.55 between Banco Santander, S.A. and Hidro Nitro Española, S.A. dated as of May 4, 2013.

26.       Liens pursuant to that certain bank guarantee amounting to EUR 1,594.55 between Banco Santander, S.A. and Hidro Nitro Española, S.A. dated as of May 4, 2013.

27.       Liens pursuant to that certain bank guarantee amounting to EUR 1,594.55 between Banco Santander, S.A. and Hidro Nitro Española, S.A. dated as of May 4, 2013.

28.       Liens pursuant to that certain bank guarantee amounting to EUR 13,525.79 between Banco Santander, S.A. and Hidro Nitro Española, S.A. dated as of May 12, 2013.

29.       Liens pursuant to that certain bank guarantee amounting to EUR 321,850.34 between Banco Santander, S.A. and Hidro Nitro Española, S.A. dated as of March 15, 2013.

30.       Liens pursuant to that certain bank guarantee amounting to EUR 10,642.00 between Banco Bilbao Vizcaya Argentaria, S.A. and Hidro Nitro Española, S.A. dated as of August 12, 2013.

31.       Liens pursuant to that certain bank guarantee amounting to EUR 40,000.00 between Bankia, S.A. and FerroAtlántica, S.A.U. dated as of June 16, 2005.

32.       Liens pursuant to that certain bank guarantee amounting to EUR 41,204.49 between Bankia, S.A. and FerroAtlántica, S.A.U. dated as of September 15, 2005.

33.       Liens pursuant to that certain bank guarantee amounting to EUR 3,600.00 between Bankia, S.A. and FerroAtlántica, S.A.U. dated as of May 21, 2008.

34.       Liens pursuant to that certain bank guarantee amounting to EUR 6,500.00 between Bankia, S.A. and FerroAtlántica, S.A.U. dated as of May 11, 2012.

35.       Liens pursuant to that certain bank guarantee amounting to EUR 467,801.21 between Bankia, S.A. and FerroAtlántica, S.A.U. dated as of August 25, 2014.

36.       Liens pursuant to that certain bank guarantee amounting to EUR 489,489.21 between Bankia, S.A. and FerroAtlántica, S.A.U. dated as of August 25, 2014.

37.       Liens pursuant to that certain bank guarantee amounting to EUR 512,098.81 between Bankia, S.A. and FerroAtlántica, S.A.U. dated as of August 25, 2014.

38.       Liens pursuant to that certain bank guarantee amounting to EUR 535,534.18 between Bankia, S.A. and FerroAtlántica, S.A.U. dated as of August 25, 2014.

3

39.       Liens pursuant to that certain bank guarantee amounting to EUR 558,358.60 between Bankia, S.A. and FerroAtlántica, S.A.U. dated as of August 25, 2014.

40.       Liens pursuant to that certain bank guarantee amounting to EUR 30,000.00 between Bankia, S.A. and FerroAtlántica, S.A.U. dated as of March 6, 2015.

41.       Liens pursuant to that certain bank guarantee amounting to EUR 8,442.50 between Bankia, S.A. and FerroAtlántica, S.A.U. dated as of November 9, 2015.

42.       Liens pursuant to that certain bank guarantee amounting to EUR 8,506.04 between Bankia, S.A. and FerroAtlántica, S.A.U. dated as of February 16, 2016.

43.       Liens pursuant to that certain bank guarantee amounting to EUR 30,000.00 between Bankia, S.A. and FerroAtlántica, S.A.U. dated as of October 27, 2017.

44.       Liens pursuant to that certain bank guarantee amounting to EUR 7,344.00 between Bankia, S.A. and FerroAtlántica, S.A.U. dated as of December 20, 2017.

45.       Liens pursuant to that certain bank guarantee amounting to EUR 41,000.00 between Banco Santander, S.A. and FerroAtlántica, S.A.U. dated as of July 8, 2004.

46.       Liens pursuant to that certain bank guarantee amounting to EUR 39,879.27 between Banco Santander, S.A. and FerroAtlántica, S.A.U. dated as of August 27, 2004.

47.       Liens pursuant to that certain bank guarantee amounting to EUR 91,797.87 between Banco Santander, S.A. and FerroAtlántica, S.A.U. dated as of September 28, 2006.

48.       Liens pursuant to that certain bank guarantee amounting to EUR 1,000.00 between Banco Santander, S.A. and FerroAtlántica, S.A.U. dated as of February 1, 2011.

49.       Liens pursuant to that certain bank guarantee amounting to EUR 104,930.00 between Banco Santander, S.A. and FerroAtlántica, S.A.U. dated as of January 23, 2014.

50.       Liens pursuant to that certain bank guarantee amounting to EUR 91,904.82 between Banco Bilbao Vizcaya Argentaria, S.A. and FerroAtlántica, S.A.U. dated as of November 5, 2003.

51.       Liens pursuant to that certain bank guarantee amounting to EUR 52,550.84 between Banco Bilbao Vizcaya Argentaria, S.A. and FerroAtlántica, S.A.U. dated as of November 5, 2003.

4

52.       Liens pursuant to that certain bank guarantee amounting to EUR 6,500.00 between Banco Bilbao Vizcaya Argentaria, S.A. and FerroAtlántica, S.A.U. dated as of September 17, 2007.

53.       Liens pursuant to that certain bank guarantee amounting to EUR 217,337.72 between Banco Bilbao Vizcaya Argentaria, S.A. and FerroAtlántica, S.A.U. dated as of April 24, 2013.

54.       Liens pursuant to that certain bank guarantee amounting to EUR 1,593.28 between Banco Bilbao Vizcaya Argentaria, S.A. and FerroAtlántica, S.A.U. dated as of April 24, 2013.

55.       Liens pursuant to that certain bank guarantee amounting to EUR 3,347.23 between Banco Bilbao Vizcaya Argentaria, S.A. and FerroAtlántica, S.A.U. dated as of April 24, 2013.

56.       Liens pursuant to that certain bank guarantee amounting to EUR 1,817.52 between Banco Bilbao Vizcaya Argentaria, S.A. and FerroAtlántica, S.A.U. dated as of April 24, 2013.

57.       Liens pursuant to that certain bank guarantee amounting to EUR 297,138.06 between Banco Bilbao Vizcaya Argentaria, S.A. and FerroAtlántica, S.A.U. dated as of April 24, 2013.

58.       Liens pursuant to that certain bank guarantee amounting to EUR 449,792.98 between Banco Bilbao Vizcaya Argentaria, S.A. and FerroAtlántica, S.A.U. dated as of April 24, 2013.

59.       Liens pursuant to that certain bank guarantee amounting to EUR 145,178.00 between Société  Générale S.A. and Ferropem S.A.S. dated as of July 1, 2008.

60.       Liens pursuant to the Finance Lease and the related Assignment Agreement between NGC Banco, S.A., Bankinter, S.A., Caixabank, S.A., Banco Bilbao Vizcaya Argentaria, S.A. and FerroAtlántica, S.A.U. (securing obligations under the Finance Lease and related Assignment Agreement, pursuant to which the equivalent of approximately $89 million was outstanding as at September 30, 2017).

61.       Liens pursuant to the Receivables Sale Agreement dated as of July 31, 2017, among GSM Sales, Inc., Globe Metallurgical Inc., Core Metals Group LLC, Norchem, Inc., Alden Sales Corp, LLC, Ferrous Receivables DAC, ING Bank N.V., Sucursal en España

62.       Liens pursuant to the Full Service Lease, dated December 15, 2017, between PNC Equipment Finance LLC and Globe Metallurgical Inc.

5

SCHEDULE 6.1.2

SUBSIDIARIES

Subsidiary	Jurisdiction of Organization	Amount, percentage and type of Equity Interests (unless otherwise indicated, 100% owned)	Material
Ferroglobe Services (UK) Ltd	United Kingdom	Ferroglobe PLC 100 shares
Globe Specialty Metals, Inc.	Delaware	Ferroglobe PLC 1,000 common shares
Globe Argentina Holdco LLC	Delaware	Globe Specialty Metals, Inc. limited liability company interest
Ultra Core Polska (UCP)	Poland	Globe Argentina Holdco LLC 15,192 total shares
Globe Metales, S.R.L.	Argentina	Globe Specialty Metals, Inc. (90%) Globe Argentina Holdco LLC (10%) 25,000,000 shares	X
Ultracore Energy S.A.	Argentina	Globe Metales, S.A. (97.55%) Globe Specialty Metals, Inc. (2.45%) N/A
Grupo FerroAtlántica, S.A.U.	Spain	Ferroglobe PLC 200 shares
FerroAtlantica International Limited	United Kingdom	Grupo FerroAtlántica, S.A.U. 1,091,227 shares
FerroAtlantica Canada Company, Inc.	Canada	FerroAtlantica International Limited 100 shares
Ferroquartz Company Inc.	Canada	FerroAtlantica Canada Company, Inc.

N/A
Ferroquébec Company Inc.	Canada	FerroAtlantica Canada Company, Inc. N/A
FerroAtlántica S.A.U.	Spain	Grupo FerroAtlántica, S.A.U. N/A	X
Cuarzos Industriales de Venezuela S.A.	Venezuela	FerroAtlántica S.A.U. 10,000 shares
Cuarzos Industriales S.A.U.	Spain	FerroAtlántica S.A.U. 1,000 shares
Rocas, Arcillas y Minerales, S.A.	Spain	FerroAtlántica S.A.U. (50%) Cuarzos Industriales S.A.U. (16.67%) 6,667 shares
FerroAtlántica de México S.A.	Mexico	FerroAtlántica, S.A.U. (99.99%) 498.9501 shares
FerroAtlántica de Venezuela S.A.	Venezuela	Grupo FerroAtlántica, S.A.U. (80.038%) N/A
FerroAtlántica Deutschland GMBH	Germany	FerroAtlántica, S.A.U. N/A
FerroAtlantica do Brasil Mineracao Ltda	Brazil	FerroAtlántica, S.A.U. (70%) N/A
FerroAtlantica I&D S.L.U.	Spain	FerroAtlántica, S.A.U. 8,608 shares
FerroAtlantica S.L. y Compania de Fabricacion de FerroAleaciones y Electrometales Sociedad Colectiva	Spain	FerroAtlantica I&D S.L.U. 1.9136 shares
FerroAtlántica India Private Limited	India	FerroAtlántica S.A.U. (99.99%) FerroPem S.A.S. (0.01%)

2

10,000 shares
FerroAtlantica, S.L. y Compania de Fabricacion de Electrometales Sociedad Colectiva	Spain	FerroAtlántica S.A.U. 956,798.08 shares
Ferrosolar Opco Group SL.	Spain	FerroAtlántica S.A.U. (75%) 7,197,000 shares	X
Ganzi FerroAtlantica Silicon Industry Company Limited	China	FerroAtlántica S.A.U. (75%) N/A
Hidro Nitro Española, S.A.	Spain	FerroAtlántica, S.A.U. (99.875%) 3,205,376.265 shares	X
Ferromanganese Mauritania, S.A.R.L.	Mauritania	Grupo FerroAtlántica, S.A.U. – 90% 81 shares
FerroPem S.A.S.	France	Grupo FerroAtlántica, S.A.U. 11,016,217 shares	X
Photosil Industries, S.A.S.	France	FerroPem, S.A.S. 450,000 total shares
Ferroquartz Holdings Limited (Hong Kong)	Hong Kong	Grupo FerroAtlántica, S.A.U. 100 shares
Mangshi FerroAtlántica Mining Industry Service Co. Ltd	China	Ferroquartz Holdings Limited (Hong Kong) N/A
FerroQuartz Mauritania S.A.R.L.	Mauritania	Grupo FerroAtlántica, S.A.U. (90%) 81 shares
FerroTambao S.A.R.L.	Burkina Faso	Grupo FerroAtlántica, S.A.U. (90%) 81 shares
Mangshi Sinice Silicon Industry Company	China	Grupo FerroAtlántica, S.A.U. N/A
Silicio Ferrosolar, S.L.U.	Spain	Grupo FerroAtlántica, S.A.U.	X

3

26,000 total shares
Actifs Solaires Becancour, Inc	Canada	Silicio Ferrosolar, S.L.U. 1,100,100 shares
Emix S.A.S.	France	Silicio Ferrosolar, S.L.U. 151,216 shares
FerroSolar R&D SL	Spain	Silicio Ferrosolar, S.L.U. 26,010 shares
Silicon Smelters PTY LTD	South Africa	Grupo FerroAtlántica, S.A.U. 1,000 total shares	X
Thabachueu Mining PTY LTD	South Africa	Silicon Smelters PTY LTD (74%) 547.6 shares	X
Rebone Mining PTY LTD	South Africa	Thabachueu Mining PTY LTD 100 total shares
Globe Metallurgical Inc.	Delaware	Globe Specialty Metals, Inc. 3,000 common stock shares	X
Alabama Sand and Gravel, Inc.	Delaware	Globe Metallurgical Inc. Inc. 100 common shares	X
Globe Realty Florida LLC	Delaware	Globe Specialty Metals, Inc. limited liability company interest
Globe Metals Enterprises, LLC	Delaware	Globe Specialty Metals, Inc. limited liability company interest	X
Core Metals Group Holdings LLC	Delaware	Globe Metals Enterprises LLC limited liability company interest	X
Core Metals Group LLC	Delaware	Core Metals Group Holdings LLC	X

4

limited liability company interest
Metallurgical Process Materials, LLC	Delaware	Core Metals Group LLC limited liability company interest	X
Tennessee Alloys Company, LLC	Delaware	Core Metals Group LLC limited liability company interest	X
ECPI Inc.	Delaware	GSM Enterprises Holdings, LLC 100 shares of common stock
16 Front Street, LLC	Delaware	ECPI Inc. limited liability company interest
Globe LSE Inc.	Delaware	Globe Metallurgical Inc. 100 common shares
Norchem, Inc.	Florida	Globe Metallurgical Inc. (50%) GSM Enterprises Holdings Inc. (50%) 200 shares	X
Laurel Ford Resources, Inc.	Kentucky	Globe Metallurgical Inc. 100 common shares
West Virginia Alloys, Inc.	Delaware	Globe Metallurgical Inc. 100 common shares
Globe Realty LLC	New York	Globe Specialty Metals, Inc. limited liability company interest
GSM Alloys I, Inc.	Delaware	Globe Specialty Metals, Inc. 100 common shares	X
GSM Alloys II, Inc.	Delaware	Globe Specialty Metals, Inc. 100 common shares	X

5

WVA Manufacturing, LLC	Delaware	GSM Alloys I, Inc. (5.43%) GSM Alloys II, Inc. (45.57%) limited liability company interest	X
GSM Enterprises, LLC	Delaware	Globe Specialty Metals, Inc. limited liability company interest	X
GSM Enterprises Holdings Inc.	Delaware	GSM Enterprises, LLC 100 shares	X
QSI Partners Ltd.	Cayman Islands	GSM Enterprises, LLC Ordinary Share
GBG Financial, LLC	Delaware	GSM Enterprises Holdings, LLC limited liability company interest
GBG Holdings, LLC	Delaware	GSM Enterprises Holdings, LLC limited liability company interest	X
Alden Resources LLC	Delaware	GBG Holdings LLC limited liability company interest	X
ARL Resources LLC	Delaware	Alden Resources LLC limited liability company interest
ARL Services LLC	Delaware	Alden Resources LLC limited liability company interest
Alden Sales Corp, LLC	Delaware	GSM Enterprises Holdings, LLC limited liability company interest	X
Gatliff Services LLC	Delaware	GBG Holdings, LLC limited liability company interest	X
Globe BG, LLC	Delaware	GSM Enterprises Holdings, LLC

6

limited liability company interest
GSM Financial, Inc.	Delaware	Globe Specialty Metals, Inc. 100 common shares
LF Resources, Inc.	Delaware	Globe Specialty Metals, Inc. 100 common shares
Ningxia Yonvey Coal Industrial Co., Ltd.	China	LF Resources, Inc. (98%) 98 shares
MST Financial Holdings, LLC	Delaware	Globe Specialty Metals, Inc. limited liability company interest
Ferroglobe, Inc.	Delaware	MST Financial Holdings, LLC 100 shares of common stock
MST Financial LLC	Delaware	Globe Specialty Metals, Inc. limited liability company interest
MST Resources, LLC	Delaware	MST Financial LLC limited liability company interest
GSM Netherlands, B.V.	Netherlands	Globe Specialty Metals, Inc. 18,000 total shares	X
GSM Netherlands Overseas I, B.V.	Netherlands	GSM Netherlands, B.V. 18,000 total shares
GSM Netherlands Overseas II, B.V.	Netherlands	GSM Netherlands, B.V. 18,000 total shares
Islenska Kisilfelagio EHF. (Icelandic Silicon Corporation)	Iceland	GSM Netherlands Overseas II, B.V. (20.10%) 703.6155 shares
GSM Netherlands Overseas III, B.V.	Netherlands	GSM Netherlands, B.V.

7

18,000 total shares
Silicon Technology (Proprietary) Limited	South Africa	GSM Netherlands Overseas III, B.V. 4,200 total shares
GSM Netherlands Overseas IV, B.V.	Netherlands	GSM Netherlands, B.V. 18,000 shares	X
QSIP Canada ULC	Canada	GSM Netherlands Overseas IV, B.V. 200 total shares	X
Quebec Silicon General Partner Inc.	Canada	QSIP Canada ULC (51%) N/A
Quebec Silicon Limited Partnership	Canada	QSIP Canada ULC (50.99%) Quebec Silicon General Partner Inc. (0.01%) 51,995.099 shares	X
GSM Sales, Inc.	Delaware	Globe Specialty Metals, Inc. 10 common shares	X
Solsil, Inc.	Delaware	Globe Specialty Metals, Inc. (92.39%) Common Stock

8

SCHEDULE 7.1.1

OPINION OF COUNSEL

US Loan Parties

1.    Due formation and valid existence.

2.    Good standing.

3.    Power and authority.

4.    Due authorization.

5.    Execution and delivery.

6.    Enforceability.

7.    No conflict.

8.    Attachment of security interest.

9.    Perfection of security interest.

10.  No material stamp, recording or similar taxes.

11.  Investment Company Act.

12.  Margin regulations.

Non-US Loan Parties

1.    Due incorporation and valid existence.

2.    Power and authority.

3.    Due authorization.

4.    Execution and delivery.

5.    Enforceability of security documents.

6.    No conflict.

7.    Validity of security interest.

8.    Registration requirements for loan documents.

9.    Stamp, recording or similar taxes.

10.  Withholding taxes.

11.  Courts would give effect to choice of New York law.

12.  Courts would give effect to submission to US jurisdiction.

13.  Foreign court enforcement of a US judgment.

14. In connection with the enforcement of Collateral, the Administrative Agent / UK Security Trustee / Spanish Security Agent is not required to register with a local office or agency.

15. In connection with the enforcement of Collateral, the Administrative Agent / UK Security Trustee / Spanish Security Agent is not required to be licensed, qualified or entitled to carry on business in the local jurisdiction.

16. The Administrative Agent / UK Security Trustee / Spanish Security Agent will not be deemed resident or carrying on business in the local jurisdiction by reason of the enforcement of Collateral.

SCHEDULE 8.1.3

INSURANCE REQUIREMENTS RELATING TO THE COLLATERAL

COVENANTS:

At the request of the Administrative Agent, the Loan Parties shall deliver to the Administrative Agent (x) on the Closing Date and annually thereafter an original certificate of insurance signed by the Loan Parties’ independent insurance broker describing and certifying as to the existence of the insurance on the Collateral required to be maintained by this Agreement and the other Loan Documents, together with a copy of the endorsement described in the next sentence attached to such certificate, and (y) from time to time a summary schedule indicating all insurance then in force with respect to each of the Loan Parties. Such policies of insurance shall contain special endorsements which include the provisions set forth below or are otherwise in form acceptable to the Administrative Agent in its discretion. The applicable Loan Parties shall notify the Administrative Agent promptly of any occurrence causing a loss or decline in value of the Collateral that exceeds $5,000,000 and the estimated (or actual, if available) amount of such loss or decline. Any monies received by the Administrative Agent constituting insurance proceeds may, at the option of the Administrative Agent, (i) in the case of property insurance proceeds received during the existence of an Event of Default, be applied by the Administrative Agent to the payment of the Obligations in accordance with the terms of the Credit Agreement, (ii) for losses of less than $5,000,000 received at such time as no Event of Default or Potential Default exists, be disbursed by the Administrative Agent to the applicable Loan Parties, and (iii) for losses equal to or greater than $5,000,000 received at such time as no Event of Default or Potential Default exists, be disbursed by the Administrative Agent to the applicable Loan Parties on such terms as are deemed appropriate by the Administrative Agent for the repair, restoration and/or replacement of Collateral and other property in respect of which such proceeds were received.

ENDORSEMENT:

(i) specify the Administrative Agent as an additional insured, mortgagee and lender loss payee as its interests may appear,

(ii) with respect to all property insurance policies, provide that the interest of the Lenders shall be insured regardless of any breach or violation by the applicable Loan Parties of any warranties, declarations or conditions contained in such policies or any action or inaction of the applicable Loan Parties or others insured under such policies, except that the insurer shall not be obligated to maintain the insurance if the breach consists of non-payment of premiums which continues for 30 days after written notice to Administrative Agent,

(iii) provide a waiver of any right of the insurers to set off or counterclaim or any other deduction, whether by attachment or otherwise,

(iv) provide that any and all rights of subrogation which the insurers may have or acquire against the Loan Parties shall be, at all times and in all respects, junior and subordinate to the prior Payment In Full of the Indebtedness hereunder and that no insurer shall exercise or assert

Exhibit 8.1.3	1

any right of subrogation until such time as the Indebtedness hereunder has been Paid In Full and the Commitments have terminated,

(v) provide that no cancellation of such policies for any reason (including non-payment of premium) nor any change therein shall be effective until at least thirty (30) days after receipt by the Administrative Agent of written notice of such cancellation or change,

(vi) be primary without right of contribution of any other insurance carried by or on behalf of any additional insureds with respect to their respective interests in the Collateral, and

(vii) provide that inasmuch as the policy covers more than one insured, all terms, conditions, insuring agreements and endorsements (except limits of liability) shall operate as if there were a separate policy covering each insured.

Exhibit 8.1.3	2

SCHEDULE 8.1.11

POST-CLOSING MATTERS

All references to clauses in this Schedule are to clauses in Section 7.1.1 of this Agreement.

(1)      With respect to the Spanish Collateral Documents (the forms of which have been mutually approved by Spanish counsel to the Loan Parties and Spanish counsel to the Administrative Agent) under clause (k), the Borrower, Grupo, FerroAtlántica and, if applicable, other Subsidiaries shall effect such execution, delivery and notarization before a Spanish notary public of the Spanish Collateral Documents, and take other actions, if any, as are reasonably requested by Spanish counsel to the Administrative Agent to cause such Spanish Security Documents to be valid and effective and the Liens thereunder perfected, and deliver to the Administrative Agent’s Spanish counsel the share certificates pledged thereby, in each case, within sixty (60) days after the Closing Date.

(2)      Incident to item (1) above, the Borrower, Grupo and FerroAtlántica shall cause this Agreement and the Guaranty Agreement to be notarized before a Spanish notary public within sixty (60) days after the Closing Date.

(3)      With respect to the Pledge Agreements under French Law for the Equity Interests of FerroPem and Photosil Industries S.A.S. executed and delivered on the Closing Date under clause (k), the Borrower, Grupo and, if applicable, other Subsidiaries shall cause “special cash accounts” to be established and in effect with respect to such Pledge Agreements within thirty (30) days after the Closing Date.

(4)      With respect to the Pledge Agreement under English Law for the Equity Interests of FerroAtlántica International Limited (“International”) under clause (k), Grupo shall effect such execution and delivery of such Pledge Agreement, and take other actions (including related amendment of the articles of association of International) as are reasonably requested by English counsel to the Administrative Agent to cause such Pledge Agreement to be valid and effective and the Liens thereunder perfected, and deliver to the Administrative Agent’s English counsel the share certificate(s) pledged thereby, together with a stock transfer form executed by Grupo in blank relating to such shares, in each case, within forty-five (45) days after the Closing Date.

(5)      With respect to the UK Debenture under English Law for, among other items, the Equity Interests of Ferroglobe Services (UK) Ltd (“FSUK”) under clause (k), the Borrower shall take such actions (including related amendment of the articles of association of FSUK) as are reasonably requested by English counsel to the Administrative Agent to cause such Equity Interests under the UK Debenture to be valid and effective and the Liens thereunder perfected, and deliver to the Administrative Agent’s English counsel the share certificate(s) pledged thereby, together with a stock transfer form executed by the Borrower in blank relating to such shares, in each case, within forty-five (45) days after the Closing Date.

(6)      All certificates representing Material Equity Interests (as defined in the Security Agreement) encumbered by the Collateral Documents that are not delivered on the Closing Date under clause (k), together with executed stock powers in blank relating to such Material Equity Interests, shall be delivered to the Administrative Agent within fifteen (15) Business Days after the Closing Date.

(7)      Each US Guarantor shall complete Section 5 [(and provide any information marked as “[* Pending to receive]” in Section 2(d))] of its perfection certificate required under clause (k) and shall execute and deliver to the Administrative Agent a fully completed counterpart of its perfection certificate within thirty (30) days after the Closing Date.

(8)      All Material Notes (as defined in the Security Agreement) that are not delivered on the Closing Date under clause (k) shall be delivered to the Administrative Agent within fifteen (15) Business Days after the Closing Date.

(9)      With respect to the Equity Interests of GSM Netherlands B.V. (“Netherlands”) under clause (k), Globe shall execute and deliver such documents and take, or cause to be taken, such other actions as are reasonably requested by counsel to the Administrative Agent to cause the Equity Interests of Netherlands (subject to the 65% limitation more fully described in the Security Agreement to which Globe is a party) to be subject to a valid and perfected Lien in favor of the Administrative Agent within sixty (60) days after the Closing Date.

(10)    A written opinion of counsel for Norchem, Inc., a Florida corporation, under clause (d), covering, in respect of Norchem, Inc., customary ‘corporate housekeeping’ matters (such as good standing, due organization, authorization, execution and delivery of the Loan Documents), no conflicts with organizational documents or Florida Law and perfection of Article 9 security interests, in form and substance generally consistent with equivalent opinions rendered on behalf of other US Guarantors and otherwise reasonably satisfactory to the Administrative Agent, shall be delivered to the Administrative Agent within ten (10) Business Days after the Closing Date.

(11)    A revised insurance certificate and a revised insurance policy endorsement under clause (e) conforming to the requirements of Schedule 8.1.3 (with variances therefrom approved by the Administrative Agent in its discretion) and otherwise in form and substance reasonably satisfactory to the Administrative Agent shall be delivered to the Administrative Agent within ten (10) Business Days after the Closing Date.

The Administrative Agent may, in its sole discretion, extend the respective periods after the Closing Date set forth in any one or more of the foregoing items by not more than ninety (90) days as to each such item.

SCHEDULE 8.2.1

EXISTING INDEBTEDNESS

1.         A Capital Lease Agreement dated April 5, 2012 by and between Fifth Third Equipment Finance Company, an Ohio corporation and Alden Resources LLC in an amount not to exceed $11,054,177.27, of which $0 was outstanding as of December 31, 2017.

2.         A Capital Lease Agreement dated May 24, 2012 by and between Newco Mining KY, LLC, a Minnesota limited liability company and ARL Resources, LLC, in an amount of $2,692,232.86, of which $1,816,338.57 was outstanding as of December 31, 2017.

3.         Working Capital financing by and between Globe Metales, S.R.L. and Banco Supervielle with a line of $500,000 of which $223,166 is outstanding.

4.         Working Capital financing by and between Globe Metales, S.R.L. and Santander Rio Bank with a line of $500,000, for purposes of prefinancing of exports.

5.         The several performance and surety bonds issued by RLI Insurance Company on behalf of Alden Resources LLC; ARL Resources, LLC; Alabama Sand and Gravel, Inc.; Core Metals Group LLC; WVA Manufacturing, LLC and Globe Metallurgical Inc. of which $9,777,400 was outstanding as of February 3, 2017.

6.         Definitive Resolution Providing Financial Support, dated September 8, 2016, between FerroAtlántica, S.A.U., as borrower and the Spanish Ministry of Industry, Tourism and Commerce, as lender, for aggregate principal amount €44,999,114.00.

7.         Loan Agreement, dated June 6, 2011, between FerroAtlántica, S.A.U., as borrower, and the Spanish Ministry of Industry, Tourism and Commerce, as lender, for aggregate principal amount €3,462,500.00.

8.         Loan Agreement, dated June 6, 2011, between Hidro Nitro Española, S.A., as borrower, and the Spanish Ministry of Industry, Tourism and Commerce, as lender, for aggregate principal amount €1,348,459.61.00.

9.         Loan Agreement, dated December 22, 2010, between FerroAtlántica, S.A.U., as borrower and the Center for Technological-Industrial Development, as lender, for aggregate principal amount €2,406,091.15.

10.       Loan Agreement, dated May 13, 2014, between Silico Ferrosolar, S.L.U., as borrower and the Center for Technological-Industrial Development, as lender, for aggregate principal amount €2,087,260.00.

11.       Financing Agreement between Photosil Industries, S.A.S., as borrower, FerroPem, S.A.S., as guarantor, and the French Agency for the Environment and Management of Energy, as lender, for aggregate principal amount €5,503,371.92.

12.       Interest rate swap by and between FerroAtlántica, S.A.U. and NCG Banco, S.A., dated May 25, 2012, with notional principal amount of €67,238,000 as of February 24, 2018.

13.       Full Service Lease, between PNC Equipment Finance LLC and Globe Metallurgical Inc., for 350 railcars, with a 3-year lease value of $4,410,000.

14.       The following intercompany loans:

A.        Facility Agreement, dated as of March 31, 2016, between Ferroglobe PLC and Grupo FerroAtlántica, S.A.U., (aggregate principal amount €25 million).

B.        Treasury Agreement, dated January 2, 2014, between Grupo FerroAtlántica, S.A.U. and FerroPem, S.A.S., (maximum amount €100 million).

C.        Contract in respect of Credit Account, dated May 28, 2012, between Grupo FerroAtlántica, S.A.U. and FerroAtlántica, S.A.U. (maximum amount $75 million).

D.        Shareholder’s Loan, dated as of July 1, 2013 between Grupo FerroAtlántica, S.A.U. and Mangshi Sinice Silicon Industry Co., Ltd. (aggregate principal amount € 3.5 million).

E.        Shareholder’s Loan, dated as of March 6, 2015, between Grupo FerroAtlántica, S.A.U. and Mangshi Sinice Silicon Industry Co., Ltd. (aggregate principal amount €14.5 million).

F.        Facility Agreement (Bond Proceeds), dated as of February 15, 2017, between Mangshi Sinice Silicon Industry Co., Ltd. and Grupo FerroAtlántica, S.A.U. (aggregate principal amount €10,589,401.66).

G.        Facility Agreement (RCF Proceeds), dated as of February 15, 2017, between Mangshi Sinice Silicon Industry Co., Ltd. and Grupo FerroAtlántica, S.A.U. (maximum amount $200 million).

H.        Facility Agreement, dated as of February 15, 2017, between Grupo FerroAtlántica, S.A.U. , as lender, and Silicon Smelters Pty., Ltd., as borrower (maximum amount ZAR 350 million).

I.         Facility Agreement (Bond Proceeds), dated as of February 15, 2017, between Silicon Smelters Pty., Ltd. and Grupo FerroAtlántica, S.A.U. (aggregate principal amount ZAR 443,317,030.79).

2

J.         Facility Agreement (RCF Proceeds), dated as of February 15, 2017, between Silicon Smelters Pty., Ltd. and Grupo FerroAtlántica, S.A.U. (maximum amount $200 million).

K.        Facility Agreement, dated as of February 15, 2017, between Silicon Smelters Pty., Ltd., as borrower, and Thabachueu Mining Pty. Ltd., as Lender (maximum amount ZAR 90 million).

L.        Facility Agreement (Bond Proceeds), dated as of February 15, 2017, between Silicon Smelters Pty., Ltd. and Thabachueu Mining Pty. Ltd. (aggregate principal amount ZAR 81,137,810.61).

M.       Facility Agreement (RCF Proceeds), dated as of February 15, 2017, between Silicon Smelters Pty., Ltd. and Thabachueu Mining Pty. Ltd. (maximum amount $200 million).

N.        Promissory Note, dated March 2, 2016, as amended on January 23, 2017, between Ferroglobe PLC and Globe Specialty Metals, Inc. in the amount of $15,000,000.

O.        Promissory Note, dated July 27, 2016, as amended on January 23, 2017, between Ferroglobe PLC and Globe Specialty Metals, Inc. in the amount of $15,000,000.

P.        Promissory Note, dated August 3, 2016, as amended on January 23, 2017, between Ferroglobe PLC and Globe Specialty Metals, Inc. in the amount of $13,750,000.

Q.        Promissory Note, dated February 24, 2017, between Ferroglobe PLC and Globe Specialty Metals, Inc. in the amount of $10,000,000.

R.        Promissory Note, dated May 10, 2017, between QSIP Canada ULC and GSM Netherlands, B.V. in the amount of $5,000,000.

S.        Facility Agreement, dated January 4, 2018, between Ferroglobe PLC and Globe Specialty Metals, Inc. in the amount of $10,000,000.

T.        Loan to GSM Netherlands, B.V. from Globe Specialty Metals, Inc., dated June 1, 2012.

U.        Loan to Silicon Technology (Proprietary) Limited from GSM Netherlands Overseas III, B.V., dated May 12, 2014, as modified by an addendum dated August 29, 2014.

Each of the foregoing existing Indebtedness, as amended, modified or supplemented from time to time prior to the date hereof or otherwise in accordance with the Credit Agreement.

3

SCHEDULE 8.2.4

EXISTING INVESTMENT COMMITMENTS

Description of Investment	Amount invested	Execution Date of Agreement	Ferroglobe Entity
1. Two loan agreements	$8,584,109 (as	9/30/2010	LF Resources,
($3 million and $2 million,	of December	12/31/2010	Inc.
plus interest) with Ningxia	31, 2016)
Yonvey Coal Industrial Co.,
Ltd.
2. Receivables due from	$12,174,185	N/A	Globe
Ningxia Yonvey Coal	(as of		Specialty
Industrial Co., Ltd. for	December 31,		Metals, Inc.
financing production of	2016)
electrodes and capital
expenditures related to
expansions of productive
capacity
3. Loan to GSM Netherlands,	$4,954,045 (as	6/1/2012	Globe
B.V., a wholly-owned	of February 21,		Specialty
subsidiary of Globe	2018)		Metals, Inc.
Specialty Metals, Inc.
4. Loan to Silicon Technology	$27,357,000	5/12/2014	GSM
(Proprietary) Limited, a	(as of February	8/29/2014 (1st	Netherlands
wholly-owned subsidiary	21, 2018)	Addendum)	Overseas III,
from GSM Netherlands			B.V.
Overseas III, B.V.

5.          Investments relating to Item 14 (including any sub-item thereof) of Schedule 8.2.1.

6.          Any Investments (up to a maximum of $130 million) pursuant to or in connection with the Joint Venture Agreement, dated as of December 20, 2016, between Grupo FerroAtlántica, S.A.U. , Silicio Ferrosolar, S.L.U., FerroAtlántica, S.A.U., Blue Power Corporation, S.L. and Aurinka Photovalic Group, S.L., and any investments in any entity formed pursuant thereto.

7.         Loan Facility Agreement, dated June 13, 2016, between Blue Power Corporation, S.L. and Silicio Ferrosolar, S.L. (aggregate principal amount €9 million), entered into in connection with the subject of item 6 of this Schedule 8.2.4.

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8.    The following loans or advances to employees:

Employee Code	Amount Outstanding (€)
8003	8,686.00 €
8048	3,282.50 €
8010	31,815.00 €
8005	2,379.56 €
8071	6,127.24 €
8102	3,636.11 €
8103	1,346.86 €
8024	15,907.50 €
8102	9,153.19€
8123	9,342.53 €
8079	11,817.00 €
8082	7,575.02 €
544	90.12 €
671	3,863.71 €
689	4,649.96 €
731	5,565.00 €
741	1,439.88 €
780	5,399.88 €
801	2,879.88 €
812	3,239.88 €
815	1,979.88 €
853	719.88 €
855	4,499.88 €
859	2,339.88 €
873	1,351.50 €
883	3,959.88 €
885	1,200.04 €
918	3,599.88 €
963	2,159.88 €
988	1,079.88 €
1009	2,375.88 €
1037	6,299.88 €
1039	3,045.08 €

5

SCHEDULE 8.2.8

AFFILIATE TRANSACTIONS

None.

SCHEDULE 8.2.8

EXHIBIT 1.1(A)

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions set forth in Annex 1 attached hereto and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[if applicable -- and is an Affiliate/Approved Fund of
[identify Lender]]

3.	Borrower:	FERROGLOBE PLC, a public limited company organized under the laws of England and Wales

4.	Administrative Agent:	PNC BANK, NATIONAL ASSOCIATION, as the administrative agent under the Credit Agreement

5.	Credit Agreement:

The Credit Agreement dated as of February [ ], 2018 (as amended, restated, modified or supplemented from time to time) among the Borrower, the Guarantors party thereto, the Lenders party thereto, and PNC Bank, National Association, as Administrative Agent

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for Lender*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans [9 decimals]
	$	$	%

[7.     Trade Date:              ______________________]1

Effective Date: __________________, 20 [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[Signature Page Follows]

* Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

1 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

PNC Bank, National Association, as
Administrative Agent

By
Name:
Title:

[Consented to:]2

PNC Bank, National Association, as
Issuing Lender and Swing Lender

By
Name:
Title:

[Consented to:]3

Ferroglobe PLC

By
Name:
Title:

2 If consent is required pursuant to Section 11.8.2 of the Credit Agreement.

3 If consent is required pursuant to Section 11.8.2 of the Credit Agreement.

3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.        Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Loan Document or any collateral thereunder, (iii) the financial condition of each Loan Party, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by each Loan Party, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement or any other Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an eligible assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 8.3.1 and 8.3.2 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has independently and without reliance on the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a UK Qualifying Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other Loan Document, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement or any other Loan Document are required to be performed by it as a Lender; [and] (c) confirms for the benefit of the Administrative Agent and without liability to any Loan Party that it is [a UK Qualifying Lender (other than a Treaty Lender)][a UK Treaty Lender][not a UK Qualifying Lender]; [and (d) confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [______________]) and is tax  resident in  [_______________], so that interest payable to it by Borrower is generally subject to full exemption from UK withholding tax, and wishes that scheme to apply to this Assignment and Assumption].

2.        Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.        General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

2

EXHIBIT 1.1(G)(1)

[FORM OF]

GUARANTOR JOINDER

This GUARANTOR JOINDER (the “Joinder”) is made and entered into as of the     day of                ,            20          by        and       among              , a              (“Subsidiary”), FERROGLOBE PLC, a public limited company organized under the laws of England and Wales (the “Borrower”), the undersigned existing GUARANTORS (the “Existing Guarantors” and together with the Borrower the “Existing Debtors”) and PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent. All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Credit Agreement (as hereinafter defined).

Recitals:

A.     The Borrower, the Guarantors party thereto as the “Guarantors”, the Lenders party thereto as the “Lenders”, PNC Bank, National Association, as the “Administrative Agent”, and PNC Bank, National Association, as the “Swing Lender” and the “Issuing Lender”, are the parties to that certain Credit Agreement dated as of February [ ], 2018 (as amended, restated, supplemented, replaced and otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders have made available to the Borrower certain credit facilities;

B.      Subsidiary has been created or acquired by a Debtor and pursuant to the terms of Section 8.2.9 of the Credit Agreement, Subsidiary is required to become a Guarantor under the Credit Agreement, the Guaranty Agreement and the other Loan Documents; and

C.      In furtherance of the forgoing, Subsidiary has agreed, among other things, to execute this Joinder and to become a Guarantor under the Credit Agreement.

Agreements:

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.     Joinder to Loan Documents. Subsidiary hereby assumes, and agrees to perform all of the obligations of a Guarantor under the Credit Agreement, the Guaranty Agreement, the [SECURITY AGREEMENT]1 (the “Security Agreement”), the [PLEDGE AGREEMENT(S)]2 (the “Pledge Agreement[s]”), and [OTHER LOAN DOCUMENTS]3 (collectively, the “Applicable Loan Documents”), as direct and primary obligations of Subsidiary, and Subsidiary agrees that it shall comply with and be fully bound by the terms of the Applicable Loan Documents, each as a “Guarantor” or other applicable capacity, in each case, as if it had been a signatory thereto as of the original date thereof. Upon acceptance of this Joinder by the Administrative Agent, Subsidiary shall be entitled to all of the benefits of a Guarantor under the

1 To be the Security Agreement applicable to Guarantors organized in the same jurisdiction as Subsidiary.

2 To be the Pledge Agreement(s) applicable to Guarantors organized in the same jurisdiction as Subsidiary.

3 To include any other loan documents intended to apply to Guarantors organized in the same jurisdiction as Subsidiary.

Applicable Loan Documents.

2.      Acknowledgement of Guaranty Obligations. Subsidiary hereby acknowledges that, as Guarantor, Subsidiary has irrevocably and unconditionally guaranteed to the Guaranteed Creditors (as defined in the Guaranty Agreement), and each of them, the Guaranteed Obligations (as defined in the Guaranty Agreement).

3.      Confirmation of Security Interest. Subsidiary hereby confirms (i) the grant contained in the Security Agreement of a security interest to the Secured Party of a continuing security interest in and to, and a pledge of, all of the Collateral (as defined in the Security Agreement) and all of such Subsidiary’s right, title and interest therein, whether now owned or existing or hereafter acquired or arising and wherever located, together with all products and proceeds therefrom to secure the Guaranteed Obligations and (ii) the grant contained in the Pledge Agreement[s] of a security interest in the shares, stock, equity and other ownership and participation interests (as more fully set forth therein) owned by Subsidiary of a continuing security interest in and to, and a pledge of, all of the such interests, whether now owned or existing or hereafter acquired or arising and wherever located, together with all products and proceeds therefrom to secure the Guaranteed Obligations.

4.      Unconditional Joinder. Subsidiary acknowledges that Subsidiary’s obligations as a party to this Joinder are unconditional and are not subject to the execution of one or more Joinders by other subsidiaries of Borrower or any other party. Subsidiary hereby represents and warrants to the Administrative Agent and the Lenders that (i) it will derive benefits, directly and indirectly, from the financing provided under the Credit Agreement, both in its separate capacity and as a member of the integrated group to which it belongs and because the successful operation of the integrated group is dependent upon the continued successful performance of the functions of the integrated group as a whole, (ii) the terms of the consolidated financing provided under this Joinder are more favorable than would otherwise would be obtainable by Subsidiary individually, and (iii) the additional administrative and other costs and reduced flexibility associated with individual financing arrangements which would otherwise be required if obtainable would substantially reduce the value to Subsidiary of the financing.

5.       Reliance. The Administrative Agent and the Lenders shall be entitled to rely on this Joinder as evidence that Subsidiary has joined as a Guarantor under the Applicable Loan Documents and is fully obligated thereunder as a Guarantor.

6.      Incorporation by Reference. All terms and conditions of the Applicable Loan Documents, including, but not limited to, all representations, warranties, covenants, indemnities, guaranties and other obligations of the Guarantors, waivers and choice of law provisions thereunder are hereby incorporated by reference in this Joinder as if set forth herein in full.

7.      Representations and Warranties. Subsidiary hereby represents and warrants that all of the representations and warranties contained in the Applicable Loan Documents, except for such representations and warranties that expressly speak as of a prior date are true and correct in all material respects on and as of the date hereof as if made on and as of such date (except with respect to Subsidiary, in which case they are true and correct in all material respects as of the date hereof), both before and after giving effect to this Joinder, and that no Event of Default or

2

Default has occurred and is continuing or exists or would occur or exist after giving effect to this Joinder.

8.      Disclosure Schedule Upon Execution of the Joinder. Attached hereto as Annex I are supplemental or, if requested by Administrative Agent, updated disclosure Schedules to the Applicable Loan Documents, which supplemental or updated schedules include all information required by the Applicable Loan Documents with respect to Subsidiary as a Guarantor thereunder, in each case, as of the date hereof. Upon the effectiveness of this Joinder, the existing Schedules to the Applicable Loan Documents shall automatically be deemed updated to include Subsidiary.

9.      Governing Law. This Joinder shall be deemed to be a contract under the Laws of the State of New York without regard to its conflict of laws principles that would apply a different law.

10.      Counterparts. This Joinder may be executed in the original or by telecopy in any number of counterparts, each of which shall be deemed original and all of which taken together shall constitute one and the same Joinder.

11.      Consent by Existing Debtors. Each of the Existing Debtors hereby consents to the addition of Subsidiary as a Guarantor and to the execution, delivery and performance of this Joinder.

[Signatures Follow on Next Page]

3

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Guarantor Joinder as of the date set forth above.

Subsidiary:

By:
Name:
Title:

Existing Debtors:

[TBD]

By:
Name:
Title:

Administrative Agent:

PNC BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

4

ANNEX I

[Attach Supplemental/Updated Schedules]

5

EXHIBIT 1.1(G)(2)

[FORM OF]

CONTINUING AGREEMENT OF GUARANTY AND SURETYSHIP

This CONTINUING AGREEMENT OF GUARANTY AND SURETYSHIP (this “Guaranty Agreement”) is made and entered into as of this [ ] day of February, 2018, by and among EACH OF THE GUARANTORS LISTED ON THE SIGNATURE PAGES HERETO and each of the other persons and entities that become bound hereby from time to time by joinder, assumption or otherwise (each a “Guarantor” and, collectively, the “Guarantors”) in favor of PNC BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as Administrative Agent under and pursuant to the Credit Agreement, hereinafter defined, for the benefit of the Guaranteed Creditors, hereinafter defined (the “Administrative Agent”).

Recitals:

A.     Ferroglobe PLC, a public limited company organized under the laws of England and Wales (“Borrower”), the Guarantors, the Lenders party thereto as the “Lenders”, PNC Bank, National Association, as the “Administrative Agent”, and PNC Bank, National Association, as the “Swing Lender” and the “Issuing Lender”, are the parties to that certain Credit Agreement of even date herewith (as amended, restated, supplemented, replaced and otherwise modified from time to time, the “Credit Agreement”).

B.     Pursuant to the Credit Agreement, inter alia, the Lenders have agreed to advance Loans (as this and other capitalized terms used herein and not otherwise defined herein are defined in the Credit Agreement) to the Borrower and issue Letters of Credit.

C.     The Guarantors will receive substantial benefit from the proceeds of the Loans and the issuance of the Letters of Credit.

D.     The Lenders and the Administrative Agent have required that the Guarantors execute this Guaranty Agreement as a condition to the effectiveness of the Credit Agreement and to the Lenders’ advance of Loans pursuant and subject to the terms and conditions of the Credit Agreement.

Agreements:

NOW,  THEREFORE, in order to induce the Lenders and the Administrative Agent to enter into the Credit Agreement, and in consideration of the benefits to accrue to the Guarantors by reason thereof, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby jointly and severally represents and warrants to, and covenants and agrees with, each Lender, the Issuing Lender, the Administrative Agent, any Lender or Lender Affiliate that is party to a Lender Provided Foreign Currency Hedge, a Lender Provided Interest Rate Hedge or any Other Lender Provided Financial Service Products (each a “Guaranteed Creditor” and, collectively, the “Guaranteed Creditors”) as follows:

1.      Guaranty; Guaranteed Obligations. (a) Subject to the limitations set forth in Section 23 hereof and in the Credit Agreement, each Guarantor hereby, jointly and severally, unconditionally and irrevocably guaranties to the Guaranteed Creditors, and becomes surety, as

1

though it was a primary obligor for, the full and punctual payment and performance when due, whether on demand, at stated maturity, by acceleration, or otherwise and including any amounts which would become due but for the operation of an automatic stay in any Insolvency Proceeding or otherwise, of all Obligations, including, without limiting the generality of the foregoing:

(i)         all principal of and interest on Loans or advances or other extensions of credit to or for the benefit of the Borrower, which such Loans or advances may be evidenced by Notes;

(ii)        all Letter of Credit Obligations;

(iii)       all obligations arising in connection with Other Lender Provided Financial Service Products;

(iv)       all Foreign Currency Hedge Liabilities and all Interest Rate Hedge Liabilities;

(v)        all commitment fees and other amounts from time to time owing to the Guaranteed Creditors under or in connection with the Credit Agreement, this Guaranty Agreement, or any other Loan Document;

(vi)       all costs and expenses (including, but not limited to, attorneys’ fees) incurred by the Guaranteed Creditors in the collection of any or all amounts due and payable under the Credit Agreement and in the enforcement of their rights under the Credit Agreement, the Notes, this Guaranty Agreement, the Security Agreement, or any other Loan Document, in all cases, to the extent and as provided for in the Credit Agreement and such other Loan Documents;

(vii)      to the extent not otherwise addressed above, all other Obligations; and

(viii)     all extensions, renewals or refinancings thereof, in whole or in part, whether such Obligations, liabilities, or Indebtedness are direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising and including Obligations, liabilities, and Indebtedness arising or accruing after the commencement of any Insolvency Proceeding with respect to the Borrower, any other Loan Party or any Subsidiary or which would have arisen or accrued but for the commencement of such Insolvency Proceeding, even if the claim for such Obligation, liability, or Indebtedness is not enforceable or allowable in such Insolvency Proceeding, and including all Obligations, liabilities, and Indebtedness arising from any extensions of credit under or in connection with the Loan Documents from time to time, regardless of whether any such extensions of credit are in excess of the amount committed under or contemplated by the Loan Documents or are made in circumstances in which any condition to extension of credit is not satisfied (all of the foregoing Obligations, liabilities and Indebtedness are referred to herein collectively as the “Guaranteed Obligations” and each as a “Guaranteed Obligation”); provided,  however, that notwithstanding anything to the contrary in the foregoing or otherwise in this Guaranty Agreement, the Guaranteed Obligations shall not include Excluded Hedge Liabilities.

2

Without limitation of the foregoing, any of the Guaranteed Obligations shall be and remain obligations entitled to the benefit of this Guaranty Agreement even if any one or more of the Guaranteed Creditors (or any one or more assignees or transferees thereof) from time to time assigns or otherwise transfers all or any portion of their respective rights and Obligations under the Loan Documents, or any other Guaranteed Obligations, to any other Person.

(b)     This Guaranty Agreement is a guaranty of payment and not of collection.

2.       Payments. All payments required to be made hereunder shall be made upon demand by each Guarantor in immediately available funds in Dollars (or in an Optional Currency specified in such demand) and shall be made without setoff, counterclaim, withholding, or other deduction of any nature.

3.       Obligations Absolute. The obligations of the Guarantors hereunder shall not be discharged or impaired or otherwise diminished by any failure, default, omission, or delay, willful or otherwise, by any one or more of the Guaranteed Creditors, the Borrower, any Guarantor or any other Loan Party or any other obligor on any of the Guaranteed Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity. Each of the Guarantors agrees that the Guaranteed Obligations will be paid and performed strictly in accordance with and subject to the terms of the Loan Documents. Without limiting the generality of the foregoing, but subject to the limitations set forth in Section 23 hereof and in the Credit Agreement, each Guarantor hereby consents to, at any time and from time to time, and the joint and several obligations of each Guarantor hereunder shall, to the fullest extent permitted by applicable Law, not be diminished, terminated, or otherwise similarly affected by any of the following:

(a)     Any lack of genuineness, validity, enforceability or allowability (in a bankruptcy, insolvency, reorganization or similar proceeding, or otherwise), or any avoidance or subordination, in whole or in part, of any Loan Document or any of the Guaranteed Obligations and regardless of any Law now or hereafter in effect in any jurisdiction affecting any of the Guaranteed Obligations, any of the terms of the Loan Documents, or any rights of any one or more of the Guaranteed Creditors or any other Person with respect thereto;

(b)     Any increase, decrease, or change in the amount, nature, type or purpose of, or any release, surrender, exchange, compromise or settlement of, any of the Guaranteed Obligations (whether or not contemplated by the Loan Documents as presently constituted); any change in the time, manner, method, or place of payment or performance of, or in any other term of, any of the Guaranteed Obligations; any execution or delivery of any additional Loan Documents; or any amendment, modification or supplement to, or refinancing or refunding of, any Loan Document or any of the Guaranteed Obligations;

(c)     Any failure to assert any breach of or default under any Loan Document or any of the Guaranteed Obligations; any extensions of credit in excess of the amount committed under or contemplated by the Loan Documents, or in circumstances in which any condition to such extensions of credit has not been satisfied; any other exercise or non-exercise, or any other failure, omission, breach, default, delay, or wrongful action in connection with any exercise or non-

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exercise, of any right or remedy against the Borrower, any other Loan Party or any other Person under or in connection with any Loan Document or any of the Guaranteed Obligations other than in the event of such Guaranteed Creditor’s gross negligence or willful misconduct, as determined in a final judgment by a court of competent jurisdiction; any refusal of payment or performance of any of the Guaranteed Obligations, whether or not with any reservation of rights against any Guarantor; or any application of collections (including but not limited to collections resulting from realization upon any direct or indirect security for the Guaranteed Obligations) to other Obligations, if any, not entitled to the benefits of this Guaranty Agreement, in preference to Guaranteed Obligations entitled to the benefits of this Guaranty Agreement, or if any collections are applied to Guaranteed Obligations, any application to particular Guaranteed Obligations;

(d)     Any taking, exchange, amendment, modification, waiver, supplement, termination, subordination, compromise, release, surrender, loss, or impairment of, or any failure to protect, perfect, or preserve the value of, or any enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or any failure, omission, breach, default, delay, or wrongful action by any one or more of the Guaranteed Creditors, other than in the event of such Guaranteed Creditor’s gross negligence or willful misconduct, as determined in a final judgment by a court of competent jurisdiction, in connection with the enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or any other action or inaction by any one or more of the Guaranteed Creditors, or any other Person in respect of any direct or indirect security for any of the Guaranteed Obligations. As used in this Guaranty Agreement, “direct or indirect security” for the Guaranteed Obligations, and similar phrases, includes any collateral security, guaranty, suretyship, letter of credit, capital maintenance agreement, put option, subordination agreement, or other right or arrangement of any nature providing direct or indirect assurance of payment or performance of any of the Guaranteed Obligations, made by or on behalf of any Person;

(e)     Any merger, consolidation, liquidation, dissolution, winding-up, charter revocation, or forfeiture, or other change in, restructuring or termination of the corporate structure or existence of, the Borrower or any other Loan Party; any Insolvency Proceeding with respect to the Borrower or any other Loan Party; or any action taken or election made by any one or more of the Guaranteed Creditors (including but not limited to any election under Section 1111(b)(2) of the United States Bankruptcy Code), the Borrower or any other Loan Party in connection with any such proceeding;

(f)     Any defense, setoff, or counterclaim (other than a defense of full payment or performance) which may at any time be available to or be asserted by the Borrower, any other Loan Party or any other person with respect to any Loan Document or any of the Guaranteed Obligations; or, subject to Section 6 hereof, any discharge by operation of Law or release of the Borrower, any other Loan Party or any other Person from the performance or observance of any Loan Document or any of the Guaranteed Obligations;

(g)     Any other event or circumstance, whether similar or dissimilar to the foregoing, and whether known or unknown, which might otherwise constitute a defense available to, or limit the liability of, any Guarantor, a guarantor or a surety, excepting only indefeasible payment and performance of the Guaranteed Obligations in full.

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Each Guarantor acknowledges, consents, and agrees that new Guarantors may join in this Guaranty Agreement pursuant to the Credit Agreement and Section 18 hereof; and each Guarantor affirms that its obligations shall continue hereunder undiminished. Each Guarantor consents to, and approves of, each of its Subsidiaries entering into and performing its obligations under the Loan Documents or any documents relating to Lender Provided Foreign Currency Hedges, Lender Provided Interest Rate Hedges or any Other Lender Provided Financial Service Products to which each such Subsidiary is a party.

4.     Waivers, etc. To the fullest extent permitted under applicable Law, each of the Guarantors hereby waives any defense to or limitation on its obligations under this Guaranty Agreement arising out of or based on any event or circumstance referred to in Section 3 hereof. Without limitation and to the fullest extent permitted by applicable Law, each Guarantor waives each of the following:

(a)     All notices, disclosures and demand of any nature which otherwise might be required from time to time to preserve intact any rights against any Guarantor, including the following: any notice of any event or circumstance described in Section 3 hereof; any notice required by any Law now or hereafter in effect in any jurisdiction; any notice of nonpayment, nonperformance, dishonor or protest under any Loan Document or any of the Guaranteed Obligations; any notice of the incurrence of any Guaranteed Obligation; any notice of any default or any failure on the part of the Borrower, any other Loan Party, any Guarantor or any other Person to comply with any Loan Document or any of the Guaranteed Obligations or any direct or indirect security for any of the Guaranteed Obligations; and any notice of any information pertaining to the business, operations, condition (financial or otherwise) or prospects of the Borrower or any other Loan Party;

(b)     Any right to any marshalling of assets, to the filing of any claim against the Borrower or any other Loan Party in the event of any Insolvency Proceeding, or to the exercise against the Borrower or any other Loan Party of any other right or remedy under or in connection with any Loan Document or any of the Guaranteed Obligations or any direct or indirect security for any of the Guaranteed Obligations; any requirement of promptness or diligence on the part of any one or more of the Guaranteed Creditors; any requirement to exhaust any remedies under or in connection with, or to mitigate the damages resulting from default under, any Loan Document or any of the Guaranteed Obligations or any direct or indirect security for any of the Guaranteed Obligations; any benefit of any statute of limitations; and any requirement of acceptance of this Guaranty Agreement or any other Loan Document, and any requirement that any Guarantor receive notice of any such acceptance;

(c)     Any defense or other right arising by reason of any Law now or hereafter in effect in any jurisdiction pertaining to election of remedies (including but not limited to anti-deficiency laws, “one action” Laws or the like), or by reason of any election of remedies or other action or inaction by any one or more of the Guaranteed Creditors (including but not limited to commencement or completion of any judicial proceeding or nonjudicial sale or other action in respect of collateral security for any of the Guaranteed Obligations), which results in denial or impairment of the right of any one or more of the Guaranteed Creditors to seek a deficiency against the Borrower or any other Loan Party or which otherwise discharges or impairs any of the Guaranteed Obligations; and

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(d)     Any and all defenses any Guarantor may now or hereafter have based on principles of suretyship, impairment of collateral, or the like.

5.       Representations and Warranties. Each Guarantor hereby represents and warrants to each Guaranteed Creditor that such Guarantor has, independently and without reliance upon any one or more of the Guaranteed Creditors and based on such documents and information as it has deemed reasonably appropriate, made its own credit analysis and decision to enter into this Guaranty Agreement, and such Guarantor has established adequate means of obtaining from any other obligors on a continuing basis information pertaining to, and is now and on a continuing basis will be sufficiently familiar with, the financial condition, operations, properties and prospects of such other obligors to enter into this Guaranty Agreement.

6.       Reinstatement. This Guaranty Agreement is a continuing Obligation of each of the Guarantors and shall remain in full force and effect notwithstanding that no Guaranteed Obligations may be outstanding from time to time and notwithstanding any other event or circumstance. Upon termination of all Commitments and the expiration or termination or cash collateralization of all Letters of Credit and indefeasible payment in full of all Guaranteed Obligations (other than unasserted claims for indemnity and other similar contingent obligations) this Guaranty Agreement shall terminate; provided,  however, that this Guaranty Agreement shall continue to be effective or be reinstated, as the case may be, any time any payment of any of the Guaranteed Obligations is rescinded, recouped, avoided, or must otherwise be returned or released by any of the Guaranteed Creditors upon or during the insolvency, bankruptcy, or reorganization of, or any similar proceeding affecting, the Borrower or any other Loan Party or for any other reason whatsoever, all as though such payment had not been made and was due and owing.

7.       Subrogation. No Guarantor shall, and each Guarantor waives and agrees that it will not, exercise any rights against the Borrower or any other Loan Party arising in connection with, or any Collateral securing, the Guaranteed Obligations (including rights of subrogation, contribution, and the like, whether under any other agreement, contract or arrangement, available at law or in equity, or otherwise) until the Guaranteed Obligations (other than unasserted claims for indemnity and other similar contingent obligations) have been indefeasibly paid in full and all Commitments have been terminated and all Letters of Credit have expired, been terminated or cash collateralized. If any amount shall be paid to any Guarantor by or on behalf of the Borrower or any other Loan Party by virtue of any right of subrogation, contribution, or the like, whether under any other agreement, contract or arrangement, available at law or in equity, or otherwise, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and shall be held in trust for the benefit of, any one or more of the Guaranteed Creditors and shall forthwith be paid to the Administrative Agent to be credited and applied upon the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement.

8.       No Stay. Without limitation of any other provision of this Guaranty Agreement, if any declaration of default or acceleration or other exercise or condition to exercise of rights or remedies under or with respect to any Guaranteed Obligation shall at any time be stayed, enjoined, or prevented for any reason (including but not limited to stay or injunction resulting from the pendency against the Borrower, any other Loan Party or any other Person of a bankruptcy, insolvency, reorganization or similar proceeding), the Guarantors agree that, for the purposes of this Guaranty Agreement and the obligations hereunder, the Guaranteed Obligations shall be

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deemed to have been declared in default or accelerated, and such other exercise or conditions to exercise shall be deemed to have been taken or met.

9.       Taxes. All payments made by any Guarantor hereunder or under any of the Loan Documents shall be made and without deduction for any Taxes, except as required by applicable Law, subject to the provisions of Section 5.9 of the Credit Agreement.

10.     Rights of Contribution; Keepwell.

(a)     The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share (as defined below) of such Excess Payment. The payment Obligations of any Guarantor under this Section 10 shall be subordinate and subject in right of payment to the Guaranteed Obligations until such time as the Guaranteed Obligations have been paid in full and the Commitments have expired or terminated, and none of the Guarantors shall exercise any right or remedy under this Section 10 against any other Guarantor until such Guaranteed Obligations have been paid in full and the Commitments have expired or terminated. For purposes of this Section 10, (a) “Excess Payment” shall mean the amount paid by any Guarantor in excess of its Ratable Share of any Guaranteed Obligations (as defined below); (b) “Ratable Share” shall mean, for any Guarantor in respect of any payment of Obligations, the ratio (expressed as a percentage) as of the date of such payment of the Guaranteed Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the Obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Loan Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the Obligations of the Loan Parties hereunder) of the Loan Parties; provided, however, that, for purposes of calculating the Ratable Shares of the Guarantors in respect of any payment of Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment; and (c) “Contribution Share” shall mean, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the Obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Loan Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the Obligations of the Loan Parties) of the Loan Parties other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized

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for such Guarantor in connection with such Excess Payment. This Section 10 shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under applicable Law against the Borrower or any other Loan Party in respect of any payment of Guaranteed Obligations.

(b)     Each Qualified ECP Loan Party hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10, or otherwise under this Agreement, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section shall remain in full force and effect until the later of the Expiration Date or discharge of such Qualified ECP Loan Party pursuant to the Credit Agreement. Each Qualified ECP Loan Party intends that this Section 10 constitute, and this Section 10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act or any regulations promulgated thereunder.

11.     Notices. Except as otherwise expressly provided herein or in Section 11.5 of the Credit Agreement, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile transmission, email or cable communication) and mailed, telegraphed, telexed, transmitted, cabled or delivered (i) if to a Guarantor, at its address specified in or pursuant to the Credit Agreement and (ii) if to a Guaranteed Creditor, at its address specified in or pursuant to the Credit Agreement, or in any case at such other address as any such party listed may hereafter notify the others in writing. All such notices and communications shall be mailed, telegraphed, telexed, telecopied, emailed or cabled or sent by overnight courier, and shall be effective when received, unless otherwise provided in the Credit Agreement.

12.     Counterparts; Signatures. This Guaranty Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. Each Guarantor acknowledges and agrees that a telecopy or other electronic transmission to any one or more of the Guaranteed Creditors of signature pages hereto purporting to be signed on behalf of any Guarantor shall constitute effective and binding execution and delivery hereof by such Guarantor.

13.     Setoff, Default Payments by Borrower.

(a)     Upon the occurrence and during the continuation of any Event of Default, if at such time any obligation of the Guarantors now or hereafter existing under this Guaranty Agreement shall have become due and payable, any one or more of the Guaranteed Creditors shall have the right from time to time, to the fullest extent permitted by Law, without notice to any Guarantor, to set off against and apply to such due and payable amount any obligation of any nature of any one or more of the Guaranteed Creditors to any Guarantor, including but not limited to all deposits (whether time or demand, general or special, provisionally credited or finally credited, however evidenced) now or hereafter maintained by any Guarantor with any one or more of the Guaranteed

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Creditors or any Subsidiary or Affiliate thereof. Such right shall be absolute and unconditional in all circumstances and, without limitation, shall exist whether or not any one or more of the Guaranteed Creditors shall have given any notice or made any demand under this Guaranty Agreement or under such obligation to any Guarantor, whether such obligation to such Guarantor is absolute or contingent, matured or unmatured (it being agreed that any one or more of the Guaranteed Creditors may deem such obligation to be then due and payable at the time of such setoff), and regardless of the existence or adequacy of any collateral, guaranty, or other direct or indirect security or right or remedy available to any one or more of the Guaranteed Creditors. The rights of any one or more of the Guaranteed Creditors under this Section are in addition to such other rights and remedies (including, without limitation, other rights of setoff and banker’s lien) which any one or more of the Guaranteed Creditors may have, and nothing in this Guaranty Agreement or in any other Loan Document shall be deemed a waiver of or restriction on the right of setoff or banker’s lien of any one or more of the Guaranteed Creditors. Each of the Guarantors hereby agrees that, to the fullest extent permitted by Law, any one or more of the Guaranteed Creditors and any holder of a participation in any Guaranteed Obligation or in any Obligation of any Guarantor under this Guaranty Agreement, shall have the same rights of setoff as any one or more of the Guaranteed Creditors as provided in this Section (regardless of whether such affiliate or participant otherwise would be deemed a creditor of such Guarantor).

(b)     Upon the occurrence and during the continuation of any Event of Default under any Guaranteed Obligation, if any amount shall be paid to any Guarantor by or for the account of the Borrower or any other Loan Party, such amount shall be held in trust for the benefit of each Guaranteed Creditor and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations when due and payable.

14.     Construction. The section and other headings contained in this Guaranty Agreement are for reference purposes only and shall not affect interpretation of this Guaranty Agreement in any respect. This Guaranty Agreement has been fully negotiated between the applicable parties, each party having the benefit of legal counsel, and accordingly neither any doctrine of construction of guaranties or suretyships in favor of the guarantor or surety, nor any doctrine of construction of ambiguities in agreements or instruments against the party controlling the drafting thereof, shall apply to this Guaranty Agreement.

15.     Successors and Assigns. This Guaranty Agreement shall be binding upon each Guarantor, its successors and assigns, and shall inure to the benefit of and be enforceable through the Administrative Agent by any one or more of the Guaranteed Creditors and their successors and assigns, except that no Guarantor may assign or transfer any of its rights or obligations hereunder or any interest herein and any such purported assignment or transfer shall be null and void. Without limitation of the foregoing, any one or more of the Guaranteed Creditors (and any successive assignee or transferee), from time to time may assign or otherwise transfer all or any portion of its rights or obligations under the Loan Documents (including all or any portion of any commitment to extend credit), or any other Guaranteed Obligations, to any other Person and such Guaranteed Obligations (including any Guaranteed Obligations resulting from an extension of credit by such other Person under or in connection with the Loan Documents) shall be and remain Guaranteed Obligations entitled to the benefit of this Guaranty Agreement, and to the extent of its interest in such Guaranteed Obligations such other Person shall be vested with all the benefits in

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respect thereof granted to any one or more of the Guaranteed Creditors in this Guaranty Agreement or otherwise.

16.      Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)     Governing Law. THIS GUARANTY AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CONFLICTS OF LAW PRINCIPLES THEREOF).

(b)      Certain Waivers. To the fullest extent permitted by applicable Law, each Guarantor and each Guaranteed Creditor hereby irrevocably:

(i)     Consents and submits to the nonexclusive jurisdiction of the Courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any relevant appellate court, in any action or proceeding arising out of or relating to this any Loan Document, or for recognition or enforcement of any judgment, and each party hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by Law, in such Federal court;

(ii)     Waives any objection to jurisdiction and venue of any action instituted against it in any court referred to in Section 16(b)(i) and agrees not to assert any defense based on lack of jurisdiction or venue;

(iii)     Irrevocably consents to service of process in the manner provided for notices in Section 11.5 of the Credit Agreement; but nothing in any Loan Document will affect the right of any party hereto to serve process in any other manner permitted by Law; and

(iv)     WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN OR AMONG THE GUARANTOR AND ANY ONE OF MORE OF THE GUARANTEED CREDITORS, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS GUARANTY AGREEMENT, THE CREDIT AGREEMENT, OR ANY NOTE, GUARANTY OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, WITH THE CREDIT AGREEMENT OR WITH THE TRANSACTIONS RELATED THERETO. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims, and all other statutory and common Law claims. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS OF THIS GUARANTY AGREEMENT. In the event of litigation, this provision may be filed as a written consent to a trial by the court.

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17.     Severability; Modification to Conform to Law.

(a)     The Guarantors acknowledge and agree that heretofore they, the Borrower and the other Loan Parties have been operated as an integrated whole, and that such integrated operations, which benefit materially the Borrower and the other Loan Parties, are intended to continue for the mutual benefit of the Borrower and the other Loan Parties. It is the intention of the parties that this Guaranty Agreement be enforceable to the fullest extent permissible under applicable Law, but that the unenforceability (or modification to conform to such Law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder hereof. If any provision in this Guaranty Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, this Guaranty Agreement shall, as to such jurisdiction, be deemed amended to modify or delete, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it or them valid and enforceable to the maximum extent permitted by applicable Law without in any manner affecting the validity or enforceability or such provision or provisions in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

(b)     Without limitation of the preceding subsection (a), to the extent that applicable Law (including applicable Laws pertaining to fraudulent conveyance or fraudulent or preferential transfer) otherwise would render the full amount of the obligations of each Guarantor hereunder invalid, voidable, or unenforceable on account of the amount of such Guarantor’s aggregate liability under this Guaranty Agreement, then, notwithstanding any other provision of this Guaranty Agreement to the contrary, the aggregate amount of such Guarantor’s liability shall, without any further action by any one or more of the Guaranteed Creditors or such Guarantor or any other Person, be automatically limited and reduced to the highest amount which is valid and enforceable as determined in such action or proceeding.

(c)     Notwithstanding anything to the contrary in this Section or elsewhere in this Guaranty Agreement, this Guaranty Agreement shall be presumptively valid and enforceable to its full extent in accordance with its terms, as if this Section (and references elsewhere in this Guaranty Agreement to enforceability to the fullest extent permitted by Law) were not a part of this Guaranty Agreement, and in any related litigation the burden of proof shall be on the party asserting the invalidity or unenforceability of any provision hereof or asserting any limitation on the obligations of each Guarantor hereunder as to each element of such assertion.

(d)     With respect to each Guarantor that is not a US Subsidiary, the obligations of such Guarantor hereunder shall be limited (i) by the corporate benefit restrictions required by Law and applicable to such Guarantor, and (ii) by financial assistance restrictions required by Law and applicable to such Guarantor.

(e)     The obligations of each Guarantor hereunder shall be limited to the extent, if any, necessary to avoid any personal civil or criminal liability of any director or officer of such Guarantor arising as a result such Guarantor’s agreements hereunder or enforcement thereof.

18.     Additional Guarantors. At any time after the initial execution and delivery of this Guaranty Agreement to the Guaranteed Creditors, additional Persons may become parties to this Guaranty Agreement and thereby acquire the duties and rights of being Guarantors hereunder by executing and delivering to the Administrative Agent and the Lenders a joinder to this Guaranty

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Agreement pursuant to the Credit Agreement. No notice of the addition of any Guarantor shall be required to be given to any pre-existing Guarantor, and each Guarantor hereby consents thereto.

19.     Joint and Several Obligations. Subject to the limitations set forth in Section 23 hereof and in the Credit Agreement, each of the Guaranteed Obligations and additional liabilities of each and every Guarantor under this Guaranty Agreement are joint and several Obligations of the Guarantors, and each Guarantor hereby waives to the full extent permitted by Law any defense such Guarantor may otherwise have to the payment and performance of the Guaranteed Obligations that such Guarantor’s liability hereunder is limited and not joint and several. Each Guarantor acknowledges and agrees that the foregoing waivers and those set forth above and below serve as a material inducement to the agreement of the Guaranteed Creditors to make the Loans and other financial accommodations under the Loan Documents, and that any one or more of the Guaranteed Creditors is relying on each specific waiver and all such waivers in entering into this Guaranty Agreement. Subject to the limitations set forth in Section 23 hereof and in the Credit Agreement, the undertakings of each Guarantor hereunder secure the Obligations of itself and the other Guarantors. Any one or more of the Guaranteed Creditors, may, in their sole discretion, elect to enforce this Guaranty Agreement against any Guarantor without any duty or responsibility to pursue the Borrower, any other Loan Party or any other Guarantor, and such an election by any one or more of the Guaranteed Creditors shall not be a defense to any action any one or more of the Guaranteed Creditors, may elect to take against any Guarantor. Each of the Guaranteed Creditors hereby reserves all rights against each Guarantor.

20.     Receipt of Credit Agreement, Other Loan Documents, Benefits.

(a)     Each Guarantor hereby acknowledges that it has received a copy of the Credit Agreement and the other Loan Documents and each Guarantor certifies as of the date hereof that the representations and warranties made therein with respect to such Guarantor are true and correct in all material respects, except to the extent qualified by materiality in which case such representation and warranty shall be true and correct in all respects. Further, each Guarantor acknowledges and agrees to perform, comply with, and be bound by all of the provisions of the Credit Agreement and the other Loan Documents applicable to such Guarantor.

(b)     Each Guarantor hereby acknowledges, represents, and warrants that it receives synergistic benefits by virtue of its affiliation with the Borrower and other Loan Parties and that it will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and that such benefits, together with the rights of contribution and subrogation that may arise in connection herewith are a reasonably equivalent exchange of value in return for providing this Guaranty Agreement.

21.     Miscellaneous.

(a)     Generality of Certain Terms. As used in this Guaranty Agreement, the terms “hereof”,  “herein” and terms of similar import refer to this Guaranty Agreement as a whole and not to any particular term or provision; the term “including”, as used herein, is not a term of limitation and means “including without limitation”; and the terms “paid” or “payment” (or words of similar import) shall be deemed to mean indefeasibly paid or indefeasible payment.

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(b)     Amendments, Waivers. No amendment to or waiver of any provision of this Guaranty Agreement, and no consent to any departure by any Guarantor herefrom, shall in any event be effective unless in a writing signed by or on behalf of the Administrative Agent and the requisite Lenders pursuant to Section 11.1 of the Credit Agreement. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No delay or failure of the Administrative Agent or the Lenders, or any of them, in exercising any right or remedy under this Guaranty Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of the Administrative Agent and the Lenders under this Guaranty Agreement are cumulative and not exclusive of any other rights or remedies available hereunder, under any other agreement or instrument, by Law, or otherwise.

(c)     Expenses. Each Guarantor unconditionally agrees to pay all reasonable and invoiced out‑of‑pocket costs and reasonable expenses, including attorneys’ fees incurred by any one or more of the Guaranteed Creditors or any other Indemnitee in enforcing this Guaranty Agreement against any Guarantor and each Guarantor shall pay and indemnify each Guaranteed Creditor and each other Indemnitee for, and hold it harmless from and against, any and all Obligations, liabilities, losses, damages, reasonable and invoiced costs, expenses (including disbursements and reasonable legal fees of counsel to any one or more of the Guaranteed Creditors or other Indemnitee in accordance with Section 11.3.1 of the Credit Agreement), penalties, judgments, suits, actions, claims, and disbursements imposed on, asserted against, or incurred by any one or more of the Guaranteed Creditors or other Indemnitee (i) relating to the preparation, negotiation, execution, administration, or enforcement of or collection under this Guaranty Agreement or any document, instrument, or agreement relating to any of the Obligations, including in any bankruptcy, insolvency, or similar proceeding in any jurisdiction or political subdivision thereof; (ii) relating to any amendment, modification, waiver, or consent hereunder or relating to any telecopy or telephonic transmission purporting to be by the Borrower or any other Loan Party; (iii) in any way relating to or arising out of this Guaranty Agreement, or any document, instrument, or agreement relating to any of the Guaranteed Obligations, or any action taken or omitted to be taken by any one or more of the Guaranteed Creditors or any other Indemnitee hereunder, and including those arising directly or indirectly from the violation or asserted violation by any Guarantor, the Borrower, any other Loan Party, any one or more of the Guaranteed Creditors or any other Indemnitee of any Law of any jurisdiction or political subdivision thereof (including those relating to environmental protection, health, labor, importing, exporting, or safety) and regardless whether asserted by any governmental entity or any other Person.

(d)     Prior Understandings. This Guaranty Agreement, together with the Credit Agreement and other Loan Documents constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede any and all other prior and contemporaneous understandings and agreements. There are no oral agreements between the parties.

(e)     Survival. All representations and warranties of the Guarantors made in connection with this Guaranty Agreement shall survive, and shall not be waived by, the execution and delivery of this Guaranty Agreement, any investigation by or knowledge of any one or more of the Guaranteed Creditors, any extension of credit, or any other event or circumstance whatsoever.

13

22.      Spanish Enforcement Procedures.

(a)     In any enforcement proceedings in Spain arising out of or in connection with any of the Loan Documents, the entries made in the accounts maintained by the Administrative Agent and any other Guaranteed Creditor will be prima facie evidence of the matters to which they relate. Accordingly, in the event of executive judicial enforcement against any of Grupo FerroAtlántica, S.A.U., FerroAtlántica, S.A. or any other Guarantor that is a Spanish Person (collectively, the “Spanish Guarantors”) in Spain under this Guaranty Agreement, the following shall apply:

(b)     Administrative Agent’s Account: The Administrative Agent will open in its books a special internal account in the name of the Borrower where the following entries will be made:

Debit:

-     The amounts made available to the Borrower as principal by any credit means under the Credit Agreement.

-     The amount of interest, fees, costs and any other amounts payable by the Borrower under the Credit Agreement.

Credit:

-     Payments made by the Borrower to the Guaranteed Creditors through the Administrative Agent for the settlement or repayment of any amounts payable under the Credit Agreement.

(c)     Pursuant to the foregoing, the due and payable balance owed by the Borrower to each and every one of the Guaranteed Creditors will be settled and recorded at all times in the aforementioned internal accounts. The balances shown on the accounts referred to above duly certified by the Administrative Agent and/or by a Guaranteed Creditor shall be admissible as evidence in any enforcement proceedings conducted in Spain against the Spanish Guarantors and in the absence of manifest error shall provide conclusive evidence of the amounts due and payable by the Spanish Guarantors under this Guaranty Agreement in any such proceedings.

(d)     For the purposes of payment and dispatch of enforcement in Spain against the Spanish Guarantors, or for the purposes of any judicial claims in Spain, the balance resulting from such accounts, duly certified by the Administrative Agent or by the relevant Guaranteed Creditor separately exercising the enforcement action in Spain, will be a due and payable amount under this Guaranty Agreement and may be used as evidence in judicial proceedings in Spain and will have full legal effect under Spanish procedural laws. Accordingly, for the purposes of article 572 and article 517 of the Spanish Civil Procedural Law, the Spanish Guarantors expressly agree that upon the occurrence of an Event of Default, the Administrative Agent (and/or any Guaranteed Creditor) will calculate the amount due following its accounting provisions and it will issue the relevant certificate (which will be upheld valid in a court and shall produce all legal effects) detailing the total due amount as of the date of its issuance, being deemed such amount as true, net, due and payable.

14

23.     Limitations

(a)     French Guarantor Limitations. All obligations under this Guaranty Agreement  and any other Loan Documents with respect to a Guarantor that is a French Person (a “French Guarantor”) shall be limited as follows:

(i)        Its obligations hereunder and under and any other Loan Document shall apply only insofar as may be required to:

(A)           guarantee the payment obligations under the Loan Documents of its direct or indirect Subsidiaries which are or become a Loan Party from time to time under the Credit Agreement and which are incurred by those Subsidiaries as borrowers (if they are not French Persons) and/or as borrowers or Guarantors (if they are French Persons); and

(B)           guarantee the payment obligations of the Borrower or other Guarantors which are not direct or indirect Subsidiaries of such French Guarantor, provided that in such case such guarantee shall (1) be limited to the payment obligations of all such other Guarantors under the Loan Documents and (2) not exceed an amount equal to the aggregate of all amounts borrowed by such other Guarantors under the Credit Agreement (either directly or indirectly by way of intercompany loan(s) made to such other Guarantors directly or indirectly by the Borrower or by other Guarantors) and (without double counting) on-lent to such French Guarantor by way of intercompany loan(s), directly or indirectly from the Borrower or other Guarantors and outstanding from time to time (such amount being the “Maximum Guaranteed Amount”).

(ii)        Any payment made by a French Guarantor under paragraph (a)(i)(B) above shall reduce pro tanto the outstanding amount of the intercompany loans due by such French Guarantor to the Borrower or other Guarantor under the intercompany loans referred to in that paragraph.

(iii)       For the avoidance of doubt, any payment made by a French Guarantor in respect of the payment obligations of the Borrower or a Guarantor referred to in paragraph (a)(i)(B) above shall reduce the relevant Maximum Guaranteed Amount. Notwithstanding any other provision of this paragraph (a) of Section 23, the Credit Agreement or any other Loan Documents, no French Guarantor shall guarantee liabilities under any Loan Document which would result in such French Guarantor not complying with the French financial assistance rules as set out in article L.225-216 of the French Commercial Code (Code de Commerce) and/or would constitute a misuse of corporate assets within the meaning of article L.241-3, L.242-6 or L.244-1 of the French Commercial Code (Code de commerce) or any other applicable laws or regulations having the same effect, as interpreted by French courts.

(iv)        It is acknowledged that such French Guarantor is not acting jointly and severally with any other Loan Party as to its obligations pursuant to the guarantee given in accordance with this Section 23 and the Credit Agreement.

15

(v)        Without prejudice to the foregoing and insofar as it relates to Foreign Currency Hedge Liabilities and all Interest Rate Hedge Liabilities, the obligations of a French Guarantor under this Guarantee Agreement shall apply only insofar as required to guarantee the payment obligations in respect of any Foreign Currency Hedge Liabilities and any Interest Rate Hedge Liabilities of its direct or indirect Subsidiaries incorporated in France.

(vi)        The representations and warranties made in this Guarantee Agreement and any covenants made by any French Guarantor shall be strictly limited to matters related to such French Guarantor and its Subsidiaries and shall not be joint and several with other Loan Parties.

(b)           Spanish Guarantor Limitations. The obligations and liabilities of any Spanish Guarantor hereunder, and under any other Loan Document, to the extent applicable on to any Spanish Guarantor, shall be deemed not to be assumed by such Spanish Guarantor to the extent that they constitute or may constitute unlawful financial assistance within the meaning of article 150 of the Spanish Companies Law (where the company is a Spanish public company (Sociedad Anónima)) or article 143 of the Spanish Companies Law (where the company is a Spanish limited liability company (Sociedad de Responsabilidad Limitada)). Accordingly, the obligations and liabilities of any Spanish Guarantor hereunder or under such other Loan Document, to the extent applicable on to any Spanish Guarantor, shall not include and shall not be extended to any repayment obligations in respect of financing used in or towards the payment of or refinancing of the purchase price or subscription for the shares or quotas in the Spanish Guarantor and/or the acquisition of or subscription for the shares or quotas in its controlling corporation directly or indirectly (or, where the company is a Spanish limited liability company (Sociedad de Responsabilidad Limitada), of any company of its group). The guarantee, indemnity and other obligations of any Spanish Guarantor incorporated as a Spanish limited liability company (Sociedad de Responsabilidad Limitada) expressed to be assumed by it under the guarantee of any Spanish Guarantor shall not include and shall not extend to any obligations which could reasonably be expected to result in a breach of article 401 of the Spanish Capital Companies Act, to the extent the restrictions under article 401 of the Spanish Capital Companies Act may be applicable to such Spanish Guarantor.

[No additional provisions are on this page; the page next following is a signature page.]

16

IN WITNESS WHEREOF, each Guarantor, intending to be legally bound, has executed this Guaranty Agreement as of the date first above written.

Guarantors:

GLOBE SPECIALTY METALS, INC., a Delaware corporation

By
Name:
Title:

ALABAMA SAND AND GRAVEL, INC., a Delaware corporation
GLOBE METALLURGICAL INC., a Delaware corporation
ALDEN RESOURCES LLC, a Delaware limited liability company
ARL RESOURCES, LLC, a Delaware limited liability company
ARL SERVICES, LLC, a Delaware limited liability company
ALDEN SALES CORP, LLC, a Delaware limited liability company
CORE METALS GROUP HOLDINGS LLC, a Delaware limited liability company
CORE METALS GROUP LLC, a Delaware limited liability company
METALLURGICAL PROCESS MATERIALS, LLC, a Delaware limited liability company
TENNESSEE ALLOYS COMPANY, LLC, a Delaware limited liability company
GSM SALES, INC., a Delaware corporation
NORCHEM, INC., a Florida corporation
GATLIFF SERVICES, LLC, a Delaware limited liability company

By
Name:
Title:

[Signature Page 1 - Continuing Agreement of Guaranty and Suretyship]

FERROPEM
A French Société par actions simplifiée

By
Name:
Title:

[Signature Page 2– Continuing Agreement of Guaranty and Suretyship]

GRUPO FERROATLÁNTICA, S.A.U., a
company incorporated under the laws of Spain

By
Name:
Title:

FERROATLÁNTICA, S.A.U., a company
incorporated under the laws of Spain

By
Name:
Title:

[Signature Page 3– Continuing Agreement of Guaranty and Suretyship]

EXHIBIT 1.1(I)(2)

[FORM OF]

INTERCOMPANY SUBORDINATION AGREEMENT

This INTERCOMPANY SUBORDINATION AGREEMENT (this “Agreement”), dated as of February [  ], 2018, is entered into by and among the Obligors  listed on the signature  pages hereof and those additional entities that hereafter become parties hereto by joinder, assumption or otherwise (collectively, the “Obligors” and each, individually, an “Obligor”) and PNC BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as Administrative Agent under and pursuant to the Credit Agreement, hereinafter defined (the “Secured Party”).

Recitals:

A.      Reference is made to that certain Credit Agreement of even date herewith (as amended, restated, supplemented, replaced and otherwise modified from time to time, the “Credit Agreement”) by and among Ferroglobe PLC, a public limited company organized under the laws of England and Wales (“Borrower”), the Guarantors party thereto as the “Guarantors”, the Lenders party thereto as the “Lenders”, PNC Bank, National Association, as the “Administrative Agent”, and PNC Bank, National Association as the “Swing Lender” and the “Issuing Lender”. Terms used but not defined herein have the meanings attributed to them in the Credit Agreement; and

B.      It is a condition precedent to the effectiveness of the Credit Agreement that the Obligors execute and deliver this Agreement.

Agreements:

NOW THEREFORE, in consideration of the foregoing Recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Ob- ligor and the Secured Party hereby agree as follows:

1.      Notwithstanding anything in this Agreement to the contrary, any indebtedness owing from time to time in respect of all loans or advances (including, without limitation, pursuant to guarantees or security therefor, interest and premiums, if any, thereon and other amounts payable in respect thereof) which are owed by any Obligor (each, in such capacity, a “Debtor Obligor”) to any other Obligor (each, in such capacity, a “Creditor Obligor”), other than the Borrower (the “Subordinated Intercompany Obligations”) shall be subordinate and junior in right of payment, to the extent and in the manner set forth below, to all Obligations of such Debtor Obligor under the Credit Agreement and the other Loan Documents, including, without limitation, such Debtor Obligor’s Guaranteed Obligations (as defined in the Guaranty Agreement) (collectively, the “Senior Indebtedness”):

(i)           In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Debtor Obligor or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Debtor Obligor, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness before any Creditor Obligor is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Agreement and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than contingent amounts not yet due), any payment or distribution to which such Creditor Obligor would otherwise be entitled (other than debt securities of such Debtor Obligor that are subordinated, to at least the same extent as the Subordinated Intercompany Obligations, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness;

(ii)          If an Event of Default occurs and is continuing, then no payment or distribution of any kind or character shall be made by or on behalf of the Debtor Obligor or any other Person on its behalf with respect to the Subordinated Intercompany Obligations; and

(iii)         If any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of the Subordinated Intercompany Obligations shall (despite these subordination provisions) be received by any Creditor Obligor in violation of clause (i) or (ii) before all Senior Indebtedness (other than contingent amounts not yet due) shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash.

2.      Each Creditor Obligor hereby acknowledges and agrees that the Secured Party may exercise all rights provided in the Credit Agreement and the other Loan Documents with respect to this Agreement. To the fullest extent permitted by Law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Agreement by any act or failure to act on the part of any Debtor Obligor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Creditor Obligor and each Debtor Obligor hereby agree that the subordination of the Subordinated Intercompany Obligations is for the benefit of the Administrative Agent, the Issuing Lender, the Swing Lender, the Lenders, any Lenders or their Affiliates from time to time providing Lender  Provided Foreign Currency Hedges, Lender Provided Interest Rate Hedges or Other Lender Provided Financial Service Products (the “Secured Creditors”) and the Secured Creditors are obligees under this Agreement to the same extent as if their names were written herein as such and the Secured party may, on behalf of the itself and the other Secured Creditors, proceed to enforce the subordination provisions herein.

3.     Nothing contained in this Agreement is intended to or will impair, as between each Debtor Obligor and each Creditor Obligor, the obligations of such Debtor Obligor, which are absolute and unconditional, to pay to such Creditor Obligor the principal of and interest on

2

the Subordinated Intercompany Obligations as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Creditor Obligor and other creditors of such Debtor Obligor other than the holders of Senior Indebtedness.

4.     No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Debtor Obligor or Creditor Obligor therefrom, shall be effective unless the same shall be consented to in writing by the Administrative Agent and made in accordance with the terms of the Credit Agreement. Section 11.11 of the Credit Agreement is incorporated herein, mutatis mutandis, as if a part hereof. Any provision hereof which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction. This Agreement and any amendments, waivers, consents or supplements hereto may be executed manually, by electronic transmission or by facsimile in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

5.     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

[Signatures Follow on Next Page]

3

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

Obligors:

EXECUTED by FERROGLOBE PLC
acting by a Director	[Signature of Director]
in the presence of ______________
................................………………..

[Signature of witness]

................................………………..

Name:

Address:

Occupation:

[Signature Page to Intercompany Subordination Agreement]

GLOBE SPECIALTY METALS, INC., a Delaware corporation

By:
Name:
Title:

ALABAMA SAND AND GRAVEL, INC., a Delaware corporation

GLOBE METALLURGICAL INC., a Delaware corporation

ALDEN RESOURCES LLC, a Delaware limited liability company

ARL RESOURCES, LLC, a Delaware limited liaility company

ARL SERVICES, LLC, a Delaware limited liability company

ALDEN SALES CORP, LLC, a Delaware limited liability company

CORE METALS GROUP HOLDINGS LLC, a Delaware limited liability company

CORE METALS GROUP LLC, a Delaware limited liability company

METALLURGICAL PROCESS MATERIALS, LLC, a Delaware limited liability company

TENNESSEE ALLOYS COMPANY, LLC, a Delaware limited liability company

GSM SALES, INC., a Delaware corporation

NORCHEM, INC., a Florida corporation

GATLIFF SERVICES, LLC, a Delaware limited liability company

By
Name:
Title:

2

FERROPEM
A French Société par actions simplifiée

By
Name:
Title:

3

GRUPO FERROATLÁNTICA, S.A.U.,
a company incorporated under the laws of Spain

By
Name:
Title:

FERROATLÁNTICA, S.A.U.,
a company incorporated under the laws of Spain

By
Name:
Title:

4

SECURED PARTY:

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By
Name:
Title:

5

EXHIBIT 1.1(N)(1)

FORM OF

REVOLVING CREDIT NOTE

$	Cleveland, Ohio
February [ ], 2018

FOR VALUE RECEIVED, the undersigned FERROGLOBE PLC, a public limited company organized under the laws of England and Wales with a registered address at 5 Fleet Place, London EC4M 7RD, United Kingdom and registered number 09425113 (herein, together with its successors and assigns, the “Borrower”), hereby promises to pay to the order of                            (the “Lender”), in lawful money of the United States of America and in immediately available funds, the principal sum of                       DOLLARS ($                        ), or, if less, the then unpaid principal amount of all Revolving Credit Loans (such term and certain other terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement referred to below), made by the Lender to the Borrower pursuant to the Credit Agreement, on the Expiration Date.

The Borrower promises also to pay interest in like currency and funds on the unpaid principal amount of the Revolving Credit Loans evidenced hereby from the date of advance thereof until paid at the rates and at the times provided in the Credit Agreement.

This Revolving Credit Note (this “Note”) is issued pursuant to the Credit Agreement of even date herewith, by and among the Borrower, the Guarantors party thereto from time to time, the lending institutions from time to time party thereto (including the Lender) and PNC Bank, National Association, as Administrative Agent (as amended, restated or otherwise modified and as from time to time in effect, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Loan Documents. This Note is subject to voluntary and mandatory prepayment prior to the Expiration Date, in whole or in part, as provided in the Credit Agreement.

All payments of principal and interest made in respect of the Revolving Credit Loans evidence hereby must be repaid in the same currency (whether Dollars or the applicable Optional Currency) in which such Revolving Credit Loan was made, unless otherwise provided in the Credit Agreement.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may become or be declared to be due and payable in full in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note. No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES THAT WOULD APPLY A DIFFERENT LAW.

[Signature page follows]

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered as of the day and year first above set forth.

EXECUTED by FERROGLOBE PLC
acting by a Director	[Signature of Director]
in the presence of
................................………………..

[Signature of witness]

................................………………..

Name:

Address:

Occupation:

[Signature Page to Revolving Credit Note]

EXHIBIT 1.1(N)(2)

[FORM OF]

SWING LOAN NOTE

$ 25,000,000.00	Cleveland, Ohio
February [ ], 2018

FOR VALUE RECEIVED, the undersigned FERROGLOBE PLC, a public limited company organized under the laws of England and Wales with a registered address at 5 Fleet Place, London EC4M 7RD, United Kingdom and registered number 09425113 (herein, together with its successors and assigns, the “Borrower”), hereby promises to pay to the order of PNC BANK, NATIONAL ASSOCIATION (the “Lender”), in lawful money of the United States of America and in immediately available funds, the principal sum of TWENTY-FIVE MILLION DOLLARS ($25,000,000.00), or, if less, the then unpaid principal amount of all Swing Loans (such term and certain other terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement referred to below), made by the Lender to the Borrower pursuant to the Credit Agreement, on the Expiration Date or at such earlier date as set forth in the Credit Agreement.

The Borrower promises also to pay interest in like currency and funds on the unpaid principal amount of the Swing Loans evidenced hereby from the date of advance thereof until paid at the rates and at the times provided in the Credit Agreement.

This Swing Loan Note (this “Note”) is issued pursuant to the Credit Agreement of even date herewith, by and among the Borrower, the Guarantors party thereto from time to time, the lending institutions from time to time party thereto (including the Lender) and PNC Bank, National Association, as Administrative Agent (as amended, restated or otherwise modified and as from time to time in effect, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Loan Documents. This Note is subject to voluntary and mandatory prepayment prior to the Expiration Date, in whole or in part, as provided in the Credit Agreement.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may become or be declared to be due and payable in full in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note. No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES THAT WOULD APPLY A DIFFERENT LAW.

[Signature Page Follows]

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered as of the day and year first above set forth.

EXECUTED by FERROGLOBE PLC
acting by a Director	[Signature of Director]
in the presence of
................................………………..

[Signature of witness]

................................………………..

Name:

Address:

Occupation:

[Signature Page to Swing Loan Note]

EXHIBIT 1.1(IP)

[FORM OF]

PATENT, TRADEMARK AND COPYRIGHT

SECURITY AGREEMENT

This PATENT, TRADEMARK AND COPYRIGHT SECURITY AGREEMENT (this “IP Security Agreement”) is made and entered into as of this [       ] day of [              ], by and among EACH OF THE GRANTORS LISTED ON THE SIGNATURE PAGES HERETO and each of the other persons and entities that become bound hereby from time to time by joinder, assumption or otherwise (each a “Grantor” and collectively, the “Grantors”) and PNC BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as Administrative Agent under and pursuant to the Credit Agreement, hereinafter defined (the “Secured Party”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

Recitals:

A.     Ferroglobe PLC, a public limited company organized under the laws of England and Wales (“Borrower”), the Guarantors party thereto as the “Guarantors”, the Lenders party thereto as the “Lenders”, PNC Bank, National Association, as the “Administrative Agent”, and PNC Bank, National Association, as the “Swing Lender” and the “Issuing Lender”, are the parties to that certain Credit Agreement dated as of February , 2018 (as amended, restated, supplemented, replaced and otherwise modified from time to time, the “Credit Agreement”).

B.     It is a condition precedent to the effectiveness of the Credit Agreement that the Grantors deliver this IP Security Agreement.

C.     The Grantors are party to that certain US Security and Pledge Agreement dated as of February , 2018 (as amended, amended and restated, restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Secured Party.

Agreements:

NOW THEREFORE, in consideration of the foregoing Recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor and the Secured Party hereby agree as follows:

1.      INCORPORATION OF CREDIT AGREEMENT AND SECURITY AGREEMENT. The Credit Agreement and the Security Agreement and the terms and provisions thereof are hereby incorporated herein in their entirety by this reference.

2.      SECURITY INTEREST IN PATENTS, TRADEMARKS, COPYRIGHTS, ETC. Each Grantor hereby pledges and grants to the Secured Party for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Proprietary Collateral of such Grantor (collectively, the “IP Collateral”):

(a)        the Intellectual Property of such Grantor listed on Schedule I attached hereto; and

(b)        all Proceeds of any and all of the foregoing.

3.       SECURITY AGREEMENT. The security interest granted pursuant to this IP Security Agreement is granted in conjunction with the security interest granted to the Secured Party pursuant to the Security Agreement and the Grantors hereby acknowledge and affirm that the rights and remedies of the Secured Party with respect to the security interest in the IP Collateral made and granted hereby are more fully set forth in the Security Agreement. In the event that any provision of this IP Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Secured Party shall otherwise determine.

4.       TERMINATION. Upon the termination of the security interests granted to the Secured Party under the Security Agreement in accordance with Section 22 thereof, the Secured Party shall execute, acknowledge, and deliver to the Grantors an instrument in writing in recordable form releasing the IP Collateral.

5.      COUNTERPARTS. This IP Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this IP Security Agreement by signing and delivering one or more counterparts.

6.       GOVERNING LAW.  Section 11.11.1 through Section 11.11.5 of the Credit Agreement are incorporated herein, mutatis mutandis, as if a part hereof.

[Signatures Follow on Next Page]

2

IN WITNESS WHEREOF, the parties hereto have executed this Patent, Trademark and Copyright Security Agreement as of the date first above written.

GRANTORS:

[ ]

By
Name:
Title:

Accepted and Agreed:

PNC BANK, NATIONAL ASSOCIATION,
as Secured Party

By:
Name:
Title:

SCHEDULE I

to

PATENT, TRADEMARK AND COPYRIGHT

SECURITY AGREEMENT

PATENT REGISTRATIONS AND PATENT APPLICATIONS

Patents

Patent Name	Country	Registration Number	Record Owner

Patent Applications

Application Name	Country	Application Number	Applicant

TRADEMARK REGISTRATIONS AND TRADEMARK APPLICATIONS

Trademarks

Name	Country	Registration Number	Record Owner

Trademark Applications

Application Name	Country	Application Number	Applicant

COPYRIGHT REGISTRATIONS AND COPYRIGHT APPLICATIONS

Copyrights

Copyright Name	Country	Registration Number	Record Owner

Copyrights Applications

Copyright Name	Country	Application Number	Record Owner

EXHIBIT 1.1(P)(1)

UK PLEDGE AGREEMENT

[See attached]

DATED	2018

GRUPO FERROATLÁNTICA, S.A.U. as Chargor	(1)

and

PNC BANK, NATIONAL ASSOCIATION as UK Security Trustee	(2)

SHARE CHARGE

Squire Patton Boggs (UK) LLP 6 Wellington Place Leeds LS1 4AP United Kingdom DX 321081 Leeds 18 O +44 113 284 7000 F +44 113 284 7001 Reference TXT1/SQU.038-0352

CONTENTS

1	INTERPRETATION	1
2	COVENANT TO PAY	5
3	SECURITY	5
4	CONTINUING SECURITY	5
5	REPRESENTATIONS AND WARRANTIES	7
6	GENERAL UNDERTAKINGS	8
7	SHARES	9
8	FURTHER ASSURANCE	11
9	POWER TO REMEDY	11
10	ENFORCEMENT OF SECURITY	11
11	RECEIVERS	12
12	APPLICATION OF PROCEEDS	13
13	POWER OF ATTORNEY	14
14	PROTECTION OF UK SECURITY TRUSTEE AND RECEIVERS	14
15	PROTECTION OF THIRD PARTIES	14
16	DELEGATION BY UK SECURITY TRUSTEE	15
17	REDEMPTION OF PRIOR MORTGAGES	15
18	RELEASE OF THE SECURITY	15
19	PAYMENTS	15
20	COSTS AND EXPENSES	16
21	ASSIGNMENTS AND TRANSFERS	16
22	REMEDIES AND WAIVERS	16
23	SET-OFF	17
24	ADDITIONAL PROVISIONS	17
25	NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION	18
26	GOVERNING LAW	18

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27	ENFORCEMENT AND JURISDICTION	18
28	COUNTERPARTS AND EFFECTIVENESS	20
SCHEDULE 1 SHARES		21
SIGNATURES		22

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DATE OF SHARE CHARGE	2018

PARTIES

(1)        GRUPO FERROATLÁNTICA, S.A.U. a company duly incorporated pursuant to the laws of Spain, with registered office located at Paseo de la Castellana, 259-D, 49th Floor, 28046 – Madrid, Spain, registered with Commercial Registry of Madrid, and with tax identification number (N.I.F.) A-85255370, in force (the "Chargor")

(2)        PNC BANK, NATIONAL ASSOCIATION as Administrative Agent and trustee for the Secured Parties (the "UK Security Trustee", which expression includes any person which is for the time being a trustee (or a co-trustee) for the Secured Parties)

INTRODUCTION

A           Ferroglobe PLC, the Guarantors (including the Chargor) party thereto as the "Guarantors", the Lenders party thereto as the "Lenders", PNC Bank, National Association, as the "Administrative Agent", and PNC Bank, National Association as the "Swing Loan Lender" and the "Issuing Lender", are the parties to that certain Credit Agreement dated                           2018 (as amended, restated, supplemented, replaced and otherwise modified from time to time, the "Credit Agreement").

B            It is a condition subsequent to the effectiveness of the Credit Agreement that the Chargor executes and delivers this Share Charge.

C            The board of directors of the Chargor is satisfied that entering into this Share Charge would be to the further benefit and advantage of the Chargor.

D           The UK Security Trustee holds the Liens, the UK Collateral and the benefit of this Share Charge on trust for itself and the other Secured Parties on the terms of this Share Charge and the Credit Agreement.

IT IS AGREED THAT:

1            INTERPRETATION

1.1         Definitions

In this Share Charge the following terms have the meanings given to them in this clause.

"Account" means any account now or in the future opened or maintained by the Chargor with a bank or other financial institution (and any replacement account or subdivision or subaccount of that account), all amounts from time to time standing to the credit of, or accrued or accruing on, such account and all Related Rights.

"Administrator" means an administrator appointed under schedule B1 to the Insolvency Act.

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"Credit Agreement" has the meaning given in Recital A above.

"Default Rate" means the rate specified in clause 4.3.2 (Other Obligations) of the Credit Agreement.

"Insolvency Act" means the Insolvency Act 1986.

"Law of Property Act" means the Law of Property Act 1925.

"Lien" means a mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security or any other agreement or arrangement having a similar effect.

"Receiver" means a receiver and manager or any other receiver (whether appointed pursuant to this Share Charge or any statute, by a court or otherwise) of all or any of the Secured Assets and shall, where permitted by law, include an administrative receiver.

"Related Rights" means, in relation to any asset:

(a)         the proceeds of sale of all or any part of that asset;

(b)        all rights under any licence, agreement for sale or agreement for lease in respect of that asset;

(c)         all rights, powers, benefits, claims, contracts, warranties, remedies, security, guarantees, indemnities or covenants for title in respect of that asset; and

(d)        any monies, proceeds or income paid or payable in respect of that asset.

"Secured Assets" means all of the assets, rights, title, interests and benefits of the Chargor from time to time subject to the Security.

"Secured Obligations"  means any and all of the Obligations, including, without limitation, any Loan Party’s indebtedness and other obligations in respect of the following:

(a)         all principal of and interest on Loans or advances or other extensions of credit to or for the benefit of the Borrower, which such Loans or advances may be evidenced by promissory notes (the "Notes", such term to include all notes and other instruments or securities issued in exchange therefor or in replacement thereof);

(b)        all Letter of Credit Obligations;

(c)         all obligations arising in connection with Other Lender Provided Financial Service Products;

(d)        all Foreign Currency Hedge Liabilities and all Interest Rate Hedge Liabilities;

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(e)         all commitment fees and other amounts from time to time owing to the Secured Parties under or in connection with the Credit Agreement, any Security Agreement, any Guaranty or any other Loan Document;

(f)         all costs and expenses (including, but not limited to, reasonable attorneys’ fees) incurred by the Secured Parties in the collection of any or all amounts due and payable under the Credit Agreement and in the enforcement of their rights under the Credit Agreement, the Notes, any Guaranty Agreement, any Security Agreement or any other Loan Document, in all cases, to the extent and as provided for in the Credit Agreement and such other Loan Documents;

(g)        to the extent not otherwise addressed above, all other Obligations; and

(h)        all extensions, renewals or refinancings thereof, in whole or in part, whether such Obligations, liabilities, or Indebtedness are direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising and including Obligations, liabilities, and Indebtedness arising or accruing after the commencement of an Insolvency Proceeding with respect to the Borrower, any other Loan Party or any Subsidiary or which would have arisen or accrued but for the commencement of such Insolvency Proceeding, even if the claim for such Obligation, liability, or Indebtedness is not enforceable or allowable in such Insolvency Proceeding, and including all Obligations, liabilities, and Indebtedness arising from any extensions of credit under or in connection with the Loan Documents from time to time, regardless whether any such extensions of credit are in excess of the amount committed under or contemplated by the Loan Documents or are made in circumstances in which any condition to extension of credit is not satisfied; provided, however, that notwithstanding anything to the contrary in the foregoing or otherwise in any Security Agreement, the Secured Obligations shall not include Excluded Hedge Liabilities, provided that no Obligation shall be included in the definition of "Secured Obligations" to the extent that, if it were so included, the Security (or any part thereof) or any other provision of this Share Charge would be unlawful or prohibited by any applicable law. For the avoidance of doubt, this Share Charge does not secure any payment obligation that may constitute a violation of the prohibition of financial assistance under Spanish law (i.e., articles 143.2 and 150.1 of the Spanish Companies’ Act (Ley de Sociedades de Capital), as the case may be) by the Chargor; and therefore, such obligations would be excluded from the definition of "Secured Obligations".

"Secured Parties" means each of the Secured Parties (as defined in the Credit Agreement) and any Receiver.

"Security" means the Liens created or intended to be created by this Share Charge.

"Security Period" means the period beginning on the date of this Share Charge and ending on the date upon which the UK Security Trustee is satisfied that:

(a)         none of the Secured Parties is under any obligation (whether actual or contingent) to make advances or provide other financial accommodation to any Loan Party under any of the Loan Documents; and

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(b)        all Secured Obligations have been unconditionally and irrevocably paid in full.

"Shares" means the shares identified in Schedule 1 (Shares) (if any) and all other shares in the capital of any company incorporated in England and Wales now or in the future legally or beneficially owned by the Chargor and/or any nominee on its behalf, but excluding any shares in a Joint Venture where the constitutional documents of that Joint Venture prohibit the charging of such shares, together with all warrants, options or other rights to subscribe for, purchase or otherwise acquire any securities and investments in each case whether held directly by or to the order of the Chargor or by any custodian, nominee, fiduciary, clearance system or other similar person on its behalf (and all rights against any such person).

1.2         Defined Terms

Unless this Share Charge provides otherwise or the context otherwise requires, a term which is defined (or expressed to be subject to a particular construction) in the Credit Agreement shall have the same meaning (or be subject to the same construction) in this Share Charge.

1.3         Incorporation of Terms

The terms of the Loan Documents and any side letters between the Borrower and the Secured Parties are incorporated into this Share Charge to the extent required for any purported disposition contained in this Share Charge to be a valid disposition in accordance with Section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989.

1.4         Certificates

Any certification or determination by a Secured Party of a rate or amount of any Secured Obligation owed to it shall be, in the absence of manifest error, conclusive evidence of the existence and amount of such Secured Obligation.

1.5         Nominees

If the UK Security Trustee causes or requires Shares or any other asset to be registered in the name of a nominee for the UK Security Trustee, any reference in this Share Charge to the UK Security Trustee shall, if the context so permits or requires, be construed as a reference to each of the UK Security Trustee and such nominee.

1.6         Third Party Rights

(a)         The terms of this Share Charge may be enforced only by a party to it and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded, provided that any Receiver and any other Secured Party may rely on and enforce this Share Charge.

(b)        The parties to this Share Charge may vary or rescind this Share Charge without the consent of any third party.

1.7         Clause and Schedule Headings

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(a)         Unless otherwise stated, any reference in this Share Charge to a clause or a Schedule shall be construed as a reference to a clause of or a schedule to this Share Charge.

(b)        Clause and Schedule headings are for ease of reference only and shall not affect the construction of this Share Charge.

2            COVENANT TO PAY

2.1         Covenant to Pay

The Chargor agrees, as primary obligor and not only as a surety, that it will pay and discharge the Secured Obligations as and when they fall due or, if no time for payment is specified in respect of the same, promptly on demand of the UK Security Trustee.

2.2         Interest

Any Secured Obligation which is owed by the Chargor under this Share Charge and is not paid when due shall bear interest at the Default Rate from the due date until the date on which such Secured Obligation is unconditionally and irrevocably paid in full and such interest shall accrue from day to day (after as well as before judgment) and be payable by the Chargor on demand of the UK Security Trustee.

3            SECURITY

The Chargor, with full title guarantee and as continuing security for the payment and discharge of the Secured Obligations, charges in favour of the UK Security Trustee to hold the same on trust for the Secured Parties on the terms set out in the Credit Agreement by way of first fixed charge all the Chargor's present and future right, title and interest in and to and the benefit of all Shares and all Related Rights.

4            CONTINUING SECURITY

4.1         Continuing and Independent Security

The Security shall constitute and be continuing security which shall not be released or discharged by any intermediate payment or settlement of all or any of the Secured Obligations, shall continue in full force and effect until the end of the Security Period and is in addition to and independent of, and shall not prejudice or merge with, any other security (or any right of set-off) which the UK Security Trustee or any other Secured Party may hold at any time for the Secured Obligations or any of them.

4.2         New Accounts

If the UK Security Trustee receives notice of any Lien created or arising after the date of this Share Charge in respect of the Secured Assets or any of them or makes demand of the Chargor for payment of any or all of the Secured Obligations:

(a)         the UK Security Trustee may open a new account or accounts in respect of any or all of the Secured Obligations (and if it does not do so it shall be treated as if it had done so at the time it received such notice or made such demand); and

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(b)        thereafter any amounts paid to the UK Security Trustee in respect of the Secured Obligations, or realised or recovered by the UK Security Trustee under this Share Charge, shall be credited to a new account (or be treated as having been so credited) and not applied (or be treated as having been applied) in or towards payment of all or any of the Secured Obligations.

4.3         Avoidance of Payments

Where any release, discharge or other arrangement in respect of any Secured Obligation or any Lien which any Secured Party may hold for such Secured Obligation is given or made in reliance on any payment or other disposition which is avoided or must be repaid in an insolvency, liquidation or otherwise, and whether or not such Secured Party has conceded or compromised any claim that any such payment or other disposition will or should be avoided or repaid, this Share Charge and the Security shall continue as if such release, discharge or other arrangement had not been given or made.

4.4         Immediate Recourse

Neither the UK Security Trustee nor any other Secured Party shall be obliged before exercising any of the rights conferred on it by this Share Charge or by law to seek to recover amounts due from any Loan Party or to exercise or enforce any other rights or security it may have or hold in respect of the Secured Obligations or any of them.

4.5         Waiver of Defences

Neither the obligations of the Chargor under this Share Charge, nor the Security and the rights, powers and remedies conferred on the UK Security Trustee by this Share Charge or by law shall be discharged, impaired or otherwise affected by:

(a)         the winding-up, dissolution, administration or reorganisation of any Loan Party or any other person or any change in the status, function, control or ownership of any Loan Party or any such person;

(b)        any of the Secured Obligations or any other security held by the UK Security Trustee or any other Secured Party in respect thereof being or becoming illegal, invalid, unenforceable or ineffective in any respect;

(c)         any time or other indulgence being granted or agreed to or with any Loan Party or any other person in respect of the Secured Obligations or any of them or in respect of any other security held by the UK Security Trustee or any other Secured Party in respect thereof;

(d)        any amendment to, or any variation, waiver or release of, the Secured Obligations or any of them or any other security, guarantee or indemnity held by the UK Security Trustee or any other Secured Party in respect thereof;

(e)         any total or partial failure to take or perfect any security proposed to be taken in respect of the Secured Obligations or any of them;

(f)         any total or partial failure to realise the value of, or any release, discharge, exchange or substitution of, any other security, guarantee or indemnity held

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by the UK Security Trustee or any other Secured Party in respect of the Secured Obligations or any of them; or

(g)        any other act, event or omission which might operate to discharge, impair or otherwise affect the obligations of the Chargor under this Share Charge, the Security or any of the rights, powers and remedies conferred on the UK Security Trustee and the other Secured Parties by this Share Charge or by law.

4.6         No Competition

Any right which the Chargor may have by way of subrogation, contribution or indemnity in relation to the Secured Obligations, or otherwise to claim or prove as a creditor of any Loan Party or any other person or its estate in competition with the UK Security Trustee or any other Secured Party, shall be exercised by the Chargor only if and to the extent that the UK Security Trustee so requires and in such manner and upon such terms as the UK Security Trustee may specify and the Chargor shall hold any moneys, rights or security held or received by it as a result of the exercise of any such rights on trust for the UK Security Trustee for application in accordance with the terms of this Share Charge as if such moneys, rights or security were held or received by the UK Security Trustee under this Share Charge.

4.7        Appropriation

Neither the UK Security Trustee nor any other Secured Party shall be obliged to apply any sums held or received by it in respect of the Secured Obligations in or towards payment of the Secured Obligations and any such sum shall be held by or paid to the UK Security Trustee for application pursuant to the terms of this Share Charge provided that any such sum may be credited to a suspense or impersonal account and held in such account pending the application from time to time of such sums in or towards discharge of the Secured Obligations.

5           REPRESENTATIONS AND WARRANTIES

The Chargor makes the representations and warranties set out in clauses 5.1 (Shares) to 5.2 (No Lien from any Loan Party) to each Secured Party and acknowledges that each of the Secured Parties has entered into the Loan Documents to which it is party in reliance on such representations and warranties.

5.1        Shares

(a)         It has good and marketable title to all of the Shares it purports to own, free and clear in each case of any Lien, and all such Shares have been validly issued and are fully paid and nonassessable.

(b)        Its Shares and all Related Rights are within the Chargor's disposition and control and the terms of each Share and each Related Right, if applicable, and of the memorandum and articles of association or other constitutional documents of each issuer of such Shares do not restrict or otherwise limit the Chargor's ability to transfer, mortgage, charge or otherwise grant security in respect of any of its Shares and/or the Related Rights.

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(c)         It will not take any action whereby the rights attaching to, or the Security over, its Shares and the Related Rights are altered, diluted or otherwise adversely affected except with the prior written consent of the UK Security Trustee.

(d)        Save as otherwise expressly permitted under the Loan Documents, it has not sold or granted any rights of pre-emption over or agreed to sell or grant any right of pre-emption over or otherwise disposed of or agreed to dispose of the benefit of all or any of its rights, title, interests or benefits in, to or in respect of all or any of its Shares or any of the Related Rights.

5.2         No Lien from any Loan Party

It has not requested or taken any Lien from any Loan Party for any obligations or liabilities of any Loan Party to it unless such Lien is a Permitted Lien.

5.3         Repetition

The representations and warranties set out in clauses 5.1 (Shares) to 5.2 (No Lien from any Loan Party):

(a)         shall survive the execution of each Loan Document and each advance under the Credit Agreement; and

(b)        are made on the date of this Share Charge and are deemed to be repeated on the date of each advance under the Credit Agreement during the Security Period with reference to the facts and circumstances then existing.

6            GENERAL UNDERTAKINGS

6.1         Negative Pledge and Disposals

The Chargor will not:

(a)         create or permit to subsist any Lien over all or any of the Secured Assets other than:

(i)         Liens constituted by or created pursuant to any of the Loan Documents; and

(ii)        other Liens expressly permitted under the terms of the Loan Documents; or

(b)        dispose of any of its assets except to the extent and in the manner expressly permitted under the Loan Documents.

6.2         People with Significant Control regime

The Chargor shall ensure that each of its Subsidiaries based in the UK will:

(a)         within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 from any company incorporated in the United Kingdom whose shares are the subject of the Security; and

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(b)        promptly provide the UK Security Trustee with a copy of that notice.

7            SHARES

7.1         Deposit of Certificates

The Chargor will:

(a)         on the date of this Share Charge in respect of the Shares specified in Schedule 1 (Shares), and on the date of acquisition in respect of any additional Shares deliver to the UK Security Trustee (i) the share certificates and (ii) stock transfer forms (duly executed in blank by or on behalf of the Chargor or its nominee as appropriate); and

(b)        on the date of this Share Charge, or if later, on the date of acquisition of any Share:

(i)         deposit with the UK Security Trustee (or as the UK Security Trustee may direct) all other certificates and documents of title or evidence of ownership in relation to such Shares and any Related Rights; and

(ii)        execute and deliver to the UK Security Trustee all such other transfer forms and documents as may be requested by the UK Security Trustee in order to enable the UK Security Trustee (or its nominee) to become registered as the owner, or otherwise obtain legal title to such Shares and Related Rights.

7.2         Not Prejudice

The Chargor shall not, by the exercise of any voting rights or otherwise, permit or agree to:

(a)         any variation of the rights attaching to or conferred by all or any part of its Shares, or

(b)        any increase in the issued share capital of any company whose shares are charged pursuant to this Share Charge; or

(c)         any other matter,

in each case which would, or would be reasonably likely to, impair the value of, or prejudice the ability of the UK Security Trustee to realise, the Security or otherwise prejudice the interests of any Secured Party under any Loan Document.

7.3         Calls and other Payments

The Chargor shall pay when due all calls or other requests for payments made in respect of any of its Shares and the Related Rights but if the Chargor fails to make any such payment, the UK Security Trustee may (but shall not be obliged to) make such payment on behalf of the Chargor and if the UK Security Trustee does so, the Chargor shall promptly on demand of the UK Security Trustee pay to the UK Security Trustee an amount equal to such payment.

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7.4         Notices

The Chargor shall, promptly upon receipt by it, deliver to the UK Security Trustee copies of any notices, reports, accounts, statements, circulars or any other documents relating to any of its Shares or the Related Rights.

7.5         Rights Before Security Enforceable

Unless and until the Security has become enforceable, the Chargor shall continue to be entitled:

(a)         to receive and retain all dividends, interest and other monies arising from the Shares and the Related Rights; and

(b)        subject to clause 7.2 (Not Prejudice), to exercise all voting rights in relation to the Shares.

7.6         Rights after Security Enforceable

At any time after the Security has become enforceable, the UK Security Trustee may at its discretion (in the name of the Chargor or otherwise and without any further consent or authority from the Chargor):

(a)         complete all stock transfer forms and other documents of title then held by the UK Security Trustee pursuant to this Share Charge in the name of the UK Security Trustee (or its nominee) and the Chargor shall co-operate with the UK Security Trustee to secure the prompt registration of such transfer and the prompt issue of a new certificate or certificates for the relevant Shares in the name of the UK Security Trustee (or its nominee);

(b)        exercise (or refrain from exercising) any voting rights in respect of any of the Chargor's Shares and all other powers and rights conferred on or exercisable by a legal or beneficial owner of the Shares;

(c)         apply all dividends, interest and other monies arising from or pursuant to the Chargor's Shares as if they were proceeds of sale under this Share Charge; and

(d)        exercise or refrain from exercising the rights of a legal owner of the Shares, including the right, in relation to any company whose shares or other securities are included in the Shares, to concur or participate in:

(i)         the reconstruction, amalgamation, sale or other disposal of such company or any of its assets or undertaking (including the exchange, conversion or reissue of any shares or securities as a consequence thereof);

(ii)        the realisation, modification or variation of any rights or liabilities attaching to any such shares or securities; and

(iii)       the exercise, renunciation or assignment of any right to subscribe for any such shares or securities,

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in each case in such manner and on such terms as the UK Security Trustee may think fit.

8            FURTHER ASSURANCE

The Chargor shall from time to time and at its own expense, give all such assurances and do all such things as the UK Security Trustee may reasonably require or consider desirable to enable the UK Security Trustee to perfect, preserve or protect the Security or the priority of the Security or to exercise any of the rights conferred on the UK Security Trustee or the Secured Parties by this Share Charge or by law and to that intent the Chargor shall execute all such instruments, deeds and agreements, obtain all consents, approvals and other authorisations necessary to create legally and validly, without any breach of contract or duty, the fixed charges envisaged under clause 3 (Security), and shall give all such notices and directions as the UK Security Trustee may consider expedient.

9            POWER TO REMEDY

Without prejudice to the UK Security Trustee's rights under clause 6 (General Undertakings), if the Chargor fails to comply with any of its obligations in relation to any of its assets under this Share Charge the UK Security Trustee may, if it thinks fit (but without any obligation) take such steps as it deems appropriate to remedy such failure (including, without limitation, the payment of costs, charges or other expenses) and the Chargor will co-operate with and will grant the UK Security Trustee or its agents or contractors such access as the UK Security Trustee may require to the relevant assets or otherwise in order to facilitate the taking of such steps.

10          ENFORCEMENT OF SECURITY

10.1       Security Enforceable

The Security shall become immediately enforceable:

(a)         if an Event of Default (including, but not limited to, any event listed in paragraphs (b) to (e) below) has occurred and is continuing;

(b)        after a proposal has been made for a voluntary arrangement (save where any moratorium under the Insolvency Act 2000 is applied for or is in force, when no demand shall be made until any application is rejected or upon the expiry of such moratorium) in respect of any Loan Party or other member of the Group;

(c)         if the Chargor requests the UK Security Trustee to appoint an administrator pursuant to Schedule B1 of the Insolvency Act or a Receiver;

(d)        if so requested by the Chargor; or

(e)         any corporate action or other steps are taken or legal proceedings are started by or in respect of in respect of any Loan Party or other member of the Group with a view to the appointment of an administrator pursuant to Schedule B1 of the Insolvency Act.

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10.2       Enforcement

At any time after the Security has become enforceable, the UK Security Trustee may in its absolute discretion enforce all or any part of the Security and exercise any of the rights conferred on it by this Share Charge, the Credit Agreement or by law at such times and in such manner as it thinks fit.

10.3       Power of Sale

At any time after the Security has become enforceable, the UK Security Trustee may (without notice to the Chargor) sell or otherwise dispose of the Secured Assets or any of them and shall be entitled to apply the proceeds of such sale or other disposal in paying the costs of such sale or disposal and thereafter in or towards the discharge of the Secured Obligations or otherwise as provided for in this Share Charge.

10.4       Statutory Powers

For the purposes of all powers implied by statute, the Secured Obligations shall be deemed to have become due and payable on the date of this Share Charge.

10.5       Law of Property Act

Sections 93 and 103 of the Law of Property Act shall not apply to this Share Charge or to any exercise by the UK Security Trustee of its right to consolidate mortgages or its power of sale. Clause 10.2 (Enforcement) shall operate as a variation and extension of Section 101 of such Act.

11          RECEIVERS

11.1       Appointment of Receivers

At any time after the Security has become enforceable or if the Chargor requests it to do so, the UK Security Trustee may, by written instrument and without notice to the Chargor, appoint any one or more persons as Receiver of such part of the Secured Assets as may be permitted by law.

11.2       Status of Receivers

Each Receiver shall:

(a)         be entitled to act individually as well as jointly with any other person appointed as Receiver; and

(b)        for all purposes be deemed to be the agent of the Chargor (and no Receiver shall at any time act as agent for the UK Security Trustee) and shall as such agent be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Law of Property Act.

11.3       Powers of a Receiver

(a)         Every Receiver appointed pursuant to clause 11.1 (Appointment of Receivers) shall have and be entitled to exercise all of the powers set out in paragraph (b) below in addition to (i) all the powers conferred by the Law of Property Act (as extended by this Share Charge) on any receiver appointed

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under such Act and (ii) (whether or not such Receiver is an administrative receiver) all the powers of an administrative receiver set out in Schedule 1 to the Insolvency Act.

(b)        The powers referred to in the first sentence of paragraph (a) above are:

(i)         to take immediate possession of, get in and collect all or any part of the Secured Assets over which he is appointed;

(ii)        to carry on the business of the Chargor insofar as it relates to the Secured Assets over which he is appointed as it may think fit; and

(iii)       to do all such other acts and things as it may consider desirable or necessary for realising all or any part of the Secured Assets over which he is appointed or incidental or conducive to any of the matters, powers or authorities conferred on a Receiver under or by virtue of this Share Charge; to exercise in relation to all or any part of the Secured Assets over which he is appointed all such powers, authorities and things as it would be capable of exercising if it were the absolute beneficial owner of the same; and to use the name of the Chargor for all or any of such purposes.

11.4       Removal and Remuneration

(a)         The UK Security Trustee may whenever it may deem it expedient (and so far as it is lawfully able), by written instrument (i) remove any Receiver appointed by it and (ii) appoint a new Receiver in the place of any Receiver whose appointment has been terminated and may from time to time fix the remuneration of any Receiver appointed by it without the limitations imposed by Section 109 of the Law of Property Act.

(b)        The Chargor shall be solely responsible for the payment of the remuneration of any Receiver appointed pursuant to this Share Charge, including for costs, charges and expenses of the Receiver (other than those caused by the Receiver’s gross negligence, wilful misconduct or bad faith).

11.5       UK Security Trustee's Rights

To the fullest extent permitted by law, all or any of the powers, authorities and discretions which are conferred by this Share Charge (either expressly or impliedly) upon a Receiver in respect of the Secured Assets may, after the Security has become enforceable, be exercised by the UK Security Trustee in relation to the whole or any part of the Secured Assets irrespective of whether or not a Receiver of all or any part of such Secured Assets has been appointed.

12          APPLICATION OF PROCEEDS

Any moneys held or received by the UK Security Trustee or by any Receiver under or pursuant to this Share Charge shall (subject to the claims of any person having prior rights thereto and by way of variation of the provisions of the Law of Property Act) be applied by the UK Security Trustee or by such Receiver in accordance with the terms of the Credit Agreement.

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13          POWER OF ATTORNEY

13.1       Appointment

By way of security for the performance of its obligations under this Share Charge, the Chargor irrevocably appoints the UK Security Trustee and any Receiver (and their respective delegates and sub-delegates) to be its attorney acting severally (or jointly with any other such attorney or attorneys) and on its behalf and in its name or otherwise, at such time and in such matter as the attorney thinks fit:

(a)         to do any and every thing which the Chargor is obliged to do under the terms of this Share Charge but following the expiry of any time period for performance, has failed to do by the date it was obliged to do so; or

(b)        which such attorney considers necessary or desirable in order to exercise the rights conferred on it by or pursuant to this Share Charge or by law.

13.2       Ratification

The Chargor ratifies and confirms and agrees to ratify and confirm whatever any attorney appointed under this Share Charge shall do in its capacity as such.

14          PROTECTION OF UK SECURITY TRUSTEE AND RECEIVERS

14.1       No Liability as Mortgagee in Possession

Neither the UK Security Trustee nor any Receiver shall, by reason of it or such Receiver entering into possession of all or any part of the Secured Assets or taking any action permitted by this Share Charge, be liable to account as mortgagee in possession or otherwise be liable for any loss of any kind or for any default or omission for which a mortgagee in possession might be liable.

14.2       Receivers and Mortgagees

Each Receiver and the UK Security Trustee shall be entitled to all the rights, powers, privileges and immunities conferred by the Law of Property Act (as extended by this Share Charge) on mortgagees and receivers when such receivers have been duly appointed thereunder and the Chargor alone shall be responsible for the UK Security Trustee's and each Receiver's contracts, engagements, acts, omissions, defaults and losses and for all liabilities incurred by either of them (unless caused by gross negligence or wilful default of the UK Security Trustee or Receiver) and none of the Secured Parties shall incur any liability therefor (either to the Chargor or to any other person).

15          PROTECTION OF THIRD PARTIES

No purchaser, mortgagee or other person or company dealing with the UK Security Trustee or any Receiver or the agents of any of them shall have any need to enquire whether the Secured Obligations have become due and payable, or whether any power which the UK Security Trustee or any Receiver is purporting to exercise has become exercisable or whether any of the Secured Obligations remains outstanding nor to have regard to the application of any money paid to the UK Security Trustee or to such Receiver.

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16          DELEGATION BY UK SECURITY TRUSTEE

The UK Security Trustee may at any time and from time to time delegate by power of attorney or in any other manner to any person or persons all or any of the powers, authorities and discretions which are for the time being exercisable by the UK Security Trustee under this Share Charge in relation to all or any part of the Secured Assets. Any such delegation may be made upon such terms (including power to sub- delegate) and subject to such regulations as the UK Security Trustee may think fit.

The UK Security Trustee shall not be in any way liable or responsible to the Chargor for any loss or damage arising from any act, default, omission or misconduct on the part of any such delegate or sub-delegate.

17          REDEMPTION OF PRIOR MORTGAGES

The UK Security Trustee may, at any time after the Security has become enforceable, redeem any prior Lien over all or any part of the Secured Assets or procure the transfer of such Lien to itself and may settle and pass the accounts of the prior mortgagee, chargee or encumbrancer. Any accounts so settled and passed shall be conclusive and binding on the Chargor. All principal moneys, interest, costs, charges and expenses of and incidental to such redemption and transfer shall be paid by the Chargor to the UK Security Trustee on demand.

18          RELEASE OF THE SECURITY

18.1       Release of Secured Assets

After the end of the Security Period, the UK Security Trustee shall, at the request and cost of the Chargor, execute all such documents and do such other things as may be reasonably required to release the Secured Assets from the Security and procure the reassignment to the Chargor of the property and assets assigned to the UK Security Trustee pursuant to this Share Charge, in each case subject to clause 24.2 (Potentially Avoided Payments) and without recourse to or any representation or warranty by or from the UK Security Trustee.

18.2       Release for Permitted Disposals

The UK Security Trustee shall release a Secured Asset from the Security if the Chargor is expressly permitted to dispose of such Secured Asset under the Loan Documents provided that any conditions to such disposal and/or release of security stipulated under the Loan Documents have been satisfied.

19          PAYMENTS

19.1       No Set-Off

All payments by the Chargor under this Share Charge shall be made free and clear of and without deduction for or on account of any set-off or counterclaim.

19.2       Manner of Payment

Each payment made by the Chargor under this Share Charge shall be paid in the manner in which payments are to be made by the Loan Parties under the Credit Agreement.

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20          COSTS AND EXPENSES

20.1       Preservation and Enforcement Costs

The Chargor shall, from time to time within five Business Days of demand by the UK Security Trustee, reimburse each Secured Party on a full indemnity basis for all costs and expenses (including reasonable legal fees) incurred in or in connection with the preservation and/or enforcement of any of the rights of such Secured Party under this Share Charge.

20.2       Taxes

Section 5.9 (Taxes) of the Credit Agreement shall apply (as applicable) as if it were set out in full in this Share Charge, save that references in that Section to "Loan Party" shall be treated as references to the Chargor and references to "Administrative Agent" shall be treated as references to the UK Security Trustee.

20.3       Indemnity

The Chargor shall indemnify and hold harmless the UK Security Trustee, each other Secured Party, any Receiver and each of their respective officers, employees, agents and delegates (together the "Indemnified Parties") for all costs, claims, losses, expenses (including reasonable legal fees) and liabilities, and any VAT thereon incurred by that Indemnified Party (including the reasonable fees, charges and disbursements of any counsel) in connection with:

(a)         the occurrence of an Event of Default; or

(b)        the enforcement or protection of its rights in connection with this Share Charge.

21          ASSIGNMENTS AND TRANSFERS

21.1       The Chargor's Rights

None of the rights and benefits of the Chargor under this Share Charge shall be capable of being assigned or transferred and the Chargor undertakes not to seek to assign or transfer all or any of such rights and benefits.

21.2       The UK Security Trustee's Rights

The UK Security Trustee may assign or transfer all or any of its rights and benefits under this Share Charge without the consent of the Chargor.

22          REMEDIES AND WAIVERS

No failure by the UK Security Trustee to exercise, nor any delay by the UK Security Trustee in exercising, any right or remedy under this Share Charge shall operate as a waiver thereof nor shall any single or partial exercise of any such right or remedy prevent any further or other exercise thereof or the exercise of any other such right or remedy.

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23          SET-OFF

23.1       Right to Set-Off

Each Secured Party may (to the extent that the same is beneficially owned by it), but shall not be obliged to, set off its rights in respect of any matured Secured Obligation against any matured obligation owed by such Secured Party to any Loan Party, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, such Secured Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of effecting such set-off pursuant to the terms of the Credit Agreement.

23.2       Time Deposits

Without prejudice to clause 23.1 (Right to Set-Off), if any time deposit matures on any Account the Chargor has with any Secured Party at a time within the Security Period when:

(a)         the Security has become enforceable; and

(b)        no amount of the Secured Obligations is due and payable,

such time deposit shall automatically be renewed for such further period as such Secured Party in its absolute discretion considers appropriate.

24          ADDITIONAL PROVISIONS

24.1       Partial Invalidity

If at any time any provision of this Share Charge is or becomes illegal, invalid or unenforceable in any respect or any or all of the Security is or becomes ineffective in any respect under the law of any jurisdiction, such illegality, invalidity, unenforceability or ineffectiveness shall not affect:

(a)         the legality, validity or enforceability of the remaining provisions of this Share Charge or the effectiveness in any other respect of such Security; or

(b)        the legality, validity or enforceability of such provision or the effectiveness of such Security under the laws of any other jurisdiction.

24.2       Potentially Avoided Payments

If the UK Security Trustee determines that an amount paid to a Secured Party under any Loan Document is capable of being avoided, reduced or otherwise set aside on the liquidation or administration of the person by whom such amount was paid, then for the purposes of this Share Charge, such amount shall be regarded as not having been paid and the liability of the Chargor under this Share Charge and the Security shall continue.

24.3       Rights Cumulative

The rights and remedies provided by this Share Charge are cumulative and not exclusive of any rights or remedies provided by law.

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24.4       Unfettered Discretion

Any liberty or power which may be exercised or any determination which may be made under this Share Charge by the UK Security Trustee or any Receiver may, subject to the terms and conditions of the Credit Agreement, be exercised or made in its absolute and unfettered discretion without any obligation to give reasons.

25          NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION

25.1       Notices Generally

(a)         Except as provided in clause 25.2 (Electronic Communications), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier its address set forth on the signature pages below.

(b)        Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in clause 25.2 (Electronic Communications), shall be effective as provided in that clause.

25.2       Electronic Communications The UK Security Trustee or the Chargor may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it;  provided that approval of such procedures may be limited to particular notices or communications. Unless the UK Security Trustee otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

25.3       Change of Address, Etc. Any party hereto may change its address, e-mail address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

26          GOVERNING LAW

This Share Charge shall be governed by, and construed in accordance with, English law.

27          ENFORCEMENT AND JURISDICTION

18

27.1       Submission to jurisdiction of courts of England

The Chargor irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of England in any action or proceeding arising out of or relating to this Share Charge, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such English court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

27.2       Submission to jurisdiction of courts of New York

The Chargor irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Share Charge, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

27.3       Other jurisdictions

Nothing in this Share Charge shall affect any right that the UK Security Trustee, any Secured Party may otherwise have to bring any action or proceeding relating to this Share Charge or any other Loan Document against the Chargor or any other Loan Party or its properties in the courts of any jurisdiction.

27.4       Waiver of venue

The Chargor irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Share Charge or any other Loan Document in any court referred to in this clause 27 (Enforcement And Jurisdiction). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and agrees not assert any such defense.

27.5       Service of process Each party hereto irrevocably consents to service of process in the manner provided for notices in clause 25 (Notices; Effectiveness; Electronic Communication). Nothing in this Share Charge will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

27.6       Waiver of jury trial Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Share Charge or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, administrative agent or attorney of any other person has represented, expressly or otherwise, that such other person would not, in the event of litigation, seek to enforce the foregoing

19

waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Share Charge and the other Loan Documents by, among other things, the mutual waivers and certifications in this section.

28          COUNTERPARTS AND EFFECTIVENESS

28.1       Counterparts

This Share Charge may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Share Charge. Transmission of an executed counterpart of this letter by fax or e-mail shall constitute effective delivery of that counterpart.

28.2       Effectiveness

This Share Charge is intended to be a deed even if any party's execution is not in accordance with the formalities required for the execution of deeds. This Share Charge shall take effect and be delivered as a deed on the date on which it is stated to be made.

This document has been executed as a deed by the Chargor and has been signed on behalf of the UK Security Trustee and is delivered and takes effect on the date stated at the beginning of it

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SCHEDULE 1

Shares

Company Name and Number	Share Type	Number of Shares	Share Certificate Number

Ferroatlantica International Limited	Ordinary £1 shares	100	2

21

SIGNATURES

The Chargor

EXECUTED as a deed by Óscar Robles
Álvarez, a director for and on behalf of
GRUPO FERROATLÁNTICA, S.A.U. in
the presence of:

Witness

Signature           :

Name                :  Óscar Robles Álvarez

Occupation       :  Financial Director

Address             :  Paseo de la Castellana

259-D, Floor 49, 28046

Madrid, Spain

Notices

Address:             London Office | 2nd Floor West Wing, Lansdowne House, 57 Berkeley Square, London, W1J 6ER, UK

Phone:                +44 203 129 2420

Email: oscar.robles@ferroglobe.com and dorcas.murray@ferroglobe.com

Attention:         Oscar Robles Alvarez and Dorcas Murray

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The UK Security Trustee

PNC BANK, NATIONAL ASSOCIATION

By:

Name:

Title:

Notices

Address:             PNC Bank, National Association, as Administrative Agent

Fourth Floor

500 First Avenue, MS P7-PFSC-04-I

Pittsburgh, PA 15219

Fax:                    (001) 412 705 2400

Attention:         Agency Services Loan Administration

23

EXHIBIT 1.1(P)(2)

SPANISH PLEDGE AGREEMENT

[See attached]

Draft SPB – 20.02.2018

Confidential Information

     Date/Fecha                                                                                             2018

[ ]

Como Pignorante/as Pledgor

PNC BANK, NATIONAL ASSOCIATION

Como Agente de Garantías/ as Security Agent

[ ]

Como Entidades Acreditantes/ as Secured Parties

[ ]

Como la Sociedad/ as the Company

CONTRATO DE PRENDA SOBRE ACCIONES/ SHARES PLEDGE AGREEMENT

Squire Patton Boggs (UK) LLP

Plaza Marqués de Salamanca, 3-4

28006 Madrid

Spain

Draft SPB – 20.02.2018

Confidential Information

En Madrid, a [ ] de [ ] de 2018.	In Madrid, on [ ], [ ] 2018.
REUNIDOS	BETWEEN
DE UNA PARTE,	ON ONE HAND,

[ ], sociedad existente y válidamente constituida de conformidad con las leyes de España, con domicilio en [ ], inscrita en el Registro Mercantil de [ ], y con número de identificación fiscal (N.I.F.) [ ], en vigor (“[ ]”). Actúa en su nombre y representación [ ], mayor de edad, de nacionalidad española, con documento nacional de identidad español (D.N.I.) número [ ], en vigor, debidamente facultado para este acto en su calidad de [ ], en virtud de la escritura pública otorgada ante el Notario de [ ] [ ] de fecha [ ] de [ ] de [ ], con número [ ] de su protocolo. En lo sucesivo, [ ] será denominado como el “Pignorante”.

[ ], a company duly incorporated pursuant to the laws of Spain, with registered office located at [ ], registered with Commercial Registry of [ ], and with tax identification number (N.I.F.) [ ], in force (“[ ]”). It is duly represented by [ ], of legal age, Spanish nationality, with Spanish ID (D.N.I.) number [ ], in force, duly empowered for these purposes in his capacity as [ ], by virtue of the public deed granted before the Notary of [ ] [ ] dated on [ ] [ ] [ ], with number [ ] of his records. Hereinafter, [ ] will be referred to as the “Pledgor”.

DE OTRA PARTE,	ON THE OTHER HAND,

PNC         BANK,  NATIONAL       ASSOCIATION, sociedad existente y válidamente constituida de conformidad con las leyes de [ ], con domicilio social en [ ], inscrita en el Registro Mercantil de [ ] y con número de identificación fiscal (N.I.F.) [ ], en vigor (“PNC” o el “Agente de Garantías”). Actúa en su nombre y representación [ ], mayor de edad, de nacionalidad [ ], con número de [D.N.I./pasaporte] número [ ], en vigor, [y N.I.E. número [ ], en vigor,] debidamente facultado para este acto en su calidad de [ ], en virtud del poder otorgado ante Notario de fecha [ ], [ ], [ ].

PNC   BANK,  NATIONAL       ASSOCIATION (hereinafter, “PNC” or the “Security Agent”), a company duly incorporated under the laws of [ ], with registered office located at [ ], registered with Commercial Registry of [ ] and with Tax Identification Number [ ]. It is duly represented by [ ], of legal age, [ ] nationality, with [ID/Passport] of his nationality number [ ], in force, [and with foreign identification (N.I.E.) number [ ], in force], duly empowered for these purposes in his capacity as [ ], by virtue of the power of attorney granted before the Notary dated on [ ], [ ], [ ].

Asimismo, el Agente de Garantías comparece y actúa en nombre propio y por cuenta y representación de las entidades acreditantes [ ], [ ], [ ], [ ], [ ], [ ] y [ ] (denominadas conjuntamente junto con PNC como las "Entidades Acreditantes") en virtud de su designación como Agente de Garantías según lo dispuesto en la Cláusula [ ] del contrato de financiación formalizado el [ ] de [ ], de 2018 entre Ferroglobe PLC, PNC, [ ], [ ], [ ], [ ], [ ], [ ], [ ], Globe Specialty Metals, Inc, Grupo FerroAtlántica S.A.U., FerroAtlántica S.A. y FerroPem, S.A.S., entre otros, elevado a público con fecha [ ], de 2018, ante el Notario [ ], con número [ ] de su protocolo, así como en virtud de los apoderamientos señalados en el Anexo 1.  En lo sucesivo las Entidades Acreditantes y el Agente de Garantías serán designados conjuntamente como las "Partes Garantizadas" y cada uno de ellos, de forma   individual,   como   él   o   una   "Parte Garantizada".

Likewise, the Security Agent appear and acts in his own name and on behalf of the lenders [ ], [ ], [ ], [ ], [ ], [ ] and [ ] (jointly referred together with PNC as the "Lenders"), by virtue of his appointment as Security Agent under Clause [ ] of the credit facility agreement signed on [ ] 2018 by and among Ferroglobe PLC, PNC, [ ], [ ], [ ], [ ], [ ], [ ], [ ], Globe Specialty Metals, Inc, Grupo FerroAtlántica S.A.U., FerroAtlántica S.A. and FerroPem, S.A.S., among others, raised into public deed on [ ] [ ] 2018, before the Notary public [ ], with number [ ] of his records, as well as by virtue of the power of attorney listed hereto as Annex 1.  Hereinafter, the Lenders and the Security Agent shall be referred to jointly as the "Secured Parties" and each of them shall be referred to individually as a "Secured Party".

Draft SPB – 20.02.2018

Confidential Information

Y DE OTRA PARTE,	AND ON THE OTHER HAND,

[ ], sociedad existente y válidamente constituida de conformidad con las leyes de España, con domicilio en [ ], inscrita en el Registro Mercantil de [ ], y con número de identificación fiscal (N.I.F.) [ ], en vigor (“[ ]”). Actúa en su nombre y representación [ ], mayor de edad, de nacionalidad española, con documento nacional de identidad español (D.N.I.) número [ ], en vigor, debidamente facultado para este acto en su calidad de [ ], en virtud de la escritura pública otorgada ante el Notario de [ ] [ ] de fecha [ ] de [ ] de [ ], con número [ ] de su protocolo. En lo sucesivo, [ ] será denominado como la “Sociedad”[1].

[ ], a company duly incorporated pursuant to the laws of Spain, with registered office located at [ ], registered with Commercial Registry of [ ], and with tax identification number (N.I.F.) [ ], in force (“[ ]”). It is duly represented by [ ], of legal age, Spanish nationality, with Spanish ID (D.N.I.) number [ ], in force, duly empowered for these purposes in his capacity as [ ], by virtue of the public deed granted before the Notary of [ ] [ ] dated on [ ] [ ] [ ], with number [ ] of his records. Hereinafter, [ ] will be referred to as the “Company”.

Asimismo, el Pignorante, la Sociedad y las Partes Garantizadas serán denominados, conjuntamente, como las “Partes”.	Likewise, the Pledgor, the Company and the Secured Parties shall be jointly referred to as the “Parties”.

Las Partes se reconocen mutuamente la capacidad legal necesaria para la suscripción del presente acuerdo y, a tal efecto,	The Parties mutually acknowledge that they have sufficient legal capacity to enter into this agreement and, to this effect,

EXPONEN	RECITALS

I.   Que, con fecha de [ ] de [ ] de 2018, PNC en su calidad de Entidad Acreditante y Agente de Garantías, las Entidades Acreditantes, Ferroglobe PLC como acreditada (la “Acreditada”), Globe Specialty Metals, Inc, Grupo FerroAtlántica S.A.U., FerroAtlántica S.A. y FerroPem, S.A.S. en calidad de garantes (los “Garantes” y conjuntamente con la Acreditada, las “Partes Financieras”) entre otros, han suscrito un contrato de financiación (Credit Agreement) por importe máximo de USD 250.000.000, sujeto a la legislación del estado de Nueva York, Estados Unidos de América (en adelante, tal y como sea novado, modificado o suplementado en cada momento, el "Contrato de Financiación"), en virtud del cual se han concedido diversas facilidades crediticias a la Acreditada. El Contrato de Financiación fue elevado a público con fecha [ ], de 2018, ante el Notario [ ], con número [ ] de su protocolo.

I.   Whereas, on [ ] [ ], 2018, PNC as Lender and Security Agent, the Lenders, Ferroglobe PLC as borrower (the “Borrower”), Globe Specialty Metals, Inc, Grupo FerroAtlántica S.A.U., FerroAtlántica S.A. and FerroPem, S.A.S. as guarantors (the “Guarantors” and together with the Borrower the “Loan Parties”), among others, have entered into a credit facility agreement up to the maximum amount of USD 250,000,000, under the laws of the state of New York, United States of America (hereinafter, as it may be amended, novated or supplemented from time to time, the "Credit Agreement") under which certain credit facilities have been granted to the Borrower. The Credit Agreement was raised into public deed on [ ] [ ] 2018, before the Notary public [ ], with number [ ] of his records.

1  Determinadas sociedades filiales de los Garantes no comparecerán en la póliza de Prenda sobre Acciones, y serán notificadas por conducto notarial de la constitución de la Prenda a fin de que inscriban la misma en el Libro Registro de Acciones Nominativas.

Draft SPB – 20.02.2018

Confidential Information

II.    Que, con fecha [ ] de [ ] de 2018, el Agente de Garantías, Globe Specialty Metals, Inc, Grupo FerroAtlántica S.A.U., FerroAtlántica S.A. y FerroPem, S.A.S., entre otros, han suscrito un contrato de garantía (Continuing Agreement of Guaranty and Suretyship), en virtud del cual los Garantes han accedido a garantizar como obligado principal los importes adeudados por la Acreditada bajo el Contrato de Financiación (el “Contrato de Garantía”). El Contrato de Garantía fue elevado a público con fecha [ ], de 2018, ante el Notario [ ], con número [ ] de su protocolo.

II.    Whereas, on [ ] [ ], 2018, the Security Agent, Globe Specialty Metals, Inc, Grupo FerroAtlántica S.A.U., FerroAtlántica S.A. and FerroPem, S.A.S, among others, have entered into a continuing agreement of guaranty and suretyship, under which the Guarantors have agreed to secure as primary obligor, the amounts owed by the Borrower under the Credit Agreement (the “Guaranty Agreement”). The Guaranty Agreement was raised into public deed on [ ] [ ] 2018, before the Notary public [ ], with number [ ] of his records.

III.   Que, el Pignorante es titular en pleno dominio de [ ] acciones de [ ] euro de valor nominal cada una, números de la [ ] a la [ ], ambas inclusive (las "Acciones") de la Sociedad las cuales se encuentran íntegramente suscritas y desembolsadas, libres de cargas y gravámenes y/o de cualesquiera derechos de terceros. Las Acciones pertenecen al Pignorante en virtud de [ ].

III.   Whereas, the Pledgor owns in full domain [ ] shares of Euro [ ] par value each, number [ ] to [ ], including both (the "Shares") of the Company which are fully subscribed and paid, free from any lien, encumbrance or third party right. The Shares are owned by the Pledgor pursuant to [ ].

IV.   Que, el otorgamiento de ciertas garantías, incluyendo la creación de un derecho real de prenda de primer rango sobre las Acciones de la Sociedad se ha establecido como una condición precedente bajo el Contrato de Financiación.

IV. Whereas, the granting of certain security, including the creation of a first ranking pledge over the Company´s Shares, it has been set out as a condition precedent under the Credit Agreement.

V.    Que, a tal efecto, con objeto de garantizar el íntegro y puntual cumplimiento de la totalidad de las obligaciones asumidas por las Partes Financieras bajo el Contrato de Financiación y el Contrato de Garantía, el Pignorante está de acuerdo en otorgar una prenda de primer rango sobre la totalidad de las Acciones de la Sociedad a favor de las Partes Garantizadas (la “Prenda”).

V.    Whereas, to this purpose, as security of the punctual and full performance of all the obligations assumed by the Loan Parties under the Credit Agreement and the Guaranty Agreement, the Pledgor agrees to grant a first ranking pledge over the Shares of the Company in favor of the Secured Parties (the “Pledge”).

VI. Que, según lo expuesto, las Partes convienen suscribir el presente contrato de prenda (en lo sucesivo, el “Contrato de Prenda” o el “Contrato”), que se regirá por las siguientes	VI. That, in light of the above, the Parties have agreed to execute this pledge agreement (the “Pledge Agreement”, or the “Agreement”) which will be governed by the following

Draft SPB – 20.02.2018

Confidential Information

CLÁUSULAS	CLAUSES

1. INTERPRETACIÓN Y DEFINICIONES	1. DEFINITIONS AND INTERPRETATION

Los términos que aparecen en mayúsculas en el presente Contrato tendrán el significado que aquí se establece:	Capitalised terms shall have the meanings as set out herein:

“Agente de Garantías” significa PNC Bank, National Association.	“Security Agent” means PNC Bank, National Association.

“Contrato de Financiación” tendrá el significado referido en el Expositivo I anterior.	“Credit Agreement” shall have the meaning described in Recital I above.

“Contrato de Garantía” significa el Contrato Continuado de Garantía y Afianzamiento referido en el Expositivo II anterior.	“Guaranty Agreement” means the Continuing Agreement of Guaranty and Suretyship described in Recital II above.

“Documentos de la Financiación” significa el presente Contrato, el Contrato de Garantía, el Contrato de Financiación, así como cualesquiera otros documentos que noven, clarifiquen, rectifiquen o sustituyan los documentos anteriormente mencionados.

"Loan Documents” means this Agreement, the Guaranty Agreement, the Credit Agreement, as well as any other documents that amend, clarify, rectify or replace the aforementioned documents.

“Entidades Acreditantes” significa PNC, [ ], [ ], [ ], [ ], [ ], [ ] y [ ].	“Lenders” means PNC [ ], [ ], [ ], [ ], [ ], [ ] and [ ].

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“Obligaciones Garantizadas" significa todas las obligaciones de pago presentes y futuras adeudadas por la Acreditada o los Garantes a todas o cualquiera de las Partes Garantizadas bajo los Documentos de Financiación, incluyendo (a) en la medida en que surja de conformidad con el Contrato de Financiación o cualquiera de los Documentos de la Financiación, todos y cada uno de los préstamos, anticipos,  deudas, responsabilidades y obligaciones. adeudadas a las Partes Garantizadas en cualquier capacidad, de cualquier tipo o naturaleza, presentes o futuros (ya sea en el capital principal, intereses, honorarios, costes, gastos, comisiones, accesorios y otros importes adeudados, evidenciados o no mediante pagare, garantía u otro instrumento, ya sea o no para el pago de dinero), absolutas o contingentes, mancomunados o solidarias, vencidas o próximas a su vencimiento, presentes o surgidas en el futuro, contractuales o perjudiciales, liquidadas o sin liquidar, independientemente de cómo surja dicho endeudamiento o responsabilidad, o si se evidencia por cualquier acuerdo o instrumento, (b) todos y cada uno de los importes vencidos en virtud del Derivado de Cobertura sobre Divisa Extranjera (según este término se define en el Contrato de Financiación) y/o el Derivado del Tipo de Interés (según se define en el Contrato de Financiación) y (c) cualquier cantidad adeudada bajo cualquier otro Producto de Servicios Financieros Otorgado por Otra Entidad Acreditante, todo ello según lo definido en el Contrato de Financiación. Sin perjuicio de cualquier disposición contraria establecida en lo anterior, las Obligaciones Garantizadas no incluirán ningún Pasivo de Cobertura Excluido, tal como se define en el Contrato de Financiación.

"Secured Obligations" means all present and future payment obligations and liabilities owed by the Company or the Guarantors to all or any of the Secured Parties under the Loan Documents, including (a) to the extent arising pursuant to or in connection with the Credit Agreement or any other Loan Documents, any and all loans, advances, debts, liabilities and obligations owed to the Secured Parties in any capacity whatsoever, of any kind or nature, present or future (whether in principal, interest, fees, costs, expenses, commissions, accessories and other amounts due, whether or not evidenced by a note, guaranty or other instrument, whether or not for the payment of money), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or whether evidenced by any agreement or instrument, (b) any and all amounts due under any and all Foreign Currency Hedge (as defined in the Credit Agreement) and/or Interest Rate Hedge (as defined in the Credit Agreement) and (c) any amounts due under any Other Lender Provided Financial Service Product, all as further defined in the Credit Agreement. Notwithstanding anything to the contrary contained in the foregoing, the Secured Obligations shall not include any Excluded Hedge Liabilities, as defined in the Credit Agreement.

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“Partes Financieras” significa Ferroglobe PLC, Globe Specialty Metals, Inc, Grupo FerroAtlántica S.A.U., FerroAtlántica S.A. y FerroPem, S.A.S.	“Loan Parties” means Ferroglobe PLC, Globe Specialty Metals, Inc, Grupo FerroAtlántica S.A.U., FerroAtlántica S.A. and FerroPem, S.A.S.

“Partes Garantizadas” PNC, [ ], [ ], [ ], [ ], [ ], [ ] y [ ].	“Secured Parties” means PNC [ ], [ ], [ ], [ ], [ ], [ ] and [ ].

“Supuesto de Ejecución” significa lo dispuesto en la Cláusula 10.1 siguiente.	“Enforcement Event” has the meaning given under Clause 10.1 below.

“Supuesto de Incumplimiento” significa lo dispuesto en la cláusula 9 (Event of Default) del Contrato de Financiación.	“Event of Default” has the meaning given under clause 9 (Event of Default) of the Credit Agreement.

2. CONSTITUCIÓN DE PRENDA DE PRIMER RANGO	2. CREATION OF A FIRST RANKING PLEDGE

2.1    En garantía del íntegro y puntual cumplimiento de las Obligaciones Garantizadas y sin perjuicio de la responsabilidad patrimonial universal del Pignorante prevista en el artículo 1.911 del Código civil que no se entiende limitada en modo alguno por el otorgamiento de la Prenda, el Pignorante constituye un derecho real de prenda de primer rango sobre la totalidad de las Acciones de la Sociedad a favor de las Partes Garantizadas, que lo aceptan, en garantía del cumplimiento de las Obligaciones Garantizadas. El Agente de Garantías acepta expresamente el derecho real de prenda en su propio nombre y derecho y en nombre y representación de los restantes Partes Garantizadas.

2.1   As security of full and timely fulfilment of all the Secured Obligations, and without prejudice to the general liability (responsabilidad patrimonial universal) of the Pledgor under section 1,911 of the Spanish Civil Code, which shall not be limited in any way by the creation of this Pledge, the Pledgor hereby grants a first ranking in rem right of pledge over the all the Shares of the Company in favor of the Secured Parties, which accept the pledge granted in their favor, as security for the fulfillment of the Secured Obligations. The Security Agent hereby expressly accepts the creation of the in rem right of pledge in its own name and in name and on behalf of the Secured Parties.

2.2    La Prenda constituida en virtud del presente contrato se constituye como prenda con desplazamiento posesorio de conformidad con los artículos 1.857 y 1.865 del Código Civil, por lo que la Prenda será plenamente eficaz y oponible frente a terceros y frente a la Acreditada y los Garantes desde el momento del otorgamiento de la presente Prenda.

2.2   The Pledge created in this document is a pledge with transfer of possession (prenda con desplazamiento) under sections 1,857, and 1,865 of the Spanish Civil Code, so that the Pledge will be fully effective and enforceable against third parties and against the Borrower or the Guarantors from the time upon the granting of this Pledge.

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3. ENTREGA DE LA POSESIÓN	3. DELIVERY OF POSSESSION

3.1   A los efectos previstos en el artículo 1863 del Código Civil, el Pignorante procede en este acto a la entrega en depósito al Agente de Garantías del título múltiple representativo de las Acciones, debidamente endosado en garantía con la intervención del Notario interviniente, haciendo constar el Notario interviniente en el título múltiple las correspondientes diligencias notariales relativas a la constitución de la Prenda. El Agente de Garantías se compromete a conservar y custodiar dicho título múltiple de las Acciones de la Sociedad y a devolvérselos al Pignorante en el momento en que proceda a la cancelación de la Prenda en los términos previstos en la Cláusula 12 posterior. Se adjunta como Anexo 2 copia del título múltiple de las Acciones.

3.1   As regards article 1863 of the Spanish Civil Code, the Pledgor hereby proceeds to deliver in deposit to the Security Agent the Company´s Shares certificate representative of the Shares, duly endorsed in guarantee with the intervention of the appearing Notary that includes the relevant notarial statements in the Company´s Shares certificate regarding the creation of the Pledge. The Security Agent undertakes to keep and preserve the Company´s Shares certificate and to return them back to the Pledgor on the date of the release of this Pledge pursuant to Clause 12 below. A copy of the Company´s Shares certificate is attached hereto as Annex 2.

3.2   La Sociedad, compareciente en este acto, toma razón de la constitución de la Prenda a favor de las Partes Garantizadas, y hace entrega en este acto al Agente de Garantías, de un certificado emitido por persona con facultad certificante de la Sociedad, conforme al modelo adjunto como Anexo 3, en el que, entre otros, certifica la anotación de la Prenda en el Libro Registro de Acciones Nominativas de la Sociedad.

3.2   The Company hereby acknowledges the granting of the Pledge in favor of the Secured Parties and provides the Security Agent with a certificate in accordance with Annex 3 issued by a person with certifying authorities, in which the Company certifies, among others that the Pledge has been registered within the Company’s Share Registry.

4. INDIVISIBILIDAD DE LA PRENDA	4. INDIVISIBILITY OF THE PLEDGE

4.1 La Prenda que se constituye a favor de las Partes Garantizadas garantiza el íntegro y total cumplimiento de la totalidad de las Obligaciones Garantizadas.	4.1 The Pledge granted for the benefit of the Secured Parties secures the payment and discharge of all of the Secured Obligations.

4.2   La Prenda y el ejercicio de la acción real pignoraticia que lleva aparejada se entienden sin perjuicio de las obligaciones que para la Acreditada y los Garantes se derivan de los Documentos de la Financiación, que no se entienden limitadas en modo alguno por la constitución de la Prenda.

4.2   The Pledge and the exercise of the pledge enforcement attached will be deemed to be without prejudice to the obligations assumed by the Borrower and the Guarantors under the Loan Documents, which shall not be limited whatsoever by the creation of this Pledge.

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4.3   La Prenda tiene el carácter de indivisible. En consecuencia, cada una de las Acciones de la Sociedad garantiza el integro cumplimiento de las Obligaciones Garantizadas. El cumplimiento parcial de las Obligaciones Garantizadas no extinguirá proporcionalmente la Prenda, que sólo se cancelará una vez que hayan sido íntegramente satisfechas la totalidad de las Obligaciones Garantizadas.

4.3   This Pledge is granted with an indivisible nature. Consequently, each of the Company Shares secures the full payment and discharge of all of the Secured Obligations. The partial discharge of the Secured Obligations will not proportionally extinguish the Pledge, which may only be cancelled after the Secured Obligations are discharged in full.

5. EXTENSIÓN DE LA PRENDA	5. EXTENSION OF THE PLEDGE

5.1 Sustitución de activos	5.1 Substitution of assets

(a)    La Prenda se extenderá y comprenderá cualesquiera títulos, valores, derechos, activos (materiales o inmateriales), acciones o fondos que sustituyan, se intercambien o correspondan a cualesquiera de las Acciones en el caso de fusión, disolución, ampliación o reducción de capital social, conversión o canje, transformación, escisión, redención, o cualesquiera otras circunstancias similares que afecten a la Sociedad o a las Acciones. Las referencias a las Acciones objeto de Prenda en este Contrato serán aplicables a cualquiera títulos, valores, activos o fondos que las sustituyan o correspondan en cada momento;

(a)   The Pledge shall extend to and comprise any instruments, securities, rights, assets (whether tangible or intangible), shares or funds which may substitute, be exchangeable for or be attached to any of the Shares in the event of merger, winding- up, increase or decrease of share capital, conversion or exchange, transformation, spin-off, de-merger, redemption or any other similar circumstances affecting the Company or the Shares. Any reference made in this Agreement to the Shares subject to Pledge shall be deemed to include all such instruments, securities, assets or funds that may substitute or be attached to them at any time;

(b) El Pignorante informará al Agente de Garantías tan pronto como se haya producido cualquiera de las circunstancias mencionadas en el párrafo anterior;	(b) The Pledgor shall inform the Security Agent as soon as any of the events outlined in the previous paragraph takes place;

(c)    Sin perjuicio de que la extensión de la Prenda operará de manera automática cuando ocurra cualquiera de las circunstancias descritas anteriormente, el Pignorante se compromete a otorgar cuantos documentos públicos o privados sean necesarios a los efectos de perfeccionar y evidenciar dicha extensión en un plazo de un (1) mes desde el momento en el que tenga lugar cualquiera de las circunstancias anteriores;

(c)   Without prejudice to the extension of the Pledge operating automatically upon the occurrence of any of the events described above, the Pledgor undertakes to execute all such public and/or private documents which may be necessary for the purposes of perfecting and evidencing such extension within one (1) month following the occurrence of any of such events above;

(d)    En el supuesto de que la Prenda se extienda a dinero o derechos de crédito convertibles en dinero, el Pignorante se compromete a depositar dichos importes en una cuenta bancaria abierta a nombre del Pignorante en la entidad bancaria designada por el Agente de Garantías o una cuenta ya pignorada a favor del Agente de Garantías o una entidad designada por éste y a otorgar un derecho real de prenda sobre los derechos de crédito derivados de dicha cuenta bancaria a favor de las Partes Garantizadas en garantía de las Obligaciones Garantizadas; y

(d)    In the event that the Pledge extends to cash or to credit rights which may be converted into cash, the Pledgor undertakes to deposit such amounts in a bank account in the name of the Pledgor opened with the bank indicated by the Security Agent, or in a bank account which has already been pledged in favor of the Security Agent, or with an entity designated by him and to grant an in rem right of pledge over the credit rights arising from such bank account in favor of the Secured Parties securing the Secured Obligations; and

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5.2 Aumentos de capital	5.2 Capital increases

En el caso de que se produjera un aumento de capital de conformidad con lo previsto en el párrafo anterior, las Partes expresamente acuerdan que:	Subject to the provisions in the preceding paragraph, in the event of a capital increase of the Company, the Parties expressly agree that

(a)    El Pignorante se compromete a que las Acciones pignoradas en favor de las Partes Garantizadas representen en todo momento el [ ]% del capital social de la Sociedad, debiendo en caso de aumento de capital social ejercitar su derecho de suscripción preferente sobre cuantas acciones de nueva emisión sean necesarias con el fin de que el porcentaje del Pignorante en el capital social de la Sociedad no se vea reducido;

(a)    The Pledgor undertakes that the Shares pledged in favor of the Secured Parties represent [ ]% of the capital of the Company at all times, having to exercise in case of a capital increase its preemption right in relation to any newly issued shares that may be necessary, so that the percentage of the Pledgor´s participation in the share capital of the Company is not reduced;

(b) El Pignorante no acordará la exclusión del derecho de adquisición preferente en relación con las acciones que se creen como resultado del aumento de capital;	(b) The Pledgor shall not resolve to exclude the pre-emption rights in relation to the shares created as a result of the capital increase;

(c)    El Pignorante deberá ejercitar su derecho de suscripción preferente sobre todas las nuevas acciones y la Prenda creada por el presente Contrato se extenderá a las nuevas acciones creadas. A tal efecto, el Pignorante se compromete incondicional e irrevocablemente a pignorarlas a favor de las Partes Garantizadas en los mismos términos y condiciones que las incluidas en este Contrato, observando para ello las formalidades y los plazos incluidos en el párrafo siguiente; y

(c)    The Pledgor shall exercise its pre-emptive right over the newly created shares and the Pledge created under this Agreement shall extend to the newly created shares. To that effect, the Pledgor hereby unconditionally and irrevocably undertakes to pledge them in favor of the Secured Parties in the same terms and conditions as those included in this Agreement, complying with the formalities and timeframes set out in paragraph below; and

(d) Las nuevas acciones deberán quedar pignoradas en los mismos términos y condiciones establecidos en la presente Prenda, para lo cual el Pignorante se compromete:	(d) The new shares shall be pledged under the same terms and conditions set out herein, so that the Pledgor undertakes to:

- Elevar dicho acuerdo y su ejecución a escritura pública ante el Notario quelibremente designen o, en su defecto, ante el designado por el Agente de Garantías, dentro de los quince (15) días hábiles siguientes a la adopción del acuerdo;

-   Formalise the resolution and its execution in a public deed granted before the Notary public that they freely designate or, in its absence, before the Notary public designated by the Security Agent within fifteen (15) business days following the adoption of the resolution;

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- Presentar la escritura en el Registro Mercantil correspondiente dentro de los quince (15) días hábiles siguientes a la liquidación de los tributos;	- Submit the deed for registration with the relevant Mercantile Registry within fifteen (15) business days following the payment of taxes;

- Inscribir las nuevas acciones a nombre del Pignorante en el Libro de Registro de Acciones Nominativas de la Sociedad dentro de los diez (10) días hábiles siguientes a la inscripción del aumento de capital en el Registro Mercantil competente;

- Register the new shares in the name of the Pledgor in the Company´s Share Registry within ten (10) business days following the registration with the relevant Mercantile Registry of the share capital increase;

- Una vez realizadas todas las actuaciones anteriores y dentro de los quince (15) días hábiles siguientes a la inscripción de las nuevas acciones en el Libro de Registro de Acciones Nominativas de la Sociedad, el Pignorante y la Sociedad formalizarán la extensión de la Prenda en documento público ante el Notario que libremente designen o, en su defecto, ante el designado por el Agente de Garantías, de forma que las nuevas acciones queden pignoradas en los mismos términos y condiciones que las del presente Contrato; y

- Once all the above acts have been carried out, and within fifteen (15) business days following the registration of the new shares in the Company´s Share Registry, the Pledgor and the Company shall formalise the extension of the Pledge in a public document before the Notary public they freely designate or, in its absence, before the Notary public freely designated by the Security Agent, so that the new shares are pledged in the same terms and conditions as those set out in this Agreement; and

- La Sociedad se hará cargo en todo momento de los gastos, honorarios, aranceles y tributos correspondientes.	- The Company shall bear all applicable expenses, fees, duties and taxes.

Las Partes Garantizadas aceptan en este acto cualquier prenda sobre nuevas acciones de la Sociedad que pueda constituir la Pignorante en cumplimiento de lo dispuesto en esta Cláusula.	The Secured Parties accepts hereby any pledge over new shares of the Company which the Pledgor may create in accordance with the present Clause.

El Agente de Garantías estará facultado para ser parte y otorgar cualquier documento complementario en beneficio de las Partes Garantizadas, independientemente del derecho individual de cada Parte Garantizada a ser parte y suscribir el documento complementario mencionado junto con el Agente de Garantías.

The Security Agent shall be entitled to appear and execute such supplementary document for the benefit of the Secured Parties, irrespective of the right of each particular Secured Party to appear and execute the aforesaid supplementary document along with the Security Agent.

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6. INDISPONIBILIDAD DE LAS ACCIONES	6. NON-TRANSFERABILITY OF THE SHARES

6.1   En tanto subsista la Prenda, el Pignorante se obliga a no vender las Acciones de la Sociedad, ni transmitirlas, ni cederlas, ni canjearlas, ni gravarlas, ni disponer de ellas de cualquier otra manera, ni constituir ningún derecho de opción o restricción a su libre transmisibilidad en caso de ejecución de la Prenda, salvo que se encuentre permitido de acuerdo con los Documentos de la Financiación y con sujeción a los términos y condiciones establecidos en los mismos, o salvo que sea expresa y previamente autorizado por escrito por las Partes Garantizadas.

6.1   During the term of this Pledge, the Pledgor undertakes not to sell, nor transfer, nor assign, nor substitute, nor encumber, nor charge or in any manner dispose of the Company Shares nor to create any option right or restriction on their free transferability in the event of enforcement of the Pledge, unless it allowed under the Loan Documents and subject to the terms and conditions contained therein, or it is previously authorised in writing by the Secured Parties.

6.2   Asimismo, en tanto subsista la Prenda, el Pignorante se obliga a no reducir el capital social de la Sociedad salvo que, (a) se encuentre permitido de conformidad con los Documentos de la Financiación o (b) la Sociedad esté obligada legalmente a realizar dicha reducción de capital a los efectos de reequilibrar el patrimonio social de la Sociedad sin que haya devoluciones de aportaciones a sus accionistas.

6.2   Likewise, during the term of this Pledge, the Pledgor undertakes not to decrease the share capital of the Company unless, (a) it is permitted under the Loan Documents or (b) the Company is obliged under the law to complete such capital reduction for the purposes of rebalancing its equity and without reimbursing any contributions to its shareholders.

7. OBLIGACIONES DEL PIGNORANTE Y DE LA SOCIEDAD	7. OBLIGATIONS OF THE PLEDGOR AND OF THE COMPANY

Durante la vigencia de la Prenda, el Pignorante se compromete a:	While this Pledge is in force, the Pledgor undertakes:

(a)   No hacer ni permitir que se haga nada que perjudique la Prenda ni que la convierta en invalida o inejecutable o menoscabe de cualquier manera su eficacia y, en general, se abstendrá de cualquier acto u omisión que pudiera perjudicar los derechos otorgados a favor de las Partes Garantizadas;

(a)   To not cause or permit any action that may affects the Pledge, nor that make it invalid or unenforceable or affects in any way its effectiveness and, in general, shall refrain from any act or omission that could affects the rights granted in favor of the Secured Parties;

(b) Que las Acciones de la Sociedad pignoradas por medio de esta Prenda representen en cada momento el [ ]% del capital social de la Sociedad;	(b) That the Company´s Shares pledged hereunder represent [ ]% of the share capital of the Company;

(c)    No constituir ninguna carga, gravamen derecho de opción o restricción a su libre transmisibilidad distinto de los establecidos legalmente y en el presente Contrato, salvo que esté permitido bajo los Documentos de la Financiación;

(c)   To not to create any lien, encumbrance, option right or restriction on their free transferability other than those established by law and in this Agreement save as permitted under the Loan Documents;

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(d) Notificar al Agente de Garantías sobre cualquier situación que pueda conducir a un procedimiento concursal que implique la imposibilidad del Pignorante para cumplir sus obligaciones;

(d)   To notify the Security Agent of any situation that could lead to a formal insolvency proceeding (procedimiento concursal) involving the Pledgor or that may imply the inability of the Pledgor to fulfil its obligations;

(e)    El Pignorante y la Sociedad se comprometen   a        legalizar telemáticamente su Libro de Registro de Acciones Nominativas, haciendo constar en el mismo la Prenda, anualmente y dentro del plazo de cuatro (4) meses desde el cierre de su ejercicio social y la prohibición de disponer constituidas en virtud de esta Prenda, y a acreditar documentalmente al Agente de Garantías que dicha legalización se ha producido;

(e)    The Pledgor and the Company undertake to electronically legalise their respective Company´s Share Registry including this the Pledge, annually and within the period of four (4) months upon the closing of the financial year, and the prohibition to dispose of this created by virtue of this Pledge, and to certify to the Security Agent that this legalisation has occurred;

(f)    Mantener o hacer que se mantengan en todo momento el derecho de prenda y la garantía sobre las Acciones, así como la prioridad y rango de las mismas y la atribución a las Partes Garantizadas en los estatutos, si fuera aplicable, de los derechos políticos en caso que tenga lugar un Supuesto de Ejecución de la Prenda;

(f)    To maintain or cause to be maintained at all times the right of pledge and the security over the Shares, as well as the priority and Rank of the same, and the allocation on the Secured Parties in the by-laws of the Company, if applicable, of the exercise of the political rights upon the occurrence of an Enforcement Event of the Pledge;

(g)   No crear, ni permitir que subsista ninguna garantía, carga o gravamen de ningún tipo distinto de la Prenda sobre las Acciones, así como no realizar ninguna actuación prohibida bajo los Documentos de la Financiación, ni bajo este Contrato; y

(g)   Not to create nor permit to subsist any security, lien or encumbrance of any kind, other than the Pledge, over the Shares nor do anything else prohibited under the Credit Agreement or this Agreement; and

(h) No llevar a cabo ninguna fusión, escisión, reestructuración o reorganización societaria, salvo en los supuestos permitidos en los Documentos de la Financiación.[2]	(h) Not to enter into any merger, demerger, consolidation or corporate reconstruction, except as permitted under the Loan Documents.

8. EJERCICIO DE LOS DERECHOS DE ACCIONISTA	8. EXERCISE OF THE SHAREHOLDER'S RIGHTS

8.1   En tanto no haya acaecido un Supuesto de Incumplimiento, notificado a la Acreditada y los Garantes conforme a lo establecido en la Cláusula 9 (Event of Default) del Contrato de Financiación corresponderá al Pignorante de conformidad con el artículo 132 de la Ley de Sociedades de Capital:

8.1   As long as an Event of Default has not occurred and been duly notified to the Borrower and the Guarantors according to Clause 9 (Event of Default)of the Credit Agreement, the Pledgor, under section 132 of the Spanish Companies Act, will be entitled to:

2 Supuesto que enlaza con lo dispuesto en la cláusula 8.2.6 del Credit Agreement.

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(a) el ejercicio de los derechos políticos o de voto en relación con las Acciones de la Sociedad; y	(a) exercise the voting rights attached to the Company Shares; and

(b) obtener y retener los derechos económicos correspondientes a las Acciones de la Sociedad (incluyendo dividendos, intereses, frutos o rendimientos de cualquier clase).	(b) retain and receive the economic rights attached to the Company Shares (including, dividends, interests or any other return).

8.2   El Pignorante ejercerá los derechos políticos correspondientes a las Acciones de la Sociedad de forma coherente con el cumplimiento de los términos de los Documentos de la Financiación. En todo caso, el Pignorante no podrá ejercer los derechos políticos correspondientes a las Acciones de la Sociedad de manera que sea perjudicial para la validez o ejecución de la Prenda.

8.2   The Pledgor shall exercise the voting rights attached to the Company Shares in accordance and in compliance with the provisions of the Loan Documents. In any case, the Pledgor may not exercise, the voting rights attached to the Company Shares in a manner prejudicial to the validity or enforceability of the Pledge.

8.3   Desde que tenga lugar un Supuesto de Incumplimiento y hasta que el mismo no sea subsanado o dispensado por el Agente de Garantías, el ejercicio de los derechos políticos y económicos correspondientes a las Acciones de la Sociedad (incluyendo dividendos, intereses, frutos o rendimientos de cualquier clase) podrán ser ejercitados por el Agente de Garantías.

8.3   Upon the occurrence of an Event of Default and until such Event of Default is not remedied or waived by the Security Agent, the exercise of any voting and economic rights (including, dividends, interests or any other return) in respect of the Company Shares may be exercised by the Security Agent.

En tales circunstancias, el Agente de Garantías podrá ejercitar los derechos políticos y económicos inherentes a las Acciones de la Sociedad en el interés social y con la diligencia exigible a un ordenado empresario. En tal caso, las cantidades que puedan ser distribuidas y que correspondan al Pignorante (ya sea como dividendos o de cualquier otra manera permitida en derecho), quedarán afectas al pago (hasta donde alcance el importe de tales dividendos o derechos) de las Obligaciones Garantizadas del Contrato de Financiación.

In such circumstances, the Security Agent may exercise the voting and economic rights attached to the Company Shares for the benefit of Company according to the standard business practice. In such a case, the amounts that may be distributed and which correspond to the Pledgor (as dividends or as any other form admitted by law), will be subject to the payment (up to the amount of the mentioned dividends or rights) of the Secured Obligations of the Credit Agreement.

8.4   Con objeto de permitir al Agente de Garantías el ejercicio de los derechos económicos y políticos de las Acciones, en caso de que se produzca un Supuesto de Incumplimiento notificado por parte del Agente de Garantías a la Acreditada, el Pignorante dentro de los quince (15) días hábiles siguientes tras dicha notificación, deberá adoptar las actuaciones que sean oportunas a fin de que la Sociedad eleve a público el acuerdo relativo a la introducción de un nuevo artículo en los estatutos de la Sociedad, mediante la inclusión del siguiente texto (en caso de que los estatutos de la Sociedad no previeran una disposición en términos similares):

8.4   With the purpose of allowing the Security Agent to exercise the economic and political rights attached to the Shares, if an Event of Default occurs, having been notified by the Security Agent to the Borrower, the Pledgor within fifteen (15) business days following such notification, shall adopt the actions that may be convenient so that the Company raise into public deed the Company´s resolution to introduce a new article under the Company's by-laws, by including the following text (in case that the by-laws of the Company do not foresee such a clause as per terms similar to the terms below):

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"En caso de prenda de acciones, corresponderán al Agente de Garantías los derechos de accionista correspondientes a las acciones pignoradas desde el momento en que se notifique por conducto notarial al pignorante y a la sociedad la existencia de un supuesto de incumplimiento de las Obligaciones Garantizadas bajo los Documentos de la Financiación, siempre y cuando (i) se haya admitido a trámite la ejecución judicial de la prenda; o (ii) en el caso de ejecución notarial, se acredite fehacientemente la citación del deudor. En tanto tal notificación no se produzca, los derechos de accionista corresponderán al accionista pignorante."

"In the event that the shares are pledged, shareholder rights attached to the pledged shares shall belong to the Security Agent from the moment the pledgor and the company are notified through a notary of the occurrence of an event of default of the Secured Obligation under the Loan Documents, provided that (i) judicial enforcement of the pledge has been initiated; or (ii) in the event of notarial enforcement, provided that the debtor has been duly summoned. Until such notification takes place shareholder rights shall belong to the pledgor shareholder."

Si la inscripción de la mencionada modificación estatutaria se hubiera denegado por el Registro Mercantil, las Partes Garantizadas y el Pignorante negociarán una redacción alternativa al objeto de dotar de efectividad el espíritu de la misma y el Pignorante deberá llevar de nuevo a cabo las actuaciones indicadas en el párrafo anterior a la mayor brevedad respecto de la modificación revisada del artículo de los estatutos de la Sociedad.

In the event that registration of the abovementioned amendment is rejected by the Mercantile Registry, the Secured Parties and the Pledgor shall negotiate an alternative wording to reflect the spirit of the amendment and the Pledgor shall thereafter promptly carry out again the acts set out in the preceding paragraph in respect of the revised amendment to article of the Company's by-laws.

8.5   El Pignorante se compromete expresa e irrevocablemente a no realizar modificaciones estatutarias que sean contrarias a los Documentos de la Financiación y/o que tengan como finalidad el establecimiento de restricciones al ejercicio de derechos políticos y económicos inherentes a las Acciones de la Sociedad y/o que tengan como finalidad el establecimiento de restricciones a la libre transmisibilidad de las mismas en caso de ejecución de la presente Prenda (tales como derechos de tanteo o de adquisición preferente a favor de la propia sociedad o sus accionistas en caso de ejecución de prenda), sin perjuicio de lo previsto en el artículo 125 de la Ley de Sociedades de Capital.

8.5   The Pledgor expressly and irrevocably undertakes not to adopt amendments of the bylaws of the Company which are opposed to the terms of the Loan Documents and/or are done for the purposes of setting forth thereunder restrictions to the exercise of the voting and economic rights attached to the Company Shares and/or are done for the purposes of setting forth thereunder restrictions to the free transferability of the company Shares in case of the enforcement of the Pledge (as pre-emption rights and pre-emptive acquisition rights in favor of the Company in case of enforcement of pledge), without prejudice of article 125 of the Spanish Companies Act.

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8.6   Además, el Pignorante expresa e irrevocablemente renuncia por la presente, en beneficio de las Partes Garantizadas, según corresponda y en caso de acaecimiento de un Supuesto de Incumplimiento, al ejercicio de cualquier derecho de adquisición preferente que pudiera corresponderle en cada momento, en el supuesto de una transmisión forzosa de las Acciones derivada de la ejecución de la presente Prenda.

8.6   Moreover, the Pledgor expressly and irrevocably waives hereby for the benefit of the Secured Parties, as applicable and upon the occurrence of an Even of Default, to exercise any pre-emptive right, which could correspond, to it at any time being, in case of a compulsory transfer of Shares arising of the execution of this Pledge.

8.7   A efectos aclaratorios, desde el momento en el que cese cualquier Supuesto de Incumplimiento por haber sido el mismo subsanado o aceptado por las Partes Garantizadas, los derechos referidos en la Cláusula 8.1 anterior volverán a ser ejercidos por el Pignorante.

8.7   For clarification purposes, from the moment of the cessation of any Event of Default due to its remedy or waived by the Secured Parties, the rights referred to in Clause 8.1 above will be exercised again by the Pledgor.

9. DECLARACIONES Y GARANTÍAS DEL PIGNORANTE Y LA SOCIEDAD	9. REPRESENTATIONS AND WARRANTIES OF THE PLEDGOR AND THE COMPANY

El Pignorante y la Sociedad declaran y garantizan de forma mancomunada, según corresponda, en beneficio de las Partes Garantizadas:	The Pledgor and the Company jointly represent and warrant, as applicable, for the benefit of the Secured Parties:

(a) Que están válidamente constituidas y debidamente inscritas en los Registros competentes y ostentan plena capacidad de obrar;	(a) That are validly incorporated and duly registered with the relevant Mercantile Register and have full capacity to act;

(b) Que tienen capacidad para suscribir y cumplir el presente Contrato y han realizado todas las actuaciones necesarias para autorizar el otorgamiento y cumplimiento del mismo;	(b) That are authorised to enter into and fulfil this Agreement and have carried out all necessary actions to authorise the granting and fulfilment thereof;

(c)  Que tienen los necesarios derechos y facultades para suscribir este Contrato y que el Pignorante tiene el título y los derechos necesarios para pignorar, ceder y transmitir las Acciones a los efectos de cumplir con el presente Contrato;

(c)   That have the required powers and legal rights to execute this Agreement and the Pledgor has the necessary legal title and the right to pledge, assign and transfer the Shares for the purposes of complying with this Agreement;

(d) Que las Acciones representan el [ ]% del capital social de la Sociedad;	(d) That the Shares represent a [ ]% of the share capital of the Company;

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(e) Que el Pignorante ostenta legítimamente la plena propiedad de las Acciones;	(e) That the Pledgor has full legal and beneficial ownership of the Shares;

(f) Que las Acciones no están sometidas a ninguna carga, gravamen o derecho de opción de compra o de venta o de tercero, a excepción del constituido en virtud del presente Contrato;	(f) That the Shares are not subject to any charge, lien or purchase or sale option right or third party right, except for the one created pursuant to this Agreement.

(g)  Que a su leal saber y entender la constitución de la presente Prenda no contradice los estatutos de la Sociedad ni, hasta donde tienen conocimiento, ninguno de los contratos, obligaciones, acuerdos, compromisos, cargas o regulaciones de las que sea parte o por las que esté obligado, ni supone el incumplimiento de sus términos y condiciones, habiendo sido obtenido, en caso de ser necesarios, todos los consentimientos oportunos al efecto de evitar el incumplimiento de cualquier compromiso adquirido con anterioridad al otorgamiento del presente Contrato; y

(g)   That to the best of their knowledge, the creation of this Pledge does not conflict with the by-laws of the Company, nor, to the best of its knowledge, any contracts, obligations, agreements, undertakings, charges or regulations to which it is a party or by which it is bound, nor it will imply the breach of such terms and conditions, having been obtained, should it be necessary, all necessary consents in order to avoid the breach of any commitment assumed prior to the execution of this Agreement; and

(h)   Que el otorgamiento de este Contrato, constituye y crea una garantía real de primer rango sobre las Acciones en favor de las Partes Garantizadas en garantía del cumplimiento de las Obligaciones Garantizadas.

(h) That the execution of this Agreement, creates a first ranking in rem right of pledge over the Shares in favour of the Secured Parties as security of the Secured Obligations.

Todas las declaraciones y garantías aquí contenidas se mantendrán vigentes, vinculantes y con efectos hasta la cancelación de la presente Prenda y, en su caso, de sus extensiones, y se entenderán repetidas (salvo que expresamente se refieran a una fecha específica) con ocasión del otorgamiento y perfección de cada una de las eventuales extensiones de la Prenda.

All the representations and warranties herein contained shall remain in force, binding and effective up to the cancellation of this Pledge, and if applicable, of its extensions and shall be deemed to be repeated (unless they specifically refer to a determined date) at the time of granting and perfection of any extension of the Pledge.

10. EJECUCIÓN DE LA PRENDA	10. ENFORCEMENT OF THE PLEDGE

10.1 Supuesto de Ejecución	10.1 Enforcement Event

Será causa de ejecución de la Prenda un Supuesto de Incumplimiento continuado (el "Supuesto de Ejecución").	The Pledge will be enforceable upon an Event of Default which is continuing (the “Enforcement Event").

10.2 Determinación de la cantidad líquida	10.2 Due and payable amount

Las Partes acuerdan expresamente que la cantidad vencida, líquida y exigible en caso de ejecución de la Prenda (por cualquiera de los procedimientos aplicables) y a los efectos de los artículos 572 y 573 de la Ley de Enjuiciamiento Civil, será la especificada en la certificación que expida el Agente de Garantías de conformidad con los Documentos de la Financiación en la que conste el saldo adeudado por la Acreditada o los Garantes a las Partes Garantizadas y que será calculado de conformidad con lo dispuesto en los Documentos de la Financiación.

The Parties expressly agree that in the event of enforcement of the Pledge (following any of the applicable procedures) the amount due and payable pursuant to the provisions of articles 572 and 573 of the Civil Procedural Law will be the amount specified in the certificate issued by the Security Agent in accordance with the Loan Documents setting out the amount owed by the Borrower or the Guarantors to the Secured Parties, calculated in accordance with the Loan Documents.

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El importe de la deuda liquida, vencida y exigible mencionado en esta Cláusula 10.2 se incrementará con los intereses (ordinarios, de demora o de cualquier otro tipo), gastos, costas, comisiones y demás importes devengados a favor de las Partes Garantizadas ejecutantes entre la fecha de expedición de la certificación anteriormente mencionada y la fecha en que la ejecución de la Prenda se haga efectiva.

The amount of the due and payable debt mentioned in this Clause 10.2 shall be increased with the interest (ordinary interest, default interest or any other type of interest), costs and expenses, fees and any other amounts accrued in favor of the Secured Parties between the date on which aforementioned certificate is issued and the date on which the enforcement of the Pledge is made effective.

10.3 Ejecución por el Agente de Garantías	10.3 Enforcement by the Security Agent

La ejecución de la Prenda y la realización de cualesquiera acciones de defensa o preservación de la misma, será llevada a cabo por el Agente de Garantías, en nombre y representación de aquéllos y siguiendo las instrucciones que a tal efecto le faciliten los mismos.

The enforcement of the Pledge and any acts in defence or preservation of the Pledge shall be carried out by the Security Agent acting on their behalf and upon their instructions.

10.4 Procedimientos de ejecución	10.4 Enforcement procedures

Para el ejercicio de la acción real pignoraticia, las Partes Garantizadas podrán entablar, a su elección, cualquiera de los procedimientos que legalmente les asisten, y en particular:	For the purposes of the enforcement of the Pledge, the Secured Parties may, at their discretion initiate any legal proceedings available, in particular:

(a) los judiciales ordinarios, declarativos o de ejecución previstos en la Ley 1/2000, de 7 de enero, de Enjuiciamiento Civil (la “LEC”);	(a) ordinary, declarative or enforcement judicial proceedings provided under Law 1/2000 of 7th January of Civil Procedure (the “Civil Procedural Law”);

(b) el procedimiento ejecutivo para bienes hipotecados o pignorados establecido en los artículos 681 a 698 de la Ley de Enjuiciamiento Civil;	(b) the enforcement proceeding for mortgaged or pledged assets established in articles 681 to 698 of the Civil Procedural Law;

(c)    los procedimientos establecidos en el artículo undécimo y siguientes del Real Decreto Ley 5/2005, de 11 de marzo, de reformas urgentes para el impulso de la productividad y para la mejora de la contratación pública (el "RDL 5/2005"); o

(c) the proceedings referred to in article 11 of Royal Decree-Law 5/2005, of 11 March in relation to urgent measures for improving productivity and public contracting ("RDL 5/2005"); or

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(d) el extrajudicial establecido en el artículo 1872 del Código Civil o en los artículos 72 a 77 de la Ley del Notariado;	(d) the non-judicial proceeding set forth in article 1872 of the Civil Code or in articles 72 to 77 of the Spanish Notarial Law;

(e)  cumpliendo en cada caso los requisitos del procedimiento elegido, sin que la utilización de una vía precluya la posibilidad de acudir a cualquiera de las restantes, en tanto las Obligaciones Garantizadas no hayan sido satisfechas en su integridad o extinguidas de otro modo.

(e)  complying in each case with the requirements of the chosen proceedings and provided that the choice of any of the above proceedings does not limit the possibility of choosing any of the other proceedings, to the extent that the Secured Obligations have not been fully discharged.

10.5 Procedimiento de ejecución bajo la LEC	10.5 Civil enforcement procedure

En el supuesto de que las Partes Garantizadas, a través del Agente de Garantías, decidieran instar cualquiera de los procedimientos previstos en la LEC, las Partes pactan expresamente que bastará para el ejercicio de la acción ejecutiva la presentación de los siguientes documentos:

In the event that the Secured Parties, through the Security Agent, wish to initiate any of the enforcement procedures set forth in the Civil Procedural Law, the Parties hereby agree that for the exercise of the enforcement actions the delivery of the following documents shall suffice:

(a) la póliza de éste Contrato de Prenda;	(a) the public document formalising this Pledge Agreement;

(b)  certificación, expedida por el Agente de Garantías, de la deuda que resulte a cargo de la Acreditada o de los Garantes, así como el extracto de las partidas de cargo y abono y las correspondientes a la aplicación de intereses que determinan el saldo concreto por el que se pide el despacho de ejecución, acreditando que la liquidación de la deuda por la que se ejecuta se ha practicado en la forma pactada en los Documentos de la Financiación;

(b)  a certificate issued by the Security Agent, regarding the debt of the Borrower, as well as the extract of the debit and credit entries and those corresponding to the application of interest that determine the specific balance for which the enforcement is requested, certifying that the calculation of the debt which is enforced has been in the manner agreed in the Loan Documents;

(c)  documento que acredite haber notificado previamente al Pignorante, a la Sociedad y a cualquier otra sociedad que resulte Garante en cada momento la cantidad exigible resultante de dicha liquidación. A estos efectos, dicha notificación será suficiente para que la Acreditada y los Garantes se den por notificados.

(c)   a document evidencing that the amount due and payable as a result of the aforementioned calculation has been previously notified to the Pledgor, the Company and any other Company holding the position of Guarantor at that time. Such notice will be suffice for the purposes of notifying the Borrower and the Guarantors.

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10.6 Procedimiento de ejecución bajo el RDL 5/2005	10.6 RDL 5/2005 enforcement procedure

Para el caso de que las Partes Garantizadas, de resultar ello legalmente posible, procediesen a la ejecución de la Prenda por el procedimiento previsto en el artículo 11.2º del RDL 5/2005, en caso de resultar de aplicación, las Partes convienen lo siguiente:

In the event that, provided that it is legally possible, the Secured Parties, enforce the Pledge by the procedure set out under the section 11.2º of the RDL 5/2005, if applicable, the Parties agree as follows:

(a) La ejecución de la Prenda se podrá realizar por apropiación o por venta a terceros de las Acciones.	(a) The enforcement of the Pledge shall be carried out by means of appropriation of the Shares or sale to third parties.

(b)  El valor de las Acciones será el que determine una firma de auditoría de reconocido prestigio (entre las denominadas “Big Four”) que designe razonablemente el Agente de Garantías. Una vez determinado dicho valor, el Agente de Garantías podrá:

(b)  The value of the Shares shall be that determined by a prestigious audit firm (among the so-called “Big Four”) reasonably appointed by the Security Agent. Once such value is determined, the Security Agent may:

-      Apropiarse de las Acciones compensando con el importe de las Obligaciones Garantizadas pendientes de pago un importe igual al valor que para las mismas haya sido determinado por la firma de auditoria designada (una vez descontados los gastos que se hubieran originado con ocasión de la ejecución); o

-      To appropriate the Shares by setting-off an amount equal to the value of the Shares determined by the designed audit firm, against the outstanding Secured Obligations (once the expenses arising out of the enforcement have been deducted); or

- colocar las Acciones a la venta a un precio igual al valor determinado por la firma de auditoria designada.	- To place the Shares for the price determined by the designed audit firm.

(c)  En el supuesto de que exista alguna cantidad remanente tras la ejecución de la Prenda y no existan Obligaciones Garantizadas pendientes de pago las Partes acuerdan que dicha cantidad será entregada al Pignorante.

(c) In case there are not pending Secured Obligations the excess will be delivered directly to the Pledgor.

10.7 Procedimiento extrajudicial	10.7 Non-judicial proceedings

Si las Partes Garantizadas, iniciasen el procedimiento establecido en el artículo 1.872 del Código Civil y en los artículos 72 a 77 de la Ley del Notariado, será de aplicación el procedimiento siguiente:

In the event that the Secured Parties, should initiate the proceedings contemplated in Article 1,872 of the Spanish Civil Code and the Articles 72 to 77 of the Notaries Act, the following procedure shall apply:

(a)  Los domicilios a efectos de requerimientos y notificaciones serán los que se recogen en la Cláusula 13 posterior, siendo aplicables asimismo en caso de ejecución de acuerdo con el procedimiento previsto en el Capítulo V del Título IV del Libro III de la Ley de Enjuiciamiento Civil.

(a)  The addresses for the service of notice and summons are the ones included in Clause 13 below, being also applicable to the enforcement proceeding set out in Chapter V of Title IV of Book III of the Spanish Civil Procedural Act.

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(b) La subasta será electrónica y se llevará a cabo en el Portal de Subastas de la Agencia Estatal Boletín Oficial del Estado.	(b) The auction shall be electronic and shall be carried out through the On-line Auction Portal of the State Official Gazette Agency.

(c) Las subastas se celebrarán ante un notario español que será designado por las Partes Garantizadas de conformidad con la legislación vigente.	(c) The auctions shall be held before a Spanish Notary public appointed by the Secured Parties in accordance with applicable laws.

El Pignorante, en caso de no comparecer ante el notario correspondiente, designa a las Partes Garantizadas para representarle en la subasta de las Acciones, en calidad de vendedor y para que otorgue el correspondiente contrato de compraventa (incluso en documento público) a favor del adquirente, con facultades expresas de autocontratación, en la medida en que el Pignorante no haya procedido a otorgar dicho contrato en un plazo máximo de un (1) mes desde la fecha del requerimiento que, a tal efecto, le hubieran dirigido las Partes Garantizadas.

The Pledgor, in the event it does not appear before the relevant Notary Public, hereby appoints the Secured Parties as its representative of the in the auction of the Shares, as transferor, and irrevocably authorise (with express faculties for self- contracting) such entity to execute the notarial deed of transfer of the Shares in favor of the purchaser on behalf of the Pledgor, as long as the Pledgor had not proceeded to grant such deed of transfer within a maximum term of one (1) month from the date of the requirement notice that, for such purpose, would have been sent by the Secured Parties.

(d)  Las subastas se notificarán fehacientemente al Pignorante por cualquier medio que permita acreditar la recepción y el contenido de la notificación a los domicilios que se establecen en la Cláusula 13 posterior con al menos quince (15) días de antelación a aquel que se señale para la subasta. En la notificación deberán constar todas las circunstancias de la ejecución, y en particular las siguientes:

(d)  The auctions shall be notified to the Pledgor by any means which may evidence the content and receipt of the notice (fehacientemente) at the address referred to in Clause 13 below by no less than fifteen (15) days prior to notice of the date indicated for the auction. The notice shall specify the circumstances leading to the enforcement and, in particular, shall give details of the following:

- El importe que deba ser debidamente satisfecho por medio de la ejecución de la Prenda.	- The amount to be duly paid by means of the enforcement of the Pledge.

- La identificación de las Acciones que se ejecutan, su número, valor nominal, numeración, clase y valoración.	- Precise details of the Shares to be enforced, their number, face value, numbering, class and valuation.

- La fecha de la subasta y la hora a la que se celebrarán, la cantidad que sirva de tipo inicial en las subastas y el depósito exigido para participar en las subastas.

-      The date of the auction and the time at which they will take place, the amount which shall serve as an initial bid (tipo) at the auctions, as well as the deposit required to participate in the auction.

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(e)  A su libre elección, las Partes Garantizadas podrán proceder a ejecutar la Prenda respecto de todas las Acciones al mismo tiempo, o a efectuar ejecuciones parciales o sucesivas de la Prenda sobre distintos paquetes de Acciones, hasta el total reembolso de las Obligaciones Garantizadas.

(e)  At its free choice, the Secured Parties may enforce the Pledge in respect of all the Shares at the same time, or to carry out partial and successive enforcements of the Pledge in respect of different groups of Shares, up to the full repayment of the Secured Obligations.

(f) Abierta la subasta, sólo podrán hacerse pujas electrónicas durante veinte (20) días desde la fecha de apertura.	(f) Once the auction is opened, electronic bids can only take place during twenty (20) days following the opening.

(g) Para participar en la subasta será necesario consignar el cinco por ciento (5%) del valor de las acciones subastadas. Las Partes Garantizadas no deberán hacer consignación alguna.	(g) In order to take part in the auction, the bidder shall deposit 5% of the value of the auctioned shares. The Secured Parties shall not deposit any amount to enter therein.

(h)  Si no concurriere ningún postor o no fueran adjudicadas las Acciones por cualquier motivo, el Notario así lo hará constar, declarando desierta la subasta y acordará el cierre del expediente, sin perjuicio de la facultad que se otorga a las Partes Garantizadas a iniciar ante el mismo Notario un segundo expediente de subasta notarial de las Acciones, con arreglo a lo acordado en este Contrato y conforme a la normativa legal aplicable. En ningún caso esta circunstancia podrá suponer la cancelación o extinción de la Prenda.

(h)  In case that no bidder enters into the auction nor the Shares were allocated for any reason, the Notary Public shall note the fact, declaring the auction as void and agreeing the closing of the auction record, notwithstanding the authority of the Secured Parties to initiate before the same Notary Public a second notarial auction record over the Shares, in accordance to the terms of this Agreement and the applicable regulations. In no case such fact may produce the cancellation or the termination of the Pledge.

(i)  En caso de que las Partes Garantizadas insten el inicio de un segundo expediente de subasta notarial, el tipo de subasta será equivalente al setenta y cinco por ciento (75%) del valor indicado por la firma de auditoría designada.

(i)  In the event that the Secured Parties require the initiation of a second notarial auction record, the auction bid will be seventy five per cent (75%) of the value determined by the designed audit firm.

(j)  Las Partes Garantizadas podrán si las Acciones no son enajenadas en ninguna de las subastas, hacerlas suyas dando en este caso carta de pago por el importe equivalente al tipo de la última subasta de las Acciones.

(j)  Should the Shares not be sold in any of the auctions, such shares may be acquired by the Secured Parties (dación en pago), giving discharge of payment in an amount equal to the auction bid of the last auction of the Shares.

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(k)  La celebración de la subasta se anunciará mediante anuncio en el Boletín Oficial del Estado con quince (15) días de antelación a su celebración y deberá contener todos los datos mínimos exigidos por el artículo 74 de la Ley del Notariado, así como expresar todas las circunstancias referidas en la Cláusula 10.7.(d) anterior, haciendo referencia expresa al tipo inicial de la subasta, todo lo cual estará disponible en la notaría designada para la ejecución de la Prenda, junto con la documentación relativa a las Acciones objeto de subasta y al procedimiento mismo. Se entenderá que los licitadores aceptan las circunstancias derivadas del régimen legal relativo a la venta forzosa de las Acciones y a los derechos de los accionistas de conformidad con los estatutos de la Sociedad, una copia de los cuales estará disponible en la notaría.

(k)  The auction shall be announced by means of a notice in the State Official Gazette fifteen (15) days in advance to the date in which the auction will be held. The announcement shall contain all the minimum details required by the article 74 of the Notaries Act, as well as state all the circumstances referred to in Clause 10.7. (d) above, with express reference to the starting bid price all of which shall be available at the notary’s bureau appointed for the enforcement of the Pledge, together with the documentation relating to the Shares to be auctioned and to the proceedings itself. The bidders shall be deemed to accept the circumstances arising under the legal regulations concerning the compulsory sale of the Shares and the rights of shareholders in accordance with the by-laws of the Company, a copy of which shall also be deposited at the notary’s bureau.

(l)   El adjudicatario deberá depositar la cantidad restante del precio de remate en la notaría o en la entidad de crédito indicada en el anuncio, antes de las 12:00 p.m. del tercer día hábil siguiente a la adjudicación provisional de las Acciones. Este importe, junto al del depósito, deberá emplearse para sufragar la totalidad de los costes de la subasta y el resto, hasta donde alcance, será entregado por el notario o por la entidad de crédito indicada en el anuncio, según sea el caso, a las Partes Garantizadas, para su distribución, en su caso, entre el resto de las Partes Garantizadas, para el pago de las Obligaciones Garantizadas pendientes de pago cuyo incumplimiento hubiera ocasionado la ejecución de la Prenda. El sobrante, en caso de existir, será entregado directamente por el notario o por la entidad de crédito, según corresponda, al Pignorante.

(l)   The awardee shall deposit the remaining sum up to the award price at the notary’s bureau or at the financial institution indicated in the announcement, before 12:00 p.m. of the third business day following the provisional allocation of the Shares. This sum, together with the deposit, shall be applied to pay the costs of the auction and any sums in excess of the award price shall, to the extent possible, be delivered by the notary or by the financial institution specified in the announcement, as applicable, to the Secured Parties to its distribution, if applicable, among the rest of the Secured Parties to the to apply them to settle the Secured Obligations pending of payment of which unfulfilment had caused the enforcement of the Pledge. The excess, if any, will be delivered directly by the Notary public or by the financial institution, as the case may be, to the Pledgor.

(m) En caso de que el adjudicatario no realice la consignación a que se refiere la Cláusula 10.7.(g) en el plazo y forma debidos, las cantidades por él consignadas como depósito se aplicarán al pago de las Obligaciones Garantizadas. En este caso, dicho adjudicatario perderá la puja y se considerará adjudicatario al segundo mejor licitador que hubiera mantenido el depósito en la notaría a tenor de lo indicado en la Cláusula 10.7.(g) anterior; si no hubiera licitador de subasta será suspendida con las consecuencias previstas en estas estipulaciones.

(m) In the event that the awardee does not make the payment referred to under Clause 10.7.(g) in due course and form, the sums of the deposit allocated by such awardee shall be applied to the payment of the Secured Obligations. In this event, the referred awardee shall be disqualified and the auction shall be awarded to the second highest bidder who has made the deposit with the Notary public in accordance with the provisions of Clause 10.7.(g) above; should there be no such bidder the auction shall be adjourned with the consequences set out in these provisions.

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(n)  El Notario entregará al Agente de Garantías, para su distribución entre el resto de los las Partes Garantizadas, la parte del precio obtenido en la subasta equivalente a la suma adeudada correspondiente a las Obligaciones Garantizadas pendientes de pago. El sobrante, de existir (una vez descontados los gastos, impuestos y costes que la enajenación haya podido causar), será directa e inmediatamente depositado por el Notario en la cuenta bancaria que designen las Partes Garantizadas y quedará afecto, en caso de ejecución parcial de la Prenda, a las restantes Obligaciones Garantizadas por esta Prenda que, en su caso, no hubiesen resultado satisfechas. En el supuesto de que exista alguna cantidad remanente tras la ejecución de la Prenda y no existan Obligaciones Garantizadas pendientes de pago las Partes acuerdan que dicha cantidad será entregada al Pignorante.

(n)  The Notary public will deliver to Security Agent, for its distribution, among the rest of the Secured Parties, the proceeds arising out of the bid in order to allocate them to meeting the outstanding Secured Obligations. Should the referred proceeds exceed the amount of the Secured Obligations (once the costs, taxes and expenses arising out of such enforcement have been paid), the excess will be directly and immediately deposited by the Notary public in the bank account designated by the Secured Parties, and subject to, in case a partial enforcement of the Pledge has taken place, the rest of the Secured Obligations which have not been fulfilled. In case there are not pending Secured Obligations the excess will be delivered directly to the Pledgor.

(o)  En el caso de que las Partes Garantizadas se adjudiquen en la subasta las Acciones, éstas serán pagadas mediante compensación por reducción, en el referido importe al que hubieran sido adjudicadas en la subasta, de las Obligaciones Garantizadas pendientes de pago cuyo incumplimiento hubiera ocasionado la ejecución de la Prenda (hasta donde alcance el importe antes mencionado). El sobrante, de existir, se aplicará de acuerdo con lo establecido en la apartado inmediatamente anterior.

(o)  In case that the Secured Parties becomes awardee of the Shares in the bid, the Shares will be paid by means of set-off reducing, in the amount the Shares had been awarded in the auction, the Secured Obligations pending of payment whose default had caused the enforcement of the Pledge (to the extent reached by the referred amount). The surplus, if any, will be applied in accordance with the section immediately above.

(p)  La ejecución no será interrumpida por causa alguna, salvo (i) que medie una orden dictada por la autoridad judicial competente; o (ii) que la Acreditada y los Garantes hubieran cumplido las Obligaciones Garantizadas y hubieran abonado íntegramente las mismas a las Partes Garantizadas, así como todos los gastos incurridos en la ejecución.

(p)  The enforcement shall not be interrupted unless by virtue of (i) a judicial decision rendered by a competent judge; or (ii) the discharge of the Secured Obligations by the Borrower and the Guarantors with full payment of the same to the Secured Parties as well as all expenses incurred in connection with the enforcement.

10.8 Conservación de derechos	10.8 Maintenance of rights

Las Partes Garantizadas conservarán todos sus derechos y acciones contra el Pignorante por la parte de las Obligaciones Garantizadas que no hayan sido satisfechas o resarcidas con la ejecución de la Prenda.

The Secured Parties shall maintain all their rights and claims against the Pledgor with respect to any part of the Secured Obligations that has not been satisfied or indemnified upon the enforcement of the Pledge.

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10.9 Renuncia de acciones del Pignorante	10.9 Waiver of rights by the Pledgor

Hasta la fecha en la que las Obligaciones Garantizadas hayan sido amortizadas en su totalidad, en el caso de que las Partes Garantizadas obtengan el cobro de cualesquiera importes u Obligaciones Garantizadas a través de la ejecución de la Prenda, el Pignorante renuncia expresamente y desde este momento (i) al ejercicio de cualquier derecho de subrogación, (ii) a cualquier acción y (iii) al cobro de cualesquiera créditos o derechos, frente a la Acreditada o cualquiera de los Garantes.

Until such time as the Secured Obligations have been discharged in full, in the event that the Secured Parties obtain payment of any amounts owed to them or of the Secured Obligations through the enforcement of the Pledge, the Pledgor expressly waives as from this moment in time (i) any rights of subrogation, (ii) the exercise of any claim and (i) the recovery or collection of any credits or rights, against the Borrower or the Guarantors.

11. PODER IRREVOCABLE	11. IRREVOCABLE POWER OF ATTORNEY

11.1  Con objeto de asegurar el cumplimiento de los compromisos asumidos en este Contrato, el Pignorante otorgará a favor del Agente de Garantías y de las Partes Garantizadas en unidad de acto respecto a la firma del presente Contrato y en escritura pública separada ante el mismo Notario interviniente, un poder especial irrevocable tan amplio en Derecho como resulte necesario, con facultades de sustitución, re- sustitución y delegación en favor de la persona,  física o jurídica, agente, administrador, la persona o entidad a favor de quien sustituye o en quien delegue la ejecución de las facultades otorgadas por medio del poder irrevocable (incluyendo la entidad que le sustituya como Agente de Garantías) o cualquier otra entidad que determine el Agente de Garantías, para que el Agente de Garantías (actuando a través de sus representantes orgánicos o sus apoderados) pueda, en nombre y representación del Pignorante, realizar cualesquiera actuaciones que resulten necesarias o convenientes para ejecutar y hacer cumplir los términos del presente Contrato.

11.1  In order to give the grates effectiveness to the compliance with the undertakings set out herein, the Pledgor will grant in favor of the Security Agent and the Secured Parties simultaneously with the execution of this Agreement, and in a separate public deed before the intervening Notary public, an irrevocable special power of attorney, so broad in Law as necessary, with powers of substitution, re-substitution and delegation as broad as may be necessary in Law in favor of the person, whether natural or legal, agent, receiver, the person or entity in favor of whom it may delegate or substitute the faculties conferred hereunder (including the entity which may replace the Security Agent as agent) or any other entity that the Security Agent may determine, so that the Security Agent (acting through its representatives or its attorneys-in-fact), on behalf of the Pledgor, may perform any necessary or convenient actions to comply with and enforce the terms of the present Agreement.

11.2  A tales efectos, el Agente de Garantías podrá, transcurrido el plazo de diez (10) días hábiles desde la notificación realizad a al Pignorante sin que éste hubiera realizado lo solicitado, utilizar el poder irrevocable otorgado, a fin de llevar a cabo en nombre del Pignorante cuantas actuaciones resulten necesarias o convenientes a favor de las Partes Garantizadas en los términos y condiciones que estime oportunos para el adecuado cumplimiento de lo previsto en el presente Contrato, incluyendo, con carácter enunciativo y no limitativo, las siguientes:

11.2  For this purpose, the Security Agent may, upon failure of the Pledgor to comply with the Security Agent’s request within ten (10) business days of being notified, use the irrevocable power of attorney in order to carry out, on behalf of the Pledgor, any necessary or convenient actions in favor of the Secured Parties in the terms and conditions the Security Agent may deem appropriate for the adequate compliance with the terms of this Agreement including, but not limited to, the following:

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(a) solicitar del Notario ante el que formalice el presente Contrato, todo tipo de copias de los correspondientes documentos públicos en los que se formalicen la Prenda;	(a) to request from the Notary Public before whom the present Agreement is formalized all kind of copies of the relevant public documents in which the Pledge is formalized;

(b)  efectuar cualesquiera declaraciones, trámites, presentaciones de documentos o cualesquiera otras actuaciones ante Notarios, Registradores, autoridades fiscales, administrativas o judiciales y liquidar y abonar los impuestos, comisiones, costes y gastos relacionados con el otorgamiento del presente Contrato;

(b)  to make any statements, declarations, proceedings, submitting documents or any other actions before Notaries, Registrars, tax, administrative or judicial authorities and liquidate and pay for the taxes, commissions, costs and expenses related to the execution of the present Agreement;

(c)  llevar a cabo cuantas actuaciones y suscribir, otorgar y elevar a público cuantos documentos públicos o privados sean necesarios para: (i) obtener y asegurar la plena perfección, mantenimiento y protección de las Prenda; (ii) defender, proteger y reclamar los derechos que en el presente Contrato se confieren a las Partes Garantizadas; (iii) realizar cualquier extensión, ratificación, subsanación, rectificación o sustitución de cláusulas declaradas nulas por aquellas otras cuyo efecto económico sea el más parecido posible al de la cláusula declarada nula y sin efecto; y (iv) llevar a cabo la ejecución de la Prenda;

(c)  to carry out any and all actions to execute, grant and raise to public deed status any necessary documents to; (i) obtain and ensure the full perfection, maintenance and protection of the Pledge; (ii) defend, protect and claim the rights conferred to the Secured Parties in the present Agreement; (iii) carry out any extension, ratification, amendment, rectification or substitution of those clauses declared void by those which economic effect will be the most similar to the clause declared void and without effect; and (iv) carry out the execution of the Pledge;

(d) para que, en caso de que ello fuera necesario, representar al Pignorante en la subasta de los derechos de crédito y de las acciones pignorados en virtud del presente Contrato;	(d) if it was necessary, to represent the Pledgor in an auction of the credit rights and the shares pledged under this Agreement;

(e) en orden a la toma de posesión de los nuevos derechos, valores, activos o fondos en caso de prenda sucesiva en los términos establecidos en el presente Contrato;	(e) in order to take possession of the new rights, securities, assets or funds in case of successive pledge (prenda sucesiva) in the terms established in this Agreement;

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(f) a los efectos de materializar la extensión de la Prenda para las que dicha posibilidad esté prevista, y en orden a suscribir los documentos necesarios para la extensión de dichas garantías;	(f) for the purpose of materializing the extension of the Pledge for which such possibility is foreseen, and in towards to execution of the necessary documents for the extension of said security;

(g)  llevar a cabo cuantas actuaciones y firmar, otorgar y elevar a público cuantos documentos públicos o privados sean necesarios o convenientes para el restablecimiento de la Prenda en virtud del presente Contrato en caso de que cualesquiera pagos efectuados al amparo de la Prenda fuesen declarados nulos en el marco de un procedimiento de insolvencia y, como consecuencia de dicha nulidad, las Obligaciones Garantizadas no resultasen cumplidas íntegramente;

(g)  to carry out any actions and sign, execute and raise to public deed status any public or private documents that are deemed necessary or convenient for re-establishing the Pledge under this Agreement in the event any payments performed under the Pledge were declared null in the framework of an insolvency proceeding and, as a consequence of such nullity the Secured Obligations were not fully fulfilled;

(h) otorgar los documentos que sean convenientes o necesarios a los efectos de que el presente poder irrevocable sea otorgado a favor de quien sustituya al Agente de Garantías de como nuevo agente.	(h) to grant the documents that are convenient or necessary for the purpose that this irrevocable power of attorney is granted in favor of whoever replaces the Security Agent as new agent.

11.3  Dado que el poder irrevocable se otorga en interés de las Partes y que resulta necesario para el cumplimiento de las obligaciones asumidas por el Pignorante en el presente Contrato, el poder irrevocable se configura como irrevocable, por lo que permanecerá en vigor mientras subsistan las Obligaciones Garantizadas.

11.3  As the irrevocable power of attorney is granted in the interest of the Parties and is necessary for the fulfilment of the obligations assumed by the Pledgor under the present Agreement, the irrevocable power of attorney is configured as irrevocable. Therefore, it shall remain in force while the Secured Obligations subsist.

11.4  El poder irrevocable sólo podrá quedar sin efecto con anterioridad a la terminación del presente Contrato por acuerdo entre el Pignorante y el Agente de Garantías. La revocación unilateral del poder irrevocable por el Pignorante no producirá efecto alguno.

11.4  The irrevocable power of attorney shall only be invalid prior to the termination of the present Agreement as per the agreement between the Pledgor and the Security Agent. The unilateral revocation of the irrevocable power of attorney by the Pledgor shall have no effect.

11.5  El Pignorante declara conocer que el ejercicio por el Agente de Garantías de las facultades que recibe en virtud del poder irrevocable puede implicar autocontratación y subdelegación de poderes, lo acepta y lo salva expresamente para el Agente de Garantías y, en su caso, aquéllos que resulten ser sus cesionarios o sucesores. Se salva expresamente también, autorizándola, la autocontratación con respecto a aquéllos en los que el Agente de Garantias sustituya, sub-apodere o delegue el poder irrevocable.

11.5  The Pledgor acknowledges that the exercise by the Security Agent of the faculties received under the irrevocable power of attorney may involve self-dealing and sub-delegation of powers of attorney, which the Pledgor expressly accepts and saves for the Security Agent and, if appropriate, for those who may be its assignees or successors. The Pledgor also expressly saves, authorizing it, self- dealing with respect to those in which the Security Agent replaces, sub-empowers or delegates the irrevocable power of attorney.

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12. CANCELACIÓN DE LA PRENDA	12. CANCELATION OF THE PLEDGE

Cumplidas íntegramente las Obligaciones Garantizadas o extinguidas éstas de otro modo, quedará automáticamente extinguida y cancelada la Prenda, comprometiéndose las Partes Garantizadas, a solicitud por escrito del Pignorante, y en el plazo máximo de quince (15) días hábiles a partir de la fecha en que tenga lugar tal requerimiento, a otorgar el correspondiente documento público de cancelación. Las Partes de la presente Prenda acuerdan que todos los tributos y gastos de Notario y, en su caso, de notificaciones derivados de dichas cancelaciones correrán a cargo del Pignorante.

Once the Secured Obligations have been fully discharged or otherwise extinguished, the Pledge shall be automatically terminated and cancelled and the Secured Parties hereby undertake to execute, upon written request from the Pledgor and in the maximum term of fifteen (15) business days as from the date of such request, the corresponding public document of cancellation of the Pledge. The Parties to this Pledge expressly acknowledge that any taxes, costs or fees (including Notarial fees), and, if necessary, any notices sent in accordance with the said cancellation shall be borne by the Pledgor.

No obstante el cumplimiento de las Obligaciones Garantizadas y la cancelación de la Prenda, en el supuesto de que cualesquiera pagos efectuados en satisfacción de las Obligaciones Garantizadas fueran declarados nulos en el marco de un procedimiento de insolvencia y, como consecuencia de dicha nulidad, las Obligaciones Garantizadas no resultasen total o irrevocablemente cumplidas, las Partes acuerdan el resurgimiento de los términos y condiciones de la Prenda en garantía de las Obligaciones Garantizadas.

Notwithstanding the fully discharged of the Secured Obligations and the cancellation of the Pledge, in the event that any of the payments carried out to discharge the Secured Obligations are declared void or invalid during the course of a insolvency proceedings, and as a result of such nullity, the Secured Obligations result not to be fully discharged or otherwise extinguished, the Parties agree the revival of the terms and conditions of the Pledge to secure the Secured Obligations.

13. NOTIFICACIONES	13. NOTICES

13.1  Cualquier comunicación o notificación entre las Partes a la que se refiera el presente contrato, o que, incluso no estando contemplada en el mismo, se realice entre las Partes en relación con la ejecución, interpretación o terminación del mismo se realizará por escrito y será entregada personalmente a la otra parte (bien por la remitente misma, bien por conducto notarial) o enviada por fax, por correo electrónico o por correo certificado con acuse de recibo (a elección de quien envía la comunicación) a las siguientes direcciones

13.1  All notices or communications referred to in this agreement or made by any of the Parties to this agreement to one another as regards the execution, interpretation or termination of the agreement shall be made in writing and will, at the sender's choice, either be delivered to the other party in person (either by the sender personally or through a notary public) or sent by fax, electronic mail or certified post with delivery confirmation, to the following addresses:

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13.2 En el caso del Pignorante: A la atención de [ ]	13.2 For the Pledgor: To the attn. of [ ]

[Dirección]	[address]
Teléfono: [ ]	Phone number: [ ]
Correo electrónico: [ ]	Email address: [ ]

13.3 En el caso de la Sociedad:	13.3 For the Company:

A la atención de [ ]	To the attn. of [ ]
[Dirección]	[address]
Teléfono: [ ]	Phone number: [ ]
Correo electrónico: [ ]	Email address: [ ]

13.4 En el caso del Agente de Garantías:	13.4 For the Security Agent:

A la atención de [ ]	To the attn. of [ ]
[Dirección]	[address]
Teléfono: [ ]	Phone number: [ ]
Correo electrónico: [ ]	Email address: [ ]

13.5 La comunicación al Agente de Garantías y/o a las Partes Garantizadas se entenderá válidamente realizada cuando se envíe al Pignorante el [ ] día hábil posterior a la recepción de la comunicación.	13.6 Any notice served to the Security Agent and/or the Secured Parties will be deemed correctly made provided it is sent to the Pledgor on the [ ] business day after delivery of the notice.

14. IMPUESTOS Y GASTOS	14. TAXES AND EXPENSES

Todos los honorarios, aranceles, costes y tributos que se devenguen y cualesquiera otros gastos razonables que se originen, ahora o en un futuro, por causa de la preparación, el otorgamiento y el cumplimiento de este Contrato y su intervención mediante el otorgamiento de esta póliza o su extensión, cesión, novación, corrección, enmienda, subsanación  o cancelación, así como todas las costas y gastos de ejecución de la Prenda por cualesquiera procedimientos, incluidos los gastos y honorarios, de toda índole, de abogado y procurador (aun cuando la intervención de éstos no fuere preceptiva) así como los costes de novación y registro que resulten de la modificación de estatutos previstos bajo el presente Contrato serán abonados por el Pignorante o por cualquiera de las sociedades de su grupo.

All fees, costs, and taxes, and any other expenses reasonably incurred, now or in the future, in connection with the drafting, execution and compliance with this Agreement, its notarial intervention by means of public document (póliza), or of its extension, assignment, novation, amendment or cancellation, as well as all judicial costs and enforcement costs in connection with any of the available proceedings in relation to the Pledge, including the fees and expenses of any nature of lawyers and procuradores (even when their involvement is not compulsory) and the novation and registration costs arising from the amendment of the by-laws provided in this Agreement shall be paid by the Pledgor or by any of the companies of its group.

15. SUBSANACIÓN O COMPLEMENTO DEL CONTRATO	15. CORRECTIONS OR ADDITIONS TO THIS AGREEMENT

Si fuera requerido para ello por el Agente de Garantías (actuando razonablemente), el Pignorante se compromete a otorgar, en el plazo de diez (10) días hábiles desde la fecha de dicho requerimiento, cuantos documentos públicos o privados de subsanación, complemento documental o aclaración de este contrato fueran necesarios o convenientes.

If so required by the Security Agent (acting reasonably), the Pledgor undertakes to appear and grant, within ten (10) business days as of the date of such request, as many public or private documents as may be necessary or convenient for the correction, addition or clarification of this agreement.

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El Agente de Garantías estará facultado para ser parte y otorgar cualquier documento público o privado en beneficio de las Partes Garantizadas, independientemente del derecho individual de cada Parte Garantizada a ser parte y suscribir los documentos mencionados junto con el Agente de Garantías, siempre que dicha Parte Garantizada se lo notifique al Agente de Garantías con al menos dos (2) días hábiles de antelación al día en que se otorguen dichos documentos públicos o privados.

The Security Agent shall be entitled to appear and execute all such public or private documents for the benefit of the Secured Parties, irrespective of the right of each particular Secured Party to appear and execute the aforesaid documents along with the Security Agent, if such Secured Party so notifies to the Security Agent with at least two (2) business days prior notice to the date on which the public or private documents shall be executed.

16. CESIÓN DE LA PRENDA	16. ASSIGNMENT OF THE PLEDGE

16.1  El Pignorante y la Sociedad reconocen y acepta que las Partes Garantizadas pueden asignar y/o ceder su posición total o parcialmente en los Documentos de Financiación (y por tanto ceder su posición contractual bajo los Documentos de Financiación) o los derechos derivados de los mismos mediante cesiones de crédito, subrogaciones de posición contractual en dichos contratos o figuras equivalentes, según proceda, de conformidad con los términos de los Documentos de Financiación.

16.1  The Pledgor and the Company hereby acknowledges and agrees that the Secured Parties may assign and/or transfer their position totally or partially under the Loan Documents (and hence assign their contractual position under the Loan Documents), or any rights arising therefrom by means of credits transfers, assignments or subrogation on contractual position or equivalent methods, as applicable, all in accordance with terms of the Loan Documents.

16.2  El Pignorante y la Sociedad reconoce y acepta expresamente en este acto que, de acuerdo con el artículo 1528 del Código Civil, cualquier cesión efectuada por cualquiera de las Partes Garantizadas al amparo de lo dispuesto en los Documentos de la Financiación conllevará automáticamente, y sin necesidad de nuevo consentimiento del Pignorante o la Sociedad a tal efecto, la cesión proporcional de los derechos que corresponden a la Parte Garantizada en cuestión en virtud del presente Contrato.

16.2  The Pledgor and the Company hereby expressly acknowledges and agrees that, in accordance with article 1528 of the Spanish Civil Code, any assignment or transfer carried out by any of the Secured Parties under the provisions of the Loan Documents shall automatically entail and without the need of any further agreement of the Pledgor or the Company to such effect, the proportional assignment of the rights corresponding to such Secured Party by virtue of this Agreement.

16.3  En consecuencia de lo anterior, las referencias que en este Contrato se realizan a las Partes Garantizadas se entenderán hechas, respectivamente a las entidades que en cada momento participen como Partes Garantizadas bajo los Documentos de la Financiación.

16.3 Consequently, references in this Agreement made to the Secured Parties shall be deemed made, respectively, to the entities which from time to time are Secured Parties under the Loan Documents.

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16.4  El Agente de Garantías estará facultado para ser parte y otorgar cualquier documento público o privado en beneficio de las Partes Garantizadas, independientemente del derecho individual de cada Parte Garantizada a ser parte y suscribir los documentos mencionados junto con el Agente de Garantías, siempre que dicha Parte Garantizada se lo notifique al Agente de Garantías con al menos dos (2) días hábiles de antelación al día en que se otorguen dichos documentos públicos o privados.

16.4  The Security Agent shall be entitled to appear and execute all such public or private documents for the benefit of the Secured Parties, irrespective of the right of each particular Secured Party to appear and execute the aforesaid documents along with the Security Agent, if such Secured Party so notifies to the Security Agent with at least two (2) business days prior notice to the date on which the public or private documents for such ratification shall be executed.

17. INVALIDEZ PARCIAL	17. PARTIAL INVALIDITY

La ilegalidad, invalidez o inejecutabilidad de cualquier disposición de este Contrato por cualquier causa no afectará en modo alguno a la legalidad, validez o ejecutabilidad de las restantes disposiciones del mismo.

If, for any reason, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, neither the legality, validity nor enforceability of the remaining provisions will in any way be affected or impaired.

Si fuera requerido para ello por el Agente de Garantías, el Pignorante se compromete a otorgar, en el plazo de quince (15) días naturales desde la fecha de dicho requerimiento, cuantos documentos públicos o privados de subsanación, complemento documental o aclaración de esta Prenda fueran necesarios o razonablemente convenientes para asegurar su validez, ejecutabilidad y prioridad de rango.

If so required by the Security Agent, the Pledgor undertakes to appear and grant, within fifteen (15) calendar days as of the date of such request, as many public or private documents as may be necessary or reasonably convenient for the correction, addition or clarification of this Pledge to secure its validity, enforceability and ranking priority.

18. IDIOMA	18. LANGUAGE

Este Contrato se otorga en idiomas español e inglés. En caso de que surgieran discrepancias entre ambas versiones, prevalecerá la versión española.	This agreement is executed in Spanish and English. In the event of discrepancies between the versions, the Spanish version shall prevail.

19. LEY APLICABLE Y JURISDICCIÓN	19. APPLICABLE LAW AND JURISDICTION

19.1 Ley aplicable	19.1 Governing Law

Este Contrato se regirá por la legislación común española.	This Agreement shall be governed by the laws of Spain (legislación común española).

19.2 Jurisdicción	19.2 Jurisdiction

En la medida en que tal sumisión resulte legalmente admisible, cada una de las Partes de este Contrato se somete irrevocablemente, con renuncia expresa al fuero que pudiera corresponderle, a la jurisdicción de los juzgados y tribunales de la ciudad de Madrid para el conocimiento y resolución de cualquier reclamación que pudiera derivarse del cumplimiento o interpretación de este Contrato.

To the extent legally permissible, each Party hereby expressly and irrevocably submits to the jurisdiction of the Courts and Tribunals of Spain, specifically of the city of Madrid, for the resolution of any dispute that may arise in connection with this Agreement, and hereby waives its right to take proceedings in any other jurisdiction.

Draft SPB – 20.02.2018

Confidential Information

20. INTERVENCIÓN NOTARIAL	20. NOTARIAL INTERVENTION

Este Contrato y sus eventuales modificaciones se formalizan en póliza intervenida ante notario, con el fin de que ésta constituya título ejecutivo con respecto de todas las cantidades debidas en virtud del mismo, a todos los efectos previstos en el artículo 517.2.5º de LEC, el artículo 1.216 del Código Civil, así como la consideración de crédito con privilegio especial, a los efectos del artículo 90.1.6º de la Ley Concursal y demás disposiciones legales aplicables.

This Agreement and any eventual amendments from time to time are formalised as public document (póliza) before notary public, with the aim that this document is considered an executive title with respect of any amounts owed under this Agreement and for the purposes and the effects set out in articles 517.2.5º of the Civil Procedure Law, article 1,216 of the Spanish Civil Code, as well as a specially privileged credit pursuant to article 90.1.6  of the Spanish Insolvency Act and other applicable legal provisions.

En prueba de lo cual, las Partes otorgan este contrato en póliza ante el notario de [ ], [ ], en la fecha y lugar indicado en el encabezamiento.	In witness whereof, the Parties grant this Agreement in public document (póliza) before the notary of [ ], [ ], on the date and place indicated above.

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El presente Contrato se formaliza en póliza con la intervención del Notario de [ ], [ ] y de su Ilustre Colegio que figura en el encabezamiento.

Los otorgantes de la presente póliza manifiestan su conformidad y aprobación al contenido de la misma tal y como aparece redactado, extendida en                      hojas incluidos sus anexos, la otorgan y firman, con mi intervención en un (1) solo ejemplar al amparo de lo previsto en la Ley 36/2006 de 29 de Noviembre, e Instrucción de la Dirección General de los Registros y del Notariado de la misma fecha.

Y yo el Notario, habiendo hecho las oportunas advertencias legales, DOY FE de la identidad de los otorgantes, de la legitimidad de sus firmas, de que a mi juicio tienen la capacidad y legitimación necesarios para el otorgamiento de la presente póliza, de que el consentimiento ha sido libremente prestado, y de que el otorgamiento se adecua a la legalidad y a la voluntad debidamente informada de los otorgantes o intervinientes.

Las Partes se manifiestan conformes con el contenido de este Contrato y sus anexos, que aceptan y firman.

Con mi intervención, [ ]

Draft SPB – 20.02.2018

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Anexo 1  /Annex 1

Copia de los poderes otorgados a favor del Agente de Garantías por las Entidades Acreditantes / Copy of the Power of Attorney granted to the Security Agent by the Lenders

Draft SPB – 20.02.2018

Confidential Information

Anexo 2 /Annex 2

Copia de los Títulos Multiples / Copy of the Company´s Share Certificate

Draft SPB – 20.02.2018

Confidential Information

Anexo 3 /Annex 3

Modelo del certificado emitido por la Sociedad en relación con la inscripción de la Prenda en el Libro Registro de Acciones Nominativas / Form of the certificate issued by the Company in relation registration of the Pledge into the Company´s Share Registry

Modelo del certificado emitido por la Sociedad en relación con la inscripción de la Prenda en el Libro Registro de Acciones Nominativas	Form of the certificate issued by the Company in relation registration of the Pledge into the Company´s Share Registry

En Madrid, a [ ] de [ ] de 2018	In Madrid, on [ ], [ ] 2018.

[ ], [cargo en el órgano de administración] de sociedad, con domicilio en [ ], inscrita en el Registro Mercantil de [ ], y con número de identificación fiscal (N.I.F.) [ ], en vigor (la “Sociedad”)	[ ], [office held] of the company with registered office located at [ ], registered with the Commercial Registry of [ ], and with tax identification number (N.I.F.) [ ], in force (the “Company”).

CERTIFICA	CERTIFIES

I.     Que la sociedad [ ], es titular en pleno dominio de [ ] acciones de [ ] euro de valor nominal cada una, números de la [ ] a la [ ], ambas inclusive (las "Acciones") de la Sociedad las cuales se encuentran íntegramente suscritas y desembolsadas, libres de cargas y gravámenes y/o de cualesquiera derechos de terceros, que representan el [ ]% del capital social de la Sociedad, en virtud de [ ].

I.     That the company [ ], owns in full domain [ ] shares of Euro [ ] par value each, number [ ] to [ ], including both (the "Shares") of the Company which are fully subscribed and paid, free from any lien, encumbrance or third party right, representing the [ ]% of the capital share of the Company, pursuant to [ ].

II. Que la citada titularidad de las Acciones consta debidamente inscrita en el Libro Registro de Acciones Nominativas de la Sociedad.	II. That [ ] ownership is duly registered at the Company´s Share Registry.

III.   Que las Acciones tienen las mismas obligaciones y derechos y están  libres de toda carga, gravamen o derechos de tercero, excepto el derecho real de prenda constituido sobre las mismas al que se hace referencia en el apartado V siguiente.

III. That the Shares have the same rights and obligations and are free from any liens, encumbrances or third party rights, except for the in rem right of pledge referred in paragraph V below.

IV.   Que la Sociedad es conocedora que en virtud del contrato de prenda otorgado por [ ] en su condición de Pignorante, PNC Bank, National Association, en su condición de Agente de Garantías y la Sociedad, de esta misma fecha intervenida por el notario de [ ] [ ] (la “Prenda”), [ ] ha pignorado las Acciones en garantía del cumplimiento puntual y total de las obligaciones que se derivan del Contrato de Financiación y el Contrato de Garantía descritos en la Prenda. A estos efectos la Sociedad hace constar que tiene conocimiento de la Prenda sobre la totalidad de las Acciones, así como de los términos de la misma, y que la Prenda se ha inscrito en el Libro Registro de Acciones Nominativas de la Sociedad. Se adjunta copia del Libro Registro de Acciones Nominativas como Anexo 4.

IV.   That the Company acknowledges that pursuant to a pledge agreement granted in this date by [ ] as Pledgor, PNC Bank, National Association as Security Agent and the Company, intervened as a deed (póliza), by the notary of [ ] [ ] (the “Pledge”), [ ] has pledged the Shares as security of the punctual and full performance of all the obligations assumed under the Credit Agreement and the Guaranty Agreement referred to in the Pledge. To these effects, the Company acknowledges that it is aware of the creation of the Pledge as well as the terms of said Pledge, and that the Pledge has been registered in the Company´s Share Registry. Attached hereto as Annex 4 is a copy of the Company´s Share Registry.

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Confidential Information

V.    Que no han sido emitidas más acciones por la Sociedad, ni existe ningún acuerdo adoptado por la Junta General de Accionistas de la Sociedad aumentando el capital social que se encuentre pendiente de ejecución o de inscripción en el Registro Mercantil o que no haya sido inscrito.

V.    That the Company has not issued more shares, and that there is no resolution approved by the General Shareholder Meeting of the Company increasing the capital or pending execution or registration with the Commercial Registry or that has not been registered with the Commercial Registry.

Lo que se certifica a los efectos legales oportunos, en el lugar y fecha indicados en el encabezamiento.	Certified to all legal purposes, on the date and place indicated above.

[Cargo en el órgano de administración]	[Office held]

[*]	[*]

[FIRMA NOTARIALMENTE]	LEGITIMADA	[NOTARIZED SIGNATURE]

Draft SPB – 20.02.2018

Confidential Information

Anexo 4 /Annex 4

Copia del Libro Registro de Acciones Nominativas / Copy of the Company´s Share Registry

EXHIBIT 1.1(P)(3)

FRENCH PLEDGE AGREEMENT

[See attached]

Dated        2018

[                       ]

and

PNC BANK, NATIONAL ASSOCIATION

PLEDGE OVER FINANCIAL SECURITIES ACCOUNT AGREEMENT

(Convention de Nantissement de Compte de Titres Financiers)

Article L. 211-20 of the French Code monétaire et financier

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THIS SECURITIES ACCOUNT PLEDGE AGREEMENT (TOGETHER WITH ITS SCHEDULES, THE "AGREEMENT") IS MADE BY AND BETWEEN:

1.           [              ],   a   [             ]  having   its   registered   office   located   at   [             ]  registered  with  the  [                   ] and represented by a duly authorised signatory for the purpose of this Agreement (the "Pledgor");

2.           PNC BANK, NATIONAL ASSOCIATION, a national banking association, which registered office is located at 300 Fifth Avenue, Pittsburgh, PA 15222, USA and Tax ID (EIN) is 22- 1146430, acting as Guaranteed Creditor and as Administrative Agent under the Guaranty (as defined below); and

3.           THE OTHER GUARANTEED CREDITORS under the Guaranty (as defined below),

(PNC Bank, National Association, and the other Guaranteed Creditors, together with their respective successors, transferees and assignees, hereinafter collectively referred to as the "Beneficiaries" and, as the context requires, individually, a "Beneficiary")

WHEREAS:

(A)        Pursuant to the terms and conditions of an agreement governed by the laws of the State of New York dated                                    and entitled "Credit Agreement", entered into between, inter alia, Ferroglobe Plc, as Borrower, the Guarantors (including the Pledgor) as defined therein and the Lenders mentioned therein, the Lenders have agreed to provide the Borrower with credit facilities (as so amended and as may be further amended, novated, supplemented, re-enacted and/or restated from time to time, the "Credit Agreement").

(B)        Pursuant to the Credit Agreement, the Pledgor has agreed to guarantee the obligations of the Borrower pursuant to the terms of an agreement entitled Continuing Agreement of Guaranty and Suretyship, dated                                 2018 (the "Guaranty").

(C)        Pursuant to the Credit Agreement, the Pledgor has agreed to grant a pledge over the securities account ("nantissement de compte-titres")  it holds in the books of the Account Holder in favour of the Beneficiary (as defined above) in order to guarantee the payment of the Secured Obligations (as defined below) under the Guaranty, upon the terms and conditions of this Agreement.

NOW, THEREFORE, IT HAS BEEN AGREED AS FOLLOWS:

1.           INTERPRETATION

1.1         Definitions

In this Agreement:

(a)         unless otherwise defined herein, terms defined in this Agreement have the meaning ascribed to them in the Credit Agreement (it being specified that in the event of a conflict between a term defined in the Credit Agreement and a term defined in this Agreement, the term defined in the Credit Agreement will prevail); and

(b)         the following terms have the following meanings:

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"Account Holder" means the Company, in its capacity as account holder ("teneur de compte") of the Pledged Securities Account opened in the name of the Pledgor in the books of the Company.

"Bank Account Certificate of Pledge" means a certificate substantially in the form set out in Schedule 4 (Form of Bank Account Certificate of Pledge) to this Agreement itemising any and all sums standing to the credit of the Pledged Bank Account at the date of such certificate or any other form accepted by the Administrative Agent.

"Bank Account Holder" means the bank in the books of which the Pledged Bank Account will be opened in accordance with the terms of this Agreement.

"Beneficiary" has the meaning ascribed to this term at the beginning of this Agreement.

"Business Day" means a day (other than Saturday or Sunday) on which banks are open for general business in Paris.

"Cash Amounts" means any income or proceeds ("fruits et produits") paid in cash attached or deriving from the Shares and/or other Eligible Financial Securities or other Financial Securities, including dividends, interim dividends, amortisation, proceeds of sale and other distributions, in any currency.

"Certification of Pledge" means any certificate of pledge ("attestation de constitution de nantissement") issued and signed by the Account Holder and listing the Shares recorded on the Pledged Securities Account at the date of such certificate, substantially in the form set out in Schedule 3 (Form of Certification of Pledge) to this Agreement.

"Company" means [                               ].

"Discharge Date" means the date on which (i) all the Secured Obligations have been irrevocably and unconditionally discharged in full in accordance with the terms and conditions of the Loan Documents, at any time or for any reason whatsoever and no party to the Loan Documents has any commitment or liability under the Loan Documents, whether present, future, actual or contingent, or (ii) the Pledge has been released.

"Eligible Financial Securities" means the Shares and, pursuant to Clause 2.2 (Financial Securities) below, any new equity securities ("titres de capital") of the Company or financial securities (titres financiers as defined under the provisions of article L. 211-1, I of the French Monetary and Financial Code (Code monétaire et financier)) issued by the Company and held by the Pledgor, whether present or future, actual or contingent, at any time, which may complete ("compléter"), be added or be substituted to the Shares on the Pledged Securities Account, in any way whatsoever.

"Event of Default" means any default of the Pledgor, in its capacity as Guarantor under the Guaranty, to pay any amount due and payable under the Guaranty, whether in full or in part, for any reason or on any ground whatsoever.

"Loan Documents" means the Credit Agreement, the Administrative Agent's Letter, the Guaranty, the Indemnity, the Intercompany Subordination Agreement, the Notes, the Collateral Documents and any other instruments, certificates or documents delivered in connection herewith or therewith (each term as defined in the Credit Agreement).

"Financial Securities" means, within the meaning of Clause 2.2 (Financial Securities) below in respect of the Pledgor and at any time until the expiry of the Security Period, (i) any and all Shares and any and all Eligible Financial Securities and (ii) any and all Cash Amounts.

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"Foreign Currency Hedge" shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency.

"Guaranty" has the meaning given to such term in paragraph (B) of the Preamble.

"Interest Rate Hedge" shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Loan Party in order to provide protection to, or minimize the impact upon, such Loan Party of increasing floating rates of interest applicable to Indebtedness.

"Other Lender Provided Financial Service Product" shall mean agreements or other arrangements under which any Lender or Affiliate of a Lender provides any of the following products or services to any of the Loan Parties: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, or (f) cash management, including controlled disbursement, accounts or services.

"Party" means a party to this Agreement.

"Pledge" means the right of pledge ("nantissement") created over the Pledged Account pursuant to this Agreement and the Statement of Pledge, as security for the Secured Obligations to the benefit of the Beneficiaries.

"Pledged Account" means, as the case may be, the Pledged Securities Account and/or the Pledged Bank Account.

"Pledged Bank Account" means the special bank account number which shall be opened in the name of the Pledgor in the books of the Bank Account Holder, in accordance with this Agreement, which shall comprise all the Cash Amounts in accordance with the provisions of article L.211-20 of the French Monetary and Financial Code (Code monétaire et financier), which is an integral part of the Pledged Securities Account in accordance with the provisions of such article and the details of which shall be notified to the Administrative Agent and which will be deemed to be an integral part of the Statement of Pledge.

"Pledged Securities Account" means the securities account ("compte-titres") within the meaning of the provisions of article L.211-20 of the French Monetary and Financial Code (Code monétaire et financier) opened in the name of the Pledgor with the Account Holder, to the credit of which any Shares and any other Eligible Financial Securities owned by the Pledgor and representing from time to time during the Security Period 100% of the share capital and voting rights of the Company held by the Pledgor, are and will be transferred pursuant to the terms of this Agreement, the details of which are set out in Schedule 1 (Details of the Shares and details of the Pledged Securities Account and Pledged Bank Account) to this Agreement and on which the Shares and any other Eligible Financial Securities owned by the Pledgor are or shall be registered pursuant to this Agreement.

"Secured Obligations" means the Guaranteed Obligations as such term is defined in the Guaranty and includes, (a) to the extent arising pursuant to or in connection with the Credit Agreement or any other Loan Documents, any and all loans, advances, debts, liabilities and obligations owing by the Pledgor, in its capacity as Guarantor under the Guarantee, to the Beneficiaries in any capacity whatsoever, of any kind or nature, present or future (whether in principal, interest, fees, costs, expenses, commissions, accessories and other amounts due, whether or not evidenced by a note, guaranty or other instrument, whether or not for the payment of money), absolute or contingent, joint or several, due or to become due, now existing or

5

hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or whether evidenced by any agreement or instrument, (b) any and all amounts due by the Pledgor, in its capacity as Guarantor under the Guarantee, to any Beneficiary in any capacity whatsoever under any and all Foreign Currency Hedge and/or Interest Rate Hedge and (c) any amount due by the Pledgor, in its capacity as Guarantor under the Guarantee, to any Beneficiary under any Other Lender Provided Financial Service Product, all as further defined in the Guaranty, for a maximum principal amount of USD 250,000,000, increased by any other sums owed thereunder and subject at all times and in each case to the limitations set out in Section 8.2.9 (c) of the Credit Agreement and Section 23 of the Guaranty. Notwithstanding anything to the contrary contained in the foregoing, the Secured Obligations shall not include any Excluded Hedge Liabilities, as defined in the Credit Agreement.

"Security Period" means the period beginning on the date hereof and ending on the Discharge Date.

"Security Rights" means any mortgage, charge, security, pledge, lien, right of set-off, right of step-in, right to retention of title or other encumbrance, whether fixed or floating, over any present or future property, asset or undertaking.

"Shares" means all the [                           ] each held by the Pledgor in the issued share capital of the Company at the date of the Statement of Pledge delivered by the Pledgor substantially in the form set out in Schedule 2 (Form of Statement of Pledge) to this Agreement and pledged under this Agreement and the Statement of Pledge, representing on the date hereof [ %] the share capital and voting rights of the Company.

"Statement of Pledge" means the statement of pledge ("déclaration de nantissement de titres financiers") relating to the Pledged Securities Account to be signed by the Pledgor on the date of this Agreement in favour of the Beneficiaries, pursuant to this Agreement and substantially in the form of Schedule 2 (Form of Statement of Pledge) to this Agreement.

1.2         Construction

(a)         In this Agreement, unless a contrary indication appears, a reference to:

(i)          a Clause or a Schedule is, unless otherwise specified, a reference to a clause or a schedule to this Agreement;

(ii)         a provision of a law is a reference to that provision as amended or re-enacted;

(iii)        words importing the plural shall include the singular and vice versa;

(iv)        a person is a reference to or includes its successors, transferees and assigns;

(v)         an agreement or document includes a reference to that agreement or document as varied, novated, supplemented or replaced from time to time; and

(vi)        "financial securities" in a company is a reference to the financial securities ("titres financiers") in such company in accordance with the provisions of article L.211-20 of the French Monetary and Financial Code (Code monétaire et financier).

(b)         The index to and the headings in this Agreement are for convenience purposes only and are to be ignored in construing this Agreement.

(c)         Nothing in this Agreement shall restrict or prohibit any transaction which is not prohibited under the Loan Documents.

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2.           PLEDGE

2.1         Pledged Account

As security for the full and punctual repayment, discharge and performance of the Secured Obligations, the Pledgor irrevocably pledges in favour of the Beneficiaries the Pledged Account in accordance with the provisions of article L.211-20 of the French Monetary and Financial Code (Code monétaire et financier). The Pledgor agrees that the Secured Obligations under this Agreement shall not be affected in case of a merger of the Beneficiaries or the Pledgor.

[Notwithstanding anything to the contrary herein, the Pledge does not secure any payment obligation that may constitute a violation of the prohibition of financial assistance under Spanish law (i.e., articles 143.2 and 150.1 of the Spanish Companies’ Act (Ley de Sociedades de Capital), as the case may be) by the Pledgor and therefore should any such obligations exist they are excluded from the scope of Secured Obligations.]

2.2         Financial Securities

(a)         Without prejudice to Clause 2.1 (Pledged Account) above and subject to the provisions of Clauses 2.3 (Income and Proceeds) and 7 (Enforcement) below, in this Agreement:

(i)          any financial securities for any reason whatsoever substituted, or added to, for the Financial Securities, including any and all Cash Amounts, whatever their nature, relating to such financial securities or resulting therefrom, in accordance with the provisions of article L.211-20 of the French Monetary and Financial Code (Code monétaire et financier); and

(ii)         more generally, any shares or other financial securities attributed to, and any additional shares or other financial securities acquired by, the Pledgor and constituting ownership interests in the Company or any legal entity resulting from the conversion or merger of the Company or any similar operation, shall automatically be deemed to be part of the Financial Securities for the purposes of this Agreement and shall be promptly credited to (i) the Pledged Securities Account in respect of any Eligible Financial Securities held by the Pledgor and (ii) the Pledged Bank Account in respect of any Cash Amounts without any such operation constituting in any manner a novation of the rights and security granted to the Beneficiaries under this Agreement. The Pledgor shall use its best endeavours that the Account Holder and the Bank Account Holder sign all documents and take all action reasonably necessary to confirm the same in favour of the Beneficiaries.

(b)         The Administrative Agent (acting in the name and on behalf, and on the instruction, of the Beneficiaries) shall be entitled to request, in accordance with the provisions of article L.211-20, I of the French Monetary and Financial Code (Code monétaire et financier), the delivery from the Account Holder, at any time, of a Certification of Pledge itemising the Shares and, if applicable, the Eligible Financial Securities recorded in the Pledged Securities Account at the date of such certificate.

(c)         The Pledgor shall not be entitled to replace or substitute all or part of its Financial Securities except (i) as authorised or not prohibited under the Loan Documents or this Agreement or (ii) with the prior written consent of the Administrative Agent (acting in the name and on behalf, and on the instruction, of the Beneficiaries) (not to be unreasonably withheld or delayed).

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(d)         The Beneficiaries agree that the Pledgor shall be entitled to exercise all voting rights attached to the Shares in its sole discretion subject only to Clause 5.5 (Voting rights) below.

(e)         Without prejudice to the terms of Clause 2.2(a) above, in the event that the Company intends to pursue a decrease of its share capital (in particular if it is motivated by losses), the Pledgor agrees to promptly inform the Administrative Agent of the proposed decrease and, in any event, not to pursue such decrease without the prior written consent of the Administrative Agent acting in the name and on behalf of the Beneficiaries (such consent not to be unreasonably withheld or delayed), prior to the date on which the shareholders of the Company are called to vote thereon. In the event that such intended share capital decrease has obtained the prior written consent of the Beneficiaries acting through the Administrative Agent, it is specified, agreed and warranted between the Parties that the Pledge shall include all of the remaining Shares of the Company resulting from such share capital decrease, at all times in compliance with Clause 2.2(a) above.

(f)          In the event that the Pledgor purchases or otherwise becomes the holder of any other Eligible Financial Securities or, more generally, any other Financial Securities, which are not initially within the scope of the Pledge, the Pledgor undertakes to transfer (i) such number of shares or Eligible Financial Securities to the Pledged Securities Account so that the Shares and the Eligible Financial Securities credited to the Pledged Securities Account shall represent at all times during the Security Period 100% of the share capital and voting rights of the Company held by the Pledgor and (ii) all Cash Amounts related thereto on the Pledged Bank Account.

2.3         Income and Proceeds

(a)         The Pledgor shall open, at the latest 30 calendar days after the signature of this Agreement, the Pledged Bank Account in France. Immediately after the opening of the Pledged Bank Account, the Pledgor shall, during a period not exceeding 20 Business Days from the date hereof, use its best endeavours so that the Bank Account Holder issue a Bank Account Certificate of Pledge. The Pledgor shall notify the details of the Pledged Bank Account to the Administrative Agent and shall confirm to it in writing that this information forms an integral part of the Statement of Pledge.

(b)         As from the opening of the Pledged Bank Account and in accordance with the provisions of article L.211-20 of the French Monetary and Financial Code (Code monétaire et financier), any Cash Amount shall be recorded on the Pledged Bank Account and the Pledgor shall instruct the Company to pay any Cash Amount on the Pledged Bank Account in accordance with the provisions of article L.211-20 of the French Monetary and Financial Code (Code monétaire et financier). The Pledged Bank Account shall be deemed to be an integral part of the Pledged Securities Account. The Administrative Agent (acting on the instructions of the Beneficiaries) shall be entitled to request, in accordance with the provisions of article L.211-20, III of the French Monetary and Financial Code (Code monétaire et financier), the delivery from the Bank Account Holder, at any time, of a Bank Account Certificate of Pledge itemising the sums standing to the credit of the Pledged Bank Account at the date of such certificate.

(c)         To the extent permitted by applicable law, the Pledge created under this Agreement shall not be affected by any time or indulgence granted to any person, or any abstention or delay by the Beneficiaries in perfecting or enforcing any security interest or rights or remedies that it may now or at any time in the future have from or against the Pledgor.

(d)         Subject to the terms of the Credit Agreement, the Pledgor shall be entitled to use freely the Cash Amounts paid in connection with the Shares and/or other Eligible Financial

8

Securities credited to the Pledged Bank Account prior to the occurrence of an Event of Default. However, upon the occurrence of an Event of Default which has not been waived in writing by the Administrative Agent in the name and on behalf of the Beneficiaries, or remedied to the satisfaction of the Beneficiaries, the Administrative Agent may, in the name and on behalf of the Beneficiaries, notify the Pledgor, the Account Holder and the Bank Account Holder of the occurrence of such Event of Default and upon receipt of such notice, the Bank Account Holder shall comply with its obligations set forth in the Bank Account Certificate of Pledge. In particular, the Pledgor shall instruct the Bank Account Holder (i) to freeze any amount placed on the Pledged Bank Account for the account of the Beneficiaries and (ii) to accept the instructions from the Administrative Agent in respect of the operation of the Pledged Bank Account. As from the occurrence of an Event of Default, any Cash Amount (including received on or after the date of receipt of such notice) standing to the credit of the Pledged Bank Account may not be withdrawn, freely used or disposed by the Pledgor in any manner whatsoever.

(e)         For the avoidance of doubt, as soon as an Event of Default has been remedied to the satisfaction of the Beneficiaries or waived in writing by the Administrative Agent on their behalf, the Pledgor will be again entitled to use all Cash Amounts standing to the credit of the Pledged Bank Account and the Administrative Agent shall promptly notify the Bank Account Holder in writing of the same.

2.4         Creation of the Pledge

Immediately upon execution of this Agreement and in relation to the Pledged Account:

(a)         the Pledgor shall execute the Statement of Pledge in French and procure that the Account Holder records (or instructs a designee to record) in the Company's share transfer register ("registre de mouvements de titres") and the Pledged Securities Account that the Shares have been transferred to the Pledged Securities Account and that the Pledged Securities Account is pledged in favour of the Beneficiaries by virtue of the Statement of Pledge; a copy of such updated share transfer register, duly certified by an authorized signatory of the Company, shall be provided by the Pledgor to the Beneficiaries together with the Certification of Pledge.

(b)         the Pledgor shall deliver one executed copy of the Statement of Pledge to the Beneficiaries;

(c)         the Pledgor shall, on the signing date of the Credit Agreement, deliver to the Beneficiaries the Certification of Pledge;

(d)         the Pledgor shall use its best endeavours so that the Bank Account Holder provides the Beneficiaries with the Bank Account Certificate of Pledge as soon as possible after the opening of the Pledged Bank Account; and

(e)         the Pledgor shall procure that any Eligible Financial Securities be credited directly to the Pledged Securities Account immediately upon the Pledgor becoming the owner of the Eligible Financial Securities.

3.           PRESERVATION OF SECURITY

3.1         Continuing security

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Subject to Clause 9 (Covenant to Release) below, the Pledge is a continuing security and shall extend to the ultimate balance of the Secured Obligations, regardless of any intermediate partial payment or discharge in part of the Secured Obligations.

3.2         Additional security

The Pledge is in addition to, and is not in any way prejudiced by, any other security now or hereafter held by the Beneficiaries in respect of the Secured Obligations.

3.3         Security transfer

(a)         In the event that any Beneficiary assigns, transfers or otherwise disposes of any part or all of its rights and obligations under the Guaranty, it is expressly provided hereby – and the Pledgor expressly accepts – that such assignment, transfer or disposal shall not result in a reduction, obsolescence or extinction of any of its security rights and privileges hereunder in respect of the rights so assigned, transferred or otherwise disposed of under this Agreement and the Statement of Pledge. All rights and privileges under this Agreement and the Statement of Pledge shall continue to secure the Secured Obligations, to the pro rata benefit of the assignee(s), transferee(s) or successor(s), without any further formality.

(b)         In the event that such assignment, transfer or disposal occurs by way of novation, or is deemed to occur by novation, each Beneficiary expressly reserves and maintains the security rights and privileges under this Agreement and the Statement of Pledge for the pro rata benefit of its assignees, transferees or successors in accordance with the provisions of article 1334 of the French Civil Code (Code civil) without further formalities.

4.           REPRESENTATIONS AND WARRANTIES

4.1         General

Without prejudice to the representations and warranties set out in Section 6 (Representations and Warranties) of the Credit Agreement and those set out in the Guaranty, the Pledgor makes the representations and warranties set out in this Clause 4 to the Beneficiaries.

4.2         By-laws

The by-laws (statuts) of the Company contain no restriction to the transfer or pledge of the shares in the Company, such as any requirement to obtain any prior consent ("agrément").

The by-laws (statuts) of the Company do not contain any term (such as a "clause d’agrément") which would require the agreement of any person or corporate body in order to carry out the enforcement of the Pledge.

4.3         Ownership

(a)         It has valid title over, and is the sole legal owner of, the Cash Amounts and, as from the date on which the Pledge Bank Account is opened, of the Pledged Bank Account.

(b)         It has valid title over, and is the sole legal owner of, the Shares, the Pledged Securities Account and any other Eligible Financial Securities.

(c)         All Shares and any other Eligible Financial Securities have been validly issued and fully paid up and are not subject to any security, option to purchase or similar rights and there are no agreements in force which provide for the issue of allotment of, or grant any

10

person the right to call for issue or allotment of, any Share or other Eligible Financial Securities other than the Pledge.

(d)         The Shares, on the date of this Agreement, and the Shares and the Eligible Financial Securities, throughout the Security Period, credited to the Pledged Securities Account represent 100% of the share capital and voting rights of the Company owned by the Pledgor.

(e)         On the date of this Agreement, the share capital of the Company is divided into         [      ] ordinary shares with a nominal value of [                          ], each having the same rights attached to them, and the Company has issued no financial securities (titres financiers as defined under the provisions of article L. 211-1, I of the French Monetary and Financial Code (Code monétaire et financier)) other than such shares.

4.4         Corporate object and interest

The execution and the entry into this Agreement and the Statement of Pledge by the Pledgor and the performance of any of its rights and obligations hereunder fall within its corporate object and are not contrary to its corporate interest.

4.5         Rights attached to the Shares

There is no shareholders’ agreement in force, nor any other agreement of any nature whatsoever, entered into by any shareholder of the Company in respect of the holding or transfer of the shares in the Company or any financial securities (titres financiers as defined under the provisions of article L. 211-1, I of the French Monetary and Financial Code (Code monétaire et financier)) issued by the Company, or the rights attached to such shares (or to each category or sub-category of shares) or financial securities, that would adversely affect the Pledge granted under this Agreement.

4.6         Time when representations made

(a)         Except where provided otherwise, all the representations and warranties in this Clause 4 are made by the Pledgor on the date of this Agreement and are also deemed to be repeated throughout the Security Period:

(i)          on the first day of each Interest Period under the Credit Agreement; and

(ii)         on each Payment Date under the Credit Agreement;

(b)         Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be repeated by reference to the facts and circumstances then existing in accordance with Section 6 (Representations and Warranties) of the Credit Agreement and the terms of the Guaranty.

5.           UNDERTAKINGS

5.1         Duration

The undertakings in this Clause 5 remain in force from the date of this Agreement until the Discharge Date.

5.2         Notification

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The Pledgor shall:

(a)         provide upon reasonable request the Administrative Agent (acting in the name and on behalf of the Beneficiaries) with all details in respect of the Pledged Account;

(b)         notify the Administrative Agent of the agreement to acquire any Eligible Financial Securities five (5) Business Days before such acquisition;

(c)         as soon as reasonably practicable notify the Administrative Agent of the allotment, offer or issue of any Eligible Financial Securities; and

(d)         promptly notify the Administrative Agent of any occurrence which is materially adverse to the Cash Amounts on the credit balance of the Pledged Bank Account.

5.3         Management of the Pledged Account

(a)         The Pledgor will procure that the Account Holder and the Bank Account Holder credit to the Pledged Financial Instruments Account or the Pledged Bank Account, as applicable, any Financial Securities and Cash Amounts attributed to, or acquired by, it in accordance with Clause 2.2 (Financial Securities) and/or Clause 2.3 (Income and Proceeds) above and subject to Clause 7 (Enforcement) below and will sign all documents and take all action reasonably necessary to this effect; and

(b)         Unless it has obtained the prior written consent of the Administrative Agent acting upon instructions of the Beneficiaries (such consent not to be unreasonably withheld or delayed), but subject always to the terms of Clause 2.2(a), the Pledgor will not and will not take any steps to (i) place or permit any Shares and/or other Eligible Financial Securities to be placed in an account other than the Pledged Securities Account, (ii) place or permit any Cash Amount to be placed in an account other than the Pledged Bank Account, (iii) close or transfer the Pledged Securities Account or (iv) close or transfer the Pledged Bank Account.

5.4         Voting rights

The Pledgor will not exercise the voting rights attached to its Financial Securities in a manner that will materially and adversely affect the rights of the Beneficiaries under this Agreement or cause an Event of Default as defined under the Credit Agreement to occur.

5.5         Information

(a)         From the date of this Agreement and throughout the Security Period, the Pledgor undertakes to promptly provide to the Administrative Agent, all information relating to the Pledged Account and the Financial Securities which the Beneficiaries or the Administrative Agent may from time to time reasonably require.

(b)         Upon becoming aware thereof, the Pledgor will promptly inform the Administrative Agent, of any disputes relating to the Pledged Account and the Financial Securities.

(c)         The Pledgor undertakes, at its own cost, to take all necessary legal steps to defend its rights in respect of the Shares, other Eligible Financial Securities and/or the Cash Amounts against the claim or demand of any and all persons with a view to preserving the rights of the Beneficiaries over the Pledged Account and shall promptly keep the Administrative Agent, informed of any such claim or demand.

(d)         The Pledgor authorises the Beneficiaries and the Administrative Agent to request at any time that the Bank Account Holder or the Account Holder, as applicable, provide

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information and copies of reports and records in respect of the Pledged Account, including the Certificate of Pledge and the Bank Account Certificate of Pledge and the Pledgor will take all actions necessary to this effect.

6.           LIABILITY TO PERFORM

It is expressly agreed that the Pledgor shall remain liable to observe and perform all of the rights and obligations assumed by it in respect of the Financial Securities and the Pledged Account and the Beneficiaries shall be under no obligation or liability by reason of, or arising out of, this Agreement. None of the Beneficiaries or the Administrative Agent shall be required in any manner to perform or fulfil any obligation of the Pledgor in respect of the Financial Securities and the Pledged Account or to make any payment or to present or file any claim or take any other action to collect or enforce the payment of any amount to which it may have been or to which it may be entitled hereunder at any time.

7.           ENFORCEMENT

Upon the occurrence of an Event of Default, the Beneficiaries may enforce the Pledge and, in order to recover the Secured Obligations, the Beneficiaries shall be entitled to exercise all rights, actions and privileges by virtue of this Agreement and which are available to a pledgee under the provisions of French law for the payment of the Secured Obligations, including without limitation, the enforcement of the Pledge upon eight (8) Business Days’ prior written notice ("mise en demeure")  remained without effect, such notice to be sent to the Pledgor with a copy to the Bank Account Holder and the Account Holder in accordance with the provisions of article L.521-3 of the French Commercial Code (Code de commerce).

In particular, the Beneficiaries shall be entitled:

(a)         in respect of the Eligible Financial Securities, either:

(i)          to request the judicial attribution ("attribution en justice") of the Eligible Financial Securities in accordance with the provisions of article 2347 of the French Civil Code (Code civil); or

(ii)         to request the sale of the Eligible Financial Securities at a public auction ("vente publique") in accordance with the provisions of article L.521-3 of the French Commercial Code (Code de commerce); or

(iii)        to request the transfer of the ownership of all, or a portion of, the Eligible Financial Securities, without prior court order, in accordance with the provisions of articles L.521-3 of the French Commercial Code (Code de commerce) and 2348 of the French Civil Code (Code civil), in which case:

a.        the Eligible Financial Securities will be transferred to the Beneficiaries based on the value of the Eligible Financial Securities determined by an expert appointed by mutual agreement between the Parties and chosen amongst the following: KPMG, PwC and Ernst & Young. If, (i) according to the reasonable opinion of one of the Parties, all Experts are involved in conflicts of interests and if this situation has been promptly notified to the other Parties or (ii) the Experts refuse to be appointed as Experts, the Parties shall negotiate, in good faith, in order to appoint an independent expert practicing in Paris within five (5) Business Days following either the notification or the refusal mentioned above. The independent expert shall be chosen on the list of experts listed on the register of the court of Appeal of Paris (liste des experts auprès de la

13

Cour d'Appel de Paris) under section "Economie et Finance", sub-section "comptabilité" or "Finances" and the specialisation of which is the valuation of shares ("évaluation de droits sociaux, fusions, scission et apports") or any list to replace such list, provided that the Parties, acting reasonably, consider that the appointed Expert is not involved in any conflict of interests. If, when this deadline expires, the Parties have not appointed an expert or have not reached an agreement with respect to the appointment of an expert, the President of the Commercial Court of Paris (Tribunal de commerce de Paris) will be in charge, at the request of the most diligent party, to appoint an expert among one of the leading banks or audit firms carrying out business in France;

b.        the value of the Eligible Financial Securities as of the date of enforcement of the Pledge (the "Value") will be determined by the Expert within thirty

(30) days of the date of its appointment; save in case of manifest or gross error (erreur manifeste ou grossière), the decision of the Expert will be final and binding on the Parties and cannot be challenged;

c.        the Pledgor and the Beneficiaries shall not be responsible for the Value retained for the enforcement of the Pledge;

d.        if the Value is higher than the amount of the Secured Obligations as of the enforcement date of the Pledge (the positive difference being hereinafter referred to as "cash adjustment"), the Beneficiaries shall pay to the Pledgor the cash adjustment within 15 days as from the enforcement date of the Pledge;

e.        the Pledgor undertakes to execute any document and to accomplish any formalities in order to implement the transfer of the Eligible Financial Securities to the Beneficiaries within a maximum period of ten (10) days after the Expert’s decision; and

f.        notwithstanding the provisions of this paragraph (iii), and in the course of the proceedings set forth in such paragraph (iii), the Beneficiaries will have the ability to initiate any of the proceedings mentioned in paragraph

(i) and (ii) should the Beneficiaries consider these proceedings more appropriate for the protection of the interests of the Beneficiaries; and

(b)         in respect of the Cash Amounts, to transfer title to such Cash Amounts to it, to the extent necessary to discharge in full any outstanding Secured Obligation, together with the costs, fees and any liabilities incurred in connection with the enforcement of the Pledge and the transfer of title to such Cash Amounts.

8.           APPLICATION OF PROCEEDS

Any moneys received by the Beneficiaries from the Pledgor or any third party pursuant to this Agreement shall be applied in accordance with the provisions of the Guaranty.

9.           COVENANT TO RELEASE

On or as soon as practicable after the Discharge Date, the Beneficiaries shall, at the cost of the Pledgor, execute all documents and take any action necessary to release ("donner mainlevée") the Pledge and discharge the Pledgor from its liability hereunder.

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10.         EXPENSES, INDEMNITIES AND TAXES

The Pledgor will pay the Beneficiaries all reasonable costs and expenses in accordance with Section 20 (c) (Expenses) of the Guaranty.

11.         ADMINISTRATIVE AGENT

11.1       Appointement

(a)         For the avoidance of doubt, each Beneficiary has appointed the Administrative Agent as its agent (mandataire), to act in its name and on its behalf hereunder and in connection herewith.

(b)         Each Beneficiary authorises the Administrative Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Administrative Agent under or in connection with the Pledge together with any other incidental rights, powers, authorities and discretions.

11.2       Instructions

(a)         The Administrative Agent shall:

(i)          unless a contrary indication appears herein, exercise or refrain from exercising any right, power, authority or discretion vested in it as Administrative Agent in accordance with any instructions given to it by the Beneficiaries; and

(ii)         not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)         In the absence of instructions, the Administrative Agent may act (or refrain from acting) as it considers to be in the best interest of the Beneficiaries.

(c)         The Administrative Agent is not authorised to act on behalf of a Beneficiary (without first obtaining that Beneficiary's consent) in any legal or arbitration proceedings relating to this Pledge.

12.         CHANGES TO THE PARTIES

All the rights, privileges, powers, discretions and authorities of each Beneficiary hereunder will benefit its respective successors, transferees and assignees and all terms, conditions, representations and warranties and undertakings of the Pledgor hereunder shall oblige its respective successors, transferees and assignees in the same manner, it being agreed and understood that:

(a)         the Pledgor shall not assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under this Agreement; and

(b)         each Beneficiary shall be entitled to assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations hereunder to any successor, transferee and assignee in accordance with the relevant provisions of the Guaranty.

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13.         SEVERABILITY

13.1       If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction in respect of the Pledgor and/or the Account Holder and/or the Bank Account Holder, it shall not affect:

(a)         the validity or enforceability of any other provision of this Agreement in such jurisdiction; or

(b)         the validity or enforceability of such or any other provision of this Agreement in other jurisdictions.

13.2       If a provision of this Agreement is or becomes illegal, invalid or unenforceable, the Parties shall negotiate in good faith with a view to replacing such provision by a provision which is legal, valid and enforceable and which is, to the extent applicable, consistent with the intention and purposes of this Agreement and which in its economic effect is as similar as practicable to the provision of this Agreement which is being replaced.

14.         NOTICES

Except as specifically provided otherwise in this Agreement, all notices or other communications under or in connection with this Agreement shall be given to each Party in accordance with the provisions of Section 11 (Notices) of the Guaranty.

Any notice to the Beneficiaries or the Administrative Agent shall be addressed to:

PNC Bank, National Association

Fourth Floor

500 First Avenue, MS P7-PFSC-04-I

Pittsburgh, PA 15219

To the attention of: Agency Services Loan Administration

Fax: +1 412-705-2400

15.         FRENCH LANGUAGE – CONFLICTS

The Statement of Pledge executed by the Pledgor pursuant to Clause 2.4 (Creation of the Pledge) above shall be made in the French language only and shall be binding on the Pledgor. The French language version of the Statement of Pledge shall prevail over any English translation.

16.         NO HARDSHIP

Each Party hereby acknowledges that the provisions of article 1195 of the French Code Civil shall not apply to it with respect to its obligations under this Agreement and that it shall not be entitled to make any claim under article 1195 of the French Code Civil.

17.         CADUCITE

If at any time this Agreement becomes caduc for any reason whatsoever, inter alia, by virtue of article 1186 of the French Code Civil, the Parties agree that such caducité will only by effective for the future and shall not have any retroactive effect. The Parties expressly agree that in such case any provision of this Agreement which is intended to survive the termination of this Agreement for any reason, shall continue in full force and effect.

18.         PRECONTRACTUAL INFORMATION

(a)         On the date hereof, all information items instrumental for the consent of one Party, whether required or not, have been obtained by the relevant Party and information

16

requests of a Party, regarding, among others, the provisions of this Agreement (including the Schedules), have been met by the other Party.

(b)         The provisions of this Agreement (including its Schedules) were negotiated in good faith by the Parties which have freely agreed thereto, taking into account the mutual obligations arising from this Agreement.

19.         TERM

This Agreement shall remain in full force and effect until the Discharge Date.

20.         WAIVERS AND REMEDIES CUMULATIVE

20.1       The rights of the Beneficiaries under this Agreement:

(a)         may be exercised as often as necessary;

(b)         are cumulative and not exclusive of their respective rights under general law; and

(c)         may be waived only in writing and specifically.

20.2       Failure to exercise or delay by the Beneficiaries in exercising or not exercising any right under this Agreement is not a waiver of such right. The single or partial exercise of any right or remedy will not prevent any further or other exercise of any other right under this Agreement or remedy.

21.         GOVERNING LAW AND JURISDICTION

21.1       Governing law

This Agreement and the Statement of Pledge shall be governed by, and construed in accordance with, French law.

21.2       Jurisdiction

(a)         The Parties agree that the courts of France have jurisdiction to settle any disputes in connection with this Agreement and the Statement of Pledge and accordingly submit to the jurisdiction of the Commercial Court of Paris ("Tribunal de commerce de Paris").

(b)         The submission to the jurisdiction of the Commercial Court of Paris (Tribunal de commerce de Paris) shall not (and shall not be construed so as to) limit the right of the Beneficiaries to take proceedings against the Pledgor in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by French law.

17

Made on                       2018

In three (3) originals

The Pledgor

[                      ]

By:
Title:
as duly authorised signatory for the purpose of this Agreement

The Administrative Agent

PNC BANK, NATIONAL ASSOCIATION

By:	Mahir J. Desai
Title:	Vice President
as duly authorised signatory for the purpose of this Agreement

The Beneficiaries (as Guaranteed Creditors under the Guaranty), represented by

PNC BANK, NATIONAL ASSOCIATION

By:	Mahir J. Desai
Title:	Vice President
as duly authorised signatory for the purpose of this Agreement

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SCHEDULE 1

DETAILS OF THE SHARES AND DETAILS OF THE PLEDGED SECURITIES ACCOUNT

AND PLEDGED BANK ACCOUNT

PART 1

DETAILS OF THE SHARES

Company	Nature	Number	% of share capital	Par value (each)

PART 2

DETAILS OF THE PLEDGED SECURITIES ACCOUNT AND PLEDGED BANK ACCOUNT

Owner	Account Holder	Number

Bank Account Holder Name of bank: Branch: Address:

19

SCHEDULE 2

DECLARATION DE NANTISSEMENT DE COMPTE DE TITRES FINANCIERS

(soumise aux dispositions de l'article L. 211-20 du Code monétaire et financier)

LA SOUSSIGNEE :

[             ],  une  [                       ]   de droit  [            ] immatriculée au Registre du Commerce de [                      ] et dont le siège social est situé [                       ]  et  représentée  par un signataire dûment habilité aux fins des présentes,

Ci-après désignée le "Constituant",

CONSTITUE EN NANTISSEMENT LE COMPTE-TITRES SUIVANT :

Son compte-titres numéro [   ],

Ci-après désigné le "Compte-Titres Nanti",

OUVERT DANS LES LIVRES DE :

[             ] une [                         ]  de droit [                  ], immatriculée au Registre du Commerce et des Sociétés  de  [          ]   sous   le  numéro  [                 ]  et   dont   le  siège  social   est   situé  [                ],

Ci-après désignée le "Teneur de Compte" ou la "Société",

DANS LEQUEL SONT INITIALEMENT INSCRITS LES TITRES FINANCIERS CI-APRÈS DESIGNES :

Quantité	Désignation	Devise	Valeur unitaire nominale
[ ]	Actions ordinaires de la Société, représentant à la date de la présente déclaration de nantissement 100% du capital et des droits de vote de la Société.	Euro	[ ]

Ci-après  désignés les "Titres Financiers",

ET CONSTITUE EN NANTISSEMENT LE COMPTE FRUITS ET PRODUITS, dont les détails ci-après  :

Numéro de compte bancaire,

ouvert dans les livres de [                                     ],

et IBAN,

seront communiqués  à l’Agent Administratif conformément aux termes de l’Article 2.3 de la Convention.

Ci-après désigné le "Compte Fruits et Produits"

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AU BENEFICE DES BENEFICIAIRES (BENEFICIARIES) SUIVANTS :

PNC BANK, NATIONAL ASSOCIATION, une national banking association, ayant son siège social au 300 Fifth Avenue, Pittsburgh, PA 15222, USA et dont le numéro Tax ID (EIN) est 22-1146430, en qualité de Créancier Garanti ("Guaranteed Creditor") et d’Agent Administratif ("Administrative Agent"), et

LES AUTRES CREANCIERS GARANTIS ("Guaranteed Creditors"), ainsi que leurs successeurs, cessionnaires et ayants-droit respectifs,

au titre de la garantie intitulée "Continuing Agreement of Guaranty and Suretyship" en date du                                   2018, conclue entre les Garants ("Guarantors") dont [                             ] et PNC Bank National Association, en qualité  d’Agent Administratif ("Administrative Agent") au bénéfice des Créanciers Garantis (telle que pouvant être modifiée, amendée et/ou complétée après la date des présentes, la "Garantie").

Ci-après collectivement désignés les "Bénéficiaires" et, selon le contexte, individuellement un

"Bénéficiaire",

EN GARANTIE DU PAIEMENT DES SOMMES DUES AU TITRE DES OBLIGATIONS CI- APRES DEFINIES :

Nature :

Les Obligations Garanties (Guaranteed Obligations), tel que ce terme est défini dans la Garantie (Guaranty) et incluant, sous réserve des limitations visées à  l’article 8.2.9(c) de la Convention de Crédit (Credit Agreement) tel que ce terme est défini dans la Garantie (Guaranty) et celles visées à  l’article 23 de la Garantie, (a) pour autant qu'elles résultent de la Convention de Crédit ou tout autre document de prêt (Loan Document) ou s’y rapportent, tous emprunts, avances, dettes, passifs et autres obligations dues par le Constituant, en sa qualité de Garant (Guarantor) au titre de la Garantie (Guaranty), aux Bénéficiaires (Beneficiaries) en quelque capacité que ce soit, de toute sorte ou nature, présentes ou futures (en principal, intérêt, frais, dépenses, commissions, accessoires ou toute autre somme due, documentés ou non par une reconnaissance de dette, garantie, ou autre instrument, consistant ou non en un paiement d’une somme d’argent), finales ou conditionnelles, qui seraient dues séparément ou conjointement, dues ou à devoir, existant à ce jour ou encourues à toute autre date postérieure, à titre contractuel ou délictuel, consistant éventuellement en des dommages et intérêts ou des pénalités (liquidated ou unliquidated), que ces passifs ou ces dettes soient nés ou non d’un contrat ou d’un instrument, (b) toutes sommes dues par le Constituant en sa qualité de Garant (Guarantor) aux titre de la Garantie (Guaranty)  à un Bénéficiaire en quelque capacité que ce soit, au titre de toute couverture de taux de change ("Foreign Currency Hedge") et/ou de taux d’intérêt ("Interest Rate Hedge") et (c) toutes sommes dues par le Constituant en sa qualité de Garant (Guarantor) au titre de la Garantie (Guaranty)  à la un Bénéficiaire en quelque capacité que ce soit, au titre de tous services financiers ("Financial Service Products"), tels que ces termes sont définis dans la Garantie (Guaranty). Nonobstant toute clause contraire des présentes ou des documents ci-dessus visés, les Obligations Garanties n'inclueront pas les sommes dues au titre de toute Obligation de Couverture Exclue (Excluded Hedge Liabilities), telles que définies dans la Convention de Crédit.

Montants garantis :

Un montant maximum total en principal de :

Deux cent cinquante millions de dollars US (250.000.000 US$), augmenté du montant de toute autre somme due au titre des documents visés ci-dessus, et à tout moment sous réserve des limitations mentionnées à l'article 8.2.9 (c) de la Convention de Crédit et de celles mentionnées à  l’article 23 de la Garantie,

21

majoré de tous intérêts, intérêts de retard, escomptes, frais, commissions et accessoires et autres dépenses supportés par les Bénéficiaires ("Beneficiaries") en relation avec la protection, la préservation ou la mise en œuvre de leurs droits au titre de la Convention (telle que définie ci-après).

Ci-après désignées les "Obligations Garanties",

DANS LES CONDITIONS SUIVANTES :

Conformément aux dispositions de l'article L.211-20 du Code monétaire et financier, le Constituant affecte en nantissement au bénéfice du Bénéficiaire le Compte-Titres Nanti en garantie du paiement et remboursement de l'intégralité des Obligations Garanties.

Le compte bancaire qui sera ouvert au nom du Constituant et destiné à recevoir les fruits et produits des Titres Financiers nantis conformément aux dispositions de l’article L.211-20 du Code monétaire et financier est réputé faire partie intégrante du Compte-Titres Nanti à la date de signature de la présente déclaration de nantissement (le "Compte Fruits et Produits").

Le nantissement du Compte-Titres Nanti et du Compte Fruits et Produits (le "Nantissement") est consenti par le Constituant selon les termes et dans les conditions prévus à la convention de nantissement de compte-titres ("Securities Account Pledge Agreement") en date du                                   2018 (la "Convention") conclue entre le Constituant, les Bénéficiaires et l’Agent Administratif, faisant partie intégrante de la présente déclaration de nantissement et définissant les modalités de fonctionnement du Compte-Titres Nanti et du Compte Fruits et Produits et de réalisation du Nantissement.

Les Titres Financiers, ceux qui leur sont substitués ou les complètent, de quelque manière que ce soit, dans les termes de la Convention, sont compris dans l'assiette du Nantissement.

Le Constituant ne pourra disposer des Titres Financiers que conformément aux termes de la Convention.

Le Constituant et les Bénéficiaires ne seront en aucun cas responsables de la Valeur ("Value") à laquelle sera effectuée la réalisation du Nantissement. Les frais résultant de la réalisation du Nantissement demeureront à la charge du Constituant et seront imputés sur le produit de cette réalisation.

Les termes de la présente déclaration de nantissement commençant par une majuscule ont la signification qui leur est donnée aux termes de la présente déclaration de nantissement ou, à  défaut, de la Convention.

La présente déclaration de nantissement est soumise au droit français et sera interprétée conformément à celui-ci. Toute contestation relative à la validité, l'interprétation ou l'exécution de la présente déclaration de nantissement sera de la compétence du Tribunal de commerce de Paris.

Fait le                                              2018

en un (1) exemplaire original

Le Constituant

[                                                      ]

Par :

22

Translation for information purposes only

STATEMENT OF PLEDGE OVER FINANCIAL SECURITIES ACCOUNT

(subject to the provisions of article L.211-20 of the French Monetary and Financial Code

(Code monétaire et financier))

THE UNDERSIGNED:

[                           ]   having  its   registered  office  located   at  [                              ] registered  with  the  [                 ] and represented by a duly authorised signatory for the purpose hereof,

Hereinafter referred to as the "Pledgor",

HEREBY PLEDGES:

Its securities account number [                 ],

Hereinafter referred to as the "Pledged Securities Account",

OPENED IN THE BOOKS OF:

[                                          ] registered with the [                                     ] under number [                    ] and having its registered office located at [                                                         ],

Hereinafter referred to as the "Account Holder" or the "Company",

ON WHICH ARE INITIALLY CREDITED THE FOLLOWING FINANCIAL SECURITIES:

Quantity	Designation	Currency	Par value (each share)
	Ordinary shares of the Company, representing, on the date hereof, 100% of the share capital and voting rights of the Company.	Euro

Hereinafter referred to as the "Financial Securities",

AND HEREBY PLEDGES THE PLEDGED BANK ACCOUNT the details of which :

Bank Account number                                                  ,

opened in the books of [                                            ],

and IBAN,

shall be notified to the Administrative Agent pursuant to the terms of Article 2.3 of the Agreement.

Hereinafter referred to as the "Pledged Bank Account"

23

TO THE BENEFIT OF:

PNC BANK, NATIONAL ASSOCIATION, a national banking association, which registered office is located at 300 Fifth Avenue, Pittsburgh, PA 15222, USA and Tax ID (EIN) is 22-1146430, acting in its capacity as Guaranteed Creditor and Administrative Agent, and

THE OTHER GUARANTEED CREDITORS, together with their respective successors, transferees and assignees,

under the guaranty entitled "Continuing Agreement of Guaranty and Suretyship" dated                                2018, entered into by and between the Guarantors, including [                              ] and PNC Bank, National Association, in its capacity as Administrative Agent, for the benefit of the Guaranteed Creditors, (as may be amended, supplemented and/or restated after the date hereof, the "Guaranty").

Hereinafter collectively referred to as the "Beneficiaries" and, as the context may require, individually a "Beneficiary",

AS SECURITY FOR THE PAYMENT OF THE FOLLOWING LIABILITIES:

Nature:

The Guaranteed Obligations as such term is defined in the Guaranty and includes, subject to the limitations set out in Section 8.2.9(c) of the Credit Agreement (as such term is defined in the Guaranty) and those set out in Section 23 of the Guaranty (a) to the extent arising pursuant to or in connection with the Credit Agreement or any other Loan Documents, any and all loans, advances, debts, liabilities and obligations owing by the Pledgor, in its capacity as Guarantor under the Guarantee, to the Beneficiaries in any capacity whatsoever, of any kind or nature, present or future (whether in principal, interest, fees, costs, expenses, commissions, accessories or any other amounts due, whether or not evidenced by a note, guaranty or other instrument, whether or not for the payment of money), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, whether contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise pursuant to any agreement or instrument, (b) any and all amounts due by the Pledgor, in its capacity as Guarantor under the Guarantee, to the Beneficiaries in any capacity whatsoever under any and all Foreign Currency Hedge and/or Interest Rate Hedge and (c) any amount due by the Pledgor, in its capacity as Guarantor under the Guarantee, to the Beneficiaries under any Other Lender Provided Financial Service Product, all as further defined in the Guaranty, for a maximum principal amount of USD 250,000,000, increased by any other sums owed thereunder and subject at all times to the limitations set out in Section 8.2.9 (c) of the Credit Agreement and those set out in Section 23 of the Guaranty. Notwithstanding anything to the contrary contained in the foregoing, the Secured Obligations shall not include any Excluded Hedge Liabilities, as defined in the Credit Agreement.

Secured amounts:

A maximum aggregate principal amount of:

Two hundred fifty million US Dollars (US$250,000,000), increased by any amount of any other sum due under the documents mentioned above, and at all times subject to the limitations set out in Section 8.2.9(c) of the Credit Agreement and Section 23 of the Guaranty,

together with all interests, late payment interests, discounts, fees, commissions, accessories and other expenses incurred by the Beneficiaries in connection with the protection, preservation or enforcement of their respective rights under the Agreement (as defined below),

Hereinafter referred to as the "Secured Obligations",

24

UNDER THE FOLLOWING TERMS AND CONDITIONS:

Pursuant to the provisions of article L.211-20 of the French Monetary and Financial Code (Code monétaire et financier), the Pledgor pledges to the benefit of the Beneficiaries the Pledged Securities Account as security for the payment and repayment of all Secured Obligations.

The bank account to be opened in the name of the Pledgor which shall comprise all Cash Amounts in accordance with the provisions of article L.211-20 of the French Monetary and Financial Code (Code monétaire et financier) is deemed to be an integral part of the Pledged Securities Account as of the date hereof (the "Pledged Bank Account").

The pledge over the Pledged Securities Account and over the Pledged Bank Account (the "Pledge") is granted by the Pledgor in accordance with the terms of a securities account pledge agreement dated                                2018 (the "Agreement") entered into between the Pledgor, the Beneficiaries and the Administrative Agent, being an integral part of this statement of pledge and setting out the terms and conditions under which the Pledged Securities Account and the Pledged Bank Account shall operate and the Pledge shall be enforced.

The Financial Securities, any other rights which may be substituted for, or added to, the Financial Securities in any way, in accordance with the terms of the Agreement, shall be subject to the Pledge.

The Pledgor shall not dispose of the Financial Securities, except in accordance with the terms of the Agreement.

The Pledgor and the Beneficiaries shall not be responsible for the Value retained for the enforcement of the Pledge. Expenses incurred in relation to the enforcement of the Pledge shall be borne by the Pledgor and charged on the proceeds arising upon such enforcement.

Capitalised terms used herein shall have the meaning ascribed to them herein and, if not defined herein, the meaning ascribed to them under the Agreement.

This statement of pledge is governed by, and shall be construed in accordance with, the laws of France. Any dispute relating to the validity, interpretation or enforcement of this statement of pledge shall be submitted to the jurisdiction of the Commercial Court of Paris (Tribunal de commerce de Paris).

Signed on                                    2018

In one (1) original copy

The Pledgor

[                                                ]

By:

25

SCHEDULE 3

ATTESTATION DE NANTISSEMENT

A : PNC BANK, NATIONAL ASSOCIATION, représentant  les  Bénéficiaires ("Beneficiaries") (tels que définis aux termes de la Convention de Nantissement de Compte-Titres (telle que définie ci-dessous))

Messieurs :

Ayant pris connaissance de la Convention de Nantissement de Compte-Titres et de la Déclaration de Nantissement (telles que définies ci-dessous),

.             en date du                 2018

.             signée par [                              ]  en qualité de Constituant ("Pledgor"),

Nous,  les soussignés, [                       ], une [                              ]  de droit [                ], immatriculée au Registre du Commerce et des Sociétés de [           ] sous le numéro [             ] et dont le siège social  est situé  [                      ] (la "Société") et agissant en qualité de Teneur de Compte ("Account Holder") :

1/           confirmons que les termes définis aux termes des présentes ont la signification qui leur est attribuée dans la convention de nantissement de compte-titres en langue anglaise intitulée "Securities Account  Pledge Agreement" conclue le                    entre [                  ], en qualité de Constituant ("Pledgor") et les Bénéficiaires ("Beneficiaries") (la "Convention de Nantissement de Compte-Titres") ;

2/           accusons réception de la déclaration de nantissement signée par [                       ] en date du                    2018 (la "Déclaration de Nantissement") (dont une copie est annexée aux présentes) ;

3/           confirmons que les titres financiers constitués par [                  ] actions ordinaires de la Société ("Company") représentant 100% du capital social de la Société ("Company") ont été inscrits sur le compte-titres nanti numéro                    (le "Compte-Titres Nanti") ouvert au nom de Grupo FerroAtlántica SAU comme indiqué dans la Déclaration de Nantissement ; et

4/           acceptons les missions qui nous sont confiées en qualité de Teneur de  Compte ("Account  Holder") du Compte-Titres Nanti aux termes de la Convention de Nantissement de Compte- Titres et de la Déclaration de Nantissement et par les présentes, nous :

-      engageons à porter au crédit du Compte-Titres Nanti ("Pledged Securities Account") toutes actions ou titres financiers qui seraient substituées au ou qui complèteraient les Titres Financiers conformément aux stipulations des Clauses 2.2 (Financial Securities),

2.3 (Income and Proceeds) et 7 (Enforcement) de la Convention de Nantissement de Compte-Titres et à signer tous documents et prendre toutes actions raisonnablement nécessaires à cet effet ;

-      engageons à verser tous les Montants en Numéraire ("Cash Amounts") relatifs aux Titres Financiers ("Financial Securities") inscrits sur le Compte-Titres Nanti sur le Compte Bancaire Nanti ("Pledged Bank Account") conformément aux dispositions de l’article L.211-20 du Code monétaire et financier ;

-      acceptons de signer tous documents et prendre toutes actions raisonnablement nécessaires pour confirmer ces versements aux Bénéficiaires ("Beneficiaries") ; et

26

-      prenons acte du fait que le Constituant ("Pledgor") n’est pas autorisé à vendre, céder ou disposer de quelque manière que ce soit de, tout ou partie des Titres Financiers ("Financial Securities") inscrits sur le Compte-Titres Nanti, hormis conformément aux stipulations de la Convention de Nantissement de Compte-Titres à laquelle il est fait référence dans la Déclaration de Nantissement.

La présente attestation de nantissement est soumise au droit français et sera interprétée conformément à celui-ci et tout litige relatif aux présentes, y compris, sans limitation aucune, tout litige relatif à son interprétation ou à sa réalisation, sera soumis à la compétence exclusive du Tribunal de commerce de Paris.

Fait le               2018

En trois (3) originaux

[                             ]

En qualité de Teneur de Compte

Par :

27

Annexe

Copie de la Déclaration de Nantissement signée

28

Translation for information purposes only

FORM OF CERTIFICATION OF PLEDGE

To: PNC BANK, NATIONAL ASSOCIATION, representing the Beneficiaries (as defined in the Securities Account Pledge Agreement (as defined below))

Dear Sirs:

Having knowledge of the Securities Account Pledge Agreement and the Statement of Pledge (as defined below),

.          dated               2018

.          signed by [                                ], as Pledgor

We,    the   undersigned,   [                               ],   a   [                                   ],  registered   with   the  [              ],  under number  [                                 ] and having its registered office located at    [               ] (the "Company"), in our capacity as Account Holder:

1/          confirm that the terms defined in the securities account pledge agreement, in the English  language, entered into between [                                           ], as pledgor, and the Beneficiaries (as defined therein) dated                                      2018 (the "Securities Account Pledge Agreement") shall have the same meaning when used herein;

2/          acknowledge receipt of an executed copy of the statement of pledge over financial securities account signed by [                                   ] dated                              2018 (the "Statement of Pledge") (a copy of which is attached hereto);

3/          confirm  that the financial  securities consisting  of [     ]   ordinary    shares    of    the Company representing 100% of the share capital of the Company have been credited on the pledged  securities account number                                     (the "Pledged Securities Account") opened in the name of [                                   ] as provided in the Statement of Pledge; and

4/          accept the tasks granted to us in our capacity as Account Holder of  the Pledged Securities Account in accordance with the terms set forth in the Securities Account Pledge Agreement and the Statement of Pledge and hereby:

-      undertake to credit to the Pledged Securities Account any shares or financial securities substituted or added to the Financial Securities in accordance with Clause 2.2 (Financial Securities), Clause 2.3 (Income and Proceeds) and Clause 7 (Enforcement) of the Securities Account Pledge Agreement and to sign all documents and take all actions reasonably necessary to this effect;

-      undertake to credit any Cash Amount relating to the Financial Securities registered in the Pledged Securities Account on the Pledged Bank Account, in accordance with the provisions of article L.211-20 of the French Monetary and Financial Code (Code monétaire et financier);

-      agree to sign all documents and take all action reasonably necessary to confirm the same in favour of the Beneficiaries; and

29

-      acknowledge that the Pledgor is not allowed to sell, assign or otherwise dispose of any or all of the Financial Securities credited to the Pledged Securities Account, except in accordance with the terms of the Securities Account Pledge Agreement as referred to in the Statement of Pledge.

This certification of pledge is governed by, and shall be construed in accordance with, French law and all disputes arising out of, or in connection with, it including without limitation disputes relating to its interpretation or enforcement, shall be submitted to the exclusive jurisdiction of the Commercial Court of Paris (Tribunal de commerce de Paris).

Signed on                        2018

In three (3) originals

[                              ], as Account Holder

By:

30

Annex

Copy of the executed Statement of Pledge

31

SCHEDULE 4

ATTESTATION DE NANTISSEMENT DE COMPTE BANCAIRE

A :                PNC BANK, NATIONAL ASSOCIATION, représentant les Bénéficiaires ("Beneficiaries") (tel que défini aux termes de la Convention de Nantissement de Compte-Titres (telle que définie ci-dessous))

Copie à  :

En sa qualité de Teneur de Compte ("Account Holder")

Messieurs :

Ayant pris connaissance de la Déclaration de Nantissement (telle que définie aux termes de la Convention de Nantissement de Compte-Titres (telle que définie ci-dessous)),

.             en date du                       2018

.             signée par [                                    ]  en qualité de Constituant ("Pledgor"),

Nous, les soussignés, [•],  [•], immatriculée au RCS de [•] sous le numéro [•], ayant son siège social sis [•][•], représentée par Monsieur [[•]] dûment habilité à  l’effet des présentes, agissant en notre qualité de Teneur de Compte Bancaire ("Bank Account Holder") :

1/          confirmons que les termes définis aux termes de la convention de nantissement de compte-titres conclue entre [                  ] en qualité de Constituant et les Bénéficiaires (tels qu’ils y sont définis) en date du                    2018 (la "Convention de Nantissement de Compte-Titres") ont la signification qui leur y est attribuée quand ils sont utilisés aux termes des présentes ;

2/          confirmons que le compte bancaire numéro [•]  ouvert en euros dans notre agence située au [•], au nom de [                ] (le "Compte Bancaire") fait partie intégrante du compte-titres ouvert au nom de [              ] dans les livres de [                 ] (le "Compte- Titres Nanti") qui a été nanti au bénéfice des Bénéficiaires et que le Compte Bancaire est nanti en application des dispositions de l'article L. 211-20 du Code monétaire et financier ;

3/           nous nous engageons à ne pas autoriser d'opération au débit du Compte Bancaire, sur réception d’une demande de blocage émanant des Bénéficiaires représentés le cas échéant par l’Administrative Agent, aux termes de laquelle les Bénéficiaires ("Beneficiaries"), demandent le blocage de toutes les sommes en euro figurant au crédit du Compte Bancaire ;

4/          n'exprimons aucune opinion, notamment sur la validité, l’opposabilité du nantissement conféré, des stipulations de la Convention de Nantissement de Compte-Titres, ni sur la capacité de ses signataires. Nous n'assumons aucune responsabilité eu égard au nantissement sur le Compte- Titres Nanti enregistré dans les livres  de [                ] et toute instruction y relative donnée  à  [                ]. Nous n’opérerons aucune vérification sur la disponibilité, la date ou le montant des sommes créditées par[                ]  sur le Compte Bancaire ;

5/          ne serons pas dans l'obligation de vérifier, entre autres, si les conditions de réalisation du nantissement sur le Compte Bancaire sont remplies. Plus généralement, nous serons en droit de nous fonder sur les instructions reçues des Bénéficiaires ("Beneficiaries"), représentés le cas échéant par l’Administrative Agent, au titre du Nantissement, aussi longtemps qu'elles semblent raisonnablement respecter les lois et règlements français applicables ; et

32

6/          à l'exception de ce qui est prévu aux termes des présentes, toutes notifications et demandes entre nous et les Bénéficiaires ("Beneficiaries"), représentés le cas échéant par l’Administrative Agent, devront être faites par écrit.

7/          Toute notification à effectuer aux Bénéficiaires ("Beneficiaries") ou à  l’Administrative Agent devra être adressée  à  :

PNC Bank, National Association

Fourth Floor

500 First Avenue, MS P7-PFSC-04-I Pittsburgh, PA 15219

To the attention of : Agency Services Loan Administration Fax: +1 412-705-2400

Celles à effectuer au Teneur de compte :

                                          :

Adresse :

[•]

[•]

A l’attention du [•]

Tél. : [•]

Fax : [•]

Swift : [•]

La présente attestation de nantissement de compte bancaire est soumise au droit français et sera interprétée conformément à celui-ci et tout litige relatif aux présentes, y compris, sans limitation aucune, tout litige relatif à son interprétation ou à sa réalisation, sera soumis à la compétence exclusive du Tribunal de commerce de Paris.

Signé à [•]  le [•], en [•]  ([•]) exemplaires originaux,

[•]

En qualité de Teneur de Compte Bancaire

Par :

33

Translation for information purposes only

FORM OF BANK ACCOUNT CERTIFICATE OF PLEDGE

To:               PNC BANK, NATIONAL ASSOCIATION, representing the Beneficiaries (as defined in the Securities Account Pledge Agreement (as defined below))

Copy to:                                       ,  in its capacity as Account Holder

Dear Sirs,

Having knowledge of the Statement of Pledge (as defined in the Securities Account Pledge Agreement) (as defined below),

.          dated                                      2018

.          signed by [                                  ], as Pledgor

We, the undersigned, [•], a [•], registered under number [•]  with the Registry of Commerce and Companies (Registre du commerce et des sociétés) of [•], having its registered office located at [•], represented by [•]  a duly authorised signatory for the purpose hereof, in our capacity as Bank Account Holder:

1/       confirm that the terms defined in the securities account pledge agreement entered into between  [                  ] as Pledgor, and the Beneficiaries (as defined therein) dated

                           2018 (the "Securities Account Pledge Agreement") shall have the same meaning when used herein;

2/       confirm that the bank account number [•]  opened in euros with our agency located at [•], in the name of [                 ] (the "Bank Account") forms an integral part of the securities account opened in the name of [                         ]in the books of [                             ] (the "Pledged Securities Account") which has been pledged in favour of the Beneficiaries and that furthermore the Bank Account is pledged pursuant to the provisions of article L. 211-20 of the French Monetary and Financial Code (Code monétaire et financier);

3/       undertake not to allow any debit transaction from the Bank Account, upon receipt of a notice to block the Bank Account from the Beneficiaries, represented as the case may be by the Administrative Agent, by which the latter requests that the sums then credited in euros on the Bank Account be blocked;

4/       express no opinion, amongst other things on the validity, the enforceability of the given pledge, the provisions of the Securities Account Pledge Agreement, nor on the capacity of its signatories. We assume no responsibility concerning the pledge on the Pledged Securities Account registered in the books of [                              ]and any related instructions given to [                           ].  We operate no verification with respect to the availability, the date or the amount of any sums credited by [                         ] on the Bank Account;

5/        shall not be under the obligation to verify, inter alia, whether the conditions of enforcement of the Pledge are fulfilled. More generally, we shall be entitled to rely on the instructions received in connection with the Pledge from the Beneficiaries, represented as the case may be by the Administrative Agent, as long as they reasonably seem to comply with relevant French laws and regulations; and

34

6/        except as otherwise specified herein, all notices and requests between us and the Beneficiaries, represented as the case may be by the Administrative Agent, shall be made in writing.

7/        Any notice to the Beneficiaries or the Administrative Agent shall be addressed to:

PNC Bank, National Association

Fourth Floor

500 First Avenue, MS P7-PFSC-04-I Pittsburgh, PA 15219

To the attention of: Agency Services Loan Administration Fax: +1 412-705-2400

And those to the Account Holder:

Address:

[•]

[•]

To the attention of the [•]

Tel : [•]

Fax : [•]

Swift : [•]

This bank account certificate of pledge is governed by, and shall be construed in accordance with, French law and all disputes arising out of, or in connection with it, including without limitation disputes relating to its interpretation or enforcement shall be submitted to the exclusive jurisdiction of the Commercial Court of Paris (Tribunal de commerce de Paris).

Signed in [•]  on [•]

In [•]  ([•]) original copies

[•]  as Bank Account Holder

By:

35

EXHIBIT 1.1(S)(1)

[FORM OF]

US SECURITY AGREEMENT

This US SECURITY AGREEMENT (this “Security Agreement”) is made and entered into as of this [ ] day of February, 2018, by and among EACH OF THE DEBTORS LISTED ON THE SIGNATURE PAGES HERETO and each of the other persons and entities that become bound hereby from time to time by joinder, assumption or otherwise (each a “Debtor” and collectively, the “Debtors”) and PNC BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as Administrative Agent under and pursuant to the Credit Agreement, hereinafter defined (the “Secured Party”).

Recitals:

A.         Ferroglobe PLC, a public limited company organized under the laws of England and Wales (the “Borrower”), the Guarantors party thereto as the “Guarantors”, including, without limitation, certain Debtors, the Lenders party thereto as the “Lenders”, PNC Bank, National Association, as the “Administrative Agent”, and PNC Bank, National Association, as the “Swing Lender” and the “Issuing Lender”, are the parties to that certain Credit Agreement of even date herewith (as amended, restated, supplemented, replaced and otherwise modified from time to time, the “Credit Agreement”).

B.         It is a condition precedent to the effectiveness of the Credit Agreement that the Debtors execute and deliver this Security Agreement.

Agreements:

NOW THEREFORE, in consideration of the foregoing Recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Debtor and the Secured Party hereby agree as follows:

1.         Defined Terms. Unless otherwise defined herein, capitalized terms used in this Security Agreement shall have the meanings ascribed to such terms in the Credit Agreement.

2.         Grant of Security Interest; Certain Definitions.

(a)        Each Debtor hereby grants to the Secured Party a continuing security interest in and to, and a pledge of, all of the Collateral and all of such Debtor’s right, title and interest therein, whether now owned or existing or hereafter acquired or arising and wherever located, together with all products and Proceeds therefrom to secure the Secured Obligations (defined below).

(b)        As used in this Security Agreement, the following terms shall have the following meanings:

(i)         “Account Debtor” means an “account debtor” (as defined in the UCC), including a person obligated on an Account, chattel paper or a General Intangible.

(ii)        “Accounts” means all accounts (as defined in the UCC), including any and all right, title and interest to payment for goods and services sold or leased, including any such right evidenced by chattel paper (as defined in the UCC), whether due or to become due, whether or not it has been earned by performance, and whether now or hereafter acquired or arising in the future, including accounts owing by Affiliates and including all right, title and interest in any returned goods, together with all rights, titles, securities and guarantees with respect thereto, including any rights to stoppage in transit, replevin, reclamation and resales, and all related security interests, liens and pledges, whether voluntary or involuntary, in each case whether now existing or owned or hereafter arising or acquired.

(iii)      “CFC” means (a) any Person that is a “controlled foreign corporation” (within the meaning of Section 957), but only if a “United States person” (within the meaning of Section 7701(a)(30)) that is an Affiliate of a Loan Party is, with respect to such Person, a “United States shareholder” (within the meaning of Section 951(b)) described in Section 951(a)(1); and (b) each Subsidiary of any Person described in clause (a).

(iv)       “CFC Holdco” means any US Subsidiary or non-US disregarded entity, in each case substantially all of the assets of which consist, directly or indirectly, of equity or debt of (a) a CFC or (b) a Person described in this definition.

(v)        “Collateral” means any and all of the following in which a Debtor has rights or the power to transfer rights to a secured party: (A) Accounts; (B) Inventory; (C) Equipment; (D) Documents; (E) General Intangibles; (F) each of the following, as defined in the UCC, goods, investment property, instruments, chattel paper, fixtures, commercial tort claims, letter of credit rights, payment intangibles, promissory notes, supporting obligations; (G) cash, cash accounts and other Deposit Accounts, together with all monies, securities and instruments at any time deposited in any such account or otherwise held for the credit thereof; (H) Securities Accounts, together with all financial assets (as defined in the UCC) credited therein from time to time, and all financial assets (as defined in the UCC), monies, securities, cash and other property held therein or credited thereto; (I) commodity accounts (as defined in the UCC) and commodity contracts (as defined in the UCC); (J) Proprietary Collateral; (K) other items, kinds and types of personal property, tangible or intangible, of whatever nature, and regardless of whether the creation or perfection or effect of perfection or non-perfection of a security interest therein is governed by the UCC of any particular jurisdiction or by any other applicable treaty, convention, statute, law or regulation of any applicable jurisdiction; (L) additions, modifications, alterations, improvements, upgrades, accessions, components, parts, appurtenances, substitutions and/or replacements of, to or for any of the foregoing; and (M) Proceeds and products (as defined in the UCC) of any and all of the foregoing. Notwithstanding the forgoing, “Collateral” shall not include any Excluded Property.

(vi)       “Debtor” means the parties defined as such in the preamble of this Security Agreement and any and all additional Guarantors joining this Security Agreement pursuant to the Credit Agreement.

2

(vii)      “Deposit Account” means a deposit account (as defined in the UCC).

(viii)    “Documents” means all “documents” (as defined in the UCC).

(ix)      “Equipment” means all equipment (as defined in the UCC), including furniture and furnishings, computers, terminals, printers, copiers, telephonic and video devices, electronic data processing and data storage devices, dies, tolling, and all tangible personal property similar to any of the foregoing, including tools, parts and supplies of every kind and description, and all improvements, attachments, accessions or appurtenances thereto.

(x)        “Excluded Property” means any and all of the following property of any Debtor: (A) those assets over which the granting of security interests in such assets would be prohibited by applicable Law; (B) any lease, capital lease, license, permit, contract, instrument (as defined in the UCC), security (as defined in the UCC) or agreement to which any Debtor is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of any Debtor therein or (ii) a breach or termination or right of termination on behalf of any other party pursuant to the terms of, or a default under, any such lease, capital lease, license, permit, contract, instrument, security or agreement; (C) any interests in real property (other than fixtures); (D) motor vehicles and other assets subject to certificates of title; (E) “Margin Stock” as defined by Regulation U of the Board of Governors of the Federal Reserve System of the United States; (F) Equity Interests in a Joint Venture to the extent that the grant of a security interest in such Equity Interests is prohibited by the organizational documents of such Joint Venture; (G) any Equity Interest in a Non-US Subsidiary that is not a first-tier Material Subsidiary; (H) more than 65% of the Equity Interests of (i) a CFC or (ii) a CFC Holdco; (I) any applications for trademarks or service marks filed in the United States Patent and Trademark Office pursuant to 15 U.S.C. § 1051 Section 1(b) unless and until evidence of use of the mark in interstate commerce is submitted to and accepted by the United States Patent and Trademark Office pursuant to 15 U.S.C. § 1061 Section 1(c) or Section 1(d); (J) Equipment subject to Purchase Money Security Interests to the extent permitted under the Credit Agreement and if and for so long as the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of any Debtor therein or (ii) a breach or termination or right of termination on behalf of any other party pursuant to the terms of, or a default under, the purchase agreement in respect of such Equipment; (K) those assets as to which the Secured Party shall have reasonably determined that the cost of obtaining a valid security interest therein is disproportionate in relation to the benefit obtained by the Secured Creditors of the security to be afforded thereby; and (L) those assets as to which, due to a Change in Law, a grant of such security interest therein results in a significant risk to the officers of the relevant Debtor of contravention of their fiduciary duties and/or of civil or criminal liability; provided, however, that (i) any such limitation described in clauses (A), (B), (F) and (J) above on the security interests granted hereunder shall only apply to the extent that any such limitation

3

could not be rendered ineffective pursuant to the UCC (including, without limitation, Sections 9-406, 9-407, 9-408 or 9-409 thereof (or any successor provision or provisions)) or any other applicable Law or principles of equity, (ii) any Proceeds, substitutions or replacements of any of the foregoing property shall not be deemed to be Excluded Collateral unless such Proceeds, substitutions or replacements would constitute such property referred to in clauses (A) through (L) above and (iii) upon the waiver, termination or elimination of any limitation or prohibition (howsoever arising) which has previously caused any property to be Excluded Property, the Collateral shall be deemed to include any such formerly excluded property.

(xi)      “General Intangibles” means all general intangibles (as defined in the UCC), including payment intangibles, choses in action and causes of action and all other assignable intangible personal property of every kind and nature (other than Accounts) now owned or hereafter acquired, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, interest rate protection agreements and other agreements), permits, licenses, patents, trademarks, copyrights and other Intellectual Property and infringement claims thereunder, goodwill, registrations, franchises, tax refund claims and any letter of credit, guarantee, claim, security interest or other security held by or granted to a Debtor to secure payment by an Account Debtor.

(xii)     “Intellectual Property” means all U.S. and foreign patents, trademarks, copyrights, trade names, assumed names, service marks, patent applications, trademark applications, trade name applications, service mark applications, copyright applications, design rights and trade secrets and the inventions and improvements described and claimed in the patents and patent applications, and (a) the reissues, divisions, continuations, renewals, extensions and continuations in part thereof, (b) all income, royalties, damages and payments now and hereafter due and/or payable under and with respect thereto, including, without limitation, payments under all licenses entered into in connection therewith and damages and payments for past or future infringements thereof, (c) the right to sue for past, present and future infringements thereof, and (d) all rights corresponding thereto throughout the world.

(xiii)    “Inventory” means all inventory (as defined in the UCC), including goods, whether now owned or hereafter acquired, held for sale or lease, or furnished or to be furnished under contracts of service, or consumed in business, including raw materials, intermediates, work in process, packaging materials, finished goods, semi-finished inventory, scrap inventory, manufacturing supplies and spare parts, and all such goods that have been returned to or repossessed.

(xiv)    “Material Collateral” means the Material Equity Interests and the Material Debt.

(xv)      “Material Debt” means the promissory notes payable to one or more Debtors as described on Schedule 6(m) (collectively, the “Material Notes”) and all other Indebtedness from time to time owed to one or more Debtors; provided that

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Indebtedness owing to a Debtor by a Person that is not a Subsidiary of the Borrower and which has a stated principal amount of less than $1,000,000 shall not constitute Material Debt hereunder.

(xvi)     “Material Equity Interests” means the Equity Interests issued by Material Subsidiaries of a Debtor, including all securities convertible into, and rights, warrants, options and other rights to purchase or otherwise acquire any of the foregoing; provided that Equity Interests described in clauses (F), (G) and (H) of the definition of Excluded Property shall not constitute Material Equity Interests hereunder.

(xvii)    “Patent, Trademark and Copyright Security Agreement” shall mean an agreement substantially in the form of Exhibit 1.1(IP) to the Credit Agreement.

(xviii)   “Proceeds” means all “proceeds” (as defined in the UCC) of any and all of the Collateral, including, without limitation, all proceeds in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental body, authority, bureau or agency (or any Person acting under color of governmental authority) and, to the extent not otherwise included, all payments under insurance (whether or not the Secured Party is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the Collateral.

(xix)     “Proprietary Collateral” means the Intellectual Property listed on Schedule 6(n), together with all other right, title and interest of a Debtor in Intellectual Property, whether now owned or existing and filed or hereafter acquired or arising and filed; provided that the Proprietary Collateral shall not include any Excluded Property.

(xx)      “Secured Creditors” means the parties defined as such in Section 3(b) of this Security Agreement.

(xxi)      “Securities Account” means a securities account (as defined in the UCC).

(xxii)    “UCC” means the Uniform Commercial Code in effect from time to time in (A) as to references relating to perfection, the state under the laws of which a Debtor is formed or organized or any state in which any Collateral is located or deemed to be located and (B) as to other references, the State of New York.

3.           Obligations Secured.

(a)          The security interests herein granted shall secure any and all of the Obligations (sometimes herein, collectively, the “Secured Obligations”), including, without limitation, any Loan Party’s indebtedness and other obligations in respect of the following:

(i)         all principal of and interest on Loans or advances or other extensions of credit to or for the benefit of the Borrower, which such Loans or advances may be

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evidenced by promissory notes (the “Notes”, such term to include all notes and other instruments or securities issued in exchange therefor or in replacement thereof);

(ii)        all Letter of Credit Obligations;

(iii)       all obligations arising in connection with Other Lender Provided Financial Service Products;

(iv)       all Foreign Currency Hedge Liabilities and all Interest Rate Hedge Liabilities;

(v)        all commitment fees and other amounts from time to time owing to the Secured Creditors under or in connection with the Credit Agreement, this Security Agreement, or any other Loan Document;

(vi)       all costs and expenses (including, but not limited to, reasonable attorneys’ fees) incurred by the Secured Creditors in the collection of any or all amounts due and payable under the Credit Agreement and in the enforcement of their rights under the Credit Agreement, the Notes, any Guaranty Agreement, this Security Agreement or any other Loan Document, in all cases, to the extent and as provided for in the Credit Agreement and such other Loan Documents;

(vii)      to the extent not otherwise addressed above, all other Obligations; and

(viii)     all extensions, renewals or refinancings thereof, in whole or in part, whether such Obligations, liabilities, or Indebtedness are direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising and including Obligations, liabilities, and Indebtedness arising or accruing after the commencement of an Insolvency Proceeding with respect to the Borrower, any other Loan Party or any Subsidiary or which would have arisen or accrued but for the commencement of such Insolvency Proceeding, even if the claim for such Obligation, liability, or Indebtedness is not enforceable or allowable in such Insolvency Proceeding, and including all Obligations, liabilities, and Indebtedness arising from any extensions of credit under or in connection with the Loan Documents from time to time, regardless of whether any such extensions of credit are in excess of the amount committed under or contemplated by the Loan Documents or are made in circumstances in which any condition to extension of credit is not satisfied; provided,  however, that notwithstanding anything to the contrary in the foregoing or otherwise in this Security Agreement, the Secured Obligations shall not include Excluded Hedge Liabilities.

(b)       This Security Agreement is made for the benefit of the Administrative Agent, the Issuing Lender, the Swing Lender, the Lenders, any Lenders or their Affiliates from time to time providing Lender Provided Foreign Currency Hedges, Lender Provided Interest Rate Hedges or Other Lender Provided Financial Service Products (collectively, and including the successors and assigns of each, the “Secured Creditors”) to secure the Secured Obligations. Without limitation of

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this Section 3, any of the Secured Obligations shall be and remain obligations entitled to the benefit of this Security Agreement even if any one or more of the Secured Creditors (or any one or more assignees or transferees thereof) from time to time assigns or otherwise transfers all or any portion of their respective rights and Obligations under the Loan Documents, or any other Secured Obligations, to any other Person.

4.         Grant of License. Each Debtor hereby grants to the Secured Party (and its agents, representatives or assigns), a fully-paid, royalty-free, worldwide right and license to, upon the occurrence and during the continuance of an Event of Default, (a) use, or sell or otherwise transfer, any and all of such Debtor’s Collateral which may bear or utilize any of such Debtor’s Intellectual Property; (b) use or sell any such work-in-process, raw materials or completed or finished products; and (c) accept any and all orders or shipments of products ordered by such Debtor from manufacturers and use or sell any such products bearing or utilizing any of such Debtor’s Intellectual Property.

5.         Perfection; Further Actions.

(a)        The Secured Party is hereby authorized to file (to the extent permitted by applicable law, without the signature of the applicable Debtor), and each Debtor shall execute, deliver and cause to be filed, such financing statements as the Secured Party deems necessary or appropriate under applicable law, and otherwise take such other action and execute and deliver such other assignments, instruments, certificates, affidavits, reports, notices, schedules of accounts, letters of authority, further pledges, powers of attorney and all other documents, including, without limitation, control agreements in respect of Deposit Accounts (subject to the provisions of Section 5(d) below), Securities Accounts (subject to the provisions of Section 5(e) below) and commodity accounts (subject to the provisions of Section 5(f) below), and the Patent, Trademark and Copyright Security Agreement in respect to the Proprietary Collateral, in each case as the Secured Party may reasonably request, in form and substance reasonably satisfactory to the Secured Party, to evidence, perfect, or record the Secured Party’s security interest in the Collateral or to enable the Secured Party to exercise and enforce its rights and remedies with respect to any Collateral; provided that so long as no Event of Default has occurred and is continuing, no Debtor shall be required to perfect the Secured Party’s security interest in those assets as to which the Secured Party shall reasonably determine that the cost of perfecting such a security interest is disproportionate in relation to the benefit obtained by the Secured Creditors of the security to be afforded thereby. Each Debtor hereby authorizes the Secured Party to execute and file any such financing statement or continuation statement on such Debtor’s behalf. The parties acknowledge that a carbon, photographic, or other reproduction of this Security Agreement shall be sufficient as a financing statement to the extent permitted by law.

(b)        Each Debtor will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Secured Party from time to time, promptly following the reasonable written request of the Secured Party, such lists, descriptions and designations of its Collateral, warehouse receipts, receipts in the nature of warehouse receipts, bill of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps relating to the Collateral and other property or rights covered by the security

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interest hereby granted, which Secured Party reasonably deems appropriate or advisable to perfect, preserve or protect its security interest in the Collateral.

(c)        For each Deposit Account that any Debtor at any time opens or maintains with an average daily balance in excess of $500,000 (provided that the aggregate average daily balance of all such accounts excluded by this clause shall not exceed $2,000,000), such Debtor shall, within 90 days of (i) the opening of such Deposit Account or (ii) with respect to any such Deposit Account existing on the Closing Date, the Closing Date, take such steps as the Secured Party may reasonably require for the Secured Party to have control (as defined in the UCC) of such Deposit Account, including either to (x) cause the depositary bank to agree in writing to comply with instructions from the Secured Party to such depositary bank directing the disposition of funds from time to time credited to such Deposit Account, without further consent of such Debtor or any other Person, pursuant to an agreement reasonably satisfactory in form and substance to the Secured Party or (y) arrange for the Secured Party to become the customer of the depositary bank with respect to the Deposit Account, with such Debtor being permitted, only with the consent of the Secured Party, to exercise rights to withdraw funds from such Deposit Account. The Secured Party agrees with such Debtor that the Secured Party shall not give any such instructions or withhold any withdrawal rights from such Debtor unless an Event of Default has occurred and is continuing, or, after giving effect to any withdrawal, would occur.

(d)        For each Securities Account that any Debtor at any time opens or maintains, such Debtor shall, within 90 days of (i) the opening of such Securities Account or (ii) with respect to any such Securities Account existing on the Closing Date, the Closing Date, take such steps as the Secured Party may reasonably require for the Secured Party to have control (as defined in the UCC) of such Securities Account, including either (x) cause the securities intermediary to agree in writing to comply with instructions from the Secured Party to such securities intermediary directing the disposition of financial assets from time to time credited to such Securities Account, without further consent of such Debtor or any other Person, pursuant to an agreement reasonably satisfactory in form and substance to the Secured Party or (y) arrange for the Secured Party to become the customer of the securities intermediary with respect to the Securities Account, with such Debtor being permitted, only with the consent of the Secured Party, to issue instructions in respect of such Securities Account. The Secured Party agrees with such Debtor that the Secured Party shall not give any such instructions or withhold any withdrawal rights from such Debtor unless an Event of Default has occurred and is continuing, or, after giving effect to any withdrawal, would occur.

(e)        For each commodities account (as defined in the UCC) that any Debtor at any time opens or maintains, such Debtor shall, within 90 days of (i) the opening of such commodities account or (ii) with respect to any such commodities account existing on the Closing Date, take such steps as the Secured Party may reasonably require for the Secured Party to have control (as defined in the UCC) of such commodities account, including either (x) cause the commodities intermediary to agree in writing to comply with instructions from the Secured Party to such commodities intermediary directing the disposition of commodities contracts from time to time credited to such commodities account, without further consent of such Debtor or any other Person, pursuant to an agreement reasonably satisfactory in form and substance to the Secured Party or

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(y)  arrange for the Secured Party to become the customer of the commodities intermediary with respect to the commodities account, with such Debtor being permitted, only with the consent of the Secured Party, to issue instructions in respect of such commodities account. The Secured Party agrees with such Debtor that the Secured Party shall not give any such instructions or withhold any withdrawal rights from such Debtor unless an Event of Default has occurred and is continuing, or, after giving effect to any withdrawal, would occur.

(f)        If at any time, any Debtor shall sell oil, gas or other minerals at a wellhead or minehead, such Debtor shall promptly notify the Secured Party in writing thereof and, at the request of the Secured Party, shall amend this Security Agreement as to such Debtor to encumber such Debtor’s as-extracted collateral (as defined in the UCC) by the Lien of this Security Agreement.

(g)        Each Debtor shall promptly deliver to and deposit with the Secured Party in pledge all of such Debtor’s Material Notes, certificates, instruments or other documents comprising or evidencing the Material Collateral, together with undated stock powers, issuer acknowledgments, allonges, instruments or other documents signed in blank by such Debtor. In the event that such Debtor should ever acquire or receive Material Notes, allonges, certificates, securities, instruments or other documents evidencing the Material Collateral, such Debtor shall deliver to and deposit with the Secured Party in pledge, all such Material Notes, allonges, certificates, securities, instruments or other documents which evidence the Material Collateral. Notwithstanding the foregoing, no Debtor shall be required to deliver to and deposit with the Secured Party in pledge any Material Note which has a stated principal amount of less than $1,000,000.

(h)        To the extent, following the date hereof, any Debtor acquires Equity Interests of a direct Subsidiary (other than any Equity Interests constituting Excluded Property), all such Equity Interests shall be deemed Collateral and subject to the terms hereof and upon such acquisition shall be deemed to be hereby pledged to the Secured Party and encumbered by the Lien of this Security Agreement; and, to the extent such Equity Interests constitute Material Equity Interests, such Debtor, on a quarterly basis concurrently with the delivery of the financial statements for such quarter pursuant to Section 8.3.1 of the Credit Agreement, shall deliver all such Material Equity Interests together with an updated Schedule 6(g) hereto to the Secured Party together with all such documents reasonably requested by the Secured Party (it being understood that no such updated Schedule 6(g) shall be provided if no such Material Equity Interests were acquired in such quarter).

(i)         To the extent, following the date hereof, any Person owes Indebtedness to a Debtor, and such owed Indebtedness constitutes Collateral, all such owed Indebtedness shall be subject to the terms hereof and upon such acquisition shall be deemed to be hereby pledged to the Secured Party and encumbered by the Lien of this Security Agreement; and, to the extent such Indebtedness constitutes Material Note(s), such Debtor, on a quarterly basis concurrently with the delivery of the financial statements for such quarter pursuant to Section 8.3.1 of the Credit Agreement, shall deliver all such Material Note(s) together with an updated Schedule 6(m) hereto to the Secured Party together with all such documents reasonably requested by the Secured Party

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(it being understood that no such updated Schedule 6(m) be provided if no such Material Note(s) became owed to a Debtor in such quarter).

(j)         To the extent, following the date hereof, any Debtor acquires any Intellectual Property constituting Proprietary Collateral, such Intellectual Property shall be deemed Proprietary Collateral and subject to the terms hereof and upon such acquisition shall be deemed to be hereby pledged to the Secured Party and encumbered by the Lien of this Security Agreement; and, in confirmation thereof, such Debtor, on a quarterly basis concurrently with the delivery of the financial statements for such quarter pursuant to Section 8.3.1 of the Credit Agreement, shall deliver an updated Schedule 6(n) hereto to the Secured Party together with all such documents reasonably requested by the Secured Party, including, without limitation, an executed Patent, Trademark and Copyright Security Agreement in form reasonably acceptable to the Secured Party.

(k)        Each Debtor shall have the duty (i) to prosecute diligently any patent application, trademark application and service mark application relating to any Proprietary Collateral that is pending as of the date hereof and hereafter until the termination of this Security Agreement, (ii) to make application on unpatented but patentable inventions, as such Debtor deems appropriate; and

(iii) to take reasonable steps to preserve and maintain all of such Debtor’s rights in any material Proprietary Collateral, including, without limitation, as appropriate, the use in interstate commerce, the timely payment of fees and the making of filings. No Debtor shall abandon, or divest itself of, any Proprietary Collateral material to the operation or value of the business of the Debtor without the prior written consent of the Secured Party.

6.         Representations and Agreement as to Collateral. Each Debtor represents that:

(a)        Schedule 6(a) hereto sets forth, for each such Debtor, (i) the location of its principal place of business, (ii) the location of its chief executive office, (iii) any location where its books and records are maintained, (iv) any other location where any Collateral is located (excluding those locations set forth on Schedule 6(b) and the locations of any inventory which, in the ordinary course of business, is in transit), (v) its type of organization, (vi) its jurisdiction of formation, (vii) its state organizational identification number (if any), and (viii) its U.S. federal tax identification number (if any). Except as set forth on Schedule 6(a), the originals of all documents evidencing all Collateral and contract rights of such Debtor and the only original books of account and records of such Debtor relating thereto are, and will continue to be, kept at such chief executive office, or at such new locations as such Debtor may establish in accordance with Section 8, below. All Collateral and contract rights of such Debtor are, and will continue to be, maintained at, and controlled and directed (including, without limitation, for general accounting purposes) from, the office locations described above, or such new locations as such Debtor may establish in accordance with Section 8, below.

(b)        Except as disclosed on Schedule 6(b), none of the Collateral is in the possession of any bailee, warehouseman, processor or consignee. No Debtor shall establish any new location for Collateral (other than an immaterial portion thereof) until (i) it shall have given to the Secured Party not less than 10 days’ prior written notice of its intention so to do, clearly describing such new location and providing such other information in connection therewith as the Secured Party

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may reasonably request, and (ii) with respect to such new location, it shall have taken all action, satisfactory to the Secured Party, to maintain the security interest of the Secured Party in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect. As of the date hereof, no Debtor has any Collateral located at any location other than as listed on Schedule 6(a) and 6(b) applicable to it.

(c)        Except as disclosed on Schedule 6(c), no Debtor has used or conducted business under any other trade name, assumed name, fictitious name and other name at any time during the five (5) years prior to the date hereof.

(d)        Except as disclosed on Schedule 6(d), no Debtor has merged with, or acquired substantially all of the assets of, any other entity at any time during the five (5) years prior to the date hereof.

(e)        Schedule 6(e) hereto sets forth a true and complete list of (i) all Deposit Accounts owned by each Debtor or in which any such Debtor’s Collateral consisting of deposits therein is held as of the Closing Date, (ii) all Securities Accounts owned by each Debtor or in which any such Debtor’s Collateral consisting of financial assets therein is held as of the Closing Date and (iii) all commodities accounts owned by each Debtor or in which any such Debtor’s Collateral consisting of financial assets therein is held as of the Closing Date.

(f)        Except as disclosed on Schedule 6(f), no Debtor is the holder of a commercial tort claim (as defined in the UCC) in excess of $1,000,000. If any Debtor shall at any time hold or acquire a commercial tort claim that has a reasonable probability of yielding net proceeds in excess of $1,000,000, such Debtor shall promptly notify the Secured Party thereof in a writing signed by such Debtor, which sets forth the details thereof and grants to the Secured Party (for the benefit of the Secured Creditors) a Lien thereon and on the Proceeds thereof, all upon the terms of this Security Agreement, with such writing to be in form and substance reasonably satisfactory to the Secured Party.

(g)        Set forth on Schedule 6(g) are true and complete lists of all Equity Interests owned by each Debtor, including without limitation, (i) the name of each of each Debtor’s direct Subsidiaries issuing Equity Interests, its jurisdiction of organization and the amount, percentage and type of Equity Interests in such Subsidiary, (ii) any options, warrants or other rights outstanding to purchase any such Equity Interests referred to in clause (i) and (iii) a statement of whether such Equity Interests are Material Equity Interests. Each Debtor has good and marketable title to all of the Material Equity Interests it purports to own, free and clear in each case of any Lien and all such Material Equity Interests have been validly issued, fully paid and nonassessable. There are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Debtor relating to any Material Equity Interests of any such Debtor.

(h)        No Debtor sells oil, gas or other minerals at a wellhead or minehead, unless such Debtor has complied with Section 5(g) above.

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(i)         The Material Collateral does not include Margin Stock and no Loan under the Credit Agreement shall be used for the purpose of purchasing or carrying Margin Stock. “Margin Stock” as used in this clause (i) shall have the meaning ascribed to such term by Regulation U of the Board of Governors of the Federal Reserve System of the United States;

(j)         There are no restrictions upon the transfer of the Material Collateral and each Debtor has the power and authority and unencumbered right to transfer the Material Collateral owned by such Debtor without the necessity of obtaining the consent of any other Person.

(k)        There are no actions, suits, or proceedings pending or, to each Debtor’s knowledge, threatened against or affecting the Material Collateral, at law or in equity or before or by any Official Body, which could adversely affect such Debtor’s performance of the terms of this Security Agreement.

(l)         All rights of each Debtor in connection with its ownership of the Material Equity Interests listed on Schedule 6(g) are evidenced and governed solely by the stock certificates, instruments or other documents evidencing ownership and organizational documents of such Subsidiary and no shareholder, voting, or other similar agreements are applicable to any of the Material Equity Interests or any of such Debtor's rights with respect thereto, and no such certificate, instrument or other document provides that any member interest, or partnership interest or other intangible ownership interest, constituting Material Equity Interests, is a “Security” within the meaning of and subject to Article 8 of the UCC; and, the organizational documents of each such Subsidiary contain no restrictions on the rights of shareholders, members or partners other than those that normally would apply to a company organized under the laws of the jurisdiction of organization of each such Subsidiary.

(m)       Set forth on Schedule 6(m) are true and complete lists of all Material Notes. Each Material Note constitutes a valid obligation of the maker thereof. No material default has occurred under any Material Note. Each Material Note is either unsecured, or, if secured, Debtor has a valid, duly perfected security interest in and lien on all of the property that serves to secure its Material Notes. No Material Note of any Debtor is subject to any defense, offset or counterclaim, nor have any of the foregoing been asserted or alleged against such Debtor by any Person.

(n)        Set forth on Schedule 6(n) are true and complete lists of all Proprietary Collateral registered in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, that such Debtor now owns or uses in connection with its business. Each Debtor owns and possesses the valid right to use the Proprietary Collateral, without any known conflict with the rights of others, and no litigation or proceeding is pending, or, to the best knowledge of the Debtor, threatened against such Debtor, which might, if successful, adversely affect such Debtor’s interest in the Proprietary Collateral in any material respect.

7.         Title to Collateral; Liens; Transfers. Each Debtor represents that:

(a)        Such Debtor has (i) good, valid and marketable title to all tangible items owned by it and constituting any portion of the Collateral with respect to which it has granted the security

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interest hereunder, and good and valid rights in all other Collateral with respect to which it has granted the security interest hereunder, and (ii) full power and authority to grant to the Secured Party the security interest in such Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Security Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained prior to the date of execution and delivery of this Security Agreement.

(b)        As of the Closing Date, there is no financing statement (or similar statement or instrument of registration under the law of any jurisdiction) covering or purporting to cover any interest of any kind of such Debtor in the Collateral, except for any filings or recordings covering any Liens permitted under Section 8.2.2 of the Credit Agreement. Such Debtor is, and as to any Collateral acquired by it from time to time after the date hereof such Debtor will be, the owner of all of its Collateral free and clear of any Liens, other than any Liens permitted under Section 8.2.2 of the Credit Agreement. No Debtor shall encumber, pledge, mortgage, grant a security interest in, assign, sell, lease or otherwise dispose of or transfer, whether by sale, merger, consolidation, liquidation, dissolution or otherwise, any of the Collateral, other than as permitted by the Credit Agreement. The security interest in favor of the Secured Party constitutes (or will constitute, after the taking of all actions set forth on Schedule 7(b)) a legal, valid and enforceable first priority (except as to any Permitted Liens) security interest in all of the Collateral of such Debtor, securing the payment and performance of the Secured Obligations.

8.         Other Changes Affecting Perfection. No Debtor shall, without giving the Secured Party at least ten (10) Business Days’ prior written notice thereof and taking such steps, satisfactory to the Secured Party in its sole discretion, as may be necessary or appropriate to maintain the perfection and full force and effect of the Lien in the Collateral: (a) change its jurisdiction of organization (including by merging or consolidating with any other corporation, limited liability company, partnership or other entity), (b) change the location of its chief executive office, (c) change the location from which it maintains its books of account, documents and other records in respect of its Collateral and contract rights or (d) make any change in such Debtor’s name or adopt or operate under any trade name, assumed name or fictitious name or otherwise add any name under which such Debtor does business.

9.         Voting Rights; Dividends; Etc. (a) So long as no Event of Default has occurred and is continuing:

(i)         Each Debtor shall be entitled to (A) receive or retain cash dividends distributed in respect of or in exchange for any or all of the Material Equity Interests, to the extent permitted under the Credit Agreement, and (B) exercise any and all voting and other consensual rights pertaining to the Pledge Collateral pledged by such Debtor or any part thereof owned by such Debtor for any purpose not inconsistent with the terms of this Security Agreement or the Credit Agreement; provided, however, that such Debtor shall not exercise or refrain from exercising any such right if such action or inaction could reasonably be expected to have a material adverse effect on the value of the Material Collateral or any part thereof; and

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(ii)        The Secured Party shall execute and deliver (or cause to be executed and delivered) to each Debtor all such proxies and other instruments as such Debtor may reasonably request for the purpose of enabling such Debtor to exercise the voting and other rights such Debtor is entitled to exercise pursuant to paragraph (i) above.

(b) Upon the occurrence of an Event of Default which is continuing all rights of such Debtor to receive dividends or to exercise the voting and other consensual rights that such Debtor would otherwise be entitled to exercise pursuant to Section 9(a)(i) shall cease, and all such rights shall thereupon become vested in the Secured Party who shall thereupon have the sole right to exercise such voting and other consensual rights.

Without limiting the generality of the foregoing and in addition thereto, without the written consent of the Secured Party, such Debtor shall not vote to enable, or take any other action to permit, any of its Subsidiaries which has issued Material Equity Interests to issue any Equity Interests or other ownership interests convertible into or granting the right to purchase or exchange for any Equity Interests or other ownership interests of any nature of any such Subsidiary, and all such additional Equity Interests consented to by the Secured Party shall be deemed Material Collateral subject to the terms of this Agreement. No Debtor shall enter into any agreement or undertaking restricting the right or ability of such Debtor or the Secured Party to sell, assign or transfer any of the Material Collateral.

10.       [Reserved.]

11.       Maintenance of Records. Each Debtor will keep and maintain at its own cost and expense, in accordance with sound business practices, records of its Collateral and contracts, including, but not limited to, records of all payments received, all credits granted thereon, and all other dealings therewith. Each Debtor shall, at its own cost and expense, if requested by the Secured Party, deliver to the Secured Party copies of all documents evidencing its Collateral and contracts and copies of such other documents relating to the Collateral as the Secured Party may reasonably request. If the Secured Party so directs after the occurrence and during the continuance of an Event of Default, each Debtor shall legend, in form and manner reasonably satisfactory to the Secured Party, the Collateral and contracts, as well as books, records and documents of such Debtor evidencing or pertaining to the Collateral with an appropriate reference to the fact that the Collateral and contracts have been assigned to the Secured Party and that the Secured Party has a security interest therein.

12.       Limitations on Dispositions of Collateral. No Debtor shall sell, transfer, lease or otherwise dispose of any of the Collateral, or attempt, offer or contract to do so, except (i) for, so long as no Event of Default has occurred and is continuing, the disposition of Inventory and obsolete or worn out Collateral in the ordinary course of business and (ii) as otherwise permitted under the Credit Agreement. Upon any sale, transfer, lease or other disposition of any item of Collateral permitted under the Credit Agreement, the pledge and security interest granted hereby in such Collateral shall immediately and automatically terminate, and all rights to such Collateral

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shall revert to the applicable Debtor, in each case without any further action by the Secured Party or any other Person.

13.       Cash Collateral Account. At the request of the Secured Party upon and during the continuance of an Event of Default:

(a)        All Collections into Cash Collateral Account; Receipt in Trust. All Proceeds of Collateral (“Collections”) shall be deposited, in the identical form in which such payment was made (except for any necessary endorsements), whether by cash or check, into an account (the “Cash Collateral Account”) designated by the Secured Party maintained at PNC Bank, National Association pursuant to a restricted account agreement among the Secured Party, the Debtors and the Depository Bank in form and substance reasonably satisfactory to the Secured Party (together with any amendment thereto or replacement thereof, the “Restricted Account Agreement”). Any Collections received directly by any Debtor shall be deemed held by such Debtor in trust and as fiduciary for the Secured Party. As provided above, such Debtor immediately shall deposit any such Collection, in its original form, into the Cash Collateral Account. Pending such deposit, each Debtor agrees that it will not commingle any such Collection with any of such Debtor’s other funds or property, but will hold it separate and apart therefrom in trust and as fiduciary for the Secured Party until deposit is made into the Cash Collateral Account.

(b)        Cash Collateral Account. The Depository Bank shall acknowledge and agree, in a manner reasonably satisfactory to the Secured Party, that all Collections deposited in the Cash Collateral Account are the sole and exclusive property of the Secured Party for the benefit of the Secured Creditors, that the Depository Bank shall have no right to setoff (except as the Secured Party may expressly agree upon in writing) against the Cash Collateral Account. In accordance with the terms of the Restricted Account Agreement, the Depository Bank will wire, or otherwise transfer immediately available funds in a manner reasonably satisfactory to the Secured Party, all Collections and remittances deposited into the Cash Collateral Account on a daily basis as soon as good funds in respect to such Collections are collected. All funds in the Cash Collateral Account shall be deemed to be the property of the Secured Party for the benefit of the Secured Creditors and shall be subject only to the signing authority designated from time to time by the Secured Party. No Debtor shall have any interest therein or control over such funds. The Secured Party shall have sole access to the Cash Collateral Account, and no Debtor shall have access thereto. To the extent funds in the Cash Collateral Account were to be construed to be the property of such Debtor, such Debtor hereby confirms and re-grants to the Secured Party a security interest in all funds and other items held in the Cash Collateral Account as security for the Secured Obligations. The Cash Collateral Account shall not be subject to any deduction, set-off, banker’s lien or any other right in favor of any person or entity other than the Secured Party. Subject to the Secured Party’s other rights and remedies upon and during the continuance of an Event of Default, deposits to the Cash Collateral Account shall, in the sole discretion of the Secured Party, be applied against the principal and/or interest of the Loans and/or other Secured Obligations as hereinafter provided.

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14.       Protection of Collateral; Reimbursement; Defense of Material Collateral. All insurance expenses and all expenses of protecting, storing, warehousing, insuring, handling, maintaining, and shipping any Collateral, any and all excise, property, sales, use, or other taxes imposed by any state, federal, or local authority on any of the Collateral, or in respect of the sale thereof, or otherwise in respect of each Debtor’s business operations which, if unpaid, could result in the imposition of any Lien upon the Collateral, shall be borne and paid by the Debtors. If any Debtor fails to promptly pay any portion thereof when due, except as may otherwise be permitted under this Security Agreement or under any of the other Loan Documents, the Secured Party, at its option, may, but shall not be required to, pay the same. All sums so paid or incurred by the Secured Party for any of the foregoing and any and all other sums for which the Debtors may become liable under this Security Agreement and all costs and expenses (including attorneys’ fees and paralegals’ fees, legal expenses, and court costs, expenses and other charges related thereto) which the Secured Party may incur in enforcing or protecting its Liens on or rights and interests in the Collateral or any of its rights or remedies under this Security Agreement or any other agreement between the parties to this Security Agreement or in respect of any of the transactions to be had under this Security Agreement shall be repayable on demand and, until paid by the Debtors to the Secured Party with interest thereon at a rate per annum equal to the rate that would be applicable to Base Rate Option Revolving Credit Loans (the “Specified Rate”), shall be additional Secured Obligations under this Security Agreement secured by the Collateral. Unless otherwise provided by Law, the Secured Party shall not be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other Person whomsoever. Each Debtor shall use commercially reasonable efforts to appear in and defend any action or proceeding of which such Debtor is aware which could reasonably be expected to materially and adversely affect the Secured Party's interest in the Material Collateral or the proceeds thereof; provided, however, that with the prior written consent of the Secured Party such Debtor may settle such actions or proceedings with respect to the Material Collateral, which consent shall not be unreasonably withheld or delayed.

15.       Inspection; Verification. During regular business hours and after reasonable notice to the applicable Debtor, the Secured Party (by any of its officers, employees, agents, representatives, or designees) shall have the right to inspect such Debtor’s Collateral and to inspect all books, records, journals, orders, receipts, or other correspondence related thereto (and to make extracts or copies thereof as the Secured Party may desire) and to inspect the premises upon which any of the Collateral is located for the purpose of verifying the amount, quality, quantity, value, and condition of, or any other matter relating to, the Collateral. The Secured Party’s rights under this Section 15 shall be subject to the provisions of Sections 8.1.5 and 11.9 of the Credit Agreement.

16.       Status of Collateral. Each Debtor agrees to advise the Secured Party promptly, in sufficient detail, of any material change relating to the type, quantity or quality of the Collateral, or any event which could have a Material Adverse Change on the value of the Collateral or on the security interests granted to the Secured Party herein.

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17.       General Appointment as Attorney-in-Fact. In addition to any other provisions of this Security Agreement, upon the occurrence and during the continuation of an Event of Default, each Debtor hereby irrevocably constitutes and appoints the Secured Party and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Debtor and in the name of such Debtor or in its own name, from time to time following the occurrence and during the continuance of an Event of Default, in the Secured Party’s discretion, for the purpose of carrying out the terms of this Security Agreement, without notice (except as specifically provided herein) to or assent by such Debtor, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Security Agreement, including, without limiting the generality of the foregoing, the power and right, on behalf of such Debtor, to do the following, upon notice to such Debtor: (a) to pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against the Collateral (other than any taxes not required to be discharged pursuant to the Credit Agreement or liens, security interests or other encumbrances permitted under the Credit Agreement), to effect any repairs or any insurance, called for by the terms of this Security Agreement and to pay all or any part of the premiums therefor and the costs thereof, and otherwise to itself perform or comply with, or otherwise cause performance or compliance with, any of the covenants or other agreements of such Debtor contained in this Security Agreement which such Debtor has failed to perform or with which such Debtor has not complied; (b) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (c) to defend any suit, action or proceeding brought against such Debtor with respect to any Collateral; (d) to settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, to give such discharges or releases as the Secured Party may deem appropriate; (e) to generally sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Secured Party were the absolute owner thereof for all purposes; (f) endorse such Debtor’s name on all applications, documents, papers and instruments necessary or desirable for the Secured Party in the use of the Proprietary Collateral; and (g) grant or issue any exclusive or non-exclusive license under the Proprietary Collateral to anyone, and to do, at the Secured Party’s option and such Debtor’s expense, at any time, or from time to time, all acts and things which the Secured Party deems necessary to protect, preserve or realize upon the Collateral and the Secured Party’s security interest therein, in order to effect the intent of this Security Agreement, all as fully and effectively as such Debtor might do. Each Debtor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

18.       Secured Party, Secured Creditors Not Liable; Waivers.

(a)        The powers conferred on the Secured Party hereunder are solely to protect its interests in the Collateral and shall not impose any duty upon it or any Secured Creditor to exercise any such powers. The Secured Party shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any Secured Creditor nor any of their respective officers, directors, employees or agents shall be responsible to the Debtors for any act or failure to act, except for its failure to exercise reasonable care in the custody of any Collateral in its

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possession, its own gross negligence or its own willful misconduct, as determined in a final judgment by a court of competent jurisdiction.

(b)        Except as otherwise provided in this Security Agreement, EACH DEBTOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE SECURED PARTY’S TAKING POSSESSION OR THE SECURED PARTY’S DISPOSITION OF ANY OF THE COLLATERAL, INCLUDING, WITHOUT LIMITATION, ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT WHICH SUCH DEBTOR WOULD OTHERWISE HAVE UNDER THE CONSTITUTION OR ANY STATUTE OF THE UNITED STATES OR OF ANY STATE, and each Debtor hereby further waives, to the extent permitted by law:

(i)           all damages occasioned by such taking of possession except any damages which are the direct result of the Secured Party’s failure to exercise reasonable care in taking of possession of any such Collateral, gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment;

(ii)          all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Secured Party’s rights hereunder; and

(iii)         all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Security Agreement or the absolute sale of the Collateral or any portion thereof, and each Debtor for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such laws.

Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the applicable Debtor therein and thereto, and shall be a perpetual bar both at law and in equity against such Debtor and against any and all persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under such Debtor.

19.       Authority to Execute Transfers. Without limitation of any authorization granted to the Secured Party hereunder, each Debtor also hereby authorizes the Secured Party, upon the occurrence and continuance of an Event of Default, to execute, in connection with the exercise by the Secured Party of its remedies hereunder, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.

20.       Performance by Secured Party of Debtor’s Obligations. If any Debtor fails to perform or comply with any of its agreements contained herein and the Secured Party shall itself perform or comply, or otherwise cause performance or compliance, with such agreement, the

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expenses of the Secured Party incurred in connection with such performance or compliance, together with interest thereon at the Specified Rate in effect from time to time, shall be payable by the Debtors to the Secured Party on demand and shall constitute Secured Obligations secured hereby. The Secured Party will notify the Debtors as soon as it is practicable of any action taken by it of the nature referred to herein.

21.       Reinstatement. The provisions of this Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Debtor for liquidation or reorganization, should such Debtor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of such Debtor’s assets or should any other financial impairment occur, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference”,  “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

22.       Termination of Security Interest; Release of Collateral. Upon the payment in full of all Secured Obligations and termination of all of the Commitments (other than Obligations, such as indemnities, which, by their terms survive the payment in full of the Loans and termination of all of the Commitments): (a) the security interests and licenses granted to the Secured Party under this Security Agreement shall terminate, (b) all rights to the Collateral shall revert to the applicable Debtor, (c) the Secured Party will, at the Debtors’ expense, execute and deliver to the applicable Debtor such documents as such Debtor may reasonably request to evidence the termination of such security interests and the release of such Collateral, and (d) this Security Agreement shall be terminated, and the Debtors shall have no further liabilities or obligations thereunder (except any liabilities and/or obligations which under the terms of this Security Agreement survive termination of such agreement). If (A) all of a majority of the Equity Interests of a Debtor or any of its successors in interest under this Agreement shall be sold or otherwise disposed of (including by merger or consolidation) or (B) a Debtor shall liquidate or dissolve, in each case under clauses (A) and (B) above, as permitted under the Credit Agreement, then, the obligations of such Debtor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by the Secured Party or any other Person effective as of the time of such sale, disposition, merger, consolidation, liquidation or dissolution. Upon the written request of the Debtors, the Secured Party shall also, at the applicable Debtor’s expense, provide such documents and take such actions as such Debtor may reasonably request to evidence or effectuate any automatic release of a Debtor or of a security interest, as provided in this Section 22 and Section 12, above.

23.       Events of Default. Any of the following shall be an “Event of Default” under this Security Agreement:

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(a)        any Debtor’s failure to perform when due any agreement or covenant to be performed by such Debtor pursuant to the terms of this Security Agreement (subject to the notice and cure provisions of Section 9.1.5 of the Credit Agreement); or

(b)        the occurrence of any other “Event of Default” under the Credit Agreement or any other Loan Document.

24.       Certain Remedies. In addition to the rights and remedies set forth in Section 25, below, upon the occurrence and during the continuance of an Event of Default, the Secured Party shall have the right, in any Debtor’s or the Secured Party’s name to: (i) notify Account Debtors and other persons indebted to such Debtor of the Secured Party’s interest in any such amounts payable to such Debtor, to instruct such Account Debtors and other Persons to remit such amounts directly to the Secured Party, and, upon collection of the same and apply same to the Secured Obligations, (ii) demand payment of the Collateral, (iii) enforce payment of the Collateral, by legal proceedings or otherwise, (iv) exercise all of such Debtor’s rights and remedies with respect to the collection of the Collateral, (v) settle, adjust, compromise, extend, or renew the Collateral, (vi) settle, adjust, or compromise any legal proceedings brought to collect the Collateral, (vii) if permitted by applicable law, sell or assign the Collateral upon such terms, for such amounts, and at such time or times as the Secured Party deems advisable, (viii) discharge and release the Collateral, (ix) take control, in any manner, of any item of payment or Proceeds relating to any Collateral, (x) prepare, file, and sign such Debtor’s name on a proof of claim in bankruptcy or similar document against any Account Debtor, and (xi) endorse the name of such Debtor upon any of the items of payment or Proceeds relating to any Collateral and deposit the same to the account of the Secured Party on account of the Secured Obligations. Without limiting the generality of the foregoing, the Secured Party shall have the right, in such Debtor’s or the Secured Party’s name to:

(a)        instruct the obligor or obligors on any agreement, instrument or other obligation constituting the Collateral to make any payment required by the terms of such instrument or agreement directly to the Secured Party; and

(b)        withdraw any or all monies, investment property, or instruments or other financial assets in any deposit account or securities account for application to the Secured Obligations.

25.       Additional Remedies. Upon the occurrence and during the continuance of an Event of Default, to the extent permitted by applicable law and in addition to any other right or remedy provided for in this Security Agreement, the Secured Party shall have each of the following rights and remedies:

(a)        General Rights and Remedies. The Secured Party shall have all of the rights and remedies of a secured party under the UCC or under other applicable law, and the Secured Party shall have all other legal and equitable rights to which the Secured Party may be entitled, all of which rights and remedies shall be cumulative, and none of which

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shall be exclusive, to the extent permitted by law, in addition to any other rights or remedies contained in this Security Agreement or in any of the other Loan Documents.

(b)        Possession of Collateral. The Secured Party shall have the right to take immediate possession of the Collateral and all Proceeds relating to such Collateral (from such Debtor or any other person who then has possession of any part thereof, with or without notice or process of law) and: (i) require such Debtor, at such Debtor’s expense, to assemble the Collateral and make it available to the Secured Party at such Debtor’s place of business or other location designated by the Secured Party that is reasonably convenient to such Debtor (it being understood that such Debtor’s obligation so to deliver the Collateral is of the essence of this Security Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Secured Party shall be entitled to a decree requiring specific performance by such Debtor of said obligation) or (ii) enter any of the premises of such Debtor or wherever any Collateral shall be located and to keep and store the same on such premises until sold. The Secured Party may direct such Debtor in writing to deliver Collateral to the Secured Party at any place or places reasonably designated by the Secured Party, in which event such Debtor shall at its own expense:

(i)           forthwith cause the same to be moved to the place or places so reasonably designated by the Secured Party and there delivered to the Secured Party,

(ii)          store and keep any Collateral so delivered to the Secured Party at such place or places pending further action by the Secured Party, and

(iii)        while the Collateral shall be so stored and kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition.

If the premises on which the Collateral is located is owned or leased by such Debtor, then such Debtor shall not charge the Secured Party for storage of such Collateral on such premises for a period of at least one hundred eighty (180) days after the date on which Secured Party enters onto such premises and takes possession of the Collateral.

(c)        License to Liquidate. The Secured Party is hereby granted an exclusive license or other right to use, without charge, each Debtor’s labels, patents, copyrights, rights of use of any name or trade secrets, as it pertains to the Collateral, in advertising for sale and selling any Collateral and such Debtor’s  rights under all licenses and all franchise agreements shall inure to the Secured Party’s benefit.

(d)        Foreclosure of Liens. The Secured Party shall have the right to foreclose the Liens created under this Security Agreement and each of the other Loan Documents or under any other agreement relating to the Collateral.

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(e)        Disposition of Collateral. The Secured Party shall have the right to sell or to otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, wholesale dispositions, or sales pursuant to one or more contracts, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as the Secured Party, in its discretion, may deem advisable. Each Debtor acknowledges and covenants that ten (10) days prior written notice to such Debtor of any public or private sale or other disposition of Collateral shall be reasonable notice thereof, and such sale shall be at such Debtor’s premises or at such other locations where the Collateral then is located, or as otherwise determined by the Secured Party. The Secured Party shall have the right to conduct such sales on such Debtor’s premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law without further requirement of notice to such Debtor, and such Debtor shall permit the Secured Party to conduct a sale or sales from such premises at any time and from time to time and permit purchasers and prospective purchasers access to such premises and the Collateral for the purposes of inspecting, bidding, removal of Collateral and other activities incident to such sale. The Secured Party shall have the right to bid or credit bid any such sale on its own behalf. Each Debtor recognizes and acknowledges that the Secured Party may be unable to effect a public sale of all or a part of the Collateral by reason of certain prohibitions contained in the Securities Act of 1933, as amended, as now or hereafter in effect, or in applicable Blue Sky or other state securities laws, as now or hereafter in effect, but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Debtor agrees that private sales so made may be at prices and other terms less favorable to the seller than if such Collateral were sold at public sales, and that the Secured Party has no obligation to delay sale of any such Collateral for the period of time necessary to permit such Debtor, even if such Debtor would agree, to register such Collateral for public sale under such applicable securities laws. Each Debtor agrees that private sales made under the foregoing circumstances shall not be deemed to have been made in a commercially unreasonable manner by that fact alone.

(f)         Rights and Remedies Concerning Proprietary Collateral. Without limiting the generality of Sections 24 and 25 hereof, the Secured Party may take any or all of the following actions: (i) declare the entire right, title and interest of such Debtor in each of the patents, copyrights, trademarks and other Proprietary Collateral vested, in which event such right, title and interest shall immediately vest in the Secured Party, in which case such Debtor agrees to execute an assignment in form and substance reasonably satisfactory to the Secured Party or all its right, title, and interest to such Proprietary Collateral to the Secured Party; (ii) take and practice, use or sell the Proprietary Collateral; (iii) direct such Debtor to refrain, in which event such Debtor shall refrain, from using or practicing the Propriety Collateral directly or indirectly, and such Debtor shall execute such other and further documents as the Secured Party may request further to confirm this and to transfer ownership of the Proprietary Collateral to the Secured Party and (iv) bring suit in its own name to enforce the patents, trademarks, copyrights or service marks secured hereby and, if

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the Secured Party shall commence any such suit, each Debtor shall, at the request of the Secured Party, do any and all lawful acts and execute any and all proper documents required by the Secured Party in aid of such enforcement.

(g)        Rights and Remedies Concerning Material Collateral. Without limiting the generality of Sections 24 and 25 hereof, the Secured Party may take any or all of the following actions: (a) transfer into its own name, or into the name of its nominee, all or any part of the Material Collateral, thereafter receiving all dividends, income or other distributions upon the Material Collateral (including, without limitation, any and all monies, claims and other amounts due and to become due at any time in respect of or arising out of the Material Notes); (b) take control of and manage all or any of the Material Collateral, including, without limitation, exercising any right, power or privilege granted thereunder and (c) apply to the payment of any of the Secured Obligations, whether any be due and payable or not, any moneys, including cash dividends and income from any Material Collateral, now or hereafter in the hands of the Secured Party or any Affiliate of the Secured Party, on deposit or otherwise, belonging to any Debtor, as the Secured Party in its sole discretion shall determine.

26.       Application of Proceeds. All Collateral and Proceeds of Collateral obtained and realized by the Secured Party from the exercise of remedies hereunder or under any other documents relating to this Security Agreement shall, unless otherwise required by the terms of the other Loan Documents or by applicable law, be applied as provided in Section 9.2.4 of the Credit Agreement.

27.       Agent. The Secured Party will hold in accordance with this Security Agreement all items of the Collateral at any time received under this Security Agreement. The acceptance by the Secured Party of this Security Agreement, with all the rights, powers, privileges and authority so created, shall not at any time or in any event obligate the Secured Party to appear in or defend any action or proceeding relating to the Collateral to which it is not a party, or to take any action hereunder or thereunder, or to expend any money or incur any expenses or perform or discharge any obligation, duty or liability under the Collateral. Each Debtor and, by accepting the benefits of this Security Agreement, each Secured Creditor acknowledges and agrees that the rights and obligations of the Secured Party shall be as set forth in Section 10 of the Credit Agreement. Notwithstanding anything to the contrary contained in Section 10 of the Credit Agreement, this Section 27, and the duties and obligations of the Secured Party set forth herein, may not be amended or modified without the consent of the Secured Party.

28.       Enforcement on Behalf of Secured Creditors. The Secured Creditors agree by their acceptance of the benefits hereof that this Security Agreement may be enforced on their behalf only by the action of the Secured Party, acting upon the instructions of the Required Lenders and that no other Secured Creditor shall have any right individually to seek to enforce or to enforce this Security Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Secured Party, for the benefit of the Secured Creditors, upon the terms of this Security Agreement.

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29.       Binding Effect; No Other Beneficiaries. This Security Agreement shall become effective when it shall have been executed by the Debtors and by the Secured Party and thereafter shall be binding upon and inure to the benefit of the Debtors and the Secured Party and their respective permitted successors and assigns. No creditor of any Debtor, or other person claiming by, through or under such Debtor or any of its Affiliates, other than the Secured Party and the other Secured Creditors, and their respective successors and assigns, shall be a beneficiary or third party beneficiary of this Security Agreement or otherwise shall derive any right or benefit herefrom.

30.       Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile transmission, email or cable communication) and mailed, telegraphed, telexed, transmitted, cabled or delivered, (i) if to a Debtor, at its address specified in or pursuant to the Credit Agreement and

(ii) if to the Secured Party, at its address specified in or pursuant to the Credit Agreement, or in any case at such other address as any such party listed may hereafter notify the others in writing. All such notices and communications shall be mailed, telegraphed, telexed, telecopied, emailed or cabled or sent by overnight courier, and shall be effective when received, unless otherwise provided in the Credit Agreement.

31.       Governing Law. This Security Agreement shall be governed by and construed in accordance with the Laws of the State of New York and the respective rights and obligations of the Debtors and the Secured Party shall be governed by, and construed in accordance with, the law of the State of New York (without reference to the conflicts of law principles thereof other than Section 5-1401 of the New York General Obligations Law); provided that the UCC shall govern the attachment and perfection of the security interests created hereby.

32.       Severability of Provisions; Captions. Any provision of this Security Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Security Agreement.

33.       Effectiveness of Security Documents. Some or all of the Debtors may execute and deliver to the Secured Party additional Loan Documents granting Liens in favor of the Secured Party governed by the laws of New York or of other jurisdictions, including foreign jurisdictions; and some or all of such other Loan Documents may also grant rights and interests in property that is part of the Collateral hereunder. All such rights and interests granted to the Secured Party in such other Loan Documents are intended to be, and shall be, cumulative with the rights and interests granted to the Secured Party, for the benefit of the Secured Creditors, in this Security Agreement; and this Security Agreement shall not be construed to impugn the effectiveness of, or the security interests or other Liens granted by, any of such other Loan Documents, nor shall any of such other Loan Documents be construed to impugn the effectiveness of, or the security interests or other Liens granted by, this Security Agreement.

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34.       Amendments, Waivers. No amendment to or waiver of any provision of this Security Agreement, and no consent to any departure by any party hereto, shall be effective unless in a writing signed by the other party pursuant to Section 11.1 of the Credit Agreement. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

35.       Counterparts; Signatures. This Security Agreement may be executed manually, by electronic transmission or by facsimile by the parties hereto, in any number of counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

36.       Entire Agreement. This Security Agreement and the Loan Documents referred to in or otherwise contemplated by this Security Agreement set forth the entire agreement of the parties as to the transactions contemplated by this Security Agreement.

37.       Specific Performance. Each Debtor acknowledges and agrees that, in addition to the other rights of the Secured Party hereunder and under the other Loan Documents, because the Secured Party's remedies at law for failure of such Debtor to comply with the provisions hereof relating to the Secured Party's rights (i) to inspect the books and records related to the Collateral, (ii) to receive the various notifications such Debtor is required to deliver hereunder, (iii) to obtain copies of agreements and documents as provided herein with respect to the Collateral, (iv) to enforce the provisions hereof pursuant to which such Debtor has appointed the Secured Party its attorney-in-fact, and (v) to enforce the Secured Party's remedies hereunder, would be inadequate and that any such failure would not be adequately compensable in damages, such Debtor agrees that each such provision hereof may be specifically enforced.

38.       JURY TRIAL WAIVER. EACH DEBTOR AND THE SECURED PARTY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG ANY DEBTOR, THE SECURED PARTY, THE LENDERS, ANY OTHER SECURED CREDITOR, ANY DEBTOR OR ANY SUBSIDIARY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS SECURITY AGREEMENT, THE CREDIT AGREEMENT, OR ANY NOTE, GUARANTY OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, WITH THE CREDIT AGREEMENT OR WITH THE TRANSACTIONS RELATED THERETO. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims, and all other statutory and common law claims. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS OF THIS SECURITY AGREEMENT. In the event of litigation, this provision may be filed as a written consent to a trial by the court.

39.       Ferroglobe PLC Pledge Limitations. Notwithstanding anything to the contrary contained herein, the Borrower is entering into this Security Agreement solely to grant a security

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interest in all of the Borrower’s right, title and interest in the Equity Interests issued by Globe Specialty Metals, Inc. (the “Globe Equity Interests”), and the representations, warranties, covenants and other provisions of this Security Agreement shall apply to the Borrower solely with respect to the Globe Equity Interests.

[No further provisions are on this page; the next page is the signature page.

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IN WITNESS WHEREOF, the parties have caused this Security Agreement to be executed by their respective officers and agents thereunto duly authorized, as of the date first above written.

DEBTORS:

EXECUTED by FERROGLOBE PLC
acting by a Director in	[Signature of Director]
the presence of
................................………………..

[Signature of witness]

................................………………..

Name:

Address:

Occupation:

[Signature Page to US Security Agreement]

GLOBE SPECIALTY METALS, INC., a
Delaware corporation

By: __________________________________
Name: ________________________________
Title: _________________________________
ALABAMA SAND AND GRAVEL, INC., a
Delaware corporation
GLOBE METALLURGICAL INC., a Delaware
corporation
ALDEN RESOURCES LLC, a Delaware limited
liability company
ARL RESOURCES, LLC, a Delaware limited
liability company
ARL SERVICES, LLC, a Delaware limited
liability company
ALDEN SALES CORP, LLC, a Delaware limited
liability company
CORE METALS GROUP HOLDINGS LLC, a
Delaware limited liability company
CORE METALS GROUP LLC, a Delaware
limited liability company
METALLURGICAL PROCESS MATERIALS,
LLC, a Delaware limited liability company
TENNESSEE ALLOYS COMPANY, LLC, a
Delaware limited liability company
GSM SALES, INC., a Delaware corporation
NORCHEM, INC., a Florida corporation
GATLIFF SERVICES, LLC, a Delaware limited
liability company

By: __________________________________
Name: ________________________________
Title: _________________________________

[Signature Page to US Security Agreement]

SECURED PARTY:

PNC BANK, NATIONAL
ASSOCIATION, as Administrative Agent

By: __________________________________
Name: ________________________________
Title: _________________________________

[Signature Page to US Security Agreement]

Schedule 6(a)

Place of Business, Jurisdiction Where Organized, Locations of Collateral

Organizational Information:

Debtor	Type of Organization	Jurisdiction of Formation	State Organizational Identification Number	U.S. Federal Tax Identification Number
20-055624

Locations:

Debtor	Principal Place of Business	Chief Executive Office	Location of Books and Records	Other Locations

Schedule 6(b)

Collateral in Possession of Bailee, Warehouseman, Processor or Consignee:

Debtor	Name / Location	Nature of Relationship

Schedule 6(c)

Other names

Schedule 6(d)

Mergers, Acquisitions, etc.

Schedule 6(e)

Deposit Accounts

Debtor	Type of Account	Name and Address of Bank	Account Number

Securities Accounts

Debtor	Type of Account	Name and Address of Securities Intermediary	Account Number

Commodities Accounts

Debtor	Type of Account	Name and Address of Commodities Intermediary	Account Number

Schedule 6(f)

Commercial Tort Claims

Schedule 6(g)

Equity Interests

Schedule 6(m)

Material Notes

Schedule 6(n)

Proprietary Collateral

Patents:

Patent Applications:

Copyrights:

Copyright Applications:

Trademarks, Trade Name and Service Marks:

Trademark Applications:

Domain Names:

Schedule 7(b)

Taking of Actions That Shall Constitute a Legal, Valid, and Enforceable First Priority Security

Interest in All of the Collateral of Such Debtor

EXHIBIT 1.1(S)(2)

UK SECURITY AGREEMENT

[See attached]

DATED	2018

FERROGLOBE PLC
as Borrower	(1)

and

PNC BANK, NATIONAL ASSOCIATION
as UK Security Trustee	(2)

DEBENTURE

Squire Patton Boggs (UK) LLP

6 Wellington Place

Leeds LS1 4AP

United Kingdom

DX 321081 Leeds 18

O +44 113 284 7000

F +44 113 284 7001

Reference TXT1/SQU.038-0352

CONTENTS

1	INTERPRETATION	1
2	COVENANT TO PAY	6
3	FIXED CHARGES	6
4	FLOATING CHARGE	6
5	CONTINUING SECURITY	8
6	REPRESENTATIONS AND WARRANTIES	10
7	GENERAL UNDERTAKINGS	11
8	ACCOUNTS AND RECEIPTS	12
9	MONETARY CLAIMS	13
10	SHARES	14
11	INTELLECTUAL PROPERTY	16
12	FURTHER ASSURANCE	17
13	POWER TO REMEDY	17
14	ENFORCEMENT OF SECURITY	17
15	ADMINISTRATORS AND RECEIVERS	18
16	APPLICATION OF PROCEEDS	21
17	POWER OF ATTORNEY	21
18	PROTECTION OF UK SECURITY TRUSTEE AND RECEIVERS	22
19	PROTECTION OF THIRD PARTIES	22
20	DELEGATION BY UK SECURITY TRUSTEE	22
21	REDEMPTION OF PRIOR MORTGAGES	23
22	RELEASE OF THE SECURITY	23
23	PAYMENTS	23
24	COSTS AND EXPENSES	23
25	ASSIGNMENTS AND TRANSFERS	24
26	REMEDIES AND WAIVERS	24

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27	SET-OFF	24
28	ADDITIONAL PROVISIONS	25
29	NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION	26
30	GOVERNING LAW	26
31	ENFORCEMENT AND JURISDICTION	26
32	COUNTERPARTS AND EFFECTIVENESS	28
SCHEDULE 1 DETAILS OF CERTAIN ASSETS		29
PART 1 REGISTERED INTELLECTUAL PROPERTY		29
PART 2 SHARES		30
PART 3 CHARGED ACCOUNTS		31
SCHEDULE 2 FORMS OF NOTICE AND ACKNOWLEDGEMENT		32
PART 1		32
PART 1A FORM OF NOTICE TO BANK WITH WHOM ACCOUNT MAINTAINED		32
PART 1B FORM OF ACKNOWLEDGEMENT		34
SIGNATURES		36

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DATE OF DEBENTURE	2018

PARTIES

(1)          FERROGLOBE PLC (Company Number 09425113) whose registered office is at 5 Fleet Place, London, England EC4M 7RD (the "Borrower")

(2)          PNC BANK, NATIONAL ASSOCIATION as Administrative Agent and trustee for the Secured Parties (the "UK Security Trustee", which expression includes any person which is for the time being a trustee (or a co-trustee) for the Secured Parties)

INTRODUCTION

A           The Borrower, the Guarantors party thereto as the "Guarantors", the Lenders party thereto as the "Lenders", PNC Bank, National Association, as the "Administrative Agent", and PNC Bank, National Association as the "Swing Loan Lender" and the "Issuing Lender", are the parties to that certain Credit Agreement of even date herewith (as amended, restated, supplemented, replaced and otherwise modified from time to time, the "Credit Agreement").

B           It is a condition precedent to the effectiveness of the Credit Agreement that the Borrower executes and delivers this Debenture.

C           The board of directors of the Borrower is satisfied that entering into this Debenture would be most likely to promote the success of the Borrower for the benefit of its members as a whole and to the further benefit and advantage of the Borrower.

D           The UK Security Trustee holds the Liens, the UK Collateral and the benefit of this Debenture on trust for itself and the other Secured Parties on the terms of this Debenture and the Credit Agreement.

IT IS AGREED THAT:

1            INTERPRETATION

1.1         Definitions

In this Debenture the following terms have the meanings given to them in this clause.

"Account" means any account now or in the future opened or maintained by the Borrower with a bank or other financial institution in the United Kingdom (and any replacement account or subdivision or subaccount of that account), all amounts from time to time standing to the credit of, or accrued or accruing on, such account and all Related Rights.

"Acknowledgement" means a duly completed acknowledgement in the form set out in the relevant Part of Schedule 2 (Forms of Notice and Acknowledgement) being Part 1B in the case of Charged Accounts, or in such other form as may be approved by the UK Security Trustee.

"Administrator" means an administrator appointed under schedule B1 to the Insolvency Act.

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"Charged Accounts" means:

(a)        each Collateral Account;

(b)        each Account identified in Part 3 of Schedule 1 (Details of Certain Assets); and

(c)        any other Account maintained by the Borrower with a bank in the United Kingdom.

"Collateral Account" means any Account that may from time to time be opened by the Borrower with the UK Security Trustee pursuant to clause 8.1 (Accounts: General).

"Credit Agreement" has the meaning given in Recital A above.

"Default Rate" means the rate specified in clause 4.3.2 (Other Obligations) of the Credit Agreement.

"Insolvency Act" means the Insolvency Act 1986.

"Insurances" means all contracts and policies of insurance of whatever nature which are, from time to time, taken out by or on behalf of the Borrower or (to the extent of such interest) in which the Borrower has an interest.

"Intellectual Property" means:

(a)        any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)        the benefit of all applications and rights to use such assets of the Borrower (which may now or in the future subsist),

including, without limitation, the Registered Intellectual Property.

"Law of Property Act" means the Law of Property Act 1925.

"Lien" means a mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security or any other agreement or arrangement having a similar effect.

"Monetary Claims" means any book and other debts and monetary claims of any nature owing to the Borrower and any proceeds of such debts and claims (including any claims or sums of money deriving from or in relation any claim, return of premium or the proceeds paid or payable in respect of any Insurance, any court order or judgment, any contract or other agreement to which the Borrower is a party and any

2

other assets, property, rights or undertaking of the Borrower, but excluding the Accounts), included all Related Rights in connection with each Monetary Claim.

"Notice of Security" means a duly completed notice of security in the form set out in the relevant Part of Schedule 2 (Forms of Notice and Acknowledgement) being Part 1A, in the case of Charged Accounts, or in such other form as may be approved by the UK Security Trustee.

"Receiver" means a receiver and manager or any other receiver (whether appointed pursuant to this Debenture or any statute, by a court or otherwise) of all or any of the Secured Assets and shall, where permitted by law, include an administrative receiver.

"Registered Intellectual Property" means patents, petty patents, utility models, registered trade marks, registered designs and registered copyright, including applications for any of the same which is registered, or subject to an application to be registered, at the UK Intellectual Property Office or the EU Intellectual Property Office.

"Related Rights" means, in relation to any asset:

(a)        the proceeds of sale of all or any part of that asset;

(b)        all rights under any licence, agreement for sale or agreement for lease in respect of that asset;

(c)        all rights, powers, benefits, claims, contracts, warranties, remedies, security, guarantees, indemnities or covenants for title in respect of that asset; and

(d)        any monies, proceeds or income paid or payable in respect of that asset.

"Secured Assets" means all of the assets, rights, title, interests and benefits of the Borrower from time to time subject to the Security.

"Secured Obligations" means any and all of the Obligations, including, without limitation, any Loan Party’s indebtedness and other obligations in respect of the following:

(a)        all principal of and interest on Loans or advances or other extensions of credit to or for the benefit of the Borrower, which such Loans or advances may be evidenced by promissory notes (the "Notes", such term to include all notes and other instruments or securities issued in exchange therefor or in replacement thereof);

(b)        all Letter of Credit Obligations;

(c)        all obligations arising in connection with Other Lender Provided Financial Service Products;

(d)        all Foreign Currency Hedge Liabilities and all Interest Rate Hedge Liabilities;

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(e)        all commitment fees and other amounts from time to time owing to the Secured Parties under or in connection with the Credit Agreement, any Security Agreement, any Guaranty or any other Loan Document;

(f)         all costs and expenses (including, but not limited to, reasonable attorneys’ fees) incurred by the Secured Parties in the collection of any or all amounts due and payable under the Credit Agreement and in the enforcement of their rights under the Credit Agreement, the Notes, any Guaranty Agreement, any Security Agreement or any other Loan Document, in all cases, to the extent and as provided for in the Credit Agreement and such other Loan Documents;

(g)        to the extent not otherwise addressed above, all other Obligations; and

(h)        all extensions, renewals or refinancings thereof, in whole or in part, whether such Obligations, liabilities, or Indebtedness are direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising and including Obligations, liabilities, and Indebtedness arising or accruing after the commencement of an Insolvency Proceeding with respect to the Borrower, any other Loan Party or any Subsidiary or which would have arisen or accrued but for the commencement of such Insolvency Proceeding, even if the claim for such Obligation, liability, or Indebtedness is not enforceable or allowable in such Insolvency Proceeding, and including all Obligations, liabilities, and Indebtedness arising from any extensions of credit under or in connection with the Loan Documents from time to time, regardless whether any such extensions of credit are in excess of the amount committed under or contemplated by the Loan Documents or are made in circumstances in which any condition to extension of credit is not satisfied; provided, however, that notwithstanding anything to the contrary in the foregoing or otherwise in any Security Agreement, the Secured Obligations shall not include Excluded Hedge Liabilities, provided that no Obligation shall be included in the definition of "Secured Obligations" to the extent that, if it were so included, the Security (or any part thereof) or any other provision of this Debenture would be unlawful or prohibited by any applicable law.

"Secured Parties" means each of the Secured Parties (as defined in the Credit Agreement) and any Receiver.

"Security" means the Liens created or intended to be created by this Debenture.

"Security Period" means the period beginning on the date of this Debenture and ending on the date upon which the UK Security Trustee is satisfied that:

(a)        none of the Secured Parties is under any obligation (whether actual or contingent) to make advances or provide other financial accommodation to any Loan Party under any of the Loan Documents; and

(b)        all Secured Obligations have been unconditionally and irrevocably paid in full.

"Shares" means the shares identified in Part 2 of Schedule 1 (Details of Certain Assets) (if any) and all other shares in the capital of any company incorporated in

4

England and Wales now or in the future legally or beneficially owned by the Borrower and/or any nominee on its behalf, but excluding any shares in a Joint Venture where the constitutional documents of that Joint Venture prohibit the charging of such shares, together with all warrants, options or other rights to subscribe for, purchase or otherwise acquire any securities and investments in each case whether held directly by or to the order of the Borrower or by any custodian, nominee, fiduciary, clearance system or other similar person on its behalf (and all rights against any such person).

1.2        Defined Terms

Unless this Debenture provides otherwise or the context otherwise requires, a term which is defined (or expressed to be subject to a particular construction) in the Credit Agreement shall have the same meaning (or be subject to the same construction) in this Debenture.

1.3        Incorporation of Terms

The terms of the Loan Documents and any side letters between the Borrower and the Secured Parties are incorporated into this Debenture to the extent required for any purported disposition contained in this Debenture to be a valid disposition in accordance with Section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989.

1.4       Certificates

Any certification or determination by a Secured Party of a rate or amount of any Secured Obligation owed to it shall be, in the absence of manifest error, conclusive evidence of the existence and amount of such Secured Obligation.

1.5        Nominees

If the UK Security Trustee causes or requires Shares or any other asset to be registered in the name of a nominee for the UK Security Trustee, any reference in this Debenture to the UK Security Trustee shall, if the context so permits or requires, be construed as a reference to each of the UK Security Trustee and such nominee.

1.6        Third Party Rights

(a)         The terms of this Debenture may be enforced only by a party to it and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded, provided that any Receiver and any other Secured Party may rely on and enforce this Debenture.

(b)         The parties to this Debenture may vary or rescind this Debenture without the consent of any third party.

1.7        Clause and Schedule Headings

(a)          Unless otherwise stated, any reference in this Debenture to a clause or a Schedule shall be construed as a reference to a clause of or a schedule to this Debenture.

5

(b)         Clause and Schedule headings are for ease of reference only and shall not affect the construction of this Debenture.

2            COVENANT TO PAY

2.1         Covenant to Pay

The Borrower agrees, as primary obligor and not only as a surety, that it will pay and discharge the Secured Obligations as and when they fall due or, if no time for payment is specified in respect of the same, promptly on demand of the UK Security Trustee.

2.2         Interest

Any Secured Obligation which is owed by the Borrower under this Debenture and is not paid when due shall bear interest at the Default Rate from the due date until the date on which such Secured Obligation is unconditionally and irrevocably paid in full and such interest shall accrue from day to day (after as well as before judgment) and be payable by the Borrower on demand of the UK Security Trustee.

3            FIXED CHARGES

The Borrower, with full title guarantee and as continuing security for the payment and discharge of the Secured Obligations, charges in favour of the UK Security Trustee to hold the same on trust for the Secured Parties on the terms set out in the Credit Agreement:

(a)        by way of first fixed charge all the Borrower's present and future right, title and interest in and to and the benefit of:

(i)          all plant and machinery, equipment, computers and other chattels (excluding any for the time being forming part of the Borrower's stock- in-trade or work in progress or any vehicles) owned by the Borrower or (to the extent of such interest) in which the Borrower has an interest and the benefit of all contracts and warranties relating to the same;

(ii)         all Charged Accounts;

(iii)        all Shares and all Related Rights;

(iv)        any pension fund (to the extent permitted by law);

(v)         all goodwill and uncalled capital of the Borrower; and

(vi)        all of the Registered Intellectual Property (if any) specified in Schedule 1 (Details of Certain Assets) and all other Registered Intellectual Property of the Borrower.

4            FLOATING CHARGE

4.1         Creation of Floating Charge

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(a)         The Borrower, with full title guarantee and as continuing security for the payment and discharge of the Secured Obligations, charges in favour of the UK Security Trustee to hold the same on trust for the Secured Parties on the terms set out in the Credit Agreement by way of a first floating charge all its undertaking and assets whatsoever and wheresoever both present and future, not effectively charged pursuant to clause 3 (Fixed Charges).

(b)         Paragraph 14 of Schedule B1 to the Insolvency Act applies to the floating charge created pursuant to this clause 4 (Floating Charge).

4.2         Conversion of Floating Charge

(a)        The UK Security Trustee may, by notice to the Borrower, convert the floating charge created under this Debenture with immediate effect into a fixed charge if:

(i)          the Security becomes enforceable in accordance with clause 14 (Enforcement of Security);

(ii)         the UK Security Trustee in good faith considers any of the Secured Assets to be in danger of being seized or sold under or pursuant to any form of distress, attachment, execution or other legal process or otherwise to be in jeopardy; or

(iii)        the UK Security Trustee considers such conversion to be necessary to protect the priority of the Security,

and such fixed charge shall apply to all assets subject to the floating charge unless and to the extent that such notice otherwise specifies.

(b)        The floating charge created under this Debenture shall (in addition to the circumstances in which the same will occur under general law) automatically be converted into a fixed charge (without notice) as regards all the assets subject to the floating charge at such time:

(i)          upon the convening of a meeting of the members of the Borrower to consider a resolution to wind up the Borrower;

(ii)         upon the presentation of a petition to wind up the Borrower or the presentation or making of an application for a warrant of execution or a third party debt order or charging order in respect of any of the Secured Assets subject to the floating charge under this Debenture;

(iii)        upon the issue and notice of distraint by HM Revenue and Customs or other competent authority, or upon any steps being taken to distrain for rent against any property of the Borrower; or

(iv)        if the Borrower fails to comply with its covenant in clause 7.1 (Negative Pledge and Disposals) of this Debenture,

provided that nothing in this Debenture shall cause the floating charge to crystallise by reason of the Borrower obtaining or of anything being done with

7

a view to the Borrower obtaining a moratorium under Section 1A of and Schedule A1 to the Insolvency Act.

(c)         The giving of notice by the UK Security Trustee pursuant to paragraph (a) above in relation to any of the Secured Assets shall not be construed as a waiver or abandonment of the right of the UK Security Trustee to serve similar notices in respect of any other of the Secured Assets or of any other of the rights of the Secured Parties (or any of them) under any Loan Document.

(d)         If the floating charge has crystallised pursuant to either paragraph (a) or (b) above but the circumstances giving rise to such crystallisation have ceased to apply, the UK Security Trustee may by notice to the Borrower convert the relevant charge(s) back to a floating charge in respect of such assets or crystallised charge.

5            CONTINUING SECURITY

5.1         Continuing and Independent Security

The Security shall constitute and be continuing security which shall not be released or discharged by any intermediate payment or settlement of all or any of the Secured Obligations, shall continue in full force and effect until the end of the Security Period and is in addition to and independent of, and shall not prejudice or merge with, any other security (or any right of set-off) which the UK Security Trustee or any other Secured Party may hold at any time for the Secured Obligations or any of them.

5.2         New Accounts

If the UK Security Trustee receives notice of any Lien created or arising after the date of this Debenture in respect of the Secured Assets or any of them or makes demand of the Borrower for payment of any or all of the Secured Obligations:

(a)         the UK Security Trustee may open a new account or accounts in respect of any or all of the Secured Obligations (and if it does not do so it shall be treated as if it had done so at the time it received such notice or made such demand); and

(b)         thereafter any amounts paid to the UK Security Trustee in respect of the Secured Obligations, or realised or recovered by the UK Security Trustee under this Debenture, shall be credited to a new account (or be treated as having been so credited) and not applied (or be treated as having been applied) in or towards payment of all or any of the Secured Obligations.

5.3         Avoidance of Payments

Where any release, discharge or other arrangement in respect of any Secured Obligation or any Lien which any Secured Party may hold for such Secured Obligation is given or made in reliance on any payment or other disposition which is avoided or must be repaid in an insolvency, liquidation or otherwise, and whether or not such Secured Party has conceded or compromised any claim that any such payment or other disposition will or should be avoided or repaid, this Debenture and the Security shall continue as if such release, discharge or other arrangement had not been given or made.

8

5.4         Immediate Recourse

Neither the UK Security Trustee nor any other Secured Party shall be obliged before exercising any of the rights conferred on it by this Debenture or by law to seek to recover amounts due from any Loan Party or to exercise or enforce any other rights or security it may have or hold in respect of the Secured Obligations or any of them.

5.5         Waiver of Defences

Neither the obligations of the Borrower under this Debenture, nor the Security and the rights, powers and remedies conferred on the UK Security Trustee by this Debenture or by law shall be discharged, impaired or otherwise affected by:

(a)         the winding-up, dissolution, administration or reorganisation of any Loan Party or any other person or any change in the status, function, control or ownership of any Loan Party or any such person;

(b)         any of the Secured Obligations or any other security held by the UK Security Trustee or any other Secured Party in respect thereof being or becoming illegal, invalid, unenforceable or ineffective in any respect;

(c)         any time or other indulgence being granted or agreed to or with any Loan Party or any other person in respect of the Secured Obligations or any of them or in respect of any other security held by the UK Security Trustee or any other Secured Party in respect thereof;

(d)         any amendment to, or any variation, waiver or release of, the Secured Obligations or any of them or any other security, guarantee or indemnity held by the UK Security Trustee or any other Secured Party in respect thereof;

(e)         any total or partial failure to take or perfect any security proposed to be taken in respect of the Secured Obligations or any of them;

(f)          any total or partial failure to realise the value of, or any release, discharge, exchange or substitution of, any other security, guarantee or indemnity held by the UK Security Trustee or any other Secured Party in respect of the Secured Obligations or any of them; or

(g)         any other act, event or omission which might operate to discharge, impair or otherwise affect the obligations of the Borrower under this Debenture, the Security or any of the rights, powers and remedies conferred on the UK Security Trustee and the other Secured Parties by this Debenture or by law.

5.6         No Competition

Any right which the Borrower may have by way of subrogation, contribution or indemnity in relation to the Secured Obligations, or otherwise to claim or prove as a creditor of any Loan Party or any other person or its estate in competition with the UK Security Trustee or any other Secured Party, shall be exercised by the Borrower only if and to the extent that the UK Security Trustee so requires and in such manner and upon such terms as the UK Security Trustee may specify and the Borrower shall hold any moneys, rights or security held or received by it as a result of the exercise of any such rights on trust for the UK Security Trustee for application in accordance with the

9

terms of this Debenture as if such moneys, rights or security were held or received by the UK Security Trustee under this Debenture.

5.7         Appropriation

Neither the UK Security Trustee nor any other Secured Party shall be obliged to apply any sums held or received by it in respect of the Secured Obligations in or towards payment of the Secured Obligations and any such sum shall be held by or paid to the UK Security Trustee for application pursuant to the terms of this Debenture provided that any such sum may be credited to a suspense or impersonal account and held in such account pending the application from time to time of such sums in or towards discharge of the Secured Obligations.

6            REPRESENTATIONS AND WARRANTIES

The Borrower makes the representations and warranties set out in clauses 6.1 (Shares) to 6.4 (No Lien from any Loan Party) to each Secured Party and acknowledges that each of the Secured Parties has entered into the Loan Documents to which it is party in reliance on such representations and warranties.

6.1         Shares

(a)         It has good and marketable title to all of the Shares it purports to own, free and clear in each case of any Lien (following the amendment to the articles of association of Ferroglobe Services (UK) Limited as required by the provisions of Schedule 8.1.11 of the Credit Agreement), and all such Shares have been validly issued and are fully paid and nonassessable.

(b)         Its Shares and all Related Rights are within the Borrower's disposition and control and the terms of each Share and each Related Right, if applicable, and of the memorandum and articles of association or other constitutional documents of each issuer of such Shares (following the amendment to the articles of association of Ferroglobe Services (UK) Limited as required by the provisions of Schedule 8.1.11 of the Credit Agreement) do not restrict or otherwise limit the Borrower's ability to transfer, mortgage, charge or otherwise grant security in respect of any of its Shares and/or the Related Rights.

(c)         It will not take any action whereby the rights attaching to, or the Security over, its Shares and the Related Rights are altered, diluted or otherwise adversely affected except with the prior written consent of the UK Security Trustee.

(d)         Save as otherwise expressly permitted under the Loan Documents, it has not sold or granted any rights of pre-emption over or agreed to sell or grant any right of pre-emption over or otherwise disposed of or agreed to dispose of the benefit of all or any of its rights, title, interests or benefits in, to or in respect of all or any of its Shares or any of the Related Rights.

6.2         Intellectual Property

(a)         Set out in Part 1 of Schedule 1 (Details of Certain Assets) is a true and complete list of all Intellectual Property registered in the UK Intellectual

10

Property Office or EU Intellectual Property Office, as applicable, that it now owns or uses in connection with its business.

(b)         It owns and possesses the valid right to use the Intellectual Property, without any known conflict with the rights of others, and no litigation or proceeding is pending, or, to the best of its knowledge, threatened against it, which might, if successful, adversely affect its interest in the Intellectual Property in any material respect.

6.3         Account Terms

The terms on which its Accounts are maintained do not restrict or otherwise limit its right to transfer or charge such Accounts.

6.4         No Lien from any Loan Party

It has not requested or taken any Lien from any Loan Party for any obligations or liabilities of any Loan Party to it unless such Lien is a Permitted Lien.

6.5         Repetition

The representations and warranties set out in clauses 6.1 (Shares) to 6.4 (No Lien from any Loan Party):

(a)          shall survive the execution of each Loan Document and each advance under the Credit Agreement; and

(b)          are made on the date of this Debenture and are deemed to be repeated on the date of each advance under the Credit Agreement during the Security Period with reference to the facts and circumstances then existing.

7           GENERAL UNDERTAKINGS

7.1         Negative Pledge and Disposals

The Borrower will not:

(a)        create or permit to subsist any Lien over all or any of the Secured Assets other than:

(i)         Liens constituted by or created pursuant to any of the Loan Documents; and

(ii)        other Liens expressly permitted under the terms of the Loan Documents; or

(b)        dispose of any of its assets except to the extent and in the manner expressly permitted under the Loan Documents.

7.2         People with Significant Control regime

The Borrower shall (and shall ensure that each of its Subsidiaries based in the UK will):

11

(a)         within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 from any company incorporated in the United Kingdom whose shares are the subject of the Security; and

(b)         promptly provide the UK Security Trustee with a copy of that notice.

8            ACCOUNTS AND RECEIPTS

8.1         Accounts: General

The Borrower will:

(a)         deliver to the UK Security Trustee on the date of this Debenture details of each of its Accounts (and, if any change in such detail (including any renewal or redesignation of any such Account) occurs after the date of this Debenture or any new Account is opened, details of such change or new Account on the date of such change or opening); and

(b)         open such new accounts as Collateral Accounts as the UK Security Trustee shall require (whether before or after the Security has become enforceable) for the purposes of clause 9.3 (Monetary Claims after Security becomes Enforceable).

8.2         Charged Accounts

(a)        The Borrower will:

(i)          promptly after any Charged Account becomes charged pursuant to this Debenture, deliver to each bank which maintains such Charged Account a duly completed Notice in respect of each Charged Account in the relevant form set out in Schedule 2 (Forms of Notice and Acknowledgement) (as applicable) or in such other form as the UK Security Trustee may approve (acting reasonably);

(ii)         use reasonable endeavours to procure the prompt delivery to the UK Security Trustee of a duly completed Acknowledgement in respect of any Notice delivered pursuant to paragraph (a) above in the relevant form set out in Schedule 2 (as applicable) or in such other form as the UK Security Trustee may approve; and

(iii)        not without the prior written consent of the UK Security Trustee, permit or agree to any variation of the rights attaching to, or close, any Charged Account, the result of which is materially prejudicial to the Secured Parties,

(b)        The Borrower authorises the UK Security Trustee (where it is the bank with whom such Charged Account is maintained) to endorse any statement in relation to any Charged Account or other document relating to any Charged Account with a statement to the effect that:

(i)          the benefit of such Charged Account is not capable of assignment or charge without the prior written consent of the UK Security Trustee;

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(ii)         the Borrower has agreed not to assign, charge or otherwise deal with the indebtedness evidenced by such Charged Account without the prior written consent of the UK Security Trustee; and

(iii)        the benefit of such Charged Account is subject to a first fixed charge in favour of the UK Security Trustee as security trustee for the Secured Parties.

8.3         Withdrawals

(a)         Until the Security has become enforceable, the Borrower shall be entitled to receive, withdraw or otherwise transfer any credit balance from time to time on any Account in the ordinary course of business or in respect of a receipt, withdrawal or transfer entered into in compliance with the terms of the Credit Agreement.

(b)         After the Security has become enforceable:

(i)          the Borrower shall not be entitled to receive, withdraw or otherwise transfer any credit balance from time to time on any Charged Account except with the prior written consent of the UK Security Trustee; and

(ii)         the UK Security Trustee may exercise from time to time, all rights, powers and remedies of the Borrower in relation to any or all of its Accounts, including to demand and receive all and any monies standing to the credit of any such Accounts.

9           MONETARY CLAIMS

9.1        Dealing with Monetary Claims

Save as permitted (or not prohibited) by the Credit Agreement, the Borrower shall not enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to release, sell, transfer, assign, factor, discount or otherwise deal in any way with any of the Monetary Claims.

9.2        Monetary Claims before Security becomes Enforceable

Prior to the Security becoming enforceable, the proceeds of the realisation of the Monetary Claims received by the Borrower shall, upon such proceeds being credited to a Charged Account, be released from the fixed charge created by clause 3 (Fixed charges) and only be subject to the floating charge created by clause 4 (Floating charge) and the Borrower may withdraw such proceeds from such Charged Accounts and shall be free to deal with such moneys or proceeds in the ordinary course of business, subject to any applicable restrictions set out in the Credit Agreement and this Debenture.

9.3        Monetary Claims after Security becomes Enforceable

If and to the extent that the UK Security Trustee so specifies, at any time after the Security has become enforceable, the Borrower shall pay the proceeds of payment or realisation of such of the Borrower's Monetary Claims or other monies received by the Borrower as the UK Security Trustee may require into such Collateral Account(s)

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as the UK Security Trustee may from time to time specify and pending such payment shall hold all such receipts on trust for the UK Security Trustee.

10          SHARES

10.1       Deposit of Certificates

The Borrower will:

(a)         on the date required by Schedule 8.1.1 of the Credit Agreement in respect of the Shares specified in Schedule 1 (Details of Certain Assets), and on the date of acquisition in respect of any additional Shares deliver to the UK Security Trustee (i) the share certificates and (ii) stock transfer forms (duly executed in blank by or on behalf of the Borrower or its nominee as appropriate); and

(b)         on the date of this Debenture, or if later, on the date of acquisition of any Share:

(i)          deposit with the UK Security Trustee (or as the UK Security Trustee may direct) all other certificates and documents of title or evidence of ownership in relation to such Shares and any Related Rights; and

(ii)         execute and deliver to the UK Security Trustee all such other transfer forms and documents as may be requested by the UK Security Trustee in order to enable the UK Security Trustee (or its nominee) to become registered as the owner, or otherwise obtain legal title to such Shares and Related Rights.

10.2       Not Prejudice

The Borrower shall not, by the exercise of any voting rights or otherwise, permit or agree to:

(a)        any variation of the rights attaching to or conferred by all or any part of its Shares, or

(b)        any increase in the issued share capital of any company whose shares are charged pursuant to this Debenture; or

(c)        any other matter,

in each case which would, or would be reasonably likely to, impair the value of, or prejudice the ability of the UK Security Trustee to realise, the Security or otherwise prejudice the interests of any Secured Party under any Loan Document.

10.3       Calls and other Payments

The Borrower shall pay when due all calls or other requests for payments made in respect of any of its Shares and the Related Rights but if the Borrower fails to make any such payment, the UK Security Trustee may (but shall not be obliged to) make such payment on behalf of the Borrower and if the UK Security Trustee does so, the

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Borrower shall promptly on demand of the UK Security Trustee pay to the UK Security Trustee an amount equal to such payment.

10.4       Notices

The Borrower shall, promptly upon receipt by it, deliver to the UK Security Trustee copies of any notices, reports, accounts, statements, circulars or any other documents relating to any of its Shares or the Related Rights.

10.5       Rights Before Security Enforceable

Unless and until the Security has become enforceable, the Borrower shall continue to be entitled:

(a)        to receive and retain all dividends, interest and other monies arising from the Shares and the Related Rights; and

(b)        subject to clause 10.2 (Not Prejudice), to exercise all voting rights in relation to the Shares.

10.6       Rights after Security Enforceable

At any time after the Security has become enforceable, the UK Security Trustee may at its discretion (in the name of the Borrower or otherwise and without any further consent or authority from the Borrower):

(a)         complete all stock transfer forms and other documents of title then held by the UK Security Trustee pursuant to this Debenture in the name of the UK Security Trustee (or its nominee) and the Borrower shall co-operate with the UK Security Trustee to secure the prompt registration of such transfer and the prompt issue of a new certificate or certificates for the relevant Shares in the name of the UK Security Trustee (or its nominee);

(b)         exercise (or refrain from exercising) any voting rights in respect of any of the Borrower's Shares and all other powers and rights conferred on or exercisable by a legal or beneficial owner of the Shares;

(c)         apply all dividends, interest and other monies arising from or pursuant to the Borrower's Shares as if they were proceeds of sale under this Debenture; and

(d)         exercise or refrain from exercising the rights of a legal owner of the Shares, including the right, in relation to any company whose shares or other securities are included in the Shares, to concur or participate in:

(i)          the reconstruction, amalgamation, sale or other disposal of such company or any of its assets or undertaking (including the exchange, conversion or reissue of any shares or securities as a consequence thereof);

(ii)         the realisation, modification or variation of any rights or liabilities attaching to any such shares or securities; and

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(iii)       the exercise, renunciation or assignment of any right to subscribe for any such shares or securities,

in each case in such manner and on such terms as the UK Security Trustee may think fit.

11          INTELLECTUAL PROPERTY

11.1       Notification

The Borrower will promptly notify the UK Security Trustee of:

(a)        details of all Registered Intellectual Property (including applications for registration) granted to or filed by or on behalf of the Borrower that come into existence after the date of this Debenture; and

(b)        any existing or future contract for it to acquire (by licence or otherwise) any Intellectual Property.

11.2       Protection

The Borrower will:

(a)        make such applications for patents and for registration of designs, trade marks or service marks and pay such application, search, translation, registration and renewal fees, and similar amounts as are necessary fully to protect and to keep in force all of its Intellectual Property; and

(b)        take reasonable steps (including, without limitation, the institution of legal proceedings) to prevent third parties infringing any of its Intellectual Property.

11.3       Not Prejudice

Other than as permitted by the Credit Agreement, the Borrower will not without the prior written consent of the UK Security Trustee:

(a)        sell, assign, transfer, license, mortgage or otherwise dispose of or encumber all or any part of its Intellectual Property; or

(b)        permit any such Intellectual Property to be abandoned or cancelled, to lapse or to be liable to any claim of revocation for non-use or otherwise.

11.4       Registration

In respect of (a) the Registered Intellectual Property specified in Schedule 1 (Details of Certain Assets) and (b) any future Registered Intellectual Property granted to the Borrower at any time after the date of this Debenture, in each case, against which this Debenture may be recorded, the Borrower shall promptly file with the patent or other intellectual property office in the jurisdiction where such Registered Intellectual Property is registered or has been applied for such form (together with the payment of any required fee) as is necessary properly to register the existence of this Debenture and the rights and interests created by it within any applicable time periods. For the avoidance of doubt, all costs incurred by either the Borrower or the

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UK Security Trustee (including but not limited to official fees and legal fees) in connection with such registrations and recordings shall be borne by the Borrower.

12          FURTHER ASSURANCE

The Borrower shall from time to time and at its own expense, give all such assurances and do all such things as the UK Security Trustee may reasonably require or consider desirable to enable the UK Security Trustee to perfect, preserve or protect the Security or the priority of the Security or to exercise any of the rights conferred on the UK Security Trustee or the Secured Parties by this Debenture or by law and to that intent the Borrower shall execute all such instruments, deeds and agreements, obtain all consents, approvals and other authorisations necessary to create legally and validly, without any breach of contract or duty, the fixed charges envisaged under clause 3 (Fixed Charges), and shall give all such notices and directions as the UK Security Trustee may consider expedient.

13          POWER TO REMEDY

Without prejudice to the UK Security Trustee's rights under clause 7 (General Undertakings), if the Borrower fails to comply with any of its obligations in relation to any of its assets under this Debenture the UK Security Trustee may, if it thinks fit (but without any obligation) take such steps as it deems appropriate to remedy such failure (including, without limitation, the payment of costs, charges or other expenses) and the Borrower will co-operate with and will grant the UK Security Trustee or its agents or contractors such access as the UK Security Trustee may require to the relevant assets or otherwise in order to facilitate the taking of such steps.

14          ENFORCEMENT OF SECURITY

14.1       Security Enforceable

The Security shall become immediately enforceable:

(a)         if an Event of Default (including, but not limited to, any event listed in paragraphs (b) to (e) below) has occurred and is continuing;

(b)         after a proposal has been made for a voluntary arrangement (save where any moratorium under the Insolvency Act 2000 is applied for or is in force, when no demand shall be made until any application is rejected or upon the expiry of such moratorium) in respect of any Loan Party or other member of the Group;

(c)         if the Borrower requests the UK Security Trustee to appoint an administrator pursuant to Schedule B1 of the Insolvency Act or a Receiver;

(d)         if so requested by the Borrower; or

(e)         any corporate action or other steps are taken or legal proceedings are started by or in respect of in respect of any Loan Party or other member of the Group with a view to the appointment of an administrator pursuant to Schedule B1 of the Insolvency Act.

14.2       Enforcement

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At any time after the Security has become enforceable, the UK Security Trustee may in its absolute discretion enforce all or any part of the Security and exercise any of the rights conferred on it by this Debenture, the Credit Agreement or by law at such times and in such manner as it thinks fit.

14.3       Rights of the Borrower on Enforcement

Upon the Security becoming enforceable, the Borrower may not, without the prior written consent of the UK Security Trustee, withdraw any monies from any Charged Account, compromise, compound, vary, discharge, postpone or release any of its rights to receive Monetary Claims or any other monies or otherwise waive any rights of action in relation thereto or do or omit to do anything which may delay or prejudice the full recovery thereof other than, save to the extent the UK Security Trustee otherwise instructs the Borrower in writing, (i) granting extensions to normal trade credit in accordance with its reasonable and (ii) in the circumstances then prevailing, prudent management of its debtors on a normal commercial basis.

14.4       Power of Sale

At any time after the Security has become enforceable, the UK Security Trustee may (without notice to the Borrower) sell or otherwise dispose of the Secured Assets or any of them and shall be entitled to apply the proceeds of such sale or other disposal in paying the costs of such sale or disposal and thereafter in or towards the discharge of the Secured Obligations or otherwise as provided for in this Debenture.

14.5       Statutory Powers

For the purposes of all powers implied by statute, the Secured Obligations shall be deemed to have become due and payable on the date of this Debenture.

14.6       Law of Property Act

Sections 93 and 103 of the Law of Property Act shall not apply to this Debenture or to any exercise by the UK Security Trustee of its right to consolidate mortgages or its power of sale. The statutory powers of leasing conferred on the UK Security Trustee shall be extended so as to authorise the UK Security Trustee to lease, make agreements for leases, accept surrenders of leases and grant such options as the Agent shall think fit and without the need to comply with any of the provisions of Sections 99 and 100 of the Law of Property Act, and clause 14.2 (Enforcement) shall operate as a variation and extension of Section 101 of such Act.

14.7       Appropriation of Financial Collateral

To the extent that the Secured Assets constitute "financial collateral" and this Debenture constitutes a "security financial collateral arrangement" (as defined in the Financial Collateral Arrangements (No.2) Regulations 2003 (SI 2003 No. 3226)), the UK Security Trustee may appropriate all or any part of the Secured Assets in or towards satisfaction of the Secured Obligations, the value of the property so appropriated being the amount standing to the credit of the relevant Account (where the property is the benefit of an Account) or (in any other case) such amount as the UK Security Trustee shall determine in a commercially reasonable manner.

15          ADMINISTRATORS AND RECEIVERS

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15.1       Appointment of Administrator

At any time after the Security has become enforceable, the UK Security Trustee may appoint an Administrator.

15.2       Appointment of Receivers

At any time after the Security has become enforceable or if the Borrower requests it to do so, the UK Security Trustee may, by written instrument and without notice to the Borrower, appoint any one or more persons as Receiver of such part of the Secured Assets as may be permitted by law.

15.3       Status of Receivers

Each Receiver shall:

(a)         be entitled to act individually as well as jointly with any other person appointed as Receiver; and

(b)         for all purposes be deemed to be the agent of the Borrower (and no Receiver shall at any time act as agent for the UK Security Trustee) and shall as such agent be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Law of Property Act.

15.4       Powers of a Receiver

(a)        Every Receiver appointed pursuant to clause 15.2 (Appointment of Receivers) shall have and be entitled to exercise all of the powers set out in paragraph (b) below in addition to (i) all the powers conferred by the Law of Property Act (as extended by this Debenture) on any receiver appointed under such Act and (ii) (whether or not such Receiver is an administrative receiver) all the powers of an administrative receiver set out in Schedule 1 to the Insolvency Act.

(b)        The powers referred to in the first sentence of paragraph (a) above are:

(i)          to take immediate possession of, get in and collect all or any part of the Secured Assets over which he is appointed;

(ii)         to carry on the business of the Borrower insofar as it relates to the Secured Assets over which he is appointed as it may think fit, including the entering into of contracts and the repudiation, rescission or variation of any contract to which the Borrower is a party, and the acquisition or hiring of assets;

(iii)        to make and effect all repairs and insurances and do all other acts which the Borrower might do in the ordinary course of its business or is obliged to do under the terms of this Debenture whether for the protection or for the improvement of the Secured Assets over which he is appointed as he may in his absolute discretion think fit;

(iv)        to appoint, discharge and vary the terms of employment or other engagement of managers, officers, agents, accountants, servants,

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workmen and others for the purposes of this Debenture upon such terms as to remuneration or otherwise as it may think proper;

(v)         for the purpose of exercising any of the powers, authorities and discretions conferred on it by or pursuant to this Debenture and/or of defraying any costs, charges, losses or expenses (including remuneration) which shall be incurred by it in the exercise thereof or for any other purpose, to raise and borrow money either unsecured or on the security of all or any part of the Secured Assets over which he is appointed either in priority to the Security or otherwise and generally on such terms and conditions as it may think fit and no person lending such money shall be concerned to enquire as to the propriety or purpose of the exercise of such power or to see to the application of any money so raised or borrowed;

(vi)        to sell, lease, exchange, grant options or licences over, convert into money and realise or otherwise deal with, all or any part of the Secured Assets over which he is appointed by public auction or private contract and generally in such manner and on such terms as it shall think proper. Without prejudice to the generality of the foregoing, it may do any of these things for a consideration consisting of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over such period as it may think fit;

(vii)       to settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person who is or claims to be a creditor of the Borrower or relating in any way to the Secured Assets over which he is appointed or any part thereof;

(viii)      to bring, prosecute, enforce, defend and abandon any actions, suits and proceedings in relation to the Secured Assets over which he is appointed or any part thereof as may seem to it to be expedient;

(ix)        to give valid receipts for all moneys and execute all assurances and things which it may think proper or desirable for realising the Secured Assets over which he is appointed;

(x)         to form a Subsidiary or Subsidiaries of the Borrower (whether by acquisition or otherwise) and to supervise and manage the same and to transfer or otherwise dispose to any such Subsidiary all or any part of the Secured Assets over which he is appointed;

(xi)        to make or require the directors of the Borrower to make calls upon the holders of share capital in the Borrower and to enforce payment of any unpaid calls as it sees fit;

(xii)       to enter into or otherwise grant guarantees, indemnities or otherwise incur obligations in respect of the liabilities of third parties and to make payments due in relation to the same; and

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(xiii)      to do all such other acts and things as it may consider desirable or necessary for realising all or any part of the Secured Assets over which he is appointed or incidental or conducive to any of the matters, powers or authorities conferred on a Receiver under or by virtue of this Debenture; to exercise in relation to all or any part of the Secured Assets over which he is appointed all such powers, authorities and things as it would be capable of exercising if it were the absolute beneficial owner of the same; and to use the name of the Borrower for all or any of such purposes.

15.5       Removal and Remuneration

(a)         The UK Security Trustee may whenever it may deem it expedient (and so far as it is lawfully able), by written instrument (i) remove any Receiver appointed by it and (ii) appoint a new Receiver in the place of any Receiver whose appointment has been terminated and may from time to time fix the remuneration of any Receiver appointed by it without the limitations imposed by Section 109 of the Law of Property Act.

(b)         The Borrower shall be solely responsible for the payment of the remuneration of any Receiver appointed pursuant to this Debenture, including for costs, charges and expenses of the Receiver (other than those caused by the Receiver’s gross negligence, wilful misconduct or bad faith).

15.6       UK Security Trustee's Rights

To the fullest extent permitted by law, all or any of the powers, authorities and discretions which are conferred by this Debenture (either expressly or impliedly) upon a Receiver in respect of the Secured Assets may, after the Security has become enforceable, be exercised by the UK Security Trustee in relation to the whole or any part of the Secured Assets irrespective of whether or not a Receiver of all or any part of such Secured Assets has been appointed.

16          APPLICATION OF PROCEEDS

Any moneys held or received by the UK Security Trustee or by any Receiver under or pursuant to this Debenture shall (subject to the claims of any person having prior rights thereto and by way of variation of the provisions of the Law of Property Act) be applied by the UK Security Trustee or by such Receiver in accordance with the terms of the Credit Agreement.

17          POWER OF ATTORNEY

17.1       Appointment

By way of security for the performance of its obligations under this Debenture, the Borrower irrevocably appoints the UK Security Trustee and any Receiver (and their respective delegates and sub-delegates) to be its attorney acting severally (or jointly with any other such attorney or attorneys) and on its behalf and in its name or otherwise, at such time and in such matter as the attorney thinks fit:

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(a)         to do any and every thing which the Borrower is obliged to do under the terms of this Debenture but following the expiry of any time period for performance, has failed to do by the date it was obliged to do so; or

(b)         which such attorney considers necessary or desirable in order to exercise the rights conferred on it by or pursuant to this Debenture or by law.

17.2       Ratification

The Borrower ratifies and confirms and agrees to ratify and confirm whatever any attorney appointed under this Debenture shall do in its capacity as such.

18          PROTECTION OF UK SECURITY TRUSTEE AND RECEIVERS

18.1       No Liability as Mortgagee in Possession

Neither the UK Security Trustee nor any Receiver shall, by reason of it or such Receiver entering into possession of all or any part of the Secured Assets or taking any action permitted by this Debenture, be liable to account as mortgagee in possession or otherwise be liable for any loss of any kind or for any default or omission for which a mortgagee in possession might be liable.

18.2       Receivers and Mortgagees

Each Receiver and the UK Security Trustee shall be entitled to all the rights, powers, privileges and immunities conferred by the Law of Property Act (as extended by this Debenture) on mortgagees and receivers when such receivers have been duly appointed thereunder and the Borrower alone shall be responsible for the UK Security Trustee's and each Receiver's contracts, engagements, acts, omissions, defaults and losses and for all liabilities incurred by either of them (unless caused by gross negligence or wilful default of the UK Security Trustee or Receiver) and none of the Secured Parties shall incur any liability therefor (either to the Borrower or to any other person).

19          PROTECTION OF THIRD PARTIES

No purchaser, mortgagee or other person or company dealing with the UK Security Trustee or any Receiver or the agents of any of them shall have any need to enquire whether the Secured Obligations have become due and payable, or whether any power which the UK Security Trustee or any Receiver is purporting to exercise has become exercisable or whether any of the Secured Obligations remains outstanding nor to have regard to the application of any money paid to the UK Security Trustee or to such Receiver.

20          DELEGATION BY UK SECURITY TRUSTEE

The UK Security Trustee may at any time and from time to time delegate by power of attorney or in any other manner to any person or persons all or any of the powers, authorities and discretions which are for the time being exercisable by the UK Security Trustee under this Debenture in relation to all or any part of the Secured Assets. Any such delegation may be made upon such terms (including power to sub- delegate) and subject to such regulations as the UK Security Trustee may think fit. The UK Security Trustee shall not be in any way liable or responsible to the Borrower

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for any loss or damage arising from any act, default, omission or misconduct on the part of any such delegate or sub-delegate.

21          REDEMPTION OF PRIOR MORTGAGES

The UK Security Trustee may, at any time after the Security has become enforceable, redeem any prior Lien over all or any part of the Secured Assets or procure the transfer of such Lien to itself and may settle and pass the accounts of the prior mortgagee, chargee or encumbrancer. Any accounts so settled and passed shall be conclusive and binding on the Borrower.  All principal moneys, interest, costs, charges and expenses of and incidental to such redemption and transfer shall be paid by the Borrower to the UK Security Trustee on demand.

22          RELEASE OF THE SECURITY

22.1       Release of Secured Assets

After the end of the Security Period, the UK Security Trustee shall, at the request and cost of the Borrower, execute all such documents and do such other things as may be reasonably required to release the Secured Assets from the Security and procure the reassignment to the Borrower of the property and assets assigned to the UK Security Trustee pursuant to this Debenture, in each case subject to clause 28.2 (Potentially Avoided Payments) and without recourse to or any representation or warranty by or from the UK Security Trustee.

22.2       Release for Permitted Disposals

The UK Security Trustee shall release a Secured Asset from the Security if the Borrower is expressly permitted to dispose of such Secured Asset under the Loan Documents provided that any conditions to such disposal and/or release of security stipulated under the Loan Documents have been satisfied.

23          PAYMENTS

23.1       No Set-Off

All payments by the Borrower under this Debenture shall be made free and clear of and without deduction for or on account of any set-off or counterclaim.

23.2       Manner of Payment

Each payment made by the Borrower under this Debenture shall be paid in the manner in which payments are to be made by the Loan Parties under the Credit Agreement.

24          COSTS AND EXPENSES

24.1       Preservation and Enforcement Costs

The Borrower shall, from time to time within five Business Days of demand by the UK Security Trustee, reimburse each Secured Party on a full indemnity basis for all costs and expenses (including reasonable legal fees) incurred in or in connection with the

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preservation and/or enforcement of any of the rights of such Secured Party under this Debenture.

24.2       Taxes

Section 5.9 (Taxes) of the Credit Agreement shall apply (as applicable) as if it were set out in full in this Debenture, save that references in that Section to "Loan Party" shall be treated as references to the Borrower and references to "Administrative Agent" shall be treated as references to the UK Security Trustee.

24.3       Indemnity

The Borrower shall indemnify and hold harmless the UK Security Trustee, each other Secured Party, any Receiver and each of their respective officers, employees, agents and delegates (together the "Indemnified Parties") for all costs, claims, losses, expenses (including reasonable legal fees) and liabilities, and any VAT thereon incurred by that Indemnified Party (including the reasonable fees, charges and disbursements of any counsel) in connection with:

(a)         the occurrence of an Event of Default;

(b)         the enforcement or protection of its rights in connection with this Debenture; or

(c)         any actual or alleged breach of any Environmental Law in relation to a Secured Asset, not caused by the gross negligence of wilful default of an Indemnified Party.

25          ASSIGNMENTS AND TRANSFERS

25.1       The Borrower's Rights

None of the rights and benefits of the Borrower under this Debenture shall be capable of being assigned or transferred and the Borrower undertakes not to seek to assign or transfer all or any of such rights and benefits.

25.2       The UK Security Trustee's Rights

The UK Security Trustee may assign or transfer all or any of its rights and benefits under this Debenture without the consent of the Borrower.

26          REMEDIES AND WAIVERS

No failure by the UK Security Trustee to exercise, nor any delay by the UK Security Trustee in exercising, any right or remedy under this Debenture shall operate as a waiver thereof nor shall any single or partial exercise of any such right or remedy prevent any further or other exercise thereof or the exercise of any other such right or remedy.

27          SET-OFF

27.1       Right to Set-Off

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Each Secured Party may (to the extent that the same is beneficially owned by it), but shall not be obliged to, set off its rights in respect of any matured Secured Obligation against any matured obligation owed by such Secured Party to any Loan Party, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, such Secured Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of effecting such set-off pursuant to the terms of the Credit Agreement.

27.2       Time Deposits

Without prejudice to clause 27.1 (Right to Set-Off), if any time deposit matures on any Account the Borrower has with any Secured Party at a time within the Security Period when:

(a)        the Security has become enforceable; and

(b)        no amount of the Secured Obligations is due and payable,

such time deposit shall automatically be renewed for such further period as such Secured Party in its absolute discretion considers appropriate.

28          ADDITIONAL PROVISIONS

28.1       Partial Invalidity

If at any time any provision of this Debenture is or becomes illegal, invalid or unenforceable in any respect or any or all of the Security is or becomes ineffective in any respect under the law of any jurisdiction, such illegality, invalidity, unenforceability or ineffectiveness shall not affect:

(a)         the legality, validity or enforceability of the remaining provisions of this Debenture or the effectiveness in any other respect of such Security; or

(b)         the legality, validity or enforceability of such provision or the effectiveness of such Security under the laws of any other jurisdiction.

28.2       Potentially Avoided Payments

If the UK Security Trustee determines that an amount paid to a Secured Party under any Loan Document is capable of being avoided, reduced or otherwise set aside on the liquidation or administration of the person by whom such amount was paid, then for the purposes of this Debenture, such amount shall be regarded as not having been paid and the liability of the Borrower under this Debenture and the Security shall continue.

28.3       Rights Cumulative

The rights and remedies provided by this Debenture are cumulative and not exclusive of any rights or remedies provided by law.

28.4       Unfettered Discretion

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Any liberty or power which may be exercised or any determination which may be made under this Debenture by the UK Security Trustee or any Receiver may, subject to the terms and conditions of the Credit Agreement, be exercised or made in its absolute and unfettered discretion without any obligation to give reasons.

29          NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION

29.1       Notices Generally

(a)         Except as provided in clause 29.2 (Electronic Communications), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier its address set forth on the signature pages below.

(b)         Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in clause 29.2 (Electronic Communications), shall be effective as provided in that clause.

29.2       Electronic Communications The UK Security Trustee or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the UK Security Trustee otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

29.3       Change of Address, Etc. Any party hereto may change its address, e-mail address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

30          GOVERNING LAW

This Debenture shall be governed by, and construed in accordance with, English law.

31          ENFORCEMENT AND JURISDICTION

31.1       Submission to jurisdiction of courts of England

26

The Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of England in any action or proceeding arising out of or relating to this Debenture, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such English court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

31.2       Submission to jurisdiction of courts of New York

The Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Debenture, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

31.3       Other jurisdictions

Nothing in this Debenture shall affect any right that the UK Security Trustee, any Secured Party may otherwise have to bring any action or proceeding relating to this Debenture or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

31.4       Waiver of venue

The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Debenture or any other Loan Document in any court referred to in this clause 31 (Enforcement And Jurisdiction). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and agrees not assert any such defense.

31.5       Service of process Each party hereto irrevocably consents to service of process in the manner provided for notices in clause 29 (Notices; Effectiveness; Electronic Communication). Nothing in this Debenture will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

31.6       Waiver of jury trial Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Debenture or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, administrative agent or attorney of any other person has represented, expressly or otherwise, that such other person would not, in the event of litigation, seek to enforce the foregoing

27

waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Debenture and the other Loan Documents by, among other things, the mutual waivers and certifications in this section.

32          COUNTERPARTS AND EFFECTIVENESS

32.1       Counterparts

This Debenture may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Debenture. Transmission of an executed counterpart of this letter by fax or e-mail shall constitute effective delivery of that counterpart.

32.2       Effectiveness

This Debenture is intended to be a deed even if any party's execution is not in accordance with the formalities required for the execution of deeds. This Debenture shall take effect and be delivered as a deed on the date on which it is stated to be made.

This document has been executed as a deed by the Borrower and has been signed on behalf of the UK Security Trustee and is delivered and takes effect on the date stated at the beginning of it

28

SCHEDULE 1

Details of Certain Assets

Part 1

Registered Intellectual Property

None at the date of this Debenture

29

Part 2

Shares

Company Name and Number	Share Type	Number of Shares	Share Certificate Number
Ferroglobe Services (UK) Ltd	Ordinary £1 shares	100	1

30

Part 3

Charged Accounts

Account Number	Account Name	Account Maintained With
GB 08 DEUT 405081 15470500	FERROGLOBE PLC	DEUTSCHE BANK LONDON
GB 78 DEUT 405081 15470501	FERROGLOBE PLC	DEUTSCHE BANK LONDON
GB 51 DEUT 405081 15470502	FERROGLOBE PLC	DEUTSCHE BANK LONDON
GB 24 DEUT 405081 15470503	FERROGLOBE PLC	DEUTSCHE BANK LONDON
GB28BNPA40638485752048	FERROGLOBE PLC	BNP PARIBAS LONDON
GB29BNPA40638485752030	FERROGLOBE PLC	BNP PARIBAS LONDON
GB51BNPA40638485752022	FERROGLOBE PLC	BNP PARIBAS LONDON
GB73BNPA40638485752014	FERROGLOBE PLC	BNP PARIBAS LONDON
GB97ABBY09071500041556	FERROGLOBE PLC	SANTANDER LONDON
GB74ABBY09022210489033	FERROGLOBE PLC	SANTANDER LONDON
GB37ABBY09071500041569	FERROGLOBE PLC	SANTANDER LONDON
GB60ABBY09071500041543	FERROGLOBE PLC	SANTANDER LONDON
1069898642	FERROGLOBE PLC	PNC BANK, NATIONAL ASSOCIATION

31

SCHEDULE 2

Forms of Notice and Acknowledgement

Part 1

Part 1A

Form of Notice to Bank with whom Account Maintained

To:        [Account Bank]

Dear Sirs

1            We hereby give you notice that pursuant to a Debenture dated [•            ] we have charged (by way of first fixed charge) in favour of [•            ] (as security trustee for the Secured Parties referred to in the Debenture, the "UK Security Trustee") all of our rights, title, interests and benefits in, to or in respect of account number [•            ], account name [•            ] maintained with you (including any renewal or redesignation thereof) (the "Account") and all monies standing to the credit of that Account from time to time.

2            The Borrower hereby irrevocably and unconditionally instructs and authorises you:

(a)          to disclose to the UK Security Trustee any information relating to the Account which the UK Security Trustee requests you to disclose;

(b)          to pay or to release any moneys standing to the credit of the Account, in accordance with any instructions which you receive from the UK Security Trustee;

(c)          following notice from the UK Security Trustee that the Security created under the Debenture has become enforceable, not to permit any withdrawal of any moneys standing to the credit of the Account, without the prior written consent of the UK Security Trustee and to hold all such moneys to the order of the UK Security Trustee; and

(d)          to comply with the terms of any written notices or instructions relating to the Debenture and/or the Account and the debts represented by them which you receive from the UK Security Trustee.

3            The UK Security Trustee hereby confirms that it consents to the following transactions in relation to the Accounts:

(a)          you may collect and pay to the credit of any Account the proceeds of credits for the account of the Borrower;

(b)          you may make payments to third parties or to other Accounts in the name of the Borrower on the instructions of the Borrower and debit the amounts involved to any Accounts; and

32

(c)          you may debit to any Account amounts due to you from the Borrower for operating such account.

4            The UK Security Trustee may, by notice to you, amend or withdraw the consents given in paragraph 3 above.

5            The instructions and authorisations which are contained in this letter shall remain in full force and effect until the Borrower and the UK Security Trustee together give you notice in writing revoking or amending them. You may comply with the instructions contained in this letter without further authority from the Borrower.

6            The instructions and authorisations in this letter supersede any instructions and authorisations to the contrary given to you by or on behalf of any Borrower.

7            This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

8            Please acknowledge your acceptance of the instructions and authorisations contained in this notice by signing the attached Form of Acknowledgement and returning it to the UK Security Trustee at [•] copied to us.

Yours faithfully

……………………………..

for and on behalf of

[BORROWER]

33

Part 1B

Form of Acknowledgement

[To be printed only on copy of the Notice of Security given]

To:       [•                  ]

as UK Security Trustee

[Address]

Attention:

Dear Sirs

We hereby acknowledge receipt of the notice (a copy of which is attached hereto (the "Notice")) dated [•] and addressed to us by you regarding the Account. Terms defined in the Notice shall have the same meanings when used in this letter. We hereby confirm that we:

1            accept the instructions and authorisations contained in the Notice and agree to comply with the terms thereof;

2            do not have, and will not make or exercise, any claims or demands, any rights of counterclaim, Security, rights of combination, consolidation or set-off or rights against the Borrower in respect of the Account and/or the debts represented by them, or unless otherwise permitted by the Notice;

3            have not received notice of any interest of any third party in any Account and/or the debts represented by them and to our knowledge there are no restrictions on the creation of Security over the Account pursuant to the Debenture; and

4            shall not permit any amount to be withdrawn from any Account save as permitted by the Notice or with your prior written consent.

We agree that, in the event that we become aware at any time that any person other than yourselves has or will have any right or interest in the Accounts and/or the debts represented by them, we will promptly notify you.

The only Account(s) maintained with us is/are the Account(s) referred to in the Notice.

34

This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

Yours faithfully

……………………………..

For and on behalf of [• ]

By:

Date

35

SIGNATURES

The Borrower

EXECUTED as a deed by

                                    ,a  director

for and on behalf of FERROGLOBE PLC

in the presence of:

Witness
Signature	:
Name	:
Occupation	:
Address	:

Notices

Address:	London Office | 2nd Floor West Wing, Lansdowne House, 57 Berkeley Square, London, W1J 6ER, UK

Phone:	+44 203 129 2420

Email:	oscar.robles@ferroglobe.com and dorcas.murray@ferroglobe.com

Attention:	Oscar Robles Alvarez and Dorcas Murray

36

The UK Security Trustee

PNC BANK, NATIONAL ASSOCIATION

By:

Name:	Mahir J. Desai

Title:	Vice President

Notices

Address:	PNC Bank, National Association, as Administrative Agent
Fourth Floor
500 First Avenue, MS P7-PFSC-04-I
Pittsburgh, PA 15219

Fax:	(001) 412 705 2400

Attention:	Agency Services Loan Administration

37

EXHIBIT 1.1(S)(3)

SPANISH SECURITY AGREEMENT

[See attached]

Draft SPB – 20.02.2018

Confidential Information

Date/Fecha	2018

[ ]

Como Pignorante/as Pledgor

PNC BANK, NATIONAL ASSOCIATION

Como Agente de Garantías/ as Security Agent

[ ]

Como Entidades Acreditantes/ as Secured Parties

[ ]

Como la Sociedad/ as the Company

CONTRATO DE PRENDA SOBRE PARTICIPACIONES/

QUOTAS PLEDGE AGREEMENT

Squire Patton Boggs (UK) LLP

Plaza Marqués de Salamanca, 3-4

28006 Madrid

Spain

Draft SPB – 20.02.2018

Confidential Information

En Madrid, a [ ] de [ ] de 2018.	In Madrid, on [ ], [ ] 2018.

REUNIDOS	BETWEEN

DE UNA PARTE,	ON ONE HAND,

[ ], sociedad existente y válidamente constituida de conformidad con las leyes de España, con domicilio en [ ], inscrita en el Registro Mercantil de [ ], y con número de identificación fiscal (N.I.F.) [ ], en vigor (“[ ]”). Actúa en su nombre y representación [ ], mayor de edad, de nacionalidad española, con documento nacional de identidad español (D.N.I.) número [ ], en vigor, debidamente facultado para este acto en su calidad de [ ], en virtud de la escritura pública otorgada ante el Notario de [ ] [ ] de fecha [ ] de [ ] de [ ], con número [ ] de su protocolo. En lo sucesivo, [ ] será denominado como el “Pignorante”.

[ ], a company duly incorporated pursuant to the laws of Spain, with registered office located at [ ], registered with Commercial Registry of [ ], and with tax identification number (N.I.F.) [ ], in force (“[ ]”). It is duly represented by [ ], of legal age, Spanish nationality, with Spanish ID (D.N.I.) number [ ], in force, duly empowered for these purposes in his capacity as [ ], by virtue of the public deed granted before the Notary of [ ] [ ] dated on [ ] [ ] [ ], with number [ ] of his records. Hereinafter, [ ] will be referred to as the “Pledgor”.

DE OTRA PARTE,	ON THE OTHER HAND,

PNC BANK, NATIONAL ASSOCIATION, sociedad existente y válidamente constituida de conformidad con las leyes de [ ], con domicilio social en [ ], inscrita en el Registro Mercantil de [ ] y con número de identificación fiscal (N.I.F.) [ ], en vigor (“PNC” o el “Agente de Garantías”). Actúa en su nombre y representación [ ], mayor de edad, de nacionalidad [ ], con número de [D.N.I./pasaporte] número [ ], en vigor, [y N.I.E. número [ ], en vigor,] debidamente facultado para este acto en su calidad de [ ], en virtud del poder otorgado ante Notario de fecha [ ], [ ], [ ].

PNC BANK, NATIONAL ASSOCIATION (hereinafter, “PNC” or the “Security Agent”), a company duly incorporated under the laws of [ ], with registered office located at [ ], registered with Commercial Registry of [ ] and with Tax Identification Number [ ]. It is duly represented by [ ], of legal age, [ ] nationality, with [ID/Passport] of his nationality number   [ ], in force, [and with foreign identification (N.I.E.) number [ ], in force], duly empowered for these purposes in his capacity as [ ], by virtue of the power of attorney granted before the Notary dated on [ ], [ ], [ ].

Asimismo, el Agente de Garantías comparece y actúa en nombre propio y por cuenta y representación de las entidades acreditantes [ ], [ ], [ ], [ ], [ ], [ ] y [ ] (denominadas conjuntamente junto con PNC como las "Entidades Acreditantes") en virtud de su designación como Agente de Garantías según lo dispuesto en la Cláusula [ ] del contrato de financiación formalizado el [ ] de [ ], de 2018 entre Ferroglobe PLC, PNC, [ ], [ ], [ ], [ ], [ ], [ ], [ ], Globe Specialty Metals, Inc, Grupo FerroAtlántica S.A.U., FerroAtlántica S.A. y FerroPem, S.A.S., entre otros, elevado a público con fecha [ ], de 2018, ante el Notario [ ], con número [ ] de su protocolo, así como en virtud de los apoderamientos señalados en el Anexo 1. En lo sucesivo las Entidades Acreditantes y el Agente de Garantías serán designados conjuntamente como las “Partes Garantizadas” y cada uno de ellos, de forma individual, como él o una "Parte Garantizada".

Likewise, the Security Agent appear and acts in his own name and on behalf of the lenders [ ], [ ], [ ], [ ], [ ], [ ] and [ ] (jointly referred together with PNC as the "Lenders"), by virtue of his appointment as Security Agent under Clause [ ] of the credit facility agreement signed on [ ] 2018 by and among Ferroglobe PLC, PNC, [ ], [ ], [ ], [ ], [ ], [ ], [ ], Globe Specialty Metals, Inc, Grupo FerroAtlántica S.A.U., FerroAtlántica S.A. and FerroPem, S.A.S., among others, raised into public deed on [ ] [ ] 2018, before the Notary public [ ], with number [ ] of his records, as well as by virtue of the power of attorney listed hereto as Annex 1. Hereinafter, the Lenders and the Security Agent shall be referred to jointly as the "Secured Parties" and each of them shall be referred to individually as a "Secured  Party".

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Draft SPB – 20.02.2018

Confidential Information

Y DE OTRA PARTE,	AND ON THE OTHER HAND,

[ ], sociedad existente y válidamente constituida de conformidad con las leyes de España, con domicilio en [ ], inscrita en el Registro Mercantil de [ ], y con número de identificación fiscal (N.I.F.) [ ], en vigor (“[ ]”). Actúa en su nombre y representación [ ], mayor de edad, de nacionalidad española, con documento nacional de identidad español (D.N.I.) número [ ], en vigor, debidamente facultado para este acto en su calidad de [ ], en virtud de la escritura pública otorgada ante el Notario de [ ] [ ] de fecha [ ] de [ ] de [ ], con número [ ] de su protocolo. En lo sucesivo, [ ] será denominado como la “Sociedad”[1].

[ ], a company duly incorporated pursuant to the laws of Spain, with registered office located at [ ], registered with Commercial Registry of [ ], and with tax identification number (N.I.F.) [ ], in force (“[  ]”). It is duly represented by [ ], of legal age, Spanish nationality, with Spanish ID (D.N.I.) number [ ], in force, duly empowered for these purposes in his capacity as [ ], by virtue of the public deed granted before the Notary of [ ] [ ] dated on [ ] [ ] [ ], with number [ ] of his records. Hereinafter, [ ] will be referred to as the “Company”.

Asimismo, el Pignorante, la Sociedad y las Partes Garantizadas serán denominados, conjuntamente, como las “Partes”.	Likewise, the Pledgor, the Company and the Secured Parties shall be jointly referred to as the “Parties”.

Las Partes se reconocen mutuamente la capacidad legal necesaria para la suscripción del presente acuerdo y, a tal efecto,	The Parties mutually acknowledge that they have sufficient legal capacity to enter into this agreement and, to this effect,

EXPONEN	RECITALS

I.    Que, con fecha de [ ] de [ ] de 2018, PNC en su calidad de Entidad Acreditante y Agente de Garantías, las Entidades Acreditantes, Ferroglobe PLC como acreditada (la “Acreditada”), Globe Specialty Metals, Inc, Grupo FerroAtlántica S.A.U., FerroAtlántica S.A. y FerroPem, S.A.S. en calidad de garantes (los “Garantes” y conjuntamente con la Acreditada, las “Partes Financieras”) entre otros, han suscrito un contrato de financiación (Credit Agreement) por importe máximo de USD 250.000.000, sujeto a la legislación del estado de Nueva York, Estados Unidos de América (en adelante, tal y como sea novado, modificado o suplementado en cada momento, el "Contrato de Financiación"), en virtud del cual se han concedido diversas facilidades crediticias a la Acreditada. El Contrato de Financiación fue elevado a público con fecha [ ], de 2018, ante el Notario [ ], con número [ ] de su protocolo.

I.    Whereas, on [ ] [ ], 2018, PNC as Lender and Security Agent, the Lenders, Ferroglobe PLC as borrower (the “Borrower”), Globe Specialty Metals, Inc, Grupo FerroAtlántica S.A.U., FerroAtlántica S.A. and FerroPem, S.A.S. as guarantors (the “Guarantors” and together with the Borrower the “Loan Parties”), among others, have entered into a credit facility agreement up to the maximum amount of USD 250,000,000, under the laws of the state of New York, United States of America (hereinafter, as it may be amended, novated or supplemented from time to time, the "Credit Agreement") under which certain credit facilities have been granted to the Borrower. The Credit Agreement was raised into public deed on [ ] [ ] 2018, before the Notary public [ ], with number [ ] of his records.

1 Determinadas sociedades filiales de los Garantes no comparecerán en la póliza de Prenda sobre Participaciones, y serán notificadas por conducto notarial de la constitución de la Prenda a fin de que anoten la misma en el Libro Registro de Socios.

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Draft SPB – 20.02.2018

Confidential Information

II.   Que, con fecha [ ] de [ ] de 2018, el Agente de Garantías, Globe Specialty Metals, Inc, Grupo FerroAtlántica S.A.U., FerroAtlántica S.A. y FerroPem, S.A.S., entre otros, han suscrito un contrato de garantía (Continuing Agreement of Guaranty and Suretyship), en virtud del cual los Garantes han accedido a garantizar como obligado principal los importes adeudados por la Acreditada bajo el Contrato de Financiación (el “Contrato de Garantía”). El Contrato de Garantía fue elevado a público con fecha [ ], de 2018, ante el Notario [ ], con número [ ] de su protocolo.

II.   Whereas, on [ ] [ ], 2018, the Security Agent, Globe Specialty Metals, Inc, Grupo FerroAtlántica S.A.U., FerroAtlántica S.A. and FerroPem, S.A.S, among others, have entered into a continuing agreement of guaranty and suretyship, under which the Guarantors have agreed to secure as primary obligor, the amounts owed by the Borrower under the Credit Agreement (the “Guaranty Agreement”). The Guaranty Agreement was raised into public deed on [ ] [ ] 2018, before the Notary public [ ], with number [ ] of his records.

III.  Que, el Pignorante es titular en pleno dominio de [ ] participaciones sociales de [ ] euro de valor nominal cada una, números de la [ ] a la [ ], ambas inclusive (las "Participaciones") de la Sociedad las cuales se encuentran íntegramente asumidas y desembolsadas, libres de cargas y gravámenes y/o de cualesquiera derechos de terceros. Las Participaciones pertenecen al Pignorante en virtud de [ ].

III.  Whereas, the Pledgor owns in full domain [ ] quotas of Euro [ ] par value each, number [ ] to [ ], including both (the "Quotas") of the Company which are fully subscribed and paid, free from any lien, encumbrance or third party right. The Quotas are owned by the Pledgor pursuant to [ ].

IV.   Que, el otorgamiento de ciertas garantías, incluyendo la creación de un derecho real de prenda de primer rango sobre las Participaciones de la Sociedad se ha establecido como una condición precedente bajo el Contrato de Financiación.

IV. Whereas, the granting of certain security, including the creation of a first ranking pledge over the Company´s Quotas, it has been set out as a condition precedent under the Credit Agreement.

V.   Que, a tal efecto, con objeto de garantizar el íntegro y puntual cumplimiento de la totalidad de las obligaciones asumidas por las Partes Financieras bajo el Contrato de Financiación y el Contrato de Garantía, el Pignorante está de acuerdo en otorgar una prenda de primer rango sobre la totalidad de las Participaciones de la Sociedad a favor de las Partes Garantizadas (la “Prenda”).

V.   Whereas, to this purpose, as security of the punctual and full performance of all the obligations assumed by the Loan Parties under the Credit Agreement and the Guaranty Agreement, the Pledgor agrees to grant a first ranking pledge over the Quotas of the Company in favor of the Secured Parties (the “Pledge”).

VI. Que, según lo expuesto, las Partes convienen suscribir el presente contrato de prenda (en lo sucesivo, el “Contrato de Prenda” o el “Contrato”), que se regirá por las siguientes	VI. That, in light of the above, the Parties have agreed to execute this pledge agreement (the “Pledge Agreement”, or the “Agreement”) which will be governed by the following

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Draft SPB – 20.02.2018

Confidential Information

CLÁUSULAS	CLAUSES

1. INTERPRETACIÓN Y DEFINICIONES	1. DEFINITIONS AND INTERPRETATION

Los términos que aparecen en mayúsculas en el presente Contrato tendrán el significado que aquí se establece:	Capitalised terms shall have the meanings as set out herein:

“Agente de Garantías” significa PNC Bank, National Association.	“Security Agent” means PNC Bank, National Association.

“Contrato de Financiación” tendrá el significado referido en el Expositivo I anterior.	“Credit Agreement” shall have the meaning described in Recital I above.

“Contrato de Garantía” significa el Contrato Continuado de Garantía y Afianzamiento referido en el Expositivo II anterior.	“Guaranty Agreement” means the Continuing Agreement of Guaranty and Suretyship described in Recital II above.

“Documentos de la Financiación” significa el presente Contrato, el Contrato de Garantía, el Contrato de Financiación, así como cualesquiera otros documentos que noven, clarifiquen, rectifiquen o sustituyan los documentos anteriormente mencionados.

"Loan Documents” means this Agreement, the Guaranty Agreement, the Credit Agreement, as well as any other documents that amend, clarify, rectify or replace the aforementioned documents.

“Entidades Acreditantes” significa PNC, [ ], [ ], [ ], [ ], [ ], [ ] y [ ].	“Lenders” means PNC [ ], [ ], [ ], [ ], [ ], [ ] and [ ]

“Obligaciones Garantizadas" significa todas las obligaciones de pago presentes y futuras adeudadas por la Acreditada o los Garantes a todas o cualquiera de las Partes Garantizadas bajo los Documentos de Financiación, incluyendo (a) en la medida en que surja de conformidad con el Contrato de Financiación o cualquiera de los Documentos de la Financiación, todos y cada uno de los préstamos, anticipos, deudas, responsabilidades y obligaciones. adeudadas a las Partes Garantizadas en cualquier capacidad, de cualquier tipo o naturaleza, presentes o futuros (ya sea en el capital principal, intereses, honorarios, costes, gastos, comisiones, accesorios y otros importes adeudados, evidenciados o no mediante pagare, garantía u otro instrumento, ya sea o no para el pago de dinero), absolutas o contingentes, mancomunados o solidarias, vencidas o próximas a su vencimiento, presentes o surgidas en el futuro, contractuales o perjudiciales, liquidadas o sin liquidar, independientemente de cómo surja dicho endeudamiento o responsabilidad, o si se evidencia por cualquier acuerdo o instrumento, (b) todos y cada uno de los importes vencidos en virtud del Derivado de Cobertura sobre Divisa Extranjera (según este término se define en el Contrato de Financiación) y/o el Derivado del Tipo de Interés (según se define en el Contrato de Financiación) y (c) cualquier cantidad adeudada bajo cualquier otro Producto de Servicios Financieros Otorgado por Otra Entidad Acreditante, todo ello según lo definido en el Contrato de Financiación. Sin perjuicio de cualquier disposición contraria establecida en lo anterior, las Obligaciones Garantizadas no incluirán ningún Pasivo de Cobertura Excluido, tal como se define en el Contrato de Financiación.

"Secured Obligations" means all present and future payment obligations and liabilities owed by the Company or the Guarantors to all or any of the Secured Parties under the Loan Documents, including (a) to the extent arising pursuant to or in connection with the Credit Agreement or any other Loan Documents, any and all loans, advances, debts, liabilities and obligations owed to the Secured Parties in any capacity whatsoever, of any kind or nature, present or future (whether in principal, interest, fees, costs, expenses, commissions, accessories and other amounts due, whether or not evidenced by a note, guaranty or other instrument, whether or not for the payment of money), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or whether evidenced by any agreement or instrument, (b) any and all amounts due under any and all Foreign Currency Hedge (as defined in the Credit Agreement) and/or Interest Rate Hedge (as defined in the Credit Agreement) and (c) any amounts due under any Other Lender Provided Financial Service Product, all as further defined in the Credit Agreement. Notwithstanding anything to the contrary contained in the foregoing, the Secured Obligations shall not include any Excluded Hedge Liabilities, as defined in the Credit Agreement.

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“Partes Financieras” significa Ferroglobe PLC, Globe Specialty Metals, Inc, Grupo FerroAtlántica S.A.U., FerroAtlántica S.A. y FerroPem, S.A.S.	“Loan Parties” means Ferroglobe PLC, Globe Specialty Metals, Inc, Grupo FerroAtlántica S.A.U., FerroAtlántica S.A. and FerroPem, S.A.S.

“Partes Garantizadas” PNC, [ ], [ ], [ ], [ ], [ ], [ ] y [ ].	“Secured Parties” means PNC [ ], [ ], [ ], [ ], [ ], [ ] and [ ].

“Supuesto de Ejecución” significa lo dispuesto en la Cláusula 10.1 siguiente.	“Enforcement Event” has the meaning given under Clause 10.1 below.

“Supuesto de Incumplimiento” significa lo dispuesto en la cláusula 9 (Event of Default) del Contrato de Financiación.	“Event of Default” has the meaning given under clause 9 (Event of Default) of the Credit Agreement.

2. CONSTITUCIÓN DE PRENDA DE PRIMER RANGO	2. CREATION OF A FIRST RANKING PLEDGE

2.1   En garantía del íntegro y puntual cumplimiento de las Obligaciones Garantizadas y sin perjuicio de la responsabilidad patrimonial universal del Pignorante prevista en el artículo 1.911 del Código civil que no se entiende limitada en modo alguno por el otorgamiento de la Prenda, el Pignorante constituye un derecho real de prenda de primer rango sobre la totalidad de las Participaciones de la Sociedad a favor de las Partes Garantizadas, que lo aceptan, en garantía del cumplimiento de las Obligaciones Garantizadas. El Agente de Garantías acepta expresamente el derecho real de prenda en su propio nombre y derecho y en nombre y representación de los restantes Partes Garantizadas.

2.1   As security of full and timely fulfilment of all the Secured Obligations, and without prejudice to the general liability (responsabilidad patrimonial universal) of the Pledgor under section 1,911 of the Spanish Civil Code, which shall not be limited in any way by the creation of this Pledge, the Pledgor hereby grants a first ranking in rem right of pledge over the all the Quotas of the Company in favor of the Secured Parties, which accept the pledge granted in their favor, as security for the fulfillment of the Secured Obligations. The Security Agent hereby expressly accepts the creation of the in rem right of pledge in its own name and in name and on behalf of the Secured Parties.

2.2  La Prenda constituida en virtud del presente contrato se constituye como prenda con desplazamiento posesorio de conformidad con los artículos 1.857 y 1.865 del Código Civil, por lo que la Prenda será plenamente eficaz y oponible frente a terceros y frente a la Acreditada y los Garantes desde el momento del otorgamiento de la presente Prenda.

2.2   The Pledge created in this document is a pledge with transfer of possession (prenda con desplazamiento) under sections 1,857, and 1,865 of the Spanish Civil Code, so that the Pledge will be fully effective and enforceable against third parties and against the Borrower or the Guarantors from the time upon the granting of this Pledge.

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3. ENTREGA DE LA POSESIÓN	3. DELIVERY OF POSSESSION

3.1   A los efectos traslativos de la posesión a que se refiere el artículo 1.863 del Código Civil, la Pignorante hace entrega en este acto al Notario que interviene la presente póliza, de los respectivos títulos de propiedad originales de las Participaciones, sobre los cuales el Notario autorizante hace constar la constitución de la Prenda a favor de las Partes Garantizadas y cuyo original es devuelto en este acto por el Notario a la Pignorante, quedando una fotocopia de dichos títulos de propiedad en poder del Agente de Garantías, y unido al presente documento como Anexo 2.

3.1   As regards article 1863 of the Spanish Civil Code, the Pledgor hereby proceeds to deliver in deposit to the Security Agent the Company´s Shares certificate representative of the Shares, duly endorsed in guarantee with the intervention of the appearing Notary that includes the relevant notarial statements in the Company´s Shares certificate regarding the creation of the Pledge. The Security Agent undertakes to keep and preserve the Company´s Shares certificate and to return them back to the Pledgor on the date of the release of this Pledge pursuant to Clause 12 below. A copy of the Company´s Shares certificate is attached hereto as Annex 2.

Además, la Sociedad, presente en este acto, toma razón y se da por expresamente notificada de los términos y condiciones en que ha quedado constituida la Prenda a favor de las Partes Garantizadas, siendo la Prenda plenamente efectiva desde este momento, a los efectos legales oportunos.

Furthermore, the Company present at this act, acknowledges this and considers themselves to be expressly notified of the terms and conditions in which the Pledge has been constituted in favour of the Secured Parties, and the Pledge is fully effective from this time to all appropriate legal effects.

La Sociedad hace entrega en este acto al Agente de Garantías del certificado firmado por el órgano de administración de la Sociedad, con la firma legitimada notarialmente, que acredita la inscripción de la Prenda a favor de las Partes Garantizadas en el Libro Registro de Socios de las Sociedad, conforme al modelo que se adjunta como Anexo 3.

At this act, the Company hands over a certificate signed by the director of the company, with the signature notarised and which verifies the registration of the Pledge in favour of the Secured Parties in the Company’s Shareholders Registry, in accordance with the form listed as Annex 3.

4. INDIVISIBILIDAD DE LA PRENDA	4. INDIVISIBILITY OF THE PLEDGE

4.1 La Prenda que se constituye a favor de las Partes Garantizadas garantiza el íntegro y total cumplimiento de la totalidad de las Obligaciones Garantizadas.	4.1 The Pledge granted for the benefit of the Secured Parties secures the payment and discharge of all of the Secured Obligations.

4.2   La Prenda y el ejercicio de la acción real pignoraticia que lleva aparejada se entienden sin perjuicio de las obligaciones que para la Acreditada y los Garantes se derivan de los Documentos de la Financiación, que no se entienden limitadas en modo alguno por la constitución de la Prenda.

4.2   The Pledge and the exercise of the pledge enforcement attached will be deemed to be without prejudice to the obligations assumed by the Borrower and the Guarantors under the Loan Documents, which shall not be limited whatsoever by the creation of this Pledge.

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4.3   La Prenda tiene el carácter de indivisible. En consecuencia, cada una de las Participaciones de la Sociedad garantiza el integro cumplimiento de las Obligaciones Garantizadas. El cumplimiento parcial de las Obligaciones Garantizadas no extinguirá proporcionalmente la Prenda, que sólo se cancelará una vez que hayan sido íntegramente satisfechas la totalidad de las Obligaciones Garantizadas.

4.3   This Pledge is granted with an indivisible nature. Consequently, each of the Company Quotas secures the full payment and discharge of all of the Secured Obligations. The partial discharge of the Secured Obligations will not proportionally extinguish the Pledge, which may only be cancelled after the Secured Obligations are discharged in full.

5. EXTENSIÓN DE LA PRENDA	5. EXTENSION OF THE PLEDGE

5.1 Sustitución de activos	5.1 Substitution of assets

(a)   La Prenda se extenderá y comprenderá cualesquiera títulos, valores, derechos, activos (materiales o inmateriales), participaciones o fondos que sustituyan, se intercambien o correspondan a cualesquiera de las Participaciones en el caso de fusión, disolución, ampliación o reducción de capital social, conversión o canje, transformación, escisión, redención, o cualesquiera otras circunstancias similares que afecten a la Sociedad o a las Participaciones. Las referencias a las Participaciones objeto de Prenda en este Contrato serán aplicables a cualquiera títulos, valores, activos o fondos que las sustituyan o correspondan en cada momento;

(a)   The Pledge shall extend to and comprise any instruments, securities, rights, assets (whether tangible or intangible), quotas or funds which may substitute, be exchangeable for or be attached to any of the Quotas in the event of merger, winding- up, increase or decrease of share capital, conversion or exchange, transformation, spin-off, de-merger, redemption or any other similar circumstances affecting the Company or the Quotas. Any reference made in this Agreement to the Quotas subject to Pledge shall be deemed to include all such instruments, securities, assets or funds that may substitute or be attached to them at any time;

(b) El Pignorante informará al Agente de Garantías tan pronto como se haya producido cualquiera de las circunstancias mencionadas en el párrafo anterior;	(b) The Pledgor shall inform the Security Agent as soon as any of the events outlined in the previous paragraph takes place;

(c)   Sin perjuicio de que la extensión de la Prenda operará de manera automática cuando ocurra cualquiera de las circunstancias descritas anteriormente, el Pignorante se compromete a otorgar cuantos documentos públicos o privados sean necesarios a los efectos de perfeccionar y evidenciar dicha extensión en un plazo de un (1) mes desde el momento en el que tenga lugar cualquiera de las circunstancias anteriores;

(c)   Without prejudice to the extension of the Pledge operating automatically upon the occurrence of any of the events described above, the Pledgor undertakes to execute all such public and/or private documents which may be necessary for the purposes of perfecting and evidencing such extension within one (1) month following the occurrence of any of such events above;

(d)   En el supuesto de que la Prenda se extienda a dinero o derechos de crédito convertibles en dinero, el Pignorante se compromete a depositar dichos importes en una cuenta bancaria abierta a nombre del Pignorante en la entidad bancaria designada por el Agente de Garantías o una cuenta ya pignorada a favor del Agente de Garantías o una entidad designada por éste y a otorgar un derecho real de prenda sobre los derechos de crédito derivados de dicha cuenta bancaria a favor de las Partes Garantizadas en garantía de las Obligaciones Garantizadas; y

(d)   In the event that the Pledge extends to cash or to credit rights which may be converted into cash, the Pledgor undertakes to deposit such amounts in a bank account in the name of the Pledgor opened with the bank indicated by the Security Agent, or in a bank account which has already been pledged in favor of the Security Aent, or with an entity designated by him and to grant an in rem right of pledge over the credit rights arising from such bank account in favor of the Secured Parties securing the Secured Obligations; and

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5.2 Aumentos de capital	5.2 Capital increases

En el caso de que se produjera un aumento de capital de conformidad con lo previsto en el párrafo anterior, las Partes expresamente acuerdan que:	Subject to the provisions in the preceding paragraph, in the event of a capital increase of the Company, the Parties expressly agree that

(a)   El Pignorante se compromete a que las Participaciones pignoradas en favor de las Partes Garantizadas representen en todo momento el [ ]% del capital social de la Sociedad, debiendo en caso de aumento de capital social ejercitar su derecho de asunción preferente sobre cuantas participaciones de nueva creación sean necesarias con el fin de que el porcentaje del Pignorante en el capital social de la Sociedad no se vea reducido;

(a)  The Pledgor undertakes that the Quotas pledged in favor of the Secured Parties represent [ ]% of the capital of the Company at all times, having to exercise in case of a capital increase its preemption right in relation to any newly created quotas that may be necessary, so that the percentage of the Pledgor´s participation in the share capital of the Company is not reduced;

(a) El Pignorante no acordará la exclusión del derecho de preferencia en relación con las participaciones que se creen como resultado del aumento de capital;	(b) The Pledgor shall not resolve to exclude the pre-emption rights in relation to the quotas created as a result of the capital increase;

(c)   El Pignorante deberá ejercitar su derecho de preferencia sobre todas las nuevas participaciones y la Prenda creada por el presente Contrato se extenderá a las nuevas participaciones creadas. A tal efecto, el Pignorante se compromete incondicional e irrevocablemente a pignorarlas a favor de las Partes Garantizadas en los mismos términos y condiciones que las incluidas en este Contrato, observando para ello las formalidades y los plazos incluidos en el párrafo siguiente; y

(c)   The Pledgor shall exercise its pre-emptive right over the newly created quotas and the Pledge created under this Agreement shall extend to the newly created quotas. To that effect, the Pledgor hereby unconditionally and irrevocably undertakes to pledge them in favor of the Secured Parties in the same terms and conditions as those included in this Agreement, complying with the formalities and timeframes set out in paragraph below; and

(d) Las nuevas participaciones deberán quedar pignoradas en los mismos términos y condiciones establecidos en la presente Prenda, para lo cual el Pignorante se compromete:	(d) The new quotas shall be pledged under the same terms and conditions set out herein, so that the Pledgor undertakes to:

-     Elevar dicho acuerdo y su ejecución a escritura pública ante el Notario que libremente designen o, en su defecto, ante el designado por el Agente de Garantías, dentro de los quince (15) días hábiles siguientes a la adopción del acuerdo;

-     Formalise the resolution and its execution in a public deed granted before the Notary public that they freely designate or, in its absence, before the Notary public designated by the Security Agent within fifteen (15) business days following the adoption of the resolution;

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- Presentar la escritura en el Registro Mercantil correspondiente dentro de los quince (15) días hábiles siguientes a la liquidación de los tributos;	- Submit the deed for registration with the relevant Mercantile Registry within fifteen (15) business days following the payment of taxes;

-     Anotar las nuevas participaciones a nombre del Pignorante en el Libro Registro de Socios de la Sociedad dentro de los diez (10) días hábiles siguientes a la inscripción del aumento de capital en el Registro Mercantil competente;

-     Register the new quotas in the name of the Pledgor in the Company´s Shareholders Registry within ten (10) business days following the registration with the relevant Mercantile Registry of the share capital increase;

-     Una vez realizadas todas las actuaciones anteriores y dentro de los quince (15) días hábiles siguientes a la anotación de las nuevas participaciones en el Libro Registro de Socios de la Sociedad, el Pignorante y la Sociedad formalizarán la extensión de la Prenda en documento público ante el Notario que libremente designen o, en su defecto, ante el designado por el Agente de Garantías, de forma que las nuevas participaciones queden pignoradas en los mismos términos y condiciones que las del presente Contrato; y

-     Once all the above acts have been carried out, and within fifteen (15) business days following the registration of the new quotas in the Company´s Shareholders Registry, the Pledgor and the Company shall formalise the extension of the Pledge in a public document before the Notary public they freely designate or, in its absence, before the Notary public freely designated by the Security Agent, so that the new quotas are pledged in the same terms and conditions as those set out in this Agreement; and

- La Sociedad se hará cargo en todo momento de los gastos, honorarios, aranceles y tributos correspondientes	- The Company shall bear all applicable expenses, fees, duties and taxes.

Las Partes Garantizadas aceptan en este acto cualquier prenda sobre nuevas participaciones de la Sociedad que pueda constituir la Pignorante en cumplimiento de lo dispuesto en esta Cláusula.	The Secured Parties accepts hereby any pledge over new quotas of the Company which the Pledgor may create in accordance with the present Clause.

El Agente de Garantías estará facultado para ser parte y otorgar cualquier documento complementario en beneficio de las Partes Garantizadas, independientemente del derecho individual de cada Parte Garantizada a ser parte y suscribir el documento complementario mencionado junto con el Agente de Garantías.

The Security Agent shall be entitled to appear and execute such supplementary document for the benefit of the Secured Parties, irrespective of the right of each particular Secured Party to appear and execute the aforesaid supplementary document along with the Security Agent.

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6. INDISPONIBILIDAD DE LAS PARTICIPACIONES	6. NON-TRANSFERABILITY OF THE QUOTAS

6.1  En tanto subsista la Prenda, el Pignorante se obliga a no vender las Participacionesde la Sociedad, ni transmitirlas, ni cederlas, ni canjearlas, ni gravarlas, ni disponer de ellas de cualquier otra manera, ni constituir ningún derecho de opción o restricción a su libre transmisibilidad en caso de ejecución de la Prenda, salvo que se encuentre permitido de acuerdo con los Documentos de la Financiación y con sujeción a los términos y condiciones establecidos en los mismos, o salvo que sea expresa y previamente autorizado por escrito por las Partes Garantizadas.

6.1  During the term of this Pledge, the Pledgor undertakes not to sell, nor transfer, nor assign, nor substitute, nor encumber, nor charge or in any manner dispose of the Company Quotas nor to create any option right or restriction on their free transferability in the event of enforcement of the Pledge, unless it allowed under the Loan Documents and subject to the terms and conditions contained therein, or it is previously authorised in writing by the Secured Parties.

6.2  Asimismo, en tanto subsista la Prenda, el Pignorante se obliga a no reducir el capital social de la Sociedad salvo que, (a) se encuentre permitido de conformidad con los Documentos de la Financiación o (b) la Sociedad esté obligada legalmente a realizar dicha reducción de capital a los efectos de reequilibrar el patrimonio social de la Sociedad sin que haya devoluciones de aportaciones a sus socios.

6.2  Likewise, during the term of this Pledge, the Pledgor undertakes not to decrease the share capital of the Company unless, (a) it is permitted under the Loan Documents or (b) the Company is obliged under the law to complete such capital reduction for the purposes of rebalancing its equity and without reimbursing any contributions to its shareholders.

7. OBLIGACIONES DEL PIGNORANTE Y DE LA SOCIEDAD	7. OBLIGATIONS OF THE PLEDGOR AND OF THE COMPANY

Durante la vigencia de la Prenda, el Pignorante se compromete a:	While this Pledge is in force, the Pledgor undertakes:

(a)  No hacer ni permitir que se haga nada que perjudique la Prenda ni que la convierta en invalida o inejecutable o menoscabe de cualquier manera su eficacia y, en general, se abstendrá de cualquier acto u omisión  que pudiera perjudicar los derechos otorgados a favor de las Partes Garantizadas;

(a)   Not to cause or permit any action that may affects the Pledge, nor that make it invalid or unenforceable or affects in any way its effectiveness and, in general, shall refrain from any act or omission that could affects the rights granted in favor of the Secured Parties;

(b) Que las Participaciones de la Sociedad pignoradas por medio de esta Prenda representen en cada momento el [ ]% del capital social de la Sociedad;	(b) That the Company´s Quotas pledged hereunder represent [ ]% of the share capital of the Company;

(c)  No constituir ninguna carga, gravamen derecho de opción o restricción a su libre transmisibilidad distinto de los establecidos legalmente y en el presente Contrato, salvo que esté permitido bajo los Documentos de la Financiación;

(c) Not to create any lien, encumbrance, option right or restriction on their free transferability other than those established by law and in this Agreement save as permitted under the Loan Documents;

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(d) Notificar al Agente de Garantías sobre cualquier situación que pueda conducir a un procedimiento concursal que implique la imposibilidad del Pignorante para cumplir sus obligaciones;	(d) To notify the Security Agent of any situation that could lead to a formal insolvency proceeding involving the Pledgor or that may imply the inability of the Pledgor to fulfil its obligations;

(e)    El Pignorante y la Sociedad se comprometen a legalizar telemáticamente el Libro Registro de Socios de la Sociedad, haciendo constar en el mismo la Prenda, anualmente y dentro del plazo de cuatro (4) meses desde el cierre de su ejercicio social y la prohibición de disponer constituidas en virtud de esta Prenda, y a acreditar documentalmente al Agente de Garantías que dicha legalización se ha producido;

(e)    The Pledgor and the Company undertake to electronically legalise the Company´s  Shareholders Registry including this the Pledge, annually and within the period of four (4) months upon the closing of the financial year, and the prohibition to dispose of this created by virtue of this Pledge, and to certify to the Security Agent that this legalisation has occurred;

(f)    Mantener o hacer que se mantengan en todo momento el derecho de prenda y la garantía sobre las Participaciones, así como la prioridad y rango de las mismas y la atribución a las Partes Garantizadas en los Estatutos Sociales, si fuera aplicable, de los derechos políticos en caso que tenga lugar un Supuesto de Ejecución de la Prenda;

(f)    To maintain or cause to be maintained at all times the right of pledge and the security over the Quotas, as well as the priority and Rank of the same, and the allocation on the Secured Parties in the by-laws of the Company, if applicable, of the exercise of the political rights upon the occurrence of an Enforcement Event of the Pledge;

(g)   No crear, ni permitir que subsista ninguna garantía, carga o gravamen de ningún tipo distinto de la Prenda sobre las Participaciones, así como no realizar ninguna actuación prohibida bajo los Documentos de la Financiación, ni bajo este Contrato; y

(g)   Not to create or permit to subsist any security, lien or encumbrance of any kind, other than the Pledge, over the Quotas nor do anything else prohibited under the Credit Agreement or this Agreement; and

(h) No llevar a cabo ninguna fusión, escisión, reestructuración o reorganización societaria, salvo en los supuestos permitidos en los Documentos de la Financiación.[2]	(h) Not to enter into any merger, demerger, consolidation or corporate reconstruction, except as permitted under the Loan Documents.

8. EJERCICIO DE LOS DERECHOS DEL SOCIO	8. EXERCISE OF THE SHAREHOLDER'S RIGHTS

8.1  En tanto no haya acaecido un Supuesto de Incumplimiento, notificado a la Acreditada y los Garantes conforme a lo establecido en la Cláusula 9 (Event of Default) del Contrato de Financiación corresponderá al Pignorante de conformidad con el artículo 132 de la Ley de Sociedades de Capital:

8.1  As long as an Event of Default has not occurred and been duly notified to the Borrower and the Guarantors according to Clause 9 (Event of Default)of the Credit Agreement, the Pledgor, under section 132 of the Spanish Companies Act, will be entitled to:

2 Supuesto que enlaza con lo dispuesto en la cláusula 8.2.6 del Credit Agreement.

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(a) el ejercicio de los derechos políticos o de voto en relación con las Participaciones de la Sociedad; y	(a) exercise the voting rights attached to the Company Quotas; and

(b) obtener y retener los derechos económicos correspondientes a las Participaciones de la Sociedad (incluyendo dividendos, intereses, frutos o rendimientos de cualquier clase).	(b) retain and receive the economic rights attached to the Company Quotas (including, dividends, interests or any other return).

8.2   El Pignorante ejercerá los derechos políticos correspondientes a las Participaciones de la Sociedad de forma coherente con el cumplimiento de los términos de los Documentos de la Financiación. En todo caso, el Pignorante no podrá ejercer los derechos políticos correspondientes a las Participaciones de la Sociedad de manera que sea perjudicial para la validez o ejecución de la Prenda.

8.2   The Pledgor shall exercise the voting rights attached to the Company Quotas in accordance and in compliance with the provisions of the Loan Documents. In any case, the Pledgor may not exercise, the voting rights attached to the Company Quotas in a manner prejudicial to the validity or enforceability of the Pledge.

8.3   Desde que tenga lugar un Supuesto de Incumplimiento y hasta que el mismo no sea subsanado o dispensado por el Agente de Garantías, el ejercicio de los derechos políticos y económicos correspondientes a las Participaciones de la Sociedad (incluyendo dividendos, intereses, frutos o rendimientos de cualquier clase) podrán ser ejercitados por el Agente de Garantías.

8.3   Upon the occurrence of an Event of Default and until such Event of Default is not remedied or waived by the Security Agent, the exercise of any voting and economic rights (including, dividends, interests or any other return) in respect of the Company Quotas may be exercised by the Security Agent.

En tales circunstancias, el Agente de Garantías podrá ejercitar los derechos políticos y económicos inherentes a las Participaciones de la Sociedad en el interés social y con la diligencia exigible a un ordenado empresario. En tal caso, las cantidades que puedan ser distribuidas y que correspondan al Pignorante (ya sea como dividendos o de cualquier otra manera permitida en derecho), quedarán afectas al pago (hasta donde alcance el importe de tales dividendos o derechos) de las Obligaciones Garantizadas del Contrato de Financiación.

In such circumstances, the Security Agent may exercise the voting and economic rights attached to the Company Quotas for the benefit of Company according to the standard business practice. In such a case, the amounts that may be distributed and which correspond to the Pledgor (as dividends or as any other form admitted by law), will be subject to the payment (up to the amount of the mentioned dividends or rights) of the Secured Obligations of the Credit Agreement.

8.4   Con objeto de permitir al Agente de Garantías el ejercicio de los derechos económicos y políticos de las Participaciones, en caso de que se produzca un Supuesto de Incumplimiento notificado por parte del Agente de Garantías a la Acreditada, el Pignorante dentro de los quince (15) días hábiles siguientes tras dicha notificación, deberá adoptar las actuaciones que sean oportunas a fin de que la Sociedad eleve a público el acuerdo relativo a la introducción de un nuevo artículo en los estatutos de la Sociedad, mediante la inclusión del siguiente texto (en caso de que los estatutos de la Sociedad no previeran una disposición en términos similares):

8.4   With the purpose of allowing the Security Agent to exercise the economic and political rights attached to the Quotas, if an Event of Default occurs, having been notified by the Security Agent to the Borrower, the Pledgor within fifteen (15) business days following such notification, shall adopt the actions that may be convenient so that the Company raise into public deed the Company´s resolution to introduce a new article under the Company's by-laws, by including the following text (in case that the by-laws of the Company do not foresee such a clause as per terms similar to the terms below):

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(a)   "En caso de prenda de las participaciones, corresponderán al Agente de Garantías los derechos de socio correspondientes a las participaciones pignoradas desde el momento en que se notifique por conducto notarial al pignorante y a la sociedad la existencia de un supuesto de incumplimiento de las Obligaciones Garantizadas bajo los Documentos de la Financiación, siempre y cuando (i) se haya admitido a trámite la ejecución judicial de la prenda; o (ii) en el caso de ejecución notarial, se acredite fehacientemente la citación del deudor. En tanto tal notificación no se produzca, los derechos de socio corresponderán al socio pignorante.”

(a)   "In the event that the quotas are pledged, shareholder rights attached to the pledged quotas shall belong to the Security Agent from the moment the pledgor and the company are notified through a notary of the occurrence of an event of default of the Secured Obligation under the Loan Documents, provided that (i) judicial enforcement of the pledge has been initiated; or (ii) in the event of notarial enforcement, provided that the debtor has been duly summoned. Until such notification takes place, shareholder rights shall belong to the pledgor shareholder."

Si la inscripción de la mencionada modificación estatutaria se hubiera denegado por el Registro Mercantil, las Partes Garantizadas y el Pignorante negociarán una redacción alternativa al objeto de dotar de efectividad el espíritu de la misma y el Pignorante deberá llevar de nuevo a cabo las actuaciones indicadas en el párrafo anterior a la mayor brevedad respecto de la modificación revisada del artículo de los estatutos de la Sociedad.

In the event that registration of the abovementioned amendment is rejected by the Mercantile Registry, the Secured Parties and the Pledgor shall negotiate an alternative wording to reflect the spirit of the amendment and the Pledgor shall thereafter promptly carry out again the acts set out in the preceding paragraph in respect of the revised amendment to article of the Company's by-laws.

8.5   El Pignorante se compromete expresa e irrevocablemente a no realizar modificaciones estatutarias que sean contrarias a los Documentos de la Financiación y/o que tengan como finalidad el establecimiento de restricciones al ejercicio de derechos políticos y económicos inherentes a las Participaciones de la Sociedad y/o que tengan como finalidad el establecimiento de restricciones a la libre transmisibilidad de las mismas en caso de ejecución de la presente Prenda (tales como derechos de tanteo o de preferencia a favor de la propia sociedad o sus socios en caso de ejecución de prenda), sin perjuicio de lo previsto en el artículo 109 de la Ley de Sociedades de Capital.

8.5   The Pledgor expressly and irrevocably undertakes not to adopt amendments of the bylaws of the Company which are opposed to the terms of the Loan Documents and/or are done for the purposes of setting forth thereunder restrictions to the exercise of the voting and economic rights attached to the Company Quotas and/or are done for the purposes of setting forth thereunder restrictions to the free transferability of the Company’s Quotas in case of the enforcement of the Pledge (as pre-emption rights and pre-emptive acquisition rights in favor of the Company in case of enforcement of pledge), without prejudice of article 109 of the Spanish Companies Act.

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8.6   Además, el Pignorante expresa e irrevocablemente renuncia por la presente, en beneficio de las Partes Garantizadas, según  corresponda y en caso de acaecimiento de un Supuesto de Incumplimiento, al ejercicio de cualquier derecho de preferencia que pudiera corresponderle en cada momento, en el supuesto de una transmisión forzosa de las Participaciones derivada de la ejecución de la presente Prenda.

8.6   Moreover, the Pledgor expressly and irrevocably waives hereby for the benefit of the Secured Parties, as applicable and upon the occurrence of an Even of Default, to exercise any pre-emptive right, which could correspond, to it at any time being, in case of a compulsory transfer of the Quotas arising of the execution of this Pledge.

8.7   A efectos aclaratorios, desde el momento en el que cese cualquier Supuesto de Incumplimiento por haber sido el mismo subsanado o aceptado por las Partes Garantizadas, los derechos referidos en la Cláusula 8.1 anterior volverán a ser ejercidos por el Pignorante.

8.7   For clarification purposes, from the moment of the cessation of any Event of Default due to its remedy or waived by the Secured Parties, the rights referred to in Clause 8.1 above will be exercised again by the Pledgor.

9. DECLARACIONES Y GARANTÍAS DEL PIGNORANTE Y LA SOCIEDAD	9. REPRESENTATIONS AND WARRANTIES OF THE PLEDGOR AND THE COMPANY

El Pignorante y la Sociedad declaran y garantizan de forma mancomunada, según corresponda, en beneficio de las Partes Garantizadas:	The Pledgor and the Company jointly represent and warrant, as applicable, for the benefit of the Secured Parties:

(a) Que están válidamente constituidas y debidamente inscritas en los Registros competentes y ostentan plena capacidad de obrar;	(a) That are validly incorporated and duly registered with the relevant Mercantile Register and have full capacity to act;

(b) Que tienen capacidad para suscribir y cumplir el presente Contrato y han realizado todas las actuaciones necesarias para autorizar el otorgamiento y cumplimiento del mismo;	(b) That are authorised to enter into and fulfil this Agreement and have carried out all necessary actions to authorise the granting and fulfilment thereof;

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(c)  Que tienen los necesarios derechos y facultades para suscribir este Contrato y que el Pignorante tiene el título y los derechos necesarios para pignorar, ceder y transmitir las Participaciones los efectos de cumplir con el presente Contrato;

(c)   That have the required powers and legal rights to execute this Agreement and the Pledgor has the necessary legal title and the right to pledge, assign and transfer the Quotas for the purposes of complying with this Agreement;

(d) Que las Participaciones representan el []% del capital social de la Sociedad;	(d) That the Quotas represent a [ ]% of the share capital of the Company;

(e) Que el Pignorante ostenta legítimamente la plena propiedad de las Participaciones;	(e) That the Pledgor has full legal and beneficial ownership of the Quotas;

(f) Que las Participaciones no están sometidas a ninguna carga, gravamen o derecho de opción de compra o de venta o de tercero, a excepción del constituido en virtud del presente Contrato;	(f) That the Quotas are not subject to any charge, lien or purchase or sale option right or third party right, except for the one created pursuant to this Agreement.

(g)  Que a su leal saber y entender la constitución de la presente Prenda no contradice los estatutos de la Sociedad ni, hasta donde tienen conocimiento, ninguno de los contratos, obligaciones, acuerdos, compromisos, cargas o regulaciones de las que sea parte o por las que esté obligado, ni supone el incumplimiento de sus términos y condiciones, habiendo sido obtenido, en caso de ser necesarios, todos los consentimientos oportunos al efecto de evitar el incumplimiento de cualquier compromiso adquirido con anterioridad al otorgamiento del presente Contrato; y

(g)  That to the best of their knowledge, the creation of this Pledge does not conflict with the by-laws of the Company, nor, to the best of its knowledge, any contracts, obligations, agreements, undertakings, charges or regulations to which it is a party or by which it is bound, nor it will imply the breach of such terms and conditions, having been obtained, should it be necessary, all necessary consents in order to avoid the breach of any commitment assumed prior to the execution of this Agreement; and

(h)  Que el otorgamiento de este Contrato, constituye y crea una garantía real de primer rango sobre las Participaciones en favor de las Partes Garantizadas en garantía del cumplimiento de las Obligaciones Garantizadas.

(h) That the execution of this Agreement, creates a first ranking in rem right of pledge over the Quotas in favour of the Secured Parties as security of the Secured Obligations.

Todas las declaraciones y garantías aquí contenidas se mantendrán vigentes, vinculantes y con efectos hasta la cancelación de la presente Prenda y, en su caso, de sus extensiones, y se entenderán repetidas (salvo que expresamente se refieran a una fecha específica) con occasion del otorgamiento y perfección de cada una de las eventuales extensiones de la Prenda.

All the representations and warranties herein contained shall remain in force, binding and effective up to the cancellation of this Pledge, and if applicable, of its extensions and shall be deemed to be repeated (unless they specifically refer to a determined date) at the time of granting and perfection of any extension of the Pledge.

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10. EJECUCIÓN DE LA PRENDA	10. ENFORCEMENT OF THE PLEDGE

10.1 Supuesto de Ejecución	10.1 Enforcement Event

Será causa de ejecución de la Prenda un Supuesto de Incumplimiento continuado (el "Supuesto de Ejecución").	The Pledge will be enforceable upon an Event of Default which is continuing (the “Enforcement Event").

10.2 Determinación de la cantidad líquida	10.2 Due and payable amount

Las Partes acuerdan expresamente que la cantidad vencida, líquida y exigible en caso de ejecución de la Prenda (por cualquiera de los procedimientos aplicables) y a los efectos de los artículos 572 y 573 de la Ley de Enjuiciamiento Civil, será la especificada en la certificación que expida el Agente de Garantías de conformidad con los Documentos de la Financiación en la que conste el saldo adeudado por la Acreditada o los Garantes a las Partes Garantizadas y que será calculado de conformidad con lo dispuesto en los Documentos de la Financiación.

The Parties expressly agree that in the event of enforcement of the Pledge (following any of the applicable procedures) the amount due and payable pursuant to the provisions of articles 572 and 573 of the Civil Procedural Law will be the amount specified in the certificate issued by the Security Agent in accordance with the Loan Documents setting out the amount owed by the Borrower or the Guarantors to the Secured Parties, calculated in accordance with the Loan Documents.

El importe de la deuda liquida, vencida y exigible mencionado en esta Cláusula 10.2 se incrementará con los intereses (ordinarios, de demora o de cualquier otro tipo), gastos, costas, comisiones y demás importes devengados a favor de las Partes Garantizadas ejecutantes entre la fecha de expedición de la certificación anteriormente mencionada y la fecha en que la ejecución de la Prenda se haga efectiva.

The amount of the due and payable debt mentioned in this Clause 10.2 shall be increased with the interest (ordinary interest, default interest or any other type of interest), costs and expenses, fees and any other amounts accrued in favor of the Secured Parties between the date on which aforementioned certificate is issued and the date on which the enforcement of the Pledge is made effective.

10.3 Ejecución por el Agente de Garantías	10.3 Enforcement by the Security Agent

La ejecución de la Prenda y la realización de cualesquiera acciones de defensa o preservación de la misma, será llevada a cabo por el Agente de Garantías, en nombre y representación de aquéllos y siguiendo las instrucciones que a tal efecto le faciliten los mismos.

The enforcement of the Pledge and any acts in defence or preservation of the Pledge shall be carried out by the Security Agent acting on their behalf and upon their instructions.

10.4 Procedimientos de ejecución	10.4 Enforcement procedures

Para el ejercicio de la acción real pignoraticia, las Partes Garantizadas podrán entablar, a su elección, cualquiera de los procedimientos que legalmente les asisten, y en particular:	For the purposes of the enforcement of the Pledge, the Secured Parties may, at their discretion initiate any legal proceedings available, in particular:

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(a) los judiciales ordinarios, declarativos o de ejecución previstos en la Ley 1/2000, de 7 de enero, de Enjuiciamiento Civil (la “LEC”);	(a) ordinary, declarative or enforcement judicial proceedings provided under Law 1/2000 of 7th January of Civil Procedure (the “Civil Procedural Law”);

(b) el procedimiento ejecutivo para bienes hipotecados o pignorados establecido en los artículos 681 a 698 de la Ley de Enjuiciamiento Civil;	(b) the enforcement proceeding for mortgaged or pledged assets established in articles 681 to 698 of the Civil Procedural Law;

(c) el extrajudicial establecido en el artículo 1872 del Código Civil o en los artículos 72 a 77 de la Ley del Notariado;	(c) the non-judicial proceeding set forth in article 1872 of the Civil Code or in articles 72 to 77 of the Spanish Notarial Law;

(d)  cumpliendo en cada caso los requisitos del procedimiento elegido, sin que la utilización de una vía precluya la posibilidad de acudir a cualquiera de las restantes, en tanto las Obligaciones Garantizadas no hayan sido satisfechas en su integridad o extinguidas de otro modo.

(d)  complying in each case with the requirements of the chosen proceedings and provided that the choice of any of the above proceedings does not limit the possibility of choosing any of the other proceedings, to the extent that the Secured Obligations have not been fully discharged.

10.5 Procedimiento de ejecución bajo la LEC	10.5 Civil enforcement procedure

En el supuesto de que las Partes Garantizadas, a través del Agente de Garantías, decidieran instar cualquiera de los procedimientos previstos en la LEC, las Partes pactan expresamente que bastará para el ejercicio de la acción ejecutiva la presentación de los siguientes documentos:

In the event that the Secured Parties, through the Security Agent, wish to initiate any of the enforcement procedures set forth in the Civil Procedural Law, the Parties hereby agree that for the exercise of the enforcement actions the delivery of the following documents shall suffice:

(a) la póliza de éste Contrato de Prenda;	(a) the public document formalising this Pledge Agreement;

(b)  certificación, expedida por el Agente de Garantías, de la deuda que resulte a cargo de la Acreditada o de los Garantes, así como el extracto de las partidas de cargo y abono y las correspondientes a la aplicación de intereses que determinan el saldo concreto por el que se pide el despacho de ejecución, acreditando que la liquidación de la deuda por la que se ejecuta se ha practicado en la forma pactada en los Documentos de la Financiación;

(b)  a certificate issued by the Security Agent, regarding the debt of the Borrower, as well as the extract of the debit and credit entries and those corresponding to the application of interest that determine the specific balance for which the enforcement is requested, certifying that the calculation of the debt which is enforced has been in the manner agreed in the Loan Documents;

(c)  documento que acredite haber notificado previamente al Pignorante, a la Sociedad y a cualquier otra sociedad que resulte Garante en cada momento la cantidad exigible resultante de dicha liquidación. A estos efectos, dicha notificación será suficiente para que la Acreditada y los Garantes se den por notificados.

(c)  a document evidencing that the amount due and payable as a result of the aforementioned calculation has been previously notified to the Pledgor, the Company and any other Company holding the position of Guarantor at that time. Such notice will be suffice for the purposes of notifying the Borrower and the Guarantors.

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10.6 Procedimiento extrajudicial	10.6 Non-judicial proceedings

Si las Partes Garantizadas, iniciasen el procedimiento establecido en el artículo 1.872 del Código Civil y en los artículos 72 a 77 de la Ley del Notariado, será de aplicación el procedimiento siguiente:

In the event that the Secured Parties, should initiate the proceedings contemplated in Article 1,872 of the Spanish Civil Code and the Articles 72 to 77 of the Notaries Act, the following procedure shall apply:

(a)  Los domicilios a efectos de requerimientos y notificaciones serán los que se recogen en la Cláusula 13 posterior, siendo aplicables asimismo en caso de ejecución de acuerdo con el procedimiento previsto en el Capítulo V del Título IV del Libro III de la Ley de Enjuiciamiento Civil.

(a)  The addresses for the service of notice and summons are the ones included in Clause13 below, being also applicable to the enforcement proceeding set out in Chapter V of Title IV of Book III of the Spanish Civil Procedural Act.

(b) La subasta será electrónica y se llevará a cabo en el Portal de Subastas de la Agencia Estatal Boletín Oficial del Estado.	(b) The auction shall be electronic and shall be carried out through the On-line Auction Portal of the State Official Gazette Agency.

(c) Las subastas se celebrarán ante un notario español que será designado por las Partes Garantizadas de conformidad con la legislación vigente.	(c) The auctions shall be held before a Spanish Notary public appointed by the Secured Parties in accordance with applicable laws.

El Pignorante, en caso de no comparecer ante el notario correspondiente, designa a las Partes Garantizadas para representarle en la subasta de las Participaciones, en calidad de vendedor y para que otorgue el correspondiente contrato de compraventa (incluso en documento público) a favor del adquirente, con facultades expresas de autocontratación, en la medida en que el Pignorante no haya procedido a otorgar dicho contrato en un plazo máximo de un (1)  mes desde la fecha del requerimiento que, a tal efecto, le hubieran dirigido las Partes Garantizadas.

The Pledgor, in the event it does not appear before the relevant Notary Public, hereby appoints the Secured Parties as its representative of the in the auction of the Quotas, as transferor, and irrevocably authorise (with express faculties for self- contracting) such entity to execute the notarial deed of transfer of the Quotas in favor of the purchaser on behalf of the Pledgor, as long as the Pledgor had not proceeded to grant such deed of transfer within a maximum term of one (1) month from the date of the requirement notice that, for such purpose, would have been sent by the Secured Parties.

(d)  Las subastas se notificarán fehacientemente al Pignorante por cualquier medio que permita acreditar la recepción y el contenido de la notificación a los domicilios que se establecen en la Cláusula 13 posterior con al menos quince (15)  días de antelación a aquel que se señale para la subasta. En la notificación deberán constar todas las circunstancias de la ejecución, y en particular las siguientes:

(d)  The auctions shall be notified to the Pledgor by any means which shall evidence the content and receipt of the notice at the address referred to in Clause 13 below by no less than fifteen (15) days prior to notice of the date indicated for the auction. The notice shall specify the circumstances leading to the enforcement and, in particular, shall give details of the following:

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- El importe que deba ser debidamente satisfecho por medio de la ejecución de la Prenda.	- The amount to be duly paid by means of the enforcement of the Pledge.

- La identificación de las Participaciones que se ejecutan, su número, valor nominal, numeración, clase y valoración.	- Precise details of the Quotas to be enforced, their number, face value, numbering, class and valuation.

- La fecha de la subasta y la hora a la que se celebrarán, la cantidad que sirva de tipo inicial en las subastas y el depósito exigido para participar en las subastas.	- The date of the auction and the time at which they will take place, the amount which shall serve as an initial bid at the auctions, as well as the deposit required to participate in the auction.

(e)   A su libre elección, las Partes Garantizadas podrán proceder a ejecutar la Prenda respecto de todas las Participaciones al mismo tiempo, o a efectuar ejecuciones parciales o sucesivas de la Prenda sobre distintos paquetes de Participaciones, hasta el total reembolso de las Obligaciones Garantizadas.

(e)   At its free choice, the Secured Parties may enforce the Pledge in respect of all the Quotas at the same time, or to carry out partial and successive enforcements of the Pledge in respect of different groups of Quotas, up to the full repayment of the Secured Obligations.

(f) Abierta la subasta, sólo podrán hacerse pujas electrónicas durante veinte (20) días desde la fecha de apertura.	(f) Once the auction is opened, electronic bids can only take place during twenty (20) days following the opening.

(g) Para participar en la subasta será necesario consignar el cinco por ciento (5%) del valor de las participaciones subastadas. Las Partes Garantizadas no deberán hacer consignación alguna.	(g) In order to take part in the auction, the bidder shall deposit 5% of the value of the auctioned quotas. The Secured Parties shall not deposit any amount to enter therein.

(h)  Si no concurriere ningún  postor o no fueran adjudicadas las Participaciones por cualquier motivo, el Notario así lo hará constar, declarando desierta la subasta y acordará el cierre del expediente, sin perjuicio de la facultad que se otorga a las Partes Garantizadas a iniciar ante el mismo Notario un segundo expediente de subasta notarial de las Participaciones, con arreglo a lo acordado en este Contrato y conforme a la normativa legal aplicable. En ningún caso esta circunstancia podrá suponer la cancelación o extinción de la Prenda.

(h)  In case that no bidder enters into the auction nor the Quotas were allocated for any reason, the Notary Public shall note the fact, declaring the auction as void and agreeing the closing of the auction record, notwithstanding the authority of the Secured Parties to initiate before the same Notary Public a second notarial auction record over the Quotas, in accordance to the terms of this Agreement and the applicable regulations. In no case such fact may produce the cancellation or the termination of the Pledge.

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(i)   En caso de que las Partes Garantizadas insten el inicio de un segundo expediente de subasta notarial, el tipo de subasta será equivalente al setenta y cinco por ciento (75%) del valor indicado por la firma de auditoría designada.

(i)   In the event that the Secured Parties require the initiation of a second notarial auction record, the auction bid will be seventy five per cent (75%) of the value determined by the designed audit firm.

(j)   Las Partes Garantizadas podrán, si las Participaciones no son enajenadas en ninguna de las subastas, hacerlas suyas dando en este caso carta de pago por el importe equivalente al tipo de la última subasta de las Participaciones.

(j)   Should the Quotas not be sold in any of the auctions, such quotas may be acquired by the Secured Parties , giving discharge of payment in an amount equal to the auction bid of the last auction of the Quotas.

(k)  La celebración de la subasta se anunciará mediante anuncio en el Boletín Oficial del Estado con quince (15) días de antelación a su celebración y deberá contener todos los datos mínimos exigidos por el artículo 74 de la Ley del Notariado, así como expresar todas las circunstancias referidas en la Cláusula 10.6.(d) anterior, haciendo referencia expresa al tipo inicial de la subasta, todo lo cual estará disponible en la notaría designada para la ejecución de la Prenda, junto con la documentación relativa a las Participaciones objeto de subasta y al procedimiento mismo. Se entenderá que los licitadores aceptan las circunstancias derivadas del régimen legal relativo a la venta forzosa de las Participaciones y a los derechos de los socios de conformidad con los estatutos sociales de la Sociedad, una copia de los cuales estará disponible en la notaría.

(k)  The auction shall be announced by means of a notice in the State Official Gazette fifteen (15) days in advance to the date in which the auction will be held. The announcement shall contain all the minimum details required by the article 74 of the Notaries Act, as well as state all the circumstances referred to in Clause 10.6. (d) above, with express reference to the starting bid price all of which shall be available at the notary’s bureau appointed for the enforcement of the Pledge, together with the documentation relating to the Quotas to be auctioned and to the proceedings itself. The bidders shall be deemed to accept the circumstances arising under the legal regulations concerning the compulsory sale of the Quotas and the rights of shareholders in accordance with the by-laws of the Company, a copy of which shall also be deposited at the notary’s bureau.

(l)   El adjudicatario deberá depositar la cantidad restante del precio de remate en la notaría o en la entidad de crédito indicada en el anuncio, antes de las 12:00 p.m. del tercer día hábil siguiente a la adjudicación provisional de las Participaciones. Este importe, junto al del depósito, deberá emplearse para sufragar la totalidad de los costes de la subasta y el resto, hasta donde alcance, será entregado por el notario o por la entidad de crédito indicada en el anuncio, según sea el caso, a las Partes Garantizadas, para su distribución, en su caso, entre el resto de las Partes Garantizadas, para el pago de las Obligaciones Garantizadas pendientes de pago cuyo incumplimiento hubiera ocasionado la ejecución de la Prenda. El sobrante, en caso de existir, será entregado directamente por el notario o por la entidad de crédito, según corresponda, al Pignorante.

(l)   The awardee shall deposit the remaining sum up to the award price at the notary’s bureau or at the financial institution indicated in the announcement, before 12:00 p.m. of the third business day following the provisional allocation of the Quotas. This sum, together with the deposit, shall be applied to pay the costs of the auction and any sums in excess of the award price shall, to the extent possible, be delivered by the notary or by the financial institution specified in the announcement, as applicable, to the Secured Parties to its distribution, if applicable, among the rest of the Secured Parties to the to apply them to settle the Secured Obligations pending of payment of which unfulfilment had caused the enforcement of the Pledge. The excess, if any, will be delivered directly by the Notary public or by the financial institution, as the case may be, to the Pledgor.

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(m) En caso de que el adjudicatario no realice la consignación a que se refiere la Cláusula 10.6.(g) en el plazo y forma debidos, las cantidades por él consignadas como depósito se aplicarán al pago de las Obligaciones Garantizadas. En este caso, dicho adjudicatario perderá la puja y se considerará adjudicatario al segundo mejor licitador que hubiera mantenido el depósito en la notaría a tenor de lo indicado en la Cláusula 10.6.(g) anterior; si no hubiera licitador de subasta será suspendida con las consecuencias previstas en estas estipulaciones.

(m) In the event that the awardee does not make the payment referred to under Clause 10.6.(g) in due course and form, the sums of the deposit allocated by such awardee shall be applied to the payment of the Secured Obligations. In this event, the referred awardee shall be disqualified and the auction shall be awarded to the second highest bidder who has made the deposit with the Notary public in accordance with the provisions of Clause 10.6.(g) above; should there be no such bidder the auction shall be adjourned with the consequences set out in these provisions.

(n)  El Notario entregará al Agente de Garantías, para su distribución entre el resto de los las Partes Garantizadas, la parte del precio obtenido en la subasta equivalente a la suma adeudada correspondiente a las Obligaciones Garantizadas pendientes de pago. El sobrante, de existir (una vez descontados los gastos, impuestos y costes que la enajenación haya podido causar), será directa e inmediatamente depositado por el Notario en la cuenta bancaria que designen las Partes Garantizadas y quedará afecto, en caso de ejecución parcial de la Prenda, a las restantes Obligaciones Garantizadas por esta Prenda que, en su caso, no hubiesen resultado satisfechas. En el supuesto de que exista alguna cantidad remanente tras la ejecución de la Prenda y no existan Obligaciones Garantizadas pendientes de pago las Partes acuerdan que dicha cantidad será entregada al Pignorante.

(n)  The Notary public will deliver to Security Agent, for its distribution, among the rest of the Secured Parties, the proceeds arising out of the bid in order to allocate them to meeting the outstanding Secured Obligations. Should the referred proceeds exceed the amount of the Secured Obligations (once the costs, taxes and expenses arising out of such enforcement have been paid), the excess will be directly and immediately deposited by the Notary public in the bank account designated by the Secured Parties, and subject to, in case a partial enforcement of the Pledge has taken place, the rest of the Secured Obligations which have not been fulfilled. In case there are not pending Secured Obligations the excess will be delivered directly to the Pledgor.

(o)  En el caso de que las Partes Garantizadas se adjudiquen en la subasta las Participaciones, éstas serán pagadas mediante compensación por reducción, en el referido importe al que hubieran sido adjudicadas en la subasta, de las Obligaciones Garantizadas pendientes de pago cuyo incumplimiento hubiera ocasionado la ejecución de la Prenda (hasta donde alcance el importe antes mencionado). El sobrante, de existir, se aplicará de acuerdo con lo establecido en la apartado inmediatamente anterior.

(o)   In case that the Secured Parties becomes awardee of the Quotas in the bid, the Quotas will be paid by means of set-off reducing, in the amount the Quotas had been awarded in the auction, the Secured Obligations pending of payment whose default had caused the enforcement of the Pledge (to the extent reached by the referred amount). The surplus, if any, will be applied in accordance with the section immediately above.

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(p)  La ejecución no será interrumpida por causa alguna, salvo (i) que medie una orden dictada por la autoridad judicial competente; o (ii) que la Acreditada y los Garantes hubieran cumplido las Obligaciones Garantizadas y hubieran abonado íntegramente las mismas a las Partes Garantizadas, así como todos los gastos incurridos en la ejecución.

(p)  The enforcement shall not be interrupted unless by virtue of (i) a judicial decision rendered by a competent judge; or (ii) the discharge of the Secured Obligations by the Borrower and the Guarantors with full payment of the same to the Secured Parties as well as all expenses incurred in connection with the enforcement.

10.7 Conservación de derechos	10.7 Maintenance of rights

Las Partes Garantizadas conservarán todos sus derechos y acciones contra el Pignorante por la parte de las Obligaciones Garantizadas que no hayan sido satisfechas o resarcidas con la ejecución de la Prenda.

The Secured Parties shall maintain all their rights and claims against the Pledgor with respect to any part of the Secured Obligations that has not been satisfied or indemnified upon the enforcement of the Pledge.

10.8 Renuncia de acciones del Pignorante	10.8 Waiver of rights by the Pledgor

Hasta la fecha en la que las Obligaciones Garantizadas hayan sido amortizadas en su totalidad, en el caso de que las Partes Garantizadas obtengan el cobro de cualesquiera importes u Obligaciones Garantizadas a través de la ejecución de la Prenda, el Pignorante renuncia expresamente y desde este momento (i) al ejercicio de cualquier derecho de subrogación, (ii) a cualquier acción y (iii) al cobro de cualesquiera créditos o derechos, frente a la Acreditada o cualquiera de los Garantes.

Until such time as the Secured Obligations have been discharged in full, in the event that the Secured Parties obtain payment of any amounts owed to them or of the Secured Obligations through the enforcement of the Pledge, the Pledgor expressly waives as from this moment in time (i) any rights of subrogation, (ii) the exercise of any claim and (iii) the recovery or collection of any credits or rights, against the Borrower or the Guarantors.

11. PODER IRREVOCABLE	11. IRREVOCABLE POWER OF ATTORNEY

11.1 Con objeto de asegurar el cumplimiento de los compromisos asumidos en este Contrato, el Pignorante otorgará a favor del Agente de Garantías y de las Partes Garantizadas en unidad de acto respecto a la firma del presente Contrato y en escritura pública separada ante el mismo Notario interviniente, un poder especial irrevocable tan amplio en Derecho como resulte necesario, con facultades de sustitución, re- sustitución y delegación en favor de la persona, física o jurídica, agente, administrador, la persona o entidad a favor de quien sustituye o en quien delegue la ejecución de las facultades otorgadas por medio del poder irrevocable (incluyendo la entidad que le sustituya como Agente de Garantías) o cualquier otra entidad que determine el Agente de Garantías, para que el Agente de Garantías (actuando a través de sus representantes orgánicos o sus apoderados) pueda, en nombre y representación del Pignorante, realizar cualesquiera actuaciones que resulten necesarias o convenientes para ejecutar y hacer cumplir los términos del presente Contrato.

11.1 In order to give the grates effectiveness to the compliance with the undertakings set out herein, the Pledgor will grant in favor of the Security Agent and the Secured Parties simultaneously with the execution of this Agreement, and in a separate public deed before the intervening Notary public, an irrevocable special power of attorney, so broad in Law as necessary, with powers of substitution, re-substitution and delegation as broad as may be necessary in Law in favor of the person, whether natural or legal, agent, receiver, the person or entity in favor of whom it may delegate or substitute the faculties conferred hereunder (including the entity which may replace the Security Agent as agent) or any other entity that the Security Agent may determine, so that the Security Agent (acting through its representatives or its attorneys-in-fact), on behalf of the Pledgor, may perform any necessary or convenient actions to comply with and enforce the terms of the present Agreement.

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11.2    A tales efectos, el Agente de Garantías podrá, transcurrido el plazo de diez (10) días hábiles desde la notificación realizada al Pignorante sin que éste hubiera realizado lo solicitado, utilizar el poder irrevocable otorgado, a fin de llevar a cabo en nombre del Pignorante cuantas actuaciones resulten necesarias o convenientes a favor de las Partes Garantizadas en los términos y condiciones que estime oportunos para el adecuado cumplimiento de lo previsto en el presente Contrato, incluyendo, con carácter enunciativo y no limitativo, las siguientes:

11.2    For this purpose, the Security Agent may, upon failure of the Pledgor to comply with the Security Agent’s request within ten (10) business days of being notified, use the irrevocable power of attorney in order to carry out, on behalf of the Pledgor, any necessary or convenient actions in favor of the Secured Parties in the terms and conditions the Security Agent may deem appropriate for the adequate compliance with the terms of this Agreement including, but not limited to, the following:

(a) solicitar del Notario ante el que formalice el presente Contrato, todo tipo de copias de los correspondientes documentos públicos en los que se formalicen la Prenda;	(a) to request from the Notary Public before whom the present Agreement is formalized all kind of copies of the relevant public documents in which the Pledge is formalized;

(b)  efectuar cualesquiera declaraciones, trámites, presentaciones de documentos o cualesquiera otras actuaciones ante Notarios, Registradores, autoridades fiscales, administrativas o judiciales y liquidar y abonar los impuestos, comisiones, costes y gastos relacionados con el otorgamiento del presente Contrato;

(b)  to make any statements, declarations, proceedings, submitting documents or any other actions before Notaries, Registrars, tax, administrative or judicial authorities and liquidate and pay for the taxes, commissions, costs and expenses related to the execution of the present Agreement;

(c)   llevar a cabo cuantas actuaciones y suscribir, otorgar y elevar a público cuantos documentos públicos o privados sean necesarios para: (i) obtener y asegurar la plena perfección, mantenimiento y protección de las Prenda; (ii) defender, proteger y reclamar los derechos que en el presente Contrato se confieren a las Partes Garantizadas;(iii) realizar cualquier extensión, ratificación, subsanación, rectificación o sustitución de cláusulas declaradas nulas por aquellas otras cuyo efecto económico sea el más parecido posible al de la cláusula declarada nula y sin efecto; y (iv) llevar a cabo la ejecución de la Prenda;

(c)   to carry out any and all actions to execute, grant and raise to public deed status any necessary documents to; (i) obtain and ensure the full perfection, maintenance and protection of the Pledge; (ii) defend, protect and claim the rights conferred to the Secured Parties in the present Agreement; (iii) carry out any extension, ratification, amendment, rectification or substitution of those clauses declared void by those which economic effect will be the most similar to the clause declared void and without effect; and (iv) carry out the execution of the Pledge;

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(d) para que, en caso de que ello fuera necesario, representar al Pignorante en la subasta de los derechos de crédito y de las participaciones pignorados en virtud del presente Contrato;	(d) if it was necessary, to represent the Pledgor in an auction of the credit rights and the quotas pledged under this Agreement;

(e) en orden a la toma de posesión de los nuevos derechos, valores, activos o fondos en caso de prenda sucesiva en los términos establecidos en el presente Contrato;	(e) in order to take possession of the new rights, securities, assets or funds in case of successive pledge (prenda sucensiva) in the terms established in this Agreement;

(f) a los efectos de materializar la extensión de la Prenda para las que dicha posibilidad esté prevista, y en orden a suscribir los documentos necesarios para la extensión de dichas garantías;	(f) for the purpose of materializing the extension of the Pledge for which such possibility is foreseen, and in towards to execution of the necessary documents for the extension of said security;

(g)  llevar a cabo cuantas actuaciones y firmar, otorgar y elevar a público cuantos documentos públicos o privados sean necesarios o convenientes para el restablecimiento de la Prenda en virtud del presente Contrato en caso de que cualesquiera pagos efectuados al amparo de la Prenda fuesen declarados nulos en el marco de un procedimiento de insolvencia y, como consecuencia de dicha nulidad, las Obligaciones Garantizadas no resultasen cumplidas íntegramente;

(g)  to carry out any actions and sign, execute and raise to public deed status any public or private documents that are deemed necessary or convenient for re-establishing the Pledge under this Agreement in the event any payments performed under the Pledge were declared null in the framework of an insolvency proceeding and, as a consequence of such nullity the Secured Obligations were not fully fulfilled;

(h) otorgar los documentos que sean convenientes o necesarios a los efectos de que el presente poder irrevocable sea otorgado a favor de quien sustituya al Agente de Garantías de como nuevo agente.	(h) to grant the documents that are convenient or necessary for the purpose that this irrevocable power of attorney is granted in favor of whoever replaces the Security Agent as new agent.

11.3 Dado que el poder irrevocable se otorga en interés de las Partes y que resulta necesario para el cumplimiento de las obligaciones asumidas por el Pignorante en el presente Contrato, el poder irrevocable se configura como irrevocable, por lo que permanecerá en vigor mientras subsistan las Obligaciones Garantizadas.

11.3 As the irrevocable power of attorney is granted in the interest of the Parties and is necessary for the fulfilment of the obligations assumed by the Pledgor under the present Agreement, the irrevocable power of attorney is configured as irrevocable. Therefore, it shall remain in force while the Secured Obligations subsist.

11.4 El poder irrevocable sólo podrá quedar sin efecto con anterioridad a la terminación del presente Contrato por acuerdo entre el Pignorante y el Agente de Garantías. La revocación unilateral del poder irrevocable por el Pignorante no producirá efecto alguno.

11.4 The irrevocable power of attorney shall only be invalid prior to the termination of the present Agreement as per the agreement between the Pledgor and the Security Agent. The unilateral revocation of the irrevocable power of attorney by the Pledgor shall have no effect.

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11.5    El Pignorante declara conocer que el ejercicio por el Agente de Garantías de las facultades que recibe en virtud del poder irrevocable puede implicar autocontratación y subdelegación de poderes, lo acepta y lo salva expresamente para el Agente de Garantías y, en su caso, aquéllos que resulten ser sus cesionarios o sucesores. Se salva expresamente también, autorizándola, la autocontratación con respecto a aquéllos en los que el Agente de Garantías sustituya, sub-apodere o delegue el poder irrevocable.

11.5 The Pledgor acknowledges that the exercise by the Security Agent of the faculties received under the irrevocable power of attorney may involve self-dealing and sub-delegation of powers of attorney, which the Pledgor expressly accepts and saves for the Security Agent and, if appropriate, for those who may be its assignees or successors. The Pledgor also expressly saves, authorizing it, self- dealing with respect to those in which the Security Agent replaces, sub-empowers or delegates the irrevocable power of attorney.

12. CANCELACIÓN DE LA PRENDA	12. CANCELATION OF THE PLEDGE

Cumplidas íntegramente las Obligaciones Garantizadas o extinguidas éstas de otro modo, quedará automáticamente extinguida y cancelada la Prenda, comprometiéndose las Partes Garantizadas, a solicitud por escrito del Pignorante, y en el plazo máximo de quince (15) días hábiles a partir de la fecha en que tenga lugar tal requerimiento, a otorgar el correspondiente documento público de cancelación. Las Partes de la presente Prenda acuerdan que todos los tributos y gastos de Notario y, en su caso, de notificaciones derivados de dichas cancelaciones correrán a cargo del Pignorante.

Once the Secured Obligations have been fully discharged or otherwise extinguished, the Pledge shall be automatically terminated and cancelled and the Secured Parties hereby undertake to execute, upon written request from the Pledgor and in the maximum term of fifteen (15) business days as from the date of such request, the corresponding public document of cancellation of the Pledge. The Parties to this Pledge expressly acknowledge that any taxes, costs or fees (including Notarial fees), and, if necessary, any notices sent in accordance with the said cancellation shall be borne by the Pledgor.

No obstante el cumplimiento de las Obligaciones Garantizadas y la cancelación de la Prenda, en el supuesto de que cualesquiera pagos efectuados en satisfacción de las Obligaciones Garantizadas fueran declarados nulos en el marco de un procedimiento de insolvencia y, como consecuencia de dicha nulidad, las Obligaciones Garantizadas no resultasen total o irrevocablemente cumplidas, las Partes acuerdan el resurgimiento de los términos y condiciones de la Prenda en garantía de las Obligaciones Garantizadas.

Notwithstanding the fully discharged of the Secured Obligations and the cancellation of the Pledge, in the event that any of the payments carried out to discharge the Secured Obligations are declared void or invalid during the course of a insolvency proceedings, and as a result of such nullity, the Secured Obligations result not to be fully discharged or otherwise extinguished, the Parties agree the revival of the terms and conditions of the Pledge to secure the Secured Obligations.

13. NOTIFICACIONES	13. NOTICES

13.1 Cualquier comunicación o notificación entre las Partes a la que se refiera el presente contrato, o que, incluso no estando contemplada en el mismo, se realice entre las Partes en relación con la ejecución, interpretación o terminación del mismo se realizará por escrito y será entregada personalmente a la otra parte (bien por la remitente misma, bien por conducto notarial) o enviada por fax, por correo electrónico o por correo certificado con acuse de recibo (a elección de quien envía la comunicación) a las siguientes direcciones

13.1 All notices or communications referred to in this agreement or made by any of the Parties to this agreement to one another as regards the execution, interpretation or termination of the agreement shall be made in writing and will, at the sender's choice, either be delivered to the other party in person (either by the sender personally or through a notary public) or sent by fax, electronic mail or certified post with delivery confirmation, to the following addresses:

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13.2 En el caso del Pignorante:	13.2 For the Pledgor:
A la atención de [ ] [Dirección]	To the attn. of [ ] [address]
Teléfono: [ ]	Phone number: [ ]
Correo electrónico: [ ]	Email address: [ ]

13.3 En el caso de la Sociedad:	13.3 For the Company:
A la atención de [ ]	To the attn. of [ ]
[Dirección]	[address]
Teléfono: [ ]	Phone number: [ ]
Correo electrónico: [ ]	Email address: [ ]

13.4 En el caso del Agente de Garantías:	13.4 For the Security Agent:
A la atención de [ ]	To the attn. of [ ]
[Dirección]	[address]
Teléfono: [ ]	Phone number: [ ]
Correo electrónico: [ ]	Email address: [ ]

13.5 La comunicación al Agente de Garantías y/o
a las Partes Garantizadas se entenderá válidamente realizada cuando se envíe al
Pignorante el [ ] día hábil posterior a la
recepción de la comunicación.

13.6 Any notice served to the Security Agent
and/or the Secured Parties will be deemed correctly made provided it is sent to the
Pledgor on the [ ] business day after delivery
of the notice.

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14. IMPUESTOS Y GASTOS	14. TAXES AND EXPENSES

Todos los honorarios, aranceles, costes y tributos que se devenguen y cualesquiera otros gastos razonables que se originen, ahora o en un futuro, por causa de la preparación, el otorgamiento y el cumplimiento de este Contrato y su intervención mediante esta póliza o su extensión, cesión, novación, corrección, enmienda, subsanación o cancelación, así como todas las costas y gastos de ejecución de la Prenda por cualesquiera procedimientos, incluidos los gastos y honorarios, de toda índole, de abogado y procurador (aun cuando la intervención de éstos no fuere preceptiva) así como los costes de novación y registro que resulten de la modificación de estatutos previstos bajo el presente Contrato serán abonados por el Pignorante o por cualquiera de las sociedades de su grupo.

All fees, costs, and taxes, and any other expenses reasonably incurred, now or in the future, in connection with the drafting, execution and compliance with this Agreement, its notarial intervention by means of public document (póliza), or of its extension, assignment, novation, amendment or cancellation, as well as all judicial costs and enforcement costs in connection with any of the available proceedings in relation to the Pledge, including the fees and expenses of any nature of lawyers and procuradores (even when their involvement is not compulsory) and the novation and registration costs arising from the amendment of the by-laws provided in this Agreement shall be paid by the Pledgor or by any of the companies of its group.

15. SUBSANACIÓN O COMPLEMENTO DEL CONTRATO	15. CORRECTIONS OR ADDITIONS TO THIS AGREEMENT

Si fuera requerido para ello por el Agente de Garantías (actuando razonablemente), el Pignorante se compromete a otorgar, en el plazo de diez (10) días hábiles desde la fecha de dicho requerimiento, cuantos documentos públicos o privados de subsanación, complemento documental o aclaración de este contrato fueran necesarios o convenientes.

If so required by the Security Agent (acting reasonably), the Pledgor undertakes to appear and grant, within ten (10) business days as of the date of such request, as many public or private documents as may be necessary or convenient for the correction, addition or clarification of this agreement.

El Agente de Garantías estará facultado para ser parte y otorgar cualquier documento público o privado en beneficio de las Partes Garantizadas, independientemente del derecho individual de cada Parte Garantizada a ser parte y suscribir los documentos mencionados junto con el Agente de Garantías, siempre que dicha Parte Garantizada se lo notifique al Agente de Garantías con al menos dos (2) días hábiles de antelación al día en que se otorguen dichos documentos públicos o privados.

The Security Agent shall be entitled to appear and execute all such public or private documents for the benefit of the Secured Parties, irrespective of the right of each particular Secured Party to appear and execute the aforesaid documents along with the Security Agent, if such Secured Party so notifies to the Security Agent with at least two (2) business days prior notice to the date on which the public or private documents shall be executed.

16. CESIÓN DE LA PRENDA	16. ASSIGNMENT OF THE PLEDGE

16.1 El Pignorante y la Sociedad reconocen y acepta que las Partes Garantizadas pueden asignar y/o ceder su posición total o parcialmente en los Documentos de Financiación (y por tanto ceder su posición contractual bajo los Documentos de Financiación) o los derechos derivados de los mismos mediante cesiones de crédito, subrogaciones de posición contractual en dichos contratos o figuras equivalentes, según proceda, de conformidad con los términos de los Documentos de Financiación.

16.1 The Pledgor and the Company hereby acknowledges and agrees that the Secured Parties may assign and/or transfer their position totally or partially under the Loan Documents (and hence assign their contractual position under the Loan Documents), or any rights arising therefrom by means of credits transfers, assignments or subrogation on contractual position or equivalent methods, as applicable, all in accordance with terms of the Loan Documents.

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16.2 El Pignorante y la Sociedad reconoce y acepta expresamente en este acto que, de acuerdo con el artículo 1528 del Código Civil, cualquier cesión efectuada por cualquiera de las Partes Garantizadas al amparo de lo dispuesto en los Documentos de la Financiación conllevará automáticamente, y sin necesidad de nuevo consentimiento del Pignorante o la Sociedad a tal efecto, la cesión proporcional de los derechos que corresponden a la Parte Garantizada en cuestión  en virtud del presente Contrato.

16.2 The Pledgor and the Company hereby expressly acknowledges and agrees that, in accordance with article 1528 of the Spanish Civil Code, any assignment or transfer carried out by any of the Secured Parties under the provisions of the Loan Documents shall automatically entail and without the need of any further agreement of the Pledgor or the Company to such effect, the proportional assignment of the rights corresponding to such Secured Party by virtue of this Agreement.

16.3 En consecuencia de lo anterior, las referencias que en este Contrato se realizan a las Partes Garantizadas se entenderán hechas, respectivamente a las entidades que en cada momento participen como Partes Garantizadas bajo los Documentos de la Financiación.

16.3 Consequently, references in this Agreement made to the Secured Parties shall be deemed made, respectively, to the entities which from time to time are Secured Parties under the Loan Documents.

16.4 El Agente de Garantías estará facultado para ser parte y otorgar cualquier documento público o privado en beneficio de las Partes Garantizadas, independientemente del derecho individual de cada Parte Garantizada a ser parte y suscribir los documentos mencionados junto con el Agente de Garantías, siempre que dicha Parte Garantizada se lo notifique al Agente de Garantías con al menos dos (2) días hábiles de antelación al día en que se otorguen dichos documentos públicos o privados.

16.4 The Security Agent shall be entitled to appear and execute all such public or private documents for the benefit of the Secured Parties, irrespective of the right of each particular Secured Party to appear and execute the aforesaid documents along with the Security Agent, if such Secured Party so notifies to the Security Agent with at least two (2) business days prior notice to the date on which the public or private documents for such ratification shall be executed.

17. INVALIDEZ PARCIAL	17. PARTIAL INVALIDITY

La ilegalidad, invalidez o inejecutabilidad de cualquier disposición de este Contrato por cualquier causa no afectará en modo alguno a la legalidad, validez o ejecutabilidad de las restantes disposiciones del mismo.

If, for any reason, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, neither the legality, validity nor enforceability of the remaining provisions will in any way be affected or impaired.

Si fuera requerido para ello por el Agente de Garantías, el Pignorante se compromete a otorgar, en el plazo de quince (15) días naturales desde la fecha de dicho requerimiento, cuantos documentos públicos o privados de subsanación, complemento documental o aclaración de esta Prenda fueran necesarios o razonablemente convenientes para asegurar su validez, ejecutabilidad y prioridad de rango.

If so required by the Security Agent, the Pledgor undertakes to appear and grant, within fifteen(15) calendar days as of the date of such request, as many public or private documents as may be necessary or reasonably convenient for the correction, addition or clarification of this Pledge to secure its validity, enforceability and ranking priority.

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18. IDIOMA	18. LANGUAGE

Este Contrato se otorga en idiomas español e inglés. En caso de que surgieran discrepancias entre ambas versiones, prevalecerá la versión española.	This agreement is executed in Spanish and English. In the event of discrepancies between the versions, the Spanish version shall prevail.

19. LEY APLICABLE Y JURISDICCIÓN	19. APPLICABLE LAW AND JURISDICTION

19.1 Ley aplicable	19.1 Governing Law

Este Contrato se regirá por la legislación común española.	This Agreement shall be governed by the laws of Spain (legislación común española).

19.2 Jurisdicción	19.2 Jurisdiction

En la medida en que tal sumisión resulte legalmente admisible, cada una de las Partes de este Contrato se somete irrevocablemente, con renuncia expresa al fuero que pudiera corresponderle, a la jurisdicción de los juzgados y tribunales de la ciudad de Madrid para el conocimiento y resolución de cualquier reclamación que pudiera derivarse del cumplimiento o interpretación de este Contrato.

To the extent legally permissible, each Party hereby expressly and irrevocably submits to the jurisdiction of the Courts and Tribunals of Spain, specifically of the city of Madrid, for the resolution of any dispute that may arise in connection with this Agreement, and hereby waives its right to take proceedings in any other jurisdiction.

20. INTERVENCIÓN NOTARIAL	20. NOTARIAL INTERVENTION

Este Contrato y sus eventuales modificaciones se formalizan en póliza intervenida ante notario, con el fin de que ésta constituya título ejecutivo con respecto de todas las cantidades debidas en virtud del mismo, a todos los efectos previstos en el artículo 517.2.5º de LEC, el artículo 1.216 del Código Civil, así como la consideración de crédito con privilegio especial, a los efectos del artículo 90.1.6º de la Ley Concursal y demás disposiciones legales aplicables.

This Agreement and any eventual amendments from time to time are formalised as public document (póliza) before notary public, with the aim that this document is considered an executive title with respect of any amounts owed under this Agreement and for the purposes and the effects set out in articles 517.2.5º of the Civil Procedure Law, article 1,216 of the Spanish Civil Code, as well as a specially privileged credit pursuant to article 90.1.6   of the Spanish Insolvency Act and other applicable legal provisions.

En prueba de lo cual, las Partes otorgan este contrato en póliza ante el notario de [ ], [ ], en la fecha y lugar indicado en el encabezamiento.	In witness whereof, the Parties grant this Agreement in public document (póliza) before the notary of [ ], [ ], on the date and place indicated above.

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El presente Contrato se formaliza en póliza con la intervención del Notario de [ ], [ ] y de su Ilustre Colegio que figura en el encabezamiento.

Los otorgantes de la presente póliza manifiestan su conformidad y aprobación al contenido de la misma tal y como aparece redactado, extendida en           hojas incluidos sus anexos, la otorgan y firman, con mi intervención en un (1) solo ejemplar al amparo de lo previsto en la Ley 36/2006 de 29 de Noviembre, e Instrucción de la Dirección General de los Registros y del Notariado de la misma fecha.

Y yo el Notario, habiendo hecho las oportunas advertencias legales, DOY FE de la identidad de los otorgantes, de la legitimidad de sus firmas, de que a mi juicio tienen la capacidad y legitimación necesarios para el otorgamiento de la presente póliza, de que el consentimiento ha sido libremente prestado, y de que el otorgamiento se adecua a la legalidad y a la voluntad debidamente informada de los otorgantes o intervinientes.

Las Partes se manifiestan conformes con el contenido de este Contrato y sus anexos, que aceptan y firman.

Con mi intervención,

[ ]

In witness whereof, the Parties grant this Agreement in public document (póliza) before the notary of [ ], [ ], on the date and place indicated above.

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Anexo 1 /Annex 1

Copia de los poderes otorgados a favor del Agente de Garantías por las Entidades Acreditantes / Copy of the Power of Attorney granted to the Security Agent by the Lenders

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Anexo 2 /Annex 2

Copia de los Títulos de Propiedad / Copy of the Company´s Quotas Certificate

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Anexo 3 /Annex 3

Modelo del certificado emitido por la Sociedad en relación con la anotación de la Prenda en el Libro Registro de Socios / Form of the certificate issued by the Company in relation with the registration of the Pledge into the Company´s Shareholders Registry

Modelo del certificado emitido por la Sociedad en relación con la anotación de la Prenda en el Libro Registro de Socios	Form of the certificate issued by the Company in relation registration of the Pledge into the Company´s Shareholders Registry

En Madrid, a [ ] de [ ] de 2018	In Madrid, on [ ], [ ] 2018.

[ ], [cargo en el órgano de administración] de sociedad, con domicilio en [ ], inscrita en el Registro Mercantil de [ ], y con número de identificación fiscal (N.I.F.) [ ], en vigor (la “Sociedad”)	[ ], [office held] of the company with registered office located at [ ], registered with the Commercial Registry of [ ], and with tax identification number (N.I.F.) [ ], in force (the “Company”).

CERTIFICA	CERTIFIES

I.           Que la sociedad [ ], es titular en pleno dominio de [ ] participaciones de [ ] euro de valor nominal cada una, números de la [ ] a la [ ], ambas inclusive (las "Participaciones") de la Sociedad las cuales se encuentran íntegramente asumidas y desembolsadas, libres de cargas y gravámenes y/o de cualesquiera derechos de terceros, que representan el [ ]% del capital social de la Sociedad, en virtud de [ ].

I.          That the company [ ], owns in full domain [ ] quotas of Euro [ ] par value each, number [ ] to [ ], including both (the "Quotas") of the Company which are fully subscribed and paid, free from any lien, encumbrance or third party right, representing the [ ]% of the capital share of the Company, pursuant to [ ].

II. Que la citada titularidad de las Participaciones consta debidamente anotada en el Libro Registro de Socios.	II. That [ ] ownership of the Quotas is duly registered at the Company´s Shareholders Registry.

III.        Que las Participaciones tienen las mismas obligaciones y derechos y están libres de toda carga, gravamen o derechos de tercero, excepto el derecho real de prenda constituido sobre las mismas al que se hace referencia en el apartado V siguiente.

III. That the Quotas have the same rights and obligations and are free from any liens, encumbrances or third party rights, except for the in rem right of pledge referred in paragraph V below.

IV.        Que la Sociedad es conocedora que en virtud del contrato de prenda otorgado por [ ] en su condición de Pignorante, PNC Bank, National Association, en su condición de Agente de Garantías y la Sociedad,

IV.        That the Company acknowledges that pursuant to a pledge agreement granted in this date by [ ] as Pledgor, PNC Bank, National Association as Security Agent and the Company, intervened as a public document

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de esta misma fecha intervenida por el notario de [ ] [ ] (la “Prenda”), [ ] ha pignorado las Participaciones en garantía del cumplimiento puntual y total de las obligaciones que se derivan del Contrato de Financiación y el Contrato de Garantía descritos en la Prenda. A estos efectos la Sociedad hace constar que tiene conocimiento de la Prenda sobre la totalidad de las Participaciones, así como de los términos de la misma, y que la Prenda se ha anotado en el Libro Registro de Socios de la Sociedad. Se adjunta copia del Libro Registro de Socios como Anexo  4.

(póliza), by the notary of [ ] [ ] (the “Pledge”), [ ] has pledged the Quotas as security of the punctual and full performance of all the obligations assumed under the Credit Agreement and the Guaranty Agreement referred to in the Pledge. To these effects, the Company acknowledges that it is aware of the creation of the Pledge as well as the terms of said Pledge, and that the Pledge has been registered in the Company´s Shareholders Registry. Attached hereto as Annex 4 is a copy of the Company´s Shareholders Registry.

V.          Que no han sido creadas más participaciones por la Sociedad, ni existe ningún acuerdo adoptado por la Junta General de Accionistas de la Sociedad aumentando el capital social que se encuentre pendiente de ejecución o de inscripción en el Registro Mercantil o que no haya sido inscrito.

V.          That the Company has not created more quotas, and that there is no resolution approved by the General Shareholder Meeting of the Company increasing the capital or pending execution or registration with the Commercial Registry or that has not been registered with the Commercial Registry.

Lo que se certifica a los efectos legales oportunos, en el lugar y fecha indicados en el encabezamiento.	Certified to all legal purposes, on the date and place indicated above.

[Cargo en el órgano de administración]	[Office held]

[*]	[*]

[FIRMA LEGITIMADA NOTARIALMENTE]	[NOTARIZED SIGNATURE]

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Anexo 4 /Annex 4

Copia del Libro Registro de Socios / Copy of the Company´s Shareholders Registry

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Date/Fecha                                                                                                       2018

[ ]

Como Pignorante/as Pledgor

PNC BANK, NATIONAL ASSOCIATION

Como Agente de Garantías/ as Security Agent

[ ]

Como Entidades Acreditantes/ as Secured Parties

CONTRATO DE PRENDA SOBRE CUENTAS CORRIENTES/

BANK ACCOUNTS PLEDGE AGREEMENT

Squire Patton Boggs (UK) LLP

Plaza Marqués de Salamanca, 3-4

28006 Madrid

Spain

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En Madrid, a [ ] de [ ] de 2018.	In Madrid, on [ ], [ ] 2018.

REUNIDOS	BETWEEN

DE UNA PARTE,	ON ONE HAND,

[ ], sociedad existente y válidamente constituida de conformidad con las leyes de España, con domicilio en [ ], inscrita en el Registro Mercantil de [ ], y con número de identificación fiscal (N.I.F.) [ ], en vigor (“[ ]”). Actúa en su nombre y representación [ ], mayor de edad, de nacionalidad española, con documento nacional de identidad español (D.N.I.) número [ ], en vigor, debidamente facultado para este acto en su calidad de [ ], en virtud de la escritura pública otorgada ante el Notario de [ ] [ ] de fecha [ ] de [ ] de [ ], con número [ ] de su protocolo. En lo sucesivo, [ ] será denominado como el “Pignorante”.

[ ], a company duly incorporated pursuant to the laws of Spain, with registered office located at [ ], registered with Commercial Registry of [ ], and with tax identification number (N.I.F.) [ ], in force (“[ ]”). It is duly represented by [ ], of legal age, Spanish nationality, with Spanish ID (D.N.I.) number [ ], in force, duly empowered for these purposes in his capacity as [ ], by virtue of the public deed granted before the Notary of [ ] [ ] dated on [ ] [ ] [ ], with number [ ] of his records. Hereinafter, [ ] will be referred to as the “Pledgor”.

Y DE OTRA PARTE,	AND ON THE OTHER HAND,

PNC BANK, NATIONAL ASSOCIATION, sociedad existente y válidamente constituida de conformidad con las leyes de [ ], con domicilio social en [ ], inscrita en el Registro Mercantil de [ ] y con número de identificación fiscal (N.I.F.) [ ], en vigor (“PNC” o el “Agente de Garantías”). Actúa en su nombre y representación [ ], mayor de edad, de nacionalidad [ ], con número de [D.N.I./pasaporte] número [ ], en vigor, [y N.I.E. número [ ], en vigor,] debidamente facultado para este acto en su calidad de [ ], en virtud del poder otorgado ante Notario de fecha [ ], [ ], [ ].

PNC BANK, NATIONAL ASSOCIATION (hereinafter, “PNC” or the “Security Agent”), a company duly incorporated under the laws of [ ], with registered office located at [ ], registered with Commercial Registry of [ ] and with Tax Identification Number [ ]. It is duly represented by [ ], of legal age, [ ] nationality, with [ID/Passport] of his nationality number [ ], in force, [and with foreign identification (N.I.E.) number [ ], in force], duly empowered for these purposes in his capacity as [ ], by virtue of the power of attorney granted before Notary dated on [ ], [ ], [ ].

Asimismo, el Agente de Garantías comparece y actúa en nombre propio y por cuenta y representación de las entidades acreditantes [ ], [ ], [ ], [ ], [ ], [ ] y [ ] (denominadas conjuntamente junto con PNC como las "Entidades Acreditantes") en virtud de su designación como Agente de Garantías según lo dispuesto en la cláusula [ ] del contrato de financiación formalizado el [ ] de [ ], de 2018 entre Ferroglobe PLC, PNC, [ ], [ ], [ ], [ ], [ ], [ ], [ ], Globe Specialty Metals, Inc, Grupo FerroAtlántica S.A.U., FerroAtlántica S.A. y FerroPem, S.A.S., entre otros, elevado a público con fecha [ ], de 2018, ante el Notario [ ], con número [ ] de su protocolo, así como en virtud de los apoderamientos señalados en el Anexo 1.  En lo sucesivo las Entidades Acreditantes y el Agente de Garantías serán designados conjuntamente como las "Partes Garantizadas" y cada uno de ellos, de

Likewise, the Security Agent appear and acts in his own name and on behalf of the lenders [ ], [ ], [ ], [ ], [ ], [ ] and [ ] (jointly referred together with PNC as the "Lenders"), by virtue of his appointment as Security Agent under clause [ ] of the credit facility agreement signed on [ ] 2018 by and among Ferroglobe PLC, PNC, [ ], [ ], [ ], [ ], [ ], [ ], [ ], Globe Specialty Metals, Inc, Grupo FerroAtlántica S.A.U., FerroAtlántica S.A. and FerroPem, S.A.S., among others, raised into public deed on [ ] [ ] 2018, before the Notary public [ ], with number [ ] of his records, as well as by virtue of the power of attorney listed hereto as Annex 1.  Hereinafter, the Lenders and the Security Agent shall be referred to jointly as the "Secured Parties" and each of them shall be referred to individually as a "Secured Party".

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forma individual, como él o una “Parte Garantizada”.

Asimismo, el Pignorante y las Partes Garantizadas serán denominados, conjuntamente, como las “Partes”.	Likewise, the Pledgor and the Secured Parties shall be jointly referred to as the “Parties”.

Las Partes se reconocen mutuamente la capacidad legal necesaria para la suscripción del presente acuerdo y, a tal efecto,	The Parties mutually acknowledge that they have sufficient legal capacity to enter into this agreement and, to this effect,

EXPONEN	RECITALS

I.          Que, con fecha de [ ] de [ ] de 2018, PNC en su calidad de Entidad Acreditante y Agente de Garantías, las Entidades Acreditantes, Ferroglobe PLC como acreditada (la “Acreditada”), Globe Specialty Metals, Inc, Grupo FerroAtlántica S.A.U., FerroAtlántica S.A. y FerroPem, S.A.S. en calidad de garantes (los “Garantes” y conjuntamente con la Acreditada, las “Partes Financieras”) entre otros, han suscrito un contrato de financiación (Credit Agreement) por importe máximo de USD 250.000.000, sujeto a la legislación del estado de Nueva York, Estados Unidos de América (en adelante, tal y como sea novado, modificado o suplementado en cada momento, el "Contrato de Financiación"), en virtud del cual se han concedido diversas facilidades crediticias a la Acreditada. El Contrato de Financiación fue elevado a público con fecha [ ], de 2018, ante el Notario [ ], con número [ ] de su protocolo.

I.           Whereas, on [ ] [ ], 2018, PNC as Lender and Security Agent, the Lenders, Ferroglobe PLC as borrower (the “Borrower”), Globe Specialty Metals, Inc, Grupo FerroAtlántica S.A.U., FerroAtlántica S.A. and FerroPem, S.A.S. as guarantors (the “Guarantors” and together with the Borrower the “Loan Parties”), among others, have entered into a credit facility agreement up to the maximum amount of USD 250,000,000, under the laws of the state of New York, United States of America (hereinafter, as it may be amended, novated or supplemented from time to time, the "Credit Agreement") under which certain credit facilities have been granted to the Borrower. The Credit Agreement was raised into public deed on [ ] [ ] 2018, before the Notary public [ ], with number [ ] of his records.

II.         Que, con fecha [ ] de [ ] de 2018, el Agente de Garantías, Globe Specialty Metals, Inc, Grupo FerroAtlántica S.A.U., FerroAtlántica S.A. y FerroPem, S.A.S., entre otros, han suscrito un contrato de garantía (Continuing Agreement of Guaranty and Suretyship), en virtud del cual los Garantes han accedido a garantizar como obligado principal los importes adeudados por la Acreditada bajo el Contrato de Financiación (el “Contrato de Garantía”). El Contrato de Garantía fue elevado a público con fecha [ ], de 2018, ante el Notario [ ], con número [ ] de su protocolo.

II.         Whereas, on [ ] [ ], 2018, the Security Agent, Globe Specialty Metals, Inc, Grupo FerroAtlántica S.A.U., FerroAtlántica S.A. and FerroPem, S.A.S, among others, have entered into a continuing agreement of guaranty and suretyship, under which the Guarantors have agreed to secure as primary obligor, the amounts owed by the Borrower under the Credit Agreement (the “Guaranty Agreement”). The Guaranty Agreement was raised into public deed on [ ] [ ] 2018, before the Notary public [ ], with number [ ] of his records.

III. Que el Pignorante es titular del saldo acreedor depositado en las cuentas corrientes indicadas en el Anexo 2 (las "Cuentas Corrientes") y,	III. The Pledgor holds the creditor balance deposited in the bank accounts identified in Annex 2 (the "Bank Accounts") and therefore holds the corresponding credit rights (the

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consecuentemente, de los correspondientes derechos de crédito (los "Derechos de Crédito") frente a los bancos en los que dichas Cuentas Corrientes están aperturadas y por tanto del cobro de las cantidades depositadas en cada momento en las Cuentas Corrientes, en virtud de los respectivos contratos de apertura de cuenta corriente. En lo sucesivo los bancos descritos en el Anexo 2 serán denominados conjuntamente los "Bancos de Cuentas".

"Credit Rights") against the banks where such Bank Accounts are held, to obtain the refund of the amounts deposited from time to time in the Bank Accounts, stemming from the respective bank accounts opening agreements. Hereinafter the banks listed hereto as Annex 2 will be jointly referred to as the "Accounts Banks".

IV.        Que, el otorgamiento de ciertas garantías, incluyendo la creación de un derecho real de prenda de primer rango sobre los derechos de crédito para la restitución del saldo acreedor depositado en todas y cada una de las Cuentas Corrientes se ha establecido como una condición precedente bajo el Contrato de Financiación.

IV.        Whereas, the granting of certain security, including the creation of a first ranking pledge over the credit rights for the reimbursement of the creditor balance deposited in each and all of the Bank Accounts, it has been set out as a condition precedent under the Credit Agreement.

V.          Que, a tal efecto, con objeto de garantizar el íntegro y puntual cumplimiento de la totalidad de las obligaciones asumidas por las Partes Financieras bajo el Contrato de Financiación y el Contrato de Garantía, el Pignorante está de acuerdo en otorgar una prenda de primer rango sobre los derechos de crédito para la restitución de los saldos acreedores depositados en todas y cada una de las Cuentas Corrientes a favor de las Partes Garantizadas (la “Prenda”).

V.         Whereas, to this purpose, as security of the punctual and full performance of all the obligations assumed by the Loan Parties under the Credit Agreement and the Guaranty Agreement, the Pledgor agrees to grant a first ranking pledge over the credit rights for the reimbursement of the creditor balance deposited in each and all of the Bank Accounts in favor of the Secured Parties (the “Pledge”).

VI. Que, según lo expuesto, las Partes, convienen suscribir el presente contrato de prenda (en lo sucesivo, el “Contrato de Prenda” o el “Contrato”), que se regirá por las siguientes	VI. That, in light of the above, the Parties have agreed to execute this pledge agreement (the “Pledge Agreement”, or the “Agreement”) which will be governed by the following

CLÁUSULAS	CLAUSES

1. INTERPRETACIÓN Y DEFINICIONES	1. DEFINITIONS AND INTERPRETATION

Los términos que aparecen en mayúsculas en el presente Contrato tendrán el significado que aquí se establece:	Capitalised terms shall have the meanings as set out herein:

“Agente de Garantías” significa PNC Bank, National Association.	“Security Agent” means PNC Bank, National Association.

"Certificación de Deuda” significa la certificación que expida por el Agente de Garantías en la que conste el saldo adeudado por el Pignorante a la que se refiere el apartado [ ] posterior.	"Amount Owed Certificate" means the certificate issued by the Security Agent indicating the amount owed by the Pledgor described in section [ ] below.

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“Contrato de Financiación” tendrá el significado referido en el Expositivo I anterior.	“Credit Agreement” shall have the meaning described in Recital I above.

“Contrato de Garantía” significa el Contrato Continuado de Garantía y Afianzamiento referido en el Expositivo II anterior.	“Guaranty Agreement” means the Continuing Agreement of Guaranty and Suretyship described in Recital II above.

"Cuentas Corrientes" significa las cuentas corrientes de las que el Pignorante es titular enumeradas en el Anexo 2.	"Bank Accounts" means the bank accounts held by the Pledgor listed in Annex 2 below.

"Derechos de Crédito" significa el derecho del Pignorante a la restitución del saldo acreedor depositado en cada uno de los Bancos de Cuentas donde estén abiertas todas y cada una de las Cuentas Corrientes.

"Credit Rights" means the Pledgor's right to the reimbursement of the creditor balance deposited with each of the Accounts' Banks where each and all of the Banks Accounts are held.

“Documentos de la Financiación” significa el presente Contrato, el Contrato de Garantía, el Contrato de Financiación, así como cualesquiera otros documentos que noven, clarifiquen, rectifiquen o sustituyan los documentos anteriormente mencionados.

"Loan Documents” means this Agreement, the Guaranty Agreement, the Credit Agreement, as well as any other documents that amend, clarify, rectify or replace the aforementioned documents.

“Entidades Acreditantes” significa PNC, [ ], [ ], [ ], [ ], [ ], [ ] y [ ].	“Lenders” means PNC [ ], [ ], [ ], [ ], [ ], [ ] and [ ].

"Obligaciones Garantizadas" significa todas las obligaciones de pago presentes y futuras adeudadas por la Acreditada o los Garantes a todas o cualquiera de las Partes Garantizadas bajo los Documentos de Financiación, incluyendo (a) en la medida en que surja de conformidad con el Contrato de Financiación o cualquiera de los Documentos de la Financiación, todos y cada uno de los préstamos, anticipos, deudas, responsabilidades y obligaciones. adeudadas a las Partes Garantizadas en cualquier capacidad, de cualquier tipo o naturaleza, presentes o futuros (ya sea en el capital principal, intereses, honorarios, costes, gastos, comisiones, accesorios y otros importes adeudados, evidenciados o no mediante pagare, garantía u otro instrumento, ya sea o no para el pago de dinero), absolutas o contingentes, mancomunados o solidarias, vencidas o próximas a su vencimiento, presentes o surgidas en el futuro, contractuales o perjudiciales, liquidadas o sin liquidar, independientemente de cómo surja dicho endeudamiento o responsabilidad, o si se evidencia por cualquier acuerdo o instrumento, (b)  todos y cada uno de los importes vencidos

"Secured Obligations" means all present and future payment obligations and liabilities owed by the Company or the Guarantors to all or any of the Secured Parties under the Loan Documents, including (a) to the extent arising pursuant to or in connection with the Credit Agreement or any other Loan Documents, any and all loans, advances, debts, liabilities and obligations owed to the Secured Parties in any capacity whatsoever, of any kind or nature, present or future (whether in principal, interest, fees, costs, expenses, commissions, accessories and other amounts due, whether or not evidenced by a note, guaranty or other instrument, whether or not for the payment of money), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or whether evidenced by any agreement or instrument, (b) any and all amounts due under any and all Foreign Currency Hedge (as defined in the Credit Agreement) and/or Interest Rate Hedge (as defined in the Credit Agreement) and (c) any amounts due under any Other Lender Provided Financial Service Product, all as further defined in the Credit Agreement.

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en virtud del Derivado de Cobertura sobre Divisa Extranjera (según este término se define en el Contrato de Financiación) y/o el Derivado del Tipo de Interés (según se define en el Contrato de Financiación) y (c) cualquier cantidad adeudada bajo cualquier otro Producto de Servicios Financieros Otorgado por Otra Entidad Acreditante, todo ello según lo definido en el Contrato de Financiación. Sin perjuicio de cualquier disposición contraria establecida en lo anterior, las Obligaciones Garantizadas no incluirán ningún Pasivo de Cobertura Excluido, tal como se define en el Contrato de Financiación.

Notwithstanding anything to the contrary contained in the foregoing, the Secured Obligations shall not include any Excluded Hedge Liabilities, as defined in the Credit Agreement.

	“Partes Financieras” significa Ferroglobe PLC, Globe Specialty Metals, Inc, Grupo FerroAtlántica S.A.U., FerroAtlántica S.A. y FerroPem, S.A.S.		“Loan Parties” means Ferroglobe PLC, Globe Specialty Metals, Inc, Grupo FerroAtlántica S.A.U., FerroAtlántica S.A. and FerroPem, S.A.S.

	“Partes Garantizadas” PNC, [ ], [ ], [ ], [ ], [ ], [ ] y [ ].		“Secured Parties” means PNC [ ], [ ], [ ], [ ], [ ], [ ] and [ ].

	“Supuesto de Ejecución” significa lo dispuesto en la Cláusula 8.1 siguiente.		“Enforcement Event” has the meaning given under Clause 8.1 below.

	“Supuesto de Incumplimiento” significa lo dispuesto en la cláusula 9 (Event of Default) del Contrato de Financiación.		“Event of Default” has the meaning given under clause 9 (Event of Default) of the Credit Agreement.

2.	CONSTITUCIÓN DE PRENDA DE PRIMER RANGO	2.	CREATION OF A FIRST RANKING PLEDGE

2.1

En garantía del íntegro y puntual cumplimiento de las Obligaciones Garantizadas y sin perjuicio de la responsabilidad patrimonial universal del Pignorante prevista en el artículo 1.911 del Código civil y que no se entiende limitada en modo alguno por el otorgamiento de la Prenda, el Pignorante constituye un derecho real de prenda de primer rango sobre los Derechos de Crédito pignorados de su titularidad sobre el saldo acreedor depositado en todas y cada una de las Cuentas Corrientes, a favor de las Partes Garantizadas, que lo aceptan, en garantía del cumplimiento de las Obligaciones Garantizadas. El Agente de Garantías acepta expresamente el derecho real de prenda en su propio nombre y derecho y en nombre y representación de los restantes Partes Garantizadas.

2.1

As security of full and timely fulfilment of all the Secured Obligations, and without prejudice to the general liability  (responsabilidad patrimonial universal) of the Pledgor under section 1,911 of the Spanish Civil Code, which shall not be limited in any way by the creation of this Pledge, the Pledgor hereby grants a first ranking in rem right of pledge over the Credit Rights pledged it owns over the creditor balance deposited in each and all the Bank Accounts in favor of the Secured Parties, which accept the Pledge granted in their favor, as security for the fulfillment of the Secured Obligations. The Security Agent hereby expressly accepts the creation of the in rem right of pledge in its own name and in name and on behalf of the Secured Parties.

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2.2	La Prenda constituida en virtud del presente contrato se constituye como prenda con desplazamiento posesorio de conformidad con los artículos 1.526, 1.857 y 1.865 del Código Civil, por lo que la Prenda será plenamente eficaz y oponible frente a terceros y frente a la Acreditada y los Garantes desde el momento del otorgamiento de la presente Prenda.	2.2

The Pledge created in this document is a pledge with transfer of possession (prenda con desplazamiento) under sections 1,526, 1,857, and 1,865 of the Spanish Civil Code, so that the Pledge will be fully effective and enforceable against third parties and against the Borrower or the Guarantors from the time upon the granting of this Pledge.

3.	ENTREGA DE LA POSESIÓN	3.	DELIVERY OF POSSESSION

La Prenda constituida en el presente Contrato es efectiva desde el mismo momento de su otorgamiento, conforme a lo previsto en el artículo 90.1.6º de la Ley Concursal, entendiéndose producida a todos los efectos la transmisión de la posesión de los Derechos de Crédito pignorados, conforme a lo previsto en el artículo 1.863 del Código Civil.

The Pledge created in this Agreement is effective from the moment of its granting, in accordance with section 90.1.6 of the Insolvency Act, and therefore having produced, to all effects, the transfer of possession of the Credit Rights pledged, under section 1,863 of the Spanish Civil Code.

No obstante lo anterior, las Partes instruyen por la presente al Notario interviniente a fin de que realice, a la mayor brevedad posible, la notificación de la constitución de la Prenda y del contenido de éste Contrato por correo certificado con acuse de recibo a los Bancos de Cuentas que constan en el Anexo 2, en su condición de deudores de los Derechos de Crédito pignorados, a cuyo efecto, las Partes le entregan una carta con el modelo de notificación que se adjunta como Anexo 3.

Notwithstanding the foregoing, the Parties hereby instruct the attesting Notary to notify, as soon as possible, in writing the creation of the Pledge and the provisions of this Agreement by registered mail with acknowledgement to the Account Banks listed in  Annex 2, in their condition as debtors of the Credits Rights pledged, to this effect, the Parties hereby deliver to the Notary a notice form attached hereto as Annex 3.

En este sentido, el Pignorante se compromete a realizar sus mejores esfuerzos a fin de obtener de los Bancos de Cuentas que hayan sido notificados por el Notario interviniente, el preceptivo acuse de recibo firmado por todos y cada uno de los Bancos de Cuentas, mediante el envío del modelo de carta adjunto como Anexo 3 (Parte B) al Agente de Garantías, en el plazo de dos (2) meses tras la notificación efectuada por el Notario.

In this sense, the Pledgor undertakes to make its best efforts in order to obtain the acknowledgment of receipt from each and all the Account Banks that have been notified by the intervening Notary, by sending to the Security Agent the notice form attached hereto as Annex 3 (Part B), within two (2) months as of the date of being notified by the Notary.

4.	INDIVISIBILIDAD DE LA PRENDA	4.	INDIVISIBILITY OF THE PLEDGE

4.1	La Prenda que se constituye a favor de las Partes Garantizadas garantiza el íntegro y total cumplimiento de la totalidad de las Obligaciones Garantizadas.	4.1	The Pledge granted for the benefit of the Secured Parties secures the payment and discharge of all of the Secured Obligations.

4.2	La Prenda y el ejercicio de la acción real pignoraticia que lleva aparejada se entienden sin perjuicio de las obligaciones que para la Acreditada y los Garantes se derivan de	4.2	The Pledge and the exercise of the pledge enforcement attached will be deemed to be without prejudice to the obligations assumed by the Borrower and the Guarantors under the

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	Documentos de la Financiación, que no se entienden limitadas en modo alguno por la constitución de la Prenda.		Loan Documents, which shall not be limited whatsoever by the creation of this Pledge.

4.3	La Prenda tiene el carácter de indivisible. En consecuencia, los Derechos de Crédito pignorados garantizan el integro cumplimiento de las Obligaciones Garantizadas. El cumplimiento parcial de las Obligaciones Garantizadas no extinguirá proporcionalmente la Prenda, que sólo se cancelará una vez que hayan sido íntegramente satisfechas la totalidad de las Obligaciones Garantizadas.	4.3

This Pledge is granted with an indivisible nature. Consequently, the Credits Rights pledged secure the full payment and discharge of all of the Secured Obligations. The partial discharge of the Secured Obligations will not proportionally extinguish the Pledge, which may only be cancelled after the Secured Obligations are discharged in full.

5.	EXTENSIÓN DE LA PRENDA	5.	EXTENSION OF THE PLEDGE

5.1	Sustitución de activos	5.1	Substitution of assets

	La Prenda sobre los Derechos de Crédito pignorados se extenderá y comprenderá, con carácter enunciativo, pero no limitativo a:		The Pledge over the Credit Rights pledged shall extend to and comprise, including but not limited to:

(a)  Dinero en efectivo, entendiendo por tal el saldo acreedor depositado en las Cuentas Corrientes en cualquier divisa que se encuentren en cada momento abonado en las Cuentas Corrientes a favor del Pignorante, así como los intereses que dichos fondos pudieran devengar a favor del Pignorante;

(a)  Cualesquiera cantidades en efectivo de las que sea titular la Pignorante en que pudieran convertirse los Derechos de Crédito pignorados, por razón de cualquier negocio jurídico realizado sobre los mismos por el Pignorante;

	(b) Cualquier interés o rendimiento económico generado por los Derechos de Créditos pignorados en todas y cada una de las Cuentas Corrientes; y

(b)  Monies, and to this effects the creditor balance which may be deposited from time to time in the Bank Accounts, as well as any interest and proceeds arising in connection therewith which may accrue in favor of the Pledgor;

(c)  Cualesquiera bienes o derechos del Pignorante que sustituyeran a los Derechos de Crédito pignorados, incluidos los derivados de la novación o la sustitución de los Derechos de Crédito y/o de los Documentos de Financiación.

			(c) Any monies owned by the Pledgor in which the Credit Rights pledged may be converted, by reason of any legal transaction carried out on them by the Pledgor;

			(d) Any interest or economic return generated by the Credit Rights pledged in each and all of the Bank Accounts; y

(e)  Any of the Pledgor´s assets or rights that, from time to time, replace the Credit Rights pledged, including those derived from the novation or substitution of the Credit Rights pledged and/or the Loan Documents.

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Sin perjuicio de que la extensión de la Prenda operará de manera automática cuando ocurra cualquiera de las circunstancias descritas anteriormente, el Pignorante se compromete, sujeto a los términos de Documentos de la Financiación, a otorgar cuantos documentos públicos o privados sean necesarios a los efectos de perfeccionar y evidenciar dicha extensión en un plazo de un (1) mes desde el momento en el que tenga lugar cualquiera de las circunstancias anteriores.

Without prejudice to the extension of the Pledge operating automatically upon the occurrence of any of the events described above, the Pledgor undertakes, subject to the terms of the Loan Documents, to execute all such public and/or private documents which may be necessary for the purposes of perfecting and evidencing such extension within one (1) month following the occurrence of any of such events above.

6.	OBLIGACIONES DEL PIGNORANTE	6.	UNDERTAKINGS OF THE PLEDGOR

6.1	En tanto subsista la Prenda, el Pignorante no podrá gravar o disponer de cualquier otra manera de los Derechos de Crédito pignorados excepto con el consentimiento previo y por escrito de las Partes Garantizadas a través del Agente de Garantías.	6.1

During the term of this Pledge, the Pledgor shall not be entitled to encumber, charge or in any manner dispose of the Credit Rights pledged except with the prior written consent of the Secured Parties through the Security Agent.

6.2	Sin perjuicio de lo anterior, el Pignorante podrá a disponer de los Derechos de Crédito pignorados en el curso ordinario del negocio, en los términos recogidos en los Documentos de la Financiación, a menos que se haya producido y notificado al Pignorante cualquier Supuesto de Incumplimiento (Event of Default) de las Obligaciones Garantizadas en los términos descritos en la cláusula 9 del Contrato de Financiación.	6.2

Without prejudice, the Pledgor shall dispose the Credit Rights pledged for the reimbursement of the creditor balance in each and all of the Bank Accounts in the course of the ordinary business, under the provisions of the Loan Documents, provided that no Event of Default of any of the Secured Obligations has occurred and has been notified to the Pledgor, under clause 9 of the Credit Agreement.

6.3	Durante el plazo de vigencia de la Prenda, el Pignorante se compromete incondicional e irrevocablemente a:	6.3	The Pledgor unconditionally and irrevocably undertakes, during the term of the Pledge:

(a)  no adoptar, o permitir la adopción de ninguna actuación que pueda perjudicar los derechos bajo la Prenda a favor de las Partes Garantizadas, tales como la prioridad de las Obligaciones Garantizadas, la ejecución de la Prenda, la naturaleza legal de los Derechos de Crédito pignorados o similares;

(a)  not to take, or permit the taking of, any step that may impair the rights under the Pledge in favor of the Secured Parties, as the priority of the Secured Obligations, enforceability of the Pledge, legal nature of the Credit Rights pledged or the like;

(b)  no gravar, crear ningún derecho de preferencia, o aceptar la creación o imposición de cualquier carga o gravamen, derecho u opción o restricción en la transferibilidad de los Derechos de Crédito pignorados hasta que las Obligaciones Garantizadas hayan sido satisfechas incondicional e irrevocablemente en su totalidad y la Prenda haya sido liberada en su totalidad (salvo autorización por parte de las Partes Garantizadas);

(b)  not to encumber, create any preemptive right over, or accept the creation or imposition of any charge or encumbrance, right or option or restriction on the transferability of the Credit Rights pledged until the Secured Obligations have been unconditionally and irrevocably satisfied in full and the Pledge has been fully released (unless permitted by the Secured Parties);

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	(c) no realizar cualesquiera actuaciones u omisiones que puedan perjudicar sustancialmente los derechos de las Partes Garantizadas bajo la Prenda;		(c) to refrain from any act or omission which could materially prejudice the rights of the Secured Parties under the Pledge;

(d) notificar al Agente de Garantías sobre cualquier situación que pueda conducir a un procedimiento concursal que implique la imposibilidad del Pignorante para cumplir sus obligaciones;

(d)  to notify the Security Agent of any situation that could lead to a formal insolvency proceeding (procedimiento concursal) involving the Pledgor or that may imply the inability of the Pledgor to fulfill its obligations;

(e)  notificar al Agente de Garantías en quince (15) días hábiles tras tener noticia de cualquier procedimiento de naturaleza judicial o extrajudicial que pudiera afectar a los Derechos de Crédito pignorados, las Cuentas Corrientes o la presente Prenda;

(e)  to report to the Security Agent within fifteen (15) business days any proceeding of any court or any out of court process that may affect the Credit Rights pledged, the Bank Accounts or this Pledge;

	(f) no abrir y/o usar cuentas bancarias distintas de las Cuentas Corrientes, excepto con la autorización previa de las Partes Garantizadas; y		(f) not to open and/or use bank accounts other than the Bank Accounts, except with the prior consent of the Secured Parties; and

7.	DECLARACIONES Y GARANTÍAS DEL PIGNORANTE	7.	REPRESENTATIONS AND WARRANTIES OF THE PLEDGOR

	El Pignorante declara y garantiza, en beneficio de las Partes Garantizadas:		The Pledgor represents and warrants, for the benefit of the Secured Parties:

	(a) Que es una sociedad válidamente constituida y debidamente inscrita en el Registro Mercantil competente y ostenta plena capacidad de obrar;		(a) That is a company validly incorporated and duly registered with the relevant Commercial Registry and has full capacity to act;

	(b) Que tiene capacidad para suscribir y cumplir el presente Contrato y ha realizado todas las actuaciones necesarias para autorizar el otorgamiento y cumplimiento del mismo;		(b) That is authorised to enter into and fulfil this Agreement and has carried out all necessary actions to authorise the granting and fulfilment thereof;

	(c) Que las Cuentas Corrientes son las únicas cuentas corrientes abiertas y mantenidas por el Pignorante;		(c) That the Bank Accounts are the only bank accounts opened and maintained by the Pledgor;

	(d) Que sobre los Derechos de Crédito pignorados no pesa ninguna carga, gravamen, o cualquier otro tipo de derecho a favor de terceros;		(d) That such Credit Rights pledged are free and clear of any lien, encumbrance or other type of third party' right;

	(e) Que es el único titular de las Cuentas Corrientes;		(e) That, the Pledgor is the sole owner of the Bank Accounts;

	(f) Que a su leal saber y entender, la constitución de la presente Prenda no contradice ninguno de los contratos,		(f) That to the best of its knowledge, the constitution of this Pledge does not conflict any contracts, obligations, agreements,

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obligaciones, acuerdos, compromisos, cargas o regulaciones de las que sea parte o por las que esté obligado, ni supone el incumplimiento de sus términos y condiciones, habiendo sido obtenido, en caso de ser necesarios, todos los consentimientos oportunos al efecto de evitar el incumplimiento de cualquier compromiso adquirido con anterioridad al otorgamiento del presente Contrato; y undertakings, charges or regulations to which it is a party or by which it is bound, nor it will imply the breach of such terms and conditions, having been obtained, should it be necessary, all necessary consents in order to avoid the breach of any commitment assumed prior to the execution of this Agreement; and

(g)  Que el otorgamiento de este Contrato, junto con el desplazamiento posesorio referido en la Cláusula 3 anterior, constituye y crea una garantía real de primer rango sobre los Derechos de Crédito pignorados en favor de las Partes Garantizadas en garantía del cumplimiento de las Obligaciones Garantizadas.

(g)  That the execution of this Agreement, together with the displacement of possession referred to in Clause 3 above, creates a first ranking in rem right of pledge over the Credit Rights pledged in favor of the Secured Parties as security of the Secured Obligations.

8.	EJECUCIÓN DE LA PRENDA	8.	ENFORCEMENT OF THE PLEDGE

8.1	Supuesto de Ejecución	8.1	Enforcement Event

	Será causa de ejecución de la Prenda un Supuesto de Incumplimiento continuado (el "Supuesto de Ejecución").		The Pledge will be enforceable upon the occurrence of an Event of Default, which is continuing (the “Enforcement Event").

8.2	Determinación de la cantidad líquida	8.2	Due and payable amount

Las Partes acuerdan expresamente que la cantidad vencida, líquida y exigible en caso de ejecución de la Prenda (por cualquiera de los procedimientos aplicables) y a los efectos de los artículos 572 y 573 de la Ley de Enjuiciamiento Civil, será la especificada en la certificación que expida el Agente de Garantías de conformidad con la cláusula [ ] del Contrato de Financiación en la que conste el saldo adeudado por la Acreditada o los Garantes a las Partes Garantizadas y que será calculado de conformidad con lo dispuesto en el Contrato de Financiación.

The Parties expressly agree that in the event of enforcement of the Pledge (following any of the applicable procedures) the amount due and payable pursuant to the provisions of articles 572 and 573 of the Civil Procedural Law will be the amount specified in the certificate issued by the Security Agent in accordance with clause [ ] of the Credit Agreement setting out the amount owed by the Borrower or the Guarantors to the Secured Parties, calculated in accordance with the Credit Agreement.

8.3	Ejecución por el Agente de Garantías	8.3	Enforcement by the Security Agent

La ejecución de la Prenda y la realización de cualesquiera acciones de defensa o preservación de la misma, será llevada a cabo por el Agente de Garantías, en nombre y representación de aquéllos y siguiendo las instrucciones que a tal efecto le faciliten los mismos.

			The enforcement of the Pledge and any acts in defence or preservation of the Pledge shall be carried out by the Security Agent acting on their behalf and upon their instructions.

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8.4	Procedimientos de ejecución	8.4	Enforcement procedures

	Para el ejercicio de la acción real pignoraticia, las Partes Garantizadas podrán entablar, a su elección, cualquiera de los procedimientos que legalmente les asisten, y en particular:		For the purposes of the enforcement of the Pledge, the Secured Parties may, at their discretion initiate any legal proceedings available, in particular:

	(a) los judiciales ordinarios, declarativos o de ejecución;		(a) ordinary, declarative or enforcement judicial proceedings;

(b)  el procedimiento ejecutivo para bienes hipotecados o pignorados establecido en los artículos 681 a 698 de la Ley de Enjuiciamiento Civil, en relación con el artículo 635 de esa misma ley, aceptando desde ya las Partes la posibilidad de ejecución a través de persona o entidad especializada del art. 641 LEC a solicitud del Agente de Garantías a su discreción;

(b)  the enforcement proceeding for mortgaged or pledged assets established in articles 681 to 693 of the Civil Procedural Law, in conjunction with article 635 of that same act. The Parties expressly accept that the Security Agent will be entitled to request the enforcement through an specialized entity or person should it deem it fit, at its sole discretion;

Para el caso de que el Agente de Garantías, en nombre de las Partes Garantizadas, decida seguir el procedimiento de ejecución, bastará para la ejecución de la Prenda la presentación de los siguientes documentos: (i) certificación  expedida en la que se exprese el saldo resultante de la liquidación efectuada por el Agente de Garantías, así como el extracto de las partidas de cargo y abono y las correspondientes a la aplicación de intereses que determinan el saldo concreto por el que se pide el despacho de ejecución; (ii) documento fehaciente que acredite haberse practicado la liquidación en la forma pactada por las partes en el Contrato de Financiación;

(iii) documento que acredite haberse notificado al Pignorante la cantidad exigible; y (iv) el título ejecutivo y demás documentos a que se refiere el artículo 550, en la forma prevista en el artículo

517.2 de la LEC; o

If the Security Agent decides to follow the special enforcement procedure in order to enforce the Pledge, the following documents shall be sufficient: (i) certification issued, upon which the amount calculated by the Security Agent is set out, as well as the extracts of the debit and credit entries and those relating to the application of interest that comprise the specific balance for which enforcement is requested; (ii) the document evidencing that the calculation of the amounts owing has been made in accordance with the Credit Agreement; (iii) the document certifying prior notice to the Pledgor of the amounts due and payable; and (iv) the title of enforcement and other documents to which article 550 of the Civil Procedure Law refers in the form provided in article 517 of said law; or

(c)  los procedimientos establecidos en el artículo undécimo y siguientes del Real Decreto Ley 5/2005, de 11 de marzo, de reformas urgentes para el impulso de la productividad y para la mejora de la contratación pública (el "RDL 5/2005");

			(c) the proceedings referred to in article 11 of Royal Decree-Law 5/2005, of 11 March in relation to urgent measures for improving productivity and public contracting ("RDL 5/2005");

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cumpliendo en cada caso los requisitos del procedimiento elegido, sin que la utilización de una vía precluya la posibilidad de acudir a cualquiera de las restantes, en tanto las Obligaciones Garantizadas no hayan sido satisfechas en su integridad o extinguidas de otro modo.

complying in each case with the requirements of the chosen proceedings and provided that the choice of any of the above proceedings does not limit the possibility of choosing any of the other proceedings, to the extent that the Secured Obligations have not been fully discharged.

8.5	Procedimiento de ejecución bajo el RDL 5/2005	8.5	RDL 5/2005 enforcement procedure

	Para el caso de que las Partes Garantizadas, procediesen a la ejecución de la Prenda por el procedimiento previsto en el artículo 11 del RDL 5/2005, las Partes convienen lo siguiente:		In the event that the Secured Parties, enforce the Pledge by the procedure set out under the section 11 of the RDL 5/2005, the Parties agree as follows:

	(a) El valor de ejecución de los Derechos de Crédito pignorados será su valor nominal.		(a) The enforcement value will be the face value of the Credit Rights pledged.

(b)  Las Partes Garantizadas podrán ejecutar la Prenda bien mediante la venta de los Derechos de Crédito pignorados a cualquier tercero, siendo el precio mínimo de venta el valor nominal que corresponda a los Derechos de Crédito pignorados transmitidos, o bien mediante apropiación del efectivo depositado en todas y cada una de las Cuentas Corrientes.

(b)  The Secured Parties may execute the Pledge by the sale of the Credit Rights pledged to a third party, being the minimum sale price the face value of the balance of the Credit Rights pledged transferred, or by means of appropriation of the cash deposited over each and all of the Bank Accounts.

(c) El Agente de Garantías estará facultado para ordenar el traspaso del importe de las Cuentas Corrientes a su propia cuenta, a cuyo fin entregará al Banco de Cuentas un requerimiento, indicando:

(c)  The Security Agent will be empowered to request the transfer or the cash in the Bank Accounts to its own account to which end it shall deliver to the Accounts Bank a notice, indicating the following;

	- que se ha producido un Supuesto de Ejecución, notificado al Pignorante, que no ha sido subsanado en el plazo otorgado al efecto en Documentos de la Financiación;		- the existence of an Enforcement Event which has not been remedied in the time set out for this in the Loan Documents;

	- indicará el importe de las obligaciones vencidas pendientes de pago (cuyo importe será el mismo que el resultante de la Certificación de Deuda; y		- the amount of the unpaid Secured Obligations (which shall be the same as that indicated in the Amounts Owed Certificate; and

	- requerirá que este importe sea ingresado en la cuenta que se indique en el requerimiento.		- a formal request to transfer said amount to the account number indicated.

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	(d) Si el importe en las Cuentas Corrientes fuera inferior al importe indicado en el Certificado de Deuda, los Bancos de Cuentas, transferirán el saldo acreedor depositado en las Cuenta Corrientes.		(d) If the amount in the Bank Account is less than that indicated in the Amounts Owed Certificate, then the Accounts Banks will transfer the creditor balance deposited in the Bank Accounts.

	(e) La Prenda se mantendrá en vigor hasta que todas las Obligaciones Garantizadas estén plenamente satisfechas.		(e) The Pledge will remain in force until the Secured Obligations are fully satisfied.

(f)  Se hace constar expresamente que caben ejecuciones parciales de la Prenda, por lo que, si quedaran Obligaciones Garantizadas pendientes o si el importe transferido fuera inferior al indicado en el Certificado de Deuda, la ejecución no afectará la vigencia de la Prenda que se mantendrá plenamente en vigor.

(f)  The Parties expressly state that partial enforcements of the Pledge are possible, and that therefore, in case there remain any outstanding Secured Obligations or in case the amount transferred is less than the amount indicated in the Amounts Owed Certificate, the enforcement will not affect the Pledge which will remain fully in force

8.6	Conservación de derechos	8.6 `	Maintenance of rights

Las Partes Garantizadas conservarán todos sus derechos y acciones contra el Pignorante por la parte de las Obligaciones Garantizadas que no hayan sido satisfechas o resarcidas con la ejecución de la Prenda.

The Secured Parties shall maintain all their rights and claims against the Pledgor with respect to any part of the Secured Obligations that has not been satisfied or indemnified upon the enforcement of the Pledge.

8.7	Renuncia de acciones del Pignorante	8.7	Waiver of rights by the Pledgor

Hasta la fecha en la que las Obligaciones Garantizadas hayan sido amortizadas en su totalidad, en el caso de que las Partes Garantizadas obtengan el cobro de cualesquiera importes u Obligaciones Garantizadas a través de la ejecución de la Prenda, el Pignorante renuncia expresamente y desde este momento (i) al ejercicio de cualquier derecho de subrogación, (ii) a cualquier acción y (iii) al cobro de cualesquiera créditos o derechos, frente a la Acreditada y cualquiera de los Garantes.

Until such time as the Secured Obligations have been discharged in full, in the event that the Secured Parties obtain payment of any amounts owed to them or of the Secured Obligations through the enforcement of the Pledge, the Pledgor expressly waives as from this moment in time (i) any rights of subrogation, (ii) the exercise of any claim and (iii) the recovery or collection of any credits or rights, against the Borrower and any of the Guarantors.

9.	PODER IRREVOCABLE	9.	IRREVOCABLE POWER OF ATTORNEY

9.1	Con objeto de asegurar el cumplimiento de los compromisos asumidos en este Contrato, el Pignorante otorgará a favor del Agente de Garantías y de las Partes Garantizadas en unidad de acto respecto a la firma del presente Contrato y en escritura pública separada ante el mismo Notario interviniente, un poder especial irrevocable tan amplio en Derecho como resulte necesario, con	9.1

In order to give the grates effectiveness to the compliance with the undertakings set out herein, the Pledgor will grant in favor of the Security Agent and the Secured Parties simultaneously with the execution of this Agreement, and in a separate public deed before the intervening Notary public, an irrevocable special power of attorney, so broad in Law as necessary, with powers of

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facultades de sustitución, re-sustitución y delegación en favor de la persona, física o jurídica, agente, administrador, la persona o entidad a favor de quien sustituye o en quien delegue la ejecución de las facultades otorgadas por medio del poder irrevocable (incluyendo la entidad que le sustituya como Agente de Garantías) o cualquier otra entidad que determine el Agente de Garantías, para que el Agente de Garantías (actuando a través de sus representantes orgánicos o sus apoderados) pueda, en nombre y representación  del Pignorante, realizar cualesquiera actuaciones que resulten necesarias o convenientes para ejecutar y hacer cumplir los términos del presente Contrato.

substitution, re-substitution and delegation as broad as may be necessary in Law in favor of the person, whether natural or legal, agent, receiver, the person or entity in favor of whom it may delegate or substitute the faculties conferred hereunder (including the entity which may replace the Security Agent as agent) or any other entity that the Security Agent may determine, so that the Security Agent (acting through its representatives or its attorneys-in- fact), on behalf of the Pledgor, may perform any necessary or convenient actions to comply with and enforce the terms of the present Agreement.

9.2	A tales efectos, el Agente de Garantías podrá, transcurrido el plazo de diez (10) días hábiles desde la notificación realizada al Pignorante sin que éste hubiera realizado lo solicitado, utilizar el poder irrevocable otorgado, a fin de llevar a cabo en nombre del Pignorante cuantas actuaciones resulten necesarias o convenientes a favor de las Partes Garantizadas en los términos y condiciones que estime oportunos para el adecuado cumplimiento de lo previsto en el presente Contrato, incluyendo, con carácter enunciativo y no limitativo, las siguientes:	9.2

For this purpose, the Security Agent may, upon failure of the Pledgor to comply with the Security Agent’s request within ten (10) business days of being notified, use the irrevocable power of attorney in order to carry out, on behalf of the Pledgor, any necessary or convenient actions in favor of the Secured Parties in the terms and conditions the Security Agent may deem appropriate for the adequate compliance with the terms of this Agreement including, but not limited to, the following:

	(a) solicitar del Notario ante el que formalice el presente Contrato, todo tipo de copias de los correspondientes documentos públicos en los que se formalicen la Prenda;		(a) to request from the Notary before whom the present Agreement is formalized all kind of copies of the relevant public documents in which the Pledge is formalized;

(b)  efectuar cualesquiera declaraciones, trámites, presentaciones de documentos o cualesquiera otras actuaciones ante Notarios, Registradores, autoridades fiscales, administrativas o judiciales y liquidar y abonar los impuestos, comisiones, costes y gastos relacionados con el otorgamiento del presente Contrato;

(b)  to make any statements, declarations, proceedings, submitting documents or any other actions before Notaries, Registrars, tax, administrative or judicial authorities and liquidate and pay for the taxes, commissions, costs and expenses related to the execution of the present Agreement;

(c)  llevar a cabo cuantas actuaciones y suscribir, otorgar y elevar a público cuantos documentos públicos o privados sean necesarios para: (i) obtener y asegurar la plena perfección, mantenimiento y protección de las Prendas; (ii) defender, proteger y

(c)  to carry out any and all actions to execute, grant and raise to public deed status any necessary documents to; (i) obtain and ensure the full perfection, maintenance and protection of the Pledges; (ii) defend, protect and claim the rights conferred to the Secured Parties in the present Agreement;

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reclamar los derechos que en el presente Contrato se confieren a las Partes Garantizadas; (iii) realizar cualquier extensión, ratificación, subsanación, rectificación o sustitución de cláusulas declaradas nulas por aquellas otras cuyo efecto económico sea el más parecido posible al de la cláusula declarada nula y sin efecto; y (iv) llevar a cabo la ejecución  de la Prenda;

(iii) carry out any extension, ratification, amendment, rectification or substitution of those clauses declared void by those which economic effect will be the most similar to the clause declared void and without effect; and (iv) carry out the execution of the Pledge;

	(d) para que, en caso de que ello fuera necesario, representar al Pignorante en la subasta de los Derechos de Crédito pignorados en virtud del presente Contrato;		(d) if it was necessary, to represent the Pledgor in an auction of the Credit Rights pledged under this Agreement;

	(e) en orden a la toma de posesión de los nuevos derechos, valores, activos o fondos en caso de prenda sucesiva en los términos establecidos en el presente Contrato;		(e) in order to take possession of the new rights, securities, assets or funds in case of successive pledge (prenda sucesiva) in the terms established in this Agreement;

	(f) a los efectos de materializar la extensión de la Prenda para las que dicha posibilidad esté prevista, y en orden a suscribir los documentos necesarios para la extensión de dichas garantías;		(f) for the purpose of materializing the extension of the Pledge for which such possibility is foreseen, and in towards to execution of the necessary documents for the extension of said security;

(g)  llevar a cabo cuantas actuaciones y firmar, otorgar y elevar a público cuantos documentos públicos o privados sean necesarios o convenientes para el restablecimiento de la Prenda en virtud del presente Contrato en caso de que cualesquiera pagos efectuados al amparo de la Prenda fuesen declarados nulos en el marco de un procedimiento de insolvencia y, como consecuencia de dicha nulidad, las Obligaciones Garantizadas no resultasen cumplidas íntegramente;

(g)  to carry out any actions and sign, execute and raise to public deed status any public or private documents that are deemed necessary or convenient for re-establishing the Pledge under this Agreement in the event any payments performed under the Pledge were declared null in the framework of an insolvency proceeding and, as a consequence of such nullity the Secured Obligations were not fully fulfilled;

	(h) otorgar los documentos que sean convenientes o necesarios a los efectos de que el presente poder irrevocable sea otorgado a favor de quien sustituya al Agente de Garantías de como nuevo agente.		(h) to grant the documents that are convenient or necessary for the purpose that this irrevocable power of attorney is granted in favor of whoever replaces the Security Agent as new agent.

9.3	Dado que el poder irrevocable se otorga en interés de las Partes y que resulta necesario para el cumplimiento de las obligaciones asumidas por el Pignorante en el presente Contrato, el poder irrevocable se configura	9.3

As the irrevocable power of attorney is granted in the interest of the Parties and is necessary for the fulfilment of the obligations assumed by the Pledgor under the present Agreement, the irrevocable power of attorney is configured as

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	como irrevocable, por lo que permanecerá en vigor mientras subsistan las Obligaciones Garantizadas.		irrevocable. Therefore, it shall remain in force while the Secured Obligations subsist.

9.4	El poder irrevocable sólo podrá quedar sin efecto con anterioridad a la terminación del presente Contrato por acuerdo entre el Pignorante y el Agente de Garantías. La revocación unilateral del poder irrevocable por el Pignorante no producirá efecto alguno.	9.4

The irrevocable power of attorney shall only be invalid prior to the termination of the present Agreement as per the agreement between the Pledgor and the Security Agent. The unilateral revocation of the irrevocable power of attorney by the Pledgor shall have no effect.

9.5	El Pignorante declara conocer que el ejercicio por el Agente de Garantías de las facultades que recibe en virtud del poder irrevocable puede implicar autocontratación y subdelegación de poderes, lo acepta y lo salva expresamente para el Agente de Garantías y, en su caso, aquéllos que resulten ser sus cesionarios o sucesores. Se salva expresamente también, autorizándola, la autocontratación con respecto a aquéllos en los que el Agente de Garantías sustituya, sub-apodere o delegue el poder irrevocable.	9.5

The Pledgor acknowledges that the exercise by the Security Agent of the faculties received under the irrevocable power of attorney may involve self-dealing and sub-delegation of powers of attorney, which the Pledgor expressly accepts and saves for the Security Agent and, if appropriate, for those who may be its assignees or successors. The Pledgor also expressly saves, authorizing it, self-dealing with respect to those in which the Security Agent replaces, sub-empowers or delegates the irrevocable power of attorney.

10.	CANCELACIÓN DE LA PRENDA	10.	CANCELATION OF THE PLEDGE

Cumplidas íntegramente las Obligaciones Garantizadas o extinguidas éstas de otro modo, quedará automáticamente extinguida y cancelada la Prenda, comprometiéndose las Partes Garantizadas, a solicitud por escrito del Pignorante, y en el plazo máximo de quince (15) días hábiles a partir de la fecha en que tenga lugar tal requerimiento, a otorgar el correspondiente documento público de cancelación. Las Partes de la presente Prenda acuerdan que todos los tributos y gastos de Notario y, en su caso, de notificaciones derivados de dichas cancelaciones correrán a cargo del Pignorante.

Once the Secured Obligations have been fully discharged or otherwise extinguished, the Pledge shall be automatically terminated and cancelled and the Secured Parties hereby undertake to execute, upon written request from the Pledgor and in the maximum term of fifteen (15) business days as from the date of such request, the corresponding public document of cancellation of the Pledge. The Parties to this Pledge expressly acknowledge that any taxes, costs or fees (including Notarial fees), and, if necessary, any notices sent in accordance with the said cancellation shall be borne by the Pledgor.

No obstante el cumplimiento de las Obligaciones Garantizadas y la cancelación de la Prenda, en el supuesto de que cualesquiera pagos efectuados en satisfacción de las Obligaciones Garantizadas fueran declarados nulos en el marco de un procedimiento de insolvencia y, como consecuencia de dicha nulidad, las Obligaciones Garantizadas no resultasen total o irrevocablemente cumplidas, las Partes acuerdan el resurgimiento de los términos y condiciones de la Prenda en garantía de las Obligaciones Garantizadas.

Notwithstanding the fully discharged of the Secured Obligations and the cancellation of the Pledge, in the event that any of the payments carried out to discharge the Secured Obligations are declared void or invalid during the course of a insolvency proceedings, and as a result of such nullity, the Secured Obligations result not to be fully discharged or otherwise extinguished, the Parties agree the revival of the terms and conditions of the Pledge to secure the Secured Obligations.

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11.	NOTIFICACIONES	11.	NOTICES

11.1	Cualquier comunicación o notificación entre las Partes a la que se refiera el presente contrato, o que, incluso no estando contemplada en el mismo, se realice entre las Partes en relación con la ejecución, interpretación o terminación del mismo se realizará por escrito y será entregada personalmente a la otra parte (bien por la remitente misma, bien por conducto notarial) o enviada por fax, por correo electrónico o por correo certificado con acuse de recibo (a elección de quien envía la comunicación) a las siguientes direcciones:	11.1

All notices or communications referred to in this agreement or made by any of the Parties to this agreement to one another as regards the execution, interpretation or termination of the agreement shall be made in writing and will, at the sender's choice, either be delivered to the other party in person (either by the sender personally or through a notary public) or sent by fax, electronic mail or certified post with delivery confirmation, to the following addresses:

11.2	En el caso del Pignorante:	11.2	For the Pledgor:
	A la atención de [ ]		To the attn. of [ ]
	[Dirección] Teléfono: [ ]		[address] Phone number: [ ]
	Correo electrónico: [ ]		Email address:

11.3	En el caso del Agente de Garantías:	11.3	For the Security Agent:
	A la atención de [ ]		To the attn. of [ ]
	[Dirección] Teléfono: [ ]		[address] Phone number: [ ]
	Correo electrónico: [ ]`		Email address: [ ]

11.4	La comunicación al Agente de Garantías y/o	11.4	Any notice served to the Security Agent
	a las Partes Garantizadas se entenderá		and/or the Secured Parties will be deemed
	válidamente realizada el [ ] día hábil		correctly made on the [ ] business day after
	posterior a la recepción de la comunicación.		delivery of the notice.

12.	IMPUESTOS Y GASTOS	12.	TAXES AND EXPENSES

Todos los honorarios, costes, aranceles y tributos que se devenguen y cualesquiera otros gastos razonables que se originen, ahora o en un futuro, por causa de la preparación, el otorgamiento y el cumplimiento de este Contrato y su intervención mediante el otorgamiento de ésta póliza, o su extensión, cesión, novación, corrección, enmienda, subsanación o cancelación, así como todas las costas y gastos de ejecución de la Prenda por cualesquiera procedimientos, incluidos los gastos y honorarios, de toda índole, de

All fees, costs, and taxes, and any other expenses reasonably incurred, now or in the future, in connection with the drafting, execution and compliance with this Agreement, its notarial intervention by means of public document (póliza), or of its extension, assignment, novation, amendment or cancellation, as well as all judicial costs and enforcement costs in connection with any of the available proceedings in relation to the Pledge, including the fees and expenses of any nature of lawyers and procuradores (even when their involvement is not compulsory) and the

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abogado y procurador (aun cuando la intervención de éstos no fuere preceptiva) así como los costes de novación y registro que resulten de la modificación de estatutos previstos bajo el presente Contrato serán abonados por el Pignorante o cualquiera de las sociedades de su grupo.

			novation and registration costs arising from the amendment of the by-laws provided in this Agreement shall be paid by the Pledgor or any of the companies of its group.

13.	SUBSANACIÓN O COMPLEMENTO DEL CONTRATO	13.	CORRECTIONS OR ADDITIONS TO THIS AGREEMENT

Si fuera requerido para ello por el Agente de Garantías (actuando razonablemente), el Pignorante se compromete a otorgar, en el plazo de diez (10) días hábiles desde la fecha de dicho requerimiento, cuantos documentos públicos o privados de subsanación, complemento documental o aclaración de este contrato fueran necesarios o convenientes.

If so required by the Security Agent (acting reasonably), the Pledgor undertakes to appear and grant, within ten (10) business days as of the date of such request, as many public or private documents as may be necessary or convenient for the correction, addition or clarification of this agreement.

El Agente de Garantías estará facultado para ser parte y otorgar cualquier documento público o privado en beneficio de las Partes Garantizadas, independientemente del derecho individual de cada Parte Garantizada a ser parte y suscribir los documentos mencionados junto con el Agente de Garantías, siempre que dicha Parte Garantizada se lo notifique al Agente de Garantías con al menos dos (2) días hábiles de antelación al día en que se otorguen dichos documentos públicos o privados.

The Security Agent shall be entitled to appear and execute all such public or private documents for the benefit of the Secured Parties, irrespective of the right of each particular Secured Party to appear and execute the aforesaid documents along with the Security Agent, if such Secured Party so notifies to the Security Agent with at least two (2) business days prior notice to the date on which the public or private documents shall be executed.

14.	CESIÓN DE LA PRENDA	14.	ASSIGNMENT OF THE PLEDGE

14.1	El Pignorante reconoce y acepta que las Partes Garantizadas pueden asignar y/o ceder su posición total o parcialmente en los Documentos de Financiación (y por tanto ceder su posición contractual bajo los Documentos de Financiación) o los derechos derivados de los mismos mediante cesiones de crédito, subrogaciones de posición contractual en dichos contratos o figuras equivalentes, según proceda, de conformidad con los términos de los Documentos de Financiación.	14.1

The Pledgor hereby acknowledges and agrees that the Secured Parties may assign and/or transfer their position totally or partially under the Loan Documents (and hence assign their contractual position under the Loan Documents), or any rights arising therefrom by means of credits transfers, assignments or subrogation on contractual position or equivalent methods, as applicable, all in accordance with terms of the Loan Documents.

14.2	El Pignorante reconoce y acepta expresamente en este acto que, de acuerdo con el artículo 1528 del Código Civil, cualquier cesión efectuada por cualquiera de las Partes Garantizadas al amparo de lo dispuesto en los Documentos de la	14.2

The Pledgor hereby expressly acknowledges and agrees that, in accordance with article 1528 of the Spanish Civil Code, any assignment or transfer carried out by any of the Secured Parties under the provisions of the Loan Documents shall automatically entail

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Financiación conllevará automáticamente, y sin necesidad de nuevo consentimiento del Pignorante a tal efecto, la cesión proporcional de los derechos que corresponden a la Parte Garantizada en cuestión en virtud del presente Contrato.

			and without the need of any further agreement of the Pledgor to such effect, the proportional assignment of the rights corresponding to such Secured Party by virtue of this Agreement.

14.3	En consecuencia de lo anterior, las referencias que en este Contrato se realizan a las Partes Garantizadas se entenderán hechas, respectivamente a las entidades que en cada momento participen como las Partes Garantizadas bajo Documentos de la Financiación.	14.3	Consequently, references in this Agreement made to the Secured Parties shall be deemed made, respectively, to the entities which from time to time are Secured Parties under the Loan Documents.

15.	INVALIDEZ PARCIAL	15.	PARTIAL INVALIDITY

La ilegalidad, invalidez o inejecutabilidad de cualquier disposición de este Contrato por cualquier causa no afectará en modo alguno a la legalidad, validez o ejecutabilidad de las restantes disposiciones del mismo.

If, for any reason, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, neither the legality, validity nor enforceability of the remaining provisions will in any way be affected or impaired.

Si fuera requerido para ello por el Agente de Garantías, el Pignorante se compromete a otorgar, en el plazo de diez (10) días naturales desde la fecha de dicho requerimiento, cuantos documentos públicos o privados de subsanación, complemento documental o aclaración de esta Prenda fueran necesarios o razonablemente convenientes para asegurar su validez, ejecutabilidad y prioridad de rango.

If so required by the Security Agent, the Pledgor undertakes to appear and grant, within ten (10) calendar days as of the date of such request, as many public or private documents as may be necessary or reasonably convenient for the correction, addition or clarification of this Pledge to secure its validity, enforceability and ranking priority.

16.	IDIOMA	16.	LANGUAGE

	Este Contrato se otorga en idiomas español e inglés. En caso de que surgieran discrepancias entre ambas versiones, prevalecerá la versión española.		This agreement is executed in Spanish and English. In the event of discrepancies between the versions, the Spanish version shall prevail.

17.	LEY APLICABLE Y JURISDICCIÓN	17.	APPLICABLE LAW AND JURISDICTION

17.1	Ley aplicable	17.1	Governing Law

	Este Contrato se regirá por la legislación común española.		This Agreement shall be governed by the laws of Spain (legislación común española).

17.2	Jurisdicción	17.2	Jurisdiction

	En la medida en que tal sumisión resulte legalmente admisible, cada una de las Partes de este Contrato se somete irrevocablemente, con renuncia expresa al fuero que pudiera corresponderle, a la

To the extent legally permissible, each Party hereby expressly and irrevocably submits to the jurisdiction of the Courts and Tribunals of Spain, specifically of the city of Madrid, for the resolution of any dispute that may arise in

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	jurisdicción de los juzgados y tribunales de la ciudad de Madrid para el conocimiento y resolución de cualquier reclamación que pudiera derivarse del cumplimiento o interpretación de este Contrato.		connection with this Agreement, and hereby waives its right to take proceedings in any other jurisdiction

18.	INTERVENCIÓN NOTARIAL	18.	NOTARIAL INTERVENTION

Este Contrato y sus eventuales modificaciones, se formalizan en póliza intervenida ante notario, con el fin de que ésta constituya título ejecutivo con respecto de todas las cantidades debidas en virtud del mismo, a todos los efectos previstos en el artículo 517.2.5º de LEC, el artículo 1.216 del Código Civil, así como la consideración de crédito con privilegio especial, a los efectos del artículo 90.1.6º de la Ley Concursal y demás disposiciones legales aplicables.

This Agreement and any eventual amendments from time to time are formalised as public document (póliza) before notary public, with the aim that this document may be considered an executive title with respect of any amounts owed under this Agreement and for the purposes and the effects set out in articles 517.2.5º of the Civil Procedure Law, article 1,216 of the Spanish Civil Code, as well as a specially privileged credit pursuant to article 90.1.6º of the Spanish Insolvency Act and other applicable legal provisions.

	En prueba de lo cual, las Partes otorgan este contrato en póliza ante el notario de [ ], [ ], en la fecha y lugar indicado en el encabezamiento.		In witness whereof, the Parties grant this Agreement in public document (póliza) before the notary of [ ], [ ], on the date and place indicated above.

El presente Contrato se formaliza en Póliza con la intervención del Notario de [ ], [ ] y de su Ilustre Colegio que figura en el encabezamiento.

Los otorgantes de la presente Póliza manifiestan su conformidad y aprobación al contenido de la misma tal y como aparece redactado, extendida en hojas incluidos sus anexos, la otorgan y firman, con mi intervención en un (1) solo ejemplar al amparo de lo previsto en la Ley 36/2006 de 29 de Noviembre, e Instrucción de la Dirección General de los Registros y del Notariado de la misma fecha.

Y yo el Notario, habiendo hecho las oportunas advertencias legales, DOY FE de la identidad de los otorgantes, de la legitimidad de sus firmas, de que a mi juicio tienen la capacidad y legitimación necesarios para el otorgamiento de la presente Póliza, de que el consentimiento ha sido libremente prestado, y de que el otorgamiento se adecua a la legalidad y a la voluntad debidamente informada de los otorgantes o intervinientes.

Las Partes se manifiestan conformes con el contenido de este Contrato y sus anexos, que aceptan y firman.

Con mi intervención, [ ]

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Anexo 1 /Annex 1

Copia de los poderes otorgados a favor del Agente de Garantías por las Entidades Acreditantes/ Copy of the Power of Attorney granted to the Security Agent by the Lenders

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Anexo 2 /Annex 2

Cuentas Bancarias del Pignorante/Pledgor´s Bank Accounts

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Anexo 3  /Annex 3

Modelo de Notificación a los Bancos de Cuentas/ Notice Form to the Account Banks

Parte A / Part A

[•] En [•], a [•] de [•] Estimados Señores: Ref: Prenda de derechos de crédito	[•] In [•], on [•] of [•] Dear Sirs, Ref: Pledge of credit rights

POR LA PRESENTE LES NOTIFICAMOS

que, en virtud de la Póliza autorizada por el Notario de Madrid D. [•] el día [•] de [•] de 2018, [ ] (el “Pignorante”) ha constituido a favor de PNC Bank, National Association (el “Agente de Garantías”), un derecho real de prenda de primer rango (la “Prenda”) sobre la totalidad de los derechos de crédito (los “Derechos de Crédito”) que ostente en cualquier momento derivados de la[s] cuenta[s] bancaria[s] número[s] [•] abierta[s] en su entidad (la[s] “Cuenta[s] Bancaria[s]”).

WE HEREBY NOTIFY YOU that, by virtue of the Policy intervened by the Notary Public of Madrid [ ] on [ ] of [ ] of 2018, [ ] (the “Pledgor”) has granted, in favour of PNC Bank National Association (the “Security Agent”), first ranking in rem rights of pledge (the “Pledge”) over all the credit rights (the “Credit Rights”) to which the Pledgor is entitled, at all times, arising from the bank account[s] number[s] [•] opened in your bank (the “Bank Account[s]”).

En relación con dicha Prenda, les informamos de que con carácter irrevocable hasta que le sea notificada por el Agente de Garantías la cancelación de la misma:	In relation to the Pledge, we hereby inform you that, irrevocably until the Security Agent notifies you that the Pledge has been cancelled:

(a)   hasta la fecha en la que el Agente de Garantías les notifique su intención de ejecutar las Prendas, el Pignorante conservará la facultad de disponer de los saldos de la[s] Cuenta[s] Bancaria[s], aunque no podrá el Pignorante (i) crear ningún tipo de carga, gravamen o derecho real de garantía sobre los Derechos de Crédito, ni (ii) cancelar las Cuentas Bancarias, sin que medie expresa autorización por escrito del Agente de Garantías, por lo que, en caso de recibir del Pignorante cualquier notificación de haber llevado a cabo cualquiera de las anteriores actuaciones, no deberán tenerla en consideración hasta que el Agente de

(a)   until the date on which the Security Agent notifies you its intention to enforce the Pledges, the Pledgor shall be entitled to dispose the balances of the Bank Account[s], however the Pledgor shall not be entitled (i) to create any type of pledge, charge o in rem right of security over the Credit Rights, (ii) nor to close any Bank Accounts without the express Security Agent’s authorisation in writing, and therefore, in case you receive any notification from the Pledgor informing of the performance of any of the above- mentioned activities, you must not take such notification into account until the

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Garantías le remita notificación informándole al respecto;	Security Agent notifies you the cancellation of the Pledges;

(b) adicionalmente, de acuerdo con las instrucciones del Agente de Garantías y del Pignorante les requerimos para que:	(b) Following instructions from the Security Agent and the Pledgor, We hereby request of you:

-      no permitan o autoricen la transmisión o creación de ningún tipo de carga, gravamen, obligación o derecho de un tercero sobre los Derechos de Crédito salvo con la autorización expresa y por escrito del Agente de Garantías hasta el momento en el que el Agente de Garantías le notifique la cancelación de la Prenda; y

-      not to allow the transfer or creation of any type of lien, charge, duty or encumbrance over the Credit Rights, without the express written authorisation from the Security Agent, until the Security Agent send you notice of the cancellation of the Pledge; and

- no acepten modificación alguna de éstas instrucciones salvo que esté firmada por ambos, Agente de Garantías y Pignorante.	- not to accept any amendment to these instructions unless it is signed by both Pledgor and Security Agent.

(c)   en caso de que el Agente de Garantías le notifique por escrito y de forma fehaciente la ejecución de las Prendas, deberá efectuar todos los pagos debidos bajo los Derechos de Crédito directamente a la cuenta bancaria indicada en la notificación de ejecución, reconociendo el Pignorante que sólo los pagos así realizados y recibidos por el Agente de Garantías surtirán plenos efectos liberatorios frente al Pignorante.

(b)   in case the Security Agent notifies you in writing the enforcement of the Pledge, you must perform all payments due under the Credit Rights directly in the bank account mentioned in the notification of enforcement, and the Pledgor acknowledges that only payments thus performed and received by the Security Agent shall fully exonerate you against the Pledgor.

El Pignorante y el Agente de Garantías expresamente reconocen que [entidad] no incurrirá en ninguna responsabilidad frente a ninguno de ellos si acepta las instrucciones contenidas en la presente notificación y actúa de conformidad con las mismas.

The Pledgor and the Security Agent expressly acknowledge that [bank] shall not be liable in any way before any of them if it accepts the instructions contained in this notification and acts in accordance with them.

A tal efecto, les rogamos acusen recibo de la presente carta, mediante el envío del modelo de carta adjunto como Parte B a la atención de PNC Bank, National Association, a la dirección indicada, así como el envío de copia escaneada de la carta de acuse de recibo mediante correo electrónico a la siguiente dirección [ ]:

To this purposes, we kindly ask you to acknowledge receipt of this notice, by sending the notice form attached hereto as Part B to the attention of PNC Bank, National Association, to the indicated address, as well as sending a scanned copy of the acknowledgment letter by email to the following address [ ]:

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Lo que les comunicamos a los efectos oportunos.	What we inform you to the relevant purposes.

Atentamente,	Your sincerely,

[Pledgor]	[Pledgor]

[Security Agent]	[Security Agent]

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Parte B / Part B

[PNC Bank, National Association] En [ ], a [ ] de [ ] Estimados Señores: Ref: Prenda de derechos de crédito	PNC Bank, National Association]. [In [ ], on [ ] of [ ] Dear Sirs, Ref: Pledge of credit rights

POR LA PRESENTE acusamos recibo de su carta y de las instrucciones previstas en la misma respecto a la pignoración de los derechos de crédito de las cuentas corrientes, de las cuales tomamos nota: [detalle cuentas pignoradas].

WE HEREBY acknowledge to have received the notice of the pledge of credit rights over the following bank accounts, of which we take note of that, together with the instructions contained therein: [details of bank accounts pledged].

Lo que le comunicamos a los efectos oportunos.	What we communicate to you for the appropriate purposes.

Atentamente,	Yours sincerely,

[Bank]	[Bank]

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IRREVOCABLE UNDERTAKING TO GRANT FIRST-PRIORITY SECURITY INTERESTS

Between

GRUPO FERROATLÁNTICA, S.A.U.

FERROATLÁNTICA, S.A.U.

As the Spanish Loan Parties

and

PNC Bank, National Association

As the Security Agent

Squire Patton Boggs (UK) LLP

Oficina de Madrid

Plaza Marqués de Salamanca, 3-4

28006 Madrid

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ÍNDICE

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IRREVOCABLE UNDERTAKING TO GRANT FIRST-PRIORITY SECURITY INTERESTS

In Madrid, on the [ ] of [ ] of 2018.

With the intervention of the Notary Public of Madrid, Francisco Miras Ortiz.

(1)        GRUPO FERROATLÁNTICA, S.A.U., a Spanish Company, with registered offices at [ ], [ ], duly represented by [ ] by virtue of [ ].

(2)        FERROATLÁNTICA, S.A.U., a Spanish Company, with registered offices at [ ], [ ], duly represented by [ ] by virtue of [ ].

(3)        PNC BANK, NATIONAL ASSOCIATION, a US bank with registered offices at [ ], duly represented by [ ] by virtue of [ ] (“PNC” or the "Security Agent").

Grupo FerroAtlántica, S.A.U. and FerroAtlántica, S.A.U. shall be hereinafter referred to as the “Spanish Loan Parties”. The Spanish Loan Parties and the Security Agent shall be hereinafter referred to as the "Parties", each of them a “Party”. The Parties acknowledge each other's full legal capacity to execute this agreement.

WHEREAS

I.        By an agreement dated [ ], PNC (as Lender and Security Agent), [ ], [ ], [ ], [ ], [ ], and [] (the “Lenders” or the “Secured Parties”), Ferroglobe PLC (as the borrower, the “Borrower”), the Spanish Loan Parties and other parties have entered into a USD 250,000,000 credit agreement governed by the laws of the State of New York (the "Credit Agreement")  under which certain facilities have been made available to the Borrower by the Lenders. The Credit Agreement has been notarised on the date hereof before the Notary of Madrid, Francisco Miras Ortiz.

II.      By an agreement dated [ ], PNC (as Security Agent), the Borrower, the Spanish Loan Parties and other parties have entered into a Continuing Agreement of Guaranty and Suretyship under which the Spanish Loan Parties have agreed to guarantee the repayment to the Security Agent of the all amounts due under the Credit Agreement (the “Guaranty Agreement”). The Guaranty Agreement has been notarised on the date hereof before the Notary of Madrid, Francisco Miras Ortiz.

III.     The Secured Parties have appointed PNC to act as their security agent under and in connection with the Credit Agreement authorising it to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given on its role as Security Agent under the Credit Agreement including the power to execute and accept the security granted in connection with the Credit Agreement.

IV.     The Spanish Loan Parties have undertaken to grant an irrevocable promise to create and perfect first-priority security interests in all the Spanish Loan Parties’ permitted and free of any liens present and future and wherever located personal property assets, including but not limited to deposit accounts, accounts receivable, inventory, fixtures,

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equipment, instruments, chattel paper, cash and cash equivalents, letter-of-credit rights, commercial tort claims, and all payment intangibles and other general intangibles (including patents and trademarks), contract rights, documents, chattel paper and all proceeds and products of the foregoing (the “Collateral”).

V.       The Spanish Loan Parties wish to grant an irrevocable undertaking to grant first-priority security over the above referenced assets pursuant to the terms of this agreement (the "Agreement"), which shall be governed by the following,

CLAUSES

1.       DEFINITIONS

Unless otherwise stated, capitalised terms shall have the meaning ascribed in the Credit Agreement when used herein.

2.       UNDERTAKING TO GRANT A FIRST-PRIORITY SECURITY INTERESTS

2.1      The Spanish Loan Parties irrevocably and unconditionally undertake to the Security Agent to create, grant, execute and deliver first-priority in rem security interests (by way of non-possessory pledge, mortgage or otherwise) in the Spanish Loan Parties’ permitted and free of any liens present and future property assets pertaining to the Collateral identified in Exhibit I as security for the full and punctual fulfilment of all the obligations assumed by the Borrower and the Spanish Loan Parties under the Loan Documents.

2.2      The Security Agent accepts the irrevocable undertaking of the Spanish Loan Parties.

2.3      The Collateral over which the security may be constituted will not include any of the following:

(a)           Interest in real property (other than fixtures required above),

(b)           Motor vehicles and other assets subject to certificates of title;

(c)           Any governmental licenses or state or local franchises, charters and authorizations to the extent prohibited by applicable law;

(d)           Pledges and security interests prohibited or restricted by applicable law, except to the extent that any such prohibition or restriction would be rendered ineffective pursuant to the Uniform Commercial Code or other applicable law;

(e)           Margin stock;

(f)            Pledges of equity in joint ventures prohibited by their organizational documents;

(g)           Any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangements, in each case, if permitted under the Credit Documentation, to the extent that a

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grant of a security interest therein would violate or invalidate such lease, license or agreement or such purchase money, capital lease or a similar arrangement or create a right of termination in favor of any other party thereto;

(h)           Pledges and security interests prohibited or restricted by any legally valid contractual restriction existing on the closing date and not entered into in contemplation of the transactions contemplated hereby, except to the extent that any such prohibition or restriction would be rendered ineffective pursuant to the UCC or other applicable law; and

(i)            Other customary exceptions to be agreed.

2.4      The Collateral committed hereunder shall be first-priority security (garantía real de primer rango) over any of the assets pertaining to the Collateral identified in Exhibit I, free from any liens, existing encumbrances and charges whatsoever.

3.       PERFECTION OF THE SECURITY

3.1      The security over the Collateral shall be executed by the Spanish Loan Parties upon the first demand of the Security Agent (a primera demanda), provided there is a Potential Default or an Event of Default under the Credit Agreement.

3.2      The security shall be executed between the relevant Spanish Loan Party and the Security Agent within the term designated by the Security Agent in the notification sent to the relevant Spanish Loan Party (the “Perfection Notice”), and, in any event, no later than the following fifteen (15) business days from the receipt of the Perfection Notice. For this purpose, the relevant Spanish Loan Party shall appear before the Spanish notary public designated by the Security Agent in the Perfection Notice on the date and place designated in the Perfection Notice for the execution of any public deeds and any related documents which may be required for the perfection of the Collateral, whether by non-possessory pledge (prenda sin desplazamiento de la posesión), mortgage (hipoteca) or otherwise.

3.3      The Spanish Loan Parties undertake to take all necessary corporate action to grant the requested first-priority security to the Security Agent within the term specified by the Security Agent in the Perfection Notice. The Spanish Loan Parties undertake to take any necessary action to ensure that the registration of the security taken on the Collateral in the relevant public registries or official bodies is filed as soon as practicable and in any event no later than one (1) month after the execution of the public deeds of perfection.

3.4      If the Spanish Loan Parties fail to grant the security or if the Spanish Loan Parties fail to comply with any of its obligations under the Perfection Notice, the Security Agent shall be authorised to perfect the security pursuant to the terms of the irrevocable power of attorney granted in Clause 10 of this Agreement, even if the exercise of such powers would involve self-dealing (autocontratación) which the Spanish Loan Parties expressly consent in respect of the Security Agent.

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4.       STATUS

4.1     The Security Agent shall be entitled to request from the Spanish Loan Parties any information relating to the status of the assets and properties pertaining to the Collateral and the Spanish Loan Parties shall provide such information to the Security Agent within a maximum term of ten (10) business days from the date of receipt of any requests.

4.2     The Spanish Loan Parties shall not transfer, create security, sell, encumber, mortgage, charge or in any other manner dispose of the assets pertaining to the Collateral until all amounts due and outstanding under the Credit Agreement have been fully repaid to the Secured Parties, except as permitted under the terms and conditions of the Credit Agreement.

5.       SECURED LIABILITIES

5.1      The Collateral shall secure the repayment of all present and future payment obligations and liabilities owed by the Borrower or the Spanish Loan Parties to all or any of the Secured Parties under the Loan Documents, including (a) to the extent arising pursuant to or in connection with the Credit Agreement or any other Loan Documents, any and all loans, advances, debts, liabilities and obligations owed to the Secured Parties in any capacity whatsoever, of any kind or nature, present or future (whether in principal, interest, fees, costs, expenses, commissions, accessories and other amounts due, whether or not evidenced by a note, guaranty or other instrument, whether or not for the payment of money), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or whether evidenced by any agreement or instrument, (b) any and all amounts due under any and all Foreign Currency Hedge (as defined in the Credit Agreement) and/or Interest Rate Hedge (as defined in the Credit Agreement) and (c) any amounts due under any Other Lender Provided Financial Service Product, all as further defined in the Credit Agreement. Notwithstanding anything to the contrary contained in the foregoing, the Secured Obligations shall not include any Excluded Hedge Liabilities, as defined in the Credit Agreement (the “Secured Obligations”).

5.2      For purposes of the determination of the secured liabilities vis-à-vis third parties, the Parties will agree on the amount of the secured liabilities upon perfection of the relevant security.

6.       REPRESENTATIONS AND WARRANTIES

6.1      The Spanish Loan Parties represent and warrant to the Security Agent as follows:

(a)      They have full authority and capacity to execute this Agreement and to comply with the obligations under this Agreement;

(b)      They have the required power, title and capacity to execute this Agreement;

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(c)      The assets pertaining to the Collateral will be free from any liens and encumbrances at the time of perfection of the security in order to be a first- priority security;

(d)      They have complied with all formalities and carried out all corporate actions for the authorisation, granting and compliance with this Agreement; and

(e)      To the best of their knowledge and belief, the obligations contemplated in this Agreement (i) do not contravene any regulations or orders; (ii) do not conflict with the deed of incorporation or the by-laws of the Spanish Loan Parties; (iii) do not contradict any document, arrangement or agreement that is binding on the Spanish Loan Parties; and (iv) do not require any third party’s authorisation, consent, approval, license or permit.

7.       COSTS AND EXPENSES

Any costs and expenses arising from the execution of this Agreement as well as any costs and expenses arising from the perfection of the security on the Collateral (including lawyers’ fees, notarial fees, registration fees, administrative charges and stamp duty taxes) shall be fully paid by the Spanish Loan Parties or any other member of their Group.

8.       SYNDICATION

8.1      The Spanish Loan Parties acknowledge and agree that the Lenders may syndicate totally or partially the Credit Agreement or any rights arising therefrom by means of credit transfers or assignments in accordance with the terms of the Credit Agreement.

8.2      The Spanish Loan Parties acknowledge and agree that in accordance with Section 1528 of the Spanish Civil Code, any assignment or transfer carried out by the Secured Parties (or any subsequent assignee or transferee thereof) under the provisions of the Credit Agreement shall automatically entail the constitution of the transferee or assignee as the beneficiary of the undertakings set out in this Agreement. The Spanish Loan Parties hereby waive any right to require any formality other than those set out in the Credit Agreement in order to evidence the transfers, assignments or subrogation mentioned in this section and it hereby acknowledges and agrees that the Security Agent may enforce all the rights arising out of this Agreement on its own behalf. Notwithstanding the above, the Spanish Loan Parties undertake that, upon the Security Agent’s request, it will grant such public deeds or private documents as may be necessary or convenient to evidence such transfers or assignments.

9.       SECURITY AGENT

All rights and powers conferred upon the Security Agent in connection with the security have been granted in its capacity as security agent under and in connection with the Credit Agreement and for the avoidance of doubt shall be deemed to have been granted for the benefit of the Secured Parties under the Credit Agreement.

10.      IRREVOCABLE POWER OF ATTORNEY

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10.1    The Spanish Loan Parties undertake to grant in favour of the Security Agent an irrevocable deed of powers (escritura de poder notarial irrevocable) in a separate public deed executed in Spanish on the date hereof in favour of the Security Agent, so that, in the event that the Spanish Loan Parties do not carry out (upon the request by the Security Agent) any of the acts set out in this Agreement within the required timeframes, the Security Agent through its delegates, attorneys, representatives or agents may in the name and on behalf of the Spanish Loan Parties exercise any and all of the following powers:

(a)      To grant, execute and deliver the relevant security on the Collateral, on its behalf and on behalf of the Secured Parties, on the terms deemed convenient by the Security Agent;

(b)      To sign, execute and grant any other public deeds or private documents which may be required or deemed necessary by the Security Agent for the granting and perfection of the relevant security on the Collateral in the name and on behalf of the Spanish Loan Parties;

(c)      To pay, at the Spanish Loan Parties’ expense, any taxes, costs, expenses, notarial and registration fees arising from the execution and registration of the relevant security at the relevant public registries;

(d)      To appear before such authorities, notaries, registrars, bodies, private and public registries and Administrations as may be required in relation to the matters contemplated herein, for the perfection and registration of the security taken on the Collateral; and

(e)      To carry out such complementary or supplemental actions as may be necessary or convenient to exercise the powers granted.

10.2    Since this irrevocable power of attorney is granted in the interest not only of the Spanish Loan Parties, but also, and specially, in the interest of the Security Agent and the Secured Parties, and that it is necessary for the fulfilment of the obligations assumed by them in the Credit Agreement, this power of attorney will be deemed to be irrevocable and shall remain in full force and effect as long as any obligations under the Credit Agreement are outstanding.

10.3    In the event that the Security Agent is replaced in accordance with the terms of the Credit Agreement, the new Security Agent appointed in accordance with the terms of the Credit Agreement shall be vested with these powers on the same terms and conditions as the Security Agent originally appointed.

10.4    The Spanish Loan Parties acknowledge and accept that the exercise by the Security Agent of the authority received under this power of attorney may include self- contracting (auto-contratación), which is accepted with respect to the Security Agent, the Secured Parties and their assignees or transferees.

11.      CANCELLATION

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This Agreement shall be cancelled and terminated once all amounts due under the Credit Agreement have been fully repaid to the Lenders.

12.      NOTICES

12.1    Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by letter or by e-mail.

12.2    The address and e-mail address of each Party for any communication or document to be made or delivered under or in connection with this Agreement shall be the following:

(a)      For Grupo FerroAtlántica, S.A.U.:

[ ]

(b)      For FerroAtlántica, S.A.U.:

[ ]

(c)      For PNC Bank, National Association:

[ ]

12.3    Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective:

(a)      if by way of e-mail, when received in readable electronic form and addressed in such a manner as specified by the relevant Party for such communication; or

(c)      if by way of letter, when it has been left at the relevant address or five (5)  business days after being deposited in the post postage prepaid in an envelope addressed to it at that address.

13.      NOTARIAL INTERVENTION

13.1   The Parties execute this Agreement as a notarial policy with the intervention of the Notary of Madrid Francisco Miras Ortiz on the same date of its execution.

13.2   The Parties authorise the issuance of second and further notarial copies of this policy for the purposes of Section 517 of the Civil Procedure Act (Ley de Enjuiciamiento Civil) and hereby authorise the Security Agent to request the issuance of such additional notarial copies of this deed.

14.      GOVERNING LAW AND JURISDICTION

14.1    This agreement shall be governed by Spanish laws.

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14.2    The Courts of the City of Madrid have exclusive jurisdiction to settle any disputes arising out of or in connection with this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement in one original counterpart on the date and place first above written.

La presente Póliza de Promesa de Constitución de Garantía Real se formaliza con la intervención del Notario de Madrid y de su Ilustre Colegio, que figura en el encabezamiento, a los efectos de lo previsto en el Artículo 1.216 del Código Civil, el Artículo 517 de la Ley de Enjuiciamiento Civil, y demás legislación concordante.

Y yo el Notario hago constar que:

Los otorgantes, en la representación  que ostentan reseñada en la intervención de la presente, tienen facultades representativas que son a mi juicio suficientes para la promesa de constitución de garantía real que se documenta en la presente póliza.

Los comparecientes, según intervienen en la presente Póliza, manifiestan su conformidad y aprobación al contenido de la misma tal y como aparece redactado, en lengua inglesa idioma que yo el Notario conozco en lo suficiente, al amparo de lo previsto en el artículo 51 del Código de Comercio; extendida en ( ) hojas incluidos sus anexos, la otorgan y firman, con mi intervención. Advierto a los firmantes del derecho a la traducción a la lengua española del presente documento, derecho al que renuncian, manifestando conocer la lengua inglesa, y en consecuencia, el alcance y significado de todo su contenido.

Y yo el Notario, habiendo hecho las oportunas advertencias legales, DOY FE de la identidad de los comparecientes, de la legitimidad de sus firmas, de que a mi juicio tienen la capacidad y legitimación necesarias para el otorgamiento de la presente Póliza, de que el consentimiento ha sido libremente prestado, y de que el otorgamiento se adecua a la legalidad y a la voluntad debidamente informada de los otorgantes e intervinientes.

Madrid, a [ ] de [ ] de 2018.

CON MI INTERVENCIÓN

EL NOTARIO

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EXHIBIT I

ASSETS AND PROPERTIES OF THE SPANISH LOAN PARTIES

PERTAINING TO THE COLLATERAL

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Date/Fecha	2018

[ ]

Como Pignorante/as Pledgor

PNC BANK, NATIONAL ASSOCIATION

Como Agente de Garantías/ as Security Agent

[ ]

Como Entidades Acreditantes/ as Secured Parties

CONTRATO DE PRENDA SOBRE DERECHOS DE CRÉDITO

DERIVADOS DE PRÉSTAMOS/

CREDIT RIGHTS OVER LOAN AGREEMENTS PLEDGE AGREEMENT

Squire Patton Boggs (UK) LLP

Plaza Marqués de Salamanca, 3-4

28006 Madrid

Spain

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En Madrid, a [ ] de [ ] de 2018.	In Madrid, on [ ], [ ] 2018.
REUNIDOS	BETWEEN
DE UNA PARTE,	ON ONE HAND,

[ ], sociedad existente y válidamente constituida de conformidad con las leyes de España, con domicilio en [ ], inscrita en el Registro Mercantil de [ ], y con número de identificación fiscal (N.I.F.) [ ], en vigor (“[ ]”). Actúa en su nombre y representación [ ], mayor de edad, de nacionalidad española, con documento nacional de identidad español (D.N.I.) número [ ], en vigor, debidamente facultado para este acto en su calidad de [ ], en virtud de la escritura pública otorgada ante el Notario de [ ] [ ] de fecha [ ] de [ ] de [ ], con número [ ] de su protocolo. En lo sucesivo, [ ] será denominado como el “Pignorante”.

[ ], a company duly incorporated pursuant to the laws of Spain, with registered office located at [ ], registered with Commercial Registry of [ ], and with tax identification number (N.I.F.) [ ], in force (“[ ]”). It is duly represented by [ ], of legal age, Spanish nationality, with Spanish ID (D.N.I.) number [ ], in force, duly empowered for these purposes in his capacity as [ ], by virtue of the public deed granted before the Notary of [ ] [ ] dated on [ ] [ ] [ ], with number [ ] of his records. Hereinafter, [ ] will be referred to as the “Pledgor”.

Y DE OTRA PARTE,	AND ON THE OTHER HAND,

PNC BANK, NATIONAL ASSOCIATION, sociedad existente y válidamente constituida de conformidad con las leyes de [ ], con domicilio social en [ ], inscrita en el Registro Mercantil de [ ] y con número de identificación fiscal (N.I.F.) [ ], en vigor (“PNC” o el “Agente de Garantías”). Actúa en su nombre y representación [ ], mayor de edad, de nacionalidad [ ], con número de [D.N.I./pasaporte] número [ ], en vigor, [y N.I.E. número [ ], en vigor,] debidamente facultado para este acto en su calidad de [ ], en virtud del poder otorgado ante Notario de fecha [ ], [ ], [ ].

PNC BANK, NATIONAL ASSOCIATION (hereinafter, “PNC” or the “Security Agent”), a company duly incorporated under the laws of [ ], with registered office located at [ ], registered with Commercial Registry of [ ] and with Tax Identification Number [ ]. It is duly represented by [ ], of legal age, [ ] nationality, with [ID/Passport] of his nationality number [ ], in force, [and with foreign identification (N.I.E.) number [ ], in force], duly empowered for these purposes in his capacity as [ ], by virtue of the power of attorney granted before Notary dated on [ ], [ ], [ ].

Asimismo, el Agente de Garantías comparece y actúa en nombre propio y por cuenta y representación de las entidades acreditantes [ ], [ ], [ ], [ ], [ ], [ ] y [ ] (denominadas conjuntamente junto con PNC como las "Entidades Acreditantes") en virtud de su designación como Agente de Garantías según lo dispuesto en la Cláusula [ ] del contrato de financiación formalizado el [ ] de [ ], de 2018 entre Ferroglobe PLC, PNC, [ ], [ ], [ ], [ ], [ ], [ ], [ ], Globe Specialty Metals, Inc, Grupo FerroAtlántica S.A.U., FerroAtlántica S.A. y FerroPem, S.A.S., entre otros, elevado a público con fecha [ ], de 2018, ante el Notario [ ], con número [ ] de su protocolo, así como en virtud de los apoderamientos señalados en el Anexo 1.  En lo sucesivo las Entidades Acreditantes y el Agente de Garantías serán designados   conjuntamente como las

Likewise, the Security Agent appear and acts in his own name and on behalf of the lenders [ ], [ ], [ ], [ ], [ ], [ ] and [ ] (jointly referred together with PNC as the "Lenders"), by virtue of his appointment as Security Agent under clause [ ] of the credit facility agreement signed on [ ] 2018 by and among Ferroglobe PLC, PNC, [ ], [ ], [ ], [ ], [ ], [ ], [ ], Globe Specialty Metals, Inc, Grupo FerroAtlántica S.A.U., FerroAtlántica S.A. and FerroPem, S.A.S., among others, raised into public deed on [ ] [ ] 2018, before the Notary public [ ], with number [ ] of his records, as well as by virtue of the power of attorney listed hereto as Annex 1.  Hereinafter, the Lenders and the Security Agent shall be referred to jointly as the "Secured Parties" and each of them shall be referred to individually as a "Secured Party".

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"Partes Garantizadas" y cada uno de ellos, de forma individual, como él o una "Parte Garantizada".

Asimismo, el Pignorante y las Partes Garantizadas serán denominados, conjuntamente, como las “Partes”.	Likewise, the Pledgor and the Secured Parties shall be jointly referred to as the “Parties”.

Las Partes se reconocen mutuamente la capacidad legal necesaria para la suscripción del presente acuerdo y, a tal efecto,	The Parties mutually acknowledge that they have sufficient legal capacity to enter into this agreement and, to this effect,

EXPONEN	RECITALS

I.     Que, con fecha de [ ] de [ ] de 2018, PNC en su calidad de Entidad Acreditante y Agente de Garantías, las Entidades Acreditantes, Ferroglobe PLC como acreditada (la “Acreditada”), Globe Specialty Metals, Inc, Grupo FerroAtlántica S.A.U., FerroAtlántica S.A. y FerroPem, S.A.S. en calidad de garantes (los “Garantes” y conjuntamente con la Acreditada, las “Partes Financieras”) entre otros, han suscrito un contrato de financiación (Credit Agreement) por importe máximo de USD 250.000.000, sujeto a la legislación del estado de Nueva York, Estados Unidos de América (en adelante, tal y como sea novado, modificado o suplementado en cada momento, el "Contrato de Financiación"), en virtud del cual se han concedido diversas facilidades crediticias a la Acreditada. El Contrato de Financiación fue elevado a público con fecha [ ], de 2018, ante el Notario [ ], con número [ ] de su protocolo.

I.     Whereas, on [ ] [ ], 2018, PNC as Lender and Security Agent, the Lenders, Ferroglobe PLC as borrower (the “Borrower”), Globe Specialty Metals, Inc, Grupo FerroAtlántica S.A.U., FerroAtlántica S.A. and FerroPem, S.A.S. as guarantors (the “Guarantors” and together with the Borrower the “Loan Parties”), among others, have entered into a credit facility agreement up to the maximum amount of USD 250,000,000, under the laws of the state of New York, United States of America (hereinafter, as it may be amended, novated or supplemented from time to time, the "Credit Agreement") under which certain credit facilities have been granted to the Borrower. The Credit Agreement was raised into public deed on [ ] [ ] 2018, before the Notary public [ ], with number [ ] of his records.

II.    Que, con fecha [ ] de [ ] de 2018, el Agente de Garantías, Globe Specialty Metals, Inc, Grupo FerroAtlántica S.A.U., FerroAtlántica S.A. y FerroPem, S.A.S., entre otros, han suscrito un contrato de garantía (Continuing Agreement of Guaranty and Suretyship), en virtud del cual los Garantes han accedido a garantizar como obligado principal los importes adeudados por la Acreditada bajo el Contrato de Financiación (el “Contrato de Garantía”). El Contrato de Garantía fue elevado a público con fecha [ ], de 2018, ante el Notario [ ], con número [ ] de su protocolo.

II.    Whereas, on [ ] [ ], 2018, the Security Agent, Globe Specialty Metals, Inc, Grupo FerroAtlántica S.A.U., FerroAtlántica S.A. and FerroPem, S.A.S, among others, have entered into a continuing agreement of guaranty and suretyship, under which the Guarantors have agreed to secure as primary obligor, the amounts owed by the Borrower under the Credit Agreement (the “Guaranty Agreement”). The Guaranty Agreement was raised into public deed on [ ] [ ] 2018, before the Notary public [ ], with number [ ] of his records.

III. Que, el Pignorante es titular de los derechos de crédito derivados de la concesión de los contratos de préstamos identificados y que se adjuntan en el Anexo 2 (los “Contratos de	III. Whereas, the Pledgor owns the credit rights arising from the loan agreements identified and attached hereto as Annex 2 (the “Loan Agreements”). For the purposes of this

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Préstamos”). A los efectos de este contrato, cualesquiera derechos de crédito presentes o futuros de cualquier naturaleza que existan

o puedan surgir directa o indirectamente por cualquier razón a favor del Pignorante como acreedor bajo los citados Contratos de Préstamo serán denominados como los “Derechos de Crédito”.

agreement, any existing or future credit rights of any nature that arise or may arise directly or indirectly for any reason in favor of the Pledgor as creditor arising from the said Loan Agreements shall be referred as to as the “Credit Rights”.

IV.   Que, el otorgamiento de ciertas garantías, incluyendo la creación de un derecho real de prenda de primer rango sobre los Derechos de Crédito derivados de los Contratos de Préstamo se ha establecido como una condición precedente bajo el Contrato de Financiación.

IV.   Whereas, the granting of certain security, including the creation of a first ranking pledge over the Credit Rights under the Loan Agreements, it has been set out as a condition precedent under the Credit Agreement.

V.    Que, a tal efecto, con objeto de garantizar el íntegro y puntual cumplimiento de la totalidad de las obligaciones asumidas por las Partes Financieras bajo el Contrato de Financiación y el Contrato de Garantía, el Pignorante está de acuerdo en otorgar una prenda de primer rango sobre los Derechos de Crédito derivados de los Contratos de Préstamo referidos en el Anexo 2 anterior a favor de las Partes Garantizadas (la “Prenda”).

V.   Whereas, to this purpose, as security of the punctual and full performance of all the obligations assumed by the Loan Parties under the Credit Agreement and the Guaranty Agreement, the Pledgor agrees to grant a first ranking pledge over the Credit Rights under the Loan Agreements referred to under Annex 2 above in favor of the Secured Parties (the “Pledge”).

VI. Que, según lo expuesto, las Partes, convienen suscribir el presente contrato de prenda (en lo sucesivo, el “Contrato de Prenda” o el “Contrato”), que se regirá por las siguientes	VI. That, in light of the above, the Parties have agreed to execute this pledge agreement (the “Pledge Agreement”, or the “Agreement”) which will be governed by the following

CLÁUSULAS	CLAUSES

1. INTERPRETACIÓN Y DEFINICIONES	1. DEFINITIONS AND INTERPRETATION

Los términos que aparecen en mayúsculas en el presente Contrato tendrán el significado que aquí se establece:	Capitalised terms shall have the meanings as set out herein:

“Agente de Garantías” significa PNC Bank, National Association.	“Security Agent” means PNC Bank, National Association.

“Contrato de Financiación” tendrá el significado referido en el Expositivo I anterior.	“Credit Agreement” shall have the meaning described in Recital I above.

“Contrato de Garantía” significa el Contrato Continuado de Garantía y Afianzamiento referido en el Expositivo II anterior.	“Guaranty Agreement” means the Continuing Agreement of Guaranty and Suretyship described in Recital II above.

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“Contratos de Préstamo” tendrá el significado referido en el Expositivo III anterior.	“Loan Agreements” shall have the meaning described in Recital III above.

"Derechos de Crédito" significa cualesquiera derechos de crédito presentes o futuros de cualquier naturaleza que existan o puedan surgir directa o indirectamente por cualquier razón a favor del Pignorante como acreedor bajo los Contratos de Préstamo identificados en el Anexo 2.

"Credit Rights" means any existing or future credit rights of any nature that arise or may arise directly or indirectly for any reason in favor of the Pledgor as creditor arising from the Loan Agreements identified to in Annex 2.

“Deudores” significa los obligados al pago de las obligaciones derivadas de los Contratos de Préstamo de los que emanan los Derechos de Crédito pignorados.	“Debtors” means the obligors to the payments of the obligations arising from the Loan Agreements under which the Credit Rights pledged arise.

“Documentos de la Financiación” significa el presente Contrato, el Contrato de Garantía, el Contrato de Financiación, así como cualesquiera otros documentos que noven, clarifiquen, rectifiquen o sustituyan los documentos anteriormente mencionados.

"Loan Documents” means this Agreement, the Guaranty Agreement, the Credit Agreement, as well as any other documents that amend, clarify, rectify or replace the aforementioned documents.

“Entidades Acreditantes” significa PNC, [ ], [ ], [ ], [ ], [ ], [ ] y [ ].	“Lenders” means PNC [ ], [ ], [ ], [ ], [ ], [ ] and [ ].

"Obligaciones Garantizadas" significa todas las obligaciones de pago presentes y futuras adeudadas por la Acreditada o los Garantes a todas o cualquiera de las Partes Garantizadas bajo los Documentos de Financiación, incluyendo (a) en la medida en que surja de conformidad con el Contrato de Financiación o cualquiera de los Documentos de la Financiación, todos y cada uno de los préstamos, anticipos, deudas, responsabilidades y obligaciones. adeudadas a las Partes Garantizadas en cualquier capacidad, de cualquier tipo o naturaleza, presentes o futuros (ya sea en el capital principal, intereses, honorarios, costes, gastos, comisiones, accesorios y otros importes adeudados, evidenciados o no mediante pagare, garantía u otro instrumento, ya sea o no para el pago de dinero), absolutas o contingentes, mancomunados o solidarias, vencidas o próximas a su vencimiento, presentes o surgidas en el futuro, contractuales o perjudiciales, liquidadas o sin liquidar, independientemente de cómo surja dicho endeudamiento o responsabilidad, o si se evidencia por cualquier acuerdo o instrumento, (a) todos y cada uno de los importes vencidos en virtud del Derivado de Cobertura sobre Divisa Extranjera (según este término se define en el Contrato de Financiación) y/o el Derivado del Tipo de Interés (según se define en el Contrato de Financiación) y (c) cualquier cantidad adeudada bajo cualquier otro Producto de Servicios Financieros Otorgado por Otra Entidad Acreditante, todo ello según lo definido en el Contrato de Financiación. Sin perjuicio de cualquier disposición contraria establecida en lo anterior, las Obligaciones Garantizadas no incluirán ningún Pasivo de Cobertura Excluido, tal como se define en el Contrato de Financiación.

"Secured Obligations" means all present and future payment obligations and liabilities owed by the Company or the Guarantors to all or any of the Secured Parties under the Loan Documents, including (a) to the extent arising pursuant to or in connection with the Credit Agreement or any other Loan Documents, any and all loans, advances, debts, liabilities and obligations owed to the Secured Parties in any capacity whatsoever, of any kind or nature, present or future (whether in principal, interest, fees, costs, expenses, commissions, accessories and other amounts due, whether or not evidenced by a note, guaranty or other instrument, whether or not for the payment of money), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or whether evidenced by any agreement or instrument, (b) any and all amounts due under any and all Foreign Currency Hedge (as defined in the Credit Agreement) and/or Interest Rate Hedge (as defined in the Credit Agreement) and (b)   any amounts due under any Other Lender Provided Financial Service Product, all as further defined in the Credit Agreement. Notwithstanding anything to the contrary contained in the foregoing, the Secured Obligations shall not include any Excluded Hedge Liabilities, as defined in the Credit Agreement.

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“Partes Financieras” significa Ferroglobe PLC, Globe Specialty Metals, Inc, Grupo FerroAtlántica S.A.U., FerroAtlántica S.A. y FerroPem, S.A.S.	“Loan Parties” means Ferroglobe PLC, Globe Specialty Metals, Inc, Grupo FerroAtlántica S.A.U., FerroAtlántica S.A. and FerroPem, S.A.S.

“Partes Garantizadas” PNC, [ ], [ ], [ ], [ ], [ ], [ ] y [ ].	“Secured Parties” means PNC [ ], [ ], [ ], [ ], [ ], [ ] and [ ].

“Supuesto de Ejecución” significa lo dispuesto en la Cláusula 8.1 siguiente.	“Enforcement Event” has the meaning given under Clause 8.1 below.

“Supuesto de Incumplimiento” significa lo dispuesto en la cláusula 9 (Event of Default) del Contrato de Financiación.	“Event of Default” has the meaning given under clause 9 (Event of Default) of the Credit Agreement.

2. CONSTITUCIÓN DE PRENDA DE PRIMER RANGO	2.CREATION OF A FIRST RANKING PLEDGE

2.1    En garantía del íntegro y puntual cumplimiento de las Obligaciones Garantizadas, y sin perjuicio de la responsabilidad patrimonial universal del Pignorante prevista en el artículo 1.911 del Código civil y que no se entiende limitada en modo alguno por el otorgamiento de la Prenda, el Pignorante constituye un derecho real de prenda de primer rango sobre la totalidad de los Derechos de Crédito presentes y futuros de su titularidad derivados de los Contratos de Préstamo identificados en el Anexo 2, a favor de las Partes Garantizadas, que lo aceptan, en garantía del cumplimiento de las Obligaciones Garantizadas. El Agente de Garantías acepta expresamente el derecho real de prenda en su propio nombre y derecho y en nombre y representación de los restantes Partes Garantizadas.

2.1    As security of full and timely fulfilment of all the Secured Obligations, and without prejudice to the general liability (responsabilidad patrimonial universal) of the Pledgor under section 1,911 of the Spanish Civil Code, which shall not be limited in any way by the creation of this Pledge, the Pledgor hereby grants a first ranking in rem right of pledge over all of its present and future Credit Rights arising from the Loan Agreements identified to in Annex 2, in favor of the Secured Parties, which accept the Pledge granted in their favor, as security for the fulfillment of the Secured Obligations. The Security Agent hereby expressly accepts the creation of the in rem right of pledge in its own name and in name and on behalf of the Secured Parties.

2.2    La Prenda constituida en virtud del presente contrato se constituye como prenda con desplazamiento posesorio de conformidad con los artículos 1.526, 1.857 y 1.865 del Código Civil, por lo que la Prenda será plenamente eficaz y oponible frente a terceros y frente a la Acreditada y los Garantes desde el momento del otorgamiento de la presente Prenda.

2.2   The Pledge created in this document is a pledge with transfer of possession (prenda con desplazamiento) under sections 1,526, 1,857, and 1,865 of the Spanish Civil Code, so that the Pledge will be fully effective and enforceable against third parties and against the Borrower or the Guarantors from the time upon the granting of this Pledge.

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3. ENTREGA DE LA POSESIÓN	3. DELIVERY OF POSSESSION

La Prenda constituida en el presente Contrato es efectiva desde el mismo momento de su otorgamiento, conforme a lo previsto en el artículo 90.1.6º de la Ley Concursal, entendiéndose producida a todos los efectos la transmisión de la posesión de los Derechos de Crédito pignorados, conforme a lo previsto en el artículo 1.863 del Código Civil.

The Pledge created in this Agreement is effective from the moment of its granting, in accordance with section 90.1.6 of the Insolvency Act, and therefore having produced, to all effects, the transfer of possession of the Credit Rights pledged, under section 1,863 of the Spanish Civil Code.

No obstante lo anterior, las Partes instruyen por la presente al Notario interviniente a fin de que realice, a la mayor brevedad posible, la notificación de la constitución de la Prenda y del contenido de éste Contrato por correo certificado con acuse de recibo a los Deudores bajo los Contratos de Préstamo que constan en el Anexo 2,  en su condición de deudores de los Derechos de Crédito pignorados, a cuyo efecto, las Partes le entregan una carta con el modelo de notificación que se adjunta como Anexo 3.

Notwithstanding the foregoing, the Parties hereby instruct the attesting Notary to notify, as soon as possible, in writing the creation of the Pledge and the provisions of this Agreement by registered mail with acknowledgement to the Debtors under the Loan Agreements listed to in Annex 2, in their condition as debtors of the Loan Agreements pledged, to this effect, the Parties hereby deliver to the Notary a notice form attached hereto as Annex 3.

4. INDIVISIBILIDAD DE LA PRENDA	4. INDIVISIBILITY OF THE PLEDGE

4.1 La Prenda que se constituye a favor de las Partes Garantizadas garantiza el íntegro y total cumplimiento de la totalidad de las Obligaciones Garantizadas.	4.1 The Pledge granted for the benefit of the Secured Parties secures the payment and discharge of all of the Secured Obligations.

4.2   La Prenda y el ejercicio de la acción real pignoraticia que lleva aparejada se entienden sin perjuicio de las obligaciones que para la Acreditada y los Garantes se derivan de Documentos de la Financiación, que no se entienden limitadas en modo alguno por la constitución de la Prenda.

4.2   The Pledge and the exercise of the pledge enforcement attached will be deemed to be without prejudice to the obligations assumed by the Borrower and the Guarantors under the Loan Documents, which shall not be limited whatsoever by the creation of this Pledge.

4.3   La Prenda tiene el carácter de indivisible. En consecuencia, los Derechos de Crédito pignorados garantizan el integro cumplimiento de las Obligaciones Garantizadas. El cumplimiento parcial de las Obligaciones Garantizadas no extinguirá proporcionalmente la Prenda, que sólo se cancelará una vez que hayan sido íntegramente satisfechas la totalidad de las Obligaciones Garantizadas.

4.3 This Pledge is granted with an indivisible nature. Consequently, the Credits Rights pledged secure the full payment and discharge of all of the Secured Obligations. The partial discharge of the Secured Obligations will not proportionally extinguish the Pledge, which may only be cancelled after the Secured Obligations are discharged in full.

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5. EXTENSIÓN DE LA PRENDA	5. EXTENSION OF THE PLEDGE

5.1 Sustitución de activos	5.1 Substitution of assets

La Prenda sobre los Derechos de Crédito pignorados se extenderá y comprenderá, con carácter enunciativo, pero no limitativo a:	The Pledge over the Credit Rights pledged shall extend to and comprise, including but not limited to:

(a)   Cualesquiera cantidades en efectivo de las que sea titular el Pignorante en que pudieran convertirse los Derechos de Crédito pignorados, por razón de cualquier negocio jurídico realizado sobre los mismos por el Pignorante;

(a) Any monies owned by the Pledgor in which the Credit Rights pledged may be converted, by reason of any legal transaction carried out on them by the Pledgor;

(b) Cualquier interés o rendimiento económico generado por los Derechos de Crédito;	(b) Any interest or economic return generated by the Credit Rights;

(c)   Cualesquiera bienes o derechos del Pignorante que sustituyeran a los Derechos de Crédito pignorados, incluidos los derivados de la novación o la sustitución de los Derechos de Crédito pignorados y/o de los Documentos de Financiación;

(c)   Any of the Pledgor´s assets or rights that, from time to time, replace the Credit Rights pledged, including those derived from the novation or substitution of the Credit Rights pledged and/or the Loan Documents;

(d) El Pignorante informará al Agente de Garantías tan pronto como se haya producido cualquiera de las circunstancias mencionadas en el apartado anterior.	(d) The Pledgor shall inform the Security Agent as soon as any of the events outlined in the previous paragraph takes place.

En adelante, cualquier referencia hecha a los Derechos de Crédito pignorados en este Contrato, se entenderá hecha a cualquier derecho, título u objeto que, en virtud de lo indicado en esta Cláusula, sustituya a los Derechos de Crédito pignorados o que sea intercambiable por los inherentes a los mismos.

Hereinafter, any references made to the Credit Rights in this Agreement shall be understood to be made to any right, security or asset that, by virtue of what is provided for under this Clause, replaces the Credit Rights pledged or is interchangeable for or inherent to the latter.

Sin perjuicio de que la extensión de la Prenda operará de manera automática cuando ocurra cualquiera de las circunstancias descritas anteriormente, el Pignorante se compromete, sujeto a los términos de Documentos de la Financiación, a otorgar cuantos documentos públicos o privados sean necesarios a los efectos de perfeccionar y evidenciar dicha extensión en un plazo de un (1) mes desde el momento en el que tenga lugar cualquiera de las circunstancias anteriores.

Without prejudice to the extension of the Pledge operating automatically upon the occurrence of any of the events described above, the Pledgor undertakes, subject to the terms of the Loan Documents, to execute all such public and/or private documents which may be necessary for the purposes of perfecting and evidencing such extension within one (1) month following the occurrence of any of such events above.

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6. OBLIGACIONES DEL PIGNORANTE	6. UNDERTAKINGS OF THE PLEDGOR

6.1   En tanto subsista la Prenda, el Pignorante no podrá enajenar, transmitir, ceder, gravar, o disponer de cualquier otra manera los Derechos de Crédito pignorados, excepto con el consentimiento previo y por escrito las Partes Garantizadas a través del Agente de Garantías.

6.1   During the term of this Pledge, the Pledgor shall not be entitled to sell, transfer, assign, encumber, charge or in any manner dispose of the Credit Rights pledged, except with the prior written consent of the Secured Parties through the Security Agent.

6.2   Sin perjuicio de lo anterior, el Pignorante podrá seguir recibiendo los importes correspondientes a intereses o principal bajo los Contratos de Préstamo, debiendo ingresar el importe de los pagos en las cuentas corrientes números [ ] abiertas con los bancos [ ], que se encuentran pignoradas en virtud de prenda de derechos de crédito sobre cuentas corrientes que en esta misma fecha han otorgado las Partes o en cualquier otra cuenta corriente que en el futuro se designe por el Agente de Garantías y se pignore en garantía de las Obligaciones Garantizadas, a menos que se haya producido y notificado al Pignorante cualquier Supuesto de Incumplimiento de las Obligaciones Garantizadas en los términos descritos en la cláusula 9 (Event of Default) del Contrato de Financiación, en cuyo caso se estará a la dispuesto en la Cláusula 8 siguiente.

6.2   Without prejudice, the Pledgor may continue to collect the corresponding amounts of interests and principal under the Loan Agreements, and shall deposit such payments collected in the bank accounts numbered [ ] held by the Pledgor at the account banks, that are pledged pursuant to the pledge agreement over the credit rights over the bank accounts executed on this date between the Parties or in any other bank account that may be designated by the Security Agent and pledged under the Secured Obligations, provided that no Event of Default of any of the Secured Obligations has occurred and has been notified to the Pledgor, under clause 9 (Event of Default) of the Credit Agreement, in which case the provisions under Clause 8 below shall apply.

6.3 Durante el plazo de vigencia de la Prenda, el Pignorante se compromete incondicional e irrevocablemente a:	6.3 The Pledgor unconditionally and irrevocably undertakes, during the term of the Pledge:

(a)   no adoptar, o permitir la adopción de ninguna actuación que pueda perjudicar los derechos bajo la Prenda a favor de las Partes Garantizadas, tales como la prioridad de las Obligaciones Garantizadas, la ejecución de la Prenda, la naturaleza legal de los Derechos de Crédito pignorados o similares;

(a)   not to take, or permit the taking of, any step that may impair the rights under the Pledge in favor of the Secured Parties, as the priority of the Secured Obligations, enforceability of the Pledge, legal nature of the Credit Rights pledged or the like;

(b)   no gravar, crear ningún derecho de preferencia, o aceptar la creación o imposición de cualquier carga o gravamen, derecho u opción o restricción en la transferibilidad de los Derechos de Crédito pignorados hasta que las Obligaciones Garantizadas hayan sido satisfechas incondicional e irrevocablemente en su totalidad y la Prenda haya sido liberada en su totalidad (salvo autorización por parte de las Partes Garantizadas);

(b)   not to encumber, create any preemptive right over, or accept the creation or imposition of any charge or encumbrance, right or option or restriction on the transferability of the Credit Rights pledged until the Secured Obligations have been unconditionally and irrevocably satisfied in full and the Pledge has been fully released (unless permitted by the Secured Parties);

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(c) no realizar cualesquiera actuaciones u omisiones que puedan perjudicar sustancialmente los derechos de las Partes Garantizadas bajo la Prenda;	(c) to refrain from any act or omission which could materially prejudice the rights of the Secured Parties under the Pledge;

(d) notificar al Agente de Garantías sobre cualquier situación que pueda conducir a un procedimiento concursal que implique la imposibilidad del Pignorante para cumplir sus obligaciones;

(d)   to notify the Security Agent of any situation that could lead to a formal insolvency proceeding (procedimiento concursal)  involving the Pledgor or that may imply the inability of the Pledgor to fulfill its obligations;

(e)   notificar al Agente de Garantías dentro de los quince (15) días hábiles siguientes a tener noticia de cualquier procedimiento de naturaleza judicial o extrajudicial que pudiera afectar a los Derechos de Crédito pignorados, los Contratos de Préstamo o la presente Prenda; y

(e)   to report to the Security Agent within fifteen (15) business days following to receive any notice of any proceeding of any court or any out of court process that may affect the Credit Rights pledged, the Loan Agreements or this Pledge; and

(f) no formalizar ningún contrato que pueda infringir o conllevar un Supuesto de Incumplimiento (Event of Default) según el Contrato de Financiación, el Contrato de Garantía o bajo este Contrato.	(f) not to formalize any contract that could infringe or entail an Event of Default under the Credit Agreement (Event of Default), the Guaranty Agreement or under this Agreement.

7. DECLARACIONES Y GARANTÍAS DEL PIGNORANTE	7. REPRESENTATIONS AND WARRANTIES OF THE PLEDGOR

El Pignorante declara y garantiza, en beneficio de las Partes Garantizadas:	The Pledgor represents and warrants, for the benefit of the Secured Parties:

(a) Que es una sociedad válidamente constituida y debidamente inscrita en el Registro Mercantil competente y ostenta plena capacidad de obrar;	(a) That is a company validly incorporated and duly registered with the relevant Commercial Registry and has full capacity to act;

(b) Que tiene capacidad para suscribir y cumplir el presente Contrato y ha realizado todas las actuaciones necesarias para autorizar el otorgamiento y cumplimiento del mismo;	(b) That is authorised to enter into and fulfil this Agreement and has carried out all necessary actions to authorise the granting and fulfilment thereof;

(c) Que los Derechos de Crédito pignorados son de su exclusiva titularidad y sobre ellos no pesa ninguna carga, gravamen o cualquier otro tipo de derecho a favor de terceros;

(c)   That it holds full legal title over the Credit Rights pledged and that such the Credit Rights are free and clear from any lien, encumbrance whatsoever, or of any other type of third parties' right;

(d)   Que los Contratos de Préstamo indicados en el Anexo 2, de los que se derivan los Derechos de Crédito pignorados, se otorgaron de conformidad con la legislación aplicable y crea derechos y obligaciones vinculantes para el Pignorante y los Deudores;

(d)   That the Loan Agreements referred to in Annex 2, from which the Credit Rights pledged arise were executed in compliance with the applicable legislation and create binding obligations and rights with respect to the Pledgor and the Debtors;

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(e) Que no existen Contratos de Préstamos adicionales y/o distintos a los indicados en el Anexo 2;	(e) That there are not any additional or different Loan Agreements of those indicated to in Annex 2;

(f)   Que a su leal saber y entender del Pignorante, la constitución de la presente Prenda no contradice ninguno de los contratos, obligaciones, acuerdos, compromisos, cargas o regulaciones de las que sea parte o por las que esté obligado, ni supone el incumplimiento de sus términos y condiciones, habiendo sido obtenido, en caso de ser necesarios, todos los consentimientos oportunos al efecto de evitar el incumplimiento de cualquier compromiso adquirido con anterioridad al otorgamiento del presente Contrato; y

(f)   That to the best of its knowledge, the constitution of this Pledge does not conflict any contracts, obligations, agreements, undertakings, charges or regulations to which it is a party or by which it is bound, nor it will imply the breach of such terms and conditions, having been obtained, should it be necessary, all necessary consents in order to avoid the breach of any commitment assumed prior to the execution of this Agreement; and

(g)   Que el otorgamiento de este Contrato, junto con el desplazamiento posesorio referido en la Cláusula 3 anterior, constituye y crea una garantía real de primer rango los Derechos de Crédito en favor de las Partes Garantizadas en garantía del cumplimiento de las Obligaciones Garantizadas.

(g)   That the execution of this Agreement, together with the displacement of possession referred to in Clause 3 above, creates a first ranking in rem right of pledge over the Credit Rights in favor of the Secured Parties as security of the Secured Obligations.

8. EJECUCIÓN DE LA PRENDA	8. ENFORCEMENT OF THE PLEDGE

8.1 Supuesto de Ejecución	8.1 Enforcement Event

Será causa de ejecución de la Prenda un Supuesto de Incumplimiento continuado (el "Supuesto de Ejecución").	The Pledge will be enforceable upon the occurrence of an Event of Default, which is continuing (the “Enforcement Event").

8.2 Determinación de la cantidad líquida	8.2 Due and payable amount

Las Partes acuerdan expresamente que la cantidad vencida, líquida y exigible en caso de ejecución de la Prenda (por cualquiera de los procedimientos aplicables) y a los efectos de los artículos 572 y 573 de la Ley de Enjuiciamiento Civil, será la especificada en la certificación que expida el Agente de Garantías de conformidad con la cláusula [ ] del Contrato de Financiación en la que conste el saldo adeudado por la Acreditada o los Garantes a las Partes Garantizadas y que será calculado de conformidad con lo dispuesto en el Contrato de Financiación.

The Parties expressly agree that in the event of enforcement of the Pledge (following any of the applicable procedures) the amount due and payable pursuant to the provisions of articles 572 and 573 of the Civil Procedural Law will be the amount specified in the certificate issued by the Security Agent in accordance with clause [ ] of the Credit Agreement setting out the amount owed by the Borrower or the Guarantors to the Secured Parties, calculated in accordance with the Credit Agreement.

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8.3 Ejecución por el Agente de Garantías	8.3 Enforcement by the Security Agent

La ejecución de la Prenda y la realización de cualesquiera acciones de defensa o preservación de la misma, será llevada a cabo por el Agente de Garantías, en nombre y representación de aquéllos y siguiendo las instrucciones que a tal efecto le faciliten los mismos.

The enforcement of the Pledge and any acts in defence or preservation of the Pledge shall be carried out by the Security Agent acting on their behalf and upon their instructions.

8.4 Procedimientos de ejecución	8.4 Enforcement procedures
Para el ejercicio de la acción real pignoraticia, las Partes Garantizadas podrán entablar, a su elección, cualquiera de los procedimientos que legalmente les asisten, y en particular:	For the purposes of the enforcement of the Pledge, the Secured Parties may, at their discretion initiate any legal proceedings available, in particular:

(a) los judiciales ordinarios, declarativos o de ejecución previstos en la Ley 1/2000, de 7 de enero, de Enjuiciamiento Civil (la “LEC”);	(a) ordinary, declarative or enforcement judicial proceedings provided under Law 1/2000 of 7th January of Civil Procedure (the “Civil Procedural Law”);

(b)   el procedimiento ejecutivo para bienes hipotecados o pignorados establecido en los artículos 681 a 698 de la Ley de Enjuiciamiento Civil, en relación con el artículo 635 de esa misma ley, aceptando desde ya las Partes la posibilidad de ejecución a través de persona o entidad especializada del art. 641 LEC a solicitud del Agente de Garantías a su discreción; o

(b)  the enforcement proceeding for mortgaged or pledged assets established in articles 681 to 693 of the Civil Procedural Law, in conjunction with article 635 of that same act. The Parties expressly accept that the Security Agent will be entitled to request the enforcement through an specialized entity or person should it deem it fit, at its sole discretion; or

(c) el extrajudicial establecido en el artículo 1872 del Código Civil o en los artículos 72 a 77 de la Ley del Notariado;	(c) the non-judicial proceeding set forth in article 1872 of the Civil Code or in articles 72 to 77 of the Spanish Notarial Law;

cumpliendo en cada caso los requisitos del procedimiento elegido, sin que la utilización de una vía precluya la posibilidad de acudir a cualquiera de las restantes, en tanto las Obligaciones Garantizadas no hayan sido satisfechas en su integridad o extinguidas de otro modo.

complying in each case with the requirements of the chosen proceedings and provided that the choice of any of the above proceedings does not limit the possibility of choosing any of the other proceedings, to the extent that the Secured Obligations have not been fully discharged.

8.5 Procedimiento de ejecución bajo la LEC	8.5 Civil enforcement procedure

En el supuesto de que las Partes Garantizadas, a través del Agente de Garantías, decidieran instar cualquiera de los procedimientos previstos en la LEC, las Partes pactan expresamente que bastará para el ejercicio de la acción  ejecutiva la presentación de los siguientes documentos:

In the event that the Secured Parties, through the Security Agent, wish to initiate any of the enforcement procedures set forth in the Civil Procedural Law, the Parties hereby agree that for the exercise of the enforcement actions the delivery of the following documents shall suffice:

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(a) la póliza de éste Contrato de Prenda;	(a) the public document (póliza) formalising this Pledge Agreement;

(b)   certificación, expedida por el Agente de Garantías, de la deuda que resulte a cargo de la Acreditada o de los Garantes, así como el extracto de las partidas de cargo y abono y las correspondientes a la aplicación de intereses que determinan el saldo concreto por el que se pide el despacho de ejecución, acreditando que la liquidación de la deuda por la que se ejecuta se ha practicado en la forma pactada en los Documentos de la Financiación;

(b)   a certificate issued by the Security Agent, regarding the debt of the Borrower, as well as the extract of the debit and credit entries and those corresponding to the application of interest that determine the specific balance for which the enforcement is requested, certifying that the calculation of the debt which is enforced has been in the manner agreed in the Loan Documents;

(c)   documento que acredite haber notificado previamente al Pignorante, a la Sociedad y a cualquier otra sociedad que resulte Garante en cada momento la cantidad exigible resultante de dicha liquidación. A estos efectos, dicha notificación será suficiente para que la Acreditada y los Garantes se den por notificados.

(c)   a document evidencing that the amount due and payable as a result of the aforementioned calculation has been previously notified to the Pledgor, the Company and any other Company holding the position of Guarantor at that time. Such notice will be suffice for the purposes of notifying the Borrower and the Guarantors.

8.6   En el caso de que los Derechos de Crédito pignorados fuesen inmediatamente convertibles en dinero en el momento de la ejecución, las Partes acuerdan expresamente que no será preciso la celebración de subasta previa para su ejecución, pudiendo el Agente de Garantías, en nombre propio y por cuenta de las Partes Garantizadas, ejecutar directamente la Prenda. A estos efectos el Agente de Garantías, haciendo uso del poder irrevocable al que se refiere la Cláusula 9 siguiente, podrá solicitar a los Deudores el pago directo del importe adeudado bajo los Contratos de Préstamo correspondientes a los Derechos de Crédito pignorados en la cuenta que le indique a tal efecto aplicando el importe íntegro de lo recibido en la misma al pago del importe pendiente de las Obligaciones Garantizadas por las que se ejecute.

8.6   In case the Credit Rights pledged were fit to be converted into cash by the time of execution, the Parties hereby agree that it will not be necessary to celebrate a preliminary auction before execution, and that the Security Agent may, on its own name and on behalf of the Secured Parties, will be entitled to enforce the Pledge by itself by appropriation. To this end, the Security Agent making use of the irrevocable power of attorney referred to in Clause 9 below, shall send a notice to the Debtors requesting the direct payment of the amount owed under the Loan Agreements arising from all the Credit Rights pledged be paid into the account it designates and shall apply any amounts received in that account to the satisfaction of the amount owed under the Secured Obligations.

Para proceder a la ejecución extrajudicial sin celebrar subasta previa, el Agente de Garantías remitirá a los Deudores un requerimiento estableciendo, (a) que se ha producido un Supuesto de Ejecución, (b) que no se ha atendido el pago de las cantidades debidas por las Partes Financieras a las Partes Garantizadas después de haber sido requeridos para ello, (c) se indicará el importe de las obligaciones vencidas pendientes de pago, y (d) requerirá que ese importe sea ingresado en la cuenta que se indique en el requerimiento.

In order to enforce the Pledge in accordance to the extrajudicial procedure without prior auction, the Security Agent will deliver to the Debtors a notice indicating, (a) the existence of an Enforcement Event, (b) that the amounts owed by the Loan Parties to the Secured Parties have not been paid by the Loan Parties after having been asked to do so, (c) the amount of the unpaid Secured Obligations, and (d)  an account number to which this amount is to be transferred.

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8.7 Procedimiento extrajudicial	8.7 Non-judicial proceedings

Si las Partes Garantizadas, iniciasen el procedimiento establecido en el artículo 1.872 del Código Civil y en los artículos 72 a 77 de la Ley del Notariado, será de aplicación el procedimiento siguiente:

In the event that the Secured Parties, should initiate the proceedings contemplated in Article 1,872 of the Spanish Civil Code and the Articles 72 to 77 of the Notaries Act, the following procedure shall apply:

(a)   Los domicilios a efectos de requerimientos y notificaciones serán los que se recogen en la Cláusula 11 posterior, siendo aplicables asimismo en caso de ejecución de acuerdo con el procedimiento previsto en el Capítulo V del Título IV del Libro III de la Ley de Enjuiciamiento Civil;

(a)   The addresses for the service of notice and summons are the ones included in Clause 11 below, being also applicable to the enforcement proceeding set out in Chapter V of Title IV of Book III of the Spanish Civil Procedural Act;

(b) La subasta será electrónica y se llevará a cabo en el Portal de Subastas de la Agencia Estatal Boletín Oficial del Estado;	(b) The auction shall be electronic and shall be carried out through the On-line Auction Portal of the State Official Gazette Agency;

(c) Abierta la subasta, sólo podrán hacerse pujas electrónicas durante veinte (20) días desde la fecha de apertura;	(c) Once the auction is opened, electronic bids can only take place during twenty (20) days following the opening;

(d) Las subastas se celebrarán ante un notario español que será designado por las Partes Garantizadas de conformidad con la legislación vigente;	(d) The auctions shall be held before a Spanish Notary public appointed by the Secured Parties in accordance with applicable laws;

(e)   El Pignorante, en caso de no comparecer ante el notario, nombra al Agente de Garantías como representante en la subasta de los Derechos de Crédito pignorados, y autoriza irrevocablemente al Agente de las Garantías para que otorgue, en nombre y representación del Pignorante, todos los documentos públicos que sean necesarios para formalizar la transmisión de los Derechos de Crédito a favor del adquirente o adquirentes, según sea el caso, con autorización expresa para que otorgue aquellos documentos en los que el Agente de Garantías sea parte como comprado;

(e)   The Pledgor, in the event it does not appear before the notary public, appoints the Security Agent as its representative at the auction of the Credit Rights pledged, and hereby irrevocably authorises it to execute in the name and on behalf of the Pledgor any and all public documents which may be necessary to formalise the transfer of the Credit Rights pledged in favor of the acquirer(s), with express authorisation to execute those documents if the Security Agent is party to them as acquirer;

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(f)    Las subastas se notificarán  fehacientemente al Pignorante por cualquier medio que permita acreditar la recepción y el contenido de la notificación a los domicilios que se establecen en la Cláusula 11 posterior con al menos quince (15) días de antelación a aquel que se señale para la subasta, y en particular las siguientes:

(f)    The auctions shall be notified to the Pledgor by any means which may evidence the content and receipt of the notice (fehacientemente) at the address referred to in Clause 11 below by no less than fifteen (15) days prior to notice of the date indicated for the auction;

- El importe que deba ser debidamente satisfecho por medio de la ejecución de la Prenda.	- The amount to be duly paid by means of the enforcement of the Pledge.

- La fecha de la subasta y la hora a la que se celebrarán, la cantidad que sirva de tipo inicial en las subastas y el depósito exigido para participar en las subastas.

-   The date of the auction and the time at which they will take place, the amount which shall serve as an initial bid (tipo) at the auctions, as well as the deposit required to participate in the auction.

(g) El tipo de salida de los Derechos de Crédito a los efectos de su subasta será el valor nominal de los Derechos de Crédito;	(g) The reference price of the Credit Rights pledged for the purposes of their auction shall be the face value of the Credit Rights;

(h) Para la segunda subasta, el tipo de salida será el setenta y cinco por ciento (75%) del tipo de salida indicado en el apartado (g) anterior.	(h) For the second auction, the minimum reference price shall be seventy-five per cent. (75%) of the price indicated in section (g) above.

(i) Igualmente, a petición del Agente de Garantías, se podrán celebrar subastas parciales, es decir, únicamente sobre parte de los Derechos de Crédito pignorados;	(i) Likewise, at the request of the Security Agent partial auctions of part of the Credit Rights pledged may also be held;

(j)   Todos los licitadores oferentes deberán depositar en garantía ante el notario una cantidad igual al cinco por ciento (5%) del tipo de salida de los Derechos de Crédito en la primera subasta. Tal cantidad será devuelta a los licitadores que no resulten adjudicatarios una vez realizada la subasta. El Agente de Garantías queda expresamente autorizado por las Partes para comparecer en la representación que ostenta de las Partes Garantizadas, en todas las subastas como licitador y sin necesidad de realizar el mencionado depósito;

(j)   All bidders must place a deposit of five per cent. (5%) of the reference price of the Credit Rights for the first auction with the notary. This amount shall be returned to unsuccessful bidders once the auction has finished. The Security Agent is hereby expressly authorised by the Parties to bid at any of the auctions, on its behalf and on that of the Secured Parties, with no need to make such a deposit;

(k) el licitador que resulte adjudicatario de la subasta deberá pagar la diferencia entre el importe depositado en garantía y el precio de adjudicación de los Derechos	(k) The bidder who wins must pay the difference between the deposit he has made and the acquisition price at the notary´s bureau or at the financial

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de Crédito en la notaria o en la entidad de crédito indicada en el anuncio, antes de las 12:00 pm del tercer día hábil siguiente a la adjudicación. En el caso de que el licitador que resulte adjudicatario de la subasta no efectúe el pago de tal diferencia, perderá la cantidad depositada en garantía. Esta cantidad se destinará a reducir las Obligaciones Garantizadas. A elección del Agente de Garantías, se podrán convocar nuevas subastas o adjudicar los Derechos de Crédito al siguiente mejor postor tras el adjudicatario que no pagó;

institution indicated in the announcement, before 12:00 p.m. of the third business day following the allocation. If he does not pay the difference he shall lose the amount deposited as a guarantee. This amount shall be applied to reduce the amount of the Secured Obligations. The Security Agent at its election may call new auctions or grant the Credit Rights to the second highest bidder;

(l)    En caso de que el adjudicatario no realice la consignación a que se refiere el apartado (g) en el plazo y forma debidos, las cantidades por él consignadas como depósito se aplicarán al pago de las Obligaciones Garantizadas. En este caso, dicho adjudicatario perderá la puja y se considerará adjudicatario al segundo mejor licitador que hubiera mantenido el depósito en la notaría a tenor de lo indicado en el apartado (g) anterior; si no hubiera licitador de subasta será suspendida con las consecuencias previstas en estas estipulaciones.

(l)    In the event that the awardee does not make the payment in section (g) above in due course and form, the sums of the deposit allocated by such awardee shall be applied to the payment of the Secured Obligations. In this event, the referred awardee shall be disqualified and the auction shall be awarded to the second highest bidder who has made the deposit with the Notary public in accordance with section (g) above above; should there be no such bidder the auction shall be adjourned with the consequences set out in these provisions.

(m)  La cantidad obtenida en la subasta, una vez deducidos todos los gastos derivados del procedimiento de ejecución, será entregada por el notario al Agente de Garantías hasta el importe necesario para satisfacer todas las Obligaciones Garantizadas pendientes de pago cuyo incumplimiento hubiera dado lugar a la ejecución de la Prenda. El sobrante, de existir, será ingresado por el notario en la cuenta bancaria a nombre del Pignorante que le indique el Agente de Garantías, (que ya se encuentre pignorada o que se pignore en dicho momento a favor del Agente de Garantías) en garantía de las Obligaciones Garantizadas pendientes de cumplimiento. De no existir Obligaciones Garantizadas pendientes de cumplimiento, el sobrante será entregado por el notario al Pignorante;

(m)  The amount obtained at the public auction, after deducting all costs arising from the enforcement procedure, shall be delivered by the notary public to the Security Agent up to the amount necessary to pay all of the Secured Obligations the breach of which gave to the enforcement of the Pledge. Any remaining amounts, if any, will be credited to an account of the Pledgor indicated by the Security Agent (which is pledged or which shall be pledged in favor of the Security Agent) and shall also be pledged as security for the outstanding Secured Obligations. If there are no outstanding Secured Obligations, the remainder shall be directly and immediately delivered by the notary to the Pledgor;

(n) En el caso de que el Agente de Garantías se adjudique en la subasta los Derechos	(n) In the event that the Security Agent acquires the Credit Rights at auction in its

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de Crédito pignorados en su nombre y en nombre y representación de las Partes Garantizadas, éstas serán pagadas mediante compensación por reducción de la cantidad debida por las Obligaciones Garantizadas en una cuantía equivalente a la ofrecida por el Agente de Garantías como precio de los Derechos de Crédito. Si dicho precio fuera superior a la cantidad debida a las Partes Garantizadas, el Agente de Garantías ingresará el exceso en una cuenta bancaria a nombre del Pignorante que ya se encuentre pignorada (o que se pignore en dicho momento a favor del Agente de Garantías) en garantía de las demás Obligaciones Garantizadas pendientes de cumplimiento. De no existir Obligaciones Garantizadas pendientes de cumplimiento, el sobrante será entregado por el notario al Pignorante. En el supuesto de que el precio de los Derechos de Crédito fuera inferior a la cantidad debida a las Partes Garantizadas, el importe no cubierto permanecerá como deuda de la Acreditada y los Garantes exigible por las Partes Garantizadas por cualquier medio de conformidad con los Documentos de la Financiación.

own name and on behalf of the Secured Parties, payment shall be effected by setting-off the price of the Credit Rights pledged against the amount due of the Secured Obligations, which shall be reduced by the amount of the purchase price. If the purchase price for the Credit Rights is higher than the amounts due to the Secured Parties, the Security Agent shall directly and immediately pay the excess into a bank account opened by the Pledgor (which is pledged or which shall be pledged in favor of the Security Agent) and shall also remain attached as pledge security for the outstanding Secured Obligations. In the absence of outstanding Secured Obligations, the remainder shall be deliver directly and immediately by the notary to the Pledgor. In the event that the price for the Credit Rights is lower than the amounts owed to the Secured Parties, the balance will remain as a debt of the Borrower and the Guarantors which can be claimed by the Secured Parties by any means in accordance with the Loan Documents.

(o)   La ejecución no será interrumpida por causa alguna, salvo (i) que medie una orden dictada por la autoridad judicial competente; o (ii) que la Acreditada y los Garantes hubieran cumplido las Obligaciones Garantizadas y hubieran abonado íntegramente las mismas a las Partes Garantizadas, así como todos los gastos incurridos en la ejecución.

(o)   The enforcement shall not be interrupted unless by virtue of (i) a judicial decision rendered by a competent judge; or (ii) the discharge of the Secured Obligations by the Borrower and the Guarantors with full payment of the same to the Secured Parties as well as all expenses incurred in connection with the enforcement.

8.8 Conservación de derechos	8.8 Maintenance of rights

Las Partes Garantizadas conservarán todos sus derechos y acciones contra el Pignorante por la parte de las Obligaciones Garantizadas que no hayan sido satisfechas o resarcidas con la ejecución de la Prenda.

The Secured Parties shall maintain all their rights and claims against the Pledgor with respect to any part of the Secured Obligations that has not been satisfied or indemnified upon the enforcement of the Pledge.

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8.9 Renuncia de acciones del Pignorante	8.9 Waiver of rights by the Pledgor

Hasta la fecha en la que las Obligaciones Garantizadas hayan sido amortizadas en su totalidad, en el caso de que las Partes Garantizadas obtengan el cobro de cualesquiera importes u Obligaciones Garantizadas a través de la ejecución de la Prenda, el Pignorante renuncia expresamente y desde este momento (i) al ejercicio de cualquier derecho de subrogación, (ii) a cualquier acción y (iii) al cobro de cualesquiera créditos o derechos, frente a la Acreditada y cualquiera de los Garantes.

Until such time as the Secured Obligations have been discharged in full, in the event that the Secured Parties obtain payment of any amounts owed to them or of the Secured Obligations through the enforcement of the Pledge, the Pledgor expressly waives as from this moment in time (i) any rights of subrogation, (ii) the exercise of any claim and (iii) the recovery or collection of any credits or rights, against the Borrower and any of the Guarantors.

9. PODER IRREVOCABLE	9. IRREVOCABLE POWER OF ATTORNEY

9.1   Con objeto de asegurar el cumplimiento de los compromisos asumidos en este Contrato, el Pignorante otorgará a favor del Agente de Garantías y de las Partes Garantizadas en unidad de acto respecto a la firma del presente Contrato y en escritura pública separada ante el mismo Notario interviniente, un poder especial irrevocable tan amplio en Derecho como resulte necesario, con facultades de sustitución, re-sustitución y delegación en favor de la persona, física o jurídica, agente, administrador, la persona o entidad a favor de quien sustituye o en quien delegue la ejecución de las facultades otorgadas por medio del poder irrevocable (incluyendo la entidad que le sustituya como Agente de Garantías) o cualquier otra entidad que determine el Agente de Garantías, para que el Agente de Garantías (actuando a través de sus representantes orgánicos o sus apoderados) pueda, en nombre y representación del Pignorante, realizar cualesquiera actuaciones que resulten necesarias o convenientes para ejecutar y hacer cumplir los términos del presente Contrato.

9.1   In order to give the grates effectiveness to the compliance with the undertakings set out herein, the Pledgor will grant in favor of the Security Agent and the Secured Parties simultaneously with the execution of this Agreement, and in a separate public deed before the intervening Notary public, an irrevocable special power of attorney, so broad in Law as necessary, with powers of substitution, re-substitution and delegation as broad as may be necessary in Law in favor of the person, whether natural or legal, agent, receiver, the person or entity in favor of whom it may delegate or substitute the faculties conferred hereunder (including the entity which may replace the Security Agent as agent) or any other entity that the Security Agent may determine, so that the Security Agent (acting through its representatives or its attorneys-in- fact), on behalf of the Pledgor, may perform any necessary or convenient actions to comply with and enforce the terms of the present Agreement.

9.2   A tales efectos, el Agente de Garantías podrá, transcurrido el plazo de diez (10) días hábiles desde la notificación realizada al Pignorante sin que éste hubiera realizado lo solicitado, utilizar el poder irrevocable otorgado, a fin de llevar a cabo en nombre del Pignorante cuantas actuaciones resulten necesarias o convenientes a favor de las Partes Garantizadas en los términos y condiciones que estime oportunos para el adecuado cumplimiento de lo previsto en el presente Contrato, incluyendo, con carácter enunciativo y no limitativo, las siguientes:

9.2   For this purpose, the Security Agent may, upon failure of the Pledgor to comply with the Security Agent’s request within ten (10) business days of being notified, use the irrevocable power of attorney in order to carry out, on behalf of the Pledgor, any necessary or convenient actions in favor of the Secured Parties in the terms and conditions the Security Agent may deem appropriate for the adequate compliance with the terms of this Agreement including, but not limited to, the following:

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(a) solicitar del Notario ante el que formalice el presente Contrato, todo tipo de copias de los correspondientes documentos públicos en los que se formalicen la Prenda;	(a) to request from the Notary before whom the present Agreement is formalized all kind of copies of the relevant public documents in which the Pledge is formalized;

(b)   efectuar cualesquiera declaraciones, trámites, presentaciones de documentos o cualesquiera otras actuaciones ante Notarios, Registradores, autoridades fiscales, administrativas o judiciales y liquidar y abonar los impuestos, comisiones, costes y gastos relacionados con el otorgamiento del presente Contrato;

(b)   to make any statements, declarations, proceedings, submitting documents or any other actions before Notaries, Registrars, tax, administrative or judicial authorities and liquidate and pay for the taxes, commissions, costs and expenses related to the execution of the present Agreement;

(c)   llevar a cabo cuantas actuaciones y suscribir, otorgar y elevar a público cuantos documentos públicos o privados sean necesarios para: (a) obtener y asegurar la plena perfección, mantenimiento y protección de las Prenda; (b) defender, proteger y reclamar los derechos que en el presente Contrato se confieren a las Partes Garantizadas; (c) realizar cualquier extensión, ratificación, subsanación, rectificación o sustitución de cláusulas declaradas nulas por aquellas otras cuyo efecto económico sea el más parecido posible al de la cláusula declarada nula y sin efecto; y (d) llevar a cabo la ejecución de la Prenda;

(c)   to carry out any and all actions to execute, grant and raise to public deed status any necessary documents to; (a) obtain and ensure the full perfection, maintenance and protection of the Pledge; (b) defend, protect and claim the rights conferred to the Secured Parties in the present Agreement; (c) carry out any extension, ratification, amendment, rectification or substitution of those clauses declared void by those which economic effect will be the most similar to the clause declared void and without effect; and (d) carry out the execution of the Pledge;

(d) para que, en caso de que ello fuera necesario, representar al Pignorante en la subasta de los Derechos de Crédito pignorados en virtud del presente Contrato;	(d) if it was necessary, to represent the Pledgor in an auction of the Credit Rights pledged under this Agreement;

(e) en orden a la toma de posesión de los nuevos derechos, valores, activos o fondos en caso de prenda sucesiva en los términos establecidos en el presente Contrato;	(e) in order to take possession of the new rights, securities, assets or funds in case of successive pledge (prenda sucesiva) in the terms established in this Agreement;

(f) a los efectos de materializar la extensión de la Prenda para las que dicha posibilidad esté prevista, y en orden a suscribir los documentos necesarios para la extensión de dichas garantías;	(f) for the purpose of materializing the extension of the Pledge for which such possibility is foreseen, and in towards to execution of the necessary documents for the extension of said security;

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(g)   llevar a cabo cuantas actuaciones y firmar, otorgar y elevar a público cuantos documentos públicos o privados sean necesarios o convenientes para el restablecimiento de la Prenda en virtud del presente Contrato en caso de que cualesquiera pagos efectuados al amparo de la Prenda fuesen declarados nulos en el marco de un procedimiento de insolvencia y, como consecuencia de dicha nulidad, las Obligaciones Garantizadas no resultasen cumplidas íntegramente;

(g)   to carry out any actions and sign, execute and raise to public deed status any public or private documents that are deemed necessary or convenient for re-establishing the Pledge under this Agreement in the event any payments performed under the Pledge were declared null in the framework of an insolvency proceeding and, as a consequence of such nullity the Secured Obligations were not fully fulfilled;

(h) otorgar los documentos que sean convenientes o necesarios a los efectos de que el presente poder irrevocable sea otorgado a favor de quien sustituya al Agente de Garantías como nuevo agente.	(h) to grant the documents that are convenient or necessary for the purpose that this irrevocable power of attorney is granted in favor of whoever replaces the Security Agent as new agent.

9.3   Dado que el poder irrevocable se otorga en interés  de las Partes y que resulta necesario para el cumplimiento de las obligaciones asumidas por el Pignorante en el presente Contrato, el poder irrevocable se configura como irrevocable, por lo que permanecerá en vigor mientras subsistan las Obligaciones Garantizadas.

9.3   As the irrevocable power of attorney is granted in the interest of the Parties and is necessary for the fulfilment of the obligations assumed by the Pledgor under the present Agreement, the irrevocable power of attorney is configured as irrevocable. Therefore, it shall remain in force while the Secured Obligations subsist.

9.4   El poder irrevocable sólo podrá quedar sin efecto con anterioridad a la terminación del presente Contrato por acuerdo entre el Pignorante y el Agente de Garantías. La revocación unilateral del poder irrevocable por el Pignorante no producirá efecto alguno.

9.4   The irrevocable power of attorney shall only be invalid prior to the termination of the present Agreement as per the agreement between the Pledgor and the Security Agent. The unilateral revocation of the irrevocable power of attorney by the Pledgor shall have no effect.

9.5   El Pignorante declara conocer que el ejercicio por el Agente de Garantías de las facultades que recibe en virtud del poder irrevocable puede implicar autocontratación y subdelegación de poderes, lo acepta y lo salva expresamente para el Agente de Garantías y, en su caso, aquéllos que resulten ser sus cesionarios o sucesores. Se salva expresamente también, autorizándola, la autocontratación con respecto a aquéllos en los que el Agente de Garantías sustituya, sub-apodere o delegue el poder irrevocable.

9.5   The Pledgor acknowledges that the exercise by the Security Agent of the faculties received under the irrevocable power of attorney may involve self-dealing and sub-delegation of powers of attorney, which the Pledgor expressly accepts and saves for the Security Agent and, if appropriate, for those who may be its assignees or successors. The Pledgor also expressly saves, authorizing it, self-dealing with respect to those in which the Security Agent replaces, sub-empowers or delegates the irrevocable power of attorney.

10. CANCELACIÓN DE LA PRENDA	10. CANCELATION OF THE PLEDGE

Cumplidas íntegramente las Obligaciones Garantizadas o extinguidas éstas de otro modo, quedará automáticamente extinguida y	Once the Secured Obligations have been fully discharged or otherwise extinguished, the Pledge shall be automatically terminated and

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cancelada la Prenda, comprometiéndose las Partes Garantizadas, a solicitud por escrito del Pignorante, y en el plazo máximo de quince (15) días hábiles a partir de la fecha en que tenga lugar tal requerimiento, a otorgar el correspondiente documento público de cancelación. Las Partes de la presente Prenda acuerdan que todos los tributos y gastos de Notario y, en su caso, de notificaciones derivados de dichas cancelaciones correrán a cargo del Pignorante.

cancelled and the Secured Parties hereby undertake to execute, upon written request from the Pledgor and in the maximum term of fifteen (15) business days as from the date of such request, the corresponding public document of cancellation of the Pledge. The Parties to this Pledge expressly acknowledge that any taxes, costs or fees (including Notarial fees), and, if necessary, any notices sent in accordance with the said cancellation shall be borne by the Pledgor.

No obstante el cumplimiento de las Obligaciones Garantizadas y la cancelación de la Prenda, en el supuesto de que cualesquiera pagos efectuados en satisfacción de las Obligaciones Garantizadas fueran declarados nulos en el marco de un procedimiento de insolvencia y, como consecuencia de dicha nulidad, las Obligaciones Garantizadas no resultasen total o irrevocablemente cumplidas, las Partes acuerdan el resurgimiento de los términos y condiciones de la Prenda en garantía de las Obligaciones Garantizadas.

Notwithstanding the fully discharged of the Secured Obligations and the cancellation of the Pledge, in the event that any of the payments carried out to discharge the Secured Obligations are declared void or invalid during the course of a insolvency proceedings, and as a result of such nullity, the Secured Obligations result not to be fully discharged or otherwise extinguished, the Parties agree the revival of the terms and conditions of the Pledge to secure the Secured Obligations.

11. NOTIFICACIONES	11. NOTICES

11.1 Cualquier comunicación o notificación entre las Partes a la que se refiera el presente contrato, o que, incluso no estando contemplada en el mismo, se realice entre las Partes en relación con la ejecución, interpretación o terminación del mismo se realizará por escrito y será entregada personalmente a la otra parte (bien por la remitente misma, bien por conducto notarial) o enviada por fax, por correo electrónico o por correo certificado con acuse de recibo (a elección de quien envía la comunicación) a las siguientes direcciones:

11.1 All notices or communications referred to in this agreement or made by any of the Parties to this agreement to one another as regards the execution, interpretation or termination of the agreement shall be made in writing and will, at the sender's choice, either be delivered to the other party in person (either by the sender personally or through a notary public) or sent by fax, electronic mail or certified post with delivery confirmation, to the following addresses:

11.2 En el caso del Pignorante:	11.2 For the Pledgor:

A la atención de [ ]	To the attn. of [ ]
[Dirección]	[address]
Teléfono: [ ]	Phone number: [ ]
Correo electrónico: [ ]	Email address: [ ]
11.3 En el caso del Agente de Garantías:	11.3 For the Security Agent:

A la atención de [ ]	To the attn. of [ ]
[Dirección]	[address]
Teléfono: [ ]	Phone number: [ ]
Correo electrónico: [ ]	Email address: [ ]

11.4 La comunicación al Agente de Garantías y/o a las Partes Garantizadas se entenderá válidamente realizada el [ ] día hábil posterior a la recepción de la comunicación.	11.4 Any notice served to the Security Agent and/or the Secured Parties will be deemed correctly made on the [ ] business day after delivery of the notice.

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12. IMPUESTOS Y GASTOS	12. TAXES AND EXPENSES

Todos los honorarios, costes, aranceles y tributos que se devenguen y cualesquiera otros gastos razonables que se originen, ahora o en un futuro, por causa de la preparación, el otorgamiento y el cumplimiento de este Contrato y su intervención mediante el otorgamiento de ésta póliza, o su extensión, cesión, novación, corrección, enmienda, subsanación o cancelación, así como todas las costas y gastos de ejecución de la Prenda por cualesquiera procedimientos, incluidos los gastos y honorarios, de toda índole, de abogado y procurador (aun cuando la intervención de éstos no fuere preceptiva) así como los costes de novación y registro que resulten de la modificación de estatutos previstos bajo el presente Contrato serán abonados por el Pignorante o cualquiera de las sociedades de su grupo.

All fees, costs, and taxes, and any other expenses reasonably incurred, now or in the future, in connection with the drafting, execution and compliance with this Agreement, its notarial intervention by means of public document (póliza), or of its extension, assignment, novation, amendment or cancellation, as well as all judicial costs and enforcement costs in connection with any of the available proceedings in relation to the Pledge, including the fees and expenses of any nature of lawyers and procuradores (even when their involvement is not compulsory) and the novation and registration costs arising from the amendment of the by-laws provided in this Agreement shall be paid by the Pledgor or any of the companies of its group.

13. SUBSANACIÓN O COMPLEMENTO DEL CONTRATO	13. CORRECTIONS OR ADDITIONS TO THIS AGREEMENT

Si fuera requerido para ello por el Agente de Garantías (actuando razonablemente), el Pignorante se compromete a otorgar, en el plazo de diez (10) días hábiles desde la fecha de dicho requerimiento, cuantos documentos públicos o privados de subsanación, complemento documental o aclaración de este contrato fueran necesarios o convenientes.

If so required by the Security Agent (acting reasonably), the Pledgor undertakes to appear and grant, within ten (10) business days as of the date of such request, as many public or private documents as may be necessary or convenient for the correction, addition or clarification of this agreement.

El Agente de Garantías estará facultado para ser parte y otorgar cualquier documento público o privado en beneficio de las Partes Garantizadas, independientemente del derecho individual de cada Parte Garantizada a ser parte y suscribir los documentos mencionados junto con el Agente de Garantías, siempre que dicha Parte Garantizada se lo notifique al Agente de Garantías con al menos dos (2) días hábiles de antelación al día en que se otorguen dichos documentos públicos o privados.

The Security Agent shall be entitled to appear and execute all such public or private documents for the benefit of the Secured Parties, irrespective of the right of each particular Secured Party to appear and execute the aforesaid documents along with the Security Agent, if such Secured Party so notifies to the Security Agent with at least two (2) business  days  prior notice to the date on which the public or private documents shall be executed.

14. CESIÓN DE LA PRENDA	14. ASSIGNMENT OF THE PLEDGE

14.1 El Pignorante reconoce y acepta que las Partes Garantizadas pueden asignar y/o ceder su posición total o parcialmente en los Documentos de Financiación (y por tanto ceder su posición contractual bajo los Documentos de Financiación) o los derechos derivados de los mismos mediante cesiones de crédito, subrogaciones de posición contractual en dichos contratos o figuras equivalentes, según proceda, de conformidad con los términos de los Documentos de Financiación.

14.1 The Pledgor hereby acknowledges and agrees that the Secured Parties may assign and/or transfer their position totally or partially under the Loan Documents (and hence assign their contractual position under the Loan Documents), or any rights arising therefrom by means of credits transfers, assignments or subrogation on contractual position or equivalent methods, as applicable, all in accordance with terms of the Loan Documents.

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14.2 El Pignorante reconoce y acepta expresamente en este acto que, de acuerdo con el artículo 1528 del Código Civil, cualquier cesión efectuada por cualquiera de las Partes Garantizadas al amparo de lo dispuesto en los Documentos de la Financiación conllevará automáticamente, y sin necesidad de nuevo consentimiento del Pignorante a tal efecto, la cesión proporcional de los derechos que corresponden a la Parte Garantizada en cuestión en virtud del presente Contrato.

14.2 The Pledgor hereby expressly acknowledges and agrees that, in accordance with article 1528 of the Spanish Civil Code, any assignment or transfer carried out by any of the Secured Parties under the provisions of the Loan Documents shall automatically entail and without the need of any further agreement of the Pledgor to such effect, the proportional assignment of the rights corresponding to such Secured Party by virtue of this Agreement.

14.3 En consecuencia de lo anterior, las referencias que en este Contrato se realizan a las Partes Garantizadas se entenderán hechas, respectivamente a las entidades que en cada momento participen como las Partes Garantizadas bajo Documentos de la Financiación.

14.3 Consequently, references in this Agreement made to the Secured Parties shall be deemed made, respectively, to the entities which from time to time are Secured Parties under the Loan Documents.

15. INVALIDEZ PARCIAL	15. PARTIAL INVALIDITY

La ilegalidad, invalidez o inejecutabilidad de cualquier disposición de este Contrato por cualquier causa no afectará en modo alguno a la legalidad, validez o ejecución de las restantes disposiciones del mismo.

If, for any reason, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, neither the legality, validity nor enforceability of the remaining provisions will in any way be affected or impaired.

Si fuera requerido para ello por el Agente de Garantías, el Pignorante se compromete a otorgar, en el plazo de diez (10) días naturales desde la fecha de dicho requerimiento, cuantos documentos públicos o privados de subsanación, complemento documental o aclaración de esta Prenda fueran necesarios o razonablemente convenientes para asegurar su validez, ejecutabilidad y prioridad de rango.

If so required by the Security Agent, the Pledgor undertakes to appear and grant, within ten (10) calendar days as of the date of such request, as many public or private documents as may be necessary or reasonably convenient for the correction, addition or clarification of this Pledge to secure its validity, enforceability and ranking priority.

16. IDIOMA	16. LANGUAGE

Este Contrato se otorga en idiomas español e inglés. En caso de que surgieran discrepancias entre ambas versiones, prevalecerá la versión española.	This agreement is executed in Spanish and English. In the event of discrepancies between the versions, the Spanish version shall prevail.

17. LEY APLICABLE Y JURISDICCIÓN	17. APPLICABLE LAW AND JURISDICTION

17.1 Ley aplicable	17.1 Governing Law

Este Contrato se regirá por la legislación común española.	This Agreement shall be governed by the laws of Spain (legislación común española).

17.2 Jurisdicción	17.2 Jurisdiction

En la medida en que tal sumisión resulte legalmente admisible, cada una de las Partes de este Contrato se somete irrevocablemente, con renuncia expresa al fuero que pudiera corresponderle, a la jurisdicción de los juzgados y tribunales de la ciudad de Madrid para el conocimiento y resolución de cualquier reclamación que pudiera derivarse del cumplimiento o interpretación de este Contrato.

To the extent legally permissible, each Party hereby expressly and irrevocably submits to the jurisdiction of the Courts and Tribunals of Spain, specifically of the city of Madrid, for the resolution of any dispute that may arise in connection with this Agreement, and hereby waives its right to take proceedings in any other jurisdiction

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18. INTERVENCIÓN NOTARIAL	18. NOTARIAL INTERVENTION

Este Contrato y sus eventuales modificaciones, se formalizan en póliza intervenida ante notario, con el fin de que ésta constituya título ejecutivo con respecto de todas las cantidades debidas en virtud del mismo, a todos los efectos previstos en el artículo 517.2.5º de LEC, el artículo 1.216 del Código Civil, así como la consideración de crédito con privilegio especial, a los efectos del artículo 90.1.6º de la Ley Concursal y demás disposiciones legales aplicables.

This Agreement and any eventual amendments from time to time are formalised as public document (póliza) before notary public, with the aim that this document may be considered an executive title with respect of any amounts owed under this Agreement and for the purposes and the effects set out in articles 517.2.5º of the Civil Procedure Law, article 1,216 of the Spanish Civil Code, as well as a specially privileged credit pursuant to article 90.1.6º of the Spanish Insolvency Act and other applicable legal provisions.

En prueba de lo cual, las Partes otorgan este contrato en póliza ante el notario de [ ], [ ], en la fecha y lugar indicado en el encabezamiento.	In witness whereof, the Parties grant this Agreement in public document (póliza) before the notary of [ ], [ ], on the date and place indicated above.

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El presente Contrato se formaliza en Póliza con la intervención del Notario de [ ], [ ] y de su Ilustre Colegio que figura en el encabezamiento.

Los otorgantes de la presente Póliza manifiestan su conformidad y aprobación al contenido de la misma tal y como aparece redactado, extendida en           hojas incluidos sus anexos, la otorgan y firman, con mi intervención en un (1) solo ejemplar al amparo de lo previsto en la Ley 36/2006 de 29 de Noviembre, e Instrucción de la Dirección General de los Registros y del Notariado de la misma fecha.

Y yo el Notario, habiendo hecho las oportunas advertencias legales, DOY FE de la identidad de los otorgantes, de la legitimidad de sus firmas, de que a mi juicio tienen la capacidad y legitimación necesarios para el otorgamiento de la presente Póliza, de que el consentimiento ha sido libremente prestado, y de que el otorgamiento se adecua a la legalidad y a la voluntad debidamente informada de los otorgantes o intervinientes.

Las Partes se manifiestan conformes con el contenido de este Contrato y sus anexos, que aceptan y firman.

Con mi intervención,

[ ]

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Anexo 1  /Annex 1

Copia de los poderes otorgados a favor del Agente de Garantías por las Entidades Acreditantes/ Copy of the Power of Attorney granted to the Security Agent by the Lenders

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Anexo 2 /Annex 2

Listado y Copia de los Contratos de Préstamo/List and Copy of the Loan Agreements

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Anexo 3 /Annex 3

Modelo de Notificación / Notice Form

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EXHIBIT 2.5.1

[FORM OF]

LOAN REQUEST

_________________, 201_

PNC Bank, National Association, as Administrative Agent

PNC Agency Services

PNC Firstside Center 4th Floor

500 First Avenue

Pittsburgh, Pennsylvania 15219

Attention: Dana Reimund, PNC Agency Services

Telecopy No. (412) 762-8672

Ladies and Gentlemen:

The undersigned, Ferroglobe PLC, a public limited company organized under the laws of England and Wales (the “Borrower”), refers to the Credit Agreement dated as of February [ ], 2018 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the Borrower, the Guarantors party thereto as the “Guarantors”, the Lenders party thereto as the “Lenders”, PNC Bank, National Association, as the “Administrative Agent”, and PNC Bank, National Association, as the “Swing Lender” and the “Issuing Lender”. The Borrower hereby gives you notice, irrevocably, pursuant to Section 2.5.1 of the Credit Agreement, that the Borrower hereby requests one or more borrowings or conversions of Loans under the Credit Agreement, and in connection therewith sets forth in the schedule attached hereto the information relating to each such borrowing or conversion (collectively, the “Proposed Action”) as required by Section 2.5.1 of the Credit Agreement.

The Borrower hereby specifies that the Proposed Action will consist of Loans as indicated in the schedule attached hereto.

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Action, and will be true after giving effect to the Proposed Action:

(A)  the representations and warranties of the Loan Parties are true and correct in all material respects, as though made at and as of such time, unless expressly made as of a prior date (in which case such representations and warranties shall have been true and correct in  all material respects as of such prior date); provided that any representation and warranty that is qualified as to materiality, “Material Adverse Change” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects as of such respective dates;

(B) no Event of Default or Potential Default has occurred and is continuing;

(C)  the making of the Proposed Action does not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Lenders; and

[(D) the condition under Section 4.01(b)(i)(B) of the 2022 Indenture (or equivalent provision in any refinancing thereof) [is met with respect to the Revolving Facility Usage][is no longer in effect].]1

1  To be included as applicable under Section 7.2(e) of the Credit Agreement.

PROPOSED CONVERSION SCHEDULE

Proposed Conversion #1

[of the Loans described in the first table below

into the Loans described in the second table below]

LOAN 1 (Loan To Be Converted):

Requested Conversion Date	Facility	Type of Loan To Be Converted	Aggregate Amount of Loan
___________ ____, 201__	☐ Revolving Credit Loan (in Dollars) ☐ Optional Currency Loan	☐ Base Rate Option ☐ Euro-Rate Option (If Euro-Rate Option is selected, select existing Interest Period below)	$ .
	(If Optional Currency Loan is selected, select currency below)	☐ One month ☐ Two months ☐ Three months ☐ Six months
☐ Euro ☐ British Pound Sterling ☐ ______________

LOAN 2 (Post Conversion Loan):

$ .
Requested Conversion Date	Facility	Type of Loan Post-Conversion	Aggregate Amount of Loan
_____________ ____, 201___	☐ Revolving Credit Loan (in Dollars) ☐ Optional Currency Loan	☐ Base Rate Option ☐ Euro-Rate Option (If Euro-Rate Option is selected, select existing Interest Period below)	$ .
	(If Optional Currency Loan is selected, select currency below)	☐ One month ☐ Two months ☐ Three months ☐ Six months
☐ Euro ☐ British Pound Sterling ☐ _____________

PROPOSED BORROWING SCHEDULE

(Revolving Credit Loans)

Aggregate Proposed Borrowings on ______________, 20 ___:  $ ______________________________
(as detailed below)

Requested Borrowing Date	Facility	Type of Loan	Aggregate Amount of Loan
______________, 201__	☐ Revolving Credit Loan (in Dollars) ☐ Optional Currency Loan (If Optional Currency Loan is selected, select currency below) ☐ Euro ☐ British Pound Sterling ☐ ________________	☐ Base Rate Option ☐ Euro-Rate Option (If Euro-Rate Option is selected, select initial Interest Period below) ☐ One month ☐ Two months ☐ Three months ☐ Six months	$ . [2]

2  [The aggregate amount of the proposed Loans comprising each Borrowing Tranche shall be in the minimum amount of $________ (or the Dollar Equivalent thereof).]

Proceeds of the foregoing Loans are to be wired to the Borrower’s account at

[PNC Bank, National Association

ABA___________________

Account Number__________________

Ferroglobe PLC]

Very truly yours,

FERROGLOBE PLC

By:
Name:
Title:

[Signature Page to Loan Request]

EXHIBIT 2.5.2

[FORM OF]

FORM OF SWING LOAN REQUEST

__________________ ____, 20 ____

PNC Bank, National Association, as Administrative Agent
PNC Agency Services

PNC Firstside Center 4th Floor
500 First Avenue

Pittsburgh, Pennsylvania 15219

Attention: Dana Reimund, PNC Agency Services
Telecopy No. (412) 762-8672

Ladies and Gentlemen:

The undersigned, Ferroglobe PLC, a public limited company organized under the laws of England and Wales (the “Borrower”), refers to the Credit Agreement dated as of February [ ], 2018 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the Borrower, the Guarantors party thereto as the “Guarantors”, the Lenders party thereto as the “Lenders”, PNC Bank, National Association, as the “Administrative Agent”, and PNC Bank, National Association, as the “Swing Lender” and the “Issuing Lender”. The Borrower hereby gives you notice, irrevocably, pursuant to Section 2.5.2 of the Credit Agreement, that the Borrower hereby requests a Swing Loan under the Credit Agreement, and in connection therewith sets forth in the schedule attached hereto the information relating to each Swing Loan (collectively, the “Proposed Action”) as required by Section 2.5.2 of the Credit Agreement.

The Borrower hereby specifies that the Proposed Action will consist of Loans as indicated in the schedule attached hereto.

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Action, and will be true after giving effect to the Proposed Action:

(A)  the representations and warranties of the Loan Parties are true and correct in all material respects, as though made at and as of such time, unless expressly made as of a prior date (in which case such representations and warranties shall have been true and correct in  all material respects as of such prior date); provided that any representation and warranty that is qualified as to materiality, “Material Adverse Change” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects as of such respective dates;

(B)  no Event of Default or Potential Default has occurred and is continuing;

(C)  the making of the Proposed Action does not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Lenders; and

[(D) the condition under Section 4.01(b)(i)(B) of the 2022 Indenture (or equivalent provision in any refinancing thereof) [is met with respect to the Revolving Facility Usage][is no longer in effect].]1

1 To be included as applicable under Section 7.2(e) of the Credit Agreement.

PROPOSED SWING LOAN SCHEDULE

SWING LOAN 1:

Requested Borrowing Date	Facility	Aggregate Amount of Loan
___________________, 20__	☐ Swing Loan	$ _________________. [2]

2 [Minimum draw is $___________.]

Proceeds of the foregoing Loans are to be wired to the Borrower’s account at

[PNC Bank, National Association

ABA_________________

Account Number_______________

Ferroglobe PLC]

Very truly yours,

FERROGLOBE PLC

By:
Name:
Title:

EXHIBIT 3.1

[FORM OF]

NEW LENDER JOINDER

This NEW LENDER JOINDER (this “Agreement”) is made and entered into as of _____________, 201, by and among __________________________________ (the “New Lender”); FERROGLOBE PLC, a public limited company organized under the laws of England and Wales (the “Borrower”); and PNC BANK, NATIONAL ASSOCIATION, as the Administrative Agent, the Issuing Lender and the Swing Lender (as these terms and other capitalized terms used herein and not otherwise defined herein are defined in the Credit Agreement, defined below).

Recitals:

A.         The Borrower, the Guarantors party thereto as the “Guarantors”, the Lenders party thereto as the “Lenders”, PNC Bank, National Association, as the “Administrative Agent”, and PNC Bank, National Association, as the “Swing Lender” and the “Issuing Lender”, are the parties to that certain Credit Agreement dated as of February [ ], 2018 (as amended, restated, supplemented, replaced and otherwise modified from time to time, the “Credit Agreement”);

B.         Pursuant to Section 3.1 of the Credit Agreement, the Borrower has requested (the “Subject Request”) that the Revolving Credit Commitments be increased by $__________________________, such that, after giving effect to such increase, the aggregate amount of the Revolving Credit Commitments will be $ _____________ ;

C.         The New Lender has agreed to provide a Revolving Credit Commitment under the Subject Request in the amount and on the terms and conditions set forth herein and to become a Lender under the Credit Agreement in connection therewith.

Agreements:

NOW, THEREFORE, in consideration of the foregoing Recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Pursuant to Section 3.1 of the Credit Agreement, the Borrower hereby requests that the New Lender provide, and the New Lender hereby provides, effective as of the effective date set forth on Annex A hereto (the “Increase Effective Date”), a Revolving Credit Commitment under and pursuant to the Credit Agreement in the amount set forth on Annex A hereto. As of the Increase Effective Date, the Revolving Credit Commitment and initial Ratable Share of the New Lender under and pursuant to the Credit Agreement will be as set forth in Annex A hereto. Such Revolving Credit Commitment of the New Lender represents an increase in the aggregate Revolving Credit Commitments under the Credit Agreement pursuant to the Subject Request and the terms of Section 3.1 of the Credit Agreement.

2.          The New Lender (a) represents and warrants that it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (b) confirms it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to

Section 8.3 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Agreement,  (c) confirms it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement, (d) if it is a UK Qualifying Lender, agrees to provide any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the New Lender; (e) agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; [and] (f) confirms for the benefit of the Administrative Agent and without liability to any Loan Party that it is [a UK Qualifying Lender (other than a Treaty Lender)][a UK Treaty Lender][not a UK Qualifying Lender]; [and (g) confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [_____________ ])  and  is  tax  resident in [___________], so that interest payable to it by Borrower is generally subject to full exemption from UK withholding tax, and wishes that scheme to apply to this Agreement].

3.          The Borrower certifies that no Event of Default or Potential Default has occurred and is continuing.

4.          The Borrower represents and warrants to the New Lender that (a) it has the full power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and (b) it has satisfied (or on the Increase Effective Date will satisfy) the conditions to the New Lender’s Revolving Credit Commitment required under Section 3.1 of the Credit Agreement.

5.          The Borrower agrees that, as of the Increase Effective Date (after giving effect to this Agreement and, if applicable, the concurrent effectiveness on the Increase Effective Date of other new Revolving Credit Commitments or increased Revolving Credit Commitments under the Subject Request), (a) the aggregate amount of the Revolving Credit Commitments will be $_______________________ and (b) the New Lender (i) will be a party to the Credit Agreement as a “Lender”, (ii) will be a “Lender” for all purposes of the Credit Agreement and the other Loan Documents, and (iii) will have the rights and obligations of a Lender under the Credit Agreement and the other Loan Documents.

6.          Pursuant to clause (g) of Section 3.1 of the Credit Agreement, the Administrative Agent, the Issuing Lender and the Swing Lender confirm and grant their approval of the New Lender to join in the Credit Agreement as a Lender thereunder.

7.          The applicable address, telephone number and facsimile number of the New Lender for purposes of Section 11.5 of the Credit Agreement are as set forth in the New Lender’s administrative questionnaire delivered by the New Lender to the Administrative Agent on or before the date hereof or to such other address, telephone number and facsimile number as shall be designated by the New Lender as provided in the Credit Agreement.

2

8.          This Agreement may be executed in any number of counterparts and by the various parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one contract. Delivery of an executed counterpart of this Agreement by telecopier or other secure electronic format (.pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

9.          This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

[No additional provisions are on this page; the page next following is the signature page.]

3

IN WITNESS WHEREOF the parties hereto have hereunto set their hands as of the date first above written.

New Lender:	Borrower:

FERROGLOBE PLC

By	By
, its	, its

Administrative Agent, Issuing Lender
and Swing Lender:

PNC BANK, NATIONAL ASSOCIATION, in its
respective capacities as the Administrative Agent,
the Issuing Lender and the Swing Lender

By
, its

4

Annex A

to

Lender Joinder Agreement dated _____________, 201 _______

Date of the Subject Request: ___________, 201 _______

Name of the New Lender: _________________________

Increase Effective Date: _____________, 201 ____

Revolving Credit Commitment of the New Lender

as of the Increase Effective Date: $ _____________

Ratable Share of the New Lender as of the Increase Effective Date: ________%

EXHIBIT 8.3.3

[FORM OF]

QUARTERLY COMPLIANCE CERTIFICATE

For the fiscal [quarter] [year] ended __________________ (the “Statement Date”).

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(1)        I am  the  duly  elected  [_____________________] 1 of Ferroglobe PLC, a public limited company organized under the laws of England and Wales (the “Borrower”).

(2)        I am familiar with the terms of that certain Credit Agreement dated as of February [ ], 2018 (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein and not otherwise defined in this Compliance Certificate being used herein as therein defined), by and among, the Guarantors party thereto as the “Guarantors”, the Lenders party thereto as the “Lenders”, PNC Bank, National Association, as the “Administrative Agent” (the “Administrative Agent”), and PNC Bank, National Association, as the “Swing Lender” and the “Issuing Lender”, and the terms of the other Loan Documents, and I have made, or have caused to be made, under my supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements attached hereto as Exhibit A.

(3)        Based on the review described in paragraph (2) above [INDICATE SELECTION]:

[ ] no Event of Default or Potential Default (i) has occurred or existed during the accounting period covered by the financial statements delivered in connection with this Compliance Certificate or (ii) exists as of the date of this Compliance Certificate.

[  ]   one or more Events of Default or Potential Default (i) has occurred or existed   during the accounting period covered by the financial statements delivered in connection with this Compliance Certificate or (ii) exists as of the date of this Compliance Certificate. Attached to this Compliance Certificate is an addendum specifying each such Event of Default or Potential Default, its nature, the best estimation after due inquiry of the Borrower of when it occurred, whether it is continuing and the steps being taken by the Borrower or its Subsidiaries, if applicable, with respect to such event.

(4)        Set forth on Exhibit B are reasonably detailed calculations of the financial covenants set forth in Sections 8.2.16 and 8.2.17 of the Credit Agreement, which calculations are summarized below:

Financial Covenant	Required Level	Actual Level	Compliance
Maximum Net Total	[ ] to 1.00[2]		[Yes/No]

1 [Must be executed by a Financial Officer of Borrower.]

2 See Section 8.2.16 of the Credit Agreement for the applicable Maximum Net Total Leverage Ratio.

Leverage Ratio
Minimum Interest Coverage Ratio	2.25 to 1.00	[Yes/No]

(5)        The financial statements and calculations of financial covenant compliance attached hereto as Exhibit A and Exhibit B, respectively, are accurate, complete and fairly present the matters stated therein and have been prepared (a) on a basis consistent with such statements and calculations with respect to prior periods, (b) in accordance with IFRS and (c) in accordance with the terms of the Credit Agreement.

(6)        [Set forth on Exhibit C hereto is an updated perfection certificate (or, as appropriate, a certificate confirming the absence of any change from the prior perfection certificate) for each Loan Party (in form and content consistent with the perfection certificates delivered to the Administrative Agent on the Closing Date) as of a date not earlier than ten (10) Business Days prior to the date hereof.]

[signature page follows]

2

IN WITNESS WHEREOF, I have signed this Compliance Certificate the ___________day of_________________, 20 __.

FERROGLOBE PLC

By:
Name:
Title:

[Signature Page to Compliance Certificate]

EXHIBIT A

[See attached [quarterly] [annual] financial statements]

EXHIBIT B

I.        Section 8.2.16 – Maximum Net Total Leverage Ratio

A)  Adjusted Consolidated Indebtedness of the Borrower.

1.  Consolidated Indebtedness of the Borrower and its Subsidiaries on the Statement Date (but excluding obligations of the type described in clause (d) of the definition of Indebtedness, unless such obligations are due and payable on Statement Date).

$
PLUS

2. Securitization Amount.
$
MINUS

3. Free Cash.	$

4. Line I.A.1 plus line I.A.2 minus line I.A.3.	$

B)  Consolidated EBITDA of the Borrower (for the four fiscal quarter period then ending on the Statement Date).

1. Consolidated Net Income of the Borrower for the four fiscal quarter period then ending on the Statement Date.

$
PLUS

2. To the extent deducted or not included in calculating such Consolidated Net income (and without duplication) for the four fiscal quarter period then ending on the Statement Date:

a. Consolidated Interest Expense.	$

b. Amortization expense.	$

c. Depreciation expense.	$

d. Income and franchise tax expense, including other similar taxes measured on income or revenues.
$

e. Non-cash employee or director compensation expense in the form of Equity Interests of the Borrower.
$

Exhibit B-1

f.    Fees and out-of-pocket expenses incurred in connection with any proposed or actual issuance of any Equity Interests or Indebtedness or any proposed or actual acquisitions, Investments, and Asset Sales permitted under the Loan Documents.

$

g. Proceeds of business interruption insurance to the extent not included in Consolidated Net Income.

$

h.    Customary and reasonable fees, commissions and other out-of-pocket expenses in connection with the preparation and negotiation of the Loan Documents and the consummation of the transactions contemplated thereby and in connection with any other Indebtedness permitted under the Credit Agreement.

$

i. Commissions, discounts, yield and other fees and expenses (including interest expense) related to any Permitted Securitization Arrangements.

$

j.     Any other non-cash charges (excluding the amortization of a prepaid cash item that was paid in a prior period or any write-down or write off of, or reserve for, inventory for such period), provided that if any non-cash charge represents an accrual of a reserve for cash charges in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in the period so made.

$
MINUS

3. Aggregate amount of all non-cash gains increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period ending on the Statement Date.

$

4. Line I.B.1 plus the sum of Lines I.B.2.a through I.B.2.j minus Line I.B.3.

$

5. Net Leverage Ratio (Line I.A.4 divided by Line I.B.4):__________ to 1.00.

Maximum Permitted: [_____][3]

3 See Section 8.2.16 of the Credit Agreement for the applicable Maximum Net Total Leverage Ratio.

Exhibit B-2

II.         Section 8.2.17 – Minimum Interest Coverage Ratio

A) Consolidated EBITDA of the Borrower (for the four fiscal quarter period then ending on the Statement Date).

1. See Line I.B.4.
$

B) Consolidated Cash Interest Expense of the Borrower (for the four fiscal quarter period then ending on the Statement Date).

1. Consolidated Interest Expense of the Borrower for the four fiscal quarter period then ending on the Statement Date.
$
MINUS

2. Interest on any Indebtedness paid by the increase in the principal amount of such Indebtedness including by issuance of additional Indebtedness of such kind or the accretion or capitalization of interest as principal for the four fiscal quarter period then ending on the Statement Date.

$

3. Amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by the Borrower or any of its Subsidiaries for the four fiscal quarter period then ending on the Statement Date.

$

4. Line II.B.1 minus the sum of Lines II.B.2 and II.B.3.
$

5. Interest Coverage Ratio (Line II.A.1 divided by Line II.B.4): to 1.00

Minimum Required: 2.25 to 1.00

EXHIBIT C

[See attached Perfection Certificates]